As filed with the Securities and Exchange Commission on December 22, 2022

Registration No. 333-268345

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_______________________

AMENDMENT No. 1
TO
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

_______________________

Welsbach Technology Metals Acquisition Corp.
(Exact Name of Registrant as Specified in Its Charter)

_______________________

Delaware	6770	87-106702
(State or Other Jurisdiction of Incorporation or Organization)	(Primary standard industrial classification code number)	(I.R.S. Employer Identification Number)

Daniel Mamadou, Chief Executive Officer
160 S Craig Place
Lombard, Illinois 60148
Telephone: (217) 615-1216
(Name, address, including zip code, and telephone number, including area code, of agent for service)

_______________________

Copies to:

David Silverman Cooley LLP 55 Hudson Yards New York, New York 10001-2157 and Timothy Pitrelli Will H. Cai Cooley LLP 182 Cecil Street, Level 38, Frasers Tower 069547. Singapore	Eric M. Hellige M. Ali Panjwani Pryor Cashman LLP 7 Times Square New York, New York 10036

_______________________

Approximate date of commencement of proposed sale of the securities to the public:    As soon as practicable after this registration statement is declared effective and all other conditions to the business combination described in the enclosed proxy statement/prospectus have been satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e - 4(i) (Cross - Border Issuer Tender Offer)	☐
Exchange Act Rule 14d - 1(d) (Cross - Border Third - Party Tender Offer)	☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. The registrant may not sell the securities described in this preliminary proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is declared effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROXY STATEMENT AND PROSPECTUS
SUBJECT TO COMPLETION, DATED DECEMBER 22, 2022

WELSBACH TECHNOLOGY METALS ACQUISITION CORP.

160 S Craig Place
Lombard, Illinois 60148

Dear Welsbach Technology Metals Acquisition Corp. Stockholders:

On October 31, 2022, Welsbach Technology Metals Acquisition Corp., a Delaware corporation (“WTMA”), WTMA Merger Subsidiary Corp., a Delaware corporation (“Merger Sub”) and a direct, wholly owned subsidiary of WTMA, and WaveTech Group, Inc., a Delaware corporation (“WaveTech”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, among other transactions, on the terms and conditions set forth therein, Merger Sub is to merge with and into WaveTech (the “Merger”), with WaveTech surviving the Merger as a wholly owned subsidiary of WTMA. In connection with the Closing (as defined herein), WTMA intends to change its name to WaveTech Group, Inc. (such post-Closing entity, “New WaveTech”).

As a result of and upon the Closing, among other things, all WaveTech Convertible Instruments and outstanding shares of WaveTech Capital Stock (each as defined herein) immediately prior to the Effective Time (as defined herein) of the Merger (other than the Excluded Shares (as defined herein)) will be cancelled in exchange for the right to receive a portion of an aggregate of 15 million shares of New WaveTech Common Stock (as defined herein) (at a deemed value of $10.00 per share) representing a pre-transaction equity value of WaveTech of $150.00 million (the “Aggregate Merger Consideration”). The total shares of New WaveTech Common Stock to be issued at the closing include shares of New WaveTech Common Stock to be issued in respect of outstanding WaveTech Common Stock, WaveTech Preferred Stock and WaveTech Convertible Instruments plus shares of New WaveTech Common Stock underlying or exchangeable for unvested restricted stock units. As of the date of this proxy statement/prospectus, the exchange ratio is expected to be approximately 0.8946 and there are expected to be issued 15,000,000 shares of New WaveTech Common Stock. An additional [•] shares of New WaveTech Common Stock are expected to be purchased (at a price of $[•] per share) at the Closing by certain third-party investors (collectively, the “PIPE Investors”), for a total aggregate purchase price of $[•] (the “PIPE Investment”) and WaveTech expects to sell an additional $[•] in principal amount of Convertible Notes prior to Closing (the “Convertible Notes Investment”). The proceeds of any PIPE Investment and the Convertible Notes Investment, together with the amounts remaining in WTMA’s trust account as of immediately following the Effective Time, will be retained by New WaveTech following the Closing. In addition, certain Qualified Stockholders of WaveTech will be eligible to receive up to 17,500,000 Earnout Shares, as described below. See the section entitled “The Merger Agreement Proposal” of the attached proxy statement/prospectus for further information on the consideration payable to stockholders of WaveTech.

On October 31, 2022, Welsbach Acquisition Holdings LLC (the “Sponsor”), WTMA, WaveTech, and certain other officers and directors of WTMA (the “Sponsor Persons”) entered into a Sponsor Support and Lock-up Agreement (the “Sponsor Support and Lock-up Agreement”), pursuant to which the Sponsor and Sponsor Persons agreed to, among other things, vote at least 2,237,876 shares of WTMA Common Stock (as defined herein), in favor of the Merger Agreement and the transactions contemplated thereby, in each case, subject to the terms and conditions contemplated by the Sponsor Support and Lock-up Agreement.

The WTMA Units (as defined herein), WTMA Common Stock and public rights are currently listed on the Nasdaq Global Market, under the symbols “WTMAU,” “WTMA,” and “WTMAR,” respectively. WTMA intends to apply to continue the listing of the New WaveTech Common Stock on Nasdaq under the symbol “WAVT”, upon the Closing. At the Closing, each unit will separate into its components consisting of one share of common stock and the right to receive one-tenth of a share of common stock and, as a result, will no longer trade as a separate security.

WTMA cordially invites you to attend a Special Meeting of its stockholders in lieu of the 2022 annual meeting (the “Special Meeting”) to consider matters related to the proposed Business Combination (as defined herein). WTMA and WaveTech cannot complete the Merger unless WTMA’s stockholders consent to the approval of the Merger Agreement and the transactions contemplated thereby, including the issuance of New WaveTech Common Stock to be issued as the merger consideration. WTMA is sending you this proxy statement/prospectus to ask you to vote in favor of these and the other matters described in this proxy statement/prospectus in order to obtain stockholder approvals of the proposals necessary to complete the Business Combination, and these proposals are described in this proxy statement/prospectus.

The Special Meeting will be held on [•], 2023, at [•] Eastern time, via a virtual meeting. You may attend the Special Meeting and vote your shares electronically during the Special Meeting via live webcast by visiting [•]. You will need the 12-digit meeting control number that is printed on your proxy card to enter the Special Meeting. WTMA recommends that you log in at least 15 minutes before the Special Meeting to ensure you are logged in when the Special Meeting starts. The Special Meeting will be completely virtual. You will not be able to attend the Special Meeting in person.

As described in this proxy statement/prospectus, certain stockholders of WaveTech are parties to a support agreement with WTMA whereby such stockholders agreed to vote all of their WaveTech Capital Stock in favor of approving the Business Combination.

In addition, WaveTech will seek an irrevocable written consent of WaveTech’s stockholders as required to approve and adopt the Merger Agreement and the Business Combination contemplated thereunder. In the event WaveTech determines it is not able to obtain written consent, WaveTech will hold a meeting of WaveTech stockholders for the purpose of voting to approve and adopt the Merger Agreement and the Business Combination contemplated thereunder. Such approval requires the holders of a majority of the votes that may be cast by the WaveTech Capital Stock outstanding. On October 31, 2022, in connection with execution of the Merger Agreement, WTMA, WaveTech and certain stockholders of WaveTech entered into that certain Shareholder Support and Lock-up Agreement (the “Shareholder Support and Lock-up Agreement”), pursuant to which, among other things and subject to the terms and conditions therein, such WaveTech stockholders agreed to execute and deliver a written consent or, if a meeting is held, appear at the meeting, in person or by proxy, or otherwise cause all of its, his or her outstanding shares of WaveTech Capital Stock held by the signing WaveTech stockholders adopting the Merger Agreement and related transactions and approving the Business Combination. Such written consent must be delivered promptly, and in any event within forty-eight (48) hours after the later of the date (x) this proxy statement/prospectus is delivered or otherwise made available to WTMA and WaveTech stockholders, and (y) WTMA or WaveTech requests it. The shares of WaveTech Common Stock and WaveTech Preferred Stock that are owned by the WaveTech Stockholders who have executed the Shareholder Support and Lock-up Agreement represent a majority of the outstanding voting power of WaveTech Capital Stock (voting as a single class and on an as converted basis). The execution and delivery of such written consents by all of the stockholders of WaveTech that have entered into the Shareholder Support and Lock-up Agreement will constitute the WaveTech stockholder approval at the time of such delivery, and no additional approval or vote from any holders of any class or series of stock of WaveTech will be necessary to adopt and approve the Merger Agreement and the Business Combination.

After careful consideration, the WTMA board of directors (the “WTMA Board”) has unanimously approved the Merger Agreement and the other proposals described in this proxy statement/prospectus, and the WTMA Board has determined that it is advisable to consummate the Business Combination. The WTMA Board recommends that you vote “FOR” the proposals described in this proxy statement/prospectus (including each of the sub-proposals).

WTMA is providing the accompanying proxy statement/prospectus and proxy card to you in connection with the solicitation of proxies to be voted at the Special Meeting and at any adjournments or postponements of the Special Meeting. Your vote is very important. If you are a registered stockholder, please vote your shares as soon as possible by signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the Special Meeting.

More information about WTMA, WaveTech and the Business Combination is contained in this proxy statement/prospectus. WTMA and WaveTech urge you to read the accompanying proxy statement/prospectus, including the financial statements and annexes and other documents referred to herein, carefully and in their entirety. In particular, you should carefully consider the matters discussed in the section entitled “Risk Factors” beginning on page 50 of this proxy statement/prospectus.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST ELECT TO HAVE WTMA REDEEM YOUR SHARES FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO WTMA’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE SPECIAL MEETING. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

On behalf of our board of directors, I thank you for your support and look forward to the successful completion of the Business Combination.

Sincerely,

Daniel Mamadou
Chairman of the Board of Directors and Chief Executive Officer

This proxy statement/prospectus is dated [•], 2023, and is first being mailed to the stockholders of WTMA on or about [•], 2023.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

Welsbach Technology Metals Acquisition Corp.

160 S Craig Place
Lombard, Illinois 60148

NOTICE OF SPECIAL MEETING IN LIEU OF
2023 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON            , 2023

TO THE STOCKHOLDERS OF WELSBACH TECHNOLOGY METALS ACQUISITION CORP.:

NOTICE IS HEREBY GIVEN that a Special Meeting of Welsbach Technology Metals Acquisition Corp., a Delaware corporation (“WTMA”), will be held at [•], Eastern Time, on [•], 2023, virtually via live webcast at [•]. WTMA recommends that you log in at least 15 minutes before the Special Meeting to ensure you are logged in when the Special Meeting starts. You are cordially invited to attend the Special Meeting, which will be held for the following purposes:

•        Proposal No. 1 — The Merger Agreement Proposal — to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of October 31, 2022, (the “Merger Agreement”), by and among WTMA, Merger Sub and WaveTech, a copy of which is attached to this proxy statement/prospectus as Annex A. The Merger Agreement provides for, among other things, the merger of Merger Sub with and into WaveTech, with WaveTech surviving the Merger as a wholly owned subsidiary of New WaveTech, in accordance with the terms and subject to the conditions of the Merger Agreement as more fully described elsewhere in this proxy statement/prospectus (the “Merger Agreement Proposal”);

•        Organizational Documents Proposals — to consider and vote upon the following two separate proposals (collectively, the “Organizational Documents Proposals”) to amend WTMA’s Amended and Restated Certificate of Incorporation (the “Existing Charter”) and WTMA’s Bylaws (the “Existing Bylaws” and together with the Existing Charter, the “Organizational Documents”), which are reflected in the proposed Second Amended and Restated Certificate of Incorporation of WTMA (the “Proposed Charter”) and proposed Amended and Restated Bylaws of WTMA (the “Proposed Bylaws” and together with the Proposed Charter, the “Proposed Organizational Documents”), the full texts of which are attached to this proxy statement/prospectus as Annex B and Annex C:

(A)    Proposal No. 2 — Organizational Documents Proposal A — to provide for three classes of board directors with staggered three-year terms and direct that board vacancies be filled by the majority of directors then in office (“Organizational Documents Proposal A”); and

(B)    Proposal No. 3 — Organizational Documents Proposal B — to approve and adopt the additional changes in the Proposed Charter, including changing WTMA’s name from “Welsbach Technology Metals Acquisition Corp.” to “WaveTech Group, Inc.” which our board of directors believes are necessary to adequately address the needs of New WaveTech immediately following the consummation of the Business Combination and approval of the Proposed Charter (“Organizational Documents Proposal B”);

•        Proposal No. 4 — The Director Election Proposal — to consider and vote upon a proposal to elect, effective at Closing, assuming the Merger Agreement Proposal and the Organizational Documents Proposals are approved, seven directors who, upon consummation of the Business Combination, will be the directors of New WaveTech (the “Director Election Proposal”);

•        Proposal No. 5 — The Stock Issuance Proposal — to consider and vote upon a proposal to approve and adopt for purposes of complying with the applicable provisions of Nasdaq Stock Market Listing Rule 5635, the issuance of shares of common stock of WaveTech Group, Inc. (the “New WaveTech Common Stock”) to (a) the PIPE Investors pursuant to the PIPE Investment; (b) WaveTech Qualified Stockholders pursuant to the earnout program, and (c) the WaveTech Stockholders pursuant to the Merger Agreement (the “Stock Issuance Proposal”);

•        Proposal No. 6 — The New WaveTech Key Executive Alignment Program Proposal — to consider and vote upon a proposal to approve and adopt the New WaveTech Key Executive Alignment Program (as defined herein) attached to this proxy statement/prospectus as Annex D (the “New WaveTech Key Executive Alignment Program Proposal”); and

•        Proposal No. 7 — The Adjournment Proposal — to consider and vote upon a proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the Special Meeting (the “Adjournment Proposal”).

We may not consummate the Business Combination unless the Merger Agreement Proposal, each of the Organizational Documents Proposals, the Director Election Proposal, the Stock Issuance Proposal and the New WaveTech Key Executive Alignment Program Proposal (together, the “Condition Precedent Proposals”) are approved at the Special Meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus.

These items of business are described in this proxy statement/prospectus, which we encourage you to read carefully and in its entirety before voting.

Only holders of record of WTMA Common Stock at the close of business on [•], 2023, are entitled to notice of and to vote and have their votes counted at the Special Meeting and any adjournment of the Special Meeting. A complete list of our stockholders of record entitled to vote at the Special Meeting will be available for ten days before the Special Meeting at our principal executive offices for inspection by stockholders during ordinary business hours for any purpose germane to the Special Meeting.

This proxy statement/prospectus and accompanying proxy card is being provided to WTMA’s stockholders in connection with the solicitation of proxies to be voted at the Special Meeting and at any adjournment of the Special Meeting. Whether or not you plan to attend the Special Meeting, all of WTMA’s stockholders are urged to read this proxy statement/prospectus, including the Annexes and the documents referred to herein, carefully and in their entirety. You should also carefully consider the risk factors described in the section entitled “Risk Factors” beginning on page 50 of this proxy statement/prospectus.

After careful consideration, the board of directors of WTMA has unanimously approved the Business Combination and unanimously recommends that stockholders vote “FOR” adoption of the Merger Agreement, and approval of the transactions contemplated thereby, including the Business Combination, and “FOR” all other proposals presented to WTMA’s stockholders in this proxy statement/prospectus.    When you consider the recommendation of these proposals by the board of directors of WTMA, you should keep in mind that WTMA’s directors and officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section entitled “Merger Agreement Proposal — Interests of WTMA’s Directors and Executive Officers in the Business Combination” in this proxy statement/prospectus for a further discussion of these considerations.

Pursuant to our Existing Charter, a holder of shares of WTMA Common Stock originally sold in our initial public offering, including as part of the units issued in our initial public offering (such stock, the “public stock”), may request of WTMA that WTMA redeem all or a portion of such holder’s public stock for cash if the Business Combination is consummated. As a holder of public stock, you will be entitled to receive cash for any such shares to be redeemed only if you:

(i)     hold public stock or you elect to separate your WTMA Units into the underlying public stock and public rights prior to exercising your Redemption Rights solely with respect to your public stock;

(ii)    submit a written request to Continental Stock Transfer & Trust Company (“Continental”), WTMA’s transfer agent, that WTMA redeem all or a portion of your public stock for cash; and

(iii)   deliver your public stock certificates (if any) along with the redemption forms to Continental, physically or electronically through the Depository Trust Company (“DTC”).

WTMA Stockholders must complete the procedures for electing to redeem their public stock in the manner described above prior to 5:00p.m., Eastern Time, on            , 2023 (two business days before the Special Meeting) in order for their shares to be redeemed.

Holders of WTMA Units must elect to separate their WTMA Units into the underlying public stock and public rights prior to exercising Redemption Rights with respect to the public stock. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public stock and public rights, or if a holder holds units registered in its own name, the holder must contact Continental, directly and instruct them to do so. Public stockholders may elect to redeem public stock regardless of if or how they vote with respect to the Merger Agreement Proposal. If the Business Combination is not consummated, the public stock will be returned to the respective holder, broker or bank. Each WTMA Unit issued and outstanding as of immediately prior to the Merger will, to the extent not detached, will automatically be detached into the underlying WTMA Common Stock and one public right. Public stockholders may elect to redeem public stock regardless of if or how they vote in respect of the Merger Agreement Proposal. If the Business Combination is not consummated, the public stock will be returned to the respective holder, broker or bank.

If the Business Combination is consummated, and if a public stockholder properly exercises its right to redeem all or a portion of the public stock that it holds and timely delivers its shares to Continental, New WaveTech will redeem such public stock for a per-share price, payable in cash, equal to the pro rata portion of the trust account established at the consummation of our initial public offering (the “trust account”), calculated as of two (2) business days prior to the consummation of the Business Combination. For illustrative purposes, based on funds in the trust account as of September 30, 2022, of approximately $78.5 million, the estimated per share redemption price would have been approximately $10.16. If a public stockholder exercises its Redemption Rights in full, then it will be electing to exchange its public stock for cash and will no longer own public stock. The redemption takes place following the Business Combination and, accordingly, it is shares of New WaveTech Common Stock that will be redeemed promptly after consummation of the Business Combination. See the section entitled “Special Meeting of WTMA — Redemption Rights” in this proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your shares of public stock for cash.

Notwithstanding the foregoing, a public stockholder, together with any affiliate of such public stockholder or any other person with whom such public stockholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)), will be restricted from redeeming its public stock with respect to more than an aggregate of 20.0% of the public stock, without the consent of WTMA. Accordingly, if a public stockholder, alone or acting in concert or as a group, seeks to redeem more than 20.0% of the public stock, then any such shares in excess of that 20.0% limit would not be redeemed for cash.

The Sponsor and each director and each officer of WTMA have agreed to, among other things, vote any shares of WTMA Common Stock owned by them in favor of the Business Combination, including their Founder Shares (as defined herein) and any public stock purchased after our initial public offering (including in open market and privately negotiated transactions). As a result, the parties to the Sponsor Support and Lock-up Agreement, in each case, subject to the terms and conditions contemplated by the Sponsor Support and Lock-up Agreement. As of the date of this proxy statement/prospectus, the parties to the Sponsor Support and Lock-up Agreement beneficially own an aggregate of approximately 22.35% of the outstanding shares of WTMA Common Stock. The WTMA Common Stock held by the Sponsor will be excluded from the pro rata calculation used to determine the per-share redemption price.

The Merger Agreement provides that the obligations of WaveTech to consummate the Merger are conditioned on, among other things, that as of the Closing, the amount of cash available in (x) the trust account as of the Closing, after deducting the amount required to satisfy WTMA’s obligations to its stockholders (if any) that exercise their rights to redeem all or a portion of their shares of WTMA Common Stock pursuant to WTMA’s certificate of incorporation and bylaws and certain WTMA transaction expenses, the Unpaid Acquiror Expenses (as defined in the Merger Agreement) and the Deducted Company Transaction Expenses (as defined in the Merger Agreement), plus (y) the amount of the PIPE Investment actually received by WTMA prior to or substantially concurrently with the Closing, plus (z) the aggregate gross proceeds received or will be received by WTMA or WaveTech or any of their subsidiaries pursuant to any agreement or arrangement entered into prior to or substantially concurrently with the Closing in connection with the issuance or other grant of any interests of WTMA, WaveTech or any of their respective subsidiaries, including for the avoidance of doubt, the Convertible Notes, is equal to or greater than $25,000,000 (the “Minimum Available Cash Condition”). The Minimum Available Cash Condition is for the sole benefit of WaveTech. If the amount of cash described in the preceding sentence (such aggregate amount, the “Available Cash”) is equal to or greater than the Minimum Available Cash Condition amount, then the Minimum Available Cash Condition will be deemed to have been satisfied. If such condition is not met, and such condition is not or cannot be waived under the terms of the Merger Agreement, then the Merger Agreement could terminate and the proposed Business Combination may not be consummated.

The closing price of public stock on December 20, 2022, the most recent practicable date prior to the date of this proxy statement/prospectus, was $10.10. As of September 30, 2022, funds in the trust account totaled $78,510,772 and were comprised entirely of U.S. government treasury obligations with a maturity of 185 days or less or of money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations, or approximately $10.16 per issued and outstanding share of public stock.

Prior to exercising Redemption Rights, public stockholders should verify the market price of the public stock as they may receive higher proceeds from the sale of their public stock in the public market than from exercising their Redemption Rights if the market price per share is higher than the redemption price. WTMA cannot assure its stockholders that they will be able to sell their public stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its stockholders wish to sell their stock.

The Merger Agreement is also subject to the satisfaction or waiver of certain other closing conditions as described in this proxy statement/prospectus. There can be no assurance that the parties to the Merger Agreement would waive any such provision of the Merger Agreement.

The approval of the Organizational Documents Proposals requires the affirmative vote (attending virtually or by proxy) of the holders of a majority of all outstanding shares of WTMA Common Stock entitled to vote. The Merger Agreement Proposal and Adjournment Proposal require the affirmative vote of a majority of the shares of WTMA Common Stock attending virtually or by proxy, entitled to vote. The Stock Issuance Proposal and the New WaveTech Key Executive Alignment Program Proposal require the affirmative vote of a majority of the shares of WTMA Common Stock attending virtually or by proxy, entitled to vote and who vote thereon at the Special Meeting. The approval of the election of each director nominee pursuant to the Director Election Proposal requires the affirmative vote of the holders of a plurality of the outstanding shares of WTMA Common Stock attending virtually or by proxy and voted at the Special Meeting. Because the Director Election Proposal is an uncontested election with no cumulative voting, every director nominee will be assured election upon receiving just one “for” vote.

Your vote is very important.    Whether or not you plan to virtually attend the Special Meeting, please vote as soon as possible by following the instructions in this proxy statement/prospectus to make sure that your shares are represented at the Special Meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the Special Meeting. The transactions contemplated by the Merger Agreement will be consummated only if the Condition Precedent Proposals are approved at the Special Meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals presented at the Special Meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the Special Meeting virtually, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting and will not be voted. An abstention or broker non-vote on any proposal will be counted toward the quorum requirement for the Special Meeting. If you are a stockholder of record and you attend the Special Meeting and wish to vote virtually, you may withdraw your proxy and vote while attending virtually.

Your attention is directed to the remainder of the proxy statement/prospectus following this notice (including the Annexes and other documents referred to herein) for a more complete description of the proposed Business Combination and related transactions and each of the proposals. You are encouraged to read this proxy statement/prospectus carefully and in its entirety, including the Annexes and other documents referred to herein. If you have any questions or need assistance voting your stock, please contact [•], our proxy solicitor, by calling at [•] or banks and brokers can call collect at [•], or by emailing [•].

Thank you for your participation. We look forward to your continued support.

By Order of the Board of Directors of Welsbach Technology Metals Acquisition Corp.,            , 2023

Daniel Mamadou
Chairman of the Board of Directors and Chief Executive Officer

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND IN WRITING THAT YOUR SHARES OF PUBLIC STOCK ARE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO WTMA’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE SPECIAL MEETING. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT CONSUMMATED, THEN THESE SHARES WILL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

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ABOUT THIS PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form S-4 filed with the Securities and Exchange Commission (the “SEC”) by WTMA (File No. 333-) (the “Registration Statement”), constitutes a prospectus of WTMA under Section 5 of the Securities Act of 1933, as amended (“Securities Act”), with respect to the shares of New WaveTech Common Stock to be issued if the Business Combination described below is consummated. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the Exchange Act with respect to the Special Meeting of WTMA stockholders at which WTMA stockholders will be asked to consider and vote upon a proposal to approve the Business Combination by the approval and adoption of the Merger Agreement, among other matters.

WTMA files reports, proxy statements/prospectuses and other information with the SEC as required by the Exchange Act. You can read WTMA’s SEC filings, including this proxy statement/prospectus as well as the accompanying Annual Report on Form 10-K for the year ended December 31, 2021, as amended, over the Internet at the SEC’s website at http://www.sec.gov.

This proxy statement/prospectus incorporates important business and financial information about us that is not included in or delivered with this proxy statement/prospectus. If you would like additional copies of this proxy statement/prospectus, without charge, or if you have questions about the Business Combination or the proposals to be presented at the Special Meeting, you should contact us by telephone or in writing:

Daniel Mamadou, Chief Executive Officer
Welsbach Technology Metals Acquisition Corp.
160 S Craig Place
Lombard, Illinois 60148
Tel: (217) 615-1216

You may also obtain these documents by requesting them in writing or by telephone from our proxy solicitor at:

[•]
Individuals call toll-free: [•]
Banks and Brokerage Firms, please call: [•]
Email: [•]

If you are a stockholder of WTMA and would like to request documents, please note that to receive timely delivery of the documents in advance of the Special Meeting of WTMA to be held on [•], 2023, you must request the information no later than [•], 2023, five (5) business days prior to the date of the Special Meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt means.

TRADEMARKS

This document contains references to trademarks and service marks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this proxy statement/prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. WTMA does not intend its use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of it by, any other companies.

SELECTED DEFINITIONS

Unless otherwise stated in this proxy statement/prospectus or the context otherwise requires, references to:

•        “Aggregate Fully Diluted WaveTech Capital Stock” are to all of the shares of WaveTech Common Stock issued or issuable immediately prior to the Effective Time with respect to any all options, warrants, rights, or other securities (including debt instruments) to purchase, convert or exchange into shares of WaveTech Common Stock, determined using the treasury stock method, including, without duplication, (a) the aggregate number of shares of WaveTech Common Stock that are (i) issued and outstanding immediately prior to the Effective Time or (ii) issuable upon, or subject to, the settlement of WaveTech Options (whether or not then vested or exercisable), WaveTech Restricted Stock Unit Awards, and WaveTech Convertible Instruments, in each case, that are outstanding immediately prior to the Effective Time after giving effect to the WaveTech Preferred Conversion, minus (b) the treasury shares outstanding immediately prior to the Effective Time;

•        “Agreement End Date” are to March 31, 2023;

•        “Ancillary Agreements” are to the Shareholder Support and Lock-up Agreement and the Sponsor Support and Lock-up Agreement;

•        “BEAT®” are to WaveTech’s Battery Enhancement and Treatment hardware products, which integrate CCT® and are attached to the outside of a subject battery for usage;

•        “Business Combination” are to the Merger together with the other agreements and transactions contemplated by the Merger Agreement;

•        “CCT®” are to WaveTech’s proprietary core technology, Crystal Control Technology®, that imposes modulated voltage pulses over the charge current during charging of a subject battery to improve performance of the battery;

•        “Closing” are to the closing of the Business Combination;

•        “Code” are to the Internal Revenue Code of 1986, as amended;

•        “Company,” “we,” “us” and “our” are to WTMA, including after its change of name to “WaveTech Group, Inc.”;

•        “Condition Precedent Proposals” are to the Merger Agreement Proposal, each of the Organizational Documents Proposals, the Director Election Proposal, the Stock Issuance Proposal and the New WaveTech Key Executive Alignment Program Proposal;

•        “Confidentiality Agreement” are to the Mutual Non-Disclosure Agreement, dated as of January 17, 2022, between WTMA and WaveTech;

•        “Continental” are to Continental Stock Transfer & Trust Company;

•        “Convertible Notes Investment” are to the purchase of Series B Convertible Notes of WaveTech which will convert at Closing into New WaveTech Common Stock pursuant to the Convertible Notes Subscription Agreements;

•        “Convertible Notes Investors” are to those certain investors participating in the Convertible Notes Investment pursuant to the Convertible Notes Subscription Agreements;

•        “Convertible Notes Subscription Agreements” are to the subscription agreements to be entered into by WaveTech, for the sale of WaveTech’s Series B Convertible Notes on terms and conditions acceptable to WTMA, after the date hereof and prior to Closing, pursuant to which the Convertible Notes Investment will be consummated;

•        “Convertible Notes” are to WaveTech’s Series B Convertible Notes;

•        “DGCL” are to the General Corporation Law of the State of Delaware;

•        “Earnout Shares” are to the shares that may be issued to Qualified Stockholder of WaveTech pursuant to the earnout provisions of the Merger Agreement;

•        “Effective Time” are to the date and time the Merger becomes effective;

•        “Exchange Act” are to the Securities Exchange Act of 1934, as amended;

•        “Exchange Ratio” are to the quotient obtained by dividing (i) the number of shares constituting the Aggregate Merger Consideration by (ii) the number of shares of Aggregate Fully Diluted WaveTech Capital Stock, which is expected to be approximately 0.8946 based on; the conversion of euro-denominated Series A Convertible Notes at an exchange rate of 0.977 euros per U.S. dollar;

•        “Excluded Shares” are to WaveTech Treasury Shares and the Dissenting Shares, if any;

•        “Existing Bylaws” are to the bylaws of WTMA, as amended from time to time;

•        “Existing Charter” are to the amended and restated certificate of incorporation of WTMA, as amended from time to time;

•        “Founder Shares” are to the 1,931,922 outstanding shares of WTMA’s Common Stock held or        controlled by WTMA insiders prior to its initial public offering;

•        “GAAP” are to accounting principles generally accepted in the United States of America;

•        “HSR Act” are to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

•        “initial public offering” or “IPO” are to WTMA’s initial public offering that was consummated on December 30, 2021;

•        “initial stockholders” are to holders of Founder Shares prior to the consummation of the initial public offering and their respective permitted transferees;

•        “IPO registration statement” are to the Registration Statement on Form S-1 (333-261467) filed by WTMA in connection with its initial public offering, which became effective on December 27, 2021;

•        “IRS” are to the U.S. Internal Revenue Service;

•        “JOBS Act” are to the Jumpstart Our Business Startups Act of 2012;

•        “Lock-Up Period” are to 180 days as specified in the Sponsor Support and Lock-up Agreement and the Shareholder Support and Lock-up Agreement, subject to customary early release provisions;

•        “Lock-Up Shares” are to any shares of New WaveTech Common Stock held by the parties to the Lock-Up Agreements immediately after the Closing, or any shares of New WaveTech Common Stock issuable upon the exercise of public rights, WaveTech Convertible Instruments, options, warrants or other convertible securities held by such persons immediately after the Closing locked-up pursuant to the provisions of the Organizational Documents;

•        “Merger Agreement” are to the Agreement and Plan of Merger by and among WTMA, Merger Sub and WaveTech dated as of October 31, 2022 attached hereto as Annex A;

•        “Merger Sub” are to WTMA Merger Subsidiary Corp., a Delaware corporation;

•        “Merger” are to the merger of Merger Sub with and into WaveTech, with WaveTech surviving the merger as a wholly owned subsidiary of WTMA;

•        “Minimum Available Cash Condition” are to the condition to closing that the Trust Amount, the PIPE Investment Amount and the aggregate gross proceeds in connection with the issuance or other grant of any interests, including the Convertible Notes, in the aggregate, after the payment of certain expenses of the Business Combination, being greater than $25,000,000;

•        “Nasdaq” are to the Nasdaq Stock Market LLC;

•        “New WaveTech Common Stock” are to common stock, par value $0.0001 per share, of New WaveTech;

•        “New WaveTech Key Executive Alignment Program” or “New WaveTech KEAP” are to the New WaveTech Key Executive Alignment Program attached to this proxy statement/prospectus as Annex D;

•        “New WaveTech” are to WTMA immediately following the consummation of the Business Combination;

•        “Organizational Documents” are to the Existing Charter and the Existing Bylaws;

•        “Person” are to any individual, firm, corporation, partnership, exempted limited partnership, limited liability company, exempted company, incorporated or unincorporated association, joint venture, joint stock company, governmental authority or instrumentality or other entity of any kind;

•        “PIPE Investment Amount” are to the aggregate gross purchase price received by WTMA prior to or substantially concurrently with the Closing for the shares in the PIPE Investment;

•        “PIPE Investment” are to the purchase of shares of New WaveTech Common Stock pursuant to the PIPE Subscription Agreements;

•        “PIPE Investors” are to those certain investors participating in the PIPE Investment pursuant to the PIPE Subscription Agreements;

•        “PIPE Shares” are to the shares of New WaveTech Common Stock purchased in the PIPE Investment;

•        “PIPE Subscription Agreements” are to the subscription agreements to be entered into by WTMA, on terms and conditions acceptable to WaveTech, after the date of the Merger Agreement and prior to Closing, pursuant to which the PIPE Investment will be consummated;

•        “Private Placement Units” or “private placement units” are to the WTMA Units that were sold in private placements simultaneously with the closing of WTMA’s initial public offering;

•        “pro forma” are to giving pro forma effect to the Business Combination;

•        “Proposed Bylaws” are to the proposed bylaws of WTMA upon Closing attached to this proxy statement/prospectus as Annex C;

•        “Proposed Charter” are to the proposed certificate of incorporation of WTMA upon Closing attached to this proxy statement/prospectus as Annex B;

•        “Proposed Organizational Documents” are to the Proposed Bylaws and the Proposed Charter;

•        “public stock” are to WTMA Common Stock, including those shares that underlie the WTMA Units, that were offered and sold by WTMA in its initial public offering and registered pursuant to the IPO registration statement;

•        “public stockholders” are to holders of public stock, whether acquired in WTMA’s initial public offering or acquired in the secondary market;

•        “Qualified Stockholders” means WaveTech Stockholders (including, for the avoidance of doubt, holders of WaveTech Awards, Series A Convertible Notes and Convertible Notes). For the avoidance of doubt, WTMA Stockholders, WTMA Rights holders and WTMA Unit holders, including the WTMA insiders, are not Qualified Stockholders for the purposes of the Earnout Shares;

•        “Redemption Rights” are to the rights of the public stockholders to demand redemption of their public stock for cash pursuant to the Organizational Documents and this proxy statement/prospectus;

•        “redemption” are to each redemption of shares of public stock for cash pursuant to the Organizational Documents;

•        “Registration Rights Agreement” are to the Amended and Restated Registration Rights Agreement to be entered into at Closing, by and among WTMA, the Sponsor, the Sponsor Persons, the PIPE Investors and certain WaveTech Stockholders affiliated to Mr. Valand, the form of which is attached hereto as Annex E;

•        “Sarbanes Oxley Act” are to the Sarbanes-Oxley Act of 2002;

•        “SEC” are to the United States Securities and Exchange Commission;

•        “Securities Act” are to the Securities Act of 1933, as amended;

•        “Series A Convertible Notes” are to the convertible promissory notes, dated between August 31, 2021 and October 4, 2022, of WaveTech in the aggregate principal amount of $1,057,500 and €4,940,635.59 outstanding on the date of the Merger Agreement;

•        “Series B Convertible Notes” are to convertible promissory notes of WaveTech to be issued by WaveTech in the aggregate principal amount of up to $15,000,000, or such other amount to be agreed by WaveTech and WTMA, pursuant to the terms of the Convertible Notes Subscription Agreements after the date of the Merger Agreement and prior to the Closing;

•        “Shareholder Support and Lock-up Agreement” are to those certain Support and Lock-up Agreement, dated October 31, 2022, entered into by and among WTMA, WaveTech and certain WaveTech Stockholders affiliated to Mr. Valand;

•        “Special Meeting” are to the special meeting of the WTMA stockholders in lieu of its 2022 annual meeting;

•        “Sponsor Persons” are to Daniel Mamadou, Christopher Clower, John Stanfield, Dr. Ralph Welpe, Emily King, Matthew Mrozinski and Sergey Marchenko;

•        “Sponsor Support and Lock-up Agreement” are to that certain Support and Lock-up Agreement, dated October 31, 2022, by and among the Sponsor, the Sponsor Persons, WTMA and WaveTech;

•        “Sponsor” are to Welsbach Acquisition Holdings LLC, a Delaware limited liability company;

•        “Subscription Agreements” are to the Convertible Notes Subscription Agreements and the PIPE Subscription Agreements;

•        “Surviving Corporation” are to WaveTech in its capacity as the surviving corporation of the Merger;

•        “trust account” are to the trust account established at the consummation of WTMA’s initial public offering maintained by Continental, acting as trustee;

•        “Trust Agreement” are to the Investment Management Trust Agreement, dated December 30, 2021, by and between WTMA and Continental, as trustee;

•        “Trust Amount” are to the amount of cash available in the trust account as of the Closing, after deducting the amount required to satisfy WTMA’s obligations to its stockholders (if any) that exercise their Redemption Rights, the Unpaid Acquiror Expenses and the Deducted Company Transaction Expenses Amount;

•        “WaveTech All Access” are to monthly memberships providing an individual with access to any participating WaveTech locations;

•        “WaveTech Awards” are to WaveTech Options and WaveTech Restricted Stock Unit Awards;

•        “WaveTech Capital Stock” are to WaveTech Common Stock and WaveTech Preferred Stock;

•        “WaveTech Common Stock” are to WaveTech’s common stock, par value $0.01 per share;

•        “WaveTech Convertible Instruments” are to WaveTech’s Series A Convertible Notes and Series B Convertible Notes, which will convert into WaveTech Common Stock immediately prior to the Effective Time.

•        “WaveTech Incentive Plan” are to the WaveTech Group, Inc. Incentive Compensation Plan, as amended from time to time;

•        “WaveTech Modification in Recommendation” are to the Board of Directors of WaveTech withdrawing, amending, qualifying or modifying its recommendation to the stockholders of WaveTech that they vote in favor of the Business Combination;

•        “WaveTech Options” are to options held by WaveTech GmbH shareholders to put the common shares of WaveTech GmbH to WaveTech in exchange for shares of WaveTech Common Stock;

•        “WaveTech Preferred Conversion” are to the conversion of each share of WaveTech Preferred Stock into one share of WaveTech Common Stock;

•        “WaveTech Preferred Stock” are to WaveTech’s Series A preferred stock;

•        “WaveTech Restricted Stock Unit Awards” are to restricted stock units based on shares of WaveTech Common Stock (whether to be settled in cash or shares), granted under the WaveTech Incentive Plan;

•        “WaveTech Stockholders” are to the stockholders of WaveTech and holders of WaveTech Awards and WaveTech Convertible Instruments;

•        “WaveTech” are to WaveTech Group, Inc., a Delaware corporation, prior to the Business Combination;

•        “WTMA Common Stock” are to the common stock of WTMA, par value $0.0001;

•        “WTMA Founder Holders” are to the Sponsor and certain members of the Board of Directors of WTMA;

•        “WTMA Insiders” are to WTMA officers, directors, sponsor and any other holder of Founder Shares;

•        “WTMA Modification in Recommendation” are to the Board of Directors of WTMA withdrawing, amending, qualifying or modifying its recommendation to the stockholders of WTMA that they vote in favor of the Business Combination;

•        “WTMA Rights” or “public rights” are to the rights to acquire one-tenth of one share of WTMA Common Stock (including those that underlie the units) that were offered and sold by WTMA in its initial public offering and registered pursuant to the IPO registration statement;

•        “WTMA Units” and “units” are to the units of WTMA, each unit representing one share of WTMA Common Stock and one right to one-tenth of one share of WTMA Common Stock, that were offered and sold by WTMA in its initial public offering and registered pursuant to the IPO registration statement (less the number of units that have been separated into the underlying shares of public stock and underlying rights upon the request of the holder thereof); and

•        “WTMA” are to Welsbach Technology Metals Acquisition Corp., a Delaware corporation.

Unless otherwise stated in this proxy statement/prospectus or the context otherwise requires, all references in this proxy statement/prospectus to WTMA Common Stock, shares of WTMA Common Stock or rights include such securities underlying the units.

QUESTIONS AND ANSWERS FOR STOCKHOLDERS OF WTMA

The questions and answers below highlight only selected information from this document and only briefly address some commonly asked questions about the proposals to be presented at the Special Meeting, including with respect to the proposed Business Combination. The following questions and answers do not include all the information that is important to WTMA’s stockholders. WTMA urges stockholders to carefully read this proxy statement/prospectus, including the financial statements and Annexes attached hereto and the other documents referred to herein.

Q:     Why am I receiving this proxy statement/prospectus?

A:     WTMA has entered into the Merger Agreement with WaveTech and the other parties thereto pursuant to which, among other transactions, on the terms and conditions set forth therein, Merger Sub is to merge with and into WaveTech, with WaveTech surviving the Merger as a wholly owned subsidiary of WTMA. A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A.

As a result of and upon the Closing, among other things, all WaveTech Convertible Instruments and all outstanding shares of WaveTech Capital Stock immediately prior to the Effective Time (other than the Excluded Shares (as defined below)) will be cancelled in exchange for the right to receive a portion of the Aggregate Merger Consideration (at a deemed value of $10.00 per share) representing a pre-transaction equity value of WaveTech of $150.00 million. Additionally, as a result of and upon the Closing, in accordance with the applicable terms of the WTMA Rights, the WTMA Rights will be converted into New WaveTech Common Stock. An additional [•] shares of New WaveTech Common Stock are expected to be purchased (at a price of $[•] per share) at the Closing by certain third-party PIPE Investors, for a total aggregate purchase price of $[•] and WaveTech expects to sell an additional $[•] in principal amount of Convertible Notes prior to Closing. The proceeds of any PIPE Investment and the Convertible Notes Investment, together with the amounts remaining in WTMA’s trust account as of immediately following the Effective Time, will be retained by New WaveTech following the Closing. For further details, see the section entitled “Merger Agreement Proposal — The Merger Agreement — Consideration and Conversion of Certain WaveTech Securities — Aggregate Merger Consideration.”

WTMA stockholders are being asked to consider and vote upon, among other proposals, a proposal to approve and adopt the Merger Agreement and approve the Business Combination. See the section entitled “Merger Agreement Proposal” for more detail.

WTMA Units, WTMA Common Stock and public rights are currently listed on the Nasdaq Global Market, under the symbols “WTMAU,” “WTMA” and “WTMAR,” respectively. WTMA intends to apply to continue the listing of WTMA Common Stock on Nasdaq under the symbol “WAVT” upon the Closing. At the Closing, each WTMA Unit will separate into its components consisting of one share of common stock and the right to receive one-tenth of a share of common stock, and each WTMA Right will automatically convert into WTMA Common Stock in accordance with its terms, therefore there will be no listing of the WTMA Units or WTMA Rights following the consummation of the Business Combination.

THE VOTE OF STOCKHOLDERS IS IMPORTANT. STOCKHOLDERS ARE ENCOURAGED TO VOTE AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS, INCLUDING THE ANNEXES AND THE ACCOMPANYING FINANCIAL STATEMENTS OF WTMA AND WAVETECH, CAREFULLY AND IN ITS ENTIRETY.

Q:     What matters will the stockholders consider at the Special Meeting?

A:     At the Special Meeting, WTMA is asking holders of WTMA Common Stock to consider and vote upon:

•        The Merger Agreement Proposal — a proposal to approve and adopt the Merger Agreement and the Business Combination;

•        The Organizational Documents Proposals — two proposals to amend the Existing Charter;

•        The Director Election Proposal — a proposal to approve the election of seven directors, who, upon consummation of the Business Combination, will be the directors of New WaveTech;

•        The Stock Issuance Proposal — a proposal to approve, for purposes of complying with applicable listing rules of Nasdaq, the issuance of (a) shares of New WaveTech Common Stock to the PIPE Investors, pursuant to the PIPE Investment; (b) Earnout Shares of New WaveTech Common Stock to WaveTech Qualified Stockholders pursuant to the earnout program, and (c) shares of New WaveTech Common Stock to the WaveTech Stockholders pursuant to the Merger Agreement;

•        The New WaveTech Key Executive Alignment Program Proposal — a proposal to approve and adopt the New WaveTech Key Executive Alignment Program; and

•        The Adjournment Proposal — a proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the Special Meeting.

If WTMA’s stockholders do not approve each of the Condition Precedent Proposals, then unless certain conditions in the Merger Agreement are waived by the applicable parties to the Merger Agreement, the Merger Agreement could terminate and the Business Combination may not be consummated. See the sections entitled “Merger Agreement Proposal,” “Organizational Documents Proposals,” “Director Election Proposal,” “Stock Issuance Proposal,” “New WaveTech Key Executive Alignment Program Proposal” and “Adjournment Proposal” for a further information regarding the Condition Precedent Proposals.

WTMA will hold the Special Meeting to consider and vote upon these proposals. This proxy statement/prospectus contains important information about the Business Combination and the other matters to be acted upon at the Special Meeting. Stockholders of WTMA should read it carefully.

After careful consideration, the WTMA Board has determined that the Merger Agreement Proposal, each of the Organizational Documents Proposals, the Director Election Proposal, the Stock Issuance Proposal, the New WaveTech Key Executive Alignment Program Proposal and the Adjournment Proposal are in the best interests of WTMA and its stockholders and unanimously recommends that you vote or instruct your broker to vote “FOR” each of those proposals.

The existence of financial and personal interests of one or more of WTMA’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of WTMA and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the proposals. In addition, WTMA’s officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section entitled “Merger Agreement Proposal — Interests of WTMA’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Q:     Are the proposals conditioned on one another?

A:     Yes. Each of the Condition Precedent Proposals are cross-conditioned on the approval of one another. The Adjournment Proposal is not conditioned upon the approval of any other proposal.

Q:     What will happen upon the consummation of the Business Combination?

A:     On the Closing Date, Merger Sub will merge with and into WaveTech, with WaveTech surviving the Merger as a wholly owned subsidiary of WTMA. A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A.

As a result of and upon the Closing, among other things, all WaveTech Convertible Instruments and all outstanding shares of WaveTech Capital Stock immediately prior to the Effective Time (other than the Excluded Shares) will be cancelled in exchange for the right to receive a portion of the Aggregate Merger Consideration (at a deemed value of $10.00 per share) representing a pre-transaction equity value of WaveTech of $150.00 million. Additionally, as a result of and upon the Closing, in accordance with the applicable terms of the WTMA Rights, the WTMA Rights will be converted into New WaveTech Common Stock. An additional [•] shares of New WaveTech Common Stock are expected to be purchased (at a price of $[•] per share) at the Closing by certain third-party PIPE Investors, for a total aggregate purchase price of $[•] and WaveTech expects to sell an additional $[•] in principal amount of Convertible Notes prior to Closing. The proceeds of any PIPE Investment and the Convertible Notes Investment, together with the amounts remaining in WTMA’s trust account as of immediately following the Effective Time, will be retained by New WaveTech following the Closing. See the section entitled “The Merger Agreement Proposal” beginning of the attached proxy statement/prospectus for further information on the consideration payable to stockholders of WaveTech.

Q:     Why is WTMA proposing the Business Combination?

A:     WTMA was formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities. WTMA is not limited to any particular industry or sector.

WTMA received $77.3 million from its initial public offering (including net proceeds from the exercise by the underwriters of its over-allotment option) and sale of the private placement units, which was placed into the trust account immediately following the initial public offering. In accordance with the Existing Charter, the funds held in the trust account will be released upon the consummation of the Business Combination. See the question entitled “What happens to the funds deposited in the trust account after consummation of the Business Combination?”

There currently are 10,011,662 shares of WTMA Common Stock issued and outstanding. In addition, there currently are 8,079,740 WTMA Rights issued and outstanding, consisting of 7,727,686 public rights and 352,054 private rights. Each right will convert upon Closing in one-tenth of one share of New WaveTech Common Stock, no fractional shares will be issued.

Under the Existing Charter, WTMA must provide all holders of public stock with the opportunity to have their public stock redeemed upon the consummation of WTMA’s initial business combination in conjunction with a stockholder vote.

Q:     What will WaveTech Stockholders receive in return for WTMA’s acquisition of all of the issued and outstanding equity interests of WaveTech?

A:     As a result of and upon the Closing, among other things, all WaveTech Convertible Instruments and all outstanding shares of WaveTech Capital Stock immediately prior to the Effective Time (other than the Excluded Shares) will be cancelled in exchange for the right to receive a portion of the Aggregate Merger Consideration (at a deemed value of $10.00 per share) representing a pre-transaction equity value of WaveTech of $150.00 million. Additionally, as a result of and upon the Closing, in accordance with the applicable terms of the WTMA Rights, the WTMA Rights will be converted into New WaveTech Common Stock. An additional [•] shares of New WaveTech Common Stock are expected to be purchased (at a price of $[•] per share) at the Closing by certain third-party PIPE Investors, for a total aggregate purchase price of $[•] and WaveTech expects to sell an additional $[•] in principal amount of Convertible Notes prior to Closing. The proceeds of any PIPE Investment and the Convertible Notes Investment, together with the amounts remaining in WTMA’s trust account as of immediately following the Effective Time, will be retained by New WaveTech following the Closing. See the section entitled “The Merger Agreement Proposal” in the attached proxy statement/prospectus for further information on the consideration payable to stockholders of WaveTech.

Q:     What equity stake will current WTMA stockholders and WaveTech Stockholders hold in New WaveTech immediately after the consummation of the Business Combination?

A:     It is anticipated that, based on the assumptions set forth below, upon the consummation of the Business Combination, the ownership of New WaveTech will be as follows:

	Scenario 1 Pro Forma Combined (Assuming No Redemptions)		Scenario 2 Pro Forma Combined (Assuming 50% Redemptions)		Scenario 3 Pro Forma Combined (Assuming Maximum Redemptions)
	Ownership in shares	Ownership %	Ownership in shares	Ownership %	Ownership in shares	Ownership %
WTMA Public Shareholders(1)	8,500,455	32.3%	4,636,612	20.6%	772,769	3.5%
WTMA Sponsor, current directors, officers and affiliates, and representatives(2)	2,319,181	8.8%	2,319,181	10.3%	2,319,181	10.5%
WaveTech Group Shareholders(3)	15,000,000	57.0%	15,000,000	66.8%	15,000,000	68.2%
Shares underlying WaveTech Convertible Notes and WTMA Private Investment in Public Equity Investors(4)	500,000	1.9%	500,000	2.2%	3,900,000	17.8%
Total	26,319,636	100.0%	22,455,793	100.0%	21,991,950	100.0%

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(1)      Includes the issuance of 772,769 shares of New WaveTech Common Stock pursuant to the public rights. Because the underwriting fees associated with WTMA’s IPO remain constant and are not adjusted based on redemptions, the effective underwriting fee of $4.25 million ($1.55 million of underwriting fees paid at the time of WTMA’s IPO and, $2.70 million of deferred underwriting fees which are held in the Trust Account and payable at the time of Closing) increases on a percentage basis as redemptions by WTMA Public Shareholders increase. In Scenario 1, the effective underwriting fee is 5.0%; in Scenario 2, the effective underwriting fee is 9.2%; in Scenario 3, the effective underwriting fee is 55.0%, in each case taking into account the shares of New WaveTech Common Stock issued pursuant to the public rights.

(2)      Includes the issuance of 35,205 shares of New WaveTech Common Stock pursuant to the private placement rights.

(3)      Excludes 17,500,000 Earnout Shares as the earnout contingencies have not yet been met.

(4)      Assumes (i) the issuance of shares to PIPE Investors and Convertible Notes only in an amount sufficient to satisfy the Minimum Available Cash Condition in each scenario, (ii) that the Sponsor’s Convertible Extension Note is repaid in cash at Closing, and not converted, and (iii) the issuance by WaveTech of at least $5,000,000 in aggregate principal amount of Convertible Notes. Actual amount of Convertible Notes issued or number of shares issued to Convertible Notes Investors or to PIPE Investors in each scenario could be materially more or less than assumed amounts, including resulting in proceeds in excess of the Minimum Available Cash Condition. The section entitled “Unaudited Pro Forma Condensed Combined Financial Information” presents ownership of New WaveTech excluding assumptions for the issuance of shares to PIPE Investors or Convertible Notes, and presents the maximum permitted amount of redemptions while still satisfying the Minimum Available Cash Condition. In the event cash available at Closing is insufficient to meet the Minimum Available Cash Condition, a condition to Closing would not be met and the Business Combination may not be consummated.

The figures in this table are presented only as illustrative examples and are based on the scenarios described below, which may be different from the actual amount of redemptions in connection with the Business Combination. If the actual facts are different than the assumptions set forth below, the share numbers set forth above will be different.

The numbers of shares of “New WaveTech Common Stock Assuming No Redemption” set forth above assumes that no public stockholders elect to have their public stock redeemed, and the numbers of shares of “New WaveTech Common Stock Assuming Maximum Redemption” set forth above assumes that 7,727,686 shares of public stock are redeemed. These numbers and percentages assume (i) (a) no Earnout Shares are issued, (b) that WaveTech Convertible Instruments are converted into New WaveTech Common Stock, in accordance with their terms and that $5 million in aggregate principal amount of Convertible Notes are outstanding as of the Effective Time, (c) that New WaveTech issues shares of New WaveTech Common

Stock as the Aggregate Merger Consideration pursuant to the Merger Agreement, which in the aggregate equals 15 million shares of New WaveTech Common Stock and (ii) that New WaveTech issues an aggregate of 500,000 shares, 500,000 shares and 3,900,000 shares of New WaveTech Common Stock to the PIPE Investors and Convertible Notes Investors in Scenarios 1, 2 and 3, respectively. In addition, the numbers of shares and percentage interests set forth above do not take into account certain potential future exercises of warrants or grants or issuances pursuant to the New WaveTech Key Executive Alignment Program or any other equity issuances of New WaveTech. See the section entitled “Risk Factors — Public stockholders will experience immediate dilution as a consequence of the issuance of New WaveTech Common Stock as consideration in the Business Combination, the PIPE Investment and Convertible Notes Investment, and due to future issuances pursuant to the KEAP. Having a minority stock ownership position may reduce the influence that WTMA’s current stockholders have on the management of New WaveTech.”

If the actual facts are different from these assumptions, the percentage ownership retained by WTMA’s existing stockholders in the combined company will be different.

Q:     Will the Company obtain new financing in connection with the Business Combination?

A:     Yes. The PIPE Investors are expected to purchase in the aggregate approximately [•] shares of New WaveTech Common Stock, for $[•] of gross proceeds, in the PIPE Investment. The PIPE Investment will be contingent upon, among other things, the closing of the Business Combination. In addition, WaveTech expects to sell an additional $[•] in principal amount of Convertible Notes prior to Closing. The proceeds of any PIPE Investment and the Convertible Notes Investment, together with the amounts remaining in WTMA’s trust account as of immediately following the Effective Time, will be retained by New WaveTech following the Closing. See “Merger Agreement Proposal — Related Agreements — Subscription Agreements.”

Q:     Did the board of directors of WTMA obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A:     No. The WTMA Board did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Business Combination. The WTMA Board believes that based upon the financial skills and background of its directors, it was qualified to conclude that the Business Combination was fair from a financial perspective to its stockholders. The WTMA Board also determined, without seeking a valuation from a financial advisor, that WaveTech’s fair market value was at least 80% of WTMA’s net assets, excluding any taxes payable on interest earned. Accordingly, investors will be relying on the judgment of the WTMA Board as described above in valuing WaveTech’s business and assuming the risk that the WTMA Board may not have properly valued such business.

Q:     Who will be the officers and directors of New WaveTech if the Business Combination is consummated?

A:     The Merger Agreement provides that, immediately following the consummation of the Business Combination, the New WaveTech board of directors will be comprised of seven directors: [•]. Immediately following the consummation of the Business Combination, we expect that the current executive officers of WaveTech plus [•] will be the executive officers of New WaveTech. Concurrently with the consummation of the Business Combination, WTMA’s directors, other than [•] (who will serve as a director of New WaveTech following the Business Combination), will resign from their respective positions at WTMA. For more information on the management of New WaveTech following the Business Combination, see the section entitled “Management of New WaveTech Following the Business Combination.”

Q:     Do WaveTech Stockholders need to approve the Business Combination?

A:     Yes. On October 31, 2022, in connection with execution of the Merger Agreement, WTMA, WaveTech and certain stockholders of WaveTech entered into Shareholder Support and Lock-up Agreement, pursuant to which, among other things and subject to the terms and conditions therein, such WaveTech Stockholders agreed to execute and deliver a written consent with respect to the outstanding shares of WaveTech Capital Stock held by the signing WaveTech Stockholders adopting the Merger Agreement and related transactions and approving the Business Combination. Such written consent must be delivered promptly, and in any event within forty-eight (48) hours after the later of the date (x) this proxy statement/prospectus is delivered or otherwise made available to WTMA and WaveTech Stockholders, and (y) WTMA or WaveTech requests it.

The shares of WaveTech Common Stock that are owned by the WaveTech Stockholders who have executed the Shareholder Support and Lock-up Agreement represent a majority of the outstanding voting power of WaveTech Capital Stock (voting as a single class and on an as converted basis). The execution and delivery of such written consents by all of the stockholders of WaveTech that have entered into Shareholder Support and Lock-up Agreement will constitute the WaveTech stockholder approval at the time of such delivery, and no additional approval or vote from any holders of any class or series of stock of WaveTech will be necessary to adopt and approve the Merger Agreement and the Business Combination.

Q:     Do I have Redemption Rights?

A:     If you are a holder of public stock, you have the right to request that WTMA redeem all or a portion of your public stock for cash provided that you follow the procedures and deadlines described elsewhere in this proxy statement/prospectus. Public stockholders may elect to redeem all or a portion of the public stock held by them regardless of if or how they vote in respect of the Merger Agreement Proposal. If you wish to exercise your Redemption Rights, please see the answer to the next question: “How do I exercise my Redemption Rights?” beginning on page 12 of this proxy statement/prospectus.

Notwithstanding the foregoing, a public stockholder, together with any affiliate of such public stockholder or any other person with whom such public stockholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public stock with respect to more than an aggregate of 20.0% of the public stock. Accordingly, if a public stockholder, alone or acting in concert or as a group, seeks to redeem more than 20.0% of the public stock, then any such shares in excess of that 20.0% limit would not be redeemed for cash.

The WTMA Founder Holders (as defined herein) have agreed to waive their Redemption Rights and anti-dilution rights with respect to all Founder Shares held by them in connection with the consummation of the Business Combination. No consideration was received by the WTMA Founder Holders in respect of such waiver. The Founder Shares will be excluded from the pro rata calculation used to determine the per-share redemption price.

Q:     How do I exercise my Redemption Rights?

A:     If you are a public stockholder and wish to exercise your right to redeem the public stock, you must:

(a)     hold public stock or you elect to separate your WTMA Units into the underlying public stock and public rights prior to exercising your Redemption Rights solely with respect to your public stock;

(b)    submit a written request to the Trustee, that WTMA redeem all or a portion of your public stock for cash; and

(c)     deliver your share certificates for public stock (if any) along with the redemption forms to the Transfer Agent, physically or electronically through DTC.

Holders must complete the procedures for electing to redeem their public stock in the manner described above prior to            p.m., Eastern Time, on            , 2023 (two business days before the Special Meeting) in order for their shares to be redeemed.

The address of the Trustee is listed under the question “Who can help answer my questions?” beginning on page 23 of this proxy statement/prospectus. WTMA requests that any request for redemption include the identity as to the beneficial owner making such request. Electronic delivery of your stock generally will be faster than delivery of physical stock certificates.

Holders of WTMA Units must elect to first separate the WTMA Units into the underlying public stock and public rights prior to exercising Redemption Rights solely with respect to the public stock. If holders hold their WTMA Units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to first separate the WTMA Units into the underlying public stock and public rights, or if a holder holds WTMA Units registered in its own name, the holder must contact the Transfer Agent, directly and instruct them to do so.

To the extent a holder of WTMA Units elects to separate such WTMA Units into underlying public stock and public rights prior to exercising Redemption Rights with respect to such public stock.

Public stockholders will be entitled to request that their public stock be redeemed for the redemption price. For illustrative purposes, as of September 30, 2022, a redemption would have amounted to approximately $10.16 per issued and outstanding public stock. However, the proceeds deposited in the trust account could become subject to the claims of WTMA’s creditors, if any, which could have priority over the claims of the public stockholders, regardless of whether such public stockholders vote or, if they do vote, irrespective of if they vote for or against the Merger Agreement Proposal. Therefore, the per share distribution from the trust account in such a situation may be less than originally expected due to such claims. Whether you vote, and if you do vote irrespective of how you vote, on any proposal, including the Merger Agreement Proposal, will have no impact on the amount you will receive upon exercise of your Redemption Rights. It is expected that the funds to be distributed to public stockholders electing to redeem their public stock will be distributed promptly after the consummation of the Business Combination at the Closing on the Closing Date.

Any request for redemption, once made by a holder of public stock, may be withdrawn at any time, with WTMA’s consent, up to the time the vote is taken with respect to the Merger Agreement Proposal at the Special Meeting. If you deliver your shares for redemption to Continental and later decide prior to the Special Meeting not to elect redemption, you may request that WTMA’s transfer agent return the shares (physically or electronically) to you. You may make such request by contacting Continental, at the phone number or address listed at the end of this section. Any WTMA Stockholder that exercises its Redemption Rights must identify the beneficial owners of its WTMA Common Stock.

Any corrected or changed written exercise of Redemption Rights must be received by the Transfer Agent, prior to the vote taken on the Merger Agreement Proposal at the Special Meeting. No request for Redemption will be honored unless the holder’s certificates for public stock (if any) along with the redemption forms have been delivered (either physically or electronically) to the Transfer Agent, at least two (2) business days prior to the vote at the Special Meeting.

If a holder of public stock properly makes a request for redemption and the public stock are delivered as described above, then, if the Business Combination is consummated, New WaveTech will redeem the public stock for a pro rata portion of funds deposited in the trust account, calculated as of two (2) business days prior to the consummation of the Business Combination. The redemption will take place following the Business Combination and, accordingly, it is shares of New WaveTech Common Stock that will be redeemed.

If you are a holder of public stock and you exercise your Redemption Rights, such exercise will not result in the loss of any rights that you may hold.

Q:     Is there a limit on the number of shares I may redeem?

A:     A public stockholder, together with any affiliate of such public stockholder or any other person with whom such public stockholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public stock with respect to more than an aggregate of 20.0% of the public stock, without the consent of WTMA. Accordingly, if a public stockholder, alone or acting in concert or as a group, seeks to redeem more than 20.0% of the public stock, then any such stock in excess of that 20.0% limit would not be redeemed for cash, except with WTMA’s consent.

Q:     Must I vote “No” in order to redeem my shares?

A:     No. You may exercise your Redemption Rights whether you vote your public stock for or against the Merger Agreement Proposal or do not vote your shares at all. As a result, the Merger Agreement Proposal can be approved by stockholders who will redeem their public stock and no longer remain stockholders following the closing of the Business Combination, leaving stockholders who choose not to redeem their public stock holding shares in a company with a less liquid trading market, fewer stockholders, less cash and the potential inability to meet stock exchange listing standards.

Q:     If I am a rights holder, can I exercise Redemption Rights with respect to my rights?

A:     No. The holders of WTMA Rights have no Redemption Rights with respect to such securities.

Q:     If I am a holder of units, can I exercise Redemption Rights with respect to my units?

A:     No. Holders of issued and outstanding WTMA Units must elect to first separate the WTMA Units into the underlying public stock and public rights prior to exercising Redemption Rights solely with respect to the public stock. If you hold your WTMA Units in an account at a brokerage firm or bank, you must notify your broker or bank that you elect to first separate the WTMA Units into the underlying public stock and public rights, or if you hold WTMA Units registered in your own name, you must contact the Transfer Agent, directly and instruct them to do so. You are requested to cause your public stock to be separated and delivered to the Transfer Agent, along with the redemption forms by p.m., Eastern Time, on            , 2023 (two business days before the Special Meeting) in order to exercise your Redemption Rights with respect to your public stock.

Q:     What are the U.S. federal income tax consequences of exercising my Redemption Rights?

A:     The U.S. federal income tax treatment of WTMA stockholders who exercise their Redemption Rights to receive cash from the trust account in exchange for their public stock generally will depend on whether the redemption is treated as (1) a sale or exchange of such shares under section 302 of the Code, in which case the redeeming stockholder would recognize gain or loss upon the redemption in an amount equal to the difference, if any, between the amount of cash received and the tax basis of the public stock redeemed, or (2) a distribution under section 301 of the Code in respect of such shares. Whether the redemption qualifies as a sale or exchange or is treated as a distribution will depend on the facts and circumstances of each particular stockholder at the time such stockholder exercises his, her, or its redemption rights. If the redemption is treated as a sale or exchange of shares, the stockholder’s gain or loss generally will be treated as capital gain or loss if such shares were held as a capital asset on the date of the redemption. A stockholder’s tax basis in his, her or its public stock generally will equal the cost of such shares. A stockholder who purchased WTMA Units will have to allocate the cost between the shares of WTMA Common Stock and WTMA Rights comprising the WTMA Units based on their relative fair market values at the time of the purchase. If the redemption is treated as a distribution in respect of the stockholder’s public stock, the character of the stockholder’s income will depend on whether WTMA has current or accumulated earnings and profits, as determined for U.S. federal income tax purposes.

You should read the section entitled “Certain U.S. Federal Income Tax Considerations for Stockholders Exercising Redemption Rights” for a more complete discussion of the U.S. federal income tax considerations relating to exercising your Redemption Rights. The discussion of the material U.S. federal income tax consequences contained in this joint proxy statement/prospectus is intended to provide only a general discussion and is not a complete analysis or description of all potential U.S. federal income tax consequences of the redemption that may vary with, or are dependent on, individual circumstances. In addition, it does not address the effects of any foreign, state or local tax laws or any U.S. federal tax laws other than U.S. federal income tax laws. Tax matters can be complicated and the tax consequences of exercising your Redemption Rights will depend on your particular tax situation. You should consult your tax advisor to determine the tax consequences of exercising your Redemption Rights.

Q:     What are the U.S. federal income tax consequences of the Merger to WaveTech Stockholders?

A:     For U.S. federal income tax purposes, the Merger is intended to qualify as a “reorganization” within the meaning of section 368(a) of the Code. The obligation of each of WaveTech and WTMA to consummate the Merger, however, is not conditioned upon the receipt of any opinion from counsel, nor will the parties request a ruling from the IRS, regarding the qualification of the Merger as a reorganization within the meaning of section 368(a) of the Code. Assuming that the Merger qualifies as a reorganization within the meaning of section 368(a) of the Code, U.S. holders (as defined herein) of New WaveTech Common Stock will generally not recognize gain or loss for U.S. federal income tax purposes upon the exchange of WaveTech Capital Stock for New WaveTech Common Stock in the Merger.

If, contrary to expectations, the Merger does not qualify as a “reorganization” within the meaning of section 368(a) of the Code, U.S. holders of WaveTech Capital Stock could be subject to U.S. federal income tax upon the receipt of New WaveTech Common Stock in the Merger.

The U.S. federal income tax consequences described above may not apply to all holders of WaveTech Capital Stock. You should read the section entitled “U.S. Federal Income Tax Consequences of the Merger for WaveTech Stockholders” for a more complete discussion of the U.S. federal income tax considerations relating to the Merger. The discussion of the material U.S. federal income tax consequences contained in this joint proxy statement/prospectus is intended to provide only a general discussion and is not a complete analysis or description of all potential U.S. federal income tax consequences of the Merger that may vary with, or are dependent on, individual circumstances. In addition, it does not address the effects of any foreign, state or local tax laws or any U.S. federal tax laws other than U.S. federal income tax laws. Tax matters can be complicated and the tax consequences of the Merger to you will depend on your particular tax situation. You should consult your tax advisor to determine the tax consequences of the Merger to you.

Q:     What happens to the funds deposited in the trust account after consummation of the Business Combination?

A:     Upon consummation of the Business Combination, the funds deposited in the trust account will be released to pay holders of public stock who properly exercise their Redemption Rights; to pay transaction fees and expenses incurred by WTMA and WaveTech in connection with the Business Combination; and for working capital and general corporate purposes of New WaveTech following the Business Combination. See the section entitled “Merger Agreement Proposal — Sources and Uses of Funds for the Business Combination.”

Q:     What happens if a substantial number of the public stockholders vote in favor of the Merger Agreement Proposal and exercise their Redemption Rights?

A:     Our public stockholders are not required to vote in favor of the Business Combination in order to exercise their Redemption Rights. Accordingly, the Business Combination may be consummated even though the funds available from the trust account and the number of public stockholders are reduced as a result of redemptions by public stockholders. As a result of redemptions, holders of New WaveTech Common Stock may be left holding shares in a company with a less liquid trading market, fewer stockholders, less cash and the potential inability to meet stock exchange listing standards.

The Merger Agreement provides that the obligations of WaveTech to consummate the Merger are conditioned on, among other things, that as of the Closing, the sum of (i) Trust Amount, (ii) the PIPE Investment and (iii) the aggregate gross proceeds received in connection with the issuance or other grant of any interests, after the payment of certain expenses of WTMA and WaveTech relating to the Business Combination, is at least equal to the Minimum Available Cash Condition amount. If such condition is not met or any other conditions are not met, and such conditions are not or cannot be waived under the terms of the Merger Agreement, then the Merger Agreement could terminate and the proposed Business Combination may not be consummated.

Q:     What conditions must be satisfied to complete the Business Combination?

A:     There are a number of closing conditions in the Merger Agreement, including that WTMA’s stockholders have approved and adopted the Merger Agreement.

For more information about conditions to the consummation of the Business Combination, see the section entitled “Merger Agreement Proposal — The Merger Agreement.”

Q:     When do you expect the Business Combination to be completed?

A:     It is currently anticipated that the Business Combination will be consummated promptly following the Special Meeting of WTMA’s stockholders; provided that all other conditions to the consummation of the Business Combination have been satisfied or waived. For a description of the conditions for the completion of the Business Combination, see the section entitled “Merger Agreement Proposal — The Merger Agreement.”

Q:     What happens if the Business Combination is not consummated?

A:     There are certain circumstances under which the Merger Agreement may be terminated. See the sections entitled “Merger Agreement Proposal — The Merger Agreement — Closing Conditions” and “— Termination; Effectiveness” for information regarding the parties’ specific termination rights.

If WTMA is not able to complete the Business Combination with WaveTech by December 30, 2022, or is not able to complete another business combination by such date, in each case, as such date may be extended pursuant to the Organizational Documents, WTMA will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible, but not more than 10 business days thereafter, redeem the public stock, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding shares of public stock, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of WTMA’s remaining stockholders and board of directors, dissolve and liquidate, subject in the case of clauses (i) and (ii) to our obligations under the DGCL to provide for claims of creditors and the requirements of other applicable law. See the sections entitled “Risk Factors — Risks Related to the Business Combination and WTMA — WTMA may not be able to complete an initial business combination within the prescribed time frame, in which case it would cease all operations except for the purpose of winding up and it would redeem the public stock and liquidate, in which case the public stockholders may only receive $10.00 per share, or less than such amount in certain circumstances, and the public rights will expire worthless” and “— WTMA stockholders may be held liable for claims by third parties against WTMA to the extent of distributions received by them upon redemption of their shares.” Our initial stockholders, including the Sponsor, and our directors and officers have waived any right to any liquidation distribution with respect to the Founder Shares. No consideration was received by such persons in connection with such waiver.

In the event of liquidation, there will be no distribution with respect to outstanding rights. Accordingly, the rights will expire worthless.

Q:     Do I have appraisal rights in connection with the proposed Business Combination?

A:     No. Neither WTMA’s stockholders nor WTMA’s rights holders have appraisal rights in connection with the Business Combination.

Q:     I am a WTMA Right holder. Why am I receiving this proxy statement/prospectus?

A:     As a holder of WTMA Rights, every ten (10) WTMA Rights, shall be canceled and converted into one share of WTMA Common Stock free and clear of all liens (other than any restrictions on resale or other transfer under applicable securities laws and, in the case of the Sponsor, the Sponsor Support and Lock-up Agreement) and the holders of such WTMA Rights immediately prior to the Effective Time shall cease to have any rights with respect to such WTMA Rights, except as provided by the terms and conditions of the Merger Agreement or by law. All outstanding WTMA Common Stock (excluding shares that are redeemed by the holders as described herein and shares held by WTMA as treasury shares) will then cease to exist by virtue of the Merger and each holder thereto will receive one New WaveTech Common Stock. This proxy statement/prospectus includes important information about New WaveTech and the business of New WaveTech and its subsidiaries following consummation of the Business Combination at the Closing on the Closing Date. Since holders of WTMA Rights shall become holders of New WaveTech Common Stock upon consummation of the Business Combination at the Closing on the Closing Date, we urge you to read the information contained in this proxy statement/prospectus carefully.

Q:     What do I need to do now?

A:     WTMA urges you to read this proxy statement/prospectus, including the financial statements, Annexes and the documents referred to herein, carefully and in their entirety and to consider how the Business Combination will affect you as a stockholder or rights holder. WTMA’s stockholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q:     How do I vote?

A:     If you are a holder of record of WTMA Common Stock on the record date for the Special Meeting, you may vote virtually at the Special Meeting or by submitting a proxy for the Special Meeting. You may submit your proxy by signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage-paid envelope. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your stock or, if you wish to attend the Special Meeting and vote while attending virtually, obtain a valid proxy from your broker, bank or nominee.

Q:     What will happen if I abstain from voting or fail to vote at the Special Meeting?

A:     At the Special Meeting of stockholders, WTMA will count a properly executed proxy marked “ABSTAIN” with respect to a particular proposal as present for purposes of determining whether a quorum is present. For purposes of approval, an abstention or failure to vote will have the same effect as a vote against each of the Merger Agreement Proposal, the Organizational Documents Proposals and the Adjournment Proposal, and will have no effect on any of the other proposals.

Q:     What will happen if I sign, date and return my proxy card without indicating how I wish to vote?

A:     Signed and dated proxies received by WTMA without an indication of how the stockholder intends to vote on a proposal will be voted in favor of each proposal presented to the stockholders.

Q:     How can I attend the Special Meeting?

A:     You may attend the Special Meeting and vote your shares virtually during the Special Meeting via live webcast by visiting [•]. As a registered stockholder, you received a proxy card from Continental, which contains instructions on how to attend the Special Meeting virtually, including the URL address, along with your 12-digit meeting control number. You will need the 12-digit meeting control number that is printed on your proxy card to enter the Special Meeting. If you do not have your 12-digit meeting control number, contact Continental at 917-262-2373 or email Continental at proxy@continentalstock.com. Please note that you will not be able to physically attend the Special Meeting in person, but may attend the Special Meeting virtually by following the instructions below.

You can pre-register to attend the Special Meeting virtually starting [•], 2023. Enter the URL address into your browser, and enter your 12-digit meeting control number, name and email address. Once you pre-register you can vote or enter questions in the chat box. Prior to or at the start of the Special Meeting you will need to re-log in using your 12-digit meeting control number and will also be prompted to enter your 12-digit meeting control number if you vote virtually during the Special Meeting. WTMA recommends that you log in at least 15 minutes before the Special Meeting to ensure you are logged in when the Special Meeting starts.

If your shares are held in “street name,” you may attend the Special Meeting. You will need to contact Continental at the number or email address above, to receive a 12-digit meeting control number and gain access to the Special Meeting or otherwise contact your broker, bank, or other nominee as soon as possible, to do so. Please allow up to 72 hours prior to the Special Meeting for processing your 12-digit meeting control number.

If you do not have internet capabilities, you can listen only to the Special Meeting by dialing [•] (toll-free) if within the U.S. or Canada, or [•] (standard rates apply) if outside of the U.S. and Canada, when prompted enter the pin [•]#. This is listen only, you will not be able to vote or enter questions during the Special Meeting.

Q:     Do I need to attend the Special Meeting of stockholders virtually to vote my shares?

A:     No. You are invited to attend the Special Meeting virtually to vote on the proposals described in this proxy statement/prospectus. However, you do not need to attend the Special Meeting of stockholders virtually to vote your shares. Instead, you may submit your proxy by signing, dating and returning the applicable enclosed proxy card(s) in the pre-addressed postage-paid envelope. Your vote is important. WTMA encourages you to vote as soon as possible after carefully reading this proxy statement/prospectus.

Q:     If I am not going to attend the Special Meeting of stockholders virtually, should I return my proxy card instead?

A:     Yes. After carefully reading and considering the information contained in this proxy statement/prospectus, please submit your proxy, as applicable, by signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Q:     If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:     No. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial holder” of the stock held for you in what is known as “street name.” If this is the case, this proxy statement/prospectus may have been forwarded to you by your brokerage firm, bank or other nominee, or its agent, and you may need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker, bank or nominee as to how to vote your shares. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. We believe all the proposals presented to the stockholders will be considered non-discretionary and therefore your broker, bank, or nominee cannot vote your shares without your instruction. Your bank, broker, or other nominee can vote your shares only if you provide instructions on how to vote. As the beneficial holder, you have the right to direct your broker, bank or other nominee as to how to vote your shares and you should instruct your broker to vote your shares in accordance with directions you provide. If you do not provide voting instructions to your broker on a proposal on which your broker does not have discretionary authority to vote, your shares will not be voted on that proposal. This is called a “broker non-vote.” Any broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Special Meeting on any proposal, and will have the same effect as a vote against the Organizational Documents Proposal and will have no effect on any of the other proposals.

Q:     What is the quorum requirement for the Special Meeting of stockholders?

A:     A quorum will be present at the Special Meeting of stockholders if a majority of the WTMA Common Stock outstanding and entitled to vote at the Special Meeting is attending virtually or by proxy. In the absence of a quorum, the chairman of the meeting has the power to adjourn the Special Meeting.

As of the record date for the Special Meeting, [•] shares of WTMA Common Stock would be required to achieve a quorum.

If there is no quorum, the chairman of the meeting may adjourn the Special Meeting to another date.

Q:     Who is entitled to vote at the Special Meeting?

A:     WTMA stockholders will be entitled to vote or direct votes to be cast on their behalf at the Special Meeting if they owned WTMA Common Stock at the close of business on [•], 2023, which is the “record date” for the Special Meeting. Stockholders will have one vote for each share of WTMA Common Stock owned at the close of business on the record date. If your stock is held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the stock you beneficially own are properly counted. Rights do not have voting rights.

Q:     How many votes do I have?

A:     WTMA stockholders are entitled to one vote at the Special Meeting for each share of WTMA Common Stock held of record as of the record date. As of the close of business on the record date for the Special Meeting, there were [•] shares of WTMA Common Stock issued and outstanding. In addition, there currently are 8,079,740 WTMA Rights issued and outstanding, consisting of 7,727,686 public rights and 352,054 private rights. Each right will convert upon Closing in one-tenth of one share of New WaveTech Common Stock, no fractional shares will be issued.

Q:     What vote is required to approve each proposal at the Special Meeting?

A:     The following votes are required for each proposal at the Special Meeting:

(i)     Merger Agreement Proposal:    The approval of the Merger Agreement Proposal requires the affirmative vote of a majority of the shares of WTMA Common Stock attending the Special Meeting virtually or by proxy and entitled to vote thereon Special Meeting.

(ii)    Organizational Documents Proposals:    The separate approval of each of the Organizational Documents Proposals requires the affirmative vote of a majority of the outstanding shares of WTMA Common Stock.

(iii)   Director Election Proposal:    The approval of the Director Election Proposal requires the affirmative vote of a plurality of the outstanding shares of WTMA Common Stock attending the Special Meeting virtually or by proxy and who vote thereon at the Special Meeting. Because the Director Election Proposal is an uncontested election with no cumulative voting, every director nominee will be assured election upon receiving just one “for” vote.

(iv)   Stock Issuance Proposal:    The approval of the Stock Issuance Proposal requires the affirmative vote of a majority of the shares of WTMA Common Stock attending the Special Meeting virtually or by proxy and entitled to vote thereon and who vote at the Special Meeting.

(v)    New WaveTech Key Executive Alignment Program Proposal:    The approval of the New WaveTech Key Executive Alignment Program Proposal requires the affirmative vote of a majority of the shares of WTMA Common Stock attending the Special Meeting virtually or by proxy and entitled to vote and who vote thereon at the Special Meeting.

(vi)   Adjournment Proposal:    The approval of the Adjournment Proposal requires the affirmative vote of a majority of the shares of WTMA Common Stock attending the Special Meeting virtually or by proxy and entitled to vote thereon at the Special Meeting.

Q:     What are the recommendations of the WTMA Board?

A:     The WTMA Board believes that the Merger Agreement Proposal and the other proposals to be presented at the Special Meeting are in the best interest of WTMA’s stockholders and unanimously recommends that its stockholders vote “FOR” the Merger Agreement Proposal, “FOR” each of the separate Organizational Documents Proposals, “FOR” the Director Election Proposal, “FOR” the Stock Issuance Proposal, “FOR” the New WaveTech Key Executive Alignment Program Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the Special Meeting.

The existence of financial and personal interests of one or more of WTMA’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of WTMA and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the proposals. In addition, WTMA’s officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section entitled “Merger Agreement Proposal — Interests of WTMA’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Q:     What interests do WTMA’s current officers and directors have in the Business Combination?

A:     WTMA’s board of directors and executive officers may have interests in the Business Combination that are different from, in addition to or in conflict with, yours. These interests include:

•        the beneficial ownership of our initial stockholders of an aggregate of 1,931,922 Founder Shares and 352,054 private units, which shares and units would become worthless if WTMA does not complete a business combination within the applicable time period, as our initial stockholders have waived any Redemption Right with respect to these shares. No consideration was received by our initial stockholders in connection with such waiver. Our initial stockholders paid an aggregate of $25,000 for the Founder Shares and approximately $3,520,540 for their 352,054 private placement units and such shares and rights have an aggregate market value of approximately $3.64 million, based on the closing price of

WTMA Common Stock of $10.10 and of WTMA Rights of $0.2274 on Nasdaq on December 20, 2022 the most recent practicable date prior to the date of this proxy statement/prospectus. In addition, for the purpose of funding WTMA’s working capital requirements, WTMA has also approved the issuance of and sale to the Sponsor a convertible, non-interest bearing, unsecured promissory note equal to $772,768.60 (the “Convertible Extension Note”) that will not be repaid in the event that WTMA is unable to close a business combination unless there are funds available outside the trust account to do so. The Sponsor also has the right to convert such promissory note upon Closing into up to 77,276 additional private placement units, and such shares and rights have an aggregate market value of approximately $0.8 million, based on the closing price of WTMA Common Stock and WTMA Rights described above. Each of our officers and directors is a member of the Sponsor. Daniel Mamadou and Christopher Clower are the managing members of the Sponsor, and as such Daniel Mamadou and Christopher Clower have voting and investment discretion with respect to the WTMA Common Stock and WTMA Rights held of record by the Sponsor;

•        the anticipated continuation of Mr. Clower as a director of New WaveTech;

•        the fact that our Sponsor, officers and directors have agreed not to redeem any of their shares in connection with a stockholder vote to approve the Business Combination;

•        the fact that our initial stockholders, including our Sponsor and its affiliates, who purchased Founder Shares at the time of our IPO may experience a positive rate of return on their investment, even if our public stockholders experience a negative rate of return on their investment;

•        that, at the Closing, we will enter into the Registration Rights Agreement, which provides for registration rights to the initial stockholders, including the Sponsor, and WTMA’s directors and officers and their permitted transferees;

•        the continued indemnification of current directors and officers of WTMA and the continuation of directors’ and officers’ liability insurance after the Business Combination;

•        the fact that the Existing Charter contains a waiver of the corporate opportunity doctrine. With such waiver, there could be business combination targets that may be suitable or worth consideration for a combination with WTMA but not offered due to a WTMA director’s duties to another entity. WTMA does not believe that the potential conflict of interest relating to the waiver of the corporate opportunities doctrine in the Existing Charter impacted its search for an acquisition target and WTMA was not prevented from reviewing any opportunities as a result of such waiver;

•        the fact that our Sponsor, officers and directors will be reimbursed for out-of-pocket expenses incurred in connection with activities on our behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations, though there have been no material out-of-pocket expenses subject to reimbursement and WTMA does not anticipate any such expenses prior to Closing; and

•        the fact that our Sponsor, officers and directors will lose their entire investment in us if our initial business combination is not completed; as such our Sponsor, officers and directors will benefit from the completion of the Business Combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidate.

These interests may influence WTMA’s directors in making their recommendation that you vote in favor of the approval of the Business Combination and the transactions contemplated thereby. WTMA’s directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to WTMA stockholders that they approve the Business Combination. WTMA stockholders should take these interests into account in deciding whether to approve the Business Combination.

Q:     How does the Sponsor intend to vote its shares?

A:     Our initial stockholders, including the Sponsor, and our directors and officers have agreed to vote any shares of WTMA Common Stock owned by them in favor of the Business Combination, including their Founder Shares and any public stock purchased after our initial public offering (including in open market and privately negotiated transactions). As of the date of this proxy statement/prospectus, our initial stockholders, including our Sponsor, and our directors and officers beneficially own an aggregate of approximately 22.35% of the outstanding shares of WTMA Common Stock.

Q:     May the Sponsor and the other Initial Stockholders purchase public shares or warrants prior to the Special Meeting?

A:     None of WTMA, the Sponsor, the other initial stockholders nor any of their respective affiliates currently have an intention to purchase public shares or public rights prior to the Special Meeting. However, subject to Rule 14e-5, at any time prior to the Special Meeting, during a period when they are not then aware of any material nonpublic information regarding WTMA or its securities, WTMA, the Sponsor, the other initial stockholders and/or their respective affiliates may purchase public shares or public rights prior to the Special Meeting. The purpose of such transactions would be to increase the likelihood of satisfaction of the requirements to consummate the Business Combination, where it appears that such requirements may not otherwise be met. If such purchases occur, the public “float” of New WaveTech following the Business Combination may be reduced, possibly making it difficult to obtain or maintain the quotation, listing or trading of the New WaveTech Common Stock on Nasdaq or another national securities exchange.

In the event that WTMA, the Sponsor, the other initial stockholders and/or any of their respective affiliates purchase public shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their public shares. Any purchases of public shares made by WTMA, the Sponsor, the other initial stockholders or any of their respective affiliates would not be voted in favor of the Business Combination Proposal and Redemptions Rights (if any) over such purchased securities would be waived by the aforementioned persons. To the extent the transaction occurs following the date of this proxy statement/prospectus, the purchase price of any public shares to be acquired by WTMA, the Sponsor, the other initial stockholders or any of their respective affiliates, will be at a price no higher than the redemption price offered to public shareholders. In addition, WTMA will file a Current Report on Form 8-K and will (i) amend this proxy statement/prospectus, if such arrangements are entered into prior to effectiveness of the Registration Statement on Form S-4, or (ii) file a proxy supplement, if such arrangements are entered into after effectiveness of such Registration Statement, to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the Business Combination Proposal or the satisfaction of any closing conditions. Any such disclosures will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons, and will describe the material costs of such arrangements to WTMA and WaveTech, as well as their potential impact to New WaveTech after giving effect to the Business Combination.

Q:     What happens if I sell my WTMA Common Stock before the Special Meeting?

A:     The record date for the Special Meeting is earlier than the date of the Special Meeting and earlier than the date that the Business Combination is expected to be completed. If you transfer your public stock after the applicable record date, but before the Special Meeting, unless you grant a proxy to the transferee, you will retain your right to vote at such general meeting but the transferee, and not you, will have the ability to redeem such stock (if time permits).

Q:     May I change my vote after I have mailed my signed proxy card?

A:     Yes. Stockholders may send a later-dated, signed proxy card to WTMA’s Secretary at WTMA’s address set forth below so that it is received by WTMA’s Secretary prior to the vote at the Special Meeting (which is scheduled to take place on [•], 2023) or attend the Special Meeting virtually and vote. Stockholders also may revoke their proxy by sending a notice of revocation to WTMA’s Secretary, which must be received by WTMA’s Secretary prior to the vote at the Special Meeting. However, if your shares are held in “street name” by your broker, bank or another nominee, you must contact your broker, bank or other nominee to change your vote.

Q:     What happens if I fail to take any action with respect to the Special Meeting?

A:     If you fail to take any action with respect to the Special Meeting and the Business Combination is approved by stockholders and the Business Combination is consummated, you will become a stockholder of New WaveTech. If you fail to take any action with respect to the Special Meeting and the Business Combination is not approved, you will remain a stockholder of WTMA. However, if you fail to vote with respect to the Special Meeting, you will nonetheless be able to elect to redeem your public stock in connection with the Business Combination (if time permits).

Q:     What should I do with my stock certificates, rights certificates or unit certificates?

A:     Our stockholders who exercise their Redemption Rights must deliver (either physically or electronically) their share certificates (if any) along with the redemption forms to the Transfer Agent, prior to the special meeting.

Holders must complete the procedures for electing to redeem their public stock in the manner described above prior to, Eastern Time, on [•], 2023 (two business days before the special meeting) in order for their shares to be redeemed.

Holders of public rights should not submit the certificates relating to their WTMA Rights. Public stockholders who do not elect to have their public stock redeemed for the pro rata share of the trust account should not submit the certificates relating to their public stock.

Upon the consummation of the Merger, holders of WTMA Units, WTMA Common Stock and WTMA Rights will receive New WaveTech Common Stock without needing to take any action and, accordingly, such holders should not submit any certificates relating to their WTMA Units, WTMA Common Stock (unless such holder elects to redeem the public stock in accordance with the procedures set forth above), or WTMA Rights.

Q:     What should I do if I receive more than one set of voting materials?

A:     Stockholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your WTMA Common Stock.

Q:     Who will solicit and pay the cost of soliciting proxies for the Special Meeting?

A:     WTMA will pay the cost of soliciting proxies for the Special Meeting. WTMA has engaged [•] to assist in the solicitation of proxies for the Special Meeting. WTMA has agreed to pay [•] a fee of $[•] plus disbursements (to be paid with non-trust account funds). WTMA will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of WTMA Common Stock for their expenses in forwarding soliciting materials to beneficial owners of WTMA Common Stock and in obtaining voting instructions from those owners. WTMA’s directors and officers may also solicit proxies by telephone, by facsimile, by mail, on the internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:     Where can I find the voting results of the Special Meeting?

A:     The preliminary voting results will be expected to be announced at the Special Meeting. WTMA will publish final voting results of the Special Meeting with the SEC in a Current Report on Form 8-K within four (4) business days after the Special Meeting.

Q:     Who can help answer my questions?

A:     If you have questions about the Business Combination or if you need additional copies of the proxy statement/prospectus, any document incorporated by reference in this proxy statement/prospectus or the enclosed proxy card, you should contact:

Individuals call toll-free: [•]

Banks and Brokerage Firms, please call: [•]

Email: [•]

You also may obtain additional information about WTMA from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information; Incorporation by Reference.” If you are a holder of public stock and you intend to seek redemption of your public stock, you will need to deliver your public stock (either physically or electronically) to Continental, at the address below prior to the Special Meeting. Holders must complete the procedures for electing to redeem their public stock in the manner described above prior to 5:00 p.m., Eastern Time, on [•], 2023, (two business days before the Special Meeting) in order for their stock to be redeemed. If you have questions regarding the certification of your position or delivery of your stock, please contact:

Continental Stock Transfer & Trust Company, 1 State Street, 30th Floor
New York, NY 10004
Attention: [•]
Email: [•]

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this proxy statement/prospectus may constitute “forward-looking statements” for purposes of the federal securities laws. Our forward-looking statements include, but are not limited to, statements regarding our, our management team’s, WaveTech’s and WaveTech’s management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “can,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “might,” “outlook,” “plan,” “possible,” “potential,” “predict,” “project,” “seek,” “should,” “strive,” “target,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

Forward-looking statements in this proxy statement/prospectus and in any document incorporated by reference in this proxy statement/prospectus may include, for example, statements about:

•        WTMA’s ability to complete the Business Combination or, if WTMA does not consummate such Business Combination, any other initial business combination;

•        the financial and business performance of New WaveTech;

•        satisfaction or waiver (if applicable) of the conditions to the Business Combination, including, among other things: the satisfaction or waiver of certain customary closing conditions, including, among others, (i) approval of the Business Combination and related agreements and transactions by the respective stockholders of WTMA and WaveTech, (ii) effectiveness of the registration statement of which this proxy statement/prospectus forms a part of, (iii) receipt of approval for listing on Nasdaq, the shares of WTMA common stock to be issued in connection with the Merger, and (iv) the absence of any injunctions;

•        that the amount of cash available in the trust account, after deducting the amount required to satisfy WTMA’s obligations to its stockholders (if any) that exercise their rights to redeem their WTMA Common Stock pursuant to the Organizational Documents, plus the PIPE Investment Amount actually received by WTMA at or prior to the Closing plus ), plus the aggregate gross proceeds received or will be received by WTMA or WaveTech or any of their subsidiaries pursuant to any agreement or arrangement entered into prior to or substantially concurrently with the Closing in connection with the issuance or other grant of any interests of WTMA, WaveTech or any of their respective subsidiaries, including the Convertible Notes, after the payment of certain expenses of WTMA and WaveTech relating to the Business Combination, is at least equal to the Minimum Available Cash Condition amount;

•        the impact of the COVID-19 pandemic;

•        the occurrence of any other event, change or other circumstances that could give rise to the termination of the Merger Agreement;

•        the projected financial information, anticipated growth rate, and market opportunity of New WaveTech;

•        the ability to obtain or maintain the listing of New WaveTech Common Stock on Nasdaq following the Business Combination;

•        WTMA’s public securities’ potential liquidity and trading;

•        WTMA’s ability to raise financing in the future;

•        WTMA’s success in retaining or recruiting, or changes required in, our officers, key employees or directors following the completion of the Business Combination;

•        WTMA officers and directors allocating their time to other businesses and potentially having conflicts of interest with WTMA’s business or in approving the Business Combination;

•        the use of proceeds not held in the trust account or available to us from interest income on the trust account balance;

•        the impact of the regulatory environment and complexities with compliance related to such environment;

•        New WaveTech’s ability to execute its business plan and its growth and go-to-market strategies;

•        New WaveTech’s ability to achieve sustained, long-term profitability and commercial success;

•        New WaveTech’s ability to raise financing in the future;

•        New WaveTech’s technical development and commercialization of products;

•        New WaveTech’s use of agents or resellers in certain jurisdictions;

•        the availability of components or raw materials used to manufacture New WaveTech’s products;

•        New WaveTech scaling up its manufacturing quantities of its products;

•        New WaveTech’s outsourcing of manufacturing and such manufacturers’ ability to satisfy New WaveTech’s manufacturing needs on a timely basis;

•        New WaveTech’s revenue deriving from a limited number of customers;

•        Demand for New WaveTech’s products and services;

•        New WaveTech’s customer order backlog;

•        New WaveTech’s expansion plans;

•        future acquisitions by New WaveTech;

•        New WaveTech’s planned operations outside of the U.S. and Germany;

•        New WaveTech’s ability to attract and retain talented personnel;

•        New WaveTech’s ability to compete with companies that have significantly more resources;

•        New WaveTech’s ability to meet certain certification and compliance standards;

•        New WaveTech’s ability to protect its intellectual property rights and ability to protect itself against potential intellectual property infringement claims;

•        the outcome of any known and unknown litigation and regulatory proceedings; and

•        other factors detailed under the section entitled “Risk Factors.”

The forward-looking statements contained in this proxy statement/prospectus and in any document incorporated by reference in this proxy statement/prospectus are based on current expectations and beliefs concerning future developments and their potential effects on us or WaveTech. There can be no assurance that future developments affecting us or WaveTech will be those that WTMA or WaveTech have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond WTMA’s control or the control of WaveTech) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described in the section entitled “Risk Factors” beginning on page 50 of this proxy statement/prospectus. Should one or more of these risks or uncertainties materialize, including with respect to COVID-19, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. WTMA and WaveTech undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this proxy statement/prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and you are cautioned not to unduly rely upon these statements.

Before any WTMA stockholder grants its proxy or instructs how its vote should be cast or votes on the proposals to be put to the Special Meeting, such stockholder should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this proxy statement/prospectus may adversely affect us.

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the proposals to be submitted for a vote at the Special Meeting, including the Business Combination, you should read this proxy statement/prospectus, including the financial statements, Annexes and other documents referred to herein, carefully and in their entirety. The Merger Agreement is the primary legal document that governs the Business Combination and the other transactions that will be undertaken in connection with the Business Combination. The Merger Agreement is also described in further detail in this proxy statement/prospectus in the section entitled “Merger Agreement Proposal — The Merger Agreement.”

Unless otherwise specified, all share calculations (1) assume no exercise of Redemption Rights by the public stockholders in connection with the Business Combination and (2) account for the conversion of the WTMA Rights at Closing into WTMA Common Stock. Unless otherwise specified, any WaveTech key performance indicators and other operating metrics included below reflect Consolidated Locations and Unconsolidated Locations, each as defined in the section entitled “WaveTech’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Combined Business Summary

The Parties to the Business Combination

Welsbach Technology Metals Acquisition Corp.

WTMA is a blank check company that was incorporated under the laws of the State of Delaware on May 27, 2021 for the purpose of effecting a merger, stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses on entities. On June 25, 2021, the Sponsor purchased 1,437,500 Founder Shares for an aggregate purchase price of $25,000. On September 30, 2021, WTMA effected an exchange of each Founder Share for 1.5 WTMA Common Stock, resulting in the Sponsor holding an aggregate of 2,156,250 founder shares (the “Founder Shares”). In December 2021, the Sponsor transferred 5,000 Founder Shares to John Stanfield, 12,500 Founder Shares to each of WTMA’s three independent directors and an aggregate of 49,264 Founder Shares to certain advisors of WTMA. On January 14, 2022, 224,328 Founder Shares were automatically surrendered for no consideration by the Sponsor due to the partial exercise of the underwriters’ over-allotment option.

On December 30, 2021, WTMA consummated its initial public offering of 7,500,000 WTMA Units. Each WTMA Unit consists of one share of WTMA Common Stock, and one WTMA Right, with each WTMA Right entitling the holder thereof to receive one-tenth of one share of WTMA Common Stock. The WTMA Units were sold at a price of $10.00 per unit, generating gross proceeds of $75,000,000.

A total of $77,276,860, comprised of proceeds from the IPO (including the over-allotment) and proceeds of the sale of the WTMA Units was placed in the trust account maintained by Continental, acting as trustee. As of September 30, 2022, there was approximately $78,510,772 held in the trust account.

WTMA’s principal executive offices are located at 160 S Craig Place, Lombard, Illinois 60148 and its phone number is (217) 615-1216.

Merger Sub

Merger Sub is a Delaware corporation and a wholly owned subsidiary of WTMA. Merger Sub was formed for the purpose of effecting the Business Combination and does not own any material assets or operate any business.

WaveTech

WaveTech is a next-generation provider of technologically-advanced battery enhancement, treatment and monitoring solutions for high-usage battery and energy storage device users and manufacturers. Its proprietary core technology, Crystal Control Technology® (“CCT®”), has been proven to substantially improve battery performance, increase energy throughput and extend battery life. While WaveTech is not itself a battery manufacturer, it has assembled a portfolio of battery enhancement, treatment and monitoring products based upon its CCT® technology that can be applied to a wide range of battery types and battery chemistries. WaveTech’s product solutions are complemented by a broad suite of services, including technical support, systems design and integration, and sophisticated research and development programs. While WaveTech competes globally on the basis of its innovative technology, the breadth of its product offerings and its high-quality cost-effective customer solutions, its primary focus has been on the North American battery infrastructure and service market. WaveTech believes it is in a unique position to rapidly increase its near-term sales as it is among the few providers of battery and storage device equipment and services.

WaveTech’s principal focus has been on the development and patenting of systems that improve lead acid battery efficiency and deliver an extended lifecycle, increased lifetime energy throughput and reduction of both charging times and associated expense. In addition to its core proprietary CCT® technology, WaveTech also has developed a Battery Monitoring System (BMS) that provides critical performance data feedback achieved through internet connectivity that provides end users with greater control over their energy storage products and networks. WaveTech’s CCT® technology is in principle chemistry agnostic, and therefore its application across other battery chemistries is covered by WaveTech’s existing patents.

WaveTech was organized as a Delaware corporation in August 2020. Its principal executive offices are located at Egermannstrasse 1. 5, 53359 Rheinbach, Germany and its telephone number at such address is + 49 (0) 2226 826310. WaveTech’s website address is www.wavetech.com. The information on or accessed through WaveTech’s website is not incorporated in this proxy statement/prospectus.

The Business Combination

The Merger Agreement

This subsection of the proxy statement/prospectus describes the material provisions of the Merger Agreement, but does not purport to describe all of the terms of the Merger Agreement. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. You are urged to read the Merger Agreement in its entirety because it is the primary legal document that governs the Business Combination.

Structure of the Merger

On October 31, 2022, WTMA entered into the Merger Agreement with Merger Sub and WaveTech, pursuant to which, among other things, Merger Sub will merge with and into WaveTech, the separate corporate existence of Merger Sub will cease and WaveTech will be the surviving corporation and a wholly owned subsidiary of WTMA (the “Merger”). In connection with the Merger, WTMA will change its name to WaveTech Group, Inc. (“New WaveTech”).

Closing and Effective Time

In accordance with the terms and subject to the conditions of the Merger Agreement, the closing of the Merger (the “Closing”) will take place on the date which is two (2) Business Days after the first date on which all conditions set forth in Article IX of the Merger Agreement have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or such other time and place as WTMA and WaveTech may mutually agree to in writing. The date on which the Closing actually occurs is referred to in the Merger Agreement as the “Closing Date.” The date and time the Merger becomes effective is referred to as the “Effective Time.”

Aggregate Merger Consideration

As a result of the Merger and upon the Effective Time, among other things, all outstanding WaveTech Convertible Instruments and shares of WaveTech Capital Stock immediately prior to the Effective Time of the Merger (other than the Excluded Shares) will be cancelled in exchange for the right to receive a portion of the Aggregate Merger Consideration. Additionally, as a result of and upon the Closing, in accordance with the applicable terms of the WTMA Rights, the WTMA Rights will be converted into New WaveTech Common Stock. An additional [•] shares of New WaveTech Common Stock are expected to be purchased (at a price of $[•] per share) at the Closing by certain third-party PIPE Investors, for a total aggregate purchase price of $[•] and WaveTech expects to sell an additional $[•] in principal amount of Convertible Notes prior to Closing. The proceeds of any PIPE Investment and the Convertible Notes Investment, together with the amounts remaining in WTMA’s trust account as of immediately following the Effective Time, will be retained by New WaveTech following the Closing. In addition, pre-Effective Time WaveTech Qualified Stockholders will be eligible to receive Earnout Shares, as discussed below.

Earnout Shares

Pre-Effective Time WaveTech Stockholders (including, for the avoidance of doubt, WaveTech Convertible Instrument holders) (such stockholders, “Qualified Stockholders”) will be entitled to receive up to an additional 17,500,000 shares of New WaveTech Common Stock or “Earnout Shares” after the closing of the Business Combination, as follows (each of (i) – (iv) a “Milestone”):

(i)     up to 3,750,000 shares of New WaveTech Common Stock if (a) as determined from the Annual Report on Form 10-K for the fiscal year ending December 31, 2023 for New WaveTech filed with the SEC (x) New WaveTech’s Revenue Reference Amount for the year ended December 31, 2023 is equal to or greater than $23.7 million and (y) New WaveTech’s total EBITDARD Reference Amount for the year ended December 31, 2023 is equal to or greater than $(350,000), in each case excluding any results attributable to businesses acquired after the date of the Merger Agreement, (b) if any New WaveTech Common Stock has been issued subsequent to the Closing in connection with any acquisition (x) the Revenue Reference Amount per New WaveTech Common Share for the year ended December 31, 2023 , calculated on the basis of the number of New WaveTech Common Shares outstanding immediately following the Closing plus the number of shares of New WaveTech Common Stock issued subsequent to the Closing in connection with any acquisition, is equal to or greater than the Revenue Reference Amount per New WaveTech Common Share implied by $23.7 million and the number of New WaveTech Common Shares outstanding immediately following the Closing and (y) the EBITDARD Reference Amount per New WaveTech Common Share for the year ended December 31, 2023 is equal to or greater than the EBITDARD Reference Amount per New WaveTech Common Share implied by $(350,000) and the number of New WaveTech Common Shares outstanding immediately following the Closing, or (c) at any time during the period following the Effective Time to December 31, 2023, the closing market price per share of New WaveTech Common Share is equal to or exceeds $12.50 (subject to adjustment for stock splits, stock combinations and the like) for any twenty (20) trading days within any thirty (30) consecutive trading day period;

(ii)    up to 3,750,000 shares of New WaveTech Common Stock if (a) as determined from the Annual Report on Form 10-K for the fiscal year ending December 31, 2024 for New WaveTech filed with the SEC (x) New WaveTech’s Revenue Reference Amount for the year ended December 31, 2024 is equal to or greater than $54.8 million and (y) New WaveTech’s total EBITDARD Reference Amount for the year ended December 31, 2024 is equal to or greater than $16.9 million in each case excluding any results attributable to businesses acquired after the date of the Merger Agreement, (b) if any New WaveTech Common Stock has been issued subsequent to the Closing in connection with any acquisition (x) the Revenue Reference Amount per New WaveTech Common Share for the year ended December 31, 2024, calculated on the basis of the number of New WaveTech Common Shares outstanding immediately following the Closing plus the number of shares of New WaveTech Common Stock issued subsequent to the Closing in connection with any acquisition, is equal to or greater than the Revenue Reference Amount per New WaveTech Common Share implied by $54.8 million and the number of New WaveTech Common Shares outstanding immediately following the Closing and (y) the EBITDARD Reference Amount per New WaveTech Common Share for the year ended December 31, 2024 is equal to or greater than the EBITDARD Reference Amount per New WaveTech Common Share implied by $16.9 million and the number of New WaveTech Common Shares outstanding immediately following the Closing, or (c) at any time during the period from January 1, 2024 to December 31, 2024, the closing market price per share of New WaveTech Common Share is equal to or exceeds $15.00 (subject to adjustment) for any twenty (20) trading days within any thirty (30) consecutive trading day period;

(iii)   up to 5,000,000 shares of New WaveTech Common Stock if, following the Effective Time and prior to December 31, 2026 the closing market price per share of New WaveTech Common Stock is equal or exceeds $20.00 (subject to adjustment) for any twenty (20) trading days within any thirty (30) consecutive trading day period; and

(iv)   up to 5,000,000 shares of New WaveTech Common Stock if, following the Effective Time and prior to December 31, 2028 the closing market price per share of New WaveTech Common Stock is equal to or exceeds $30.00 (subject to adjustment) for any twenty (20) trading days within any thirty (30) consecutive trading day period.

For the purposes of the Earnout Shares only, “EBITDARD Reference Amount” means for the applicable fiscal year, using results and expenses taken from the audited financial statements of New WaveTech, including but not limited to WaveTech and its affiliates, on a consolidated basis, the following calculation: income before provision for income taxes, plus interest expense, less interest income, plus depreciation and amortization, plus research and development expenses, plus any expenses arising solely from the Merger charged to income in such fiscal year, including but not limited to filing fees borne by WaveTech with respect to the Registration Statement. In addition, any New WaveTech or Merger Sub expenses incurred prior to or at the Closing that are included in New WaveTech’s 2022 income statement will be excluded for purposes of EBITDARD Reference Amount calculation. For the purposes of calculating EBITDARD Reference Amount for the fiscal year of Acquiror ending December 31, 2023, EBITDARD Reference Amount shall be calculated after giving pro forma effect to the Merger as if the Merger was consummated on the first day of such fiscal year, and “Revenue Reference Amount” means for any fiscal year, the consolidated net revenues of New WaveTech for such fiscal year determined in accordance with GAAP and as set forth on the audited consolidated financial statements of New WaveTech for such fiscal year as included in the Annual Report on Form 10-K of New WaveTech for such fiscal year; provided, however, that for the purposes of calculating Revenue Reference Amount for the fiscal year of New WaveTech ending December 31, 2023, Revenue Reference Amount shall be calculated after giving pro forma effect to the Merger as if the Merger was consummated on the first day of such fiscal year.

Representations and Warranties

The Merger Agreement contains representations and warranties of WTMA, Merger Sub and WaveTech, certain of which are qualified by materiality and material adverse effect (as defined below) and may be further modified and limited by the disclosure letters. For further details, see the section entitled “Merger Agreement Proposal — The Merger Agreement — Material Adverse Effect.” The representations and warranties of WTMA are also qualified by information included in WTMA’s public filings, filed or submitted to the SEC on or prior to the date of the Merger Agreement (subject to certain exceptions contemplated by the Merger Agreement). Except in the case of claims against a person in respect of such person’s actual fraud, the representations and warranties of the respective parties to the Merger Agreement generally will not survive the Closing. For further details, see the section entitled “Merger Agreement Proposal — The Merger Agreement — Representations and Warranties.”

Covenants and Agreements

WaveTech has made covenants relating to, among other things, the conduct of its business prior to Closing, inspection, preparation and delivery of certain WaveTech financial statements, affiliate agreements, and acquisition proposals. WTMA has made covenants relating to, among other things, employee matters, trust account proceeds and related available equity, listing, non-solicitation by WTMA, WTMA’s conduct of business, post-closing directors and officers, domestication, indemnification and insurance, WTMA public filings, PIPE Investment subscriptions and stockholder litigation. For further details, see the section entitled “Merger Agreement Proposal — The Merger Agreement — Covenants and Agreements.”

Conditions to the Closing

The consummation of the Business Combination contemplated by the Merger Agreement is subject to certain conditions, among others: (i) approval by WTMA’s stockholders and by WaveTech’s stockholders, (ii) the listing of the shares of WTMA Common Stock to be issued in connection with the Closing on Nasdaq and the effectiveness of the registration statement of which this proxy statement/prospectus forms a part, and (iii) the effectiveness or execution, as applicable, of the agreements and certificates relating to the Business Combination contemplated by the Merger Agreement. For further details, see the section entitled “Merger Agreement Proposal — The Merger Agreement — Closing Conditions.”

Termination

The Merger Agreement may be terminated and the Merger abandoned at any time prior to the Closing:

•        by written consent of WTMA and WaveTech;

•        by WaveTech or WTMA, if certain approvals of the shareholders of WTMA, to the extent required under the Merger Agreement, are not obtained as set forth therein;

•        by WaveTech, if there is an Acquiror Modification in Recommendation (as defined in the Merger Agreement);

•        by WaveTech, if WaveTech has not sold and received the proceeds in the aggregate principal amount of at least $5,000,000 of Convertible Notes on or prior to the later of (a) December 31, 2022 and (b) the date of this proxy statement/prospectus;

•        by WTMA, if there is a Company Modification in Recommendation (as defined in the Merger Agreement);

•        by WTMA, if certain approvals of the stockholders of WaveTech, to the extent required under the Merger Agreement, are not obtained within five (5) business days after the date this proxy statement/prospectus is delivered or otherwise made available to stockholders; or

•        by either WTMA or WaveTech in certain other circumstances set forth in the Merger Agreement, including (a) if any Governmental Authority (as defined in the Merger Agreement) shall have enacted, issued, promulgated, enforced or entered any final and nonappealable Governmental Order (as defined in the Merger Agreement) that has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger and (b) in the event of certain uncured breaches by the other party or if the Closing has not occurred on or before March 31, 2023, unless the terminating party is in material breach hereof.

In the event of the termination of the Merger Agreement, the Merger Agreement will become void and have no effect, without any liability on the part of any party thereto or its respective affiliates, officers, directors or stockholders, other than liability of WaveTech, WTMA or Merger Sub, as the case may be, for any willful and material breach of the Merger Agreement occurring prior to such termination, and other than with respect to certain exceptions contemplated by the Merger Agreement (including the terms of the Confidentiality Agreement) that will survive any termination of the Merger Agreement.

Related Agreements

This section describes certain additional agreements entered into or to be entered into pursuant to the Merger Agreement. For additional information, see the section entitled “Merger Agreement Proposal — Related Agreements.”

Registration Rights Agreement

The Merger Agreement contemplates that, at the Closing, New WaveTech, the WTMA Founder Holders and certain Existing WaveTech Stockholders will enter into the Registration Rights Agreement, pursuant to which holders of Registrable Securities (as defined in the Registration Rights Agreement), subject to certain conditions, will be entitled to registration rights.

Pursuant to the Registration Rights Agreement, New WaveTech will agree that, within thirty (30) days after the Closing, New WaveTech will file with the SEC (at its sole cost and expense) a registration statement registering the resale of the Registrable Securities (the “Resale Registration Statement”), and New WaveTech will use its reasonable best efforts to have the Resale Registration Statement declared effective by the SEC as soon as practicable after the filing thereof, but in no event later than 60 days following the filing deadline; provided that the Effectiveness Deadline shall be extended to 90 days after the filing deadline if the Resale Registration Statement is reviewed by and receives comments from, the SEC.

In certain circumstances, the holders party to the Registration Rights Agreement will be entitled to piggyback registration rights, in each case subject to certain limitations set forth in the Registration Rights Agreement.

These registration rights will be subject to certain customary limitations, including the right of the underwriters to limit the number of securities to be included in an underwritten offering and New WaveTech’s right to delay or withdraw a registration statement under certain circumstances. New WaveTech will generally be required to bear the registration expenses associated with any registration and sale of Registrable Securities held by the holders. Under the Registration Rights Agreement, New WaveTech will agree to indemnify the holders against any losses or damages resulting from any untrue statement or omission or alleged untrue statement or omission of a material fact in any registration statement or prospectus pursuant to which they sell its equity securities, unless such liability arose from their misstatement or omission, and each of the holders, severally and individually, will agree to indemnify New WaveTech against any losses or damages caused by such holder’s material misstatements or omissions in those documents.

The Registration Rights Agreement terminates and replaces the registration rights agreement by and among WTMA, the Sponsor and the other parties thereto, dated December 27, 2021 and entered into in connection with the IPO. The Registration Rights Agreement will terminate with respect to any party thereto, on the date that such party no longer holds any Registrable Securities (as defined therein).

Shareholder Support and Lock-up Agreement

In connection with the execution of the Merger Agreement, on October 31, 2022, WTMA entered into the Shareholder Support and Lock-up Agreement, by and among WTMA, WaveTech, the Sponsor and the WaveTech Shareholders (as defined in the Shareholder Support and Lock-up Agreement).

Pursuant to the Shareholder Support and Lock-up Agreement, the WaveTech Shareholders acknowledged that they have read the Merger Agreement and have agreed to, among other things, approve and adopt the Merger Agreement, any document contemplated by the Merger Agreement and the transactions contemplated therein at any meeting of the Shareholders of WaveTech (or any adjournment or postponement thereof), and in any action by written resolutions of the Shareholders of WaveTech requested by the Board of Directors of WaveTech or otherwise undertaken as contemplated by the Business Combination (which written resolutions shall be delivered promptly, and in any event within forty-eight (48) hours after the later of the date (x) this proxy statement/prospectus is delivered or otherwise made available (including on the Electronic Data Gathering, Analysis and Retrieval filing system of the SEC) to the stockholders of WTMA and the shareholders of WaveTech, and (y) WaveTech or WTMA requests such delivery), such Company Shareholder shall, if a meeting is held, appear at the meeting, in person or by proxy, or otherwise cause all of its, his or her Subject Shares (to the extent such Subject Shares have voting rights and are entitled to vote on or provide consent with respect to such matter) to be counted as present thereat for purposes of establishing a quorum, and such Company Shareholder shall vote or provide consent (or cause to be voted or consented), in person or by proxy, all of its, his or her Subject Shares (to the extent such Subject Shares have voting rights and are entitled to vote on or provide consent with respect to such matter).

Pursuant to the Shareholder Support and Lock-up Agreement, each of the WaveTech Shareholders also agreed to, among other things, consent to the publication and disclosure in this proxy statement/prospectus (and, as and to the extent otherwise required by applicable securities laws or the SEC or any other securities authorities, any other documents or communications provided by WTMA or WaveTech to any governmental authority or to securityholders of WTMA) of such WaveTech Shareholder’s identity and beneficial ownership of Subject Shares.

Pursuant to the Shareholder Support and Lock-up Agreement, each of the WaveTech Shareholders agreed not to, without the prior written consent of the Sponsor and the Board of Directors of New WaveTech, (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, file (or participate in the filing of) a registration statement with the SEC (other than this proxy statement/prospectus) or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any Subject Shares owned by such WaveTech Shareholder, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Subject Shares owned by such WaveTech Shareholder or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii) any New WaveTech Securities, in each case, for the duration of the applicable Lock-Up Period.

The Shareholder Support and Lock-up Agreement and all of its provisions shall terminate and be of no further force or effect upon the earliest of (a) 180 days after the Closing, (b) the termination of the Merger Agreement, and (c) as to each WaveTech Shareholder, the written agreement of WTMA, New WaveTech, the Sponsor, WaveTech and such WaveTech Shareholder. Upon such termination of the Shareholder Support and Lock-up Agreements, all obligation of the parties under the Shareholder Support and Lock-up Agreement will terminate, without any liability or other obligation on the part of any party thereto, to any Person in respect thereof or the transactions contemplated thereby, and no party thereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter thereof; provided however, that the termination of the Shareholder Support and Lock-up Agreement shall not relieve any party thereto from liability arising in respect of any breach of the Shareholder Support and Lock-up Agreement prior to such termination.

Sponsor Support and Lock-up Agreement

On October 31, 2022, the Sponsor and certain Sponsor Affiliates entered into a Sponsor Support and Lock-up Agreement (the “Sponsor Support and Lock-up Agreement”), by and among WTMA, WaveTech, New WaveTech and the WTMA Founder Holders, pursuant to which the WTMA Founder Holders agreed to, among other things, vote all their Subject Shares in favor of the Merger Agreement and the transactions contemplated thereby, in each case, subject to the terms and conditions contemplated by the Sponsor Support and Lock-up Agreement.

Pursuant to the Sponsor Support and Lock-up Agreement, the WTMA Founder Holders agreed not to (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, file (or participate in the filing of) a registration statement with the SEC (other than the proxy statement/registration statement) or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any Subject Shares owned by such WTMA Founder Holder, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Subject Shares owned by such WTMA Founder Holder or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii), for the duration of the applicable Lock-Up Period.

The Sponsor Support and Lock-up Agreement will terminate in its entirety, and be of no further force or effect, upon the earliest of (a) 180 days after the Closing; (b) the termination of the Merger Agreement; and (c) as to each WTMA Founder Holder, the written agreement of WTMA, New WaveTech, WaveTech and such WTMA Founder Holder. Upon such termination of the Sponsor Support and Lock-up Agreement, all obligations of the parties under the Sponsor Support and Lock-up Agreement will terminate, without any liability or other obligation on the part of any party thereto to any person in respect thereof or the transactions contemplated thereby, and no party thereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter thereof; provided however, that the termination of the Sponsor Support and Lock-up Agreement shall not relieve any party thereto from liability arising in respect of any breach of the Sponsor Support and Lock-up Agreement prior to such termination.

Subscription Agreements

The Merger Agreement’s Minimum Available Cash Condition may be met by PIPE Investment Amounts and Convertible Notes Investment Amounts. The completion of any financings will be subject to the terms of the Subscription Agreements which will be mutually agreed by WTMA and WaveTech.

Ownership of New WaveTech following the Business Combination

	Scenario 1 Pro Forma Combined (Assuming No Redemptions)		Scenario 2 Pro Forma Combined (Assuming 50% Redemptions)		Scenario 3 Pro Forma Combined (Assuming Maximum Redemptions)
	Ownership in shares	Ownership %	Ownership in shares	Ownership %	Ownership in shares	Ownership %
WTMA Public Shareholders(1)	8,500,455	32.3%	4,636,612	20.6%	772,769	3.5%
WTMA Sponsor, current directors, officers and affiliates, and representatives(2)	2,319,181	8.8%	2,319,181	10.3%	2,319,181	10.5%
WaveTech Group Shareholders(3)	15,000,000	57.0%	15,000,000	66.8%	15,000,000	68.2%
Shares underlying WaveTech Convertible Notes and WTMA Private Investment in Public Equity Investors(4)	500,000	1.9%	500,000	2.2%	3,900,000	17.8%
Total	26,319,636	100.0%	22,455,793	100.0%	21,991,950	100.0%

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(1)      Includes the issuance of 772,769 shares of New WaveTech Common Stock pursuant to the public rights. Because the underwriting fees associated with WTMA’s IPO remain constant and are not adjusted based on redemptions, the effective underwriting fee of $4.25 million ($1.55 million of underwriting fees paid at the time of WTMA’s IPO and, $2.70 million of deferred underwriting fees which are held in the Trust Account and payable at the time of Closing) increases on a percentage basis as redemptions by WTMA Public Shareholders increase. In Scenario 1, the effective underwriting fee is 5.0%; in Scenario 2, the effective underwriting fee is 9.2%; in Scenario 3, the effective underwriting fee is 55.0%, in each case taking into account the shares of New WaveTech Common Stock issued pursuant to the public rights.

(2)      Includes the issuance of 35,205 shares of New WaveTech Common Stock pursuant to the private placement rights.

(3)      Excludes 17,500,000 Earnout Shares as the earnout contingencies have not yet been met.

(4)      Assumes (i) the issuance of shares to PIPE Investors and Convertible Notes only in an amount sufficient to satisfy the Minimum Available Cash Condition in each scenario, (ii) that the Sponsor’s Convertible Extension Note is repaid in cash at Closing, and not converted, and (iii) the issuance by WaveTech of at least $5,000,000 in aggregate principal amount of Convertible Notes. Actual amount of Convertible Notes issued or number of shares issued to Convertible Notes Investors or to PIPE Investors in each scenario could be materially more or less than assumed amounts, including resulting in proceeds in excess of the Minimum Available Cash Condition. The section entitled “Unaudited Pro Forma Condensed Combined Financial Information” presents ownership of New WaveTech excluding assumptions for the issuance of shares to PIPE Investors or Convertible Notes, and presents the maximum permitted amount of redemptions while still satisfying the Minimum Available Cash Condition. In the event cash available at Closing is insufficient to meet the Minimum Available Cash Condition, a condition to Closing would not be met and the Business Combination may not be consummated.

The figures in this table are presented only as illustrative examples and are based on the scenarios described below, which may be different from the actual amount of redemptions in connection with the Business Combination. If the actual facts are different than the assumptions set forth below, the share numbers set forth above will be different.

The numbers of shares of “New WaveTech Common Stock Assuming No Redemption” set forth above assumes that no public stockholders elect to have their public stock redeemed, and the numbers of shares of “New WaveTech Common Stock Assuming Maximum Redemption” set forth above assumes that 7,727,686 shares of public stock are redeemed. These numbers and percentages assume (i) (a) no Earnout Shares are issued, (b) that WaveTech Convertible Instruments are converted into New WaveTech Common Stock, in accordance with their terms and that $5 million in aggregate principal amount of Convertible Notes are outstanding as of the Effective Time, (c) that New WaveTech issues shares of New WaveTech Common Stock as the Aggregate Merger Consideration pursuant to the Merger Agreement, which in the aggregate equals 15 million shares of New WaveTech Common Stock and (ii) that New WaveTech issues an aggregate of 500,000 shares, 500,000 shares and 3,900,000 shares of New WaveTech Common Stock to the PIPE Investors and Convertible Notes Investors in Scenarios 1, 2 and 3, respectively. In addition, the numbers of shares and percentage interests set forth above do not take into account certain potential future exercises of warrants or grants or issuances pursuant to the New WaveTech Key Executive Alignment Program or any other equity issuances of New WaveTech. See the section entitled “Risk Factors — Public stockholders will experience immediate dilution as a consequence of the issuance of New

WaveTech Common Stock as consideration in the Business Combination, the PIPE Investment and Convertible Notes Investment, and due to future issuances pursuant to the KEAP. Having a minority stock ownership position may reduce the influence that WTMA’s current stockholders have on the management of New WaveTech.”

If the actual facts are different from these assumptions, the percentage ownership retained by WTMA’s existing stockholders in the combined company will be different.

Proposals to be Put to the Stockholders of WTMA at the Special Meeting

At the Special Meeting, the WTMA stockholders will be asked to separately approve the following proposals:

•        The Merger Agreement Proposal — a proposal to approve and adopt the Merger Agreement and the Business Combination;

•        The Organizational Documents Proposals — two proposals to amend WTMA’s Existing Charter:

•        Organizational Documents Proposal A — to provide for three classes of board directors with staggered three-year terms and direct that board vacancies be filled by the majority of directors then in office; and

•        Organizational Documents Proposal B — to approve and adopt the additional changes in the Proposed Charter, including changing WTMA’s name from “Welsbach Technology Metals Acquisition Corp.” to “WaveTech Group, Inc.,” which our board of directors believes are necessary to adequately address the needs of New WaveTech immediately following the consummation of the Business Combination and approval of the Proposed Charter;

•        The Director Election Proposal — a proposal to approve the election of seven directors, who, upon consummation of the Business Combination, will be the directors of New WaveTech;

•        The Stock Issuance Proposal — a proposal to approve, for purposes of complying with applicable listing rules of Nasdaq, the issuance of (a) shares of New WaveTech Common Stock to the PIPE Investors, pursuant to the PIPE Investment; (b) Earnout Shares of New WaveTech Common Stock to WaveTech Qualified Stockholders pursuant to the earnout program, and (c) shares of New WaveTech Common Stock to the WaveTech Stockholders pursuant to the Merger Agreement;

•        The New WaveTech Key Executive Alignment Program Proposal — a proposal to approve and adopt the New WaveTech Key Executive Alignment Program; and

•        The Adjournment Proposal — a proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the Special Meeting.

If WTMA’s stockholders do not approve each of the Condition Precedent Proposals, then unless certain conditions in the Merger Agreement are waived by the applicable parties to the Merger Agreement, the Merger Agreement could terminate and the Business Combination may not be consummated. See the sections entitled “Merger Agreement Proposal,” “Organizational Documents Proposals,” “Director Election Proposal,” “Stock Issuance Proposal,” “New WaveTech Key Executive Alignment Program Proposal” and “Adjournment Proposal.”

Date, Time and Place of Special Meeting of WTMA’s Stockholders

The Special Meeting of the stockholders of WTMA will be held at [•], Eastern Time, on [•], 2023, virtually via live webcast at [•], to consider and vote upon the proposals to be put to the Special Meeting, including if necessary, the Adjournment Proposal, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, each of the Condition Precedent Proposals have not been approved.

Voting Power; Record Date

WTMA stockholders will be entitled to vote or direct votes to be cast on their behalf at the Special Meeting if they owned WTMA Common Stock at the close of business on [•], 2023, which is the “record date” for the Special Meeting. Stockholders will have one vote for each share of WTMA Common Stock owned at the close of business on the record date. If your stock is held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the stock you beneficially own are properly counted. Rights do not have voting rights. As of the close of business on the record date, there were [•] shares of WTMA Common Stock issued and outstanding. In addition, there currently are 8,079,740 WTMA Rights issued and outstanding, consisting of 7,727,686 public rights and 352,054 private rights. Each right will convert upon Closing in one-tenth of one share of New WaveTech Common Stock, no fractional shares will be issued.

Quorum and Vote of WTMA Stockholders

A quorum of WTMA stockholders is necessary to hold a valid meeting. A quorum will be present at the WTMA Special Meeting if a majority of the issued and outstanding shares of WTMA Common Stock entitled to vote at the Special Meeting are attending virtually or by proxy. As of the record date for the Special Meeting, [•] shares of WTMA Common Stock would be required to achieve a quorum.

The Sponsor has agreed to vote all of its WTMA Common Stock in favor of the proposals being presented at the Special Meeting. As of the date of this proxy statement/prospectus, the initial stockholders, including the Sponsor, and the directors and officers own approximately 22.35% of the issued and outstanding WTMA Common Stock.

The proposals presented at the Special Meeting require the following votes:

(i)     Merger Agreement Proposal:    The approval of the Merger Agreement Proposal requires the affirmative vote of a majority of the shares of WTMA Common Stock attending virtually or by proxy and entitled to vote thereon at the Special Meeting.

(ii)    Organizational Documents Proposals:    The separate approval of each of the Organizational Documents Proposals requires the affirmative vote of a majority of the outstanding shares of WTMA Common Stock.

(iii)   Director Election Proposal:    The approval of the Director Election Proposal requires the affirmative vote of the plurality of the outstanding shares of WTMA Common Stock attending virtually or by proxy and who vote thereon at the Special Meeting. Because the Director Election Proposal is an uncontested election with no cumulative voting, every director nominee will be assured election upon receiving just one “for” vote.

(iv)    Stock Issuance Proposal:    The approval of the Stock Issuance Proposal requires the affirmative vote of a majority of the shares of WTMA Common Stock attending virtually or by proxy and entitled to vote and who vote thereon at the Special Meeting.

(v)     New WaveTech Key Executive Alignment Program Proposal:    The approval of the New WaveTech Key Executive Alignment Program Proposal requires the affirmative vote of a majority of the shares of WTMA Common Stock attending virtually or by proxy and entitled to vote and who vote thereon at the Special Meeting.

(vi)    Adjournment Proposal:    The approval of the Adjournment Proposal requires the affirmative vote of a majority of the shares of WTMA Common Stock attending virtually or by proxy and entitled to vote thereon at the Special Meeting.

Redemption Rights

Pursuant to the Organizational Documents, a public stockholder may request of WTMA that WTMA redeem all or a portion of its public stock for cash if the Business Combination is consummated. As a holder of public stock, you will be entitled to receive cash for any public stock to be redeemed only if you:

•        (a) hold public stock or (b) if you hold public stock through units, you elect to separate your units into the underlying public stock and public rights prior to exercising your Redemption Rights with respect to the public stock;

•        submit a written request to Continental, that WTMA redeem all or a portion of your public stock for cash; and

•        deliver your public stock to Continental physically or electronically through DTC.

Holders must complete the procedures for electing to redeem their public stock in the manner described above prior to 5:00 p.m., Eastern Time, on [•], 2023, (two business days before the Special Meeting) in order for their stock to be redeemed. WTMA requests that any request for redemption include the identity as to the beneficial owner making such request. Electronic delivery of your stock generally will be faster than delivery of physical stock certificates.

Holders of units must elect to separate the units into the underlying public stock and public rights prior to exercising Redemption Rights with respect to the public stock. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public stock and public rights, or if a holder holds units registered in its own name, the holder must contact Continental directly and instruct them to do so.

Public stockholders will be entitled to request that their public stock be redeemed for a pro rata portion of the amount then on deposit in the trust account calculated as of two (2) business days prior to the consummation of the Business Combination including interest earned on the funds held in the trust account and not previously released to us (net of taxes payable). For illustrative purposes, based on funds in the trust account as of September 30, 2022, of approximately $78.5 million, the estimated per share redemption price would have been approximately $10.16. However, the proceeds deposited in the trust account could become subject to the claims of WTMA’s creditors, if any, which could have priority over the claims of the public stockholders, regardless of whether such public stockholder votes or, if they do vote, irrespective of if they vote for or against the Merger Agreement Proposal. Therefore, the per share distribution from the trust account in such a situation may be less than originally expected due to such claims. Whether you vote, and if you do vote irrespective of how you vote, on any proposal, including the Merger Agreement Proposal, will have no impact on the amount you will receive upon exercise of your Redemption Rights. It is expected that the funds to be distributed to public stockholders electing to redeem their public stock will be distributed promptly after the consummation of the Business Combination.

Any request for redemption, once made by a holder of public stock, may be withdrawn at any time, with WTMA’s consent, up to the time the vote is taken with respect to the Merger Agreement Proposal at the Special Meeting. If you deliver your shares for redemption to Continental and later decide prior to the Special Meeting not to elect redemption, you may request that WTMA’s transfer agent return the shares (physically or electronically) to you. You may make such request by contacting Continental, at the phone number or address listed at the end of this section.

Any corrected or changed written exercise of Redemption Rights must be received by Continental, prior to the vote taken on the Merger Agreement Proposal at the Special Meeting. No request for redemption will be honored unless the holder’s public stock have been delivered (either physically or electronically) to Continental, at least two (2) business days prior to the vote at the Special Meeting.

If a holder of public stock properly makes a request for redemption and the public stock are delivered as described above, then, if the Business Combination is consummated, New WaveTech will redeem the public stock for a pro rata portion of funds deposited in the trust account, calculated as of two (2) business days prior to the consummation of the Business Combination. The redemption will take place following the Business Combination and, accordingly, it is shares of New WaveTech Common Stock that will be redeemed.

If you are a holder of public stock and you exercise your Redemption Rights, such exercise will not result in the loss of any WTMA Rights that you may hold. Holders of WTMA Rights will not have Redemption Rights with respect to WTMA Rights.

Appraisal Rights

Neither WTMA stockholders nor rights holders have appraisal rights in connection with the Business Combination.

Proxy Solicitation

Proxies may be solicited by mail, telephone or in person. WTMA has engaged [•] to assist in the solicitation of proxies.

If a stockholder grants a proxy, it may still vote its stock at the meeting if it revokes its proxy before the Special Meeting. A stockholder also may change its vote by submitting a later-dated proxy as described in the section entitled “Special Meeting of WTMA — Revoking Your Proxy.”

Interests of WTMA’s Directors and Executive Officers in the Business Combination

When you consider the recommendation of the WTMA Board in favor of approval of the Merger Agreement Proposal, you should keep in mind that the initial stockholders, including the Sponsor, and WTMA’s directors and executive officers have interests in such proposal that are different from, or in addition to, those of WTMA stockholders generally. These interests include, among other things, the interests listed below:

•        the beneficial ownership of our initial stockholders of an aggregate of 1,931,922 shares of Founder Shares and 352,054 private units, which shares and units would become worthless if WTMA does not complete a business combination within the applicable time period, as our initial stockholders have waived any Redemption Right with respect to these shares. No consideration was received by our initial stockholders in connection with such waiver. Our initial stockholders paid an aggregate of $25,000 for the Founder Shares and approximately $3,520,540 for their 352,054 private placement units and such shares and rights have an aggregate market value of approximately $3.64 million, based on the closing price of WTMA Common Stock of $10.10 and of WTMA Rights of $0.2274 on Nasdaq on December 20, 2022 the most recent practicable date prior to the date of this proxy statement/prospectus. In addition, for the purpose of funding WTMA’s working capital requirements, WTMA has also approved the issuance of and sale to the Sponsor a convertible, non-interest bearing, unsecured promissory note equal to $772,768.60 that will not be repaid in the event that WTMA is unable to close a business combination unless there are funds available outside the trust account to do so. The Sponsor also has the right to convert such promissory note upon Closing into up to 77,276 additional private placement units, and such shares and rights have an aggregate market value of approximately $0.8 million, based on the closing price of WTMA Common Stock and WTMA Rights described above. Each of our officers and directors is a member of the Sponsor. Daniel Mamadou and Christopher Clower are the managing members of the Sponsor, and as such Daniel Mamadou and Christopher Clower have voting and investment discretion with respect to the WTMA Common Stock and WTMA Rights held of record by the Sponsor;

•        the anticipated continuation of Mr. Clower as a director of New WaveTech;

•        the fact that our Sponsor, officers and directors have agreed not to redeem any of their shares in connection with a stockholder vote to approve the Business Combination;

•        the fact that our initial stockholders, including our Sponsor and its affiliates, who purchased Founder Shares at the time of our IPO may experience a positive rate of return on their investment, even if our public stockholders experience a negative rate of return on their investment;

•        that, at the Closing, we will enter into the Registration Rights Agreement, which provides for registration rights to the initial stockholders, including the Sponsor, and WTMA’s directors and officers and their permitted transferees;

•        the continued indemnification of current directors and officers of WTMA and the continuation of directors’ and officers’ liability insurance after the Business Combination;

•        the fact that the Existing Charter contain a waiver of the corporate opportunity doctrine. With such waiver, there could be business combination targets that may be suitable or worth consideration for a combination with WTMA but not offered due to a WTMA director’s duties to another entity. WTMA does not believe that the potential conflict of interest relating to the waiver of the corporate opportunities doctrine in the Existing Charter impacted its search for an acquisition target and WTMA was not prevented from reviewing any opportunities as a result of such waiver;

•        the fact that our Sponsor, officers and directors will be reimbursed for out-of-pocket expenses incurred in connection with activities on our behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations, though there have been no material out-of-pocket expenses subject to reimbursement and WTMA does not anticipate any such expenses prior to Closing; and

•        the fact that our Sponsor, officers and directors will lose their entire investment in us if our initial business combination is not completed; as such our Sponsor, officers and directors will benefit from the completion of the Business Combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidate.

These interests may influence WTMA’s directors in making their recommendation that you vote in favor of the Merger Agreement Proposal and the transactions contemplated thereby. These interests were considered by the WTMA Board when it approved the Business Combination.

The existence of financial and personal interests of one or more of WTMA’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of WTMA and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the proposals. In addition, WTMA’s officers have interests in the Business Combination that may conflict with your interests as a stockholder.

Interests of WaveTech’s Executive Officers in the Business Combination

Certain of the officers of WaveTech also have interests in the Business Combination, including the commencement of vesting of certain equity awards and the anticipated continuation of employment of certain of the officers of WaveTech.

Two of WaveTech’s executive officers hold WaveTech Restricted Stock Unit Awards that have, as a condition to vesting, the satisfaction of a liquidity event condition. The consummation of the Business Combination will satisfy the liquidity event condition for those WaveTech Restricted Stock Unit Awards. As of December 31, 2021, an aggregate of 508,766 such restricted stock units were held by such executive officers, all of which will be fully vested upon the consummation of the Business Combination.

Recommendation to Stockholders of WTMA

The WTMA Board believes that the Merger Agreement Proposal and the other proposals to be presented at the Special Meeting are in the best interest of WTMA’s stockholders and unanimously recommends that its stockholders vote “FOR” the Merger Agreement Proposal, “FOR” the Stock Issuance Proposal, “FOR” each of the separate Organizational Documents Proposals, “FOR” the Director Election Proposal, “FOR” the New WaveTech Key Executive Alignment Program Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the Special Meeting.

The existence of financial and personal interests of one or more of WTMA’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of WTMA and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the proposals. In addition, WTMA’s officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section entitled “Merger Agreement Proposal — Interests of WTMA’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

The WTMA Board’s Reasons for the Business Combination

WTMA was organized for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities.

In evaluating the Business Combination, the WTMA Board consulted with WTMA’s management and considered a number of factors. In particular, the WTMA Board considered, among other things, the following factors, although not weighted or in any order of significance:

•        The WaveTech Business.    The following factors related to WaveTech and its business and operations:

•        Growing Addressable Market.    WaveTech competes in the niche market of lead acid battery performance. The lead acid battery global market is projected by Inkwood Research to grow to $121.28 billion by 2030 with a compound annual growth rate of 12.90%. WaveTech believes it has only limited competition in its segment of this market. As part of its strategy to capitalize on its market leadership globally, WaveTech intends to expand further within the Americas, Europe, the Middle East and Asia Pacific where it has existing customers and strategic partners and to add customers and strategic partners in other regions.

•        Disruptive Technologies.    WaveTech uses retrofittable, scalable technologies to improve and monitor existing battery systems. Its disruptive technologies can be applicable to the entire battery lifecycle, including battery production, use, maintenance and recovery. For instance, based on its extensive external and internal testing and calculations, WaveTech believes its patented Crystal Control Technology® doubles a battery’s life cycle and triples its energy throughput over a battery’s lifetime. It also reduces battery charging time by up to 50%, which reduces the stress on the equipment and the amount of the required maintenance.

•        Multiple Revenue Streams.    WaveTech generates revenue from the sale of its existing products, sales of battery testing and research and development projects for existing battery users or battery manufacturers, licensing of its products or methods and the development or adaptation of technologies for larger customers.

•        Intellectual Property Portfolio:    WaveTech has a portfolio of 85 patents globally, representing a patent family that has been approved in 87 countries, with patent applications pending in three additional foreign jurisdictions. WaveTech continues to develop new technologies to enhance existing products and services, and plans to expand the range of its offerings through research and development, licensing of intellectual property and acquisition of third-party businesses and technology. In addition to patents, WaveTech also possess other intellectual property, including trademarks, know-how, trade secrets, design rights and copyrights.

•        Experiences and Committed Management Team.    Dag Arild Valand, WaveTech’s CEO and co-founder has extensive management experience and over 25 years of international experience in the battery industry. He is supported by a committed and experienced management team with a diversity of operational, financial, technical and product manufacturing experience and expertise. The management team intends to remain with WaveTech following the Closing in the capacity of its officers and/or directors, which will provide helpful continuity in advancing WaveTech’s technology and commercialization goals.

•        Results of Due Diligence.    The scope of the due diligence investigation conducted by WTMA’s management team and outside advisors, the results thereof and other information available related to WaveTech, including:

•        extensive virtual meetings and calls with WaveTech’s management team regarding its operations, business plan and the proposed transaction; and

•        review of materials related to WaveTech and its business, made available by WaveTech, including financial statements, material contracts, key metrics and performance indicators, benefit plans, corporate matters, indebtedness matters, employee compensation and labor matters, intellectual property matters, real and personal property matters, litigation and compliance matters, and other legal and business information.

•        Continued Ownership by Current WaveTech Shareholders.    The WTMA Board noted that (i) WaveTech’s existing shareholders would not be receiving any cash consideration in connection with the Business Combination; (ii) WaveTech’s existing shareholders would represent approximately 50.7% of the pro forma ownership of the combined company after Closing, after giving effect to the PIPE Investment and assuming no current public shareholders exercise their redemption rights in connection with the Business Combination; and (iii) existing WaveTech shareholders will be subject to a 180-day lock-up of the New WaveTech Common Stock to be held by them immediately after consummation of the Business Combination, subject to limited exceptions. The WTMA Board considered these to be strong signs of WaveTech’s existing shareholders’ confidence in New WaveTech, and the benefits to be realized as a result of the Business Combination.

•        Certainty of closing of the Business Combination.    On the basis that (i) the closing of the Business Combination is not subject to regulatory review, report or pre-approval under the applicable anti-trust or competition laws in effect as of the date hereof in the jurisdictions in which WaveTech has business operations, thereby reducing the uncertainty and regulatory risk in connection with completing the Business Combination; (ii) the Merger Agreement and the transactions contemplated thereby have been approved by the shareholders of WaveTech; and (iii) pursuant to the Shareholder Support and Lock-up Agreement, the WaveTech Shareholders have agreed to vote against any proposal, action or agreement that would reasonably be expected to impede, frustrate, prevent or nullify the transactions contemplated by the Merger Agreement, the WTMA Board expected that the Business Combination has a reasonable likelihood to be consummated pursuant to the terms and conditions of the Merger Agreement.

•        Use of Proceeds.    The proceeds to be delivered to New WaveTech in connection with the Business Combination (including from WTMA’s trust account and from the PIPE Investment) are expected to be used after Closing in order to fund WaveTech’s existing operations and support new and existing growth initiatives.

•        Terms of the Merger Agreement.    The terms of the Merger Agreement and the related agreements including the parties’ conditions to their respective obligations to complete the transactions contemplated therein and their ability to terminate such agreements. See the section entitled “Merger Agreement Proposal” for detailed discussions of the terms and conditions of these agreements.

•        Other Alternatives.    The determination that the proposed Business Combination, after a thorough review of other business combination opportunities reasonably available to WTMA, represents the best potential business combination for WTMA based upon the process utilized to evaluate and assess other potential acquisition targets, and the belief of the WTMA Board that such processes had not presented a better alternative.

This explanation of the WTMA Board’s reasons for its approval of the Business Combination, and all other information presented in this section, is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

For a more complete description of the WTMA Board’s reasons for approving the Business Combination, including other factors and risks considered by the WTMA Board, see the section entitled “Merger Agreement Proposal — the WTMA Board’s Reasons for the Business Combination.”

WaveTech’s Board of Directors’ Reasons for the Business Combination

In evaluating the Business Combination, the WaveTech board of directors consulted with WaveTech’s management and considered a number of factors. In particular, the WaveTech board of directors considered, among other things, the following factors, although not weighted or in any order of significance:

•        WaveTech’s operating results and financial performance;

•        the current business conditions and projections;

•        the stage of development of WaveTech’s products and services;

•        the likelihood of WaveTech achieving a liquidity event, such as an initial public offering, given prevailing market conditions and the nature and history of WaveTech’s business;

•        industry information such as market size and growth;

•        the macroeconomic conditions;

•        the effect of an infusion of working capital on WaveTech’s business and growth strategy; and

•        the desire of potential customers to deal with a Nasdaq-listed Delaware corporation or one of its subsidiaries.

This explanation of the WaveTech board of directors’ reasons for its approval of the Business Combination, and all other information presented in this section, is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

For a more complete description of the WaveTech board of directors’ reasons for approving the Business Combination, including other factors and risks considered by the WaveTech board of directors, see the section entitled “BCA Proposal — WaveTech’s Board of Directors’ Reasons for the Business Combination.”

U.S. Federal Income Tax Considerations

For a discussion summarizing the U.S. federal income tax considerations of the exercise of Redemption Rights, please see the section entitled “Certain U.S. Federal Income Tax Considerations for Stockholders Exercising Redemption Rights.”

For a discussion summarizing the U.S. federal income tax considerations of the Merger for WaveTech Stockholders, please see the section entitled “U.S. Federal Income Tax Consequences of the Merger for WaveTech Stockholders.”

Expected Accounting Treatment

We expect the Business Combination to be accounted for as a reverse recapitalization in accordance with the accounting principles generally accepted in the United States of America (“GAAP”). Under the guidance in ASC 805, WTMA is expected to be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on existing WaveTech Stockholders comprising a relative majority of the voting power of the combined company, WaveTech’s operations prior to the acquisition comprising the only ongoing operations of New WaveTech, the majority of New WaveTech’s board of directors being appointed by WaveTech, and WaveTech’s senior management comprising a majority of the senior management of New WaveTech. Accordingly, the Business Combination is expected to be reflected as the equivalent of WaveTech issuing stock for the net assets of WTMA, accompanied by a recapitalization whereby no goodwill or other intangible assets are recorded. Operations prior to the Business Combination will be those of WaveTech.

Regulatory Matters

Under the HSR Act and the rules that have been promulgated thereunder, certain transactions may not be consummated unless information has been furnished to the Antitrust Division of the Department of Justice (“Antitrust Division”) and the Federal Trade Commission (“FTC”) and certain waiting period requirements have been satisfied. The Business Combination is not subject to these requirements.

At any time before or after consummation of the Transaction, notwithstanding the inapplicability of the HSR Act, the Department of Justice or the FTC, or any state or foreign governmental authority could take such action under applicable antitrust laws as such authority deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Business Combination, conditionally approving the Business Combination upon divestiture of assets, subjecting the completion of the Business Combination to regulatory conditions or seeking other remedies. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. WTMA and WaveTech cannot assure you that the Antitrust Division, the FTC, any state attorney general or any other government authority will not attempt to challenge the Business Combination on antitrust grounds, and, if such a challenge is made, WTMA and WaveTech cannot assure you as to its result.

Neither of WTMA nor WaveTech are aware of any material regulatory approvals or actions that are required for completion of the Business Combination. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Emerging Growth Company

WTMA is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act, and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in WTMA’s periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. WTMA has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, WTMA, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of WTMA’s financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

We will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the closing of WTMA’s initial public offering, (b) in which we have total annual gross revenue of at least $1.235 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which we have issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” shall have the meaning associated with it in the JOBS Act.

Risk Factors

You should consider all the information contained in this proxy statement/prospectus in deciding how to vote for the proposals presented in this proxy statement/prospectus. These risks are discussed more fully in the section entitled “Risk Factors” following this summary. If any of these risks actually occur, WaveTech’s, WTMA’s or New WaveTech’s business, financial condition or results of operations would likely be materially adversely affected. These risks include, but are not limited to, the following:

•        The price of New WaveTech’s Common Stock may be volatile.

•        If analysts do not publish research about New WaveTech’s business or if they publish inaccurate or unfavorable research, New WaveTech’s stock price and trading volume could decline.

•        New WaveTech may be subject to securities litigation, which is expensive and could divert management attention.

•        The announcement of the proposed Business Combination could disrupt New WaveTech’s relationships with its customers, suppliers, business partners and others, as well as its operating results and business generally.

•        Since the Sponsor and WTMA’s directors and executive officers have interests that are different than the interests of WTMA’s stockholders, a conflict of interest may have existed in determining whether the Business Combination with WaveTech is appropriate.

•        The exercise of WTMA’s directors’ and executive officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest.

•        Nasdaq may not list New WaveTech’s securities on its exchange, which could limit investors’ ability to make transactions in New WaveTech’s securities and subject New WaveTech to additional trading restrictions.

•        WTMA is not obtaining an opinion from an independent valuation provider, and consequently, you have no assurance from an independent source that the Business Combination is fair to WTMA from a financial point of view.

•        WTMA does not have a specified maximum redemption threshold. This threshold and the Minimum Available Cash Condition (as defined below) may make it more difficult for it to complete the Business Combination as contemplated.

•        Public stockholders will experience immediate dilution as a consequence of the issuance of New WaveTech Common Stock as consideration in the Business Combination, the PIPE Investment and Convertible Notes Investment, and due to future issuances such as the Earnout Shares and pursuant to the New WaveTech KEAP. Having a minority stock ownership position may reduce the influence that WTMA’s current stockholders have on the management of New WaveTech.

•        WaveTech was formed in August 2020 and lacks an established operating history on which to evaluate its consolidated business and determine if it will be able to execute its business plan, which makes it difficult to forecast its future results of operations.

•        WaveTech has a history of operating losses and has to deliver significant business growth to achieve sustained, long-term profitability and long-term commercial success, and this success depends on its ability to execute its growth and go-to-market strategies.

•        WaveTech’s expectations for future operating and financial results and market growth rely in large part upon assumptions and analyses developed by WaveTech. If these assumptions or analyses prove to be incorrect, WaveTech’s actual operating results may be materially different from its anticipated results.

•        WaveTech’s success will depend on its ability to manufacture battery enhancement products, and to do so economically, at scale, of sufficient quality, on schedule and to customers’ specifications.

•        Successful technical development of WaveTech’s products does not guarantee successful commercialization.

•        WaveTech will be dependent upon agents and resellers in certain jurisdictions to provide localized support and other local services that will assist WaveTech in avoiding certain costs and investments.

•        If critical components or raw materials used to manufacture WaveTech’s products become scarce or unavailable, then WaveTech may incur delays in manufacturing and delivery of its products, which could damage its business.

•        WaveTech’s future profitability may depend on achieving cost reductions from increasing manufacturing quantities of its products. Failing to achieve such reductions in manufacturing costs could materially affect its business.

•        WaveTech’s future success depends on the needs and success of its customers, as well as the demand for its customers’ products and services.

•        WaveTech’s current and planned foreign operations expose WaveTech to additional business, financial, regulatory and geopolitical risks, and any adverse event could have a material adverse effect on its results of operations.

•        WaveTech depends on certain key personnel and must attract and retain additional talent.

•        Pandemics and other events beyond WaveTech’s control could materially adversely affect its financial position and operating results.

•        The potential inability to gain market acceptance for products or establish a market presence may impact WaveTech’s future growth.

•        New products and technologies coming to the market may adversely affect WaveTech’s operating results and future success if it cannot keep up with rapid technological changes and evolving industry standards.

•        WaveTech competes with companies that have significantly more resources for their research and development efforts than WaveTech has or have received government contracts for the development of new products.

•        WaveTech relies heavily on its intellectual property portfolio. If WaveTech is unable to protect its intellectual property rights, its business and competitive position would be harmed.

•        WaveTech may need to defend itself against intellectual property infringement claims, which may be time-consuming and could cause WaveTech to incur substantial costs.

SELECTED HISTORICAL FINANCIAL INFORMATION OF WTMA

The following table sets forth selected historical financial information for the period from May 27, 2021 (date of inception) to December 31, 2021 derived from WTMA’s audited annual financial statements included elsewhere in this proxy statement/prospectus. WTMA’s statement of operations data and balance sheet data as of and for the nine months ended September 30, 2022, are derived from WTMA’s unaudited interim condensed consolidated financial statements included elsewhere in this proxy statement/prospectus. You should read the following selected financial data in conjunction with “WTMA’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and the related notes appearing elsewhere in this proxy statement/prospectus.

WTMA’s historical results are not necessarily indicative of the results that may be expected in the future. The information below is only a summary and should be read in conjunction with the sections entitled “WTMA’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Information About WTMA” and the financial statements, and the notes and schedules related thereto, which are included elsewhere in this proxy statement/prospectus.

WTMA is providing the following selected historical financial information to assist you in your analysis of the financial aspects of the Business Combination.

Statement of Operations Data:	For the nine months ended September 30, 2022	For the period May 27, 2021 (inception) through September 30, 2021	For the period May 27, 2021 (inception) through December 31, 2021
OPERATING EXPENSES
General and administrative	$1,852,616	$1,030	$7,865
Franchise tax	150,000	—	60,750
Loss from operations	2,002,616	1,030	$68,615
OTHER INCOME
Interest income from investments held in trust account	461,130	—	11
Total other income	461,130	—	11
NET LOSS	$(1,594,068)	$(1,030)	(68,604)
Statement of Cash Flows Data:
Net cash used in operating activities	$(764,603)	(30)	$(260,825)
Net cash from (used in) investing activities	(3,049,628)	—	75,000,000
Net cash provided by financing activities	3,049,631	25,100	76,461,781
Balance Sheet Data:	September 30, 2022	December 31, 2021
	(Unaudited)
ASSETS
CURRENT ASSETS	448,773	1,533,589
Investment held in trust account	78,510,772	75,000,011
TOTAL ASSETS	$78,959,545	$76,533,600
LIABILITIES, REDEEMABLE COMMON STOCK, AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES	1,883,574	140,423
Deferred underwriting fee payable	2,704,690	2,625,000
TOTAL LIABILITIES	4,588,264	2,765,423

REDEEMABLE COMMON STOCK	78,260,036	75,000,000
STOCKHOLDERS’ DEFICIT	(3,888,755)	(1,231,823)
TOTAL LIABILITIES, REDEEMABLE COMMON STOCK, AND STOCKHOLDERS’ DEFICIT	$78,959,545	$76,533,600

SELECTED HISTORICAL FINANCIAL INFORMATION OF WAVETECH

The information presented below is derived from WaveTech’s unaudited financial statements included elsewhere in this proxy statement/prospectus for the nine months ended September 30, 2022 and 2021 and the balance sheet data as of Septermber 30, 2022 and WaveTech’s audited financial statements included elsewhere in this proxy statement/prospectus as of and for the years ended December 31, 2021 and 2020.

WaveTech’s historical results are not necessarily indicative of the results that may be expected for any other period in the future. You should read the selected historical financial data set forth below together with WaveTech’s financial statements and the accompanying notes included elsewhere in this proxy statement, the information in the section entitled “WaveTech’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information contained elsewhere in this proxy statement.

	For the Nine Months Ended September 30,		For the Year Ended December 31,
	2022	2021	2021	2020
Statement of Operations Data:	(in thousands, except share and per share data)
Revenue	$8,050	$6,898	$8,373	$3,130
Cost of revenue	4,480	4,456	4,305	2,007
Gross margin	3,570	2,443	4,068	1,122
Research and development expenses	863	374	1,880	427
General and administrative expenses	5,302	3,965	5,594	3,834
Depreciation and amortization expenses	983	873	1,168	969
Loss from operations	(3,578)	(2,769)	(4,574)	(4,107)
Total other expenses	6,776	2,962	3,404	20,273
Income tax (expense) benefit	(13)	43	338	489
Net loss	(10,367)	(5,688)	(7,640)	(23,892)
Net loss attributable to non-controlling interest	(523)	(386)	(520)	(326)
Net loss attributable to common stockholders	(9,844)	(5,303)	(7,120)	(23,566)
Basic and diluted loss per share	$(0.83)	$(0.49)	$(0.65)	$(3.14)
Weighted average shares outstanding	11,800,380	10,857,764	11,032,890	7,506,228
	As of September 30, 2022	As of December 31,
		2021	2020
Balance Sheet Data:	(in thousands)
Cash	$1,543	$2,490	$2,338
Total assets	$16,058	$17,468	$15,681
Total liabilities	$42,581	$34,317	$31,801
Total mezzanine equity	$7	$7	$7
Total equity (deficit)	$(26,530)	$(16,856)	$(16,126)

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following summary unaudited pro forma condensed combined financial data (the “Summary Pro Forma Information”) gives effect to the Business Combination and related transactions. The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, WTMA will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be reflected as the equivalent of WaveTech issuing shares for the net assets of WTMA, followed by a recapitalization whereby no goodwill or other intangible assets are recorded. Operations prior to the Business Combination will be those of WaveTech. There will be no accounting effect or change in the carrying amount of the assets and liabilities as a result of the Business Combination. The summary unaudited pro forma condensed combined balance sheet as of September 30, 2022 gives effect to the Business Combination as if it had occurred on September 30, 2022. The summary unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2022 and the year ended December 31, 2021 gives effect to the Business Combination as if they had occurred on January 1, 2021.

The Summary Pro Forma Information has been derived from, and should be read in conjunction with, the more detailed unaudited pro forma condensed combined financial information included in the section titled “Unaudited Pro Forma Condensed Combined Financial Information” in this proxy statement/prospectus and the accompanying notes thereto. The unaudited pro forma condensed combined financial information is based upon, and should be read in conjunction with, the historical financial statements and related notes of WTMA and WaveTech for the applicable periods included elsewhere in this proxy statement/prospectus. The Summary Pro Forma Information has been presented for informational purposes only and is not necessarily indicative of what New WaveTech’s financial position or results of operations actually would have been had the Business Combination been completed as of the dates indicated. In addition, the Summary Pro Forma Information does not purport to project the future financial position or operating results of WaveTech following the reverse recapitalization.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption into cash of shares of WTMA common stock subject to redemption:

•        Assuming Minimum Redemptions:    This scenario assumes that no public stockholders of WTMA exercise redemption rights with respect to their public shares for a pro rata share of the funds in the trust account.

•        Assuming Contractual Maximum Redemptions:    This scenario assumes that 4,275,655 shares of WTMA common stock subject to redemption are redeemed for an aggregate payment of approximately $42.8 million, which is the maximum permitted amount of redemptions while still satisfying the Minimum Available Cash Condition. In the event cash available at Closing is insufficient to meet the Minimum Available Cash Condition, a condition to Closing would not be met and the Business Combination may not be consummated. The parties expect to enter into PIPE Investments and other financings as needed to meet the Minimum Available Cash Condition prior to Closing.

	Pro Forma Combined
	Assuming Minimum Redemptions	Assuming Contractual Maximum Redemptions
Summary Unaudited Pro Forma Condensed Combined Statement of Operations Data For the Nine Months Ended September 30, 2022
Pro forma net loss attributable to common stockholders	$(8,509)	$(8,509)
Pro forma net loss per share attributable to common stockholders – basic and diluted	$(0.33)	$(0.39)
Weighted average shares outstanding	25,819,636	21,543,981

Summary Unaudited Pro Forma Condensed Combined Statement of Operations Data For the Year Ended December 31, 2021
Pro forma net loss attributable to common stockholders	$(11,155)	$(11,155)
Pro forma net loss per share attributable to common stockholders – basic and diluted	$(0.43)	$(0.52)
Weighted average shares outstanding	25,819,636	21,543,981

Summary Unaudited Pro Forma Condensed Combined Balance Sheet Data As of June 30, 2022
Total assets	$84,116	$41,359
Total liabilities	$8,182	$8,182
Total stockholders’ equity	$75,934	$33,177

MARKET PRICE AND DIVIDEND INFORMATION

WTMA Units, WTMA Common Stock and WTMA rights are currently listed on the Nasdaq Global Market under the symbols “WTMAU” and “WTMA” and “WTMAR,” respectively.

The closing price of the WTMA Units, WTMA Common Stock and WTMA rights as of October 31, 2022, the last trading day before announcement of the execution of the Merger Agreement, was $10.07, $10.04 and $0.0549, respectively. As of [•], 2023, the record date for the Special Meeting, the most recent closing price for the WTMA Units, WTMA Common Stock and WTMA rights was $[•], $[•] and $[•], respectively.

Holders of the WTMA Units, WTMA Common Stock and WTMA rights should obtain current market quotations for their securities. The market price of WTMA’s securities could vary at any time before the Business Combination.

Dividend Policy

WTMA has not paid any cash dividends on the WTMA Common Stock to date and does not intend to pay cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon the revenues and earnings, if any, capital requirements and general financial condition of New WaveTech subsequent to completion of the Business Combination. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of New WaveTech’s board of directors. The WTMA Board is not currently contemplating and does not anticipate declaring cash or stock dividends, nor is it currently expected that New WaveTech’s board of directors will declare any cash or stock dividends in the foreseeable future. Further, the ability of New WaveTech to declare cash or stock dividends may be limited by the terms of financing or other agreements entered into by New WaveTech or its subsidiaries from time to time.

Price Range of WaveTech’s Securities

Historical market price information regarding WaveTech is not provided because there is no public market for WaveTech’s securities. For information regarding WaveTech’s liquidity and capital resources, see the section entitled “WaveTech’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”

RISK FACTORS

In addition to the other information contained in this proxy statement/prospectus, including the matters addressed under the heading “Forward-Looking Statements,” you should carefully consider the following risk factors in deciding how to vote on the proposals presented in this proxy statement/prospectus. The risk factors described below disclose both material and other risks, and are not intended to be exhaustive and are not the only risks facing us. Additional risks not currently known to us or that we currently deem to be immaterial also may materially adversely affect our business, financial condition, results of operations and cash flows in future periods or are not identified because they are generally common to businesses.

Unless otherwise noted or the context otherwise requires, all references in this section to the “Company,” “we,” “us” or “our” refer to the business of WaveTech and its subsidiaries prior to the consummation of the Business Combination, which will be the business of New WaveTech and its subsidiaries following the consummation of the Business Combination; except that, with respect to references to WaveTech’s lease obligations, the “Company” refers to the WaveTech subsidiary that is a party to such lease.

Risks Related to WaveTech’s Financial Condition and Results of Operations

WaveTech was formed in August 2020 and lacks an established operating history on which to evaluate its consolidated business and determine if it will be able to execute its business plan, which makes it difficult to forecast its future results of operations.

WaveTech was formed in August 2020, and, in connection with its formation, consummated the acquisition of T N S, Inc., WaveTech Americas, Inc. and a majority interest in WaveTech GmbH. In May 2021, WaveTech acquired its WaveTech International GmbH subsidiary. While WaveTech’s principal operating subsidiaries have more extensive operating histories, they all continue to be early-stage businesses and as a group they engage in various lines of business that are diverse and involve a number of different proposed and existing product offerings. As a result, WaveTech is an early-stage business that has a limited operating history as a consolidated company upon which you may evaluate its business and prospects. WaveTech’s business operations are subject to numerous risks, uncertainties, expenses and difficulties associated with early stage enterprises. You should carefully consider an investment in WaveTech in light of these risks, uncertainties, expenses and difficulties. Such risks include:

•        the absence of an operating history in its current business and at its current scale;

•        WaveTech’s ability to raise capital to develop its business and fund its operations;

•        expected continual losses for the foreseeable future;

•        WaveTech’s ability to anticipate and adapt to developing markets;

•        the acceptance of WaveTech’s products and services by customers;

•        WaveTech’s limited marketing experience as a consolidated entity;

•        competition from competitors with substantially greater financial resources and assets;

•        the ability to identify, attract and retain qualified personnel;

•        WaveTech’s ability to provide superior customer service; and

•        WaveTech’s reliance on key personnel.

Because WaveTech is subject to these risks, and the other risks discussed below, you may have a difficult time evaluating its business and your investment in WaveTech.

WaveTech has a history of operating losses and has to deliver significant business growth to achieve sustained, long-term profitability and long-term commercial success.

WaveTech had net losses in each fiscal year since its inception. For the nine-month period ended September 30, 2022 and the years ended December 31, 2021 and 2020, WaveTech had $10.4 million, $7.6 million and $23.9 million in net losses, respectively, and expects to incur significant research and development expenses and continuing losses until it can ramp up its revenues from the sale of its products and services. In order to achieve profitability as well as long-term commercial success, WaveTech must continue to execute its plan to expand its business, which will require WaveTech to deliver on its existing sales pipeline in a timely manner, increase its production capacity, reduce its manufacturing costs, competitively price and grow demand for its products, and seize new market opportunities by leveraging its proprietary technology and its manufacturing processes for novel solutions and new products. Failure to do one or more of these things could prevent WaveTech from achieving sustained, long-term profitability.

As WaveTech transitions from its research and development phase and into a full commercial phase, WaveTech expects, based on its sales pipeline, to grow revenues. However, WaveTech’s revenue may not grow as expected for a number of reasons, many of which are outside of its control, including a decline in global demand for lead acid battery products, increased competition, or its failure to continue to capitalize on growth opportunities. If WaveTech is not able to generate and grow revenue and raise the capital necessary to support its operations, WaveTech may be unable to continue as a going concern.

WaveTech’s future success depends on its ability to execute its growth and go-to-market strategies.

WaveTech’s future success is dependent on its growth and go-to-market strategies, as well as the management team’s ability to employ these strategies in order to increase sales, bring new products to the markets and execute WaveTech’s acquisition strategy. As the result of several uncertainties associated with WaveTech’s strategy, WaveTech may need more time than anticipated to achieve projected revenues, finalize new products and develop new technologies. WaveTech’s growth and go-to-market strategies could also prove to be ineffective. If WaveTech cannot execute its business strategies in a cost-effective manner, its business, financial condition, profitability and results of operations could be adversely affected.

WaveTech’s business model has yet to be tested and any failure to execute its strategic plans would have a material adverse effect on its operating results and business, harm its reputation and could result in substantial liabilities that exceed its resources.

The estimated costs and timelines that WaveTech developed in planning for full scale commercial production of its battery enhancement and treatment products are subject to the risks and uncertainties inherent in transitioning from a start-up company focused on proof-of-concept activities to the design and large-scale integration, assembly and manufacture of battery enhancement and treatment products required to achieve WaveTech’s growth plans. WaveTech has not secured contractual relationships with all component suppliers to produce its products. In addition, WaveTech may not be able to accurately estimate the demand for its products, which could result in a variety of inefficiencies in its business and hinder its ability to generate revenue. If WaveTech fails to accurately predict supply and demand for its products and other integration, assembly and manufacturing requirements, or if WaveTech fails to timely invest in people, processes and capital equipment to meet demand, WaveTech could incur additional costs or experience delays. The likelihood of WaveTech’s success must be considered in light of these risks, expenses, complications, delays and the competitive environment in which it operates. Therefore, there can be no assurances that WaveTech’s business plan will prove successful.

WaveTech will continue to encounter risks and difficulties frequently experienced by many early-stage companies, including scaling up its infrastructure and headcount, and may encounter unforeseen expenses, difficulties or delays in connection with pursuing its growth plans. In addition, as a result of the capital-intensive nature of its business, WaveTech can be expected to continue sustaining substantial operating expenses without generating sufficient revenues to cover expenditures. Any investment in WaveTech is therefore highly speculative and could result in the loss of your entire investment.

WaveTech expects that it will need to raise additional funds in order to pursue its growth strategy, and these funds may not be available on terms favorable to WaveTech or its stockholders or at all when needed.

The development, manufacture and sale of WaveTech’s battery enhancement and treatment products are capital-intensive businesses. WaveTech’s business plan to develop, manufacture, integrate, assemble, sell and service its products is expected to require continued capital investment through public or private equity or debt financings or other sources to fund operations, continue research and development, and build or improve facilities. Such financings may result in dilution to stockholders, issuance of securities with priority as to liquidation and dividend and other rights more favorable than common stock, significant interest payments, imposition of debt covenants and repayment obligations or other restrictions that may adversely affect its business. While WaveTech expects to complete the Business Combination with WTMA and to raise gross proceeds, net of redemptions and transaction costs, of approximately $25 million, there can be no assurance that WaveTech will have access to the additional capital it may need on favorable terms when required or at all. As a result of the proceeds from the Business Combination and other financings, WaveTech expects that it will have sufficient capital to fund its planned operations for the next 12 months; however, WaveTech expects that it will need to raise additional capital in the near future. WaveTech may raise additional funds through the issuance of equity, equity-related or debt securities, strategic partnerships, licensing arrangements, and/or through obtaining credit from government or financial institutions. This capital will be necessary to fund WaveTech’s ongoing operations, continue research, development and design efforts, improve infrastructure, and introduce new products or services.

If WaveTech cannot raise additional funds when its needs them, it may make it more difficult for WaveTech to operate its business or implement its growth plans and its financial condition, business, prospects, and results of operations could be materially adversely affected.

WaveTech’s quarterly net sales and operating results are difficult to predict accurately and may fluctuate significantly from period to period. As a result, WaveTech may fail to meet the expectations of investors, which could cause its stock price to decline.

WaveTech operates in a highly dynamic industry and its future operating results could be subject to significant fluctuations, particularly on a quarterly basis. WaveTech’s quarterly net sales and operating results have fluctuated significantly in the past and may continue to vary from quarter to quarter due to a number of factors, many of which are not within WaveTech’s control. Although some of WaveTech’s customers, for example those in the telecom industry, may provide WaveTech with forecasts of their future requirements for WaveTech’s products, a significant percentage of WaveTech’s net sales in each fiscal quarter will be dependent on sales that are booked and shipped during that fiscal quarter, and are typically attributable to a large number of orders from diverse customers and markets. As a result, accurately forecasting WaveTech’s operating results in any fiscal quarter is difficult. If WaveTech’s operating results do not meet the expectations of securities analysts and investors for such quarter, its stock price may decline. Additional factors that can contribute to fluctuations in WaveTech’s operating results include:

•        the rescheduling, increase, reduction or cancellation of significant customer orders;

•        the timing of customer qualification of WaveTech’s products and commencement of volume sales by WaveTech’s customers of systems that include our products;

•        the timing and amount of research and development and sales and marketing expenditures;

•        the rate at which WaveTech’s present and future customers and end users adopt its technologies in its target end markets;

•        the timing and success of the introduction of new products and technologies by WaveTech and its competitors, and the acceptance of WaveTech’s new products by its customers;

•        WaveTech’s ability to anticipate changing customer product requirements;

•        WaveTech’s gain or loss of one or more key customers;

•        the availability, cost and quality of materials and components that WaveTech purchases from third-party vendors and any problems or delays in the fabrication, assembly, testing or delivery of WaveTech’s products;

•        the availability of production capacity at WaveTech’s planned third-party fabrication facilities or other third-party subcontractors and other interruptions in the supply chain, including as a result of materials shortages, bankruptcies or other causes;

•        supply constraints for and changes in the cost of the other components incorporated into WaveTech’s customers’ products;

•        the utilization of WaveTech’s internal manufacturing operations;

•        WaveTech’s ability to reduce the manufacturing costs of our products;

•        fluctuations in manufacturing yields;

•        the changes in WaveTech’s product mix or customer mix;

•        the timing of expenses related to the acquisition of technologies or businesses;

•        product rates of return or price concessions in excess of those expected or forecasted;

•        the emergence of new industry standards;

•        product obsolescence;

•        unexpected inventory write-downs or write-offs;

•        costs associated with litigation over intellectual property rights and other litigation;

•        the length and unpredictability of the purchasing and budgeting cycles of WaveTech’s customers;

•        loss of key personnel or the inability to attract qualified engineers, scientists or technicians;

•        the quality of WaveTech’s products and any remediation costs;

•        adverse changes in economic conditions in various geographic areas where WaveTech or its customers do business;

•        the general industry conditions and seasonal patterns in WaveTech’s target end markets, particularly the telecommunications market;

•        other conditions affecting the timing of customer orders or WaveTech’s ability to fill orders of customers, including customers subject to export control or economic sanctions; and

•        geopolitical events, such as war, threat of war or terrorist actions, or the occurrence of pandemics, epidemics or other outbreaks of disease, including the current COVID-19 pandemic, or natural disasters, and the impact of these events on the factors set forth above.

WaveTech may experience a delay in generating or recognizing revenues for a number of reasons. Open orders at the beginning of each quarter are typically lower than the expected net sales for that quarter and are generally cancelable or reschedulable with minimal notice. Accordingly, WaveTech depends on obtaining orders during each quarter for shipment in that quarter to achieve its net sales objectives and failure to fulfill such orders by the end of a quarter may adversely affect WaveTech’s operating results. Furthermore, WaveTech’s customer agreements typically provide that the customer may delay scheduled delivery dates and cancel orders within specified timeframes without significant penalty. In addition, WaveTech maintains and expects to build out an infrastructure of facilities and human resources in several locations around the world and has a limited ability to reduce the expenses required to maintain such infrastructure. Because WaveTech bases its operating expenses on anticipated revenue trends and a high percentage of its expenses are fixed in the short term, any delay in generating or recognizing forecasted net sales or changes in levels of our customers’ forecasted demand could materially and adversely impact its business, financial condition and results of operations. Due to WaveTech’s limited ability to reduce expenses, in the event WaveTech’s revenues decline or its net sales do not meet our expectations, it is likely that in some future quarters WaveTech’s operating results will decrease from the previous quarter or fall below the expectations of securities analysts and investors. As a result of these factors, WaveTech’s operating results may vary significantly from quarter to quarter. Accordingly, WaveTech’s believes that period-to-period comparisons of its results of operations should not solely be relied upon as indications of future performance. Any shortfall in net sales or net income from a previous quarter or from levels expected by the investment community could cause a decline in the trading price of WaveTech’s common stock.

WaveTech’s expectations for future operating and financial results and market growth rely in large part upon assumptions and analyses developed by it. If these assumptions or analyses prove to be incorrect, WaveTech’s actual operating results may be materially different from its anticipated results.

WaveTech operates in rapidly changing and competitive markets and its expectations for future performance are subject to the risks and assumptions made by management with respect to its industry, which may not prove to be accurate. Operating results are difficult to predict because they generally depend on management’s assessment of the timing of adoption of WaveTech’s technology and battery enhancement and treatment products, which is uncertain. Expectations for future performance are also subject to significant economic, competitive, industry and other uncertainties and contingencies, all of which are difficult or impossible to predict and many of which are beyond WaveTech’s control, and subsequent developments may affect such expectations. As discussed further elsewhere in this proxy statement/prospectus, any anticipated future sales and related future cash flows may not be realized in full or at all. Furthermore, WaveTech’s planned expansion into new revenue streams such as battery formation and recovery opportunities may never be realized or achieve commercial success, whether because of lack of market adoption of WaveTech’s battery enhancement and site monitoring products, competition or otherwise. Important factors that may affect the actual results and cause its operating and financial results and market growth expectations to not be achieved include risks and uncertainties relating to WaveTech’s business, industry performance, the regulatory environment, general business and economic conditions and other factors described under the section entitled “Cautionary Statement Regarding Forward-Looking Statements” in this proxy statement/prospectus.

In addition, expectations for future performance also reflect assumptions that are subject to change and do not reflect revised prospects for WaveTech’s business, changes in general business or economic conditions or any other transaction or event that has occurred or that may occur and that was not previously anticipated. In addition, long-term expectations by their nature become less predictive with each successive year. There can be no assurance that WaveTech’s future financial condition or results of operations will be consistent with its expectations or with the expectations of investors or securities research analysts, which may cause the market price of New WaveTech Common Stock to decline. If actual results differ materially from WaveTech’s expectations, WaveTech may be required to make adjustments in its business operations that may have a material adverse effect on its financial condition and results of operations.

The estimates and forecasts included in this proxy statement/prospectus relating to the size and expected growth of the target market and market demand may also prove to be inaccurate. The estimated addressable market may not materialize in the timeframe of the projections included herein, if ever, and even if the markets meet the size estimates and growth estimates presented in this proxy statement/prospectus, our business could fail to grow at similar rates.

Risks Related to WaveTech’s Technology, Products and Manufacturing

WaveTech’s success will depend on its ability to manufacture battery enhancement products, and to do so economically, at scale, of sufficient quality, on schedule and to customers’ specifications.

WaveTech’s future business depends in large part on its ability to execute the plans to develop, manufacture, market and sell its battery enhancement products and to deploy its battery enhancement and treatment products in sufficient quantities and to pre-agreed specifications to meet the demands of customers. WaveTech has only limited experience to date in manufacturing of its battery enhancement products. WaveTech cannot be certain that the technologies it intends to use in the production of its products will result in efficient, automated, low-cost manufacturing capabilities and processes that will enable WaveTech to meet the quality, price, engineering, design and production standards, as well as the production volumes, required to successfully mass market such products. Even if WaveTech is successful in developing its manufacturing capability and processes and reliably sourcing its component supply, WaveTech cannot be certain that it will be able to do so in a manner that avoids significant delays and cost overruns, including as a result of factors beyond WaveTech’s control, such as problems with suppliers and vendors, or in time to meet its commercialization schedules or to satisfy the requirements of customers. Any such developments may have a material adverse effect on WaveTech’s business, prospects, operating results and financial condition.

Moreover, any failure by WaveTech in the future to develop new technologies or to timely react to changes in existing technologies could materially delay WaveTech’s development of new products, which could result in product obsolescence, decreased revenues and a loss of WaveTech’s market share to its competitors. In addition, products or technologies developed by others may render WaveTech’s products or technologies obsolete or non-competitive. Further, if WaveTech’s products are not in compliance with prevailing industry standards, such non-compliance could materially and adversely affect WaveTech’s financial condition, cash flows and results of operations.

WaveTech’s success depends on its ability to generate revenue and operate profitably, which depends in part on its ability to identify target customers and convert such contacts into meaningful orders or expand on current customer relationships.

WaveTech anticipates that in some cases its battery enhancement products will be delivered to certain customers on an early trial deployment basis, where such customers have the ability to evaluate whether WaveTech’s products meet their performance requirements before such customers commit to meaningful orders. If WaveTech’s targeted customers do not commit to make meaningful orders, or to order products at all, it could adversely affect WaveTech’s business, prospects and results of operations. In addition, WaveTech’s customers may require protections in the form of price reductions and similar arrangements that allow them to require WaveTech to deliver additional battery enhancement products or reimburse them for losses they suffer as a result of WaveTech’s late delivery or failure to meet agreed upon performance specifications. Delays in delivery of WaveTech’s battery products, unexpected performance problems or other events could cause WaveTech to fail to meet these contractual commitments, resulting in delays in obtaining necessary materials used in WaveTech’s production process, defects in material or workmanship or unexpected problems in WaveTech’s manufacturing process, which could lead to unanticipated revenue and earnings losses and financial penalties. The occurrence of any of these events could harm WaveTech’s business, prospects, results of operations and financial results.

Successful technical development of WaveTech’s products does not guarantee successful commercialization.

Even if WaveTech successfully completes the technical development for one or all of its product development programs, WaveTech may still fail to develop a commercially successful product for a number of reasons, including, among others, the following:

•        failure to obtain the required regulatory approvals for their use;

•        prohibitive production costs;

•        competing products;

•        lack of innovation of the product;

•        continuing technological changes in the market rendering the product obsolete;

•        failure to scale-up WaveTech’s operations sufficiently to satisfy demand for its products;

•        ineffective distribution and marketing;

•        lack of sufficient cooperation from WaveTech’s partners; and

•        demonstrations of the products not aligning with or meeting customer needs.

Although WaveTech has sold its battery enhancement products, its success in the market for the products it develops will depend largely on its ability to prove its products’ capabilities. Upon demonstration, WaveTech’s products may not have the capabilities they were designed to have or that WaveTech believed they would have. Furthermore, even if WaveTech does successfully demonstrate its products’ capabilities, potential customers may be more comfortable doing business with a larger, more established, more proven company than WaveTech. Moreover, competing products may prevent WaveTech from gaining wide market acceptance of its products. WaveTech may not achieve significant revenue from new product investments for a number of years, if at all.

Product quality problems, defects, errors or vulnerabilities in WaveTech’s products could harm its reputation and adversely affect its business, financial condition, results of operations and prospects.

WaveTech may experience quality control problems in its manufacturing operations or the manufacturing operations of its contract manufacturers. WaveTech produces highly-complex products that incorporate advanced technologies and that WaveTech believes to be state-of-the-art for its industry. Despite WaveTech’s testing prior to their release, WaveTech’s products may contain undetected defects or errors, including design, contract manufacturing or supplier quality issues, especially when first introduced or when new versions are released. Product defects or errors in the future could affect the performance of WaveTech’s products and could delay the development or release of new products or new versions of products. In addition, undetected quality problems may prompt unexpected product returns or recalls and adversely affect warranty costs. Allegations of unsatisfactory performance could cause WaveTech to lose revenue or market share, damage WaveTech’s reputation in the market and with customers, and increase WaveTech’s warranty costs and related returns, which could negatively impact WaveTech’s gross margins, cause WaveTech to incur substantial costs in redesigning the products, cause WaveTech to lose significant customers, subject WaveTech to liability for damages or divert its resources from other tasks, any one of which could materially adversely affect WaveTech’s business, financial condition, results of operations and prospects.

If WaveTech’s battery enhancement products fail to perform as expected, WaveTech’s ability to develop, market, and sell such products or its other battery enhancement products could be harmed and WaveTech could be subject to increased warranty claims.

WaveTech’s products may contain defects in design and manufacture that may cause them to not perform as expected or that may require repair, recalls, and design changes. WaveTech’s products are inherently complex and incorporate technology and components that may contain defects and errors, particularly when first introduced. WaveTech has a limited frame of reference from which to evaluate the long-term performance of its battery enhancement products. There can be no assurance that WaveTech will be able to detect and fix any defects in its products prior to the sale to potential consumers. If WaveTech’s products fail to perform as expected, it could lose design wins and customers may delay deliveries, terminate further orders, pursue warranty claims against WaveTech or initiate product recalls, each of which could adversely affect WaveTech’s sales and brand and could adversely affect WaveTech’s business, prospects, and results of operations.

If WaveTech loses its rights to use software it currently licenses from third parties, WaveTech could be forced to seek alternative technology, which could increase its operating expenses and could adversely affect its ability to compete.

WaveTech licenses certain software used in its products from third parties, generally on a non-exclusive basis. The termination of any of these licenses, or the failure of the licensors to adequately maintain or update their software, could delay WaveTech’s ability to ship its products while it seeks to implement alternative technology offered by other sources and could require significant unplanned investments on WaveTech’s part if it is forced to develop alternative technology internally. In addition, alternative technology may not be available to WaveTech on commercially reasonable terms from other sources. In the future, it may be necessary or desirable to obtain other third-party technology licenses relating to one or more of WaveTech’s products or relating to current or future technologies to enhance WaveTech’s product offerings. There is a risk that WaveTech will not be able to obtain licensing rights to the needed technology on commercially reasonable terms, or at all.

WaveTech will be dependent upon agents and resellers in certain jurisdictions to provide localized support and other local services that will assist WaveTech in avoiding certain costs and investments.

By selling its products in certain markets through agents and resellers, WaveTech will be able to avoid certain costs relating to operating in those markets, including but not limited to local support costs, costs of maintaining a local legal entity, administration costs and logistics. If WaveTech chooses or is required to sell direct in these markets due to customer preference, termination of a reseller relationship or for any other reason, the cost advantages described above will no longer be available to WaveTech, which could result in an increase in WaveTech’s operating costs.

If critical components or raw materials used to manufacture WaveTech’s products become scarce or unavailable, then WaveTech may incur delays in manufacturing and delivery of its products, which could damage its business.

WaveTech and the contract manufacturers of its products rely on a limited number of suppliers for the raw materials and hardware components necessary to manufacture WaveTech’s products. WaveTech does not have any long-term agreements with any of its suppliers that obligate them to continue to sell their materials or products to WaveTech. WaveTech’s reliance on these suppliers involves significant risks and uncertainties as to whether its suppliers will provide an adequate supply of required raw materials, component parts, and products. Lead-times for limited-source materials and components can be as long as six to 12 months, vary significantly and depend on factors such as the specific supplier, contract terms and demand for a component at a given time. From time to time, WaveTech may not have reliable access to supplies that it requires, and shortages in allocations of components may result in delays in filling orders. Shortages and delays in obtaining components in the future could impede WaveTech’s ability to meet customer orders. In addition, as the demand for these components and other products increases, it is likely that the price for these components will increase. If WaveTech or its contract manufacturers are unable to obtain the raw materials and component parts in the quantities and the quality WaveTech requires on a timely basis and at acceptable prices, WaveTech may not be able to deliver its products on a timely or cost-effective basis, which could cause its customers to terminate their contracts with WaveTech, increase WaveTech’s costs and materially harm its business, results of operations, and financial condition. Furthermore, if WaveTech’s suppliers or the suppliers of WaveTech’s contract manufacturers are unable or unwilling to supply the raw materials or components WaveTech or its contract manufacturers require, WaveTech will be forced to locate alternative suppliers and possibly redesign its products to accommodate components from alternative suppliers. This would likely cause significant delays in manufacturing and shipping WaveTech’s products to customers and could materially harm its business.

WaveTech’s dependence and exposure on component suppliers are heightened when WaveTech introduces new products. New products frequently include components that WaveTech does not use in other product lines. When WaveTech introduces new products, it must secure reliable sources of supply for those products at volumes that will be dictated by end-customer demand. Demand is often difficult to predict until the new product is better established. Constraints in WaveTech’s supply chain can slow the progress of new product rollouts, adversely affecting its business, results of operations and financial condition.

The impact of the conflict in Ukraine on the global economy, energy and commodity supplies and raw materials is uncertain and may negatively impact WaveTech’s business and operations.

The current conflict between Russia and Ukraine and the related sanctions and other penalties imposed by countries around the world against Russia have created substantial uncertainty in the global political and economic landscapes. While WaveTech’s operations are primarily within North America and Europe and WaveTech has no operations in Russia or Ukraine, and WaveTech does not have direct exposure to customers or vendors in Russia or Ukraine, WaveTech continues to monitor and respond to any adverse impact that such events may have on the global economy in general, on WaveTech’s business and operations and on the businesses and operations of WaveTech’s suppliers and customers. For example, the conflict has resulted in, and may continue to result in, increased inflation, escalating energy and commodity prices and further constrained availability, and thus increasing costs, of certain of WaveTech’s raw materials. WaveTech is unable to fully predict the impact that current and future governmental actions and other events will have on the global economy, WaveTech’s industry or WaveTech’s business, financial condition, results of operations or cash flows. To the extent the conflict in Ukraine may adversely affect WaveTech’s business as discussed above, it may also have the effect of heightening many of the other risks described in this proxy statement/prospectus, such as those relating to WaveTech’s supply chain, volatility in prices of raw materials, cybersecurity, demand for WaveTech’s products and market conditions, any of which could negatively affect WaveTech’s business, financial condition, results of operations or cash flows.

WaveTech’s future profitability may depend on achieving cost reductions from increasing manufacturing quantities of its products. Failing to achieve such reductions in manufacturing costs could materially affect its business.

WaveTech has no experience manufacturing certain of its products in high volumes and does not know whether or when it will be able to develop efficient, low-cost manufacturing capabilities and processes that will enable it to manufacture its products in large quantities while maintaining its quality, speed, price, engineering and design standards. WaveTech’s inability to develop such manufacturing processes and capabilities could have a material adverse effect on its business, financial condition, and results of operations. There is no assurance that WaveTech will obtain any material labor and machinery cost reductions associated with higher production levels, and failure to achieve these cost reductions could adversely impact its business and financial results.

WaveTech expects to rely primarily upon a limited number of outsourced manufacturers for manufacturing certain of its products and related components and it will be exposed to the risk that these manufacturers will not be able to satisfy its manufacturing needs on a timely basis.

WaveTech does not expect to have any internal manufacturing capabilities to produce certain of its products and related components in high volumes and it expects to rely upon only a limited number of outsourced manufacturers to manufacture such products. WaveTech’s ability to ship these products to its customers could be delayed or interrupted as a result of a variety of factors relating to its outsourced manufacturers, including:

•        its outsourced manufacturers not being obligated to manufacture WaveTech’s products on a long-term basis in any specific quantity or at any specific price;

•        early termination of, or failure to renew, contractual arrangements;

•        its failure to effectively manage its outsourced manufacturer relationship;

•        its outsourced manufacturers experiencing delays, disruptions or quality control problems in their manufacturing operations;

•        lead-times for required materials and components varying significantly and being dependent on factors such as the specific supplier, contract terms and the demand for each component at a given time;

•        underestimating WaveTech’s requirements, resulting in its outsourced manufacturers having inadequate materials and components required to produce its products, or overestimating its requirements, resulting in charges assessed by the outsourced manufacturers or liabilities for excess inventory, each of which could negatively affect WaveTech’s gross margins;

•        the possible absence of adequate capacity and reduced control over component availability, quality assurances, delivery schedules, manufacturing yields and costs; and

•        its outsourced manufacturers experiencing financial instability which could affect WaveTech’s ability to manufacture or deliver its products.

Although WaveTech believes that its outsourced manufacturers will have sufficient economic incentive to perform their manufacturing, the resources devoted to these activities by them are not within WaveTech’s control, and there can be no assurance that manufacturing problems will not occur in the future. Insufficient supply or an interruption or stoppage of supply from WaveTech’s outsourced manufacturers or WaveTech’s inability to obtain additional manufacturers when and if needed, could have a material adverse effect on WaveTech’s business, results of operations and financial condition.

If any of WaveTech’s outsourced manufacturers are unable or unwilling to continue manufacturing WaveTech’s products in required volumes and quality levels, WaveTech will have to identify, qualify, select and implement acceptable alternative manufacturers, which would likely be time consuming and costly. In addition, an alternate source may not be available to WaveTech or may not be in a position to satisfy WaveTech’s production requirements at commercially reasonable prices and quality. Therefore, any significant interruption in manufacturing would result in WaveTech being unable to deliver the affected products to meet its customer orders, which could have a material adverse effect on WaveTech’s business, results of operations and financial condition.

A number of WaveTech’s battery enhancement and treatment products are provided to potential customers for assessment or testing under non-binding pre-orders or preliminary orders that are cancellable by the customer, and there is no assurance that any such nonbinding pre-orders or preliminary orders for such products will be converted into binding orders or sales.

WaveTech’s business model is focused on building relationships with large customers. To date, WaveTech has engaged in limited marketing activities and WaveTech has only a limited number of contracts with customers. Until WaveTech is able to scale up its marketing function to support sales, there will be uncertainty as to customer demand for WaveTech’s products. As WaveTech’s products are not yet widely known in the marketplace, WaveTech is often required to provide working samples of its products to potential customers for assessment or field testing by such parties prior to any purchase. As a result, WaveTech’s current sales cycle is often lengthy. The potentially long wait from the time WaveTech’s products are first introduced to and assessed or tested by a potential customer and an order is subsequently placed with WaveTech until the time WaveTech’s products are delivered, and any delays beyond expected wait times, could impact user decisions on whether to ultimately make a purchase. There is no assurance that nonbinding pre-orders or preliminary orders that are cancellable by the customer will be converted into binding orders or sales. Even if WaveTech is able to obtain binding orders, customers may limit their volume of purchases initially as they assess WaveTech’s products over a longer period and determine whether to make a broader transition to WaveTech’s suite of products. This may be a lengthy process and will depend on the safety, reliability, efficiency and quality of WaveTech’s products, as well as the support and service that WaveTech offers. It will also depend on factors outside of WaveTech’s control, such as general market conditions, that could impact customer buying decisions. As a result, there is significant uncertainty regarding demand for WaveTech’s battery enhancement and treatment products and the pace and levels of growth that WaveTech will be able to achieve.

WaveTech is currently dependent on a single customer for a significant portion of its revenues and the loss of such customer, or any deterioration in WaveTech’s relationship with such customer could adversely affect WaveTech’s business, financial condition and operating results.

A company in the shipping supplies industry accounted for over 70% of WaveTech’s total revenues in the nine month period ended September 30, 2022 and the years ended December 31, 2021 and 2020, and is expected to account for a substantial portion of WaveTech’s revenues in the remainder of the year ending December 31, 2022. If WaveTech is not able to develop other customer relationships, or if WaveTech continues to be dependent on this company or any other single customer for a substantial portion of its revenue, WaveTech’s business could be harmed. Dependence on a few customers could make it difficult to negotiate attractive prices for WaveTech’s products and could expose WaveTech to the risk of substantial losses if a single dominant customer stops purchasing products or if WaveTech otherwise loses a single dominant customer due to reasons out of its control. This company in the shipping supplies industry, and any other future customers, may have economic or business or interests or goals that are inconsistent with WaveTech’s goals. Any disagreements with this company or other future customers or business partners may impede WaveTech’s ability to maximize the benefits of the business relationship, may slow the commercialization of WaveTech’s products and services and may adversely affect WaveTech’s business, financial condition and operating results.

WaveTech’s future success depends on the needs and success of its customers, as well as the demand for its customers’ products and services.

The demand for WaveTech’s products will depend on its end-market users’ decisions to purchase its products, as well as their ability to market and sell their products successfully. The decision of WaveTech’s customers to purchase products from WaveTech will depend on several factors, including its own business performance, as well as the overall performance of the industries in which WaveTech’s customers compete. If the demand for output in those industries decreases, the demand for WaveTech’s products may decrease. The future demand in these industries may be impacted by several factors, including commodity prices, consumer spending, travel restrictions, energy demands, fuel costs, and government regulation and spending. Increases or decreases in these variables may significantly impact the demand for WaveTech’s customers’ products and the demand for its products.

WaveTech’s customers’ inability to market and sell their products or services successfully could materially and adversely affect their businesses and prospects and such customers may not order new or additional products or services from WaveTech. These variables may significantly impact the demand for WaveTech’s products, which may materially affect its ability to meet customers’ needs and ultimately result in lost revenue or production of excess product. Accordingly, WaveTech may not be able to grow its business, and its financial condition and operation results will be materially and adversely affected.

WaveTech’s backlog is subject to customer cancellation or modification and such cancellations could result in a decline in sales.

WaveTech has order backlog from time to time based upon its contracts in process. Almost all of the contracts in WaveTech’s backlog are subject to cancellation at the convenience of the customer or for default in the event that WaveTech is unable to perform under the contract. There can be no assurance that WaveTech’s backlog will result in actual revenue in any particular period, or at all, particularly during periods of economic instability. Nor can there be any assurance that any contract included in backlog will be profitable. The actual amount and timing of any revenue is subject to various contingencies, many of which are beyond WaveTech’s control. The actual recognition of revenue on contracts included in backlog may never occur or may change because a program schedule could change; a customer may not follow up with order details (e.g., delivery instructions); fluctuations in currency exchange rates after an order is placed could cause WaveTech’s products to become too expensive for a foreign customer; a customer’s program could be canceled, a contract could be reduced, modified or terminated early due to changes in a customer’s priorities; funding may not be included in future budgets; or an option that WaveTech had assumed would be exercised is not exercised. Any such changes in backlog could be materially adverse to WaveTech’s results of operations and financial condition.

WaveTech’s expansion plans include complex projects that will require significant capital expenditures and are subject to significant risks and uncertainties.

Because the industry sectors in which WaveTech operates are constantly changing, its ability to grow is dependent upon WaveTech’s development of new products and technologies to adapt to the new batteries and technologies employed by its customers and potential customers in changing industries. WaveTech must continue to spend significant amounts and invest in research and development of new products. WaveTech’s ability to do so is dependent on adequate capitalization of WaveTech to fund these complex research and development projects. There can be no assurance that WaveTech will be able to complete these projects within its projected budget, as unforeseen technical and construction difficulties could increase the cost of these projects. WaveTech also cannot assure that it will be able to complete these projects within its projected schedule due to project delays, including cost and funding issues and other technical or construction difficulties, and WaveTech cannot assure that it will be able to achieve the anticipated benefits from these efforts. Any significant delay in the completion of the project, increased cost, schedule delays or other unforeseen challenges may prevent WaveTech from being able to bring future products to the market, which could have an adverse effect on WaveTech’s financial condition, customer confidence, and operating results.

Any future acquisitions WaveTech undertakes may disrupt its business, adversely affect its operations, dilute its stockholders, and expose it to significant costs and liabilities.

Acquisitions are an important element of WaveTech’s business strategy, and WaveTech expects to pursue future acquisitions to increase revenue, expand its market position, add to its product and service offerings and technological capabilities, respond to dynamic market conditions, or for other strategic or financial purposes. WaveTech does not have specific timetables for these plans, and there can be no assurance that WaveTech will identify suitable acquisition candidates or complete any acquisitions on favorable terms, or at all. In addition, any acquisitions WaveTech does complete would involve a number of risks, which may include the following:

•        the identification, acquisition and integration of acquired businesses require substantial attention from management. The diversion of management’s attention and any difficulties encountered in the integration process could hurt WaveTech’s business;

•        the identification, acquisition and integration of acquired businesses requires significant investment, including to determine which new product and service offerings WaveTech might wish to acquire, harmonize product and service offerings, expand management capabilities and market presence, and improve or increase development efforts and technology features and functions;

•        the anticipated benefits from any acquisition may not be achieved, including as a result of loss of clients or personnel of the target, other difficulties in supporting and transitioning the target’s clients, the inability to realize expected synergies from an acquisition, or negative organizational cultural effects arising from the integration of new personnel;

•        WaveTech may face difficulties in integrating the personnel, technologies, solutions, operations, and existing contracts of the acquired business;

•        WaveTech may fail to identify all of the problems, liabilities or other shortcomings or challenges of an acquired company, technology or solution, including issues related to intellectual property, environmental matters, solution quality or architecture, income tax and other regulatory compliance practices, revenue recognition or other accounting practices, or employee or client issues;

•        to pay for future acquisitions, WaveTech could issue additional shares of its common stock or pay cash. Issuance of shares could dilute stockholders. Use of cash reserves could diminish WaveTech’s ability to respond to other opportunities or challenges. Borrowing to fund any cash purchase price would result in increased fixed obligations and could also include covenants or other restrictions that would impair WaveTech’s ability to manage its operations;

•        acquisitions expose WaveTech to the risk of assumed known and unknown liabilities, including contract, tax, regulatory or other legal, and other obligations incurred by the acquired business or fines or penalties, for which indemnity obligations, escrow arrangements or insurance may not be available or may not be sufficient to provide coverage;

•        new business acquisitions can generate significant intangible assets that result in substantial related amortization charges and possible impairments;

•        the operations of acquired businesses, or WaveTech’s adaptation of those operations, may require that WaveTech apply revenue recognition or other accounting methodologies, assumptions, and estimates that are different from those WaveTech uses in its current business, which could complicate its financial statements, expose WaveTech to additional accounting and audit costs, and increase the risk of accounting errors;

•        acquired businesses may have insufficient internal controls that WaveTech must remediate, and the integration of acquired businesses may require WaveTech to modify or enhance its own internal controls, in each case resulting in increased administrative expense and risk that WaveTech fails to comply with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002; and

•        acquisitions can sometimes lead to disputes with the former owners of the acquired company, which can result in increased legal expenses, management distraction and the risk that WaveTech may suffer an adverse judgment if it is not the prevailing party in the dispute.

WaveTech’s current and planned foreign operations expose WaveTech to additional business, financial, regulatory and geopolitical risks, and any adverse event could have a material adverse effect on its results of operations.

WaveTech currently operates in more than ten countries, including the U.S. and Germany, and in certain other EU, Latin American, Asian and African countries. WaveTech may in the future evaluate opportunities to expand into new geographic markets and introduce new product offerings and services that are an extension of its existing business. WaveTech also may from time to time acquire businesses or product lines with the potential to strengthen its market position, enable it to enter attractive markets, expand its technological capabilities, or provide synergistic opportunities.

WaveTech has limited experience operating outside of the U.S. and Germany. Managing its international expansion will require additional resources and controls, including additional manufacturing and assembly facilities. Furthermore, any additional markets that WaveTech may enter could have different characteristics from the markets in which it currently operates, and its success will depend on its ability to adapt to these differences. Any further international expansion could subject WaveTech’s business to risks associated with international operations, including:

•        compliance with multiple, potentially conflicting and changing governmental laws, regulations and permitting processes, including trade, labor, environmental, banking, employment, privacy and data protection laws and regulations, such as the EU Data Privacy Directive, as well as tariffs, export quotas, customs duties and other trade restrictions;

•        compliance with U.S. and foreign anti-bribery laws, including the Foreign Corrupt Practices Act of 1977, as amended;

•        difficulties in collecting payments in foreign currencies and associated foreign currency exposure;

•        longer payment cycles for sales in some foreign countries and potential difficulties in enforcing contracts and collecting accounts receivable;

•        compliance with potentially conflicting and changing laws of taxing jurisdictions where WaveTech conducts business and applicable U.S. tax laws as they relate to international operations, the complexity and adverse consequences of such tax laws and potentially adverse tax consequences due to changes in such tax laws;

•        that the laws of some countries do not protect proprietary rights as fully as do the laws of the U.S. As a result, WaveTech may not be able to protect its proprietary rights adequately outside of the U.S.;

•        laws and business practices that favor local competitors or prohibit foreign ownership of certain businesses;

•        regional economic and political conditions;

•        conformity with applicable business customs, including translation into foreign languages and associated expenses;

•        lack of availability of government incentives and subsidies;

•        potential changes to WaveTech’s established business model;

•        cost of alternative power sources, which could vary meaningfully outside the U.S.;

•        difficulties in staffing and managing foreign operations in an environment of diverse culture, laws and customers, and the increased travel, infrastructure and legal and compliance costs associated with international operations;

•        customer installation challenges which WaveTech has not encountered before, which may require the development of a unique model for each country;

•        differing levels of demand among members of WaveTech’s customer base, including commercial and industrial customers, utilities, independent power producers and project developers; and

•        restrictions on repatriation of earnings.

As a result of these or other, unforeseeable, risks, any future international expansion efforts that WaveTech may undertake may not be successful and may negatively affect its results of operations and profitability.

In addition, there may be adverse effects to WaveTech’s business if there is instability, disruption or destruction in a significant geographic region, regardless of cause, including war, terrorism, riot, civil insurrection or social unrest; and natural or man-made disasters, including famine, flood, fire, earthquake, storm or disease. In particular, in February 2022, Russia invaded Ukraine. The U.S. government and other governments in jurisdictions in which WaveTech operates have imposed severe sanctions and export controls against Russia and Russian interests, and have threatened additional sanctions and controls. It is not possible to predict the broader consequences of this conflict, which could include further sanctions, embargoes, greater regional instability, geopolitical shifts and other adverse effects on macroeconomic conditions, currency exchange rates, supply chains and financial markets, any of which could negatively impact WaveTech’s business or results of operations.

Exchange rate fluctuations may materially affect WaveTech’s results of operations and financial conditions.

Owing to the international scope of WaveTech’s operations, fluctuations in exchange rates, particularly between the U.S. dollar and the euro, may adversely affect WaveTech. WaveTech’s business may be affected by fluctuations in exchange rates, which may have a significant impact on WaveTech’s results of operations and cash flows from period to period.

WaveTech’s use of agents for the sale of its products in certain foreign jurisdictions create collection risk for receivables in such jurisdictions.

WaveTech sells products and services through distributors and agents. In certain jurisdictions, those third parties represent a significant portion of WaveTech’s sales in their respective countries. Collection times for receivables in many foreign jurisdictions may often be substantially longer than those in the United States. Further, for certain of WaveTech’s services business agency relationships, WaveTech utilizes an intermediary agent and is dependent on its agents to collect payment on its behalf. These indirect sales channels expose WaveTech to the credit risk of both its channel partners and end customers and increase the risk of delayed payments or uncollectible balances. A liquidity event or dispute involving one of these channel partners may adversely affect WaveTech’s results of operations and financial condition.

WaveTech is subject to anti-corruption, anti-bribery, anti-money laundering, financial and economic sanctions and similar laws, and non-compliance with such laws can subject WaveTech to administrative, civil and criminal fines and penalties, collateral consequences, remedial measures and legal expenses, all of which could materially and adversely affect WaveTech’s business, prospects, financial condition and results of operations and also its reputation.

WaveTech is subject to anti-corruption, anti-bribery, anti-money laundering, financial and economic sanctions and similar laws and regulations in various jurisdictions in which WaveTech conducts or in the future may conduct activities, including the U.S. Foreign Corrupt Practices Act (the “FCPA”) and other anti-corruption laws and regulations, including in foreign jurisdictions. The FCPA prohibits WaveTech and its officers, directors, employees and business partners acting on WaveTech’s behalf, including agents, from corruptly offering, promising, authorizing or providing anything of value to a “foreign official” for the purposes of influencing official decisions or obtaining or retaining business or otherwise obtaining favorable treatment. The FCPA also requires companies to make and keep books, records and accounts that accurately reflect transactions and dispositions of assets and to maintain a system of adequate internal accounting controls. A violation of these laws or regulations in the U.S. or foreign jurisdictions could materially and adversely affect WaveTech’s business, financial condition and results of operations and also its reputation. WaveTech’s policies and procedures designed to ensure compliance with these regulations may not be sufficient and WaveTech’s directors, officers, employees, representatives, consultants, agents, and business partners could engage in improper conduct for which WaveTech may be held responsible.

Non-compliance with anti-corruption, anti-bribery, anti-money laundering or financial and economic sanctions laws could subject WaveTech to whistleblower complaints, adverse media coverage, investigations, and severe administrative, civil and criminal sanctions, collateral consequences, remedial measures and legal expenses, all of which could materially and adversely affect WaveTech’s business, prospects, financial condition and results of operations and also its reputation. In addition, changes in economic sanctions laws in the future could adversely impact WaveTech’s business and investments in its securities.

WaveTech depends on certain key personnel and must attract and retain additional talent.

WaveTech’s future success depends on the efforts of key personnel, especially its chief executive officer and director, Dag Arild Valand. As WaveTech grows and become more well known, there is increased risk that competitors will seek to hire its key personnel. WaveTech will also need to attract and hire additional employees, fill key management positions and transfer knowledge to other key employees to compete in a global marketplace with many different cultural and linguistic challenges. The failure to attract, integrate, motivate and retain these personnel could materially harm WaveTech’s business. Depending on the economic environment and its performance, WaveTech may not be able to locate or attract qualified individuals for such positions when it needs them. If key personnel were to depart, WaveTech may not be able to successfully attract and retain senior leadership necessary to grow its business. WaveTech may also make hiring mistakes, which can be costly in terms of resources and time spent in recruiting, hiring and investing in the incorrect individual in an attempt to locate the right employee fit. If WaveTech is unable to attract, hire and retain the right talent or makes too many hiring mistakes, it is likely that WaveTech’s business will suffer from not having the right employees properly positioned in a timely manner.

Lithium-ion battery cells have been observed to catch fire or vent smoke and flame.

Lithium-ion cells can rapidly release the energy they contain by venting smoke and flames in a manner that can ignite nearby materials as well as other lithium-ion cells. Negative public perceptions regarding the suitability of lithium-ion cells or any future incident involving lithium-ion cells, such as a vehicle or other fire, even if such incident does not involve WaveTech’s battery enhancement products, could seriously harm WaveTech’s business and reputation. Any incident involving the batteries with which WaveTech’s battery enhancement products are associated or employed could result in lawsuits, recalls or redesign efforts, all of which would be time consuming and expensive and could harm WaveTech’s brand image. Moreover, any failure of a competitor’s energy storage product may cause indirect adverse publicity for WaveTech and WaveTech’s battery enhancement products. Such adverse publicity could negatively affect WaveTech’s brand and harm WaveTech’s business, prospects, financial condition and operating results.

Cybersecurity breaches or information technology disruptions could impact WaveTech’s business and operations.

WaveTech’s information technology systems could be breached by outside parties intent on extracting information or disrupting business processes. WaveTech’s systems contain critical information about its business, including intellectual property and confidential information of its customers, suppliers and employees. While WaveTech is not aware of any material cyberattacks or breaches of its systems to date and has safeguards in place to prevent unauthorized access and to safeguard its information systems against cyberattacks, the risk of outside parties accessing WaveTech’s information systems remains. Additionally, continued geopolitical turmoil, including the ongoing conflict between Russia and Ukraine, has heightened the risk of cyberattacks. Like many businesses, WaveTech’s information technology systems will likely be subject to unauthorized access attempts, which could disrupt WaveTech’s business operations and result in failures or interruptions in its computer systems and in loss of critical information and assets, including WaveTech’s intellectual property and confidential business information. In addition, the theft and/or unauthorized use or publication of WaveTech’s trade secrets and other confidential business information as a result of such an incident could adversely affect its competitive position, result in a loss of confidence in the adequacy of its threat mitigation and detection processes and procedures, cause WaveTech to incur significant costs to remedy the damage caused by the incident, divert management’s attention and other resources, and reduce the value of WaveTech’s investment in research and development.

Computer malware, viruses, ransomware, hacking, phishing attacks and other network disruptions could result in security and privacy breaches, loss of proprietary information and interruption in service, which would harm WaveTech’s business.

Computer malware, viruses, physical or electronic break-ins and similar disruptions could lead to interruption and delays in WaveTech’s services and operations and loss, misuse or theft of data. Computer malware, viruses, ransomware, hacking, phishing attacks or denial of service, against online networks have become more prevalent and may occur on WaveTech’s systems. Any attempts by cyber attackers to disrupt WaveTech’s services or systems, if successful, could harm WaveTech’s business, introduce liability to data subjects, result in the misappropriation of funds, be expensive to remedy and damage WaveTech’s reputation or brand. Insurance may not be sufficient to cover significant expenses and losses related to cyber-attacks. Notwithstanding the security measures WaveTech has implemented that are designed to detect and protect against cyber-attacks, and any additional measures WaveTech may implement or adopt in the future, WaveTech’s facilities and systems, and those of its third-party service providers, could be vulnerable to security breaches, computer viruses, lost or misplaced data, programming errors, scams, burglary, human errors, acts of vandalism, or other events. Efforts to prevent cyber attackers from entering computer systems are expensive to implement, and WaveTech may not be able to cause the implementation or enforcement of such preventions with respect to its third-party vendors. Though it is difficult to determine what, if any, harm may directly result from any specific interruption or attack, any failure to maintain performance, reliability, security and availability of systems and technical infrastructure may, in addition to other losses, harm our reputation, brand and ability to attract customers. There are several factors ranging from human error to data corruption that could materially impact the efficacy of any processes and procedures designed to enable WaveTech to recover from a disaster or catastrophe, including by lengthening the time services are partially or fully unavailable to customers and users. It may be difficult or impossible to perform some or all recovery steps and continue normal business operations due to the nature of a particular cyber-attack, disaster or catastrophe or other disruption, especially during peak periods, which could cause additional reputational damages, or loss of revenues, any of which would adversely affect its business and financial results.

Pandemics and other events beyond WaveTech’s control could materially adversely affect its financial position and operating results.

WaveTech faces various risks related to epidemics, pandemics, and other outbreaks, including the COVID-19 outbreak. On March 11, 2020, the WHO declared the COVID-19 outbreak a pandemic, which has persisted through 2021 and into 2022, resulting in the lockdown of cities, travel restrictions, and the temporary closure of stores and facilities. COVID-19 has created a significant volatility in the global economy and continues to impact consumer and business behavior. The operations, revenues and financial condition of WaveTech have been and may continue to be adversely affected by COVID-19. Government authorities have implemented and may continue to implement measures to try to contain the virus, which may adversely impact WaveTech’s employees, customers, business partners, and operations. If another significant outbreak occurs, commercial activities throughout the world could be curtailed with decreased consumer spending, business operation disruptions, interrupted supply chain, difficulties in travel and reduced workforces. The duration and intensity of disruptions resulting from the COVID-19 outbreak remains uncertain. Depending on future developments related to COVID-19, WaveTech’s business operation and financial condition may be materially and adversely affected as a result of any slowdown in economic growth, operation or supply chain disruptions or other factors that WaveTech cannot predict.

Fluctuations in the price of certain raw materials, and WaveTech’s inability to obtain raw materials and products, could have an adverse effect on the margins of its products, its business, and its operating results.

The cost of WaveTech’s materials purchased from its suppliers depends, in part, upon the prices and availability of raw materials, such as steel, copper and other precious metals used in electronic components and electro-mechanical assemblies. As WaveTech focuses on bringing new product applications to the market and expands research, battery testing and other development efforts in doing so, it may require additional materials. Costs for these raw materials have been extremely volatile during the COVID-19 pandemic and have increased or may increase due to higher production costs and demand surges in the markets in which WaveTech operates. The prices for these materials fluctuate, and their availability may be unstable, depending on market conditions, global demand and other factors including trade relationships among countries or the imposition of tariffs. Any reduced availability of these materials may increase their price, which may consequently reduce WaveTech’s profitability if it cannot recoup the increased costs through its products and services.

The potential inability to gain market acceptance for products or establish a market presence may impact WaveTech’s future growth.

Although certain of WaveTech’s products are already on the market, there is no guarantee that its current products and services and future products will be accepted on a large scale. The battery technology WaveTech owns is different from existing technologies, and WaveTech needs to create customer interest and confidence in its products and services as an alternative to the products and services existing in the market for innovative battery technology.

Given that WaveTech is positioned in both the United States and Germany, two of the most active and desirable markets for innovative battery technologies, WaveTech operates in an increasingly competitive industry and environment, and it is vulnerable to significant pricing pressures. For example, WaveTech currently faces significant indirect competition from companies that focus on lithium-based battery technology, and competition in this area will continue to surge particularly in the fast-growing e-mobility market. Furthermore, WaveTech’s competitors in the lithium industry have cultivated successful customer relationships and are likely to develop new technologies that utilize alternative battery chemistries, and many of these battery technologies will likely compete directly with WaveTech’s products. WaveTech cannot guarantee its target customers will be willing to use or incorporate its products as opposed to existing competitors’ products where such customers may have developed meaningful commercial relationships with these competitors. Consequently, WaveTech may not be able to achieve market-wide acceptance.

It is possible that WaveTech’s existing and new competitors will be able to introduce new products with more desirable features or with more competitive prices than WaveTech’s and that their new products will gain greater market acceptance, which may materially harm WaveTech’s competitive position and its future success. Increased competition may result in declines in average selling prices of WaveTech’s products, causing a decrease in margins. To secure acceptance of WaveTech’s products, it must continue to develop and introduce technology and services for use in its customers’ products. There is no assurance that WaveTech’s research and development efforts will be successful, however, and any newly-developed products may not pass its customers’ qualification processes or achieve market-wide acceptance, which would hinder WaveTech’s ability to achieve market-wide acceptance. The lack of a market-wide acceptance for WaveTech’s products would have a materially adverse effect on WaveTech’s financial condition and operating results.

New products and technologies coming to the market may adversely affect WaveTech’s operating results and future success if it cannot keep up with rapid technological changes and evolving industry standards.

WaveTech’s technology is proven and works effectively with lead acid batteries, and other battery chemistries are currently being evaluated. However, there is the risk that WaveTech’s technology does not work with certain other battery chemistries, such as, for example, some types of lithium-ion based batteries which have experienced widespread market adoption particularly in the electric car industry. This would reduce WaveTech’s possible expansion into fast-growing markets.

Even if WaveTech’s technology is compatible with other battery chemistries, there is a risk that new battery materials, battery types and compositions will be developed where WaveTech’s method does not apply. Furthermore, WaveTech’s competitors may employ existing methods or may develop methods that are more effective than WaveTech’s, which could adversely impact the value of your investment. To secure acceptance of its products, WaveTech is following closely the trends in existing energy storage technologies and the emerging new ones where it could be successful. WaveTech must constantly develop and introduce more cost-effective technology with enhanced functionality, integration levels, and performance to meet evolving industry standards. WaveTech cannot assure that it will be able to accurately predict trends in industry standards or be able to create products that are on the cutting edge of technology. WaveTech’s existing and new competitors may be able to introduce new technology and services with more desirable features than WaveTech’s, and it is possible that their new products and services will gain greater market acceptance or may render WaveTech’s products obsolete or unmarketable. Therefore, WaveTech’s failure to effectively keep up with rapid technological changes and evolving industry standards may materially harm its competitive position and its future success.

WaveTech expects that the success of its business could be highly correlated to general economic conditions.

While WaveTech is still in the testing phase with most of its potential customers and has not yet experienced any materially adverse impact due to the general decline in economic conditions and consumer confidence or the increase in inflation worldwide, WaveTech expects that the demand for its products and services could be highly correlated with general economic conditions, as a substantial portion of its revenue is expected to be derived from discretionary spending, which typically declines during times of economic instability. Declines in economic conditions, including high rates of inflation and rising interest rates, in the United States or in other countries in which WaveTech operates and may operate in the future may adversely impact its financial results. WaveTech’s ability to grow or maintain its business may be adversely affected by sustained economic weakness and uncertainty, including the effect of wavering consumer confidence, high unemployment and other factors. The inability to grow or maintain WaveTech’s business would adversely affect its business, financial conditions and results of operations, and thereby an investment in its common stock.

WaveTech competes with companies that have significantly more resources for their research and development efforts than WaveTech has or have received government contracts for the development of new products.

A number of WaveTech’s competitors have received considerable funding from government or government-related sources to develop various technologies or products. Most of these organizations and many of WaveTech’s other competitors have longer operating histories and greater financial, technical, manufacturing, marketing and sales resources and capabilities than WaveTech does and could focus their substantial financial resources to develop a competitive advantage. Some of WaveTech’s expected larger competitors may have substantially broader product offerings and may be able to leverage their relationships with partners and customers based on other products to gain business in a manner that discourages potential customers from purchasing WaveTech’s technology, including by selling at zero or negative margins or product bundling. In addition, innovative start-up companies, and larger companies that are making significant investments in research and development, may invent similar or superior technologies that compete with WaveTech’s. WaveTech’s current and potential competitors may also establish cooperative relationships among themselves or with third parties that may further enhance their resources. If WaveTech is unable to compete successfully, or if competing successfully requires WaveTech to take costly actions in response to the actions of its competitors, its business, financial condition and results of operations could be adversely affected. In addition, with respect to products WaveTech is developing for certain markets, WaveTech anticipates increasing competition as a result of industry consolidation, which has enabled companies to enhance their competitive position and ability to compete against WaveTech. These organizations also compete with WaveTech to:

•        attract parties for acquisitions, joint ventures or other collaborations;

•        license proprietary technology that is competitive with the technology WaveTech is developing;

•        attract funding; and

•        attract and hire talented and other qualified personal.

Any of these competitive factors could make it more difficult for WaveTech to attract and retain customers, increase its sales and marketing expenses, reduce profit margins, cause it to lower its prices in order to compete, and reduce its market share and revenues, any of which could have a material adverse effect on its financial condition and operating results. WaveTech can provide no assurance that it will continue to effectively compete against its current competitors or additional companies that may enter its markets.

WaveTech’s competitors may succeed in developing and commercializing products earlier than WaveTech does. In addition, WaveTech’s competitors may also develop products or technologies that are superior to those WaveTech is developing and render WaveTech’s technology candidates or technologies obsolete or non-competitive. If WaveTech cannot successfully compete with new or existing products and technologies, its marketing and sales will suffer and its financial condition would be adversely affected.

WaveTech’s business and financial results may be adversely affected by the demands of operating in multiple jurisdictions and the need to comply with a myriad of foreign and domestic laws and regulations, including various environmental, health and safety, employment and taxation laws and regulations.

As WaveTech conducts operations in a variety of international jurisdictions, it will be subject to regulatory risks in multiple jurisdictions. WaveTech is subject to extensive federal, state, local, and foreign environmental and safety laws, regulations, directives, rules and ordinances concerning, among other things, employee health and safety, the composition of its products, taxation, the discharge of pollutants into the air and water, and the management and disposal of hazardous substances and wastes. Due to the nature of these requirements and changes in its operations, WaveTech may incur substantial capital and operating costs, which may have a material adverse effect on its results of operations.

WaveTech may also incur substantial costs, including fines, damages, criminal or civil sanctions and remediation costs, or experience interruptions in its operations, for any violations arising under these laws and regulations or permit requirements. In addition, WaveTech may be required to obtain permits to meet its capacity expansion plans. WaveTech may be unable to obtain such permits or if it can, it may be costly and require a lengthy period of time to do so. Furthermore, these laws and regulations applicable to WaveTech and its operations could change in the future. Changes in applicable laws or regulations or in the interpretation or enforcement of such laws or regulations could require WaveTech to modify the manner in which it operates, increase the operating costs to WaveTech or curtail aspects of WaveTech’s operations. If WaveTech violates environmental, health and safety laws or regulations, in addition to being required to correct such violations, WaveTech can be held liable in administrative, civil or criminal proceedings for substantial fines and other sanctions could be imposed that could disrupt or limit its operations. Any of the foregoing could have a material adverse effect on WaveTech’s financial condition and results of operations.

Reliance on third parties could delay operations of WaveTech and adversely affect its financial position and growth opportunities.

WaveTech will rely on third parties to perform certain services to be provided to its customers, such as installation and maintenance operations. WaveTech’s reliance on these third parties is subject to various risks which could adversely affect WaveTech’s financial condition, prospects and operating results. WaveTech’s operating revenue may be reduced if it is unable to enter into financially favorable contracts with its service providers. Moreover, a failure by one or more of these third parties to satisfactorily provide, on a timely basis, the agreed upon services may have an adverse impact on WaveTech’s ability to perform its obligations under its customer contracts on a timely basis, or at all. Moreover, WaveTech may be required to negotiate agreements with suppliers for the purchase and delivery of necessary raw materials, tools, and/or equipment. WaveTech is exposed to multiple risks relating to the availability and pricing of these materials which may limit its ability to negotiate agreements with suppliers that are favorable to WaveTech, which may result in an increase to WaveTech’s operating costs and adversely impact its operating results and growth opportunities.

Potential litigation, regulatory actions or government investigations may significantly harm WaveTech’s financial position, reputation and operating results.

In the future, WaveTech may be involved, from time to time, in litigation or investigations arising in the normal course of business, such as contractual disputes, other commercial disputes, intellectual property matters, personal injury claims and other disputes with individuals, environmental issues, tax matters, and employment matters. These issues can be costly, and it is difficult to predict the financial exposure, if any, which may result from these matters. WaveTech cannot assure that any such exposure, if any, will not be material to its business. Such litigation or investigations may also negatively impact WaveTech’s reputation.

WaveTech’s insurance coverage may not be adequate to protect it from all business risks.

WaveTech may be subject, in the ordinary course of business, to losses resulting from products liability, accidents, acts of God, and other claims against it, for which WaveTech may have insufficient or no insurance coverage. The insurance policies that WaveTech does have may include significant deductibles or self-insured retentions, and WaveTech cannot be certain that its insurance coverage will be sufficient to cover all future losses or claims against it. A loss that is uninsured or exceeds policy limits may require WaveTech to pay substantial amounts, which could adversely affect the Company’s financial condition and operating results.

WaveTech’s net sales, and ability to market and sell its new products and technologies, might be adversely impacted if its products and technologies do not meet certain certification and compliance standards.

WaveTech is legally required to obtain certifications for certain of its products, both in the United States, and, where appropriate, in jurisdictions outside the United States. For instance, WaveTech may be required to seek certification of its products from Underwriters Laboratories (UL), Underwriters Laboratories of Canada (ULC) and Conformité Européenne (CE). While WaveTech has obtained a CE certification for certain of its products, it has not yet sought or obtained the required UL certifications for its BEAT® products or technologies, which require UL certification before they may be offered and sold in the U.S. While WaveTech believes that its broad knowledge and experience with electrical codes and safety standards will facilitate UL certification approvals for its BEAT® products and technologies, WaveTech cannot ensure that it will be able to obtain any such certifications for such products and technologies in a timely manner if at all or that, if certification standards are amended, it will be able to maintain such certifications once those certifications are received. Applications for UL certifications may take many months to process and may require WaveTech to make costly or time-consuming modifications to its product plans, designs or layouts. Moreover, there can be no assurance that WaveTech’s applications of such certifications will not be delayed for reasons outside of WaveTech’s control. WaveTech’s net sales may be adversely affected if it is unable to obtain UL certification for its BEAT® products and technologies in a timely manner or at all.

If WaveTech (or following the closing of the Merger, New WaveTech) does not maintain effective internal control over financial reporting, it may not be able to accurately report its financial results in a timely manner or prevent fraud, which may adversely affect investor confidence in its financial reporting and adversely affect its business and operating results and the market price for its common stock.

Effective internal control over financial reporting is necessary for WaveTech (or following the closing of the Merger, New WaveTech) to provide reliable financial reports. Subsequent to the issuance of WaveTech’s condensed consolidated financial statements as of and for the six months ended June 30, 2022 and 2021, WaveTech identified a material weakness in its internal control over financial reporting. In the future, WaveTech may discover areas of its internal control over financial reporting that need improvement. If WaveTech fails to properly and efficiently maintain an effective internal control over financial reporting, it could fail to report its financial results accurately.

Subsequent to the issuance of WaveTech’s condensed consolidated financial statements as of and for the six months ended June 30, 2022 and 2021 and the consolidated financial statements as of and for the year ended December 31, 2021 and 2020 (the “previously issued financial statements”), a material error was identified with respect to the amounts presented within WaveTech’s accumulated deficit and its noncontrolling interest in subsidiaries of WaveTech. The error did not impact WaveTech’s consolidated statement of operations, consolidated statement of cash flows or any other financial statement disclosures. WaveTech’s management evaluated the quantitative and qualitative impact of this accounting error and concluded it was material to WaveTech’s previously issued financial statements. WaveTech has restated the consolidated financial statements as of December 31, 2021 and 2020 and for the years then ended to correct for this error, which are included in this proxy statement/prospectus, as of the earliest period presented. Correction of this error involved decreasing WaveTech’s accumulated deficit by $1,113,794, as of January 1, 2020, and increasing WaveTech’s noncontrolling interest in subsidiaries for the same amount as of that date. This accounting error had no effect on WaveTech’s previously reported revenues, operating loss or per share amounts. WaveTech believes it has remediated the identified material weakness by restating the previously issued financial statements and by adjusting its policies and procedures relating to noncontrolling interest.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of a company’s annual or interim financial statements will not be prevented or detected on a timely basis. Effective internal controls are necessary for WaveTech (or following the closing of the Merger, New WaveTech) to provide reliable financial reports and prevent or detect fraud on a timely basis. While WaveTech developed and implemented a remediation plan to address the material weakness related to its ability to correctly determine the opening balance of non-controlling interest and calculate and present non-controlling interest as of each reporting period, the implementation of remediation measures may be time consuming and costly and there is no assurance that the remedial measures WaveTech has taken to date, or any remedial measures WaveTech may take in the future, will be sufficient to avoid potential material errors.

WaveTech may identify new material weaknesses in the future, which could limit its ability to prevent or detect a material misstatement of its annual or interim financial statements. The occurrence of, or failure to remediate, any material weaknesses WaveTech may identify could result in WaveTech’s failure to maintain compliance with legal requirements, including Section 404 of the Sarbanes-Oxley Act and rules regarding timely filing of periodic reports, in addition to applicable stock exchange listing requirements, could cause investors to lose confidence in WaveTech’s financial reporting, and could have an adverse effect on the market price of New WaveTech’s common stock. In addition, the occurrence of, or failure to remediate, any material weaknesses WaveTech may identify in the future could increase the possibility of legal proceedings or a review by the SEC and other regulatory bodies. The costs of defending against such legal proceedings or administrative actions could be significant. WaveTech also could face monetary judgments, penalties or other sanctions that could have a material adverse effect on its business, results of operations and financial condition.

Risks Related to WaveTech’s Intellectual Property

WaveTech relies heavily on its intellectual property portfolio. If WaveTech is unable to protect its intellectual property rights, its business and competitive position would be harmed.

WaveTech may not be able to prevent unauthorized use of its intellectual property, which could harm its business and competitive position. WaveTech relies upon a combination of the intellectual property protections afforded by patent, copyright, trademark and trade secret laws in the United States and other jurisdictions, as well as license agreements and other contractual protections, to establish, maintain and enforce rights in its proprietary technologies. In addition, WaveTech seeks to protect its intellectual property rights through nondisclosure and invention assignment agreements with its employees and consultants and through non-disclosure agreements with business partners and other third parties. Despite WaveTech’s efforts to protect its proprietary rights, third parties may attempt to copy or otherwise obtain and use its intellectual property or be able to design around its intellectual property. Any patent held by WaveTech or to be issued to WaveTech could be challenged, invalidated, unenforceable or circumvented. Monitoring unauthorized use of WaveTech’s intellectual property is difficult and costly, and the steps WaveTech has taken or will take to prevent misappropriation may not be sufficient. From time to time, third parties may infringe WaveTech’s intellectual property rights. Litigation may be necessary to enforce or protect WaveTech’s rights or to determine the validity and scope of the rights of others. Any litigation could be unsuccessful, cause WaveTech to incur substantial costs, divert resources away from WaveTech’s daily operations and result in the impairment of WaveTech’s intellectual property. Failure to adequately enforce WaveTech’s rights could cause it to lose rights in its intellectual property and may negatively affect its business. In addition, existing intellectual property laws and contractual remedies may afford less protection than needed to safeguard WaveTech’s intellectual property portfolio.

Patent, copyright, trademark and trade secret laws vary significantly throughout the world. A number of foreign countries do not protect intellectual property rights to the same extent as do the laws of the United States or have onerous filing requirements. Therefore, WaveTech’s intellectual property rights may not be as strong or as easily enforced outside of the United States, and efforts to protect against the unauthorized use of WaveTech’s intellectual property rights, technology and other proprietary rights may be more expensive and difficult outside of the United States. Further, WaveTech has not established its intellectual property rights in all countries in the world, and competitors may copy its designs and technology and operate in countries in which WaveTech has not prosecuted its intellectual property. In addition, WaveTech is in the process of updating its patent filings in various foreign countries to accurately describe its ownership of certain patents that it acquired in 2013. Although WaveTech’s ownership of such patents is not disputed, until the process of updating its filings is complete, WaveTech’s intellectual property rights with respect to such patents may not be as strong or as easily enforced. Failure to adequately protect WaveTech’s intellectual property rights could result in its competitors using its intellectual property to offer products, and competitors’ ability to design around WaveTech’s intellectual property would enable competitors to offer similar or better products or services, in each case potentially resulting in the loss of some of WaveTech’s competitive advantage and a decrease in its revenue, which would adversely affect WaveTech’s business, prospects, financial condition and operating results.

WaveTech’s inability to protect its intellectual property rights could have a material adverse effect on its operations and future success.

WaveTech relies primarily on patent, trademark, trade secret and copyright laws in the United States and in other countries in which its products are produced or sold, as well as other contractual restrictions, such as licenses and nondisclosure and confidentiality agreements, to protect WaveTech’s intellectual property. Additionally, the patent, trade secret and trademark laws of some countries, or their enforcement, may not protect WaveTech’s intellectual property rights to the same extent as the laws of the United States. Failure to protect WaveTech’s intellectual property rights may result in the loss of valuable proprietary technologies, which could have a material adverse effect on WaveTech’s business, financial condition or operating results. WaveTech cannot assure that its intellectual property rights will not be challenged, invalidated, circumvented or rendered unenforceable.

Although WaveTech’s principal patents have been registered in more than 85 jurisdictions globally, it might be that other organizations, including larger entities, infringe on its patents. If WaveTech fails to successfully enforce its intellectual property rights, its competitive position could suffer. WaveTech may also be required to spend significant resources to monitor and police its intellectual property rights. Similarly, if WaveTech were to infringe on the intellectual property rights of others, its competitive position could suffer. Furthermore, other companies may duplicate or reverse engineer WaveTech’s technologies or design around its patents. In some instances, litigation may be necessary to enforce WaveTech’s intellectual property rights and protect its proprietary information, or to defend against claims by third parties that WaveTech’s products infringe their intellectual property rights. Any litigation or claims brought by or against WaveTech, whether with or without merit, may incur significant cost and WaveTech might not be in the position to finance it. WaveTech cannot assure that the outcome of such potential litigation will be in its favor. An adverse determination in any such litigation will impair WaveTech’s intellectual property rights and may harm its business, prospects and reputation. In addition, any intellectual property litigation or claims against WaveTech could result in the loss or compromise of its intellectual property and proprietary rights, subject WaveTech to significant liabilities, require it to seek licenses on unfavorable terms, prevent it from manufacturing or selling certain products or require it to redesign certain products, any of which could harm WaveTech’s business and results of operations.

In addition to its existing patents, WaveTech plans to file new patents for new inventions that will be incorporated into new products; however, such patent filings may never be issued, or certain claims may be rejected, or may need to be narrowed, which may limit the protection WaveTech is attempting to obtain. In addition, companies, organizations or individuals, including competitors, may hold or obtain patents, trademarks or other proprietary rights that would prevent, limit, or interfere with WaveTech’s ability to make, use, develop, sell or market its products, which would make it more difficult for WaveTech to operate its business. These third parties may have applied for, been granted, or obtained patents that relate to intellectual property, which competes with WaveTech’s intellectual property or technology. This may require WaveTech to develop or obtain alternative technology, or obtain appropriate licenses under these patents, which may not be available on acceptable terms or at all. Such a circumstance may result in WaveTech having to significantly increase development efforts and resources to redesign its technology in order to safeguard its competitive edge against competitors.

With respect to unpatented proprietary manufacturing expertise, continuing technological innovation and other trade secrets necessary to develop and maintain its competitive position, while WaveTech generally enters into confidentiality agreements with its employees and third parties to protect its intellectual property, WaveTech cannot assure you that its confidentiality agreements will not be breached, that they will provide meaningful protection for WaveTech’s trade secrets and proprietary manufacturing expertise or that adequate remedies will be available in the event of an unauthorized use or disclosure of WaveTech’s trade secrets or manufacturing expertise. In addition, WaveTech’s trade secrets and know-how may be improperly obtained by other means, such as a breach of its information technology security systems or direct theft.

WaveTech may need to defend itself against intellectual property infringement claims, which may be time-consuming and could cause WaveTech to incur substantial costs.

Companies, organizations or individuals, including WaveTech’s current and future competitors, may hold or obtain patents, trademarks or other proprietary rights that would prevent, limit or interfere with WaveTech’s ability to make, use, develop or sell its products, which could make it more difficult for WaveTech to operate its business. From time to time, WaveTech may receive inquiries from holders of patents or trademarks inquiring whether WaveTech is infringing their proprietary rights and/or seek court declarations that they do not infringe upon WaveTech’s intellectual property rights. Companies holding patents or other intellectual property rights relating to batteries, electric motors or electronic power management systems may bring suits alleging infringement of such rights or otherwise asserting their rights and seeking licenses. In addition, if WaveTech is determined to have infringed upon a third party’s intellectual property rights, WaveTech may be required to do one or more of the following:

•        cease selling, incorporating or using products that incorporate the challenged intellectual property;

•        pay substantial damages;

•        obtain a license from the holder of the infringed intellectual property right, which license may not be available on reasonable terms or at all; or

•        redesign its products or service offerings.

In the event of a successful claim of infringement against WaveTech and its failure or inability to obtain a license to the infringed technology, WaveTech’s business, prospects, operating results and financial condition could be materially adversely affected. In addition, any litigation or claims, whether or not valid, could result in substantial costs and diversion of resources and management’s attention.

WaveTech also licenses patents and other intellectual property from third parties, and WaveTech may face claims that its use of this intellectual property infringes the rights of others. In such cases, WaveTech may seek indemnification from its licensors under its license contracts with them. However, WaveTech’s rights to indemnification may be unavailable or insufficient to cover its costs and losses, depending on its use of the technology, whether it chooses to retain control over conduct of the litigation and other factors.

WaveTech’s patent applications may not result in issued patents or its patent rights may be contested, circumvented, invalidated or limited in scope, any of which could have a material adverse effect on WaveTech’s ability to prevent others from interfering with its commercialization of its products.

WaveTech’s patent applications may not result in issued patents, which may have a material adverse effect on WaveTech’s ability to prevent others from commercially exploiting products similar to WaveTech’s. The status of patents involves complex legal and factual questions and the breadth of claims allowed is uncertain. As a result, WaveTech cannot be certain that the patent applications that it files will result in patents being issued or that its patents and any patents that may be issued to it will afford protection against competitors with similar technology. Numerous patents and pending patent applications owned by others exist in the fields in which WaveTech has developed and is developing its technology. In addition to those who may claim priority, any of WaveTech’s existing or pending patents may also be challenged by others on the basis that they are otherwise invalid or unenforceable. Furthermore, patent applications filed in foreign countries are subject to laws, rules and procedures that differ from those of the United States, and thus WaveTech cannot be certain that foreign patent applications related to issued U.S. patents will be issued.

Even if its patent applications succeed and WaveTech is issued patents in accordance with them, it is still uncertain whether these patents will be contested, circumvented, invalidated or limited in scope in the future. The rights granted under any issued patents may not provide WaveTech with meaningful protection or competitive advantages, and some foreign countries provide significantly less effective patent enforcement than in the United States. In addition, the claims under any patents that issue from WaveTech’s patent applications may not be broad enough to prevent others from developing technologies that are similar or that achieve results similar to WaveTech’s. The intellectual property rights of others could also bar WaveTech from licensing and exploiting any patents that issue from its pending applications. In addition, patents issued to WaveTech may be infringed upon or designed around by others, and others may obtain patents that WaveTech needs to license or design around, either of which would increase costs and may adversely affect WaveTech’s business, prospects, financial condition and operating results.

Risks Related to the Business Combination and WTMA

The initial stockholders have agreed to vote in favor of the Business Combination, regardless of how WTMA’s public stockholders vote.

Our initial stockholders, including the Sponsor, and our directors and officers have agreed to vote any shares of WTMA Common Stock owned by them in favor of the Business Combination, including their shares of WTMA Common Stock and any public stock purchased after our initial public offering (including in open market and privately negotiated transactions). As of the date of this proxy statement/prospectus, our initial stockholders, including our Sponsor, and our directors and officers beneficially own an aggregate of approximately 22.35% of the outstanding shares of WTMA Common Stock.

As a result, only another [•], or [•] % (assuming all outstanding shares are voted), of the remaining [•] shares of public stock issued and outstanding as of [•], 2023 need to be voted in favor of a transaction in order to have the proposed Business Combination approved. However, because WTMA only needs a majority of the shares of WTMA Common Stock attending virtually or by proxy and entitled to vote thereon to be voted in favor of the proposed Business Combination to have such transaction approved, the number of shares of public stock needed to be voted in favor of the Business Combination decreases as the overall number of shares of public stock voted decreases. Accordingly, WTMA would need only [•], or [•] %, of the remaining [•] shares of public stock issued and outstanding as of [•], 2023 to be voted in favor of a transaction if only the minimum number of shares representing a quorum are voted in order to have the proposed Business Combination approved.

WTMA may be forced to close the Business Combination even if the WTMA Board determines it is no longer in the best interest of WTMA’s stockholders.

WTMA’s public stockholders are protected from a material adverse event of WaveTech arising between the date of the Merger Agreement and the Closing primarily by (i) the right to redeem their public stock for a pro rata portion of the funds held in the trust account, calculated as of two (2) business days prior to the vote at the Special Meeting, and (ii) the closing condition in the Merger Agreement that there be no material adverse effect on WaveTech. However, if an event occurs and the WTMA Board determines it is no longer in the best interest of WTMA’s stockholders to close the Business Combination but the event does not constitute a material adverse event under the Merger Agreement, then WTMA may be forced to close the Business Combination even if WTMA determines it is no longer in WTMA’s stockholders’ best interest to do so (as a result of such event) which could have a significant negative impact on our business, financial condition or results of operations.

Additionally, if WTMA does not obtain stockholder approval at the Special Meeting, WaveTech can continually obligate WTMA to hold additional Special Meetings to vote on the Condition Precedent Proposals until the earlier of such stockholder approval being obtained and three (3) business days prior to March 31, 2023, (the “Agreement End Date”). WTMA is also restricted from seeking, soliciting, negotiating or consummating any alternative business combination while the Merger Agreement is still in effect.

Since the Sponsor and WTMA’s directors and executive officers have interests that are different, or in addition to (and which may conflict with), the interests of WTMA’s stockholders, a conflict of interest may have existed in determining whether the Business Combination with WaveTech is appropriate as its initial business combination. Such interests include that Sponsor could lose its entire investment in WTMA if the Business Combination is not completed.

When considering the WTMA board’s recommendation that WTMA’s stockholders vote in favor of the approval of the Business Combination, WTMA’s stockholders should be aware that certain of WTMA’s Sponsor, directors and executive officers have interests in the Business Combination that may be different from or in addition to (and which may conflict with) the interests of WTMA’s stockholders. These interests include:

•        the beneficial ownership of our initial stockholders of an aggregate of 1,931,922 Founder Shares and 352,054 private units, which shares and units would become worthless if WTMA does not complete a business combination within the applicable time period, as our initial stockholders have waived any Redemption Right with respect to these shares. No consideration was received by our initial stockholders in connection with such waiver. Our initial stockholders paid an aggregate of $25,000 for the Founder Shares and approximately $3,520,540 for their 352,054 private placement units. Such shares and rights have an aggregate market value of approximately $3.64 million, based on the closing price of WTMA Common Stock of $10.10 and of WTMA Rights of $0.2274 on Nasdaq on December 20, 2022 the most recent practicable date prior to the date of this proxy statement/prospectus stockholders. In addition, for the purpose of funding WTMA’s working capital requirements, WTMA has also approved the issuance of and sale to the Sponsor a convertible, non-interest bearing, unsecured promissory note equal to $772,768.60 that will not be repaid in the event that WTMA is unable to close a business combination unless there are funds available outside the trust account to do so. The Sponsor also has the right to convert such promissory note upon Closing into up to 77,276 additional private placement units, and such shares and rights have an aggregate market value of approximately $0.8 million, based on the closing price of WTMA Common Stock and WTMA Rights described above. Each of our officers and directors is a member of the Sponsor. Daniel Mamadou and Christopher Clower are the managing members of the Sponsor, and as such Daniel Mamadou and Christopher Clower have voting and investment discretion with respect to the WTMA Common Stock and WTMA Rights held of record by the Sponsor;

•        the anticipated continuation of Mr. Clower as a director of New WaveTech;

•        the fact that our Sponsor, officers and directors have agreed not to redeem any of their shares in connection with a stockholder vote to approve the Business Combination;

•        the fact that our initial stockholders, including our Sponsor and its affiliates, who purchased Founder Shares at the time of our IPO may experience a positive rate of return on their investment, even if our public stockholders experience a negative rate of return on their investment;

•        that, at the Closing, we will enter into the Registration Rights Agreement, which provides for registration rights to the initial stockholders, including the Sponsor, and WTMA’s directors and officers and their permitted transferees;

•        the continued indemnification of current directors and officers of WTMA and the continuation of directors’ and officers’ liability insurance after the Business Combination;

•        the fact that the Existing Charter contain a waiver of the corporate opportunity doctrine. With such waiver, there could be business combination targets that may be suitable or worth consideration for a combination with WTMA but not offered due to a WTMA director’s duties to another entity. WTMA does not believe that the potential conflict of interest relating to the waiver of the corporate opportunities doctrine in the Existing Charter impacted its search for an acquisition target and WTMA was not prevented from reviewing any opportunities as a result of such waiver;

•        the fact that our Sponsor, officers and directors will be reimbursed for out-of-pocket expenses incurred in connection with activities on our behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations, though there have been no material out-of-pocket expenses subject to reimbursement and WTMA does not anticipate any such expenses prior to Closing; and

•        the fact that our Sponsor, officers and directors will lose their entire investment in us if our initial business combination is not completed; as such our Sponsor, officers and directors will benefit from the completion of the Business Combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidate.

These interests may influence WTMA’s directors in making their recommendation that you vote in favor of the approval of the Business Combination and the transactions contemplated thereby. WTMA’s directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to WTMA stockholders that they approve the Business Combination. WTMA stockholders should take these interests into account in deciding whether to approve the Business Combination.

Neither WTMA nor its stockholders will have the protection of any indemnification, escrow, price adjustment or other provisions that allow for a post-closing adjustment to be made to the total merger consideration in the event that any of the representations and warranties made by WaveTech in the Merger Agreement ultimately proves to be inaccurate or incorrect.

The representations and warranties made by WaveTech and WTMA to each other in the Merger Agreement will not survive the consummation of the Business Combination. As a result, WTMA and its stockholders will not have the protection of any indemnification, escrow, price adjustment or other provisions that allow for a post-closing adjustment to be made to the total merger consideration if any representation or warranty made by WaveTech in the Merger Agreement proves to be inaccurate or incorrect. Accordingly, to the extent such representations or warranties are incorrect, WTMA would have no indemnification claim with respect thereto and its financial condition or results of operations could be adversely affected

We may waive one or more of the conditions to the Business Combination.

We may agree to waive, in whole or in part, some of the conditions to our obligations to complete the Business Combination, to the extent permitted by the Existing Charter and applicable laws. For example, it is a condition to our obligations to close the Business Combination that certain of WaveTech’s representations and warranties are true and correct in all respects as of the Closing Date, except where the failure of such representations and warranties to be true and correct, taken as a whole, does not result in a material adverse effect. However, if the WTMA board determines that it is in our stockholders’ best interest to waive any such breach, then the WTMA board may elect to waive that condition and consummate the Business Combination. Notwithstanding the foregoing, certain closing conditions may not be waived due to the parties’ charters or organizational documents, applicable law, or otherwise. The following closing conditions may not be waived: receipt of the requisite stockholder approvals; the absence of any law or order that would prohibit the consummation of the Business Combination; and the shares of New WaveTech Common Stock to be issued in connection with the Merger being approved for listing on Nasdaq.

The exercise of WTMA’s directors’ and executive officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in WTMA’s stockholder’s best interest.

In the period leading up to the Closing, events may occur that, pursuant to the Merger Agreement, would require WTMA to consent to certain actions taken by WaveTech or to waive rights that WTMA is entitled to under the Merger Agreement. Such events could arise because of changes in the course of WaveTech’s business or a request by WaveTech to undertake actions that would otherwise be prohibited by the terms of the Merger Agreement. In any of such circumstances, it would be at WTMA’s discretion, acting through its board of directors, to grant its consent or waive those rights (provided that certain consent rights are not to be unreasonably withheld, conditioned, delayed or denied). The existence of financial and personal interests of one or more of the directors described in the preceding risk factors (and described elsewhere in this proxy statement/prospectus) may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is best for WTMA and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, WTMA does not believe there will be any changes or waivers that WTMA’s directors and executive officers would be likely to make after stockholder approval of the Merger Agreement Proposal has been obtained. While certain changes could be made without further stockholder approval, WTMA will circulate a new or amended proxy statement/prospectus and resolicit WTMA’s stockholders if changes to the terms of the transaction that would have a material impact on its stockholders are required prior to the vote on the Merger Agreement Proposal.

Legal proceedings in connection with the Business Combination, the outcomes of which are uncertain, could delay or prevent the completion of the Business Combination.

Lawsuits may be filed against WTMA or its directors and officers in connection with the Business Combination. Defending such lawsuits could require WTMA to incur significant costs and draw the attention of WTMA’s management team away from the Business Combination. Further, the defense or settlement of any lawsuit or claim that remains unresolved at the time the transactions are consummated may adversely affect New WaveTech’s business, financial condition, results of operations and cash flows. Such legal proceedings could delay or prevent the Business Combination from becoming effective within the agreed upon timeframe.

In connection with the Business Combination, two purported shareholders of WTMA have sent demand letters requesting that WTMA provide additional disclosures in an amendment to the registration statement filed in connection with the Business Combination. WTMA believes that the allegations in the demand letters are meritless and that no additional disclosure is required in such registration statement. No litigation has been filed in respect of these allegations and WTMA is currently unable to reasonably determine the outcome or estimate any potential losses should any litigation be filed, and, as such, has not recorded a loss contingency. There is no material litigation, arbitration or governmental proceeding currently pending against WTMA or any members of its management team in their capacity as such.

Nasdaq may not list New WaveTech’s securities on its exchange, which could limit investors’ ability to make transactions in New WaveTech’s securities and subject New WaveTech to additional trading restrictions.

In connection with the Business Combination, in order to continue to maintain the listing of its securities on a stock exchange, WTMA will be required to demonstrate compliance with Nasdaq’s initial listing requirements, which are more rigorous than continued listing requirements. WTMA will apply to have New WaveTech’s securities listed on Nasdaq upon consummation of the Business Combination. WTMA cannot assure you that WTMA will be able to meet all initial listing requirements. Even if New WaveTech’s securities are listed on Nasdaq, New WaveTech may be unable to maintain the listing of its securities in the future.

If New WaveTech fails to meet the initial listing requirements and Nasdaq does not list its securities on its exchange, WaveTech would not be required to consummate the Business Combination. In the event that WaveTech elected to waive this condition, and the Business Combination was consummated without New WaveTech’s securities being listed on Nasdaq or on another national securities exchange, New WaveTech could face significant material adverse consequences, including:

•        a limited availability of market quotations for New WaveTech’s securities;

•        reduced liquidity for New WaveTech’s securities;

•        a determination that New WaveTech Common Stock is a “penny stock,” which will require brokers trading in New WaveTech Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for New WaveTech’s securities;

•        a limited amount of news and analyst coverage; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” If New WaveTech’s securities were not listed on Nasdaq, such securities would not qualify as covered securities and WTMA would be subject to regulation in each state in which WTMA offer our securities because states are not preempted from regulating the sale of securities that are not covered securities.

The Merger Agreement does not include a requirement that upon the Closing, after giving effect to the completion of the redemptions, WTMA must have at least $5,000,001 of net tangible assets. If New WaveTech does not have at least $5,000,001 of net tangible assets it will be a penny stock for the purposes of Rule 3a-51-1 under the Exchange Act and may be delisted from Nasdaq.

Most blank check companies include a non-waivable closing condition to their business combination agreements that upon the closing, after giving effect to redemptions, the surviving company must have at least $5,000,001 of net tangible assets. The existing WTMA charter requires that WTMA will not consummate any Business Combination unless it has net tangible assets of at least $5,000,001 upon consummation, but does not require redemptions (which will occur following consummation) to be taken into account. While we currently expect to have more than $5,000,001 of net tangible assets at Closing, if New WaveTech does not have at least $5,000,001 of net tangible assets the Common Stock of New WaveTech will be a penny stock, as defined in Rule 3a-51-1(g)(1) under the Exchange Act, which will require brokers trading in New WaveTech Common Stock to adhere to more stringent rules, including delivery of schedule 15G information highlighting to potential investors that the New WaveTech Common Stock is a penny stock and that extra caution may be warranted. In addition, investors are required to wait at least two (2) business days after receiving the schedule 15G information before executing a trade in penny stocks. In addition, several Nasdaq listing requirements are predicated on minimum measures of net tangible assets in order to meet continuing listing requirements. Failure to meet Nasdaq’s listing requirements could result in the delisting of New WaveTech’s securities by Nasdaq. All of these factors are likely to result in a reduced level of trading activity in the secondary trading market for New WaveTech’s securities if New WaveTech does not have at least $5,000,001 of net tangible assets and the New WaveTech Common Stock becomes a penny stock.

WTMA does not have a specified maximum redemption threshold. This threshold and the Minimum Available Cash Condition (as defined below) may make it more difficult for it to complete the Business Combination as contemplated.

The Merger Agreement provides that the obligations of WaveTech to consummate the Business Combination are conditioned on, among other things, the requirement that as of the Closing, (i) the amount of cash available in the trust account as of the Closing, after deducting the amount required to satisfy WTMA’s obligations to its stockholders (if any) that exercise their Redemption Rights and the payment of any transaction expenses of WaveTech and WTMA or their affiliates relating to the Business Combination, plus (ii) the PIPE Investment Amount actually received by WTMA substantially concurrently with or prior to the Closing plus (iii) the aggregate gross proceeds received or will be received by WTMA or WaveTech or any of their subsidiaries pursuant to any agreement or arrangement entered into prior to or substantially concurrently with the Closing in connection with the issuance or other grant of any interests of WTMA, WaveTech or any of their respective subsidiaries, including the Convertible Notes (the sum of (i) through (iii), the “Available Cash”), is at least equal to the Minimum Available Cash Condition amount. The Minimum Available Cash Condition is for the sole benefit of WaveTech. If the Available Cash is equal to or greater than the Minimum Available Cash Condition amount, then the Minimum Available Cash Condition will be deemed to have been satisfied. If such condition is not met, and such condition is not or cannot be waived under the terms of the Merger Agreement, then the Merger Agreement could be terminated and the proposed Business Combination may not be consummated.

If such conditions are waived and the Business Combination is consummated with less than the Minimum Available Cash Condition amount in the trust account, the cash held by New WaveTech and its subsidiaries (including WaveTech) in the aggregate, after the Closing may not be sufficient to allow it to operate and pay its bills as they become due. Furthermore, our affiliates are not obligated to make loans to us in the future. The additional exercise of Redemption Rights with respect to a large number of our public stockholders may make WTMA unable to take such actions as may be desirable in order to optimize the capital structure of New WaveTech after consummation of the Business Combination and New WaveTech may not be able to raise additional financing from unaffiliated parties necessary to fund our expenses and liabilities after the Closing. Any such event in the future may negatively impact the analysis regarding New WaveTech’s ability to continue as a going concern at such time.

Following the consummation of the Business Combination, WTMA’s only significant asset will be its ownership interest in WaveTech and such ownership may not be sufficient to pay dividends or make distributions or loans to enable it to pay any dividends on New WaveTech Common Stock or satisfy other financial obligations.

Following the consummation of the Business Combination, WTMA will have no direct operations and no significant assets other than its ownership of WaveTech. WTMA and certain investors, the WaveTech Stockholders, and directors and officers of WaveTech and its affiliates will become stockholders of New WaveTech. WTMA will depend on WaveTech for distributions, loans and other payments to generate the funds necessary to meet its financial obligations, including its expenses as a publicly traded company, and to pay any dividends with respect to New WaveTech Common Stock. The financial condition and operating requirements of WaveTech may limit our ability to obtain cash from WaveTech. The earnings from, or other available assets of, WaveTech may not be sufficient to pay dividends or make distributions or loans to enable us to pay any dividends on New WaveTech Common Stock or satisfy our other financial obligations.

This lack of diversification may subject WTMA to numerous economic, competitive and regulatory risks, any or all of which may have a substantial adverse impact upon the particular industry in which WTMA may operate subsequent to the Business Combination.

WTMA is not obtaining an opinion from an independent valuation provider, and consequently, you have no assurance from an independent source that the Business Combination is fair to WTMA from a financial point of view.

The WTMA Board did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Business Combination. The WTMA Board believes that based upon the financial skills and background of its directors, it was qualified to conclude that the Business Combination was fair from a financial perspective to its stockholders. The WTMA Board also determined, without seeking a valuation from a financial advisor, that WaveTech’s fair market value was at least 80% of WTMA’s net assets, excluding any taxes payable on interest earned. Accordingly, investors will be relying on the judgment of the WTMA Board as described above in valuing WaveTech’s business and assuming the risk that the WTMA Board may not have properly valued such business.

The announcement of the proposed Business Combination could disrupt WaveTech’s relationships with its customers, suppliers, business partners and others, as well as its operating results and business generally.

Whether or not the Business Combination and related transactions are ultimately consummated, as a result of uncertainty related to the proposed transactions, risks relating to the impact of the announcement of the Business Combination on WaveTech’s business include the following:

•        its employees may experience uncertainty about their future roles, which might adversely affect WaveTech’s ability to retain and hire key personnel and other employees;

•        customers, suppliers, business partners and other parties with which WaveTech maintains business relationships may experience uncertainty about its future and seek alternative relationships with third parties, seek to alter their business relationships with WaveTech or fail to extend an existing relationship with WaveTech; and

•        WaveTech has expended and New WaveTech will continue to expend significant costs, fees and expenses for professional services and transaction costs in connection with the proposed Business Combination.

If any of the aforementioned risks were to materialize, they could lead to significant costs which may impact New WaveTech’s results of operations and cash available to fund its businesses.

WTMA and WaveTech will incur significant transaction and transition costs in connection with the Business Combination.

WTMA and WaveTech have both incurred and expect to incur significant, non-recurring and recurring costs in connection with consummating the Business Combination and operating as a public company following the consummation of the Business Combination. WTMA and WaveTech may also incur additional costs to retain key employees. Certain transaction expenses incurred in connection with the Merger Agreement (including the Business

Combination), including all legal, accounting, consulting, investment banking and other fees, expenses and costs, will be paid by out of the proceeds of the Business Combination or by New WaveTech following the closing of the Business Combination.

The directors and officers of WTMA and WaveTech officers could still be subject to potential liability from claims arising from conduct alleged to have occurred prior to the Business Combination. As a result, in order to protect the directors and officers of WTMA and WaveTech, the post-Business Combination entity is required to purchase additional insurance with respect to any such claims (“run-off insurance”). The need for run-off insurance would be an added expense for New WaveTech.

WTMA’s ability to successfully effect the Business Combination and New WaveTech’s ability to successfully operate the business thereafter will be largely dependent upon the efforts of certain key personnel of WaveTech, all of whom WTMA expects to stay with New WaveTech following the Closing. The loss of such key personnel could negatively impact the operations and financial results of the combined business.

WTMA’s ability to successfully effect the Business Combination and New WaveTech’s ability to successfully operate the business following the Closing is dependent upon the efforts of certain key personnel of WaveTech. Although WaveTech has entered into employment agreements with certain key employees in connection with the Business Combination, there can be no assurance that any of WaveTech’s key management personnel or other key employees will continue their employment in connection with the Business Combination. It is possible that WaveTech will lose some key personnel, the loss of which could negatively impact the operations and profitability of New WaveTech. WaveTech’s success depends to a significant degree upon the continued contributions of senior management, certain of whom would be difficult to replace. Departure by certain of WaveTech’s officers could have a material adverse effect on WaveTech’s business, financial condition, or operating results. The services of such personnel may not continue to be available to New WaveTech. Furthermore, following the Closing, certain of the key personnel of WaveTech may be unfamiliar with the requirements of operating a company regulated by the SEC, which could cause New WaveTech to have to expend time and resources helping them become familiar with such requirements.

Subsequent to consummation of the Business Combination, WTMA may be exposed to unknown or contingent liabilities and may be required to subsequently take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition, results of operations and stock price, which could cause you to lose some or all of your investment.

WTMA cannot assure you that the due diligence conducted in relation to WaveTech has identified all material issues or risks associated with WaveTech, its business or the industry in which it competes.

Furthermore, WTMA cannot assure you that factors outside of WaveTech’s and its control will not later arise. As a result of these factors, WTMA may be exposed to liabilities and incur additional costs and expenses and WTMA may be forced to later write-down or write-off assets, restructure its operations, or incur impairment or other charges that could result in our reporting losses. Even if WTMA’s due diligence has identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. If any of these risks materialize, this could have a material adverse effect on its financial condition and results of operations and could contribute to negative market perceptions about its securities or New WaveTech. Additionally, WTMA has no indemnification rights against WaveTech or the WaveTech Stockholders under the Merger Agreement and all of the Aggregate Merger Consideration will be delivered at the Closing.

Accordingly, any stockholders or rightsholders of WTMA who choose to remain New WaveTech Stockholders following the Business Combination could suffer a reduction in the value of their stock. Such stockholders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by our directors or officers of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the registration statement or proxy statement/prospectus relating to the Business Combination contained an actionable material misstatement or material omission.

The historical financial results of WaveTech and unaudited pro forma financial information included elsewhere in this proxy statement/prospectus may not be indicative of what New WaveTech’s actual financial position or results of operations would have been.

The historical financial results of WaveTech included elsewhere in this proxy statement/prospectus do not reflect the financial condition, results of operations or cash flows they would have achieved as a public company during the periods presented or those New WaveTech will achieve in the future. This is primarily the result of the following factors: (i) New WaveTech will incur additional ongoing costs as a result of the Business Combination, including costs related to public company reporting, investor relations and compliance with the Sarbanes Oxley Act; and (ii) New WaveTech’s capital structure will be different from that reflected in WaveTech’s historical financial statements. New WaveTech’s financial condition and future results of operations could be materially different from amounts reflected in its historical financial statements included elsewhere in this proxy statement/prospectus, so it may be difficult for investors to compare New WaveTech’s future results to historical results or to evaluate its relative performance or trends in its business.

Similarly, the unaudited pro forma financial information in this proxy statement/prospectus is presented for illustrative purposes only and has been prepared based on a number of assumptions, including, but not limited to, WTMA being treated as the “acquired” company for financial reporting purposes in the Business Combination, the total debt obligations and the cash and cash equivalents of WaveTech on the Closing Date and the number of shares of WTMA Common Stock that are redeemed in connection with the Business Combination. Accordingly, such pro forma financial information may not be indicative of New WaveTech’s future operating or financial performance and New WaveTech’s actual financial condition and results of operations may vary materially from New WaveTech’s pro forma results of operations and balance sheet included elsewhere in this proxy statement/prospectus, including as a result of such assumptions not being accurate. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

Unanticipated changes in effective tax rates or adverse outcomes resulting from examination of New WaveTech’s income or other tax returns could adversely affect New WaveTech’s financial condition and results of operations.

New WaveTech will be subject to income taxes in the United States, and its tax liabilities will be subject to the allocation of expenses in differing jurisdictions. New WaveTech’s future effective tax rates could be subject to volatility or adversely affected by a number of factors, including:

•        changes in the valuation of New WaveTech’s deferred tax assets and liabilities;

•        expected timing and amount of the release of any tax valuation allowances;

•        tax effects of stock-based compensation;

•        costs related to intercompany restructurings;

•        changes in tax laws, regulations or interpretations thereof; or

•        lower than anticipated future earnings in jurisdictions where New WaveTech has lower statutory tax rates and higher than anticipated future earnings in jurisdictions where New WaveTech has higher statutory tax rates.

In addition, New WaveTech may be subject to audits of income, sales and other transaction taxes by taxing authorities. Outcomes from these audits could have an adverse effect on New WaveTech’s financial condition and results of operations.

WTMA cannot be certain as to the number of shares of public stock that will be redeemed and the potential impact to public stockholders who do not elect to redeem their public stock.

There is no guarantee that a stockholder’s decision whether to redeem its shares for a pro rata portion of the trust account will put the stockholder in a better future economic position. We can give no assurance as to the price at which a stockholder may be able to sell its public stock in the future following the closing or any alternative business combination. Certain events following the consummation of any initial business combination, including the Business Combination, and including redemptions of public stock may cause an increase or decrease in our share price, and may result in a lower value realized now than a stockholder of WTMA might realize in the future had the stockholder not redeemed its shares. Similarly, if a stockholder does not redeem its shares, the stockholder will bear the risk of ownership of the public stock after the consummation of any initial business combination, and there can be no assurance that a stockholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A stockholder should consult the stockholder’s own tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.

On December 20, 2022, the most recent practicable date prior to the date of this proxy statement/prospectus, the closing price per share of WTMA Common Stock was $10.10. Public stockholders should be aware that, while we are unable to predict the price per share of New WaveTech Common Stock following the consummation of the Business Combination — and accordingly we are unable to predict the potential impact of redemptions on the per share value of public stock owned by non-redeeming shareholder — increased levels of redemptions by public stockholders may be a result of the price per share of WTMA common stock falling below the redemption price. We expect that more public stockholders may elect to redeem their public stock if the share price of the WTMA Common Stock is below the projected redemption price of $10.16 per share, and we expect that more public stockholders may elect not to redeem their public stock if the share price of the WTMA Common Stock is above the projected redemption price of $10.16 per share. Each share of public stock that is redeemed will represent both (i) a reduction, equal to the amount of the redemption price, of the cash that will be available to WTMA from the trust account and (ii) a corresponding increase in each public stockholder’s pro rata ownership interest in New WaveTech following the consummation of the Business Combination. In addition, in the event that more than [•] shares of public stock are redeemed, the minimum cash condition in favor of WaveTech as set forth in the Merger Agreement may not be satisfied, and the Business Combination may not be consummated.

The Sponsor may elect to purchase stock from public stockholders prior to the consummation of the Business Combination, which may influence the vote on the Business Combination and reduce the public “float” of WTMA securities.

None of WTMA, the Sponsor, the other initial stockholders nor any of their respective affiliates currently have an intention to purchase public shares or public rights prior to the Special Meeting. However, subject to Rule 14e-5, at any time prior to the Special Meeting, during a period when they are not then aware of any material nonpublic information regarding WTMA or its securities, WTMA, the Sponsor, the other initial stockholders and/or their respective affiliates may purchase public shares or public rights prior to the Special Meeting. The purpose of such transactions would be to increase the likelihood of satisfaction of the requirements to consummate the Business Combination, where it appears that such requirements may not otherwise be met. If such purchases occur, the public “float” of New WaveTech following the Business Combination may be reduced, possibly making it difficult to obtain or maintain the quotation, listing or trading of the New WaveTech Common Stock on Nasdaq or another national securities exchange.

In the event that WTMA, the Sponsor, the other initial stockholders and/or any of their respective affiliates purchase public shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their public shares. Any purchases of public shares made by WTMA, the Sponsor, the other initial stockholders or any of their respective affiliates would not be voted in favor of the Business Combination Proposal and Redemptions Rights (if any) over such purchased securities would be waived by the aforementioned persons. To the extent the transaction occurs following the date of this proxy statement/prospectus, the purchase price of any public shares to be acquired by WTMA, the Sponsor, the other initial stockholders or any of their respective affiliates, will be at a price no higher than the redemption price offered to public shareholders. In addition, WTMA will file a Current Report on Form 8-K and will (i) amend the proxy statement/prospectus, if such arrangements are entered into prior to effectiveness of the Registration Statement on Form S-4, or (ii) file a proxy supplement, if such arrangements are entered into after effectiveness of such Registration Statement, to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the Business Combination Proposal or the satisfaction of any closing conditions. Any such disclosures will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons, and will describe the material costs of such arrangements to WTMA and WaveTech, as well as their potential impact to New WaveTech after giving effect to the Business Combination.

If third parties bring claims against WTMA, the proceeds held in the trust account could be reduced and the per share redemption amount received by stockholders may be less than $10.00 per share (which was the offering price per unit in the initial public offering).

WTMA’s placement of funds in the trust account may not protect those funds from third-party claims. Although WTMA seeks to have all vendors, service providers (other than its independent auditors), prospective target businesses and other entities with which WTMA does business execute agreements with it waiving any right, title, interest or claim of any kind in or to any monies held in the trust account, there is nevertheless no guarantee that they would be prevented from bringing claims against the trust account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against WTMA’s assets, including the funds held in the trust account. If any third party refuses to execute an agreement waiving such claims to the monies held in the trust account, WTMA’s management will perform an analysis of the alternatives available to it and will enter into an agreement with a third party that has not executed a waiver only if management believes that such third party’s engagement would be significantly more beneficial to than any alternative.

Examples of possible instances where WTMA may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with WTMA and will not seek recourse against the trust account for any reason. Upon redemption of its public stock, if WTMA has not completed its Business Combination within the required time period, or upon the exercise of a Redemption Right in connection with our Business Combination, WTMA will be required to provide for payment of claims of creditors that were not waived that may be brought against us within the 10 years following redemption. Accordingly, the per share redemption amount received by public stockholders could be less than the $10.00 per share of public stock initially held in the trust account, due to claims of such creditors.

The Sponsor has agreed that it will be liable to WTMA if and to the extent any claims by a third party (other than our independent auditors) for services rendered or products sold to WTMA, or a prospective target business with which WTMA has discussed entering into a transaction agreement, reduce the amount of funds in the trust account to below (i) $10.00 per share of public stock or (ii) such lesser amount per share of public stock held in the trust account as of the date of the liquidation of the trust account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under our indemnity of the underwriters against certain liabilities, including liabilities under the Securities Act.

Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. WTMA has not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believes that the Sponsor’s only assets are securities of our company. The Sponsor may not have sufficient funds available to satisfy those obligations. WTMA has not asked the Sponsor to reserve for such obligations, and therefore, no funds are currently set aside to cover any such obligations. As a result, if any such claims were successfully made against the trust account, the funds available for the Business Combination and redemptions could be reduced to less than $10.00 per shares of public stock. In such event, WTMA may not be able to complete the Business Combination, and you would receive such lesser amount per share in connection with any redemption of your public stock. None of WTMA’s directors or officers will indemnify it for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

WTMA’s independent directors may decide not to enforce the indemnification obligations of the Sponsor, resulting in a reduction in the amount of funds in the trust account available for distribution to WTMA’s public stockholders.

In the event that the proceeds in the trust account are reduced below the lesser of (i) $10.00 per share of public stock or (ii) such lesser amount per share of public stock held in the trust account as of the date of the liquidation of the trust account due to reductions in the value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, and the Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, WTMA’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations.

While WTMA currently expects that WTMA’s independent directors would take legal action on its behalf against the Sponsor to enforce its indemnification obligations to WTMA, it is possible that WTMA’s independent directors in exercising their business judgment may choose not to do so if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. If WTMA’s independent directors choose not to enforce these indemnification obligations, the amount of funds in the trust account available for distribution to WTMA’s public stockholders may be reduced below $10.00 per share.

WTMA may not have sufficient funds to satisfy indemnification claims of its directors and executive officers.

WTMA has agreed to indemnify its officers and directors to the fullest extent permitted by law. However, WTMA’s officers and directors have agreed to waive (and any other persons who may become an officer or director prior to the initial business combination will also be required to waive) any right, title, interest or claim of any kind in or to any monies in the trust account and not to seek recourse against the trust account for any reason whatsoever. Accordingly, any indemnification provided will be able to be satisfied by WTMA only if (i) WTMA has sufficient funds outside of the trust account or (ii) WTMA consummates an initial business combination. WTMA’s obligation to indemnify its officers and directors may discourage stockholders from bringing a lawsuit against its officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against WTMA’s officers and directors, even though such an action, if successful, might otherwise benefit WTMA and its stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent WTMA pays the costs of settlement and damage awards against its officers and directors pursuant to these indemnification provisions.

Our Existing Charter requires that derivative actions brought in our name, actions against our directors, officers, other employees or stockholders for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware, which may have the effect of discouraging lawsuits against our directors, officers, other employees or stockholders. The Proposed Charter includes a substantially similar choice of law forum provision, except the Proposed Charter provides that, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

Our Existing Charter requires that derivative actions brought in our name, actions against our directors, officers, other employees or stockholders for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the personal jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination) or (B) arising under the Exchange Act or Securities Act. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of and consented to the forum provisions in our Existing Charter. This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims, although our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder. We cannot be certain that a court will decide that this provision is either applicable or enforceable, and if a court were to find the choice of forum provision contained in our Existing Charter to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, operating results and financial condition.

Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision does not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

The Proposed Charter includes a substantially similar choice of law forum provision, except the Proposed Charter provides that, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. The choice of forum provision in the Proposed Charter may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with New WaveTech or any of its directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims, although New WaveTech’s stockholders will not be deemed to have waived New WaveTech’s compliance with federal securities laws and the rules and regulations thereunder. We cannot be certain that a court will decide that this provision is either applicable or enforceable, and if a court were to find the choice of forum provision contained in our Proposed Charter to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm New WaveTech’s business, operating results and financial condition. In addition, although the Delaware Supreme Court ruled in March 2020 that federal forum selection provisions purporting to require claims under the Securities Act be brought in federal court were facially valid under Delaware law, there is uncertainty as to whether other courts will enforce New WaveTech’s federal forum selection clause.

WTMA stockholders may be held liable for claims by third parties against it to the extent of distributions received by them upon redemption of their shares.

If WTMA enters into an insolvency proceeding, any distributions received by stockholders could be viewed as an unlawful payment if it was proved that, for example, immediately following the distribution, WTMA was unable to pay its debts as they fall due in the ordinary course of business. As a result, a liquidator could seek to recover all amounts received by its stockholders. Furthermore, its directors may be viewed as having breached their fiduciary duties to WTMA or its creditors or may have acted in bad faith, and thereby exposing themselves and WTMA to claims, by paying public stockholders from the trust account prior to addressing the claims of creditors. WTMA cannot assure you that claims will not be brought against it for these reasons.

If, before distributing the proceeds in the trust account to WTMA’s public stockholders, WTMA files a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of WTMA’s stockholders and the per-share amount that would otherwise be received by WTMA’s stockholders in connection with WTMA’s liquidation may be reduced.

If, before distributing the proceeds in the trust account to WTMA’s public stockholders, WTMA file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in WTMA’s bankruptcy estate and subject to the claims of third parties with priority over the claims of WTMA’s stockholders. To the extent any bankruptcy claims deplete the trust account, the per-share amount that would otherwise be received by WTMA’s stockholders in connection with WTMA’s liquidation may be reduced.

Public stockholders will experience immediate dilution as a consequence of the issuance of New WaveTech Common Stock as consideration in the Business Combination, the PIPE Investment and Convertible Notes Investment, and due to future issuances pursuant to the New WaveTech KEAP. Having a minority stock ownership position may reduce the influence that WTMA’s current stockholders have on the management of New WaveTech.

Public stockholders who do not redeem their public stock will experience immediate dilution as a consequence of the issuance of New WaveTech Common Stock as consideration in the Business Combination and may experience dilution from several additional sources to varying degrees in connection with and after the Business Combination, including the following:

•        Approximately 15 million shares of New WaveTech Common Stock are anticipated to be issued as consideration in the Business Combination, valued at $10.00 per share. This represents approximately [•] % or [•] % of the number of shares of New WaveTech Common Stock that will be outstanding following the consummation of the Business Combination, assuming the no redemption scenario and the maximum redemption scenario, respectively.

•        [•] shares of New WaveTech Common Stock are anticipated to be issued to the PIPE Investors pursuant to the PIPE Investment, at a price of $[•] per share. This represents approximately [•] % or [•] % of the number of shares of New WaveTech Common Stock that will be outstanding following the consummation of the Business Combination, assuming the no redemption scenario and the maximum redemption scenario, respectively.

•        [•] shares of New WaveTech Common Stock are anticipated to be issued to Convertible Notes Investors. This represents approximately [•] or [•] % of the number of shares of New WaveTech Common Stock that will be outstanding following the consummation of the Business Combination, assuming the no redemption scenario and the maximum redemption scenario, respectively.

•        New WaveTech will reserve [•] % of the number of outstanding shares of New WaveTech Common Stock on a fully diluted basis (as of immediately following the Business Combination) pursuant to the New WaveTech KEAP and expects to grant equity awards under the New WaveTech KEAP. The granted awards, when vested and settled or exercisable, may result in the issuance of additional shares up to the amount of the share reserve under the New WaveTech KEAP.

•        New WaveTech is obligated to issue up to 17.5 million Earnout Shares to Qualified Stockholders of WaveTech upon the achievement by New WaveTech of certain financial and share price Milestones.

The issuance of additional shares of New WaveTech Common Stock (or other equity securities of equal or senior rank) including through the exercise of warrants or options, could have the following effects for public stockholders who elect not to redeem their shares:

•        your proportionate ownership interest in New WaveTech will decrease;

•        the relative voting strength of each previously outstanding share of New WaveTech Common Stock will be diminished; or

•        the market price of New WaveTech Common Stock may decline.

Rights will automatically convert into New WaveTech Common Stock at Closing, which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders. Such dilution will increase if more of our shares are redeemed.

Outstanding rights to an aggregate of 807,974 shares of WTMA Common Stock will automatically convert into 807,974 shares of New WaveTech Common Stock upon Closing. Based on the closing price of the public rights of $[•] on Nasdaq on [•], 2023, such public rights have an aggregate market value of approximately $ [•].

The automatic conversion of the rights will cause additional shares of New WaveTech Common Stock to be issued, which will result in dilution to the holders of New WaveTech Common Stock and increase the number of shares eligible for resale in the public market. The dilution caused by the conversion of the public rights will increase if a large number of our stockholder’s elect to redeem their shares in connection with the Business Combination. Holders of public rights do not have a right to redeem the rights. Further, the redemption of public stock without any accompanying redemption of public rights will increase the dilutive effect of the conversion of public rights. No holders of public rights will be locked up with respect to the shares of New WaveTech Common Stock into which such rights will automatically convert. Sales of substantial numbers of shares issued upon the conversion of rights in the public market could also adversely affect the market price of New WaveTech Common Stock.

Because each WTMA Unit contains one WTMA Right, with each WTMA Right entitling the holder thereof one right to one-tenth of one share of WTMA Common Stock, the WTMA Units may be worth less than units of other blank check companies.

Each WTMA Unit contains one WTMA Right, with each WTMA Right entitling the holder thereof one right to one-tenth of one share of WTMA Common Stock upon Closing. No fractional shares of will be issued upon conversion of rights. If, upon conversion of the rights, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of shares to be issued to holder. Accordingly, unless you are separating a multiple of ten units, your rights may expire worthless.

WTMA’s and WaveTech’s ability to consummate the Business Combination, and the operations of New WaveTech following the Business Combination, may be materially adversely affected by the COVID-19 pandemic.

The COVID-19 pandemic has resulted, and other infectious diseases could result, in a widespread health crisis that has affected and could continue to adversely affect the economies and financial markets worldwide, which may delay or prevent the consummation of the Business Combination, and the business of WaveTech, or New WaveTech following the Business Combination, could be materially and adversely affected. The extent of such impact will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of COVID- 19 and the actions to contain COVID-19 or treat its impact, among others.

The parties will be required to consummate the Business Combination even if WaveTech, its business, financial condition and results of operations are materially affected by COVID-19. The disruptions posed by COVID-19 have continued, and other matters of global concern may continue, for an extensive period of time, and if WaveTech is unable to recover from business disruptions due to COVID-19 or other matters of global concern on a timely basis, WaveTech’s ability to consummate the Business Combination and New WaveTech’s financial condition and results of operations following the Business Combination may be materially adversely affected. Each of WaveTech and New WaveTech may also incur additional costs due to delays caused by COVID-19, which could adversely affect New WaveTech’s financial condition and results of operations.

The Merger may fail to qualify as a tax-free reorganization for federal income tax purposes.

The U.S. federal income tax consequences of the Merger to U.S. Holders will depend on whether the Merger qualifies as a “reorganization” under the provisions of Section 368 of the Code. On the basis of certain facts, representations and assumptions (including factual representations provided by officers of WaveTech and WTMA), and subject to certain limitations, exceptions, beliefs and qualifications, the opinion of Pryor Cashman LLP, counsel to WaveTech, is that the Merger will qualify as a reorganization. However, the obligation of each of WaveTech and WTMA to complete the Merger is not conditioned upon the receipt of an opinion from counsel or the IRS regarding the qualification of the Merger as a “reorganization” within the meaning of section 368(a) of the Code. Furthermore, an opinion of counsel represents counsel’s legal judgment but is not binding on the IRS or any court and there can be no assurance that the IRS will not challenge the conclusions reflected in the opinion or that a court would not sustain such a challenge. Neither WTMA nor WaveTech will request a ruling from the IRS with respect to the tax treatment of the Merger. As a result, no assurance can be given that the IRS will not challenge the treatment of the Merger or that a court would not sustain such a challenge.

The expectation that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code reflects assumptions and was prepared taking into account the relevant information available to WaveTech and WTMA at the time. However, these assumptions are not a fact and should not be relied upon as necessarily indicative of future results. Furthermore, such expectation constitutes a forward-looking statement. If the Merger does not qualify as a “reorganization” within the meaning of Section 368(a) of the Code, then a WaveTech Stockholder may be required to recognize any gain or loss equal to the difference between (1) the fair market value, at the time of the Merger, of New WaveTech Common Stock received pursuant to the Merger, and (2) the WaveTech Stockholder’s adjusted tax basis in the WaveTech Capital Stock exchanged. For further information, see the section entitled “U.S. Federal Income Tax Consequences of the Merger for WaveTech Stockholders.” You should consult your tax advisor to determine the particular tax consequences to you.

The Excise Tax included in the Inflation Reduction Act of 2022 may decrease the value of New WaveTech securities following the Business Combination and decrease the amount of funds available for distribution.

On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases of stock by publicly traded U.S. domestic corporations and certain U.S. domestic subsidiaries of publicly traded foreign corporations occurring on or after January 1, 2023. The excise tax is imposed on the repurchasing corporation itself, not its shareholders from which shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax.

Any redemptions occurring on or after January 1, 2023 in connection with the Business Combination may be subject to the excise tax. Whether and to what extent New WaveTech would be subject to the excise tax will depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the Business Combination, (ii) fair market value of New WaveTech common stock issued in connection with the

Business Combination, (iii) the nature and amount of the PIPE Investment or any other equity issuances within the same taxable year of the Business Combination and (iv) the content of regulations and other guidance from the Treasury. In addition, because the excise tax would be payable by New WaveTech and not by the redeeming stockholder, the mechanics of any required payment of the excise tax have not been determined. The foregoing could cause a reduction in the value of New WaveTech securities.

Additional Risks Related to Ownership of New WaveTech Common Stock Following the Business Combination and New WaveTech Operating as a Public Company

The price of New WaveTech’s Common Stock may be volatile.

Upon consummation of the Business Combination, the price of New WaveTech Common Stock may fluctuate due to a variety of factors, including:

•        changes in the industries in which New WaveTech and its customers operate;

•        developments involving New WaveTech’s competitors;

•        changes in laws and regulations affecting its business;

•        variations in its operating performance and the performance of its competitors in general;

•        actual or anticipated fluctuations in New WaveTech’s quarterly or annual operating results;

•        publication of research reports by securities analysts about New WaveTech or its competitors or its industry;

•        the public’s reaction to New WaveTech’s press releases, its other public announcements and its filings with the SEC;

•        actions by stockholders, including the sale by the PIPE Investors of any of their shares of our common stock;

•        additions and departures of key personnel;

•        commencement of, or involvement in, litigation involving the combined company;

•        changes in its capital structure, such as future issuances of securities or the incurrence of additional debt;

•        the volume of shares of New WaveTech Common Stock available for public sale; and

•        general economic and political conditions, such as the effects of the COVID-19 outbreak, recessions, interest rates, local and national elections, fuel prices, international currency fluctuations, corruption, political instability and acts of war or terrorism.

These market and industry factors may materially reduce the market price of New WaveTech Common Stock regardless of the operating performance of New WaveTech.

New WaveTech does not intend to pay cash dividends for the foreseeable future.

Following the Business Combination, New WaveTech currently intends to retain its future earnings, if any, to finance the further development and expansion of its business and does not intend to pay cash dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of New WaveTech’s board of directors and will depend on its financial condition, results of operations, capital requirements, restrictions contained in future agreements and financing instruments, business prospects and such other factors as its board of directors deems relevant. As a result, you may not receive any return on an investment in WTMA Common Stock unless you sell WTMA Common Stock for a price greater than that which you paid for it. See the section entitled “Market Price and Dividend Information.”

If analysts do not publish research about New WaveTech’s business or if they publish inaccurate or unfavorable research, New WaveTech’s stock price and trading volume could decline.

The trading market for the common stock of New WaveTech will depend in part on the research and reports that analysts publish about its business. New WaveTech does not have any control over these analysts. If one or more of the analysts who cover New WaveTech downgrade its common stock or publish inaccurate or unfavorable research about its business, the price of its common stock would likely decline. If few analysts cover New WaveTech, demand for its common stock could decrease and its common stock price and trading volume may decline. Similar results may occur if one or more of these analysts stop covering New WaveTech in the future or fail to publish reports on it regularly.

New WaveTech may be subject to securities litigation, which is expensive and could divert management attention.

The market price of New WaveTech Common Stock may be volatile and, in the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. New WaveTech may be the target of this type of litigation and investigations or past investigations and litigation may resurface in the future. Securities litigation against New WaveTech could result in substantial costs and divert management’s attention from other business concerns, which could seriously harm its business.

Future resales of common stock after the consummation of the Business Combination may cause the market price of New WaveTech’s securities to drop significantly, even if New WaveTech’s business is doing well.

Pursuant to the Sponsor Support and Lock-Up Agreement and Shareholder Support and Lock-Up Agreement, after the consummation of the Business Combination and subject to certain exceptions, the Sponsor, certain of WTMA’s officers, certain of WaveTech’s officers and certain WaveTech Stockholders will be contractually restricted from selling or transferring any of their Lock-Up Shares during the Lock-Up Period. However, following the expiration of such Lock-Up Period, the Sponsor, certain of WTMA’s officers, certain of WaveTech’s officers and certain WaveTech Stockholders will not be restricted from selling shares of New WaveTech Common Stock held by them, other than by applicable securities laws. Additionally, the PIPE Investors will not be restricted from selling any of their shares of our common stock following the closing of the Business Combination, other than by applicable securities laws. As such, sales of a substantial number of shares of New WaveTech Common Stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of New WaveTech Common Stock.

The shares held by the Sponsor, certain of WTMA’s officers, certain of WaveTech’s officers and certain WaveTech Stockholders may be sold after the expiration of the applicable lock-up period under the Sponsor Support and Lock-Up Agreement and Shareholder Support and Lock-Up Agreement. As restrictions on resale end and registration statements (filed after the Closing to provide for the resale of such shares from time to time) are available for use, the sale or possibility of sale of these shares could have the effect of increasing the volatility in New WaveTech’s share price or the market price of New WaveTech Common Stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.

The obligations associated with being a public company will involve significant expenses and will require significant resources and management attention, which may divert from New WaveTech’s business operations.

As a public company, New WaveTech will become subject to the reporting requirements of the Exchange Act and the Sarbanes-Oxley Act. The Exchange Act requires the filing of annual, quarterly and current reports with respect to a public company’s business and financial condition. The Sarbanes-Oxley Act requires, among other things, that a public company establish and maintain effective internal control over financial reporting. As a result, New WaveTech will incur significant legal, accounting and other expenses that WaveTech did not previously incur. New WaveTech’s entire management team and many of its other employees will need to devote substantial time to compliance, and may not effectively or efficiently manage its transition into a public company.

These rules and regulations will result in New WaveTech incurring substantial legal and financial compliance costs and will make some activities more time-consuming and costly. For example, these rules and regulations will likely make it more difficult and more expensive for New WaveTech to obtain director and officer liability insurance, and it may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be difficult for New WaveTech to attract and retain qualified people to serve on its board of directors, its board committees or as executive officers.

Compliance obligations under the Sarbanes Oxley Act may make it more difficult for WTMA to effectuate the Business Combination, require substantial financial and management resources and increase the time and costs of completing the Business Combination.

The fact that WTMA is a blank check company makes compliance with the requirements of the Sarbanes-Oxley Act particularly burdensome on it as compared to other public companies because WaveTech is not currently subject to Section 404 of the Sarbanes Oxley Act. The standards required for a public company under Section 404 of the Sarbanes Oxley Act are significantly more stringent than those required of WaveTech as a privately held company. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable to New WaveTech after the Business Combination. If New WaveTech is not able to implement the requirements of Section 404, including any additional requirements once New WaveTech is no longer an emerging growth company, in a timely manner or with adequate compliance, New WaveTech may not be able to assess whether its internal controls over financial reporting are effective, which may subject New WaveTech to adverse regulatory consequences and could harm investor confidence and the market price of New WaveTech Common Stock. Additionally, once New WaveTech is no longer an emerging growth company, New WaveTech will be required to comply with the independent registered public accounting firm attestation requirement on its internal control over financial reporting.

In particular, New WaveTech will be required to perform system and process evaluation and testing of its internal control over financial reporting to allow management to report on the effectiveness of its internal control over financial reporting. As a private company, WaveTech has not yet been required to do such an analysis.

New WaveTech’s independent registered public accounting firm will not be required to attest to the effectiveness of the New WaveTech’s internal control over financial reporting for so long as New WaveTech remains a non-accelerated filer as defined in applicable SEC regulations. To comply with the requirements of its financial statements becoming those of New WaveTech following the Business Combination, New WaveTech may need to undertake various actions, such as implementing new internal controls and procedures and hiring additional accounting or internal audit staff. WaveTech is only now beginning the costly and challenging process of compiling the system and processing documentation necessary to perform the evaluation of its internal control over financial reporting needed to comply with Section 404, and New WaveTech may not be able to complete its evaluation, testing and any required remediation in a timely fashion. Moreover, if New WaveTech is not able to comply with the requirements of Section 404 in a timely manner or if it identifies or its independent registered public accounting firm identifies deficiencies in WaveTech’s internal control over financial reporting that are deemed to be material weaknesses, the market price of New WaveTech Common Stock could decline and New WaveTech could be subject to sanctions or investigations by Nasdaq, the SEC or other regulatory authorities, which would require additional financial and management resources.

Risks Related to the Redemption

There is no guarantee that a WTMA stockholder’s decision whether to redeem their stock for a pro rata portion of the trust account will put such stockholder in a better future economic position.

No assurance can be given as to the price at which a stockholder may be able to sell his, her or its public stock in the future following the completion of the Business Combination. Certain events following the consummation of any business combination, including the Business Combination, may cause an increase in our stock price, and may result in a lower value realized now than a WTMA stockholder might realize in the future had the stockholder not elected to redeem such stockholder’s public stock. Similarly, if a WTMA public stockholder does not redeem his, her or its stock, such stockholder will bear the risk of ownership of New WaveTech Common Stock after the consummation of the Business Combination, and there can be no assurance that a stockholder can sell his, her or its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A WTMA stockholder should consult his, her or its own tax and/or financial advisors for assistance on how this may affect his, her or its individual situation.

If WTMA stockholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their shares of public stock for a pro rata portion of the funds held in the trust account.

To exercise their Redemption Rights, holders are required to deliver their stock, either physically or electronically using Depository Trust Company’s DWAC System, to WTMA’s transfer agent prior to the vote at the Special Meeting. If a holder properly seeks redemption as described in this proxy statement/prospectus and the Business Combination with WaveTech is consummated, WTMA will redeem these shares for a pro rata portion of funds deposited in the trust account and the holder will no longer own such shares following the Business Combination. See the section entitled “Special Meeting of WTMA — Redemption Rights” for additional information on how to exercise your Redemption Rights.

If you or a “group” of stockholders of which you are a part are deemed to hold an aggregate of more than 20.0% of the public stock, you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such stock in excess of 20.0% of the public stock unless WTMA consents to such redemption.

A public stockholder, together with any affiliate of such public stockholder or any other person with whom such public stockholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) will be restricted from redeeming its public stock with respect to more than an aggregate of 20.0% of the public stock, unless WTMA consents to such excess redemption. Your inability to redeem any such excess public stock could resulting in you suffering a material loss on your investment in WTMA if you sell such excess public stock in open market transactions. WTMA cannot assure you that the value of such excess public stock will appreciate over time following the Business Combination or that the market price of the public stock will exceed the per-share redemption price. The inability of a stockholder to redeem an aggregate of more than 20.0% of the shares of WTMA Common Stock sold in the initial public offering will reduce its influence over WTMA’s ability to consummate its initial business combination and such stockholder could suffer a material loss on its investment in WTMA if it sells such excess shares in open market transactions. Additionally, the stockholder will not receive redemption distributions with respect to the excess shares if we complete the Business Combination. As a result, such stockholders will continue to hold that number of shares exceeding 20.0% and, in order to dispose of such shares, would be required to sell its shares in open market transactions, potentially at a loss.

However, the ability of WTMA stockholders to vote all of their public stock (including such excess shares) for or against the Merger Agreement Proposal is not restricted by this limitation on redemption.

There is uncertainty regarding the U.S. federal income tax consequences of the redemption to the holders of WTMA Common Stock.

There is uncertainty regarding the U.S. federal income tax consequences to holders of WTMA Common Stock who exercise their Redemption Rights. The uncertainty of tax consequences relates primarily to the individual circumstances of the taxpayer and includes (i) whether the redemption is treated as a distribution from WTMA, which would be taxable in the same manner that distributions are taxed, or as a sale or exchange, which would be eligible to be taxable as capital gain or loss, and (ii) whether capital gain is “long-term” or “short-term.” Whether the redemption qualifies for sale or exchange treatment, resulting in taxation as capital gain or loss, will depend largely on whether the holder owns (or is deemed to own) any shares of WTMA Common Stock following the redemption, and if so, the total number of shares of WTMA Common Stock held by the holder both before and after the redemption relative to all shares of WTMA Common Stock outstanding both before and after the redemption. The redemption generally will be treated as a sale or exchange, rather than a distribution, if the redemption (i) is “substantially disproportionate” with respect to the holder, (ii) results in a “complete termination” of the holder’s interest in WTMA or (iii) is “not essentially equivalent to a dividend” with respect to the holder. Due to the personal nature of certain of such tests and the absence of clear guidance from the IRS, there is uncertainty as to whether a holder who elects to exercise its Redemption Rights will be taxed on any proceeds from the redemption as a distribution potentially giving rise to dividend income or sale proceeds eligible to be treated as capital gain. See the section entitled “Certain U.S. Federal Income Tax Considerations for Stockholders Exercising Redemption Rights.”

Risks if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved, and an insufficient number of votes have been obtained to authorize the consummation of the Business Combination, and WTMA’s presiding officer does not adjourn the Special Meeting to a later date in order to solicit further votes, the Business Combination will not be approved, and, therefore, the Business Combination may not be consummated.

The WTMA Board is seeking approval to adjourn the Special Meeting to a later date or dates if, at the Special Meeting, based upon the tabulated votes, there are insufficient votes to approve each of the Condition Precedent Proposals. If the Adjournment Proposal is not approved, the WTMA Board will not have the ability to adjourn the Special Meeting to a later date and, if the WTMA presiding officer does not adjourn the Special Meeting to a later date in order to solicit further votes, will not have more time to solicit votes to approve the Condition Precedent Proposals. In such events, the Business Combination would not be completed.

Risks if the Business Combination is not Consummated

You will not have any rights or interests in funds from the trust account, except under certain limited circumstances. To liquidate your investment, therefore, you may be forced to sell your public stock, potentially at a loss.

WTMA’s public stockholders will be entitled to receive funds from the trust account only upon the earliest to occur of: (a) the completion of the Business Combination, and then only in connection with those shares of WTMA Common Stock that such stockholder properly elected to redeem, subject to the limitations described herein, (b) the redemption of any public stock properly submitted in connection with a stockholder vote to amend the Existing Charter (i) to modify the substance or timing of WTMA’s obligation to allow redemption in connection with the Business Combination or certain amendments to the Existing Charter or to redeem 100% of WTMA’s public stock if WTMA does not complete the Business Combination within 15 months from the closing of the initial public offering or (ii) with respect to any other provisions relating to stockholders’ rights or activity prior to the Business Combination and (c) the redemption of WTMA’s public stock if WTMA has not completed an initial business combination within 15 months from the closing of the initial public offering, subject to applicable law. In no other circumstances will a public stockholder have any right or interest of any kind in the trust account. Holders of public rights and private placement rights will not have any right to the proceeds held in the trust account with respect to such rights. Accordingly, to liquidate your investment, you may be forced to sell your public stock or rights, potentially at a loss.

The Business Combination may be subject to U.S. foreign investment regulations that may impose conditions on or limit certain investors’ ability to purchase WTMA’s stock or otherwise participate in the Business Combination, potentially making the stock less attractive to investors. WTMA’s future investments in or acquisitions of U.S. companies may also be subject to U.S. foreign investment regulations.

Certain transactions that involve the acquisition of, or investment in, a “U.S. business” by a non-U.S. individual or entity (a “foreign person”) may be subject to review and approval by the Committee on Foreign Investment in the United States (“CFIUS”). Whether CFIUS has jurisdiction to review an acquisition or investment transaction depends on the nationality of the buyer or investor, whether the target of the investment or acquisition is engaged in interstate commerce in the United States, and nature of the rights afforded to the buyer or investor in the target entity. For example, transactions that result in “control” of a U.S. business by a foreign person always are subject to CFIUS jurisdiction. (Under the CFIUS regulations, the term “control” is defined as the power to “determine, direct, or decide important matters” affecting an entity.) CFIUS also has jurisdiction to review non-control transactions that afford a foreign person certain information and/or governance rights in a U.S. business that has a qualifying nexus to “critical technologies,” “critical infrastructure” and/or “sensitive personal data,” as those terms are defined in the CFIUS regulations. Foreign investments in U.S. businesses that deal in “critical technology” may be subject to mandatory pre-closing CFIUS filing requirements. Failure to make a CFIUS filing where one is required may subject the transacting parties to potentially significant civil fines.

Mr. Mamadou, one of the managers of the Sponsor, is a “foreign person” for CFIUS purposes. Because CFIUS would likely regard Mr. Mamadou as having the power to determine, direct or decide important matters concerning the Sponsor, CFIUS will likely view the Sponsor as a “foreign person” as well. Because WaveTech is engaged in interstate commerce in the United States, CFIUS will regard WaveTech to be a “U.S. business.” Accordingly, to the extent CFIUS would regard the Sponsor to “control” WaveTech, CFIUS would have jurisdiction to review the

Business Combination. However, because WaveTech has determined that it does not have a qualifying nexus to “critical technologies,” the Sponsor’s involvement in the Business Combination will not trigger a mandatory CFIUS filing requirement.

Any informal inquiry or formal review or investigation of a transaction by CFIUS may have significant impacts on transaction certainty, timing, feasibility, and cost, among other things. CFIUS policies and practices are evolving, and in the event of a CFIUS review of a foreign acquisition or investment transaction, there can be no assurances that the foreign buyer or investor will be able to maintain or proceed with such investments on terms acceptable to such investors. For example, CFIUS could seek to impose limitations or restrictions on, or prohibit, investments or acquisitions by foreign persons (including, but not limited to, limits on purchasing stock, limits on information sharing with such investors, requiring a voting trust, governance modifications, or forced divestiture, among other things).

Moreover, the process of a government review of a transaction, whether by CFIUS or other government body, could be lengthy and provide WTMA or WaveTech with insufficient time to complete the Business Combination. If the Business Combination is not consummated by December 30, 2022 or such later date as may be further extended pursuant to the Organizational Documents because of delays associated with CFIUS or because the Business Combination is ultimately prohibited by CFIUS or another U.S. government entity, WTMA would cease all operations except for the purpose of winding up and redeem all its public stock and liquidate. See “— If WTMA is not able to complete the Business Combination with WaveTech by December 30, 2022, nor able to complete another business combination by such date, in each case, as such date may be further extended pursuant to the Organizational Documents, it would cease all operations except for the purpose of winding up and WTMA would redeem WTMA’s public stock and liquidate, in which case WTMA’s public stockholders may only receive $10.00 per share, or less than such amount in certain circumstances, and any public rights will expire worthless” below for more details.

If WTMA is not able to complete the Business Combination with WaveTech by December 30, 2022, nor able to complete another business combination by such date, in each case, as such date may be further extended pursuant to the Organizational Documents, it would cease all operations except for the purpose of winding up and WTMA would redeem WTMA’s public stock and liquidate, in which case WTMA’s public stockholders may only receive $10.00 per share, or less than such amount in certain circumstances, and any public rights will expire worthless.

WTMA’s ability to complete the Business Combination or another initial business combination may be negatively impacted by general market conditions, volatility in the capital and debt markets and the other risks described herein, including as a result of terrorist attacks, natural disaster or a significant outbreak of infectious diseases. For example, the outbreak of COVID-19 continues in the U.S. and, while the extent of the impact of the outbreak on WTMA will depend on future developments, it could limit our ability to complete the Business Combination, including as a result of increased market volatility, decreased market liquidity and third-party financing being unavailable on terms acceptable to us or at all.

If WTMA is not able to complete the Business Combination with WaveTech by December 30, 2022, nor able to complete another business combination by such date, in each case, as such date may be extended pursuant to WTMA’s Organizational Documents, WTMA will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the public stock, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account including interest earned on the funds held in the trust account and not previously released to us to pay WTMA’s taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding shares of public stock, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of WTMA’s remaining stockholders and the WTMA Board dissolve and liquidate, subject in the case of clauses (i) and (ii) to WTMA’s obligations under the DGCL to provide for claims of creditors and the requirements of other applicable law. In such case, public stockholders may only receive $10.00 per share, and any public rights or private placement rights will expire worthless. In certain circumstances, public stockholders may receive less than $10.00 per share on the redemption of their shares.

If the net proceeds of the initial public offering and the sale of the private placement units are insufficient to allow us to operate for at least the 12 months following the closing of the initial public offering, WTMA may be unable to complete any initial business combination, in which case WTMA’s public stockholders may only receive $10.00 per share, or less than such amount in certain circumstances, and WTMA’s rights will expire worthless.

As of September 30, 2022, WTMA had cash of approximately $0.4 million held outside the trust account, which is available for use by us to cover the costs associated with identifying a target business and negotiating a business combination and other general corporate uses. In addition, as of September 30, 2022, WTMA had total current liabilities of approximately $1.9 million.

The funds available to WTMA outside of the trust account may not be sufficient to allow WTMA to operate until December 30, 2022, assuming that the Business Combination or another similar transaction is not completed during that time. Of the funds available to it, WTMA could use a portion of the funds available to pay fees to consultants to assist us with our search for a target business. WTMA could also use a portion of the funds as a down payment or to fund a “no-shop” provision (a provision in letters of intent designed to keep target businesses from “shopping” around for transactions with other companies on terms more favorable to such target businesses) with respect to a particular proposed business combination, although WTMA does not have any current intention to do so. If WTMA entered into a letter of intent where it paid for the right to receive exclusivity from a target business and was subsequently required to forfeit such funds (whether as a result of its breach or otherwise), WTMA might not have sufficient funds to continue searching for, or conduct due diligence with respect to, a target business.

If WTMA is required to seek additional capital, it would need to borrow funds from the Sponsor, members of its management team or other third parties to operate or may be forced to liquidate. Neither the members of its management team nor any of their affiliates is under any further obligation to advance funds to WTMA in such circumstances. Any such advances would be repaid only from funds held outside the trust account or from funds released to us upon completion of its initial business combination. If WTMA is unable to obtain additional financing, we may be unable to complete an initial business combination. If WTMA is unable to complete its initial business combination because it does not have sufficient funds available, WTMA will be forced to cease operations and liquidate the trust account. Consequently, WTMA’s public stockholders may only receive approximately $10.16 per share on its redemption of the shares of public stock and the public rights will expire worthless.

If, after WTMA distributes the proceeds in the trust account to the public stockholders, WTMA files a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against it that is not dismissed, a bankruptcy court may seek to recover such proceeds, and WTMA and its board of directors may be exposed to claims of punitive damages.

If, after WTMA distributes the proceeds in the trust account to the public stockholders, WTMA files a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against it that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or insolvency laws as a voidable transfer. As a result, a liquidator could seek to recover all amounts received by our stockholders. In addition, its board of directors may be viewed as having breached its fiduciary duty to our creditors or having acted in bad faith, thereby exposing it and WTMA to claims of punitive damages, by paying public stockholders from the trust account prior to addressing the claims of creditors. WTMA cannot assure you that claims will not be brought against it for these reasons.

If, before distributing the proceeds in the trust account to the public stockholders, WTMA files a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against it that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our stockholders and the per share amount that would otherwise be received by our stockholders in connection with our liquidation may be reduced.

If, before distributing the proceeds in the trust account to the public stockholders, WTMA files a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against it that is not dismissed, the proceeds held in the trust account could be subject to applicable insolvency law, and may be included in its estate and subject to the claims of third parties with priority over the claims of our stockholders. To the extent any claims deplete the trust account, the per share amount that would otherwise be received by WTMA stockholders in connection with its liquidation may be reduced.

If WTMA fails to consummate an initial business combination, WTMA’s stockholders may be held liable for claims by third parties against WTMA to the extent of distributions received by them upon redemption of their shares.

Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of the trust account distributed to the public stockholders upon the redemption of the shares of public stock in the event WTMA does not complete an initial business combination within the allotted time period may be considered a liquidating distribution under Delaware law. If a corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution. However, it is WTMA’s intention to redeem WTMA’s shares of public stock as soon as reasonably possible following the 9th, 12th or 15th month from the closing of the initial public offering (or the end of any extension period) in the event WTMA does not complete WTMA’s initial business combination and, therefore, WTMA does not intend to comply with the foregoing procedures.

Because WTMA will not be complying with Section 280, Section 281(b) of the DGCL requires it to adopt a plan, based on facts known to us at such time that will provide for WTMA’s payment of all existing and pending claims or claims that may be potentially brought against us within the 10 years following WTMA’s dissolution. However, because WTMA is a blank check company, rather than an operating company, and WTMA’s operations are limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from WTMA’s vendors (such as lawyers, investment bankers, etc.) or prospective target businesses. If WTMA’s plan of distribution complies with Section 281(b) of the DGCL, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would likely be barred after the third anniversary of the dissolution. WTMA cannot assure you that WTMA will properly assess all claims that may be potentially brought against WTMA. As such, WTMA’s stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of WTMA’s stockholders may extend beyond the third anniversary of such date. Furthermore, if the pro rata portion of WTMA’s trust account distributed to WTMA’s public stockholders upon the redemption of WTMA’s public stock in the event WTMA does not complete WTMA’s initial business combination within the allotted time period is not considered a liquidating distribution under Delaware law and such redemption distribution is deemed to be unlawful, then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidating distribution.

You may not have the same benefits as an investor in an underwritten public offering.

New WaveTech will become a publicly listed company upon the completion of the Business Combination. The Business Combination and the transactions described in this proxy statement/prospectus are not an underwritten initial public offering of New WaveTech’s securities and differ from an underwritten initial public offering in several significant ways, which include, but are not limited to, the following:

Like other business combinations and spin-offs, in connection with the Business Combination, you will not receive the benefits of the diligence performed by the underwriters in an underwritten public offering. Investors in an underwritten public offering may benefit from the role of the underwriters in such an offering. In an underwritten public offering, an issuer initially sells its securities to the public market via one or more underwriters, who distribute or resell such securities to the public. Underwriters have liability under the U.S. securities laws for material misstatements or omissions in a registration statement pursuant to which an issuer sells securities. Because the underwriters have a “due diligence” defense to any such liability by, among other things, conducting a reasonable investigation, the underwriters and their counsel conduct a due diligence investigation of the issuer. Due diligence entails engaging legal, financial and/or other experts to perform an investigation as to the accuracy of an issuer’s disclosure regarding, among other things, its business and financial results. Auditors of the issuer will also deliver a “comfort” letter with respect to the financial information contained in the registration statement. In making their investment decision, investors have the benefit of such diligence in underwritten public offerings. In contrast,

WTMA has engaged a financial advisor (rather than underwriters) in connection with the Business Combination. While such financial advisor or its respective affiliates may act as underwriters in underwritten public offerings, the role of a financial advisor differs from that of an underwriter. For example, financial advisors do not act as intermediaries in the sale of securities and therefore do not face the same potential liability under the U.S. securities laws as underwriters. As a result, financial advisors typically do not undertake the same level of, or any, due diligence investigation of the issuer as is typically undertaken by underwriters.

In addition, because there are no underwriters engaged in connection with the Business Combination, prior to the opening of trading on Nasdaq on the trading day immediately following the closing, there will be no book building process and no price at which underwriters initially sold shares to the public to help inform efficient and sufficient price discovery with respect to the initial post-closing trades on Nasdaq. Therefore, buy and sell orders submitted prior to and at the opening of initial post-closing trading of the New WaveTech Common Stock on Nasdaq will not have the benefit of being informed by a published price range or a price at which the underwriters initially sold shares to the public, as would be the case in an underwritten initial public offering. There will be no underwriters assuming risk in connection with an initial resale of shares of the New WaveTech Common Stock or helping to stabilize, maintain or affect the public price of the New WaveTech Common Stock following the closing. Moreover, we will not engage in, and have not and will not, directly or indirectly, retain any financial advisors to engage in, any special selling efforts or stabilization or price support activities in connection with the New WaveTech Common Stock that will be outstanding immediately following the closing. All of these differences from an underwritten public offering of WaveTech’s securities could result in a more volatile price for the New WaveTech Common Stock.

Further, we will not conduct a traditional “roadshow” with underwriters prior to the opening of initial post-closing trading of the New WaveTech Common Stock on Nasdaq. There can be no guarantee that any information made available in this proxy statement/prospectus and/or otherwise disclosed or filed with the SEC will have the same impact on investor education as a traditional “roadshow” conducted in connection with an underwritten initial public offering. As a result, there may not be efficient or sufficient price discovery with respect to the New WaveTech Common Stock or sufficient demand among potential investors immediately after the closing, which could result in a more volatile price for the New WaveTech Common Stock.

In addition, our initial stockholders, including our Sponsor, as well as their respective affiliates and permitted transferees, have interests in the Business Combination that are different from or are in addition to our shareholders and that would not be present in an underwritten public offering of WaveTech’s securities. Such interests may have influenced our board of directors in making their recommendation that you vote in favor of the approval of the Merger Agreement Proposal and the other proposals described in this proxy statement/prospectus.

Such differences from an underwritten public offering may present material risks to unaffiliated investors that would not exist if WaveTech became a publicly listed company through an underwritten initial public offering instead of upon completion of the Merger.

SPECIAL MEETING OF WTMA

General

We are furnishing this proxy statement/prospectus to our stockholders as part of the solicitation of proxies by our board of directors for use at the Special Meeting of WTMA to be held on [•], 2023, and at any adjournment thereof. This proxy statement/prospectus is first being furnished to our stockholders on or about [•], 2023, in connection with the vote on the proposals described in this proxy statement/prospectus. This proxy statement/prospectus provides our stockholders with information they need to know to be able to vote or instruct their vote to be cast at the Special Meeting. In connection with the Special Meeting, we are also providing you with our Annual Report on Form 10-K, as amended, for the year ended December 31, 2021.

Date, Time and Place

The Special Meeting will be held on [•], 2023, at [•], Eastern Time, or via live webcast at [•], or such other date, time and place to which such meeting may be adjourned or virtually postponed, to consider and vote upon the proposals.

Purpose of the WTMA Special Meeting

•        The Merger Agreement Proposal — to consider and vote upon a proposal to approve and adopt the Merger Agreement and the Business Combination;

•        The Organizational Documents Proposals — to consider and vote upon the following two separate proposals to amend the Organizational Documents:

•        Organizational Documents Proposal A — to provide for three classes of board directors with staggered three-year terms and direct that board vacancies be filled by the majority of directors then in office; and

•        Organizational Documents Proposal B — to approve and adopt the additional changes in the Proposed Charter, including changing WTMA’s name from “Welsbach Technology Metals Acquisition Corp.” to “WaveTech Group, Inc.,” which our board of directors believes are necessary to adequately address the needs of New WaveTech immediately following the consummation of the Business Combination and approval of the Proposed Charter;

•        The Director Election Proposal — to consider and vote upon a proposal to elect, effective at Closing, assuming the Merger Agreement Proposal and the Organizational Documents Proposals are approved, seven directors who, upon consummation of the Business Combination, will be the directors of New WaveTech;

•        The Stock Issuance Proposal — to consider and vote upon a proposal to approve and adopt, for purposes of complying with applicable provisions of Nasdaq Stock Market Listing Rule 5635, the issuance of (a) shares of New WaveTech Common Stock to the PIPE Investors, pursuant to the PIPE Investment; (b) Earnout Shares of New WaveTech Common Stock to WaveTech Qualified Stockholders pursuant to the earnout program, and (c) shares of New WaveTech Common Stock to the WaveTech Stockholders pursuant to the Merger Agreement;

•        The New WaveTech Key Executive Alignment Program Proposal — to consider and vote upon a proposal to approve and adopt the New WaveTech Key Executive Alignment Program Proposal;

•        The Adjournment Proposal — to consider and vote upon a proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the Special Meeting.

If WTMA’s stockholders do not approve each of the Condition Precedent Proposals, then unless certain conditions in the Merger Agreement are waived by the applicable parties to the Merger Agreement, the Merger Agreement could terminate and the Business Combination may not be consummated. See the sections entitled “Merger Agreement Proposal,” “Organizational Documents Proposals,” “Director Election Proposal,” “Stock Issuance Proposal,” “New WaveTech Key Executive Alignment Program Proposal” and “Adjournment Proposal.”

Recommendation of the WTMA Board

The WTMA Board believes that the Merger Agreement Proposal and the other proposals to be presented at the Special Meeting are in the best interest of WTMA’s stockholders and unanimously recommends that its stockholders vote “FOR” the Merger Agreement Proposal, “FOR” each of the separate Organizational Documents Proposals, “FOR” the Director Election Proposal, “FOR” the Stock Issuance Proposal, “FOR” the New WaveTech Key Executive Alignment Program Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the Special Meeting.

The existence of financial and personal interests of one or more of WTMA’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of WTMA and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the proposals. In addition, WTMA’s officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section entitled “Merger Agreement Proposal — Interests of WTMA’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Record Date; Who is Entitled to Vote

WTMA Stockholders will be entitled to vote or direct votes to be cast at the Special Meeting if they owned WTMA Common Stock at the close of business on [•], 2023, which is the “Record Date” for the Special Meeting. WTMA Stockholders will have one vote for each WTMA Common Stock owned at the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. WTMA Rights do not have voting rights. As of the close of business on the Record Date, there were [•] shares of WTMA Common Stock issued and outstanding, of which [•] were issued and outstanding shares of public stock.

The Sponsor and each director and each officer of WTMA have agreed to, among other things, vote in favor of the Business Combination and waive their Redemption Rights in connection with the consummation of the Business Combination at the Closing on the Closing Date, with respect to any WTMA Common Stock held by them. No consideration was received by such persons in connection with such waiver. The Founder Shares held by the Sponsor will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, the Sponsor and certain members of the WTMA Board, the “WTMA Founder Holders”, own 22.35% of the issued and outstanding WTMA Common Stock.

Quorum

A quorum of WTMA stockholders is necessary to hold a valid meeting. A quorum will be present at the Special Meeting if the holders of a majority of the issued and outstanding WTMA Common Stock entitled to vote at the Special Meeting are attending virtually or by proxy. As of the record date for the Special Meeting, [•] shares of WTMA Common Stock would be required to achieve a quorum.

Abstentions and Broker Non-Votes

Proxies that are marked “abstain” and proxies relating to “street name” shares that are returned to WTMA but marked by brokers as “not voted” will be treated as shares present for purposes of determining the presence of a quorum on all matters. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. We believe all the proposals presented to the stockholders will be considered non-discretionary and therefore your broker, bank, or nominee cannot vote your shares without your instruction.

If you do not provide voting instructions to your broker on a particular proposal on which your broker does not have discretionary authority to vote, your shares will not be voted on that proposal. This is called a “broker non-vote.” Broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Special Meeting, will have the same effect as a vote against the Organizational Documents Proposal and will have no effect on any of the other proposals.

At the Special Meeting of stockholders, WTMA will count a properly executed proxy marked “ABSTAIN” with respect to a particular proposal as present for purposes of determining whether a quorum is present. For purposes of approval, an abstention or failure to vote will have the same effect as a vote against any proposal, except that an abstention will have no effect on the Director Election Proposal, the Stock Issuance Proposal and the New WaveTech Key Executive Alignment Program Proposal.

Vote Required for Approval

The approval of the Organizational Documents Proposals requires the affirmative vote (attending virtually or by proxy) of the holders of a majority of all outstanding shares of WTMA Common Stock entitled to vote. The Merger Agreement Proposal and Adjournment Proposal require the affirmative vote of a majority of the shares of WTMA Common Stock attending virtually or by proxy, entitled to vote at the Special Meeting. The Stock Issuance Proposal and the New WaveTech Key Executive Alignment Program Proposal require the affirmative vote of a majority of the shares of WTMA Common Stock attending virtually or by proxy, entitled to vote and who vote thereon at the Special Meeting. The approval of the election of each director nominee pursuant to the Director Election Proposal requires the affirmative vote of the holders of a plurality of the outstanding shares of WTMA Common Stock attending virtually or by proxy and voted at the Special Meeting.

Voting Your Shares

Each share of WTMA Common Stock that you own in your name entitles you to one vote. Your proxy card shows the number of shares of WTMA Common Stock that you own. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

There are two ways to vote your shares of WTMA Common Stock at the Special Meeting:

•        You can vote by signing and returning the enclosed proxy card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by WTMA’s board “FOR” the Merger Agreement Proposal, “FOR” each of the separate Organizational Documents Proposals, “FOR” the Director Election Proposal, “FOR” the Stock Issuance Proposal, “FOR” the New WaveTech Key Executive Alignment Program Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the Special Meeting. Votes received after a matter has been voted upon at the Special Meeting will not be counted.

•        You can attend the Special Meeting and vote virtually. You will receive a ballot when you arrive. However, if your shares are held in the name of your broker, bank or another nominee, you must get a valid legal proxy from the broker, bank or other nominee. That is the only way WTMA can be sure that the broker, bank or nominee has not already voted your shares.

Revoking Your Proxy

If you are a WTMA stockholder and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•        you may send another proxy card with a later date;

•        you may notify WTMA’s Secretary in writing before the Special Meeting that you have revoked your proxy; or

•        you may attend the Special Meeting online, revoke your proxy, and vote virtually, as indicated above.

Who Can Answer Your Questions About Voting Your Shares

If you are a stockholder and have any questions about how to vote or direct a vote in respect of your WTMA Common Stock, you may call [•], WTMA’s proxy solicitor, by calling [•] (toll free) or banks and brokers can call collect at [•], or by emailing [•].

Redemption Rights

Pursuant to our Existing Charter, a holder of shares of WTMA Common Stock originally sold in our initial public offering, including as part of the units issued in our initial public offering, may request of WTMA that WTMA redeem all or a portion of such holder’s shares of WTMA Common Stock for cash if the Business Combination is consummated. As a holder of WTMA Common Stock, you will be entitled to receive cash for any such shares to be redeemed only if you:

(i)     (a) hold WTMA Common Stock, or (b) if you hold WTMA Common Stock through units, you elect to separate your units into the underlying WTMA Common Stock and public rights prior to exercising your Redemption Rights with respect to the WTMA Common Stock;

(ii)    submit a written request to Continental that WTMA redeem all or a portion of your public stock for cash; and

(iii)   deliver your public stock to Continental, physically or electronically through DTC.

Holders must complete the procedures for electing to redeem their WTMA Common Stock in the manner described above prior to 5:00 p.m., Eastern Time, on [•], 2023, (two business days before the Special Meeting) in order for their shares to be redeemed.

Holders of units must elect to separate the units into the underlying WTMA Common Stock and public rights prior to exercising Redemption Rights with respect to the WTMA Common Stock. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying WTMA Common Stock and public rights, or if a holder holds units registered in its own name, the holder must contact Continental directly and instruct them to do so. Public stockholders may elect to redeem WTMA Common Stock regardless of if or how they vote with respect to the Merger Agreement Proposal. If the Business Combination is not consummated, the public stock will be returned to the respective holder, broker or bank.

If the Business Combination is consummated, and if a public stockholder properly exercises its right to redeem all or a portion of the WTMA Common Stock that it holds and timely delivers its shares to Continental, New WaveTech will redeem such WTMA Common Stock for a per-share price, payable in cash, equal to the pro rata portion of the trust account, calculated as of two (2) business days prior to the consummation of the Business Combination. For illustrative purposes, based on funds in the trust account as of September 30, 2022, of approximately $78.5 million, the estimated per share redemption price would have been approximately $10.16. If a public stockholder exercises its Redemption Rights in full, then it will be electing to exchange its WTMA Common Stock for cash and will no longer own WTMA Common Stock. The redemption takes place following the Business Combination and, accordingly, it is shares of New WaveTech Common Stock that will be redeemed promptly after consummation of the Business Combination. See the section entitled “Special Meeting of WTMA — Redemption Rights” in this proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your shares of public stock for cash.

Notwithstanding the foregoing, a public stockholder, together with any affiliate of such public stockholder or any other person with whom such public stockholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its WTMA Common Stock with respect to more than an aggregate of 20.0% of the WTMA Common Stock, without the consent of WTMA. Accordingly, if a public stockholder, alone or acting in concert or as a group, seeks to redeem more than 20.0% of the WTMA Common Stock, then any such shares in excess of that 20.0% limit would not be redeemed for cash.

The Sponsor and each director and each officer of WTMA have agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby, and to waive their Redemption Rights in connection with the consummation of the Business Combination with respect to any shares of WTMA Common Stock held by them, in each case, subject to the terms and conditions contemplated by the Sponsor Support and Lock-up Agreement. No consideration was received by such persons in connection with such waiver. As a result, the parties to the Sponsor Support Agreement agreed to, among other things, vote at least 2,237,876 shares of Founder Shares in favor of the Merger Agreement and the transactions contemplated thereby, in each case, subject to the terms and conditions contemplated by the Sponsor Support and Lock-up Agreement. The shares of WTMA Common Stock held by the Sponsor will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, the Sponsor and certain members of the WTMA Board (i.e., the WTMA Founder Holders) own approximately 22.35% of the issued and outstanding shares of WTMA Common Stock.

The closing price of public stock on December 20, 2022, the most recent practicable date prior to the date of this proxy statement/prospectus, was $10.10. As of September 30, 2022, funds in the trust account totaled $78,510,772 and were comprised entirely of U.S. government treasury obligations with a maturity of 185 days or less or of money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations, or approximately $10.16 per issued and outstanding share of public stock.

Prior to exercising Redemption Rights, public stockholders should verify the market price of the public stock as they may receive higher proceeds from the sale of their public stock in the public market than from exercising their Redemption Rights if the market price per share is higher than the redemption price. WTMA cannot assure its stockholders that they will be able to sell their public stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its stockholders wish to sell their stock.

If you are a holder of public stock and you exercise your Redemption Rights, such exercise will not result in the loss of any WTMA Rights that you may hold. Holders of WTMA Rights will not have Redemption Rights with respect to WTMA Rights.

Appraisal Rights

Neither WTMA’s stockholders nor rights holders have appraisal rights in connection with the Business Combination under the DGCL.

Proxy Solicitation Costs

WTMA will pay the cost of soliciting proxies for the Special Meeting. WTMA has engaged [•] to assist in the solicitation of proxies for the Special Meeting. WTMA has agreed to pay [•] a fee of $[•], plus disbursements (to be paid with non-trust account funds). WTMA will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of WTMA Common Stock for their expenses in forwarding soliciting materials to beneficial owners of WTMA Common Stock and in obtaining voting instructions from those owners. WTMA’s directors and officers may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

WTMA Initial Stockholders

As of the date of this proxy statement/prospectus, there are 10,011,662 shares of WTMA Common Stock issued and outstanding, which includes the 1,931,922 Founder Shares, 352,054 shares underlying the private placement units and 7,727,686 shares of public stock. In addition, there are an aggregate of 8,079,740 WTMA Rights issued and outstanding, consisting of 7,727,686 public rights and 352,054 private rights.

None of WTMA, the Sponsor, the other initial stockholders nor any of their respective affiliates currently has an intention to purchase public shares or public rights prior to the Special Meeting. However, subject to Rule 14e-5, at any time prior to the Special Meeting, during a period when they are not then aware of any material nonpublic information regarding WTMA or its securities, WTMA, the Sponsor, the other initial stockholders and/or their respective affiliates may purchase public shares or public rights prior to the Special Meeting. The purpose of such transactions would be to increase the likelihood of satisfaction of the requirements to consummate the Business Combination, where it appears that such requirements may not otherwise be met. If such purchases occur, the public “float” of New WaveTech following the Business Combination may be reduced, possibly making it difficult to obtain or maintain the quotation, listing or trading of the New WaveTech Common Stock on Nasdaq or another national securities exchange.

In the event that WTMA, the Sponsor, the other initial stockholders and/or any of their respective affiliates purchase public shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholder would be required to revoke their prior elections to redeem their public shares. Any purchases of public shares made by WTMA, the Sponsor, the other initial stockholders or any of their respective affiliates would not be voted in favor of the Business Combination Proposal and Redemptions Rights (if any) over such purchased securities would be waived by the aforementioned persons. To the extent the transaction occurs following the date of this proxy statement/prospectus, the purchase price of any public shares to be acquired by WTMA, the Sponsor, the other initial stockholders or any of their respective affiliates, will be at a price no higher than the redemption price offered to public shareholders. In addition, WTMA will file a Current Report on Form 8-K and will (i) amend the proxy statement/prospectus, if such arrangements are entered into prior to effectiveness of the Registration Statement on Form S-4, or (ii) file a proxy supplement, if such arrangements are entered into after effectiveness of such Registration Statement, to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the Business Combination Proposal or the satisfaction of any closing conditions. Any such disclosures will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons, and will describe the material costs of such arrangements to WTMA and WaveTech, as well as their potential impact to New WaveTech after giving effect to the Business Combination.

MERGER AGREEMENT PROPOSAL

WTMA is asking its stockholders to approve and adopt the Merger Agreement. WTMA stockholders should carefully read this proxy statement/prospectus in its entirety for more detailed information concerning the Merger Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. Please see the section entitled “The Merger Agreement” below for additional information and a summary of certain terms of the Merger Agreement. You are urged to carefully read the Merger Agreement in its entirety before voting on this proposal.

Because WTMA is holding a stockholder vote on the Merger, WTMA may consummate the Merger only if it is approved by the affirmative vote of the holders of a majority of shares of WTMA Common Stock that are entitled to vote at the Special Meeting.

The Merger Agreement

This subsection of the proxy statement/prospectus describes the material provisions of the Merger Agreement, but does not purport to describe all of the terms of the Merger Agreement. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. You are urged to read the Merger Agreement in its entirety because it is the primary legal document that governs the Business Combination.

The Merger Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Merger Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Merger Agreement. The representations, warranties and covenants in the Merger Agreement are also modified in part by the underlying disclosure letters (the “disclosure letters”), which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to stockholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that the disclosure letters contain information that is material to an investment decision. Additionally, the representations and warranties of the parties to the Merger Agreement may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement/prospectus. Accordingly, no person should rely on the representations and warranties in the Merger Agreement or the summaries thereof in this proxy statement/prospectus as characterizations of the actual state of facts about WTMA, WaveTech or any other matter.

Structure of the Merger

On October 31, 2022, WTMA entered into the Merger Agreement with Merger Sub and WaveTech, pursuant to which, among other things, Merger Sub will merge with and into WaveTech, the separate corporate existence of Merger Sub will cease and WaveTech will be the surviving corporation and a wholly owned subsidiary of WTMA (the “Merger”). In connection with the Merger, WTMA will change its name to WaveTech Group, Inc. (“New WaveTech”).

Closing and Effective Time

In accordance with the terms and subject to the conditions of the Merger Agreement, the closing of the Merger (the “Closing”) will take place on the date which is two (2) Business Days after the first date on which all conditions set forth in Article IX of the Merger Agreement have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or such other time and place as WTMA and WaveTech may mutually agree to in writing. The date on which the Closing actually occurs is referred to in the Merger Agreement as the “Closing Date.” The date and time the Merger becomes effective is referred to as the “Effective Time.”

Consideration and Conversion of Certain WaveTech Securities

Aggregate Merger Consideration

As a result of the Merger and upon the Effective Time, among other things, all outstanding WaveTech Convertible Instruments and shares of WaveTech Capital Stock immediately prior to the Effective Time of the Merger (other than the Excluded Shares) will be cancelled in exchange for the right to receive a portion of the Aggregate Merger Consideration. Additionally, as a result of and upon the Closing, in accordance with the applicable terms of the WTMA Rights, the WTMA Rights will be converted into New WaveTech Common Stock. Up to an additional [•] shares of New WaveTech Common Stock are expected to be purchased (at a price of $[•] per share) at the Closing by certain third-party PIPE Investors, for a total aggregate purchase price of $[•] and WaveTech expects to sell up to an additional $[•] in principal amount of Convertible Notes prior to Closing. The proceeds of any PIPE Investment and the Convertible Notes Investment, together with the amounts remaining in WTMA’s trust account as of immediately following the Effective Time, will be retained by New WaveTech following the Closing. In addition, pre-Effective Time WaveTech Qualified Stockholders will be eligible to receive Earnout Shares, as discussed below.

Earnout Shares

Pre-Effective Time WaveTech Stockholders (including, for the avoidance of doubt, WaveTech Convertible Instrument holders) (such stockholders, “Qualified Stockholders”) will be entitled to receive up to an additional 17,500,000 shares of New WaveTech Common Stock or “Earnout Shares” after the closing of the Business Combination, as follows:

(i) up to 3,750,000 shares of New WaveTech Common Stock if (a) as determined from the Annual Report on Form 10-K for the fiscal year ending December 31, 2023 for New WaveTech filed with the SEC (x) New WaveTech’s Revenue Reference Amount for the year ended December 31, 2023 is equal to or greater than $23.7 million and (y) New WaveTech’s total EBITDARD Reference Amount for the year ended December 31, 2023 is equal to or greater than $(350,000), in each case excluding any results attributable to businesses acquired after the date of the Merger Agreement, (b) if any New WaveTech Common Stock has been issued subsequent to the Closing in connection with any acquisition (x) the Revenue Reference Amount per New WaveTech Common Share for the year ended December 31, 2023, calculated on the basis of the number of New WaveTech Common Shares outstanding immediately following the Closing plus the number of shares of New WaveTech Common Stock issued subsequent to the Closing in connection with any acquisition, is equal to or greater than the Revenue Reference Amount per New WaveTech Common Share implied by $23.7 million and the number of New WaveTech Common Shares outstanding immediately following the Closing and (y) the EBITDARD Reference Amount per New WaveTech Common Share for the year ended December 31, 2023 is equal to or greater than the EBITDARD Reference Amount per New WaveTech Common Share implied by $(350,000) and the number of New WaveTech Common Shares outstanding immediately following the Closing, or (c) at any time during the period following the Effective Time to December 31, 2023, the closing market price per share of New WaveTech Common Share is equal to or exceeds $12.50 (subject to adjustment for stock splits, stock combinations and the like) for any twenty (20) trading days within any thirty (30) consecutive trading day period;

(ii) up to 3,750,000 shares of New WaveTech Common Stock if (a) as determined from the Annual Report on Form 10-K for the fiscal year ending December 31, 2024 for New WaveTech filed with the SEC (x) New WaveTech’s Revenue Reference Amount for the year ended December 31, 2024 is equal to or greater than $54.8 million and (y) New WaveTech’s total EBITDARD Reference Amount for the year ended December 31, 2024 is equal to or greater than $16.9 million, in each case excluding any results attributable to businesses acquired after the date of the Merger Agreement, (b) if any New WaveTech Common Stock has been issued subsequent to the Closing in connection with any acquisition (x) the Revenue Reference Amount per New WaveTech Common Share for the year ended December 31, 2024, calculated on the basis of the number of New WaveTech Common Shares outstanding immediately following the Closing plus the number of shares of New WaveTech Common Stock issued subsequent to the Closing in connection with any acquisition, is equal to or greater than the Revenue Reference Amount per New WaveTech Common Share implied by $54.8 million and the number of New WaveTech Common Shares outstanding immediately following the Closing and (y) the EBITDARD Reference Amount per New WaveTech Common Share for the year ended December 31, 2024 is equal to or greater than the EBITDARD Reference Amount per New WaveTech Common Share implied by $16.9 million and the number of New WaveTech Common

Shares outstanding immediately following the Closing, or (c) at any time during the period from January 1, 2024 to December 31, 2024, the closing market price per share of New WaveTech Common Share is equal to or exceeds $15.00 (subject to adjustment) for any twenty (20) trading days within any thirty (30) consecutive trading day period;

(iii) up to 5,000,000 shares of New WaveTech Common Stock if, following the Effective Time and prior to December 31, 2026 the closing market price per share of New WaveTech Common Stock is equal or exceeds $20.00 (subject to adjustment) for any twenty (20) trading days within any thirty (30) consecutive trading day period; and

(iv) up to 5,000,000 shares of New WaveTech Common Stock if, following the Effective Time and prior to December 31, 2028 the closing market price per share of New WaveTech Common Stock is equal to or exceeds $30.00 (subject to adjustment) for any twenty (20) trading days within any thirty (30) consecutive trading day period.

For the purposes of the Earnout Shares only, “EBITDARD Reference Amount” means for the applicable fiscal year, using results and expenses taken from the audited financial statements of New WaveTech, including but not limited to WaveTech and its affiliates, on a consolidated basis, the following calculation: income before provision for income taxes, plus interest expense, less interest income, plus depreciation and amortization, plus research and development expenses, plus any expenses arising solely from the Merger charged to income in such fiscal year, including but not limited to filing fees borne by WaveTech with respect to the Registration Statement. In addition, any New WaveTech or Merger Sub expenses incurred prior to or at the Closing that are included in New WaveTech’s 2022 income statement will be excluded for purposes of EBITDARD Reference Amount calculation. For the purposes of calculating EBITDARD Reference Amount for the fiscal year of Acquiror ending December 31, 2023, EBITDARD Reference Amount shall be calculated after giving pro forma effect to the Merger as if the Merger was consummated on the first day of such fiscal year, and “Revenue Reference Amount” means for any fiscal year, the consolidated net revenues of New WaveTech for such fiscal year determined in accordance with GAAP and as set forth on the audited consolidated financial statements of New WaveTech for such fiscal year as included in the Annual Report on Form 10-K of New WaveTech for such fiscal year; provided, however, that for the purposes of calculating Revenue Reference Amount for the fiscal year of New WaveTech ending December 31, 2023, Revenue Reference Amount shall be calculated after giving pro forma effect to the Merger as if the Merger was consummated on the first day of such fiscal year.

Treatment of WaveTech Convertible Instruments and Restricted Stock Unit Awards

As a result of the Merger and upon the Effective Time, among other things, all restricted stock unit awards based on shares of WaveTech Common Stock that are outstanding immediately prior to the Effective Time (“WaveTech Restricted Stock Unit Awards”) will be converted into the right to receive such number of whole shares of New WaveTech Common Stock (with any fractional shares rounded down to the nearest whole share) equal to (i) the number of shares of WaveTech Common Stock subject to such WaveTech Restricted Stock Unit Award immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio. For purposes of any WaveTech Restricted Stock Unit Awards with a liquidity vesting condition, WaveTech will be permitted to treat the occurrence of the Effective Time as an initial public offering under the terms of any such award for purposes of the vesting of such award.

As of the Effective Time, (i) each Series A Convertible Note that is outstanding immediately prior to the Effective Time shall be converted into the right to receive such number of shares of New WaveTech Common Stock determined in accordance with such Convertible Note as is equal to (x) the number of shares of WaveTech Common Stock issuable upon conversion of such Series A Convertible Notes in accordance with their terms immediately prior to the Effective Time, divided by (y) the Exchange Ratio, with any fractional shares rounded down to the nearest whole share, and (ii) each Convertible Note that is outstanding immediately prior to the Effective Time shall be converted into the right to receive such number of shares of New WaveTech Common Stock as set forth in the Convertible Notes Subscription Agreements.

WaveTech is required to take all necessary actions to effect the treatment of WaveTech Restricted Stock Unit Awards discussed above, in accordance with the WaveTech Incentive Plan. The board of directors of WaveTech (or an authorized committee thereof) is required to amend the WaveTech Incentive Plan and take all other necessary actions, effective as of immediately prior to the Closing, in order to (i) cancel the remaining unallocated share reserve under the WaveTech Incentive Plan and provide that shares in respect of WaveTech Awards that for any reason become re-eligible for future issuance, will be cancelled, and (ii) provide that no new WaveTech Awards will be granted under the WaveTech Incentive Plan following the Effective Time.

Treatment of Treasury Stock.

Any shares of WaveTech Capital Stock held in the treasury of WaveTech will be canceled as part of the Merger and shall not constitute “Company Capital Stock” under the Merger Agreement (such shares, hereinafter, the “Treasury Shares”).

Treatment of Dissenting Shares

Shares of WaveTech Capital Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of adoption of the Merger Agreement or consented thereto in writing and who is entitled to demand and has properly exercised appraisal rights of such shares in accordance with Section 262 of the DGCL (such shares of WaveTech Capital Stock being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise waives, withdraws, or loses such holder’s appraisal rights under the DGCL with respect to such shares) will not be converted into a right to receive a portion of the Aggregate Merger Consideration, but will instead only be entitled to such rights as are granted by Section 262 of the DGCL; provided however, that if, after the Effective Time, such holder fails to perfect, waives, withdraws, or loses such holder’s right to appraisal pursuant to Section 262 of the DGCL, or if a court of competent jurisdiction will determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such shares of WaveTech Capital Stock will be treated as if they had been converted as of the Effective Time into the right to receive the Aggregate Merger Consideration without interest thereon, upon transfer of such shares. WaveTech is required to provide WTMA prompt written notice of any demands received by WaveTech for appraisal of shares of WaveTech Capital Stock, any waiver or withdrawal of any such demand, and any other demand, notice, or instrument delivered to WaveTech prior to the Effective Time that relates to such demand. Except with the prior written consent of WTMA (which consent shall not be unreasonably conditioned, withheld, delayed or denied), WaveTech shall not make any payment with respect to, or settle, or offer to settle, any such demands.

Representations and Warranties

The Merger Agreement contains representations and warranties of WTMA, Merger Sub and WaveTech, certain of which are qualified by materiality and material adverse effect (as defined below) and may be further modified and limited by the disclosure letters. See the section entitled “— Material Adverse Effect” below. The representations and warranties of WTMA are also qualified by information included in WTMA’s public filings, filed or submitted to the SEC on or prior to the date of the Merger Agreement (subject to certain exceptions contemplated by the Merger Agreement).

Representations and Warranties of WaveTech

WaveTech has made representations and warranties relating to, among other things, company organization, subsidiaries, due authorization, no conflict, governmental authorities and consents, capitalization of WaveTech and capitalization of its subsidiaries, financial statements, undisclosed liabilities, litigation and proceedings, legal compliance, contracts and no defaults, WaveTech benefit plans, employment and labor relations, taxes, brokers’ fees, insurance, licenses, equipment and other tangible personal property, real property, intellectual property, privacy and cybersecurity, environmental matters, absence of changes, anti-corruption compliance, anti-money laundering compliance, sanctions and international trade compliance, information supplied, vendors and customers, government contracts, sufficiency of assets and related party transactions.

The representations and warranties of WaveTech identified as fundamental under the terms of the Merger Agreement are those made pursuant to: the first and second sentences of Section 4.1 of the Merger Agreement (Company Organization), the first and second sentence of Section 4.2 of the Merger Agreement (Subsidiaries), Section 4.3 of the Merger Agreement (Due Authorization), Section 4.6 of the Merger Agreement (Capitalization of WaveTech), Section 4.7 of the Merger Agreement (Capitalization of Subsidiaries), Section 4.16 of the Merger Agreement (Brokers’ Fees) and Section 4.32 (Related Party Transactions) of the Merger Agreement (collectively, the “WaveTech Fundamental Representations”).

Representations and Warranties of WTMA and Merger Sub

WTMA and Merger Sub have made representations and warranties relating to, among other things, company organization, due authorization, no conflict, litigation and proceedings, SEC filings, internal controls, listing and financial statements, governmental authorities and consents, trust account, Investment Company Act and JOBS Act, absence of changes, no undisclosed liabilities, capitalization, brokers’ fees, indebtedness, taxes, business activities, stock market quotation, no outside reliance and no additional representations or warranties.

Survival of Representations and Warranties

Except in the case of (i) any willful and material breach of the Merger Agreement prior to termination of the Merger Agreement (if any) or (ii) claims against a person in respect of such person’s actual fraud, the representations and warranties of the respective parties to the Merger Agreement generally will not survive the Closing.

Material Adverse Effect

Under the Merger Agreement, certain representations and warranties of WaveTech are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred. Under the Merger Agreement, certain representations and warranties of WTMA are qualified in whole or in part by a material adverse effect on the ability of WTMA to enter into and perform its obligations under the Merger Agreement standard for purposes of determining whether a breach of such representations and warranties has occurred.

Pursuant to the Merger Agreement, a material adverse effect with respect to WaveTech (“WaveTech Material Adverse Effect”) means any event, state of facts, development, circumstance, occurrence or effect (collectively, “Events”) that (i) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, results of operations or financial condition of WaveTech and its subsidiaries, taken as a whole or (ii) does or would reasonably be expected to, individually or in the aggregate, prevent the ability of WaveTech to consummate the Merger.

However, in the case of the foregoing clause (i), in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a WaveTech Material Adverse Effect:

(a)     any change in applicable laws or GAAP or any interpretation thereof following the date of the Merger Agreement;

(b)    any change in interest rates or economic, political, business or financial market conditions generally;

(c)     the taking of any action required by the Merger Agreement (other than any action required to be taken pursuant to Section 6.1 of the Merger Agreement (see — Conduct of Business by WaveTech, below));

(d)    any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), pandemic or change in climate;

(e)     any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions;

(f)     any failure of WaveTech to meet any projections or forecasts (provided that this clause will not prevent a determination that any Event not otherwise excluded from this definition of WaveTech Material Adverse Effect underlying such failure to meet projections or forecasts has resulted in a WaveTech Material Adverse Effect);

(g)    any events generally applicable to the industries or markets in which WaveTech and its subsidiaries operate (including increases in the cost of products, supplies, materials or other goods purchased from third-party suppliers);

(h)    the announcement of the Merger Agreement and consummation of the transactions contemplated hereby, including any legal proceeding (direct or derivative) in respect of the Merger Agreement or any of the transactions contemplated hereby or any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on relationships, contractual or otherwise, with any landlords, customers, suppliers, distributors, partners or employees of WaveTech and its subsidiaries (it being understood that this clause will be disregarded for purposes of the representation and warranties in Section 4.4 of the Merger Agreement and the corresponding condition to Closing);

(i)     any matter set forth on the WaveTech disclosure letter to the extent that the adverse effect of such matter is reasonably apparent on the face of the disclosure; or

(j)     any action taken by, or at the request of, WTMA or Merger Sub or taken or not taken by WaveTech as required by the Merger Agreement.

However, any Event referred to in clauses (a), (b), (d), (e) or (g) above may be taken into account in determining if a WaveTech Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on the business, assets, results of operations or financial condition of WaveTech and its subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which WaveTech and its subsidiaries conduct their respective operations (which will include the battery technology industry generally), but only to the extent of the incremental disproportionate effect on WaveTech and its subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which WaveTech and its subsidiaries conduct their respective operations.

Covenants and Agreements

WaveTech has made covenants relating to, among other things, conduct of business, inspection, preparation and delivery of certain additional WaveTech financial statements, affiliate agreements, acquisition proposals, WaveTech Convertible Note subscriptions and disclosure control.

WTMA has made covenants relating to, among other things, employee matters, trust account proceeds and related available equity, listing, non-solicitation by WTMA, WTMA’s conduct of business, post-closing directors and officers of WTMA, indemnification and insurance, WTMA public filings, PIPE Investment subscriptions and stockholder litigation.

Conduct of Business by WaveTech

WaveTech has agreed that from the date of the Merger Agreement through the earlier of the Closing or the valid termination of the Merger Agreement (the “Interim Period”), it will, and will cause its subsidiaries to, except as otherwise explicitly contemplated by the Merger Agreement or the Ancillary Agreements, as consented to by WTMA in writing (which consent will not be unreasonably conditioned, withheld, delayed or denied), as set forth on Section 6.1 of the WaveTech disclosure letter or as required by applicable law, (i) operate the business of WaveTech in the ordinary course of business consistent with past practice and (ii) use commercially reasonable efforts to preserve intact the business organization of WaveTech and its subsidiaries, keep available the services of the employees of WaveTech and its subsidiaries and preserve intact the current business relationships of WaveTech and its subsidiaries with customers, suppliers and other persons with which WaveTech or any of its subsidiaries has significant business relations.

During the Interim Period, WaveTech has also agreed not to, and to cause its subsidiaries not to, except as otherwise contemplated by the Merger Agreement, including the WaveTech disclosure letter thereto, as consented to by WTMA in writing (which consent will not be unreasonably conditioned, withheld, delayed or denied) or as required by applicable law:

•        change or amend the governing documents of WaveTech or any of its subsidiaries or form or cause to be formed any new subsidiary of WaveTech;

•        make or declare any dividend or distribution to stockholders of WaveTech or make any other distributions in respect of any WaveTech Capital Stock or equity interests of WaveTech;

•        split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of WaveTech’s or any of its subsidiaries’ capital stock or equity interests, except for any such transaction by a wholly owned subsidiary of WaveTech that remains a wholly owned subsidiary of WaveTech after consummation of such transaction;

•        purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, membership interests or other equity interests of WaveTech or its subsidiaries, except for (i) the acquisition by WaveTech or any of its subsidiaries of any shares of capital stock, membership interests or other equity interests (other than WaveTech Awards) of WaveTech or its subsidiaries in connection with the forfeiture or cancellation of such interests, (ii) transactions between WaveTech and any wholly owned subsidiary of WaveTech or between wholly owned subsidiaries of WaveTech, and (iii) the acquisition of shares of WaveTech GmbH upon exercise of WaveTech Options;

•        (i) enter into, modify in any material respect or terminate (other than expiration in accordance with its terms) any material contracts other than in the ordinary course of business consistent with past practice or as required by law or (ii) incur, authorize or otherwise become liable for any bonuses, fees or other amounts payable upon the consummation of the transactions contemplated hereby, other than fees payable to service providers in the ordinary course of business consistent with past practice;

•        sell, assign, transfer, convey, lease or otherwise dispose of any material tangible assets or properties of WaveTech or its subsidiaries, except for (i) dispositions of obsolete or worthless equipment, (ii) transactions among WaveTech and its wholly owned subsidiaries or among its wholly owned subsidiaries and (iii) transactions in the ordinary course of business consistent with past practice;

•        acquire, purchase, obtain, assume, or otherwise obtain, or sell, assign or otherwise dispose of, directly or indirectly, any fee simple ownership interest or leasehold estate in any real property (other than in the ordinary course of business consistent with past practice);

•        except as required by law, an existing WaveTech benefit plan, or certain contractual obligations, (i) grant any severance, retention, change in control or termination or similar pay, except in connection with the promotion, hiring or termination of employment of any employee of WaveTech or its subsidiaries, (ii) make any change in the key management structure of WaveTech or any of WaveTech’s subsidiaries, including the hiring of additional officers or the termination of existing officers, other than terminations for cause or due to death or disability, (iii) terminate, adopt, enter into or materially amend any benefit plan except in the ordinary course consistent with past practices, (iv) increase the cash compensation or bonus opportunity of any employee, officer, director or other individual service provider of WaveTech or its subsidiaries, except in the ordinary course of business consistent with past practice, (v) establish any trust or take any other action to secure the payment of any compensation payable by WaveTech or any of WaveTech’s subsidiaries to any of their respective employees or (vi) take any action to amend or waive any performance or vesting criteria or to accelerate the time of payment of vesting of any compensation or benefit payable by WaveTech or any of WaveTech’s subsidiaries;

•        acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof;

•        (i) issue or sell any debt securities or warrants or other rights to acquire any debt securities of WaveTech or any subsidiary of WaveTech or otherwise incur or assume any indebtedness, or (ii) guarantee any indebtedness of another person, the sum of (i) and (ii) not to be in excess of $750,000 in the aggregate, in each case, other than (x) in the ordinary course of business consistent with past practice, (y) as between WaveTech and its subsidiaries and (z) the Convertible Notes;

•        (i) make or change any material election in respect of taxes, (ii) amend, modify or otherwise change any filed material tax return, (iii) adopt or request permission of any taxing authority to change any accounting method in respect of material taxes, (iv) enter into any closing agreement in respect of material taxes or enter into any tax sharing or similar agreement, (v) settle any claim or assessment in respect of material taxes, (vi) surrender or allow to expire any right to claim a refund of material taxes or (vii) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material taxes or in respect of any material tax attribute that would give rise to any claim or assessment in respect of material taxes or in respect to any material tax attribute that would give rise to any claim or assessment of taxes;

•        take or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations;

•        issue any additional shares of WaveTech Capital Stock or securities exercisable for or convertible into WaveTech Capital Stock, other than (i) the issuance of WaveTech Common Stock upon the exercise of any WaveTech Option or the conversion of any Series A Convertible Note or Convertible Note or (ii) the Convertible Notes, or the grant of any equity or equity-based compensation;

•        adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of WaveTech or its subsidiaries (other than the Merger);

•        waive, release, settle, compromise or otherwise resolve any inquiry, investigation, claim, action, litigation or other legal proceedings, except in the ordinary course of business consistent with past practice or where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than $250,000 in the aggregate;

•        grant to, or agree to grant to, any person rights to any intellectual property that is material to WaveTech and its subsidiaries, except in the ordinary course of business consistent with past practices, or dispose of, abandon or permit to lapse any rights to any intellectual property that is material to WaveTech and its subsidiaries except for the expiration of WaveTech’s registered intellectual property in accordance with the applicable statutory term (or in the case of domain names, applicable registration period) or in the reasonable exercise of WaveTech’s or any of its subsidiaries’ business judgment as to the costs and benefits of maintaining the item;

•        disclose or agree to disclose to any person (other than WTMA or any of its representatives) any trade secret or any other material confidential or proprietary information, know-how or process of WaveTech or any of its subsidiaries other than in the ordinary course of business consistent with past practice and pursuant to obligations to maintain the confidentiality thereof;

•        make or commit to make capital expenditures other than in an amount not in excess of $100,000, in the aggregate;

•        materially amend or change any of WaveTech’s or any of its subsidiaries’ accounting policies or procedures, other than reasonable and usual amendments in the ordinary course of business consistent with past practice or as required by a change in GAAP;

•        manage WaveTech’s and its subsidiaries’ working capital (including paying amounts payable in a timely manner when due and payable) in a manner other than in the ordinary course of business consistent with past practice;

•        other than as required by applicable law, enter into or extend any collective bargaining agreement or similar labor agreement, or recognize or certify any labor union, labor organization, works council or group of employees of WaveTech or its subsidiaries as the bargaining representative for any employees of WaveTech or its subsidiaries;

•        terminate without replacement or fail to use reasonable efforts to maintain any license that is material to the conduct of the business of WaveTech and its subsidiaries, taken as a whole;

•        waive the restrictive covenant obligations of any person to WaveTech or any of WaveTech’s subsidiaries, except any such waiver that does not, and would not be reasonably likely to, individually or in the aggregate, materially and adversely affect, or materially disrupt, the ordinary course operation of the businesses of WaveTech and its subsidiaries, taken as a whole;

•        (i) limit the right of WaveTech or any of WaveTech’s subsidiaries to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any person or (ii) grant any exclusive or similar rights to any person;

•        terminate without replacement or amend in a manner materially detrimental to WaveTech and its subsidiaries, taken as a whole, any insurance policy insuring the business of WaveTech or any of WaveTech’s subsidiaries; or

•        enter into any agreement to take any of the above actions prohibited under the Merger Agreement.

Conduct of Business of WTMA

WTMA has agreed that during the Interim Period, it will, and will cause Merger Sub to, except as otherwise explicitly contemplated by the Merger Agreement, or the Ancillary Agreements or required by law or as consented to by WaveTech in writing (which shall not be unreasonably withheld, delayed or conditioned), operate its business in the ordinary course of business and consistent with past practice.

During the Interim Period, WTMA has also agreed not to, and to cause Merger Sub not to, except as otherwise contemplated by the Merger Agreement or the Ancillary Agreements (as defined below), as consented to by WaveTech in writing (which shall not be unreasonably withheld, delayed or conditioned) or as required by applicable law:

•        change, modify or amend the Trust Agreement or the governing documents of WTMA or Merger Sub, except as otherwise contemplated by the Transaction Proposals;

•        (x) make or declare any dividend or distribution to the stockholders of WTMA or make any other distributions in respect of any of WTMA’s or Merger Sub’s capital stock, share capital or equity interests, (y) split, combine, reclassify or otherwise amend any terms of any shares or series of WTMA’s or Merger Sub’s capital stock or equity interests or (z) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, share capital or membership interests, rights or other equity interests of WTMA or Merger Sub other than a redemption of shares of WTMA Common Stock made as part of the Acquiror Share Redemptions;

•        (A) make or change any material election in respect of taxes, (B) amend, modify or otherwise change any filed material tax return, (C) adopt or request permission of any taxing authority to change any accounting method in respect of material taxes, (D) enter into any closing agreement in respect of material taxes or enter into any tax sharing or similar agreement, (E) settle any claim or assessment in respect of material taxes, (F) surrender or allow to expire any right to claim a refund of material taxes or (G) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material taxes or in respect of any material tax attribute that would give rise to any claim or assessment of taxes;

•        take or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations;

•        other than as expressly required by the Sponsor Support and Lock-up Agreement, enter into, renew or amend in any material respect, any transaction or contract with an affiliate of WTMA or Merger Sub (including, for the avoidance of doubt, (x) the Sponsor and (y) any person in which Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);

•        incur or assume any indebtedness or guarantee any indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of WTMA, subject to several exceptions under the Merger Agreement;

•        (i) except in connection with any PIPE Investment previously consented to by WaveTech or pursuant to Section 7.2(b) of the Merger Agreement, issue any securities of WTMA or securities exercisable for or convertible into securities of WTMA, other than the issuance of the Aggregate Merger Consideration

(other than pursuant to the exercise of any Acquiror Rights and unit purchase option issued to Chardan Capital Markets, LLC), or (ii) grant any options, warrants or other equity-based awards with respect to securities of WTMA, not outstanding on the date of the Merger Agreement; or

•        enter into any agreement to do any of the above actions prohibited under the Merger Agreement.

Covenants of WTMA

Pursuant to the Merger Agreement, WTMA has agreed, among other things, to:

•        prior to the Closing Date, obtain approval for and adopt the New WaveTech KEAP;

•        within two (2) business days following the expiration of the sixty-day period after WTMA has filed current Form 10 information with the SEC, file an effective registration statement on Form S-8 (or other applicable form, including Form S-3) with respect to New WaveTech’s common stock issuable under the New WaveTech KEAP and use reasonable best efforts to maintain the effectiveness of such registration statement(s) (and maintain the current status of the prospectus or prospectuses contained therein) for so long as awards granted pursuant to the Key Executive Alignment Program;

•        take certain actions so that the Trust Amount will be released from the trust account and so that the trust account will terminate thereafter, in each case, pursuant to the terms and subject to the terms and conditions of the Trust Agreement;

•        during the Interim Period, ensure WTMA remains listed as a public company on Nasdaq, and prepare and submit to Nasdaq a listing application, if required under Nasdaq rules, covering the shares of WTMA Common Stock issuable in the Merger, and shall obtain approval for the listing of such shares of WTMA Common Stock and WaveTech shall reasonably cooperate with WTMA with respect to such listing;

•        during the Interim Period, not, and cause its subsidiaries not to, and instruct its and their representatives not to, directly or indirectly, (i) make any proposal or offer that constitutes certain alternative transactions, (ii) initiate, solicit, engage in or otherwise participate in any discussions or negotiations with any person with respect to any inquiry, offer or proposal that constitutes or could reasonably be expected to result in or lead to certain alternative transactions or (iii) enter into any agreements for certain alternative transactions, or (iv) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any offer or proposal that constitutes or could reasonably be expected to result in or lead to an offer for an alternative transaction, and to terminate all ongoing discussions and negotiations with any persons (other than WaveTech and its representatives) with respect to any alternative transactions;

•        subject to the terms of WTMA’s governing documents, take all such action within its power as may be necessary or appropriate such that immediately following the Effective Time:

•        the board of directors of New WaveTech will consist of seven directors, which will initially be comprised of (i) four director nominees designated by WaveTech and reasonably acceptable to WTMA, (ii) two director nominees mutually agreed by WTMA and WaveTech, and (iii) one director nominee to be designated by WTMA and reasonably acceptable to WaveTech.

•        the board of directors of New WaveTech will have a majority of “independent” directors for the purposes of Nasdaq, as applicable, each of whom will serve in such capacity in accordance with the terms of the governing documents of New WaveTech following the Effective Time; and

•        the initial officers of New WaveTech will be as set forth in WaveTech’s disclosure letter, who will serve in such capacity in accordance with the terms of the governing documents of New WaveTech following the Effective Time;

•        after the Effective Time, indemnify and hold harmless each present and former director and officer of (x) WaveTech and each of its subsidiaries (in each case, solely to the extent acting in their capacity as such and to the extent such activities are related to the business of WaveTech being acquired under the Merger Agreement) and (y) WTMA and each of its subsidiaries against any costs, expenses, judgments, fines, losses, claims, damages or liabilities incurred in connection with any legal proceeding, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that WaveTech, WTMA or their respective subsidiaries, as the case may be, would have been permitted under applicable law and the applicable governing documents to indemnify such person; (i) maintain for a period of not less than six years from the Effective Time provisions in its governing documents and those of its subsidiaries concerning the indemnification and exoneration of WaveTech and its subsidiaries’ former and current officers, directors, employees and agents that are no less favorable to those persons than as contemplated by the applicable governing documents of WaveTech immediately prior to the Effective Time and (ii) not amend, repeal, or otherwise modify such provisions in any respect that would adversely affect the rights of those persons thereunder, in each case, except as required by law;

•        WaveTech will purchase, at or prior to the Closing, and both WTMA and New WaveTech will maintain, or cause to be maintained, in effect for a period of six (6) years immediately following the Effective Time, without any lapse in coverage, prepaid and noncancelable “tail” insurance providing directors’ and officers’ liability insurance coverage for the benefit of the directors and officers of WTMA (the “WTMA Tail Insurance”). The WTMA Tail Insurance will provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the persons covered thereby) the coverage provided under WTMA’s current directors’ and officers’ liability insurance policies as of the date of the Merger Agreement.

•        WaveTech will purchase, at or prior to the Closing, and maintain, or cause to be maintained, in effect for a period of six (6) years immediately following the Effective Time, without lapses in coverage, directors’ and officers’ liability insurance coverage that provides coverage for the individual persons who are directors and officers of WaveTech as of the date of the Merger Agreement (the “WaveTech Coverage Obligation”). The WaveTech Coverage Obligation can be fulfilled in one of two ways: (i) the annual renewal of a D&O insurance providing the aforementioned coverage (the “Annual Policy Option”), which policy may also provide coverage for the directors and officers of WTMA or (ii) through the purchase of a “tail policy” for the directors’ and officers’ liability insurance policies in effect for the directors and officers of WaveTech before the date of the Merger Agreement. Should WaveTech choose the Annual Policy Option, and at any time between the date of the Closing and the six-year anniversary of the date of the Closing, WaveTech for any reason does not renew the annually renewing directors’ and officers’ liability insurance policies, then WaveTech shall purchase a tail policy for this lapsing D&O insurance program, the duration of which shall be no less than the number of years equal to the remaining time period between the six-year anniversary of the date of the Closing and the number of years that had elapsed between the date of the Closing and the lapsing of the annually renewing directors’ and officers’ liability insurance policies.

•        on the Closing Date, enter into customary indemnification agreements reasonably satisfactory to each of WaveTech and WTMA with the post-Closing directors and officers of New WaveTech, which indemnification agreements will continue to be effective following the Closing;

•        from the date of the Merger Agreement through the Effective Time, keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable law;

•        except as otherwise approved by WaveTech or as would not increase conditionality or impose any new obligation on WaveTech or WTMA, reduce the subscription amount under any PIPE Subscription Agreement or reduce or impair the rights of WTMA or the third-party beneficiary rights of WaveTech under any PIPE Subscription Agreement, not permit any amendment or modification to be made to, any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacements of, any of the PIPE Subscription Agreements, in each case, other than any assignment or transfer contemplated therein or expressly permitted thereby (without any further amendment, modification or waiver to such assignment or transfer provision) and so long as the initial party to such PIPE Subscription Agreement remains bound by its obligations with respect thereto in the event that the transferee or assignee, as applicable, does not comply with its obligations to consummate the purchase of shares of New WaveTech Common Stock contemplated thereby;

•        use its reasonable best efforts to take, or to cause to be taken, all actions required, necessary or that it deems to be proper or advisable to consummate the transaction contemplated by the PIPE Subscription Agreements on the terms described therein, including using its reasonable best efforts to enforce its rights under the PIPE Subscription Agreements to cause the PIPE Investors to pay to (or as directed by) New WaveTech the applicable purchase price under each PIPE Investor’s applicable PIPE Subscription Agreement in accordance with its terms; and

•        prior to the Closing Date, promptly notify and keep WaveTech reasonably informed of the status of any litigation brought or, to a party’s knowledge, threatened in writing against a party or its board of directors by any of such party’s stockholders in connection with the Merger Agreement, any Ancillary Agreement or the transactions contemplated therein, and will keep the other party reasonable informed on a current basis with respect to any such litigation and provide the other party with the opportunity to participate in the defense of such litigation and will not settle any such litigation without the prior written consent of the other party (such consent not to be unreasonably withheld, conditioned, delayed or denied).

Covenants of WaveTech

Pursuant to the Merger Agreement, WaveTech has agreed, among other things, to:

•        subject to confidentiality obligations that may be applicable to information furnished to WaveTech or any of its subsidiaries by third parties and except for any information that is subject to attorney-client privilege, and to the extent permitted by applicable law, afford WTMA and its accountants, counsel and other representatives reasonable access during the Interim Period for the purpose of consummating the transactions contemplated by the Merger Agreement, in such manner as to not materially interfere with the ordinary course of business of WaveTech and its Subsidiaries, to all of WaveTech’s properties, books, contracts, commitments, tax returns, records and appropriate officers and employees and furnish such representatives with all financial and operating data and other information concerning the affairs of WaveTech and its subsidiaries that are in the possession of WaveTech or its subsidiaries as such representatives may reasonably request;

•        as soon as reasonably practicable, deliver to WTMA the unaudited condensed consolidated balance sheets and statements of operations and comprehensive loss, stockholders’ deficit, and cash flow of the Company and its Subsidiaries as of and for the six month period ended June 30, 2022, (the “H1 Financial Statements”), which comply with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant; provided that upon delivery of such H1 Financial Statements, the representations and warranties set forth in Section 4.8 of the Merger Agreement (Financial Statements) will be deemed to apply to the H1 Financial Statements with the same force and effect as if made as of the date of the Merger Agreement;

•        prior to the Closing, cause all Affiliate Agreements, other than those set forth in WaveTech’s disclosure letter, to be terminated or settled without further liability to WTMA, WaveTech, or any of WaveTech’s subsidiaries; and

•        from the date of the Merger Agreement until the Closing Date or, if earlier, the termination of the Merger Agreement in accordance with Article X (Termination/Effectiveness) WaveTech will not, and will cause its subsidiaries and will instruct and use its reasonable best efforts to cause its and their representatives acting on its or their behalf not to, directly or indirectly, (i) initiate, engage in or otherwise participate in any discussions or negotiations with any person with respect to, or provide any non-public information or data concerning WaveTech or any WaveTech’s subsidiaries to any person relating to, any inquiry, offer or proposal that constitutes or could reasonably be expected to result in or lead to certain alternative transactions or afford to any person access to the business, properties, assets or personnel of WaveTech or any of the WaveTech’s subsidiaries in connection with an offer or proposal that constitutes or could reasonably be expected to result in or lead to an alternative transaction, (ii) enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to an alternative transaction, (iii) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover laws of any state, in each case, in connection with certain alternative transactions, (iv) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any offer or proposal that constitutes or could reasonably be expected to result in or lead to certain alternative transactions or (v) propose, resolve or agree to do any of the foregoing or otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any person to make an offer for certain alternative transactions. From and after the date hereof, WaveTech will, and will instruct its officers and directors to, and WaveTech will instruct and use reasonable best efforts to cause its representatives, its subsidiaries and their respective representatives to, immediately cease and terminate all discussions and negotiations with any persons that may be ongoing with respect to certain alternative transactions (other than WTMA and its representatives).

Joint Covenants of WTMA and WaveTech

In addition, each of WTMA and WaveTech has agreed, among other things, to take certain actions set forth below.

•        Each of WTMA and WaveTech will (and, to the extent required, will cause its affiliates to) promptly submit any notification required to obtain all consents, approvals and authorizations set forth in the WaveTech disclosure letter.

•        WTMA and WaveTech will jointly prepare and WTMA will file with the SEC the proxy statement/prospectus in connection with the registration under the Securities Act of the shares of New WaveTech Common Stock that constitute the Aggregate Merger Consideration.

•        Each of WTMA and WaveTech will use its reasonable best efforts to cause the proxy statement/prospectus statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement (as defined below) declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the transactions contemplated by the Merger Agreement

•        WTMA will, as promptly as practicable after the registration statement is declared effective under the Securities Act, (i) disseminate proxy statement to stockholders of WTMA, (ii) give notice, convene and hold a meeting of the stockholders to vote on the Transaction Proposals, in each case in accordance with its governing documents then in effect and Nasdaq Listing Rule 5620(b), as applicable, for a date no later than 30 business days following the date the registration statement is declared effective, and (iii) solicit proxies from the stockholders of WTMA to vote in favor of the Transaction Proposals.

•        The board of directors of WTMA has agreed not to withdraw, amend, qualify or modify its recommendation to the stockholders of WTMA that they vote in favor of the Transaction Proposals (a “WTMA Modification in Recommendation”). To the fullest extent permitted by applicable law, (x) WTMA’s obligations to establish a record date for, duly call, give notice of, convene and hold the WTMA stockholder’s meeting will not be affected by any WTMA Modification in Recommendation and (y) WTMA agrees to establish a record date for, duly call, give notice of, convene and hold the WTMA stockholders’ meeting and submit for approval the Transaction Proposals. WTMA may only adjourn the WTMA stockholders’ meeting (i) to solicit additional proxies for the purpose of obtaining the WTMA Stockholder Approval, (ii) for the absence of a quorum and (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that WTMA has determined in good faith after consultation with outside legal counsel is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by WTMA stockholders prior to the WTMA stockholders’ meeting; provided that the WTMA stockholders’ meeting (x) may not be adjourned to a date that is more than fifteen (15) days after the date for which the WTMA stockholders’ meeting was originally scheduled (excluding any adjournments required by applicable Law) and (y) will not be held later than three (3) business days prior to March 31, 2023. WTMA agrees that it will provide the holders of shares of WTMA Common Stock the opportunity to elect redemption of such shares of WTMA Common Stock in connection with the WTMA stockholders’ meeting, as required by WTMA’s Governing Documents.

•        WaveTech will use its reasonable best efforts to solicit and obtain the requisite stockholder approval necessary to consummate the Merger Agreement and the transactions contemplated thereby, including the Merger (the “WaveTech Stockholder Approvals”), either by (i) irrevocable written consent of each of the Requisite Company Stockholders (as defined in the Merger Agreement) promptly following the time at which the registration statement will have been declared effective under the Securities Act and delivered or otherwise made available to stockholders or (ii) in the event WaveTech is unable to obtain such written consent, by calling and holding a meeting of the stockholders of WaveTech for the purpose of voting solely upon the adoption of the Merger Agreement and the transactions contemplated thereby, including the Merger, as soon as reasonably practicable after the registration statement is declared effective under the Securities Act.

•        As promptly as practicable after the execution of the Merger Agreement, WaveTech (with the assistance and cooperation of WTMA as reasonably requested) will prepare an information statement relating to the action to be taken by WaveTech’s stockholders pursuant to the written consent or by vote at a such meeting of the stockholders of the Company (the “Consent Solicitation Statement”). As promptly as practicable after the date on which the registration statement becomes effective, WaveTech will deliver the Consent Solicitation Statement to its stockholders. WaveTech will, through its board of directors, recommend to its stockholders (A) the adoption and approval of the Merger Agreement in accordance with applicable Law, (B) the adoption and approval of any other proposals as reasonably agreed by WTMA and WaveTech to be necessary or appropriate in connection with the transactions contemplated hereby and (C) in the event WaveTech is not able to obtain written consent, adjournment of such meeting of the WaveTech Stockholders, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing, and include such recommendation in the Consent Solicitation Statement. The board of directors of WaveTech will not withdraw, amend, qualify or modify its recommendation to the stockholders of WaveTech that they vote in favor of the Condition Precedent Proposals (a “WaveTech Modification in Recommendation”). To the fullest extent permitted by applicable Law, WaveTech’s obligations to establish a record date for and obtain the written consent, or to establish a record date for, duly call, give notice of, convene and hold such a meeting of the stockholders of the WaveTech, as applicable, will not be affected by any WaveTech Modification in Recommendation.

•        WTMA and WaveTech will each, and will each cause their respective subsidiaries to use reasonable best efforts to obtain all material consents and approvals of third parties that any of WTMA, WaveTech, or their respective affiliates are required to obtain in order to consummate the Merger.

•        Each of WaveTech and WTMA will, prior to the Closing, take all such steps as may be required (to the extent permitted under applicable law) to cause any dispositions of shares of WaveTech Capital Stock or acquisitions of shares of New WaveTech Common Stock (including, in each case, securities deliverable upon exercise, vesting or settlement of any derivative securities) resulting from the transactions contemplated by the Merger Agreement by each individual who may become subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with the transactions contemplated thereby to be exempt under Rule 16b-3 promulgated under the Exchange Act.

•        WaveTech and WTMA will each, and each will cause their respective subsidiaries and its and their representatives to, prior to the Closing, reasonably cooperate in a timely manner in connection with any financing arrangement the parties mutually agree to seek in connection with the transactions contemplated by the Merger Agreement.

•        WTMA will use its reasonable best efforts to, and will instruct its financial advisors to, keep WaveTech and its financial advisors reasonably informed with respect to the PIPE Investment and the trading of the shares of New WaveTech Common Stock during the period commencing on the date of announcement of the Merger Agreement or the transactions contemplated thereby until the Closing Date.

Closing Conditions

The consummation of the Merger is conditioned upon the satisfaction or waiver by the applicable parties to the Merger Agreement of the conditions set forth below. Therefore, unless these conditions are waived by the applicable parties to the Merger Agreement, the Merger may not be consummated. There can be no assurance that the parties to the Merger Agreement would waive any such provisions of the Merger Agreement.

Minimum Cash Condition

The Merger Agreement provides that the obligations of WaveTech to consummate the Merger are conditioned on, among other things, that as of the Closing, the amount of cash available in the trust account as of the Closing, after deducting the amount required to satisfy WTMA’s obligations to its stockholders (if any) that exercise their Redemption Rights, the Unpaid Acquiror Expenses and the Deducted Company Transaction Expenses Amount, plus the PIPE Investment Amount actually received by WTMA at or prior to the Closing Date plus the aggregate gross proceeds received or will be received by WTMA or WaveTech or any of their subsidiaries pursuant to any agreement or arrangement entered into prior to or substantially concurrently with the Closing in connection with the issuance or other grant of any interests of WTMA, WaveTech or any of their respective subsidiaries, including for the avoidance of doubt, the Convertible Notes, is at least equal to $25,000,000 (the “Minimum Available Cash Condition”). The Minimum Available Cash Condition is for the sole benefit of WaveTech.

Conditions to the Obligations of Each Party

The obligations of each party to the Merger Agreement to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by all of such parties:

•        WTMA Stockholder Approval will have been obtained;

•        WaveTech Stockholder Approval will have been obtained;

•        the registration statement of which this proxy statement/prospectus forms a part (the “Registration Statement”) will have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement will have been issued and no proceedings for that purpose will have been initiated or threatened by the SEC and not withdrawn;

•        there will not be in force any order, judgment, injunction, decree, writ, stipulation, determination or award (entered by or with any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal (a “Governmental Order”), in each case, to the extent such governmental authority has jurisdiction over the parties to the Merger Agreement and the transactions contemplated thereby), statute, rule or regulation enjoining or prohibiting the consummation of the Merger; and

•        the shares of New WaveTech Common Stock to be issued in connection with the Merger will have been approved for listing on Nasdaq.

Conditions to the Obligations of WTMA and Merger Sub

The obligations of WTMA and Merger Sub to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by WTMA and Merger Sub:

•        certain of the representations and warranties of WaveTech pertaining to the capitalization of WaveTech will be true and correct in all but de minimis respects as of the Closing Date, except with respect to such representations and warranties that are made as of an earlier date, which representations and warranties will be true and correct in all but de minimis respects at and as of such date;

•        each of certain fundamental representations of the Company (other than those portions of the capitalization representations referenced in the bullet above) (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect and WaveTech Material Adverse Effect or any similar qualification or exception) will be true and correct in all material respects, in each case as of the Closing Date, except with respect to such representations and warranties that are made as of an earlier date, which representations and warranties will be true and correct in all material respects at and as of such date;

•        each of the remaining representations and warranties of WaveTech contained in the Merger Agreement (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception) will be true and correct as of the Closing Date, except with respect to such representations and warranties that are made as of an earlier date, which representations and warranties will be true and correct at and as of such date, except for, in each case, inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have a WaveTech Material Adverse Effect;

•        each of the covenants to be performed by WaveTech as of or prior to the Closing will have been performed in all material respects; provided that for purposes of this condition, a covenant of WaveTech will only be deemed to have not been performed if WaveTech has materially breached such material covenant and failed to cure within ten (10) days after notice (or if earlier, March 31, 2023); and

•        WaveTech Options shall have been exercised in full by the holders thereof in exchange for WaveTech Common Stock in accordance with their terms and all WaveTech Options shall have ceased to be outstanding.

Conditions to the Obligations of WaveTech

The obligation of WaveTech to consummate, or cause to be consummated, the Merger is subject to the satisfaction of the following conditions any one or more of which may be waived in writing by WaveTech:

•        each of the remaining representations and warranties of WTMA regarding its capitalization, as provided for in the Merger Agreement, will be true and correct in all but de minimis respects as of the Closing Date, except with respect to such representations and warranties that are made as of an earlier date, which representations and warranties will be true and correct in all but de minimis respects at and as of such date, except for changes after the date of the Merger Agreement which are contemplated or expressly permitted by the Merger Agreement;

•        each of the other representations and warranties of WTMA contained in the Merger Agreement (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception) will be true and correct as of the Closing Date, except with respect to such representations and warranties that are made as of an earlier date, which representations and warranties will be true and correct in all material respects at and as of such date, except for inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of WTMA or Merger Sub to perform their obligations under the Merger Agreement;

•        each of the covenants of WTMA to be performed as of or prior to the Closing will have been performed in all material respects; and

•        the Minimum Available Cash Condition. For more information, see the section entitled “— Minimum Available Cash Condition” above.

Termination; Effectiveness

The Merger Agreement may be terminated at any time prior to the Closing:

•        by written consent of WTMA and WaveTech;

•        by WaveTech or WTMA, if certain approvals of the shareholders of WTMA, to the extent required under the Merger Agreement, are not obtained as set forth therein;

•        by WaveTech, if there is an Acquiror Modification in Recommendation (as defined in the Merger Agreement);

•        by WaveTech, if WaveTech has not sold and received the proceeds in the aggregate principal amount of at least $5,000,000 of Convertible Notes on or prior to the later of (a) December 31, 2022 and (b) the time at which the registration statement on Form S-4 shall have been declared effective;

•        by WTMA, if there is a Company Modification in Recommendation (as defined in the Merger Agreement);

•        by WTMA, if certain approvals of the stockholders of WaveTech, to the extent required under the Merger Agreement, are not obtained within five (5) business days after the registration statement on Form S-4 has been declared effective by the SEC and delivered or otherwise made available to stockholders; or

•        by either WTMA or WaveTech in certain other circumstances set forth in the Merger Agreement, including (a) if any Governmental Authority (as defined in the Merger Agreement) shall have enacted, issued, promulgated, enforced or entered any final and nonappealable Governmental Order (as defined in the Merger Agreement) and has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger and (b) in the event of certain uncured breaches by the other party or if the Closing has not occurred on or before March 31, 2023, unless WTMA is in material breach hereof.

In the event of the termination of the Merger Agreement, the Merger Agreement will become void and have no effect, without any liability on the part of any party thereto or its respective affiliates, officers, directors or stockholders, other than liability of WaveTech, WTMA or Merger Sub, as the case may be, for any willful and material breach of the Merger Agreement occurring prior to such termination and other than with respect to certain exceptions contemplated by the Merger Agreement (including the terms of the Confidentiality Agreement) that will survive any termination of the Merger Agreement.

Amendments

The Merger Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing that is executed in the same manner as the Merger Agreement and which makes reference to the Merger Agreement.

Fees and Expenses

If the Closing does not occur, each party to the Merger Agreement will be responsible for and pay its own expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby, including all fees of its legal counsel, financial advisers and accountants.

If the Closing occurs, WTMA shall (x) pay or cause to be paid, the Unpaid Acquiror Expenses and Unpaid Company Transaction Expenses (as defined in the Merger Agreement), and (y) pay or cause to be paid, any transaction expenses of WTMA (including transaction expenses incurred, accrued, paid or payable by WTMA’s affiliates on WTMA’s behalf). Any payments to be made (or to cause to be made) by WMTA are to be paid upon consummation of the Merger and release of proceeds from the trust account.

Related Agreements

This section describes certain additional agreements entered into or to be entered into pursuant to the Merger Agreement, but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the agreements. The full text of the Related Agreements, or forms thereof, are filed as annexes to this proxy statement/prospectus or as exhibits to the registration statement of which this proxy statement/prospectus forms a part, and the following descriptions are qualified in their entirety by the full text of such annexes and exhibits. Stockholders and other interested parties are urged to read such Related Agreements in their entirety prior to voting on the proposals presented at the Special Meeting.

Registration Rights Agreement

The Merger Agreement contemplates that, at the Closing, New WaveTech, the WTMA Founder Holders and certain Existing WaveTech Stockholders will enter into the Registration Rights Agreement, the form of which is attached to this proxy statement/prospectus as Annex E, at the Closing, pursuant to which Holders of Registrable Securities (as defined in the Registration Rights Agreement), subject to certain conditions, will be entitled to registration rights.

Pursuant to the Registration Rights Agreement, New WaveTech will agree that, within thirty (30) days after the Closing, New WaveTech will file with the SEC (at its sole cost and expense) a registration statement registering the resale of the Registrable Securities (the “Resale Registration Statement”), and New WaveTech will use its reasonable best efforts to have the Resale Registration Statement declared effective by the SEC as soon as practicable after the filing thereof, but in no event later than 60 days following the filing deadline; provided that the date by which the Resale Registration Statement shall be effective shall be extended to 90 days after the filing deadline if the Resale Registration Statement is reviewed by and receives comments from, the SEC.

In certain circumstances, the holders party to the Registration Rights Agreement will be entitled to piggyback registration rights, in each case subject to certain limitations set forth in the Registration Rights Agreement.

These registration rights will be subject to certain customary limitations, including the right of the underwriters to limit the number of securities to be included in an underwritten offering and New WaveTech’s right to delay or withdraw a registration statement under certain circumstances. New WaveTech will generally be required to bear the registration expenses associated with any registration and sale of Registrable Securities (as defined in the Registration Rights Agreement). Under the Registration Rights Agreement, New WaveTech will agree to indemnify the holders of the Registrable Securities against any losses or damages resulting from any untrue statement or omission or alleged untrue statement or omission of a material fact in any registration statement or prospectus pursuant to which they sell its equity securities, unless such liability arose from their misstatement or omission, and each of the holders of Registrable Securities, severally and individually, will agree to indemnify New WaveTech against any losses or damages caused by such holder’s material misstatements or omissions in those documents.

The Registration Rights Agreement terminates and replaces the registration rights agreement by and among WTMA, the Sponsor and the other parties thereto, dated December 27, 2021 and entered into in connection with the IPO. The Registration Rights Agreement will terminate with respect to any party thereto, on the date that such party no longer holds any Registrable Securities.

Shareholder Support and Lock-up Agreement

In connection with the execution of the Merger Agreement, on October 31, 2022, WTMA entered into the Shareholder Support and Lock-up Agreement (the “Shareholder Support and Lock-up Agreement”), by and among WTMA, WaveTech, the Sponsor and certain WaveTech Shareholders affiliated with Mr. Valand.

Pursuant to the Shareholder Support and Lock-up Agreement, the WaveTech Shareholders acknowledged that they have read the Merger Agreement and have agreed to, among other things, approve and adopt the Merger Agreement, any document contemplated by the Merger Agreement and the transactions contemplated therein at any meeting of the shareholders of WaveTech (or any adjournment or postponement thereof), and in any action by written resolutions of the Shareholders of WaveTech requested by the Board of Directors of WaveTech or otherwise undertaken as contemplated by the Business Combination (which written resolutions shall be delivered promptly, and in any event within forty-eight (48) hours, after (x) this proxy statement/prospectus has been delivered or otherwise made available (including on the Electronic Data Gathering, Analysis and Retrieval filing system of the SEC) to the stockholders of WTMA and the shareholders of WaveTech, and (y) WaveTech or WTMA requests such delivery), such WaveTech Shareholder shall, if a meeting is held, appear at the meeting, in person or by proxy, or otherwise cause all of its, his or her shares of WaveTech Capital Stock (to the extent such shares have voting rights and are entitled to vote on or provide consent with respect to such matter) to be counted as present thereat for purposes of establishing a quorum, and such WaveTech Shareholder shall vote or provide consent (or cause to be voted or consented), in person or by proxy, all of its, his or her Subject Shares (to the extent such shares of WaveTech Capital Stock have voting rights and are entitled to vote on or provide consent with respect to such matter).

Pursuant to the Shareholder Support and Lock-up Agreement, each of the WaveTech Shareholders also agreed to, among other things, consent to the publication and disclosure in this proxy statement/prospectus (and, as and to the extent otherwise required by applicable securities laws or the SEC or any other securities authorities, any other documents or communications provided by WTMA or WaveTech to any governmental authority or to securityholders of WTMA) of such WaveTech Shareholder’s identity and beneficial ownership of shares of WaveTech Capital Stock.

Pursuant to the Shareholder Support and Lock-up Agreement, each of the WaveTech Shareholders agreed not to, without the prior written consent of the Sponsor and the Board of Directors of New WaveTech, (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, file (or participate in the filing of) a registration statement with the SEC (other than the proxy statement/registration statement) or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any Subject Shares owned by such WaveTech Shareholder, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Subject Shares owned by such WaveTech Shareholder or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii) any New WaveTech Securities, in each case, for the duration of the applicable Lock-Up Period.

The Shareholder Support and Lock-up Agreement and all of its provisions shall terminate and be of no further force or effect upon the earliest of (a) 180 days after the Closing, (b) the termination of the Merger Agreement, and (c) as to each WaveTech Shareholder, the written agreement of WTMA, New WaveTech, the Sponsor, WaveTech and such WaveTech Shareholder. Upon such termination of the Shareholder Support and Lock-up Agreements, all obligation of the parties under the Shareholder Support and Lock-up Agreement will terminate, without any liability or other obligation on the part of any party thereto, to any person in respect thereof or the transactions contemplated thereby, and no party thereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter thereof; provided however, that the termination of the Shareholder Support and Lock-up Agreement shall not relieve any party thereto from liability arising in respect of any breach of the Shareholder Support and Lock-up Agreement prior to such termination.

Sponsor Support and Lock-up Agreement

On October 31, 2022, the Sponsor and certain Sponsor Affiliates entered into a Sponsor Support and Lock-up Agreement (the “Sponsor Support and Lock-up Agreement”), by and among WTMA, WaveTech, New WaveTech and the WTMA Founder Holders, pursuant to which the WTMA Founder Holders agreed to, among other things, vote all their WTMA Common Stock in favor of the Merger Agreement and the transactions contemplated thereby, in each case, subject to the terms and conditions contemplated by the Sponsor Support and Lock-up Agreement.

Pursuant to the Sponsor Support and Lock-up Agreement, the WTMA Founder Holders agreed not to (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, file (or participate in the filing of) a registration statement with the SEC (other than the proxy statement/registration statement) or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any shares of WTMA Common Stock owned by such WTMA Founder Holder, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any shares of WTMA Common Stock owned by such WTMA Founder Holder or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii), for the duration of the applicable Lock-Up Period.

The Sponsor Support and Lock-up Agreement will terminate in its entirety, and be of no further force or effect, upon the earliest of (a) 180 days after the Closing; (b) the termination of the Merger Agreement; and (c) as to each WTMA Founder Holder, the written agreement of WTMA, New WaveTech, WaveTech and such WTMA Founder Holder. Upon such termination of the Sponsor Support and Lock-up Agreement, all obligations of the parties under the Sponsor Support and Lock-up Agreement will terminate, without any liability or other obligation on the part of any party thereto to any person in respect thereof or the transactions contemplated thereby, and no party thereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter thereof; provided however, that the termination of the Sponsor Support and Lock-up Agreement shall not relieve any party thereto from liability arising in respect of any breach of the Sponsor Support and Lock-up Agreement prior to such termination.

Subscription Agreements

The Merger Agreement’s Minimum Available Cash Condition may be met by PIPE Investment Amounts and Convertible Notes Investment Amounts. The completion of any financings will be subject to the terms of the Subscription Agreements which will be mutually agreed by WTMA and WaveTech.

Background to the Business Combination

WTMA is a blank check company that was incorporated under the laws of the State of Delaware on May 27, 2021 for the purpose of effecting a merger, stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities. The Business Combination, as further discussed below, between WTMA and WaveTech was the result of an extensive search for a potential transaction utilizing the global network and the investing and operating experience of the WTMA management team and the WTMA Board. The terms of the Business Combination below are the result of extensive, arm’s-length negotiations among the representatives of WTMA and WaveTech. The following is a description of the background of these negotiations and the resulting terms of the Business Combination.

On December 30, 2021, WTMA consummated the IPO of 7,500,000 Units, at a price of $10.00 per unit, generating gross proceeds of $75,000,000, and a concurrent private placement with the Sponsor of 347,500 Units at a price of $10.00 per unit, generating gross proceeds of $3,475,000. Each Unit consists of one share of WTMA Common Stock and one WTMA Right, with each WTMA Right entitling the holder thereof to receive one-tenth of one share of WTMA Common Stock. On January 14, 2022, pursuant to the underwriter’s exercise of the over-allotment option in part, WTMA consummated the sale of an additional 227,686 units, at $10.00 per unit, generating gross proceeds of $2,276,860, and a concurrent private placement with the Sponsor of 4,554 Units at a price of $10.00 per unit, generating gross proceeds of $45,540. A total of $77,276,860 from the net proceeds of the sale of the Units in the IPO and the sale of the private placement units was placed in the U.S.-based trust account with Continental Stock Transfer & Trust Company acting as trustee.

WTMA’s certificate of incorporation provided that it had 9 months from the closing of the IPO, or until September 30, 2022, to complete an initial business combination. On September 27, 2022, WTMA announced the approval and extension of the time period to consummate a business combination from September 30, 2022 until December 30, 2022 and the approval of the issuance of a convertible, non-interest bearing, unsecured promissory note equal to $772,768 to the Sponsor in order to fund such extension. Such amount was placed into the trust account on September 27, 2022.

Prior to the consummation of the IPO on December 30, 2021, neither WTMA, nor anyone on its behalf, contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to any potential business combination transaction with WTMA. After the completion of its IPO and consistent with WTMA’s business purpose, WTMA’s directors and management team commenced an active, targeted search for an initial set of potential business combination targets, leveraging the Sponsor’s network of relationships and intimate knowledge of the private company marketplace, as well as the prior experience and network of WTMA’s directors and management team.

In evaluating potential businesses and assets for an initial business combination, WTMA, together with its management team and the Sponsor, considered acquisition candidates across various industry categories. Although WTMA’s efforts to identify a prospective target business were not limited to a particular industry, it had a focus on operating businesses in the technology metals and energy transition metals sectors. WTMA’s efforts excluded the geographic region of China and the special administrative regions of Hong Kong and Macau or companies with their principal business operations in China, Hong Kong or Macau.

WTMA’s Search Process

The following is a brief description of the background of WTMA’s search for and discussion with various potential target companies.

Starting from the consummation date of WTMA’s IPO on December 30, 2021, WTMA developed an initial list of potential business combination candidates which were identified through (1) WTMA’s and the Sponsor’s respective knowledge network and (2) extensive database searches with the following six criteria: (a) operating in the technology metals and energy transition critical materials sector, (b) principal business operations located outside of China, Hong Kong or Macau, (c) revenue generating, (d) near-term high revenue growth and a clear path to profitability, (e) enterprise valuation of $150 million and above, and (f) ideally with brand-name investors in its capitalization table. WTMA and its representatives contacted and were contacted by a number of individuals and entities who offered to present ideas and opportunities for a business combination, including Chardan Capital Markets (“Chardan”) and Aetas Global Capital Private Ltd. WTMA compiled a list of potential targets and updated and supplemented such list from time to time.

During that period, WTMA and its representatives and management:

•        identified more than 100 potential targets with more than 15 in the upstream vertical, more than 30 in the midstream vertical, and more than 55 in the downstream vertical;

•        narrowed down the potential targets through preliminary evaluation to five potential target businesses (other than WaveTech) within the technology metals and energy transition critical materials industry with the objective of consummating a business combination;

•        executed non-disclosure agreements with each of these five potential target businesses (other than WaveTech) in order to receive further detailed information about these potential targets); and

•        engaged in discussions directly with the senior executives and/or representatives of each of these five alternative potential targets (other than WaveTech).

Beginning on or around January 3, 2022, WTMA’s management were introduced to various potential acquisition targets by WTMA’s advisors and contacts of WTMA’s management and board that might potentially meet WTMA’s preliminary target selection criteria. In addition to the criteria described above, WTMA also reviewed the financial performance, management team, industry and a description of each potential candidate. Following such initial review, WTMA preliminarily qualified candidates and continued with second stage review by conducting conference calls and collecting more detailed business information of the candidates.

From January 3, 2022 to January 25, 2022, WTMA held a number of internal meetings to discuss preliminary candidates. At each meeting, WTMA reviewed and discussed the qualifications of those candidates. In reviewing the five potential targets (other than WaveTech) from time to time, and holding discussions with their respective management, WTMA focused on Company A before WTMA identified WaveTech as a preferred acquisition target.

Among the five alternative potential targets, WTMA executed a letter of intent and entered into substantive due diligence and negotiations with one potential target business (other than WaveTech) (“Company A”). In addition, WTMA executed a letter of intent and entered into substantive due diligence and negotiations with WaveTech.

Discussions and Negotiations with Company A

On or around January 20, 2022, Company A, which is not affiliated with WTMA or to any affiliated business entities of WTMA, was referred to WTMA’s team through a financial advisor for Company A. Company A is a battery technology company active in the insulation and thermal management space. Company A is headquartered in Asia.

On January 21, 2022, Company A provided WTMA with access to an online data room, and WTMA continued its preliminary valuation, business and financial due diligence, which included due diligence calls with Company A’s management and exchanging written responses with Company A’s management. On January 27, 2022, WTMA issued a non-exclusive, non-binding letter of intent (the “January LOI”) regarding a business combination between WTMA and Company A, which, subject to additional due diligence, provided for, among other things, a total pre-money enterprise valuation of Company A of approximately $200 million.

On February 12, 2022, WTMA engaged Cooley LLP (“Cooley”) to assist WTMA in connection with corporate matters regarding a business combination transaction, and ancillary business combination related matters, including all matters related to WTMA’s proxy statement and registration statement on Form F-4 or S-4 for a proposed merger with any target company.

On February 15, 2022, WTMA purchased two industry research reports relating to thermal management for electric vehicles and aerogel industry, which is the primary segment in which Company A is involved. WTMA intended to use this industry research for more in-depth due diligence on the industry sub-segment in which Company A does business.

On March 18, 2022, WTMA engaged a technical research analyst to assist WTMA in conducting in-depth technical due diligence on Company A. In the process of the technical due diligence, WTMA also provided the industry research reports it had purchased to the technical research analyst. The primary scope of work for the technical research analyst was to provide WTMA with an opportunity assessment and validation of Company A’s product offering in the EV battery market and an analysis of the competitive landscape of Company A’s industry, comparing Company A against its competitors.

On March 21, 2022, WTMA engaged a tax consultant to provide transaction and tax structuring services for a potential business combination involving WTMA and Company A. In addition, this tax consultant was engaged to assist with the implementation of the structure.

On March 23, 2022, WTMA engaged a financial consultant to perform a financial due diligence review on Company A and its subsidiaries, including an analysis of Company A’s quality of assets, quality of earnings and quality of financial information.

During April, May and June 2022, WTMA and Company A continued to progress negotiations of specific terms of the definitive transaction documents based on the January LOI, including with respect to governance rights, transaction structure, form of consideration to existing Company A equity holders, voting agreements, lock-up arrangements, registration rights, new equity incentive plan and related matters. The parties, including their counsels, further discussed the tax and governance implications of the business combination structure.

On June 29, 2022, Mr. Clower, WTMA’s Chief Operating Officer and Director, sent a draft of a merger agreement to Company A’s management team for review and discussion. From June 29, 2022 onwards, WTMA and Company A continued discussions and negotiations of the draft merger agreement.

On July 15, 2022, while diligence and negotiations were ongoing, it became apparent that Company A was no longer on the revenue growth track expected by WTMA or capable of meeting the conditions for signing the merger agreement with WTMA. As such, WTMA decided not to proceed with Company A and to focus instead on WaveTech.

Discussions and Negotiations with WaveTech

On January 13, 2022, WaveTech was introduced to WTMA as a target of a potential business combination. On the same day, WaveTech’s Chief Financial Officer, Mr. Poel held an introductory call with Mr. Clower and Mr. Mamadou, WTMA’s Chief Executive Officer and Director. WaveTech provided WTMA with presentation materials introducing its business. On the same day and over the next few days, WTMA’s management team reviewed those materials and gained a general understanding of WaveTech’s operations, business model, technologies, and investment highlights. WTMA’s management discussed internally a potential business combination with WaveTech, and whether such transaction was compatible with WTMA’s targeted timeline for completing a business combination.

On January 14, 2022, WTMA sent a draft confidentiality agreement to Mr. Poel, which the parties negotiated and subsequently signed on January 17, 2022. The confidentiality agreement did not contain a standstill provision. On the same day, WTMA and WaveTech held their first formal meeting by teleconference, which was attended by WaveTech’s senior management, including Mr. Valand, WaveTech’s Founder and Chief Executive Officer, Mr. Poel and Mr. Erlandsen, WaveTech’s Chief Operating Officer, and WTMA’s management team. The parties discussed a potential business combination and general timeline.

On January 20, 2022, WTMA sent a draft letter of intent to Mr. Poel.

On January 21, 2022, WaveTech had an internal management and board meeting to discuss the opportunity to pursue a business combination with WTMA.

On February 22, 2022, WaveTech provided WTMA access to its online data room and WTMA continued its preliminary valuation, business and financial due diligence of WaveTech.

Between February 23, 2022 and June 6, 2022, there was not much discussion between WTMA and WaveTech as WTMA was primarily focused on its negotiations with Company A, which WTMA considered to be more promising at that time, as described above in “— Discussions and Negotiations with Company A”.

On June 7, 2022, Mr. Clower contacted WaveTech’s senior management by e-mail with the aim of resuming their prior discussions.

On June 8, 2022, Mr. Clower and Mr. Mamadou had a call with Mr. Poel and Mr. Rood, one of WaveTech’s officers and a director of WaveTech, to provide a general overview of the deSPAC process and to discuss the next steps if WaveTech and WTMA were to jointly decide to proceed with a proposed business combination.

On June 9, 2022, WTMA’s team was provided with access to an updated and more comprehensive data room of WaveTech.

From June 9, 2022 to July 22, 2022, WTMA reviewed the documents included in the WaveTech data room and compiled follow up requests and diligence questions. WTMA requested supplemental information from WaveTech to better understand WaveTech’s company structure, products and technology, and WaveTech’s existing and potential customers.

On June 28, 2022, Mr. Mamadou and Mr. Clower from WTMA, Mr. Poel and Mr. Rood from WaveTech and Mr. Amberg from Corporate Finance Associates participated in a conference call to discuss the characteristics and execution of a proposed PIPE offering.

On June 28, 2022, Mr. Mamadou and Mr. Clower from WTMA and Mr. Valand, Mr. Poel, Mr. Erlandsen and Mr. Rood from WaveTech participated in a conference call to discuss the Earnout Shares and Milestones and the components of a proposed term sheet.

On July 25, 2022, WTMA provided WaveTech’s senior management with a first draft of a term sheet (the “First Term Sheet”) for a potential business combination between WTMA and WaveTech. The First Term Sheet included key commercial items, such as (1) a pre-money enterprise valuation range for WaveTech from $150 million to $200 million; (2) a plan to conduct a PIPE or other pre-closing fundraising following the execution of the Merger Agreement as an additional funding source to the trust account for growth capital; (3) a plan to enter into the Sponsor Support and Lock-up Agreement with terms similar to the Shareholder Support and Lock-up Agreement to provide alignment between the Sponsor and WaveTech’s shareholders; (4) the general terms of the equity incentive program for WaveTech’s management, which would provide for the grant of equity options following the closing of the proposed business combination to certain key members of WaveTech management representing 10-20% of New WaveTech’s common stock upon achievements of milestones.

On July 26, 2022, WTMA sent to WaveTech a draft proposal for a management incentive program for WaveTech’s senior management that would be effective upon closing of the proposed business combination between WTMA and WaveTech.

On August 1, 2022, Mr. Mamadou and Mr. Clower from WTMA and Mr. Poel from WaveTech participated in a conference call to discuss the draft term sheet and a plan for exclusivity while the parties continued their negotiations.

On August 10, 2022, WTMA sent WaveTech senior management a revised draft term sheet for the proposed business combination (the “Second Term Sheet”), which draft had revisions to the prior draft term sheet based on previous discussions. As compared to the First Term Sheet, the Second Term Sheet introduced the Earnout program, which initially provided for the issuance of up to 15 million shares of New WaveTech common stock to existing WaveTech stakeholders upon the achievements of certain Milestones.

On August 12, 2022, Mr. Clower and Mr. Mamadou introduced WaveTech senior management to Mr. Mrozinski, a managing director of Chardan. A discussion followed that focused on Chardan’s potential role in a PIPE offering of WTMA that would close substantially concurrently with the closing of the proposed business combination between WTMA and WaveTech.

On August 17, 2022, Mr. Clower and Mr. Mamadou met with Mr. Poel and Mr. Erlandsen in Singapore. Thorough discussions on WaveTech’s company structure, products, technology, and its existing and potential customers were undertaken. WaveTech’s customer pipeline, including new development and potential new geographical areas, was also discussed in detail.

On August 19, 2022, WaveTech held management and board meetings to discuss the business combination opportunity further. On the same day, WaveTech had a discussion with WTMA to convey the result of its board meeting at which WaveTech’s board had determined to continue with the negotiations with WTMA. Subsequently, on the same day, WTMA sent a revised draft term sheet for the proposed business combination (the “Third Term Sheet”) to WaveTech’s senior management. The Third Term Sheet included a customary exclusivity clause, which would be binding on both parties.

On August 25, 2022, Cooley was given access to WaveTech’s online data room to start performing legal due diligence.

On August 26, 2022, Mr. Clower and WaveTech’s senior management participated on a conference call to discuss the details of the draft term sheet relating to the proposed business combination, the potential pre-money enterprise valuation of WaveTech that could be mutually acceptable to WTMA, WaveTech and their respective securityholders, the key executive alignment program for WaveTech’s management, fundraising conditions for each of WTMA and WaveTech, exclusivity, WaveTech’s value proposition and the terms of the proposed earnout for WaveTech’s stakeholders.

On August 30, 2022, WaveTech and WTMA executed the term sheet for the proposed business combination (the “Final Term Sheet”), which was non-binding other than in respect of the “exclusivity” provision included therein, which was binding on both parties. In comparison to the Third Term Sheet, the Final Term Sheet included a condition precedent that a minimum of $7 million of PIPE Investment, Convertible Notes Investment or other similar financings must have been raised introduced the Minimum Available Cash condition, which was initially set at $25 million, after the payment of transaction expenses, and made updates to the earnout Milestones.

On a telephone conference call held on August 31, 2022, Mr. Clower and Mr. Mamadou introduced WaveTech senior management to Mr. Pang of Singularity Capital. The discussion centered on WaveTech’s technology and capabilities, and its intellectual property, business model and marketing strategy.

On September 6, 2022, Mr. Clower visited WaveTech’s office in Rheinbach, Germany to discuss WaveTech’s business perspective, growth plan, go-to-market strategies, product development, potential for other battery chemistries and lithium battery research under development, customers and collaborations, potential strategic partners, organizational contacts and possible merger and acquisition situations. On the same day, Mr. Clower and WaveTech management also further discussed the proposed PIPE offering.

On September 9, 2022, Mr. Clower delivered to WaveTech’s management and U.S. securities counsel, Pryor Cashman LLP (“Pryor Cashman”), initial drafts of the Merger Agreement and related documents.

On September 19, 2022, WaveTech hired Centri Consulting (“Centri”), an accounting services firm, to assist in the preparation of technical accounting memoranda and WaveTech’s consolidated financial statements.

On September 20, 2022, Mr. Clower, Mr. Mamadou and WaveTech’s senior management participated in an introductory conference call with UHY LLP (“UHY”), WaveTech’s independent accountants, and its principal, Mr. Schmitt, who was joined on the call by Mr. Cooper and Mr. Continetti. The discussions focused on the PCAOB-qualified audit that was to be conducted.

On September 21, 2022, WaveTech, WTMA, and their respective representatives and advisors held a kick-off telephone conference to discuss plans for the audit of WaveTech’s fiscal 2020 and 2021 financial statements, the timetable for the preparation and filing with the SEC of WTMA’s registration statement on Form S-4 for the business combination, and the key terms of the proposed Merger Agreement. After this kick-off conference call, WaveTech and WTMA, along with their relevant service providers, held conference calls regarding the timing and process for the audit of WaveTech’s financial statements twice every week and conference calls regarding the negotiation of the Merger Agreement and the preparation of WTMA’s registration statement on Form S-4 at least once every week.

On September 22, 2022, Mr. Clower, Mr. Mamadou and WaveTech’s senior management had a telephone conference focusing on WaveTech’s closing of its then private placement of convertible notes and the proposed WaveTech convertible note offering and WTMA PIPE offering to be conducted between the date of signing of the Merger Agreement and the Closing of the Merger.

On September 23, 2022, Mr. Clower joined WaveTech senior management on a conference call with UHY, Centri and Withum Smith+Brown, PC, WaveTech’s valuation consultant (“Withum”), to discuss the coordination of the audit of WaveTech’s financial statements and the pro forma financial statements that would be required for WTMA’s registration statement on Form S-4.

On September 27, 2022, WTMA’s management received initial comments from WaveTech’s management and Pryor Cashman on the Merger Agreement, which focused on WTMA and WaveTech’s respective rights over the PIPE Investment and Convertible Notes Investment, the Earnout Share mechanics and the interaction of transaction expenses and the Minimum Cash Condition.

On September 28, 2022, representatives of WTMA, WaveTech, UHY, Pryor Cashman, Cooley, Centri and the counsel for Chardan participated in a telephone conference call to discuss the preparation of WTMA’s registration statement on Form S-4, including the proxy statement/ prospectus to be included therein.

From September 28 to October 18, 2022, WTMA’s management and WaveTech’s senior management and their respective advisors held 18 conference calls, including calls to discuss the PCAOB audit process and the legal and financial due diligence of the parties, and to negotiate the terms of the Merger Agreement, as described below.

Beginning on September 30, 2022, a weekly PCAOB audit follow-up call was held with WTMA, WaveTech, UHY, Centri and Withum. In addition, Withum was retained by WaveTech to assist with certain tax work.

On October 3, 2022, Mr. Clower returned to visit WaveTech’s office in Rheinbach, Germany to discuss issues concerning the draft Merger Agreement; including the earnout Milestones, the Minimum Available Net Cash requirement (including quantum and gross versus net of transaction expenses), the composition of the board of directors of WTMA following the Closing, the lock-up requirements of the parties, potential future acquisitions as they relate to the medium term Milestones, business contacts and expenses.

On October 14, 2022, Mr. Clower and WaveTech senior management had a call to discuss commercial points of the draft Merger Agreement, including the Minimum Available Net Cash requirement (including gross versus net of transaction expenses), the termination rights of the parties, the earnout provisions, including the negotiated financial Milestones, the mechanics for adjustment of such Milestones in the event of potential future acquisitions and WaveTech’s pre-money enterprise valuation.

In the draft Merger Agreement dated October 18, 2022, WTMA agreed to increase the amount of Earnout Shares available to Qualified Stockholders of WaveTech from the 15 million shares of New WaveTech Common Stock provided for in the Final Term Sheet to 17.5 million shares of New WaveTech Common Stock and to update the Milestones, while WaveTech agreed to accept a pre-money enterprise valuation of $150 million, the bottom of the range specified in the Final Term Sheet. In addition, the calculation of the Minimum Available Net Cash required as a condition to the Closing was confirmed to be net of transaction expenses, as requested by WaveTech. Between October 18, 2022 and execution of the Merger Agreement on October 31, 2022, only minor updates to the terms of the Merger Agreement were agreed.

On October 19, 2022, WTMA’s management held another call to finalize the draft Merger Agreement and ancillary documents for execution.

On October 20, 2022, WTMA’s board held a meeting to discuss the potential business combination with WaveTech and the revised draft Merger Agreement and ancillary documents. This meeting was recessed and reconvened on October 25, 2022 for further discussion. Ultimately, WTMA’s board unanimously resolved on October 28, 2022 to proceed with the business combination and execution of the Merger Agreement.

On October 21, 2022, a conference call was held to discuss WaveTech’s intellectual property. Attendees included representatives of Cooley, Pryor Cashman, Alston, WaveTech, WTMA and Doerner Saunders Daniel & Anderson (“DSDA”), legal counsel for Mr. Valand on a personal basis.

On October 25, 2022, a conference call was held to discuss the disclosure letters for WaveTech. Attendees included representatives of PWC Germany, WaveTech, Pryor Cashman, WTMA, Cooley and DSDA.

On October 26, 2022, the board of directors of WaveTech approved the Merger Agreement by written consent.

Between October 27, 2022 and October 31, 2022, daily conference calls were held with one of the agenda items being to finalize the draft Merger Agreement. Participating in these daily calls were WTMA’s senior management (including Messrs. Mamadou and, Clower), WaveTech’s senior management (including, Messrs. Valand, Erlandsen, Rood and Poel), as well as representatives from Pryor Cashman, Cooley and DSDA.

On October 28, 2022, the board of directors of WaveTech received the updated form of the draft Merger Agreement.

On October 31, 2022, the Merger Agreement was executed by the parties thereto.

On November 9, 2022, WTMA signed an engagement letter with Chardan in connection with M&A and capital markets advisory matters regarding the business combination transaction.

On December 3, 2022, WTMA engaged EF Hutton, a division of Benchmark Investments, LLC (“EF Hutton”) in two roles: (i) as placement agent in connection with the PIPE Investment, and (ii) as financial advisor in connection with the Business Combination.

On December 6, 2022, WaveTech also engaged EF Hutton as placement agent with respect to the Convertible Notes Investment.

The WTMA Board’s Reasons for the Business Combination

On October 28, 2022, the WTMA Board (i) approved the Merger Agreement and the transactions contemplated thereby, (ii) determined that the Business Combination is fair to, advisable, and in the best interest of WTMA and its shareholders, and (iii) recommended that the shareholders of WTMA approve the Merger Agreement and the Transaction Proposals. In evaluating the Business Combination and making these determinations and this recommendation, the WTMA Board consulted with WTMA’s senior management and WTMA’s other advisors and considered a number of factors.

In the prospectus for its initial public offering, subject to the limitations that a target business should have a fair market value of at least 80% of the balance in the trust account (excluding any deferred underwriting discounts and taxes payable on the income earned on the trust account) at the time of the execution of a definitive agreement, WTMA stated that its efforts to identify a prospective target business would not be limited to a particular industry or geographic region, although it intended to focus on businesses in the technology metals and energy transition critical materials sectors and the geographic region of its search for a prospective target would not include the People’s Republic of China or the special administrative regions of Hong Kong or Macau. Accordingly, the WTMA Board had virtually unrestricted flexibility in identifying and selecting a prospective acquisition candidate. To the extent WTMA effects a business combination with a company or an entity in its early stage of development or growth, including entities without established records of sales or earnings, the WTMA Board may be affected by numerous risks inherent in the business and operations of early stage or potential emerging growth companies.

In considering the Business Combination, the WTMA Board determined that the Business Combination was an attractive business opportunity in light of the factors described below, as well as other considerations, factors, criteria and guidelines that its management team deemed relevant. In light of the complexity of those factors, the WTMA Board as a whole did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching their respective decisions. In addition, individual members of the WTMA Board may have given different weight to different factors. This explanation of the WTMA Board’s reasons for its approval of the Business Combination, and all other information presented in this section, is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

In particular, the WTMA Board considered the following factors:

•        The WaveTech Business.    The following factors related to WaveTech and its business and operations:

•        Growing Addressable Market.    WaveTech competes in the niche market of lead acid battery performance. The lead acid battery global market is projected by Inkwood Research to grow to $121.28 billion by 2030 with a compound annual growth rate of 12.90%. WaveTech believes it has only limited competition in its segment of this market. As part of its strategy to capitalize on its market leadership globally. WaveTech intends to expand further within the Americas, Europe, the Middle East and Asia Pacific where it has existing customers and strategic partners and to add customers and strategic partners in other regions.

•        Disruptive Technologies.    WaveTech uses retrofittable, scalable technologies to improve and monitor existing battery systems. Its disruptive technologies can be applicable to the entire battery lifecycle, including battery production, use, maintenance and recovery. For instance, based on its extensive external and internal testing and calculations, WaveTech believes its patented Crystal Control Technology® doubles a battery’s life cycle and triples its energy throughput over a battery’s lifetime. It also reduces battery charging time by up to 50%, which reduces the stress on the equipment and the amount of the required maintenance.

•        Multiple Revenue Streams.    WaveTech generates revenue from the sale of its existing products, sales of battery testing and research and development projects for existing battery users or battery manufacturers, licensing of its products or methods and the development or adaptation of technologies for larger customers.

•        Intellectual Property Portfolio:    WaveTech has a portfolio of 85 patents globally, representing a patent family that has been approved in 87 countries, with patent applications pending in three additional foreign jurisdictions. WaveTech continues to develop new technologies to enhance existing products and services, and plans to expand the range of its offerings through research and development, licensing of intellectual property and acquisition of third-party businesses and technology. In addition to patents, WaveTech also possess other intellectual property, including trademarks, know-how, trade secrets, design rights and copyrights.

•        Experiences and Committed Management Team.    Dag Arild Valand, WaveTech’s CEO and co-founder has extensive management experience and over 25 years of international experience in the battery industry. He is supported by a committed and experienced management team with a diversity of operational, financial, technical and product manufacturing experience and expertise. The management team intends to remain with WaveTech following the Closing in the capacity of its officers and/or directors, which will provide helpful continuity in advancing WaveTech’s technology and commercialization goals.

•        Results of Due Diligence.    The scope of the due diligence investigation conducted by WTMA’s management team and outside advisors, the results thereof and other information available related to WaveTech, including:

•        extensive virtual meetings and calls with WaveTech’s management team regarding its operations, business plan and the proposed transaction; and

•        review of materials related to WaveTech and its business, made available by WaveTech, including financial statements, material contracts, key metrics and performance indicators, benefit plans, corporate matters, indebtedness matters, employee compensation and labor matters, intellectual property matters, real and personal property matters, litigation and compliance matters, and other legal and business information.

•        Continued Ownership by Current WaveTech Shareholders.    The WTMA Board noted that (i) WaveTech’s existing shareholders would not be receiving any cash consideration in connection with the Business Combination; (ii) WaveTech’s existing shareholders would represent approximately 50.7% of the pro forma ownership of the combined company after Closing, after giving effect to the PIPE Investment and assuming no current public shareholders exercise their redemption rights in connection with the Business Combination; and (iii) existing WaveTech shareholders will be subject to a 180-day lock-up of the New WaveTech Common Stock to be held by them immediately after consummation of the Business Combination, subject to limited exceptions. The WTMA Board considered these to be strong signs of WaveTech’s existing shareholders’ confidence in New WaveTech, and the benefits to be realized as a result of the Business Combination.

•        Certainty of closing of the Business Combination.    On the basis that (i) the closing of the Business Combination is not subject to regulatory review, report or pre-approval under the applicable anti-trust or competition laws in effect as of the date hereof in the jurisdictions in which WaveTech has business operations, thereby reducing the uncertainty and regulatory risk in connection with completing the Business Combination; (ii) the Merger Agreement and the transactions contemplated thereby have been approved by the shareholders of WaveTech; and (iii) pursuant to the Shareholder Support and Lock-up Agreement, the WaveTech Shareholders have agreed to vote against any proposal, action or agreement that would reasonably be expected to impede, frustrate, prevent or nullify the transactions contemplated by the Merger Agreement, the WTMA Board expected that the Business Combination has a reasonable likelihood to be consummated pursuant to the terms and conditions of the Merger Agreement.

•        Use of Proceeds.    The proceeds to be delivered to New WaveTech in connection with the Business Combination (including from WTMA’s trust account and from the PIPE Investment) are expected to be used after Closing in order to fund WaveTech’s existing operations and support new and existing growth initiatives.

•        Terms of the Merger Agreement.    The terms of the Merger Agreement and the related agreements including the parties’ conditions to their respective obligations to complete the transactions contemplated therein and their ability to terminate such agreements. See the section entitled “Merger Agreement Proposal” for detailed discussions of the terms and conditions of these agreements.

•        Other Alternatives.    The determination that the proposed Business Combination, after a thorough review of other business combination opportunities reasonably available to WTMA, represents the best potential business combination for WTMA based upon the process utilized to evaluate and assess other potential acquisition targets, and the belief of the WTMA Board that such processes had not presented a better alternative.

In the course of its deliberations, the WTMA Board also considered a variety of uncertainties, risks and other potentially negative factors relevant to the Business Combination, including the following:

•        Deployment Risk.    WaveTech’s business model has been tested on a limited basis and there are risks inherent in transitioning from an early-stage company focused on proof-of-concept activities to the design and large-scale integration, assembly and manufacture of battery enhancement and treatment products required to achieve WaveTech’s growth plans.

•        Product Development Risk.    The risks that even if WaveTech continues to successfully complete the technical development for its pipeline of product development programs, WaveTech may still fail to develop additional commercially successful products.

•        Public Company Risk.    The risks that are associated with being a publicly traded company that is in its early, developmental stage with a management team with limited experience operating a public company.

•        Redemption Risk.    The risk that a significant number of WTMA stockholders elect to redeem their shares prior to the consummation of the Business Combination and pursuant to WTMA’s existing amended and restated certificate of incorporation, which would potentially make the Business Combination more difficult to complete or reduce the amount of cash available to New WaveTech to accelerate its business plan following the Closing.

•        Benefits May Not Be Achieved Risk.    The risk that the potential benefits of the Business Combination may not be fully achieved or may not be achieved within the expected timeframe.

•        WTMA Stockholders Receiving a Minority Positions Risk.    The risk that WTMA stockholders will hold a minority position in New WaveTech.

•        Other Risks Factors.    Various other risk factors associated with WaveTech’s business, as described in the section entitled “Risk Factors.”

The WTMA Board concluded that the potential benefits that it expects WTMA and its stockholders to achieve as a result of the Business Combination outweigh the potentially negative factors associated with the Business Combination. Accordingly, the WTMA Board, based on its consideration of the specific factors listed above, unanimously (i) approved the Merger Agreement and the transactions contemplated thereby, (ii) determined that the Business Combination is fair to, advisable, and in the best interest of WTMA and its shareholders, and (iii) recommended that the shareholders of WTMA approve the Merger Agreement and the Transaction Proposals.

WaveTech’s Board of Directors’ Reasons for the Business Combination

On October 26, 2022, the WaveTech board of directors (i) approved the Merger Agreement and the transactions contemplated thereby, (ii) determined that the Business Combination is fair to, advisable, and in the best interest of WaveTech and its shareholders, and (iii) recommended that the stockholders of WaveTech approve the Merger Agreement and the transactions contemplated thereby. In evaluating the Business Combination and making these determinations and this recommendation, the WaveTech board of directors consulted with WaveTech’s senior management, WaveTech’s legal counsel and its other advisors and considered a number of factors.

The WaveTech board of directors and management also considered the general criteria and guidelines that WaveTech believed would be important in evaluating prospective business combination partners. In considering the Business Combination, the WaveTech board of directors determined that the Business Combination provided the benefits below, although not weighted or in any order of significance. In light of the factors described below, the WaveTech board of directors determined the Business Combination was an attractive business opportunity.

The WaveTech board of directors’ evaluation relating to the merits of the Business Combination were based on considerations, factors, criteria and guidelines that WaveTech’s management team deemed relevant. In light of the complexity of those factors, WaveTech’s board of directors as a whole did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching their respective decisions. Individual members of WaveTech’s board of directors may have given different weight to different factors.

In particular, the WaveTech board of directors considered the following factors:

•        WaveTech’s operating results and financial performance;

•        the current business conditions and projections;

•        the stage of development of WaveTech’s products and services;

•        the likelihood of achieving a liquidity event, such as an initial public offering, given prevailing market conditions and the nature and history of WaveTech’s business;

•        industry information such as market size and growth;

•        the macroeconomic conditions;

•        the effect of an infusion of working capital on WaveTech’s business and growth strategies; and

•        the desire of potential customers to deal with a Nasdaq-listed Delaware corporation or one of its subsidiaries.

Sources and Uses of Funds for the Business Combination

The following table summarizes the sources and uses for funding the Business Combination assuming no redemptions of any public stock and approximately $78.5 million of cash remaining in our trust account as of the date hereof.

Sources ($ in millions)		Uses ($ in millions)
New WaveTech Common Stock issued to existing WaveTech Stockholders	$150.0	New WaveTech Common Stock issued to existing WaveTech Stockholders	$150.0
Proceeds from trust account	78.5	Cash to New WaveTech Balance Sheet*	73.0
Proceeds from Convertible Notes*	5.0	Estimated Total Fees and Expenses*	9.7
Proceeds from PIPE Investment*	—	Repayment of Promissory Note	0.8
Total sources	$233.5	Total uses	$233.5

____________

*        Assumes (i) the issuance of shares to PIPE Investors and Convertible Notes only in an amount sufficient to satisfy the Minimum Available Cash Condition and (ii) the issuance by WaveTech of at least $5,000,000 in aggregate principal amount of Convertible Notes. Actual amount of Convertible Notes issued or number of shares issued to Convertible Notes Investors or to PIPE Investors could be materially more or less than assumed amounts, including resulting in proceeds in excess of the Minimum Available Cash Condition.

The following table summarizes the sources and uses for funding the Business Combination assuming that all 7,727,686 shares of WTMA Common Stock are redeemed for an aggregate payment of $78,510,772 (based on the estimated per share redemption price of approximately $10.16 per share based on the fair value of marketable securities held in the trust account as of September 30, 2022, of approximately $78.5 million) from the trust account:

Sources ($ in millions)		Uses ($ in millions)
New WaveTech Common Stock issued to existing WaveTech Stockholders	$150.0	New WaveTech Common Stock issued to existing WaveTech Stockholders	$150.0
Proceeds from trust account	—	Cash to New WaveTech Balance Sheet	25.9
Proceeds from Convertible Notes*	5.0	Estimated Total Fees and Expenses	12.3
Proceeds from PIPE Investment*	34.0	Repayment of Promissory Note	0.8
Total sources	$189.0	Total uses	$189.0

__________

*        Assumes (i) the issuance of shares to PIPE Investors and Convertible Notes only in an amount sufficient to satisfy the Minimum Available Cash Condition and (ii) the issuance by WaveTech of at least $5,000,000 in aggregate principal amount of Convertible Notes. Actual amount of Convertible Notes issued or number of shares issued to Convertible Notes Investors or to PIPE Investors could be materially more or less than assumed amounts, including resulting in proceeds in excess of the Minimum Available Cash Condition.

Figures have been rounded for ease of presentation and may not sum due to rounding

Satisfaction of 80% Test

It is a requirement under the Nasdaq listing requirements that any business acquired by WTMA have a fair market value equal to at least 80% of the balance of the funds in the trust account at the time of the execution of a definitive agreement for an initial business combination. Based on the pre-money enterprise valuation of $150 million for WaveTech compared to the $78.5 million in the trust account, the WTMA Board determined that this requirement was met. The board determined that the consideration being paid in the Business Combination, which amount was negotiated at arms-length, were fair to and in the best interests of WTMA and its stockholders and appropriately reflected WaveTech’s value. In reaching this determination, the board concluded that it was appropriate to base such valuation in part on qualitative factors such as management strength and depth, competitive positioning, customer relationships, and technical skills, as well as quantitative factors such as its potential for future growth in revenue and profits. The WTMA Board believes that the financial skills and background of its members qualify it to conclude that the acquisition of WaveTech met this requirement.

Ownership of New WaveTech After the Closing

	Scenario 1 Pro Forma Combined (Assuming No Redemptions)		Scenario 2 Pro Forma Combined (Assuming 50% Redemptions)		Scenario 3 Pro Forma Combined (Assuming Maximum Redemptions)
	Ownership in shares	Ownership %	Ownership in shares	Ownership %	Ownership in shares	Ownership %
WTMA Public Shareholders(1)	8,500,455	32.3%	4,636,612	20.6%	772,769	3.5%
WTMA Sponsor, current directors, officers and affiliates, and representatives(2)	2,319,181	8.8%	2,319,181	10.3%	2,319,181	10.5%
WaveTech Group Shareholders(3)	15,000,000	57.0%	15,000,000	66.8%	15,000,000	68.2%
Shares underlying WaveTech Convertible Notes and WTMA Private Investment in Public Equity Investors(4)	500,000	1.9%	500,000	2.2%	3,900,000	17.8%
Total	26,319,636	100.0%	22,455,793	100.0%	21,991,950	100.0%

____________

(1)      Includes the issuance of 772,769 shares of New WaveTech Common Stock pursuant to the public rights. Because the underwriting fees associated with WTMA’s IPO remain constant and are not adjusted based on redemptions, the effective underwriting fee of $4.25 million ($1.55 million of underwriting fees paid at the time of WTMA’s IPO and, $2.70 million of deferred underwriting fees which are held in the Trust Account and payable at the time of Closing) increases on a percentage basis as redemptions by WTMA Public Shareholders increase. In Scenario 1, the effective underwriting fee is 5.0%; in Scenario 2 the effective underwriting fee is 9.2%; in Scenario 3 the effective underwriting fee is 55.0%, in each case taking into account the shares of New WaveTech Common Stock issued pursuant to the public rights.

(2)      Includes the issuance of 35,205 shares of New WaveTech Common Stock pursuant to the private placement rights.

(3)      Excludes 17,500,000 Earnout Shares as the earnout contingencies have not yet been met.

(4)      Assumes (i) the issuance of shares to PIPE Investors and Convertible Notes only in an amount sufficient to satisfy the Minimum Available Cash Condition in each scenario, (ii) that the Sponsor’s Convertible Extension Note is repaid in cash at Closing, and not converted, and (iii) the issuance by WaveTech of at least $5,000,000 in aggregate principal amount of Convertible Notes. Actual amount of Convertible Notes issued or number of shares issued to Convertible Notes Investors or to PIPE Investors in each scenario could be materially more or less than assumed amounts, including resulting in proceeds in excess of the Minimum Available Cash Condition. The section entitled “Unaudited Pro Forma Condensed Combined Financial Information” presents ownership of New WaveTech excluding assumptions for the issuance of shares to PIPE Investors or Convertible Notes, and presents the maximum permitted amount of redemptions while still satisfying the Minimum Available Cash Condition. In the event cash available at Closing is insufficient to meet the Minimum Available Cash Condition, a condition to Closing would not be met and the Business Combination may not be consummated.

The figures in this table are presented only as illustrative examples and are based on the scenarios described below, which may be different from the actual amount of redemptions in connection with the Business Combination. If the actual facts are different than the assumptions set forth below, the share numbers set forth above will be different.

The numbers of shares of “New WaveTech Common Stock Assuming No Redemption” set forth above assumes that no public stockholders elect to have their public stock redeemed, and the numbers of shares of “New WaveTech Common Stock Assuming Maximum Redemption” set forth above assumes that 7,727,686 shares of public stock are redeemed. These numbers and percentages assume (i) (a) no Earnout Shares are issued, (b) that WaveTech Convertible Instruments are converted into New WaveTech Common Stock, in accordance with their terms and that $5 million in aggregate principal amount of Convertible Notes are outstanding as of the Effective Time, (c) that New WaveTech issues shares of New WaveTech Common Stock as the Aggregate Merger Consideration pursuant to the Merger Agreement, which in the aggregate equals 15 million shares of New WaveTech Common Stock and (ii) that New WaveTech issues an aggregate of 500,000 shares, 500,000 shares and 3,700,000 shares of New WaveTech Common Stock to the PIPE Investors and Convertible Notes Investors in Scenarios 1, 2 and 3, respectively. In addition, the numbers of shares and percentage interests set forth above do not take into account certain potential future exercises of warrants or grants or issuances pursuant to the New WaveTech Key Executive Alignment Program or any other equity issuances of New WaveTech. See the section entitled “Risk Factors — Public stockholders will experience immediate dilution as a consequence of the issuance of New WaveTech Common Stock as consideration in the Business Combination, the PIPE Investment and Convertible Notes Investment, and due to future issuances pursuant to the KEAP. Having a minority stock ownership position may reduce the influence that WTMA’s current stockholders have on the management of New WaveTech.”

If the actual facts are different from these assumptions, the percentage ownership retained by WTMA’s existing stockholders in the combined company will be different.

Post-Business Combination Ownership Structure

The diagram below depicts a simplified version of WaveTech Group, Inc.’s organizational structure immediately following the completion of the Business Combination.

These numbers and percentages assume (i) (a) that no shareholders exercise Redemption Rights, and (b) that New WaveTech issues shares of New WaveTech Common Stock as the Aggregate Merger Consideration (which includes shares of New WaveTech Common Stock to be issued in respect of outstanding WaveTech Common Stock and WaveTech Preferred Stock; plus shares of New WaveTech Common Stock underlying or exchangeable for WaveTech Restricted Stock Unit Awards WaveTech Options and WaveTech’s outstanding Series A Convertible Notes) pursuant to the Merger Agreement, which in the aggregate equals 15 million shares of New WaveTech Common Stock, and (ii) that WaveTech sells $5 million in aggregate principal amount of Convertible Notes prior to Closing. In addition, the numbers of shares and percentage interests set forth below do not take into account certain potential future exercises of grants or issuances pursuant to the Earnout and New WaveTech KEAP established to be effective after the Closing, or any other equity issuances of New WaveTech.

Interests of WTMA’s Directors and Executive Officers in the Business Combination

When you consider the recommendation of the WTMA Board in favor of approval of the Merger Agreement Proposal, you should keep in mind that the initial stockholders, including the Sponsor, and WTMA’s directors and executive officers have interests in such proposal that are different from, or in addition to, those of WTMA stockholders generally. These interests include, among other things, the interests listed below:

•        the beneficial ownership of our initial stockholders of an aggregate of 1,931,922 Founder Shares and 352,054 private units, which shares and units would become worthless if WTMA does not complete a business combination within the applicable time period, as our initial stockholders have waived any Redemption Right with respect to these shares. No consideration was received by our initial stockholders in connection with such waiver. Our initial stockholders paid an aggregate of $25,000 for the Founder Shares and approximately $3,520,540 for their 352,054 private placement units and such shares and rights have an aggregate market value of approximately $3.64 million, based on the closing price of WTMA Common Stock of $10.10 and of WTMA Rights of $0.2274 on Nasdaq on December 20, 2022 the most recent practicable date prior to the date of this proxy statement/prospectus. In addition, for the purpose of funding WTMA’s working capital requirements, WTMA has also approved the issuance of and sale to the Sponsor a convertible, non-interest bearing, unsecured promissory note equal to $772,768.60 that will not be repaid in the event that WTMA is unable to close a business combination unless there are funds available outside the trust account to do so. The Sponsor also has the right to convert such promissory note upon Closing into up to 77,276 additional private placement units, and such shares and rights have an aggregate market value of approximately $0.8 million, based on the closing price of WTMA Common Stock and WTMA Rights described above. Each of our officers and directors is a member of the Sponsor. Daniel Mamadou and Christopher Clower are the managing members of the Sponsor, and as such Daniel Mamadou and Christopher Clower have voting and investment discretion with respect to the WTMA Common Stock and WTMA Rights held of record by the Sponsor;

•        the anticipated continuation of Mr. Clower as a director of New WaveTech;

•        the fact that our Sponsor, officers and directors have agreed not to redeem any of their shares in connection with a stockholder vote to approve the Business Combination;

•        the fact that our initial stockholders, including our Sponsor and its affiliates, who purchased Founder Shares at the time of our IPO may experience a positive rate of return on their investment, even if our public stockholders experience a negative rate of return on their investment;

•        that, at the Closing, we will enter into the Registration Rights Agreement, which provides for registration rights to the initial stockholders, including the Sponsor, and WTMA’s directors and officers and their permitted transferees;

•        the continued indemnification of current directors and officers of WTMA and the continuation of directors’ and officers’ liability insurance after the Business Combination;

•        the fact that the Existing Charter contains a waiver of the corporate opportunity doctrine. With such waiver, there could be business combination targets that may be suitable or worth consideration for a combination with WTMA but not offered due to a WTMA director’s duties to another entity. WTMA does not believe that the potential conflict of interest relating to the waiver of the corporate opportunities doctrine in the Existing Charter impacted its search for an acquisition target and WTMA was not prevented from reviewing any opportunities as a result of such waiver;

•        the fact that our Sponsor, officers and directors will be reimbursed for out-of-pocket expenses incurred in connection with activities on our behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations, though there have been no material out-of-pocket expenses subject to reimbursement and WTMA does not anticipate any such expenses prior to Closing; and

•        the fact that our Sponsor, officers and directors will lose their entire investment in us if our initial business combination is not completed; as such our Sponsor, officers and directors will benefit from the completion of the Business Combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidate.

These interests may influence WTMA’s directors in making their recommendation that you vote in favor of the Merger Agreement Proposal and the transactions contemplated thereby. These interests were considered by the WTMA Board when it approved the Business Combination.

The existence of financial and personal interests of one or more of WTMA’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of WTMA and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the proposals. In addition, WTMA’s officers have interests in the Business Combination that may conflict with your interests as a stockholder.

Our initial stockholders, including the Sponsor, and our directors and officers have agreed to vote any shares of WTMA Common Stock owned by them in favor of the Business Combination, including their shares of WTMA Common Stock and any public stock purchased after our initial public offering (including in open market and privately negotiated transactions). As of the date of this proxy statement/prospectus, our initial stockholders, including our Sponsor, and our directors and officers beneficially own an aggregate of approximately 22.35% of the outstanding shares of WTMA Common Stock.

None of WTMA, the Sponsor, the other initial stockholders nor any of their respective affiliates currently has an intention to purchase public shares or public rights prior to the Special Meeting. However, subject to Rule 14e-5, at any time prior to the Special Meeting, during a period when they are not then aware of any material nonpublic information regarding WTMA or its securities, WTMA, the Sponsor, the other initial stockholders and/or their respective affiliates may purchase public shares or public rights prior to the Special Meeting. The purpose of such transactions would be to increase the likelihood of satisfaction of the requirements to consummate the Business Combination, where it appears that such requirements may not otherwise be met. If such purchases occur, the public “float” of New WaveTech following the Business Combination may be reduced, possibly making it difficult to obtain or maintain the quotation, listing or trading of the New WaveTech Common Stock on Nasdaq or another national securities exchange.

In the event that WTMA, the Sponsor, the other initial stockholders and/or any of their respective affiliates purchase public shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their public shares. Any purchases of public shares made by WTMA, the Sponsor, the other initial stockholders or any of their respective affiliates would not be voted in favor of the Business Combination Proposal and Redemptions Rights (if any) over such purchased securities would be waived by the aforementioned persons. To the extent the transaction occurs following the date of this proxy statement/prospectus, the purchase price of any public shares to be acquired by WTMA, the Sponsor, the other initial stockholders or any of their respective affiliates, will be at a price no higher than the redemption price offered to public shareholders. In addition, WTMA will file a Current Report on Form 8-K and will (i) amend the proxy statement/prospectus, if such arrangements are entered into prior to effectiveness of the Registration Statement on Form S-4, or (ii) file a proxy supplement, if such arrangements are entered into after effectiveness of such Registration Statement, to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the Business Combination Proposal or the satisfaction of any closing conditions. Any such disclosures will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons, and will describe the material costs of such arrangements to WTMA and WaveTech, as well as their potential impact to New WaveTech after giving effect to the Business Combination.

The existence of financial and personal interests of one or more of WTMA’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of WTMA and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the proposals. In addition, WTMA’s officers have interests in the Business Combination that may conflict with your interests as a stockholder.

Interests of WaveTech’s Executive Officers in the Business Combination

Certain of the officers of WaveTech also have interests in the Business Combination, including the commencement of vesting of certain equity awards and the anticipated continuation of employment of certain of the officers of WaveTech.

For a more complete description of the interests of WaveTech’s executive officers in the Business Combination, see the section entitled “Summary of the Proxy Statement/Prospectus — Interests of WaveTech’s Executive Officers in the Business Combination”.

Expected Accounting Treatment of the Business Combination

We expect the Business Combination to be accounted for as a reverse recapitalization in accordance with the accounting principles generally accepted in the United States of America (“GAAP”). Under the guidance in ASC 805, WTMA is expected to be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on existing WaveTech Stockholders comprising a relative majority of the voting power of the combined company, WaveTech’s operations prior to the acquisition comprising the only ongoing operations of New WaveTech, the majority of New WaveTech’s board of directors being appointed by WaveTech, and WaveTech’s senior management comprising a majority of the senior management of New WaveTech. Accordingly, the Business Combination is expected to be reflected as the equivalent of WaveTech issuing stock for the net assets of WTMA, accompanied by a recapitalization whereby no goodwill or other intangible assets are recorded. Operations prior to the Business Combination will be those of WaveTech.

Regulatory Matters

Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission (“FTC”), certain transactions may not be consummated unless information has been furnished to the Antitrust Division of the Department of Justice (“Antitrust Division”) and the FTC and certain waiting period requirements have been satisfied. The Business Combination is not subject to these requirements.

At any time before or after consummation of the Business Combination, notwithstanding the inapplicability of the HSR Act, the Department of Justice or the FTC, or any state or foreign governmental authority could take such action under applicable antitrust laws as such authority deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Business Combination, conditionally approving the Business Combination upon divestiture of assets, subjecting the completion of the Business Combination to regulatory conditions or seeking other remedies. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. WTMA cannot assure you that the Antitrust Division, the FTC, any state attorney general or any other government authority will not attempt to challenge the Business Combination on antitrust grounds, and, if such a challenge is made, WTMA cannot assure you as to its result.

Neither of WTMA nor WaveTech are aware of any material regulatory approvals or actions that are required for completion of the Business Combination. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Vote Required for Approval

The approval of the Merger Agreement Proposal requires the affirmative vote of a majority of the shares of WTMA Common Stock attending virtually or by proxy and entitled to vote thereon. Accordingly, a WTMA stockholder’s failure to vote virtually or by proxy at the Special Meeting of stockholders or a broker non-vote will have no effect on the outcome of any vote on this proposal. An abstention from voting will have the same effect as a vote against the Merger Agreement Proposal.

The Merger Agreement Proposal is cross-conditioned on the approval of the Organizational Documents Proposals, the Director Election Proposal, the Stock Issuance Proposal and the New WaveTech Key Executive Alignment Program Proposal.

Recommendation of the WTMA Board

THE WTMA BOARD UNANIMOUSLY RECOMMENDS THAT THE WTMA STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE MERGER AGREEMENT PROPOSAL.

The existence of financial and personal interests of one or more of WTMA’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of WTMA and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the proposals. In addition, WTMA’s officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section entitled “Merger Agreement Proposal — Interests of WTMA’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

ORGANIZATIONAL DOCUMENTS PROPOSALS

Overview

If the Business Combination is to be consummated, WTMA will replace (i) its current Amended and Restated Certificate of Incorporation (the “Existing Charter”) with the proposed Second Amended and Restated Certificate of Incorporation (the “Proposed Charter”) in the form attached to this proxy statement/prospectus as Annex B, and (ii) its current Amended and Restated By-Laws (the “Existing Bylaws”) with the proposed Amended and Restated Bylaws (the “Proposed Bylaws”) in the form attached to this proxy statement/prospectus as Annex C, which, in the judgment of the WTMA Board, is necessary to adequately address the needs of New WaveTech following the Closing.

The following table sets forth a summary of the principal proposed changes and the differences between (i) the Existing Charter and the Proposed Charter and (ii) the Existing Bylaws and the Proposed Bylaws, which reflect the material differences between the current rights of stockholders of WTMA Common Stock and the rights those stockholders will have as stockholders of New WaveTech Common Stock immediately following the Closing. This summary is qualified by reference to the complete text of the Proposed Charter and the Proposed Bylaws, a copy of which are attached to this proxy statement/prospectus as Annex B and Annex C. All stockholders are encouraged to read each of the Proposed Charter and the Proposed Bylaws in its entirety for a more complete description of its terms.

	Existing Charter	Proposed Charter
Classification
Board of Directors (Proposal No. 2)	The Existing Charter provides that holders of WTMA Common Stock shall elect directors.

The Proposed Charter provides for three classes of board directors with staggered three-year terms and directs that any vacancies on the board of directors, or new directorships, be filled exclusively by the affirmative vote of a majority of the directors then in office, not the stockholders.

	See Article IV Section B of the Existing Charter.	See Article VI Sections B and D of the Proposed Charter.
Removal

The Existing Charter provides that directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of more than 60% of the voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class.

The Proposed Charter provides that directors may be removed at any time, but only for cause and only by the affirmative vote of the holders of at least two-thirds (66 and 2/3%) of the voting power of all of the then outstanding shares of voting stock entitled to vote at an election of directors.

	See Article VI Section E of the Existing Charter.	See Article VI Section C of the Proposed Charter.
Name (Proposal No. 3)	Welsbach Technology Metals Acquisition Corp.	WaveTech Group, Inc.
	See Article I of the Existing Charter.	See Article I of the Proposed Charter.

	Existing Charter	Proposed Charter
Duration of Existence (Proposal No. 3)

The Existing Charter provides that if WTMA does not consummate the Business Combination and fail to complete an initial business combination within 9 or 12 or 15 months of the consummation of the initial public offering (subject to the requirements of law), it will be required to dissolve and liquidate our trust account by returning the then remaining funds in such account to the public Stockholders.

The Proposed Charter deletes the liquidation provision in the Existing Charter and retains the default of perpetual existence under the DGCL.
	See Article V Section E of the Existing Charter.	Default rule under the DGCL.
Special Meeting of Stockholders (Proposal No. 3)	The Existing Charter provides that special meetings of stockholders may be called by resolution of the board, or by the chairman or president (if any)

The Proposed Charter provides that special meetings of the stockholders may be called by the board of directors, the chairperson of the board of directors, the executive chairman of the board of directors, the chief executive officer or a president, and shall not be called by any other person or persons.

	See Article II Section II of the Existing Bylaws.	See Article VII Section B of the Existing Charter.
Provisions Specific to a Blank Check Company (Proposal No. 3)	Under the Existing Charter, Article V sets forth various provisions related to our operations as a blank check company prior to the consummation of an initial business combination (“IPO”).

The Proposed Charter deletes the provisions previously included as Article V in the Existing Charter in their entirety because, upon consummation of the Business Combination, WTMA will cease to be a blank check company. In addition, the provisions requiring that the proceeds from the IPO be held in a trust account until a business combination or liquidation of WTMA and the terms governing WTMA’s consummation of a proposed business combination will not be applicable following consummation of the Business Combination and thus will be deleted.

	See Article V of the Existing Charter.	N/A

	Existing Charter	Proposed Charter
Amendments to the Bylaws (Proposal No. 3)

Under the Existing Bylaws, bylaws may be altered, amended, supplemented or repealed or new bylaws may be adopted (a) at any regular or special meeting of stockholders at which a quorum is present or represented, by the affirmative vote of the holders of a majority of the shares entitled to vote, provided notice of the proposed alteration, amendment or repeal be contained in the notice of such meeting, or (b) by a resolution adopted by a majority of the whole board at any regular or special meeting of the board.

Under the Proposed Charter, the adoption, amendment or repeal of the bylaws by the stockholders shall require the affirmative vote of the holders of at least two-thirds (66 and 2/3%) of the voting power of all of the then outstanding shares of voting stock entitled to vote.

	See Article IX Section 1 of the Existing Bylaws.	See Article VI Section F of the Proposed Charter and Article X of the Proposed Bylaws.
Stockholder Proposals and Nominations (Proposal No. 3)

Under the Existing Bylaws, stockholders seeking to bring business before the annual meeting of stockholders, or to nominate candidates for election as directors at the annual meeting of stockholders must provide timely notice of their intent in writing. To be timely, a stockholder’s notice will need to be delivered to the Corporation’s principal executive offices not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day prior to the scheduled date of the annual meeting of stockholders.

Under the Proposed Bylaws, for a stockholder to make any nomination of a person or persons for election to the Board of Directors at an annual meeting, the stockholder must (1) provide timely notice in writing and in proper form to the secretary of the corporation, (2) provide the information, agreements and questionnaires with respect to such stockholder and its candidate for nomination and (3) provide any updates or supplements to such notice at the times and in the required forms. For business to be properly brought before an annual meeting by a stockholder, the stockholder must (a) provide timely notice in writing and in proper form to the secretary of the corporation and (b) provide any updates or supplements to such notice at the times and in the required forms.

	See Article II Section 4 of the Existing Bylaws.	See Article 2.4 and 2.5 of the Proposed Bylaws.
Forum for Actions Arising Under the Securities Act (Proposal No. 3)	Under the Existing Charter, Article VIII provides that the Court of Chancery in the State of Delaware shall not have jurisdiction over any action arising under the Securities Act.

The Proposed Charter provides that, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

	See Article VIII of the Existing Charter.	See Article X of the Proposed Charter.

Reasons for the Amendments to WTMA’s Existing Charter

In the judgment of the WTMA Board, the Proposed Charter is necessary to address the needs of New WaveTech following the Closing. In particular, the changes to the Existing Charter (Proposal No. 3), including the name change from “Welsbach Technology Metals Acquisition Corp.” to “WaveTech Group, Inc.,” are necessary to adequately address the needs of New WaveTech following the Closing. The elimination of certain provisions related to WTMA’s status as a blank check company is desirable because these provisions will serve no purpose following the Business Combination. For example, these proposed amendments remove the requirement to dissolve WTMA and allow it to continue as a corporate entity with perpetual existence following consummation of the Business Combination. Perpetual existence is the usual period of existence for corporations and the WTMA Board believes it is the most appropriate period following the Business Combination. In addition, certain other provisions in the Existing Charter require that proceeds from WTMA’s initial public offering be held in the trust account until a business combination or liquidation of WTMA has occurred. These provisions cease to apply once the Business Combination is consummated. The revision to provide that, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act is desirable to assist New WaveTech in avoiding multiple lawsuits in multiple jurisdictions regarding the same matter. The ability to require such claims to be brought in a federal district court will help to assure consistent consideration of the issues, the application of a relatively known body of case law and level of expertise and should promote efficiency and cost-savings in the resolutions of such claims.

Vote Required for Approval

The approval of the Organizational Documents Proposals requires the affirmative vote (attending virtually or by proxy) of the holders of a majority of all outstanding shares of WTMA Common Stock. Any broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Special Meeting, and will have the same effect as a vote against the Organizational Documents Proposal. An abstention will have the same effect as a vote against the Organizational Documents Proposal.

The Organizational Documents Proposals are cross-conditioned on the approval of the Merger Agreement Proposal, the Director Election Proposal, the Stock Issuance Proposal and the New WaveTech Key Executive Alignment Program Proposal.

Recommendation of the WTMA Board

THE WTMA BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ORGANIZATIONAL DOCUMENTS PROPOSALS.

The existence of financial and personal interests of one or more of WTMA’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of WTMA and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the proposals. In addition, WTMA’s officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section entitled “Merger Agreement Proposal — Interests of WTMA’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

DIRECTOR ELECTION PROPOSAL

Overview

The Director Election Proposal — to consider and vote upon a proposal, assuming the Merger Agreement Proposal and each of the Organizational Documents Proposals are approved, to elect seven directors who, upon consummation of the Business Combination, will be the directors of New WaveTech (“Director Election Proposal”).

Assuming the Merger Agreement Proposal and each of the Organizational Documents Proposals are approved, WTMA’s stockholders are also being asked to approve and adopt the Director Election Proposal.

Nominees

As contemplated by the Merger Agreement, the Board of New WaveTech following consummation of the transaction will consist of up to seven directors:

(i)     four director nominees designated by WaveTech and reasonably acceptable to WTMA;

(ii)    two director nominees mutually agreed by WTMA and WaveTech; and

(iii)   one director nominee to be designated by WTMA and reasonably acceptable to WaveTech.

Accordingly, our board of directors has nominated each of [•] to serve as our directors upon the consummation of the Business Combination, in each case, in accordance with the terms and subject to the conditions of the Proposed Organizational Documents. For more information on the experience of each of these director nominees, please see the section entitled “Management of New WaveTech Following the Business Combination” of this proxy statement/prospectus.

Vote Required for Approval

The approval of the Director Election Proposal requires the affirmative vote (attending virtually or by proxy) of the holders of a plurality of the votes cast at the Special Meeting. This means that the five nominees will be elected if they receive more affirmative votes than any other nominee for the same position. Votes marked “FOR” a nominee will be counted in favor of that nominee. Proxies will have full discretion to cast votes for other persons in the event any nominee is unable to serve. Abstentions or failure to vote by proxy or to vote virtually at the Special Meeting and broker non-votes will have no effect on the vote since a plurality of the votes cast is required for the election of each nominee. Because the Director Election Proposal an uncontested election with no cumulative voting, every director nominee will be assured election upon receiving just one “for” vote.

The Director Election Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if each of the Condition Precedent Approvals is not approved, the Director Election Proposal will have no effect, even if approved at the Special Meeting.

Recommendation of the WTMA Board

THE WTMA BOARD UNANIMOUSLY RECOMMENDS THAT WTMA STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE DIRECTOR ELECTION PROPOSAL.

The existence of financial and personal interests of one or more of WTMA’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of WTMA and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the proposals. In addition, WTMA’s officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section entitled “Merger Agreement Proposal — Interests of WTMA’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

STOCK ISSUANCE PROPOSAL

Overview

The Stock Issuance Proposal — to consider and vote upon a proposal to approve and adopt, assuming the Merger Agreement Proposal, each of the Organizational Documents Proposals, the Director Election Proposal and the New WaveTech Key Executive Alignment Program Proposal are approved, for the purposes of complying with the applicable provisions of Nasdaq Stock Market Listing Rule 5635, the issuance, or reservation for future issuance, of shares of New WaveTech Common Stock to (a) the PIPE Investors, pursuant to the PIPE Investment; (b) WaveTech Qualified Stockholders pursuant to the earnout program, and (c) the WaveTech Stockholders pursuant to the Merger Agreement (collectively, the “Stock Issuance Proposal”).

Assuming the Merger Agreement Proposal, each of the Organizational Documents Proposals, the Director Election Proposal and the New WaveTech Key Executive Alignment Program are approved, WTMA’s stockholders are also being asked to approve and adopt the Stock Issuance Proposal.

Reasons for the Approval for Purposes of Nasdaq Listing Rule 5635

Under Nasdaq Listing Rule 5635(a)(1), stockholder approval is required prior to the present or potential issuance of common stock or of securities convertible into or exercisable for common stock, in connection with the acquisition of the stock of another company if the common stock is not issued in a public offering for cash and (1) the common stock has, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of the common stock, including securities convertible into or exercisable for common stock, or (2) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities.

Under Nasdaq Listing Rule 5635(b), stockholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a change of control of the registrant. Although Nasdaq has not adopted any rule on what constitutes a “change of control” for purposes of Rule 5635(b), Nasdaq has previously indicated that the acquisition of, or right to acquire, by a single investor or affiliated investor group, as little as 20% of the common stock (or securities convertible into or exercisable for common stock) or voting power of an issuer could constitute a change of control. Under Nasdaq Listing Rule 5635(c), stockholder approval is required prior to the issuance of securities when a plan or other equity compensation arrangement is established or materially amended.

Under Nasdaq Listing Rule 5635(c), stockholder approval is required prior to the issuance of securities when a plan or other equity compensation arrangement is established or materially amended.

Under Nasdaq Listing Rule 5635(d), stockholder approval is required for a transaction other than a public offering, involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) at a price that is less than the lesser of the official Nasdaq closing price immediately before signing of the binding agreement and the average official Nasdaq closing price for the five trading days immediately preceding the signing of the binding agreement of the stock if the number of shares of common stock to be issued is or may be equal to 20% or more of the common stock, or 20% or more of the voting power, outstanding before the issuance.

If the Business Combination is completed pursuant to the Merger Agreement, WTMA currently expects to issue 15 million shares of New WaveTech Common Stock (assuming that none of WTMA’s outstanding shares of public stock are redeemed) in connection with the Merger, [•] shares of New WaveTech Common Stock in connection with the PIPE Investment and [•] shares of New WaveTech Common Stock to buyers of the Convertible Notes. The total shares of New WaveTech Common Stock to be issued at the closing include shares of New WaveTech Common Stock to be issued in respect of outstanding WaveTech Common Stock and WaveTech Preferred Stock and shares of New WaveTech Common Stock underlying or exchangeable for WaveTech Restricted Stock Unit Awards and WaveTech’s outstanding Series A Convertible Notes. As of the date of this proxy statement/prospectus, the exchange ratio is expected to be approximately 0.8946 and there are expected to be issued 15.0 million shares of New WaveTech Common Stock as of the Closing. In addition, up to 17.5 million Earnout Shares of New WaveTech Common Stock could be issued to WaveTech’s Qualified Stockholders pursuant to the earnout program if certain Milestones are met. For further details, see the section entitled “Merger Agreement Proposal — The Merger

Agreement — Consideration and Conversion of Certain WaveTech Securities — Aggregate Merger Consideration.” The issuance of the shares of WTMA Common Stock described above will result in significant dilution to WTMA stockholders and result in WTMA’s stockholders having a smaller percentage interest in the voting power, liquidation value and aggregate book value of WTMA.

Additionally, pursuant to Nasdaq Listing Rule 5635(a)(2), when a Nasdaq-listed company proposes to issue securities in connection with the acquisition of the stock or assets of another company, stockholder approval is required if any director, officer or substantial stockholder of the Nasdaq-listed company has a 5% or greater interest, directly or indirectly, in such company or the assets to be acquired or in the consideration to be paid in the transaction or series of related transactions and the present or potential issuance of common stock (or securities convertible into or exercisable for common stock) could result in an increase in outstanding shares of common stock or voting power of 5% or more. Nasdaq Listing Rule 5635(e)(3) defines a substantial stockholder as the holder of an interest of 5% or more of either the number of shares of common stock or the voting power outstanding of a Nasdaq-listed company. Because the Sponsor, Daniel Mamadou and Christopher Clower each can be deemed to beneficially own owns greater than 5% of WTMA Common Stock, each of the Sponsor, Mr. Mamadou and Mr. Clower are considered a substantial stockholder of WTMA under Nasdaq Listing Rule 5635(e)(3). For this reason, WTMA is seeking the approval of WTMA stockholders for the issuance of shares of New WaveTech Common Stock in connection with the Business Combination, the Earnout Shares and the PIPE Investment.

In the event that this proposal is not approved by WTMA stockholders, the Business Combination cannot be consummated. In the event that this proposal is approved by WTMA stockholders, but the Merger Agreement is terminated (without the Business Combination being consummated) prior to the issuance of shares of New WaveTech Common Stock pursuant to the Merger Agreement, Earnout Shares or the PIPE Investment, such shares of New WaveTech Common Stock will not be issued.

Vote Required for Approval

The approval of the Stock Issuance Proposal requires the affirmative vote (attending virtually or by proxy) of holders as of the Record Date of a majority of all outstanding shares of WTMA Common Stock entitled to vote and who vote thereon at the Special Meeting. Accordingly, a WTMA stockholder’s failure to vote virtually or by proxy at the Special Meeting of stockholders, an abstention from voting or a broker non-vote will have no effect on the outcome of any vote on this proposal.

The Stock Issuance Proposal is cross-conditioned on the approval of the Merger Agreement Proposal, the Organizational Documents Proposals, the Director Election Proposal and the New WaveTech Key Executive Alignment Program Proposal.

Recommendation of the WTMA Board

THE WTMA BOARD UNANIMOUSLY RECOMMENDS THAT WTMA STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE STOCK ISSUANCE PROPOSAL.

The existence of financial and personal interests of one or more of WTMA’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of WTMA and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the proposals. In addition, WTMA’s officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section entitled “Merger Agreement Proposal — Interests of WTMA’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

THE NEW WAVETECH KEY EXECUTIVE ALIGNMENT PROGRAM PROPOSAL

Overview

On [•], 2022, the WTMA Board approved and adopted the New WaveTech Key Executive Alignment Program, effective as of and contingent on the consummation of the Business Combination, and subject to approval of WTMA stockholders. If the New WaveTech Key Executive Alignment Program is approved by WTMA stockholders and the Business Combination is consummated, New WaveTech will be authorized to grant equity and cash incentive awards to eligible service providers pursuant to the Program. WTMA is asking its stockholders to approve the New WaveTech Key Executive Alignment Program, the material terms of which are described below.

A copy of the New WaveTech Key Executive Alignment Program is attached to this proxy statement/prospectus as Annex D and the description below is qualified in its entirety by reference to that attached plan document.

The New WaveTech Key Executive Alignment Program

The purpose of the New WaveTech Key Executive Alignment Program is to better align certain key WaveTech executives with shareholders and to provide an additional incentive to persons whose contributions are essential to the success of the business and to attract and retain competent and dedicated persons whose efforts will result in long-term profitability. WTMA believes that equity-based awards to be issued under the New WaveTech Key Executive Alignment Program will motivate officers, employees, non-employee directors, and consultants to faithfully and diligently perform their responsibilities and will strengthen their commitment to New WaveTech. WTMA believes that grants of incentive equity and equity-based awards are essential to attracting and retaining highly qualified service providers.

Summary of the New WaveTech Key Executive Alignment Program

This section summarizes certain principal features of the New WaveTech Key Executive Alignment Program.

Eligibility and Administration

New WaveTech employees, executive directors, non-executive directors, employees and consultants of New WaveTech’s subsidiaries are eligible to receive awards under the New WaveTech Key Executive Alignment Program.

The New WaveTech Key Executive Alignment Program is administered by New WaveTech’s Compensation Committee (referred to as the Administrator below), subject to certain limitations imposed under the New WaveTech Key Executive Alignment Program, and other applicable laws and Nasdaq rules. The Administrator has the authority to take all actions and make all determinations under the New WaveTech Key Executive Alignment Program, to interpret the New WaveTech Key Executive Alignment Program and award agreements and to adopt, amend and repeal rules for the administration of the New WaveTech Key Executive Alignment Program as it deems advisable. The Administrator also has the authority to determine which eligible service providers receive awards, grant awards, set the terms and conditions of all awards under the New WaveTech Key Executive Alignment Program, including any vesting and vesting acceleration provisions, subject to the conditions and limitations in the New WaveTech Key Executive Alignment Program.

Shares Available for Awards

The maximum number of New WaveTech Common Stock, or the Share Reserve, that may be issued under the New WaveTech Key Executive Alignment Program as approved at the time of adoption of the New WaveTech Key Executive Alignment Program was [•] New WaveTech Common Stock. Effective upon pricing, the Share Reserve will be increased to an aggregate amount which will be confirmed upon pricing but will, subject to adjustment, be increased by a number equal to [•] New WaveTech Common Stock, which represents approximately [•]% of New WaveTech’s expected entire issued share capital to be outstanding shares to be outstanding immediately after the Closing. No more than [•] New WaveTech Common Stock may be issued under the New WaveTech Key Executive Alignment Program upon the exercise of incentive share options. In addition, effective upon pricing, the number of New WaveTech Common Stock reserved for issuance under the New WaveTech Key Executive Alignment Program will automatically increase on January 1 of each year, commencing on January 1, [•] and ending on (and including) January 1, [•], in an amount equal to [•]% of the total number of New WaveTech Common Stock outstanding on December 31 of the preceding calendar year. The New WaveTech Board of Directors may act prior to January 1 of a given year to provide that there will be no increase for such year or that the increase for such year will be a lesser (but not greater) number of New WaveTech Common Stock. New WaveTech Common Stock issued under the New WaveTech Key Executive Alignment Program may be new shares, shares purchased on the open market or treasury shares.

If an award under the New WaveTech Key Executive Alignment Program, expires, lapses or is terminated, exchanged for cash, surrendered, repurchased, cancelled without having been fully exercised or forfeited, any unused shares subject to the award will, as applicable, become or again be available for new grants under the New WaveTech Key Executive Alignment Program.

Awards granted under the New WaveTech Key Executive Alignment Program in substitution for any options or other equity or equity-based awards granted by an entity before such entity’s merger or consolidation with New WaveTech or New WaveTech’s acquisition of such entity’s property or stock will not reduce the number of New WaveTech Common Stock available for grant under the New WaveTech Key Executive Alignment Program, but will count against the maximum number of New WaveTech Common Stock that may be issued upon the exercise of incentive stock options.

Awards

The New WaveTech Key Executive Alignment Program provides for the grant of options (which may be market value or otherwise, subject to local laws), share appreciation rights (which may be market value or otherwise, subject to local laws), or SARs, restricted shares, restricted share units, or RSUs, and other share-based awards. All awards under the New WaveTech Key Executive Alignment Program will be set forth in award agreements, which will detail the terms and conditions of awards, including any applicable vesting and payment terms, change of control provisions and post-termination exercise limitations. A brief description of each award type follows.

Options and SARs.    Options provide for the purchase of New WaveTech Common Stock in the future at an exercise price set at no less than the nominal value (market value in the case of participants subject to taxation in the United States) of a New WaveTech Common Stock on the grant date. SARs entitle their holder, upon exercise, to receive from New WaveTech an amount equal to the appreciation of the shares subject to the award between the grant date and the exercise date. The Administrator will determine the number of shares covered by each option and SAR, and the conditions and limitations applicable to the exercise of each option and SAR.

Restricted shares and RSUs.    Restricted shares are an award of non-transferable New WaveTech Common Stock that remain forfeitable unless and until specified conditions are met and which may be subject to a purchase price. RSUs are contractual promises to deliver New WaveTech Common Stock in the future, which may also remain forfeitable unless and until specified conditions are met. The Administrator may provide that the delivery of the shares underlying RSUs will be deferred on a mandatory basis or at the election of the participant. The terms and conditions applicable to restricted shares and RSUs will be determined by the Administrator, subject to the conditions and limitations contained in the New WaveTech Key Executive Alignment Program.

Other share-based awards.    Other share-based awards are awards of fully vested New WaveTech Common Stock and other awards valued wholly or partially by referring to, or otherwise based on, New WaveTech Common Stock or other property. Other share-based awards may be granted to participants and may also be available as a payment form in the settlement of other awards, as standalone payments and as payment in lieu of compensation to which a participant is otherwise entitled. The Administrator will determine the terms and conditions of other share-based awards, which may include any purchase price, performance goal, transfer restrictions and vesting conditions.

Performance criteria

The Administrator may set performance goals in respect of any awards in its discretion.

Certain Transactions

In connection with certain corporate transactions and events affecting New WaveTech Common Stock, including a change of control, another similar corporate transaction or event, the Administrator has broad discretion to take action under the New WaveTech Key Executive Alignment Program. This includes cancelling awards for cash or property, accelerating the vesting of awards, providing for the assumption or substitution of awards by a successor entity, adjusting the number and type of shares subject to outstanding awards and/or with respect to which awards may be granted under the New WaveTech Key Executive Alignment Program and replacing or terminating awards under the New WaveTech Key Executive Alignment Program. In addition, in the event of certain equity restructuring transactions, the Administrator will make equitable adjustments to the limits under the New WaveTech Key Executive Alignment Program and outstanding awards as it deems appropriate to reflect the transaction.

Plan Amendment and Termination

New WaveTech’s Board of Directors may amend or terminate the New WaveTech Key Executive Alignment Program at any time; however, no amendment, other than an amendment that increases the number of New WaveTech Common Stock available under the New WaveTech Key Executive Alignment Program, may materially and adversely affect an award outstanding under the New WaveTech Key Executive Alignment Program without the consent of the affected participant and shareholder approval will be obtained for any amendment to the extent necessary to comply with applicable laws. The New WaveTech Key Executive Alignment Program will remain in effect until the tenth anniversary of its effective date unless earlier terminated by New WaveTech’s Board of Directors. No awards may be granted under the New WaveTech Key Executive Alignment Program after its termination.

Foreign Participants, Claw back Provisions, Transferability and Participant Payments

The plan administrator may determine which individuals located outside the United States will participate in the New WaveTech Key Executive Alignment Program, as well as which affiliates with individuals located outside the United States, if any, will be covered by the New WaveTech Key Executive Alignment Program; set the terms and conditions of awards granted to individuals outside the United States; and establish sub-plans and/or adjust other terms and conditions of awards, subject to the share limits described above, and modify the terms and conditions of any award if necessary or advisable, including to comply with local law. All awards will be subject to any compensation recovery or clawback policy required pursuant to Section 304 of Sarbanes-Oxley Act of 2002, as amended, and any other legally required recovery or clawback, as well as any clawback policy of New WaveTech or an affiliate as may be adopted and amended from time to time. Until they are fully vested and/or exercisable, awards under the New WaveTech Key Executive Alignment Program are generally non-transferrable, subject to the plan administrator’s consent, and are generally exercisable only by the participant. With regard to tax withholding, exercise price, and purchase price obligations arising in connection with awards under the New WaveTech Key Executive Alignment Program, generally the plan administrator may, in its discretion, accept cash, shares of New WaveTech Common Stock that meet specified conditions, or such other consideration as it deems suitable.

U.S. Federal Income Tax Consequences

The following is a general summary under current law of the principal United States federal income tax consequences related to awards under the New WaveTech Key Executive Alignment Program. This summary deals with the general federal income tax principles that apply and is provided only for general information. Some kinds of taxes, such as state, local and foreign income taxes and federal employment taxes, are not discussed. This summary is not intended as tax advice to participants, who should consult their own tax advisors.

•        Non-Qualified Stock Options.    If an optionee is granted an NSO under the New WaveTech Key Executive Alignment Program, the optionee generally will not recognize taxable income at the time the option is granted. Generally, the optionee will recognize compensation taxable as ordinary income at the time of exercise of an NSO in an amount equal to the fair market value of the shares acquired on the date of exercise, less the exercise price paid for the shares. The optionee’s basis in the common stock for purposes of determining gain or loss on a subsequent sale or disposition of such shares generally will be the amount paid for the shares plus the amount of ordinary income recognized by the optionee. Any subsequent gain or loss will be taxable as a long-term or short-term capital gain or loss. We or our subsidiaries or affiliates generally will be entitled to a federal income tax deduction at the time and for the same amount as the optionee recognizes ordinary income (subject to limitations on deductions which may apply pursuant to applicable tax law, including Code Section 162(m)).

•        Incentive Stock Options.    A participant receiving ISOs will not recognize taxable income upon grant. Additionally, the participant will not recognize taxable income at the time of exercise. However, the excess of the fair market value of the shares of New WaveTech Common Stock received over the option exercise price is potentially subject to the alternative minimum tax. If stock acquired upon exercise of an ISO is held for a minimum of two years from the date of grant and one year from the date of exercise and otherwise satisfies the ISO requirements, the gain or loss (in an amount equal to the difference between the fair market value on the date of disposition and the exercise price) upon disposition of the stock will be treated as a capital gain or loss, and we will not be entitled to any deduction. If the holding period requirements are not met at the time of a disposition of the stock, the ISO will be treated as one that does not meet the requirements of the Code for ISOs and the participant will recognize compensation taxable as ordinary income in the year of the disposition equal to the lesser of (i) the excess of the amount realized upon the disposition over the exercise price, or (ii) the excess of the fair market value of the shares on the date the ISO is exercised over the exercise price. Any additional gain or loss on the disposition of the stock is treated as capital gain or capital loss. We or our subsidiaries or affiliates generally are not entitled to a federal income tax deduction upon either the exercise of an ISO or upon disposition of the shares acquired pursuant to such exercise, except to the extent that the participant recognizes ordinary income on disposition of the shares.

•        Other Awards.    Recipients who receive SARs generally will recognize ordinary income upon exercise in an amount equal to the excess of the fair market value of the underlying shares of common stock on the exercise date over the exercise price. Recipients who receive awards of restricted stock subject to a vesting requirement generally will recognize ordinary income at the time vesting occurs in an amount equal to the fair market value of the shares at that time minus the amount, if any, paid for the shares. However, a recipient who receives restricted stock that is not vested may, within 30 days of the date the shares are transferred, elect in accordance with Section 83(b) of the Code to recognize ordinary compensation income at the time of transfer of the shares rather than upon the vesting dates. Recipients who receive RSU awards, other stock-based awards, stock bonuses, or cash awards generally will recognize ordinary income when they receive payment upon settlement of the awards in an amount equal to the amount of cash or the fair market value of the shares received at that time. We or our subsidiaries or affiliates generally will be entitled to a federal income tax deduction at the time and for the same amount as the recipient recognizes ordinary income.

Section 409A of the Code

Certain types of awards under the New WaveTech Key Executive Alignment Program may constitute, or provide for, a deferral of compensation subject to Section 409A of the Code. Unless certain requirements set forth in Section 409A of the Code are complied with, holders of such awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% penalty tax (and, potentially, certain interest, penalties, and additional state taxes). To the extent applicable, the New WaveTech Key Executive Alignment Program and awards granted under the New WaveTech Key Executive Alignment Program will be intended to be structured and interpreted to either comply with or be exempt from Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance that may be issued under Section 409A of the Code.

Vote Required for Approval

The approval of the New WaveTech Key Executive Alignment Program Proposal requires the affirmative vote (attending virtually or by proxy) of the holders of a majority of all then outstanding shares of WTMA Common Stock entitled to vote thereon at the Special Meeting, voting as a single class and who vote at the Special Meeting. Accordingly, a WTMA stockholder’s failure to vote virtually or by proxy at the Special Meeting of stockholders, an abstention from voting or a broker non-vote will have no effect on the outcome of any vote on this proposal.

The New WaveTech Key Executive Alignment Program Proposal is cross-conditioned on the approval of the Merger Agreement Proposal, the Organizational Documents Proposals, the Director Election Proposal and the Stock Issuance Proposal.

Recommendation of the WTMA Board

THE WTMA BOARD UNANIMOUSLY RECOMMENDS THAT THE WTMA STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE NEW WAVETECH KEY EXECUTIVE ALIGNMENT PROGRAM PROPOSAL.

The existence of financial and personal interests of one or more of WTMA’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of WTMA and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the proposals. In addition, WTMA’s officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section entitled “Merger Agreement Proposal — Interests of WTMA’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

ADJOURNMENT PROPOSAL

The Adjournment Proposal, if adopted, allows the WTMA Board to submit a proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event, based on the tabulated votes, there are not sufficient votes at the time of the Special Meeting to approve the Condition Precedent Proposals. The purpose of the Adjournment Proposal is to permit further solicitation of proxies and votes and to provide additional time for the Sponsor and New WaveTech and their respective stockholders to make purchases of WTMA Common Stock or other arrangements that would increase the likelihood of obtaining a favorable vote on the proposals to be put to the Special Meeting. See the section entitled “Merger Agreement Proposal — Interests of WTMA’s Directors and Executive Officers in the Business Combination.”

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is presented to the Special Meeting and is not approved by the stockholders, the WTMA Board may not be able to adjourn the Special Meeting to a later date in the event that, based on the tabulated votes, there are not sufficient votes at the time of the Special Meeting to approve the Condition Precedent Proposals. In such events, the Business Combination would not be completed.

Vote Required for Approval

The approval of the Adjournment Proposal requires the affirmative vote of a majority of the shares of WTMA Common Stock attending virtually or by proxy and entitled to vote thereon. Accordingly, a WTMA stockholder’s failure to vote virtually or by proxy at the Special Meeting of stockholders or a broker non-vote will have no effect on the outcome of any vote on this proposal. An abstention from voting will have the same effect as a vote against the Adjournment Proposal.

Recommendation of the WTMA Board

THE WTMA BOARD UNANIMOUSLY RECOMMENDS THAT WTMA STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

The existence of financial and personal interests of one or more of WTMA’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of WTMA and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the proposals. In addition, WTMA’s officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section entitled “Merger Agreement Proposal — Interests of WTMA’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR STOCKHOLDERS EXERCISING REDEMPTION RIGHTS

The following is a discussion of the material U.S. federal income tax consequences for holders of WTMA Common Stock that exercise their Redemption Rights described above under “Special Meeting of WTMA — Redemption Rights.” This discussion applies only to shares of WTMA Common Stock held as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment).

This discussion does not address all U.S. federal income tax consequences that may be relevant to your particular circumstances, including the impact of the Medicare contribution tax on net investment income, the alternative minimum tax or the special accounting rules in Section 451(b) of the Code. In addition, it does not address consequences relevant to holders subject to special rules, including, without limitation:

•        U.S. expatriates and former citizens or long-term residents of the United States;

•        persons holding WTMA Common Stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated transaction;

•        banks, insurance companies, underwriters and other financial institutions;

•        brokers, dealers or traders in securities;

•        “controlled foreign corporations,” “passive foreign investment companies,” “specified foreign corporations” and corporations that accumulate earnings to avoid U.S. federal income tax;

•        partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

•        subchapter S corporations and investors in such entities;

•        persons that directly, indirectly, or constructively own 5 percent or more (by vote or value) of the outstanding shares of WTMA Common Stock;

•        tax-exempt organizations or governmental organizations;

•        persons subject to special tax accounting rules as a result of any item of gross income with respect to WTMA Common Stock being taken into account in an applicable financial statement;

•        U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•        regulated investment companies or real estate investment trusts;

•        tax-qualified retirement plans, individual retirement accounts or other tax-deferred accounts, or pension plans;

•        “qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds; and

•        the Sponsor and other holders of Founder Shares.

If you are a partnership (or other pass-through entity) for U.S. federal income tax purposes, the tax treatment of your partners (or other owners) will generally depend on the status of the partners, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships (or other pass-through entities) and the partners (or other owners) in such partnerships (or such other pass-through entities) should consult their own tax advisors regarding the U.S. federal income tax consequences to them relating to the matters discussed below.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of shares of WTMA Common Stock who or that, for U.S. federal income tax purposes, is or is treated as:

•        an individual who is a citizen or resident of the United States,

•        a corporation organized in or under the laws of the United States, any state thereof or the District of Columbia,

•        an estate, the income of which is subject to U.S. federal income tax regardless of its source, or

•        a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) or (2) was in existence on August 20, 1996 and has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Also, for purposes of this discussion, a “Non-U.S. holder” is any beneficial owner of WTMA Common Stock who or that is neither a U.S. holder nor an entity classified as a partnership for U.S. federal income tax purposes.

The following does not purport to be a complete analysis of all potential tax effects associated with redemptions of WTMA Common Stock in advance of the Business Combination. The effects of other U.S. federal tax laws, such as estate and gift tax laws, excise taxes, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the Code, Treasury regulations promulgated thereunder, judicial decisions and published rulings and administrative pronouncements of the Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect holders to which this discussion applies and could affect the accuracy of the statements herein. WTMA has not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance that the IRS or a court will not take a contrary position to that regarding tax consequences discussed below.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

U.S. Holders

Redemption of WTMA Common Stock.    In the event that a U.S. holder elects to redeem its WTMA Common Stock pursuant to the redemption provisions described in the section entitled “Special Meeting of WTMA — Redemption Rights,” the redemption will generally be a taxable transaction for U.S. federal income tax purposes. The treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale or exchange of WTMA Common Stock under Section 302 of the Code. If the redemption qualifies as a sale or exchange of WTMA Common Stock, the U.S. holder will be treated as described under “U.S. Holders — Gain or Loss on Redemption Treated as a Sale or Exchange of WTMA Common Stock” below. If the redemption does not qualify as a sale or exchange of WTMA Common Stock, the U.S. holder will be treated as receiving a corporate distribution with the tax consequences described below under “U.S. Holders — Taxation of Redemption Treated as a Distribution.”

Whether a redemption qualifies for sale treatment will depend largely on whether the U.S. holder owns any of WTMA’s stock following the redemption (including any stock treated as constructively owned by the U.S. holder as a result of owning options or similar rights (including the WTMA Rights) or by attribution from certain related individuals and entities), and if so, the total number of shares of WTMA’s stock held by the U.S. holder both before and after the redemption (including any stock constructively treated as owned by the U.S. holder as a result of owning options or similar rights (including the WTMA Rights) or by attribution from certain related individuals and entities) relative to all of WTMA’s shares outstanding both before and after the redemption. The redemption of WTMA Common Stock generally will be treated as a sale of WTMA Common Stock (rather than as a corporate distribution) if the redemption (i) is “substantially disproportionate” with respect to the U.S. holder, (ii) results in a “complete termination” of the U.S. holder’s interest in us or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. holder. These tests are explained more fully below.

In determining whether any of the foregoing tests are satisfied, a U.S. holder takes into account not only stock actually owned by the U.S. holder, but also shares of our stock that are treated as constructively owned by it. A U.S. holder may be treated as constructively owning, in addition to stock actually owned by the U.S. holder, stock owned by certain related individuals and entities in which the U.S. holder has an interest or that have an interest in such U.S. holder, as well as any stock that the U.S. holder has a right to acquire by exercise of an option or similar rights, which would generally include WTMA Common Stock that could be acquired pursuant to the WTMA Rights. Moreover, any WTMA stock that a U.S. holder directly or constructively acquires pursuant to the Business Combination generally should be included in determining the U.S. federal income tax treatment of the redemption.

In order to meet the substantially disproportionate test, the percentage of WTMA’s outstanding voting stock actually and constructively owned by the U.S. holder immediately following the redemption of WTMA Common Stock must, among other requirements, be less than 80% of the percentage of WTMA’s outstanding voting stock actually and constructively owned by such U.S. holder immediately before the redemption (taking into account both redemptions by other holders of WTMA Common Stock and the shares of WTMA Common Stock to be issued pursuant to the Business Combination). Because the measurement of a U.S. holder’s percentage interest takes into account stock owned by certain other persons under the constructive ownership rules described above, it is possible for a U.S. holder’s percentage interest to increase after taking such constructive ownership rules into account, notwithstanding the redemption of such U.S. holder’s WTMA Common Stock.

There will be a complete termination of a U.S. holder’s interest if either (i) all of the shares of our capital stock actually and constructively owned by the U.S. holder are redeemed or (ii) all of the shares of our capital stock actually owned by the U.S. holder are redeemed, the U.S. holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. holder does not constructively own any other stock of WTMA (including any stock constructively owned by the U.S. holder as a result of owning options or similar rights (including the WTMA Rights)). However, because the Redemption Rights do not apply to the WTMA Rights, a U.S. holder that holds WTMA Rights at the time of the redemption generally will not qualify for the complete termination of interest test described above.

The redemption of WTMA Common Stock will not be essentially equivalent to a dividend if a U.S. holder’s redemption results in a “meaningful reduction” of the U.S. holder’s proportionate interest in WTMA. Whether the redemption will result in a meaningful reduction in a U.S. holder’s proportionate interest in WTMA will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. holder should consult with its own tax advisors as to the tax consequences of a redemption, including the application of the constructive ownership rules described above.

If none of the foregoing tests is satisfied, then the redemption will be treated as a corporate distribution, and the tax effects will be as described under “U.S. Holders — Taxation of Redemption Treated as a Distribution” below. After the application of those rules, any remaining tax basis of the U.S. holder in the redeemed WTMA Common Stock will be added to the U.S. holder’s adjusted tax basis in its remaining stock, or, if it has none, to the U.S. holder’s adjusted tax basis in other stock constructively owned by it.

Gain or Loss on Redemption Treated as a Sale or Exchange of WTMA Common Stock.    If the redemption qualifies as a sale or exchange of WTMA Common Stock, a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized in the redemption and the U.S. holder’s adjusted tax basis in its disposed of WTMA Common Stock. The amount realized is the sum of the amount of cash and the fair market value of any property received, and a U.S. holder’s adjusted tax basis in its WTMA Common Stock generally will equal the U.S. holder’s acquisition cost for such WTMA Common Stock. Stockholders who purchased WTMA Units are required to allocate the cost between the shares of WTMA Common Stock and WTMA rights comprising the WTMA Units based on their relative fair market values at the time of the purchase. Gain or loss will be determined separately for each block of stock (generally, stock acquired at the same cost in a single transaction) redeemed.

Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the WTMA Common Stock so disposed of exceeds one year. It is unclear, however, whether the Redemption Rights with respect to WTMA Common Stock may suspend the running of the applicable holding period for this purpose. If the running of the holding period for WTMA Common Stock is suspended, then non-corporate U.S. holders may not be able to satisfy the one-year holding period requirement for long-term capital gain treatment, in which case any gain on a redemption of the shares would be subject to short-term capital gain treatment and would be taxed at regular ordinary income tax rates. U.S. holders should consult with their own tax advisors as to the potential for a suspension of the holding period in their WTMA Common Stock. Long-term capital gains recognized by non-corporate U.S. holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Taxation of Redemption Treated as a Distribution.    If the redemption does not qualify as a sale or exchange of WTMA Common Stock, a U.S. holder will generally be treated as receiving a distribution from us. Such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles.

Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in WTMA Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the WTMA Common Stock as described under “U.S. Holders — Gain or Loss on Redemption Treated as a Sale or Exchange of WTMA Common Stock” above.

Dividends WTMA pays to a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. A corporate U.S. holder may also be subject to the “extraordinary dividend” provisions of Section 1059 of the Code. With certain exceptions (including, but not limited to, dividends (including constructive dividends paid pursuant to a redemption of WTMA Common Stock) treated as investment income for purposes of investment interest deduction limitations), and provided that certain holding period requirements are met, dividends received by a non-corporate U.S. holder may constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. It is unclear whether the Redemption Rights with respect to WTMA Common Stock described in this proxy statement/prospectus may prevent a U.S. holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be. If the holding period requirements are not satisfied, then a corporation may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and non-corporate U.S. holders may be subject to tax on such dividend at regular ordinary income tax rates instead of the preferential rate that applies to qualified dividend income.

Information Reporting and Backup Withholding.    Because the determination as to whether a U.S. holder’s redemption of WTMA Common Stock is treated as a distribution will depend on a U.S. holder’s particular circumstances, and because whether such a distribution constitutes a dividend depends on WTMA’s then-current and accumulated earnings and profits, the applicable withholding agent may not be able to determine whether (or to what extent) a U.S. holder is treated as receiving a dividend for U.S. federal income tax purposes. An applicable withholding agent may report, on an applicable IRS Form 1099, some or all of the cash received by a U.S. holder pursuant to the redemption as dividend income unless the applicable withholding agent has established special procedures allowing U.S. holders to certify that they are not treated as receiving a dividend under the Section 302 tests described above. However, there can be no assurance that any applicable withholding agent will establish such special certification procedures. A withholding agent’s treatment of amounts received pursuant to the redemption as a dividend for U.S. federal income tax purposes is not dispositive, and is not binding on the IRS or such U.S. holder.

In general, information reporting requirements will generally apply to dividends paid to a U.S. holder and to the proceeds of the sale or other disposition of shares of WTMA Common Stock, unless the U.S. holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn). If a U.S. holder does not provide us with the correct taxpayer identification number, the U.S. holder may be subject to penalties imposed by the IRS.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided that the required information is timely furnished to the IRS.

Non-U.S. Holders

Redemption of WTMA Common Stock.    In the event that a Non-U.S. holder elects to redeem its WTMA Common Stock pursuant to the redemption provisions described in the section entitled “Special Meeting of WTMA — Redemption Rights,” the characterization for U.S. federal income tax purposes of the redemption generally will correspond to the U.S. federal income tax characterization of such a redemption of a U.S. holder’s WTMA Common Stock, as described under “U.S. Holders — Redemption of WTMA Common Stock” above, and the consequences of the redemption to the Non-U.S. holder will be as described below under “Non-U.S. Holders — Gain on Redemption Treated as a Sale or Exchange of WTMA Common Stock” and “Non-U.S. Holders — Taxation of Redemption Treated as a Distribution,” as applicable.

Gain on Redemption Treated as a Sale or Exchange of WTMA Common Stock.    A Non-U.S. holder will not be subject to U.S. federal income tax on any gain realized on a redemption treated as a sale of WTMA Common Stock unless:

•        the gain is effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. holder maintains a permanent establishment in the United States to which such gain is attributable);

•        the Non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the redemption and certain other requirements are met; or

•        we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. holder held WTMA Common Stock, and, in the case where shares of WTMA Common Stock are regularly traded on an established securities market, the Non-U.S. holder has owned, directly or constructively, more than 5% of WTMA Common Stock at any time within the shorter of the five-year period preceding the disposition or such Non-U.S. holder’s holding period for the shares of WTMA Common Stock. There can be no assurance that WTMA Common Stock will be treated as regularly traded on an established securities market for this purpose.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular rates applicable to United States persons. A Non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate as specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. holder (even though the individual is not considered a resident of the United States) provided that the Non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

If the third bullet point above applies to a Non-U.S. holder, gain recognized by such holder on the sale, exchange or other disposition of shares of WTMA Common Stock will be subject to tax at generally applicable U.S. federal income tax rates and a U.S. federal withholding tax could apply. WTMA believes that it is not, and has not been at any time since its formation, a U.S. real property holding corporation, and neither WaveTech nor WTMA expects to be a United States real property holding corporation immediately after the Merger is completed. Non-U.S. holders should consult their own tax advisors regarding the application of the foregoing rules in light of their particular facts and circumstances.

Taxation of Redemption Treated as a Distribution.    If the redemption does not qualify as a sale or exchange of WTMA Common Stock, a Non-U.S. holder will generally be treated as receiving a distribution subject to classification as dividend, return of tax basis or gain as described in “U.S. Holders — Taxation of Redemption Treated as a Distribution” above. In general, with respect to any distributions that constitute dividends for U.S. federal income tax purposes and are not effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (on an IRS Form W-8BEN or W-8BEN-E or other applicable documentation). Because it may not be certain at the time a Non-U.S. holder is redeemed whether such Non-U.S. holder’s redemption will be treated as a sale or a distribution, and because such determination will depend in part on a Non-U.S. holder’s particular circumstances, the applicable withholding agent may not be able to determine whether (or to what extent) a Non-U.S. holder is treated as receiving a dividend for U.S. federal income tax purposes. Therefore, the applicable withholding agent may withhold tax at the 30% rate (subject to reduction by an applicable income tax treaty) on the gross amount of any consideration paid to a Non-U.S. holder in redemption of such Non-U.S. holder’s WTMA Common Stock, unless (i) the applicable withholding agent has established special procedures allowing Non-U.S. holders to certify that they are exempt from such withholding tax and (ii) such Non-U.S. holders are able to certify that they meet the requirements of such exemption (e.g., because such Non-U.S. holders are not treated as receiving a dividend under the Section 302 tests described above). However, there can be no assurance that any applicable withholding agent will establish such special certification procedures. If an applicable withholding agent withholds excess amounts from the amount payable to a Non-U.S. holder, such Non-U.S. holder generally may obtain a refund of any such excess amounts by timely filing an appropriate claim for refund with the IRS. Non-U.S. holders should consult their own tax advisors regarding the application of the foregoing rules in light of their particular facts and circumstances and any applicable procedures or certification requirements. If dividends paid to a Non-U.S. holder are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. holder maintains a permanent establishment in the United States to which such dividends are attributable), the Non-U.S. holder will be exempt from the 30% U.S. federal withholding tax described above if such Non-U.S. holder furnishes to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States.

Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular rates applicable to United States persons. A Non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate as specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Information Reporting and Backup Withholding.    Payments of dividends on WTMA Common Stock to a Non-U.S. holder will not be subject to backup withholding; provided that the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any payments of distributions on WTMA Common Stock paid to the Non-U.S. holder, regardless of whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of WTMA Common Stock by a Non-U.S. holder within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person, or the holder otherwise establishes an exemption. Proceeds of a disposition of WTMA Common Stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. holder’s U.S. federal income tax liability; provided that the required information is timely furnished to the IRS.

FATCA Withholding Taxes.    Sections 1471 to 1474 of the Code (such sections commonly referred to as “FATCA”) impose withholding of 30% on payments of dividends on WTMA Common Stock to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interest in or accounts with those entities) have been satisfied, or an exemption applies (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Non-U.S. holders should consult their tax advisers regarding the effects of FATCA on a redemption of WTMA Common Stock.

HOLDERS OF WTMA COMMON STOCK CONTEMPLATING EXERCISE OF THEIR REDEMPTION RIGHTS ARE ENCOURAGED TO CONSULT THEIR TAX ADVISORS TO DETERMINE THE SPECIFIC TAX CONSEQUENCES TO THEM OF SUCH A REDEMPTION, INCLUDING THE EFFECT OF ANY U.S. FEDERAL, STATE, LOCAL, NON-U.S. OR OTHER TAX LAWS.

U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER FOR WAVETECH STOCKHOLDERS

The following is a discussion of the material U.S. federal income tax consequences of the Merger for WaveTech Stockholders that exchange WaveTech Capital Stock for New WaveTech Common Stock in the Merger. This discussion applies only to WaveTech Stockholders who hold shares of WaveTech Capital Stock as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment).

This discussion does not address all U.S. federal income tax consequences that may be relevant to your particular circumstances, including the impact of the Medicare contribution tax on net investment income, the alternative minimum tax or the special accounting rules in Section 451(b) of the Code. The following discussion also does not address the tax consequences applicable to holders of WaveTech Awards, or other options or warrants, if any, to acquire WaveTech Capital Stock, or holders of shares of WaveTech Capital Stock who exercise dissenters’ rights. In addition, it does not address consequences relevant to holders subject to special rules, including, without limitation:

•        U.S. expatriates and former citizens or long-term residents of the United States;

•        persons holding shares of WaveTech Capital Stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated transaction;

•        banks, insurance companies, underwriters and other financial institutions;

•        brokers, dealers or traders in securities;

•        “controlled foreign corporations,” “passive foreign investment companies,” “specified foreign corporations” and corporations that accumulate earnings to avoid U.S. federal income tax;

•        partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

•        subchapter S corporations and investors in such entities;

•        tax-exempt organizations or governmental organizations;

•        persons subject to special tax accounting rules as a result of any item of gross income with respect to shares of WaveTech Capital Stock being taken into account in an applicable financial statement;

•        U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•        regulated investment companies or real estate investment trusts;

•        tax-qualified retirement plans, individual retirement accounts or other tax-deferred accounts, or pension plans;

•        “qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds;

•        stockholders who acquired their shares of WaveTech Capital Stock pursuant to or in connection with options or other compensation arrangements; and

•        stockholders that hold or have held, directly or pursuant to attribution rules, more than 5% of the WaveTech Capital Stock (by vote or value) at any time during the five-year period ending on the date of the consummation of the Merger.

If you are a partnership (or other pass-through entity) for U.S. federal income tax purposes, the tax treatment of your partners (or other owners) will generally depend on the status of the partners, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships (or other pass-through entities) and the partners (or other owners) in such partnerships (or such other pass-through entities) should consult their own tax advisors regarding the U.S. federal income tax consequences to them relating to the matters discussed below.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of shares of WaveTech Capital Stock who or that, for U.S. federal income tax purposes, is or is treated as:

•        an individual who is a citizen or resident of the United States,

•        a corporation organized in or under the laws of the United States, any state thereof or the District of Columbia,

•        an estate, the income of which is subject to U.S. federal income tax regardless of its source, or

•        a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) or (2) was in existence on August 20, 1996 and has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Also, for purposes of this discussion, a “Non-U.S. holder” is any beneficial owner of WaveTech Capital Stock who is neither a U.S. holder nor an entity classified as a partnership for U.S. federal income tax purposes.

The following does not purport to be a complete analysis of all potential tax effects associated with the exchange of WaveTech Capital Stock for New WaveTech Common Stock in the Merger. The effects of other U.S. federal tax laws, such as estate and gift tax laws and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the Code, Treasury regulations promulgated thereunder, judicial decisions and published rulings and administrative pronouncements of the IRS, in each case in effect as of the date hereof.

These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect holders to which this discussion applies and could affect the accuracy of the statements herein. WaveTech has not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance that the IRS or a court will not take a contrary position to that regarding tax consequences discussed below.

INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Treatment of the Merger

The following discussion, “U.S. Federal Income Tax Consequences of the Merger for WaveTech Stockholders — Treatment of the Merger,” constitutes the opinion of Pryor Cashman LLP, counsel to WaveTech, as to the material U.S. federal income tax consequences of the Merger to holders of WaveTech Capital Stock, subject to the limitations, exceptions, beliefs, assumptions, and qualifications described in such opinion and otherwise herein.

The U.S. federal income tax consequences of the Merger to U.S. Holders will depend on whether the Merger qualifies as a “reorganization” under the provisions of Section 368 of the Code. On the basis of certain facts, representations and assumptions (including factual representations provided by officers of WaveTech and WTMA), the Merger will qualify as a reorganization. The obligation of each of WaveTech and WTMA to complete the Merger, however, is not conditioned upon the receipt of an opinion from counsel or the IRS regarding the qualification of the Merger as a “reorganization” within the meaning of section 368(a) of the Code.

An opinion of counsel represents counsel’s legal judgment but is not binding on the IRS or any court and there can be no assurance that the IRS will not challenge the conclusions reflected in the opinion or that a court would not sustain such a challenge. Neither WTMA nor WaveTech will request a ruling from the IRS with respect to the tax treatment of the Merger. As a result, no assurance can be given that the IRS will not challenge the treatment of the Merger or that a court would not sustain such a challenge. If the IRS were to successfully challenge the “reorganization” status of the Merger, the tax consequences would differ from those set forth in this proxy statement/prospectus and holders of WaveTech Capital Stock could be subject to U.S. federal income tax upon the receipt of New WaveTech Common Stock in the Merger.

The following discussion assumes that the Merger will constitute a “reorganization” within the meaning of section 368(a) of the Code.

U.S. Holders

Assuming that the Merger qualifies as a “reorganization” within the meaning of section 368(a) of the Code, a U.S. holder will generally not recognize gain or loss for U.S. federal income tax purposes upon the exchange of WaveTech Capital Stock for shares of New WaveTech Common Stock pursuant to the Merger. A U.S. holder’s aggregate tax basis in New WaveTech Common Stock received pursuant to the Merger will equal the U.S. holder’s aggregate tax basis in the WaveTech Capital Stock exchanged therefor. A U.S. holder’s holding period in New WaveTech Common Stock received pursuant to the Merger will include the holding period for its shares of WaveTech Capital Stock surrendered in exchange therefor. U.S. holders who hold shares of WaveTech Capital Stock with differing bases or holding periods should consult their tax advisors with regard to identifying the bases or holding periods of the particular shares of New WaveTech Common Stock received in the Merger. If a WaveTech Stockholder owns both shares of WaveTech Common Stock and shares of WaveTech Preferred Stock, or owns shares of different series of WaveTech Preferred Stock, the WaveTech Stockholder will be treated as having separately exchanged its shares of WaveTech Common Stock or WaveTech Preferred Stock, as applicable, for shares of New WaveTech Common Stock.

As provided in Treasury Regulations Section 1.368-3(d), each U.S. holder who receives shares of New WaveTech Common Stock in the Merger is required to retain permanent records pertaining to the Merger, and make such records available to any authorized IRS officers and employees. Such records should specifically include information regarding the amount, basis, and fair market value of all transferred property, and relevant facts regarding any liabilities assumed or extinguished as part of such reorganization. Additionally, U.S. holders who owned immediately before completion of the Merger at least 1% (by vote or value) of the total outstanding stock of WaveTech, or WaveTech “securities” (as specially defined for U.S. federal income tax purposes) the aggregate federal income tax basis of which was at least $1 million, are required to attach a statement to their tax returns for the year in which the Merger is completed that contains the information listed in Treasury Regulations Section 1.368-3(b). Such statement must include the U.S. holder’s tax basis in and fair market value of such U.S. holder’s shares of WaveTech Capital Stock, and any such “securities” surrendered in the Merger, the date of completion of the Merger and the name and employer identification number of each of WaveTech and WTMA.

If the Merger does not qualify as a “reorganization” within the meaning of section 368(a) of the Code, a U.S. holder generally would recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the fair market value, at the time of the Merger, of the New WaveTech Common Stock received in the Merger and such U.S. holder’s tax basis in the WaveTech Capital Stock surrendered in the Merger. Gain or loss must be calculated separately for each block of WaveTech Capital Stock exchanged by such U.S. holder for New WaveTech Common Stock if such blocks were acquired at different times or for different prices. Any gain or loss recognized generally would be capital gain or loss, and generally would be long-term capital gain or loss if the U.S. holder’s holding period in a particular block of WaveTech Capital Stock is more than one year at the effective time of the Merger. Long-term capital gain of certain non-corporate taxpayers, including individuals, generally is taxed at reduced U.S. federal income tax rates. The deductibility of capital losses is subject to limitations. A U.S. holder’s tax basis in New WaveTech Common Stock received in the Merger would be equal to the fair market value of such common stock as of the effective time of the Merger, and such U.S. holder’s holding period in such common stock would begin on the day following the Merger.

Non-U.S. Holders

Assuming that the Merger qualifies as a “reorganization” within the meaning of section 368(a) of the Code, a Non-U.S. holder should not recognize any gain or loss upon the receipt of New WaveTech Common Stock in exchange for WaveTech Capital Stock in connection with the Merger.

If the Merger does not qualify as a “reorganization” within the meaning of section 368(a) of the Code, Non-U.S. Holders will not be subject to U.S. federal income tax on any gain recognized as a result of the Merger unless:

•        the gain is effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. holder maintains a permanent establishment in the United States to which such gain is attributable);

•        the Non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the Merger and certain other requirements are met; or

•        WaveTech is or has been a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of the Merger or the period that the Non-U.S. holder held WaveTech Capital Stock.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular rates applicable to United States persons. A Non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate as specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. holder (even though the individual is not considered a resident of the United States) provided that the Non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

If the third bullet point above applies to a Non-U.S. holder, gain recognized by such holder with respect to such holder’s WaveTech Capital Stock as a result of the Merger would be subject to tax at generally applicable U.S. federal income tax rates and a U.S. federal withholding tax could apply. WaveTech believes that it is not, and has not been at any time since its formation, a U.S. real property holding corporation and neither WaveTech nor New WaveTech expects to be a United States real property holding corporation immediately after the Merger is completed. Non-U.S. holders should consult their own tax advisors regarding the application of the foregoing rules in light of their particular facts and circumstances.

HOLDERS OF WAVETECH CAPITAL STOCK ARE ENCOURAGED TO CONSULT THEIR TAX ADVISORS TO DETERMINE THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE EFFECT OF ANY U.S. FEDERAL, STATE, LOCAL, NON-U.S. OR OTHER TAX LAWS.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information presents the combination of the financial information of WTMA and WaveTech adjusted to give effect to the Business Combination and related transactions. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X. Defined terms included below have the same meaning as terms defined and included elsewhere in this proxy statement/prospectus.

The historical financial information of WTMA was derived from the unaudited financial statements of WTMA as of September 30, 2022 and for the nine months ended September 30, 2022 and the audited financial statements of WTMA as of December 31, 2021 and for the period from May 27, 2021 (inception) through December 31, 2021, included elsewhere in this proxy statement/prospectus. The historical financial information of WaveTech was derived from the unaudited financial statements of WaveTech as of September 30, 2022 and for the nine months ended September 30, 2022 and the audited financial statements of WaveTech as of and for the year ended December 31, 2021, included elsewhere in this proxy statement/prospectus. Such unaudited pro forma financial information has been prepared on a basis consistent with the audited financial statements of WTMA and WaveTech, respectively, and should be read in conjunction with the audited historical financial statements and related notes, each of which is included elsewhere in this proxy statement/prospectus. This information should be read together with WTMA’s and WaveTech’s financial statements and related notes, the sections titled “WTMA’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “WaveTech’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/prospectus.

The Business Combination is accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, WTMA is treated as the “acquired” company for financial reporting purposes. WaveTech has been determined to be the accounting acquirer because WaveTech, as a group, will retain a majority of the outstanding shares of New WaveTech as of the closing of the Business Combination, they will have nominated a majority of the members of the board of directors and executive management team as of the closing of the Business Combination, and WaveTech’s business will comprise the ongoing operations of New WaveTech.

The unaudited pro forma condensed combined balance sheet as of September 30, 2022 assumes that the Business Combination and related transactions occurred on September 30, 2022. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2022 and for the year ended December 31, 2021 give pro forma effect to the Business Combination and related transactions as if they had occurred on January 1, 2021. WTMA and WaveTech have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

These unaudited pro forma condensed combined financial statements are for informational purposes only. They do not purport to indicate the results that would have been obtained had the Business Combination and related transactions actually been completed on the assumed date or for the periods presented, or which may be realized in the future. The pro forma adjustments are based on the information currently available and the assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information.

Description of the Business Combination

On October 31, 2022, WTMA, Merger Sub and WaveTech entered into the Merger Agreement. Pursuant to the terms of the Merger Agreement, Merger Sub is to merge with and into WaveTech, with WaveTech surviving the merger as a wholly owned subsidiary of WTMA.

In connection with the Closing, each share of WaveTech Series A Preferred Stock will be converted into one share of Common Stock of pre-merger WaveTech, each restricted stock unit award will be converted into a number of shares of New WaveTech Common Stock, and each Series A Convertible Note of pre-merger WaveTech will be converted into a number of shares of New WaveTech Common Stock. As a result of and upon the Closing, among other things, all WaveTech Convertible Instruments and outstanding shares of WaveTech Capital Stock immediately prior to the Effective Time of the Merger will be cancelled in exchange for the right to receive a portion of an aggregate of 15,000,000 shares of New WaveTech Common Stock (at a deemed value of $10.00 per share) representing a pre-transaction equity value of WaveTech of $150 million. The total shares of New WaveTech Common Stock to be issued at the Closing include shares of New WaveTech Common Stock to be issued in respect of outstanding WaveTech Common Stock, WaveTech Preferred Stock and WaveTech Convertible Instruments plus shares of New WaveTech Common Stock underlying or exchangeable for unvested restricted stock units. Additionally, in connection with the Closing, each share of WTMA Common Stock outstanding will be exchanged for one share of New WaveTech Common Stock, and each WTMA Rights outstanding will be exchanged for one-tenth share of New WaveTech Common Stock.

Following the closing of the Business Combination, certain existing WaveTech equity holders will be entitled to receive their pro rata share of up to 17,500,000 additional Earnout Shares of New WaveTech Common Stock. The Earnout Shares will be issuable in four tranches. The first tranche of 3,750,000 shares is issuable if New WaveTech’s Revenue Reference Amount is equal to or greater than $23.7 million and the EBITDARD Reference Amount is equal to or greater than $(350,000) for the year ended December 31, 2023, subject to adjustment for any acquisitions, if a similar metric based on EBITDARD per share is achieved, or if the trading price of New WaveTech Common Stock equals or exceeds $12.50 on any 20 trading days in any 30-trading day period; the second tranche of 3,750,000 shares is issuable if New WaveTech’s Revenue Reference Amount is equal to or greater than $54.8 million and the EBITDARD Reference Amount is equal to or greater than $16.9 million for the year ended December 31, 2024, subject to adjustment for any acquisitions, if a similar metric based on EBITDARD per share is achieved, or if the trading price of New WaveTech Common Stock equals or exceeds $15.00 on any 20 trading days in any 30-trading day period; the third tranche of 5,000,000 shares is issuable at any time from the closing of the Business Combination to December 31, 2026, the trading price of New WaveTech Common Stock equals or exceeds $20.00 on any 20 trading days in any 30-trading day period; and the fourth tranche of 5,000,000 shares is issuable if at any time from the closing of the Business Combination to December 31, 2028, the trading price of New WaveTech Common Stock equals or exceeds $30.00 on any 20 trading days in any 30-trading day period.

WaveTech accounts for the Earnout Shares as either equity-classified or liability-classified instruments based on an assessment of the Earnout Shares specific terms and applicable authoritative guidance in ASC 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, as defined below. WaveTech has preliminarily determined that the Earnout Shares are not precluded from equity classification. We expect to finalize our assessment of the accounting treatment prior to the Closing. Such accounting determination will be assessed at each financial statement reporting date to determine whether equity classification remains appropriate. The accounting treatment of the Earnout Shares is expected to be recognized at fair value upon the closing of the Business Combination and classified in stockholders’ equity. The preliminary fair value of the Earnout Shares is $135.2 million, which was estimated utilizing a Monte Carlo simulation model. The significant assumptions utilized in estimating the fair value of the Earnout Shares include the following: (1) WTMA common stock price of $10.00; (2) the volatility of WTMA’s common stock of 80.0%; (3) forecasted 2023 and 2024 revenue and EBITDARD of WaveTech; (4) revenue volatility of WaveTech of 30%; and (5) EBITDARD volatility of WaveTech of 70%. As the Business Combination is accounted for as a reverse recapitalization, the issuance of the Earnout Shares will be treated as a deemed dividend and as New WaveTech will not have retained earnings on a pro forma basis, the issuance will be recorded within additional-paid-in-capital. The unaudited pro forma condensed combined financial information does not reflect pro forma adjustments related to the recognition of these shares because there is no net impact on additional paid-in capital on a pro forma combined basis. If the Earnout Shares are determined to be classified as a liability on the balance sheet, New WaveTech would recognize subsequent changes in the fair value of such Earnout Shares as a gain or loss at each reporting period during the earnout period, pursuant to the provisions of ASC 815, Derivatives and Hedging (“ASC 815”).

On September 27, 2022, WTMA announced the approval and extension of the time period to consummate a business combination from September 30, 2022 until December 30, 2022 and the approval of the issuance of a non-interest bearing, unsecured promissory note equal to $772,769 to the Sponsor in order to fund such extension. Such amount was placed into the trust account on September 27, 2022.

As of immediately prior to, and as a condition to, the Closing, the amount of cash available in the trust account, after deducting the amount required to satisfy WTMA’s obligations to its stockholders that exercise their rights to redeem all or a portion of their shares of WTMA Common Stock and certain transaction expenses, plus the amount of any PIPE Investment actually received by WTMA, plus the aggregate gross proceeds received or to be received by WTMA or WaveTech or any of their subsidiaries pursuant to any agreement or arrangement entered into prior to or substantially concurrently with the Closing in connection with the issuance or other grant of any interests of WTMA, WaveTech or any of their respective subsidiaries, including, for the avoidance of doubt, any convertible promissory notes issued by WaveTech pursuant to the terms of Convertible Note Subscription Agreements, must be equal to or greater than the Minimum Available Cash Condition. The parties anticipate executing financing agreements as needed to meet the Minimum Available Cash Condition; however, no agreements are yet executed and therefore the unaudited pro forma condensed combined financial information does not reflect pro forma adjustments related to these financings.

The pro forma adjustments giving effect to the Business Combination and related transactions are summarized below, and are discussed further in the footnotes to these unaudited pro forma condensed combined financial statements:

•        the consummation of the Business Combination and reclassification of cash held in WTMA’s trust account to cash and cash equivalents;

•        the WaveTech preferred stock and convertible notes conversions; and

•        the accounting for certain offering costs and transaction costs incurred by both WTMA and WaveTech.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption into cash of shares of WTMA common stock subject to redemption:

•        Assuming Minimum Redemptions:    This scenario assumes that no public stockholders of WTMA exercise redemption rights with respect to their public shares for a pro rata share of the funds in the trust account.

•        Assuming Contractual Maximum Redemptions:    This scenario assumes that 4,275,655 shares of WTMA Common Stock subject to redemption are redeemed for an aggregate payment of approximately $42.8 million, which is the maximum permitted amount of redemptions while still satisfying the Minimum Available Cash Condition. In the event cash available at Closing is insufficient to meet the Minimum Available Cash Condition, a condition to Closing would not be met and the Business Combination may not be consummated. The parties expect to enter into PIPE Investments and other financings as needed to meet the Minimum Available Cash Condition prior to Closing.

The following summarizes the pro forma ownership of New WaveTech Common Stock following the Business Combination and related agreements under both the minimum redemption and contractual maximum redemption scenarios:

	Assuming Minimum Redemptions (Shares)%		Assuming Contractual Maximum Redemptions (Shares)%
WTMA Public Shareholders(1)	8,500,455	32.9%	4,224,800	19.6%
WTMA Sponsor, current directors, officers and affiliates(2)(3)	2,319,181	9.0%	2,319,181	10.8%
WaveTech Group Shareholders(4)	15,000,000	58.1%	15,000,000	69.6%
Pro forma Common Stock	25,819,636	100.0%	21,543,981	100.0%

____________

(1)      Includes the issuance of 772,769 shares of New WaveTech Common Stock pursuant to the public rights.

(2)      Includes the issuance of 35,205 shares of New WaveTech Common Stock pursuant to the private placement rights.

(3)      Excludes shares issuable upon conversion of the Sponsor promissory note. The Sponsor promissory note shall be payable upon consummation of the Company’s initial business combination out of the proceeds of the Trust Account or, at the Sponsor’s discretion, converted, in full or in part, upon consummation of the Company’s business combination into additional private units at a price of $10.00 per unit.

(4)      Excludes 17,500,000 Earnout Shares as the earnout contingencies have not yet been met.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF SEPTEMBER 30, 2022
(in thousands, except share and per share amounts)

	WTMA (Historical)	WaveTech (Historical)	Transaction Accounting Adjustments (Assuming Minimum Redemptions)		Pro Forma Combined (Assuming Minimum Redemptions)	Transaction Accounting Adjustments (Assuming Contractual Maximum Redemptions)		Pro Forma Combined (Assuming Contractual Maximum Redemptions)
ASSETS
Current assets:
Cash and cash equivalents	$436	$1,543	$78,511	A	$69,589	$(42,757)	J	$26,832
			(9,745)	B
			(1,156)	C
Accounts receivable, net	—	658	—		658	—		658
Inventory	—	497	—		497	—		497
Prepaid expenses and other assets	12	600	—		612	—		612
Total current assets	448	3,298	67,610		71,356	(42,757)		28,599
Investments held in trust account	78,511	—	(78,511)	A	—	—		—
Property, plant, and equipment, net	—	1,842	—		1,842	—		1,842
Goodwill	—	2,673	—		2,673	—		2,673
Intangible assets, net	—	7,445	—		7,445	—		7,445
Right-of-use assets	—	799	—		799	—		799
Other assets	—	1	—		1	—		1
Total assets	$78,959	$16,058	$(10,901)		$84,116	$(42,757)		$41,359

LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$728	$1,020	$—		$1,748	$—		1,748
Accrued expenses and other current liabilities	—	535	—		535	—		535
Loans payable with related party	—	2,749	—		2,749	—		2,749
Due to affiliates	199	—	(199)	C	—	—		—
Franchise tax payable	131	—	(131)	C	—	—		—
Income taxes payable	53	—	(53)	C	—	—		—
Contract liability	—	135	—		135	—		135
Lease liabilities, current	—	184	—		184	—		184
Convertible promissory note – related party	773	—	(773)	C	—	—		—
Convertible notes, current	—	1,152	(1,152)	E	—	—		—
Total current liabilities	1,884	5,775	(2,308)		5,351	—		5,351
Convertible notes	—	1,826	(1,826)	E	—	—		—
Convertible note with related party	—	15,371	(15,371)	E	—	—		—
Warrant liabilities	—	12,885	(12,885)	F	—	—		—
Deferred tax liability	—	2,076	—		2,076	—		2,076
Bifurcated embedded derivative liabilities	—	3,893	(3,893)	E	—	—		—
Lease liabilities, long-term	—	627	—		627	—		627
Deferred underwriting fee payable	2,705	—	(2,705)	B	—	—		—
Other long-term liabilities	—	128	—		128	—		128
Total liabilities	4,589	42,581	(38,988)		8,182	—		8,182

Temporary equity:
Common stock subject to possible redemption	78,260	—	(78,260)	G	—	—		—
Series A Preferred stock	—	7	(7)	D	—	—		—

Stockholders’ equity (deficit)
Common stock	—	118	(116)	H	2	—		2
Additional paid-in capital	—	31,316	(7,040)	B	133,896	(42,757)	J	91,139
			7	D
			22,242	E
			12,885	F
			78,260	G
			116	H
			(3,890)	I
Accumulated other comprehensive income (loss)	—	477	—		477	—		477
Accumulated deficit	(3,890)	(55,467)	3,890	I	(55,467)	—		(55,467)
Total stockholders’ equity (deficit)	(3,890)	(23,556)	106,354		78,908	(42,757)		36,151
Noncontrolling interests in subsidiaries	—	(2,974)	—		(2,974)	—		(2,974)
Total equity (deficit)	(3,890)	(26,530)	106,354		75,934	(42,757)		33,177
Total liabilities, temporary equity and stockholders’ equity (deficit)	$78,959	$16,058	$(10,901)		$84,116	$(42,757)		$41,359

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2022
(in thousands, except share and per share amounts)

	WTMA (Historical)	WaveTech (Historical)	Transaction Accounting Adjustments (Assuming Minimum Redemptions)		Pro Forma Combined (Assuming Minimum Redemptions)	Transaction Accounting Adjustments (Assuming Contractual Maximum Redemptions)	Pro Forma Combined (Assuming Contractual Maximum Redemptions)
Revenue	$—	$8,050	$—		$8,050	$—	$8,050
Cost of revenue	—	4,480	—		4,480	—	4,480
Gross margin	—	3,570	—		3,570	—	3,570
Operating expenses:
Franchise tax	150	—	—		150	—	150
Research and development	—	863	—		863	—	863
General and administrative	1,852	5,302	—		7,154	—	7,154
Depreciation and amortization	—	983	—		983	—	983
Total operating expenses	2,002	7,148	—		9,150	—	9,150
Loss from operations	(2,002)	(3,578)	—		(5,580)	—	(5,580)
Other (income) expense:
Income on investments held in trust account	(461)	—	461	AA	—	—	—
Change in fair value of convertible note with related party	—	2,572	(2,572)	CC	—	—	—
Change in fair value of warrant liabilities	—	2,143	—		2,143	—	2,143
Change in fair value of embedded derivatives	—	818	(818)	CC	—	—	—
Interest income	—	(7)	—		(7)	—	(7)
Interest expense	—	784	—		784	—	784
Loss on foreign currency translation	—	552	—		552	—	552
Other expense	—	4	—		4	—	4
Other income	—	(90)	—		(90)	—	(90)
Total other (income) expenses	(461)	6,776	(2,929)		3,386	—	3,386
Loss before tax	(1,541)	(10,354)	2,929		(8,966)	—	(8,966)
Income tax expense	(53)	(13)	—		(66)	—	(66)
Net loss	(1,594)	(10,367)	2,929		(9,032)	—	(9,032)
Less: (Loss) attributable to non-controlling interest, net of tax of $0	—	(523)	—		(523)	—	(523)
Loss attributable to common stockholders	$(1,594)	$(9,844)	$2,929		$(8,509)	$—	$(8,509)

Loss per share (Note 4):
Weighted average shares outstanding – basic and diluted – redemption feature	7,716,804
Net loss per share – basic and diluted – redemption feature	$(0.16)
Weighted average shares outstanding – basic and diluted – no redemption feature	2,013,230
Net loss per share – basic and diluted – no redemption feature	$(0.16)
Weighted average shares outstanding – basic and diluted		11,800,380			25,819,636		21,543,981
Net loss per share – basic and diluted		$(0.83)			$(0.33)		$(0.39)

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2021
(in thousands, except share and per share amounts

	WTMA (Historical)	WaveTech (Historical)	Transaction Accounting Adjustments (Assuming Minimum Redemptions)		Pro Forma Combined (Assuming Minimum Redemptions)	Transaction Accounting Adjustments (Assuming Contractual Maximum Redemptions)	Pro Forma Combined (Assuming Contractual Maximum Redemptions)
Revenue	$—	$8,373	$—		$8,373	$—	$8,373
Cost of revenue	—	4,305	—		4,305	—	4,305
Gross margin	—	4,068	—		4,068	—	4,068
Operating expenses:
Franchise tax	61	—	—		61	—	61
Research and development	—	1,880	—		1,880	—	1,880
General and administrative	8	5,594	4,225	BB	11,353	—	11,353
			1,526	DD
Depreciation and amortization	—	1,168	—		1,168	—	1,168
Total operating expenses	69	8,642	5,751		14,462	—	14,462
Loss from operations	(69)	(4,574)	(5,751)		(10,394)	—	(10,394)
Other (income) expense:
Change in fair value of earnout liability	—	(48)	—		(48)	—	(48)
Change in fair value of convertible note with related party	—	1,370	(1,370)	CC	—	—	—
Change in fair value of warrant liabilities	—	1,142	—		1,142	—	1,142
Change in fair value of embedded derivatives	—	415	(415)	CC	—	—	—
Interest income	—	(64)	—		(64)	—	(64)
Interest expense	—	1,386	—		1,386	—	1,386
Gain on foreign currency translation	—	(397)	—		(397)	—	(397)
Loss on conversion of convertible notes	—	193	—		193	—	193
Other expenses	—	(11)	—		(11)	—	(11)
Other income	—	(582)	—		(582)	—	(582)
Total other expenses	—	3,404	(1,785)		1,619	—	1,619
Loss before tax	(69)	(7,978)	(3,966)		(12,013)	—	(12,013)
Income tax benefit	—	338	—		338	—	338
Net loss	(69)	(7,640)	(3,966)		(11,675)	—	(11,675)
Less: (Loss) attributable to non-controlling interest, net of tax of $0	—	(520)	—		(520)	—	(520)
Loss attributable to common stockholders	$(69)	$(7,120)	$(3,966)		$(11,155)	$—	$(11,155)

Loss per share (Note 4):
Weighted average shares outstanding – basic and diluted	1,785,218	11,032,890			25,819,636		21,543,981
Net loss per share – basic and diluted	$(0.04)	$(0.65)			$(0.43)		$(0.52)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1. Basis of Presentation

The Business Combination will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, WTMA will be treated as the “accounting acquiree” and WaveTech as the “accounting acquirer” for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of WaveTech issuing shares for the net assets of WTMA, followed by a recapitalization. The net assets of WaveTech will be stated at historical cost. Operations prior to the Business Combination will be those of WaveTech.

The unaudited pro forma condensed combined balance sheet as of September 30, 2022 gives effect to the Business Combination and related transactions as if they occurred on September 30, 2022. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2022 and for the year ended December 31, 2021 give effect to the Business Combination and related transactions as if they occurred on January 1, 2021. These periods are presented on the basis that WaveTech is the acquirer for accounting purposes.

The pro forma adjustments reflecting the consummation of the Business Combination and the related transaction are based on certain currently available information and certain assumptions and methodologies that WTMA management believes are reasonable under the circumstances. The unaudited condensed combined pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible that the difference may be material. WTMA management believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination and the related transactions based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings or cost savings that may be associated with the Business Combination. The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination and related transactions taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the post-combination company. They should be read in conjunction with the historical financial statements and notes thereto of WTMA and WaveTech.

Note 2. Accounting Policies

Upon consummation of the Business Combination, management will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the post-combination company. Based on its initial analysis, management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

Note 3. Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and related transactions and has been prepared for informational purposes only.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). WTMA has elected not to present

Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information. WTMA and WaveTech have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statement of operations are based upon the number of shares of New WaveTech Common Stock outstanding, assuming the Business Combination and related transactions occurred on January 1, 2021.

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The transaction accounting adjustments included in the unaudited pro forma condensed combined balance sheet as of September 30, 2022 are as follows:

A.     Reflects the reclassification of $78.5 million held in the trust account, inclusive of interest earned on the trust account, to cash and cash equivalents that becomes available at closing of the Business Combination, assuming minimum redemptions.

B.      Represents estimated transaction costs of $9.7 million for legal, advisory, accounting, printing and other services to be paid at Closing of the Business Combination. Approximately $6.9 million incurred by WTMA is expected to be expensed and recognized to WTMA’s accumulated deficit and reclassified to additional paid-in capital at Closing to reflect the reclassification of WTMA’s historical accumulated deficit. Approximately $2.8 million incurred by WaveTech is expected to be recognized as equity issuance costs within additional paid-in capital at Closing.

C.     Represents payment to settle amounts due to affiliates, franchise taxes payable, income taxes payable, and the Sponsor promissory note totalling $1.2 million to be paid on or prior to Closing. The Sponsor promissory note shall be payable at Closing of the Business Combination out of the proceeds of the Trust Account or, at the Sponsor’s discretion, converted, in full or in part, at Closing of the Business Combination into additional private units at a price of $10.00 per unit.

D.     Reflects the conversion of pre-merger WaveTech Preferred Stock into WaveTech Common Stock prior to Closing pursuant to the Merger Agreement.

E.      Reflects the conversion of all outstanding WaveTech Series A Convertible Notes into New WaveTech Common Stock in connection with the Closing pursuant to the Merger Agreement.

F.      Reflects the exercise of certain pre-Merger WaveTech Common Stock warrants prior to closing.

G.     Represents the reclassification of $78.3 million of WTMA common stock subject to possible redemption to permanent equity.

H.     Represents recapitalization of WaveTech’s outstanding equity as a result of the reverse recapitalization and the issuance of New WaveTech Common Stock to WaveTech equity holders as consideration for the reverse recapitalization.

I.       Reflects the reclassification of WTMA’s historical accumulated deficit into additional paid-in capital as part of the reverse recapitalization.

J.       Reflects the contractual maximum redemption scenario in which 4,275,655 public shares of WTMA Common Stock are redeemed in connection with the Business Combination, for aggregate payments to redeeming public shareholders of $42.8 million (assuming a redemption price of $10.00 per share), allocated to common stock and additional paid-in capital using par value $0.0001 per share.

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

The pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2022 and the year ended December 31, 2021 are as follows:

AA.  Reflects elimination of investment income on the trust account.

BB.   Reflects estimated transaction costs of approximate $4.2 million as if incurred on January 1, 2021, the date the Business Combination occurred for the purposes of the unaudited pro forma condensed combined statement of operations. This is a non-recurring item.

CC.   Represents the elimination of changes in fair value of WaveTech Convertible Instruments and related embedded derivatives as if the Business Combination closed and notes were converted on January 1, 2021.

DD.   Represents the acceleration of unamortized stock-based compensation relating to the exchange of outstanding pre-merger WaveTech Restricted Stock Unit Awards for fully-vested shares of New WaveTech Common Stock at Closing.

Note 4. Net Loss per Share

Net loss per share was calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination and the related transactions, assuming the shares were outstanding since January 1, 2021. As the Business Combination and the related transactions are being reflected as if they had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Business Combination and related have been outstanding for the entirety of all periods presented.

The unaudited pro forma condensed combined financial information has been prepared to present two alternative scenarios with respect to the redemption of WTMA Common Stock by WTMA public shareholders at the time of the Business Combination for the nine months ended September 30, 2022 and for the year ended December 31, 2021:

	Nine Months Ended September 30, 2022(1)		Year Ended December 31, 2021(1)
	Assuming Minimum Redemptions	Assuming Contractual Maximum Redemptions	Assuming Minimum Redemptions	Assuming Contractual Maximum Redemptions
Pro forma net loss attributable to common stockholders	$(8,509)	$(8,509)	$(11,155)	$(11,155)
Weighted average shares outstanding – basic and diluted	25,819,636	21,543,981	25,819,636	21,543,981
Pro forma net loss per share attributable to common stockholders – basic and diluted	$(0.33)	$(0.39)	$(0.43)	$(0.52)
Excluded securities:(2)
Earnout Shares	17,500,000	17,500,000	17,500,000	17,500,000

____________

(1)      Pro forma loss per share includes the related pro forma adjustments as referred to within the section “Unaudited Pro Forma Condensed Combined Financial Information.”

(2)      The potentially dilutive outstanding securities were excluded from the computation of pro forma net loss per share, basic and diluted, because their effect would have been anti-dilutive or the issuance or vesting of such shares is contingent upon the satisfaction of certain conditions which were not satisfied by the end of the periods presented.

INFORMATION ABOUT WTMA

Unless the context otherwise requires, all references in this section to the “Company,” “we,” “us” or “our” refer to WTMA prior to the consummation of the Business Combination.

General

WTMA is a blank check company that was incorporated under the laws of the State of Delaware on May 27, 2021, for the purpose of effecting a merger, stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities. WTMA has neither engaged in any operations nor generated any revenue to date. Based on WTMA’s business activities, it is a “shell company” as defined under the Exchange Act because it has no operations and nominal assets consisting almost entirely of cash.

On June 25, 2021, the Sponsor purchased 1,437,500 Founder Shares for an aggregate purchase price of $25,000. On September 30, 2021, WTMA effected an exchange of each Founder Share for 1.5 WTMA Common Stock, resulting in the Sponsor holding an aggregate of 2,156,250 founder shares (the “Founder Shares”). In December 2021, the Sponsor transferred 5,000 Founder Shares to John Stanfield, 12,500 Founder Shares to each of WTMA’s three independent directors and an aggregate of 49,264 Founder Shares to certain advisors of WTMA. On January 14, 2022, 224,328 Founder Shares were automatically surrendered for no consideration by the Sponsor due to the partial exercise of the underwriters’ over-allotment option.

The Sponsor purchased 352,054 WTMA Units for a total purchase price of $3,520,540 on a private placement basis in connection with the IPO (the “Private WTMA Units”). Continental deposited a portion of the purchase price into the trust account simultaneously with the consummation of the IPO and a portion of the purchase price into the trust account simultaneously with the consummation of the over-allotment option. The Private WTMA Units are identical to the WTMA Units sold in the IPO. Additionally, the Sponsor has agreed not to transfer, assign or sell any of the private units or underlying securities (except to the same permitted transferees as the Founder Shares and provided the transferees agree to the same terms and restrictions as the permitted transferees of the Founder Shares must agree to, each as described above) until the completion of WTMA’s initial business combination.

On December 30, 2021, WTMA consummated its initial public offering of 7,500,000 WTMA Units. Each WTMA Unit consists of one share of WTMA Common Stock, and one WTMA Right, with each WTMA Right entitling the holder thereof to receive one-tenth of one share of WTMA Common Stock. The WTMA Units were sold at a price of $10.00 per unit, generating gross proceeds of $75,000,000.

Simultaneously with the closing of the IPO, WTMA completed the private sale of an aggregate of 347,500 WTMA Units to the Sponsor at a purchase price of $10.00 per WTMA Unit, generating gross proceeds of $3,475,000.

On January 14, 2022, Chardan exercised the option to purchase up to 1,125,000 additional WTMA Units to cover over-allotments (the “over-allotment units”) in part and purchased 227,686 over-allotment units, which were sold at an offering price of $10.00 per over-allotment unit, generating gross proceeds of $2,276,860. Simultaneously with the sale of the over-allotment units, WTMA consummated a private sale of an additional 4,554 WTMA Units to the Sponsor, generating gross proceeds of $45,540.

A total of $77,276,860, comprised of proceeds from the IPO (including the over-allotment) and proceeds of the sale of the WTMA Units was placed in the trust account maintained by Continental, acting as trustee.

The WTMA Units, WTMA Common Stock and WTMA Rights are currently listed on NASDAQ under the symbols “WTMAU,” “WTMA” and “WTMAR”, respectively.

Effecting a Business Combination

General

WTMA is not presently engaged in, and WTMA will not engage in, any substantive commercial business until it completes the Business Combination with WaveTech or another target business.

Lack of Business Diversification

For an indefinite period of time after the completion of our initial business combination, the prospects for our success may depend entirely on the future performance of a single business. Unlike other entities that have the resources to complete business combinations with multiple entities in one or several industries, it is probable that we will not have the resources to diversify our operations and mitigate the risks of being in a single line of business. By completing our business combination with only a single entity, our lack of diversification may:

•        subject us to negative economic, competitive, and regulatory developments, any or all of which may have a substantial adverse impact on the particular industry in which we operate after our initial business combination; and

•        cause us to depend on the marketing and sale of a single product or limited number of products or services.

Limited Ability to Evaluate WaveTech’s Management Team

Although we closely scrutinized the management of WaveTech when evaluating the desirability of effecting our initial business combination with that business, our assessment of WaveTech’s management may not prove to be correct. In addition, future management may not have the necessary skills, qualifications or abilities to manage a public company. Furthermore, the future role of members of our management team, if any, in New WaveTech cannot presently be stated with any certainty. The determination as to whether any members of our management team will remain with the combined company will be made at the time of the Business Combination.

Following the Business Combination, to the extent that we deem it necessary, we may seek to recruit additional managers to supplement the incumbent management team of WaveTech. We cannot assure you that we will have the ability to recruit additional managers, or that additional managers will have the requisite skills, knowledge or experience necessary to enhance the incumbent management.

Fair Market Value of Target Business

NASDAQ listing rules require that WTMA must consummate an initial business combination with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the trust account (excluding the amount of any deferred underwriting discount held in trust) at the time of WTMA’s signing a definitive agreement in connection with its initial business combination. The WTMA Board determined that this test was met in connection with the proposed Business Combination.

Stockholder Approval of the Business Combination

WTMA is seeking stockholder approval of the Business Combination at the Special Meeting to which this proxy statement/prospectus relates and, in connection with such Special Meeting, holders of WTMA Common Stock may redeem their shares of common stock for cash in accordance with the procedures described in this proxy statement/prospectus. Such Redemption Rights will be effected under the WTMA Charter and the DGCL. Unlike other blank check companies in which the initial stockholders agree to vote their Founder Shares in accordance with the majority of the votes cast by the WTMA Stockholders in connection with an initial business combination, the Sponsor and its directors and officers have agreed pursuant to the Sponsor Support and Lock-up Agreement (a) to vote (i) the Founder Shares (held by the WTMA Founder Holders), in favor of the Business Combination; and (b) not to redeem any WTMA Common Stock in connection with a stockholder vote to approve a proposed initial business combination, including the Business Combination, or a vote to amend the provisions of the WTMA Charter relating to stockholders’ rights or pre-business combination activity. If the Business Combination is not completed, then WTMA Stockholders electing to exercise their Redemption Rights will not receive such payments and their WTMA Common Stock will not be redeemed.

WTMA will complete the Business Combination only if, among other conditions, WTMA and WaveTech have raised, after giving effect to the Redemptions and payments of certain expenses, an amount equal to at least $25,000,000.

To ensure that it can meet the Minimum Available Cash condition at the Closing, WTMA may seek additional equity financing in connection with the Business Combination involving the issuance of additional equity securities of WTMA. In the event that WTMA issues additional equity in connection with such equity financing or, in the event WaveTech waives the Minimum Available Cash condition, the ownership percentage in WTMA belonging to the WTMA Stockholders will be reduced.

Despite the Minimum Available Cash condition, WTMA may be able to complete the Business Combination even if the holders of a majority of the issued and outstanding WTMA Common Stock, who, being present in person or by proxy and entitled to vote at the Special Meeting, do not agree with the Business Combination and have redeemed their WTMA Shares or if WTMA has entered into privately negotiated agreements for investors to sell their shares to the Sponsor, directors and officers, advisors or their affiliates.

Please refer to the section entitled “Risk Factors — Risks Related to WTMA” beginning on page 72 of this proxy statement/prospectus for more information.

Liquidation if No Business Combination

Unless WTMA submits and WTMA Stockholders approve an extension, if the Business Combination (or combination with another target business) is not completed by the WTMA Liquidation Date, such condition will trigger WTMA’s automatic winding up, liquidation and dissolution pursuant to the terms of the WTMA Charter. As a result, this has the same effect as if WTMA had formally gone through a voluntary liquidation procedure under the DGCL. Accordingly, no vote would be required from WTMA’s stockholders to commence such a voluntary winding up, liquidation and dissolution.

The amount in the trust account (less approximately $[•] representing the aggregate nominal par value of the WTMA Common Stock) under the DGCL will be treated as a share premium which is distributable under the DGCL provided that immediately following the date on which the proposed distribution is proposed to be made, WTMA is able to pay its debts as they fall due in the ordinary course of business. If WTMA is forced to liquidate the trust account, WTMA anticipates that it would distribute to its WTMA Stockholders the amount in the trust account calculated as of the date that is two (2) business days prior to the distribution date (including any accrued interest) including interest earned on the funds held in the trust account, and not previously released to us to pay our taxes, divided by the number of then outstanding public stock, subject to certain limitations. Prior to such distribution, WTMA would be required to assess all claims that may be potentially brought against it by its creditors for amounts they are actually owed and make provision for such amounts, as creditors take priority over the shareholders of WTMA with respect to amounts that are owed to them. WTMA cannot assure you that it will properly assess all claims that may be potentially brought against it. As such, stockholders of WTMA could potentially be liable for any claims of creditors to the extent of distributions received by them as an unlawful payment in the event WTMA enters an insolvent liquidation. Furthermore, while WTMA has obtained and it will continue to seek to have all vendors, service providers (other than its independent auditors), prospective target businesses or other entities with which it does business and prospective target businesses execute agreements with WTMA waiving any right, title, interest or claim of any kind they may have in or to any monies held in the trust account, there is no guarantee that they will execute such agreements. Nor is there any guarantee that, even if such entities execute such agreements with WTMA, they will not seek recourse against the trust account or that a court would conclude that such agreements are legally enforceable.

The Sponsor and WTMA’s directors and officers have agreed to waive their rights to participate in any liquidation of the trust account or other assets with respect to any WTMA Common Stock held by them and to vote their WTMA Common Stock in favor of any dissolution and plan of distribution which WTMA submits to a vote of stockholders. No consideration was received by such persons in respect of such waiver. There will be no distribution from the trust account with respect to the WTMA Rights, which will expire worthless.

Pursuant to the Merger Agreement, WaveTech has agreed that it and its affiliates will not have any right, title, interest or claim of any kind in or to any monies in the trust account held for its WTMA Stockholders, and agreed not to, and waived any right to, make any claim against the trust account (including any distributions therefrom) except, in each case with respect to claims that WaveTech or its affiliates may have in the future against WTMA’s assets or funds that are not held in the trust account (other than distributions to the WTMA Stockholders) and claims against any other Person (or any affiliate thereof) that is party to an alternative business combination consummated by WTMA.

If WTMA is unable to complete the Business Combination and expends all of the net proceeds of the IPO, other than the proceeds deposited in the trust account and without taking into account interest, if any, earned on the trust account, the per-share distribution from the trust account would be approximately $10.16 based on the value of the trust account as of September 30, 2022.

The proceeds deposited in the trust account could, however, become subject to the claims of WTMA’s creditors which would be prior to the claims of the public stockholders. Although WTMA has obtained and will continue to seek to have all vendors, including lenders for money borrowed, prospective target businesses or other entities WTMA engages execute agreements with WTMA waiving any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of the WTMA Stockholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the trust account, including but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with a claim against WTMA’s assets, including the funds held in the trust account.

The Sponsor has agreed that it will be liable to WTMA if and to the extent any claims by a vendor for services rendered or products sold to us, or a prospective target business with which WTMA has discussed entering into a transaction agreement, reduce the amount of funds in the trust account to below (a) $10.00 per WTMA Common Stock (or such higher amount then held in trust) or (b) such lesser amount per WTMA Common Stock held in the trust account as of the date of the liquidation of the trust account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under WTMA’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. Additionally, if WTMA is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law and may be included in WTMA’s bankruptcy estate and subject to the claims of third parties with priority over the claims of the stockholders of WTMA. To the extent any bankruptcy claims deplete the trust account, WTMA cannot assure you it will be able to return to the WTMA Stockholders at least $10.00 per public stock (or such higher amount then held in trust).

Facilities

WTMA maintains its principal executive offices at 160 S Craig Place, Lombard, Illinois 60148. WTMA considers its current office space, combined with the other office space otherwise available to its officers, adequate for its current operations. Upon completion of the Business Combination, the principal executive offices of New WaveTech will be located at [•].

Employees

WTMA has three executive officers. These individuals are not obligated to devote any specific number of hours to WTMA’s matters and intend to devote only as much time as they deem necessary to its affairs. WTMA does not intend to have any full-time employees prior to the completion of a business combination. Upon completion of the Business Combination, the employment of these officers will terminate.

Competition

If we succeed in effecting the Business Combination, there will be, in all likelihood, significant competition from New WaveTech’s competitors. We cannot assure you that, subsequent to the Business Combination, New WaveTech will have the resources or ability to compete effectively. Information regarding New WaveTech’s competition is set forth in the section entitled “Information about WaveTech — Competition.”

Directors and Executive Officers

The following table sets forth the name, age and position of each of our current directors and executive officers:

Name	Age	Position
Daniel Mamadou	51	Chief Executive Officer and Chairman of the Board of Directors
Christopher Clower	56	Chief Operating Officer and Director
John Stanfield	41	Chief Financial Officer
Sergey Marchenko	53	Vice President
Emily King	40	Director
Dr. Ralph Welpe	51	Director
Matthew T. Mrozinski	47	Director

Daniel Mamadou is the CEO of Welsbach Holdings Pte Ltd, a Technology Metals specialist advisor, which Mr. Mamadou founded in January 2021. From January 2015 to December 2020 Mr. Mamadou led Talaxis as Executive Director. Mr. Mamadou founded Talaxis, the Technology Metals group within Noble Group, shortly after joining Noble Group in January 2015. From 2011 to 2014, Mr. Mamadou was an investment banker at Nomura Securities, as Head of the Corporate Solutions and Financing Group for the Asia-Pacific region. At Nomura, Mr. Mamadou led a team of 35 investment bankers that covered the region, delivering derivatives and capital markets solutions to their client base in the Asia-Pacific region. From 2003 to 2011, Daniel was the head of the Corporate Markets and Treasury Solutions team at Deutsche Bank in Hong Kong, covering Asia-Pacific. From 2001 to 2003, Mr. Mamadou was an independent financial advisor and invested his own capital as a principal. From 1999 to 2001, Mr. Mamadou worked for Goldman Sachs within the FICC division in London. From 1997 until 1999, Mr. Mamadou was at Deutsche Bank in London, on the fixed income derivatives structuring desk for Iberia. While leading the Corporate Markets and Treasury Solutions team at Deutsche Bank, Mr. Mamadou and his team achieved the number two position in the Asia ex Japan fixed income league tables (including Bonds, Investment Grade and Corporate High Yield) over a four-year period from 2008 – 2011, raising approximately $40 billion of capital across sectors.

Christopher Clower is an executive director and COO of Welsbach Holdings Pte Ltd since March 2021. Mr. Clower also sits as an independent director on a number of boards in Southeast Asia. Since 2014, Mr. Clower has been an independent director of Malacca Trust Pte Ltd, a holding company in Singapore which is the majority owner of one of the leading asset management firms in Indonesia as measured by assets under management. Also, since 2014, Mr. Clower has been an independent commissioner on the board of PT Batavia Prosperindo Finance Tbk, an Indonesia consumer finance company listed on the Indonesia Stock Exchange. From 2010 to 2014, Mr. Clower was an independent advisor and principal investor of his own capital. From 2008 to 2010, Mr. Clower co-founded, built and sold PT Manoor Bulatn Lestari, an Indonesian resource company and achieved 30x MOIC in two years for himself and his investors. Prior to this, Mr. Clower was Managing Director and Head of Corporate Finance in Merrill Lynch for Southeast Asia. From 1998 to 2009, Mr. Clower worked at Merrill Lynch and raised over $4 billion of capital in the resources space. Mr. Clower also worked at Deutsche Bank from 1997 to 1998, at Bankers Trust from 1994 to 1997, and at Crane Nuclear Valves from 1991 to 1994. Prior to working in the finance industry, Mr. Clower was an intelligence officer for the United States Air Force, serving at Clark Air Base in the Philippines with the 90th Tactical Fighter Squadron.

Sergey Marchenko is a developer and builder of multi-story residential developments in the suburbs of Moscow. From 1996 to 2016, Mr. Marchenko founded and built his first company, LandOS, which is a real estate developer of malls and office centers in Moscow, including Troyka Trade Center Mall, Gagarinsky Trade Mall, Veshky Mall and a number of office centers in Moscow and other cities in Russia. From 2001 to 2004, Mr. Marchenko was a Vice President of GlavMosStroy Joint Stock Company, a large development and construction company in Eastern Europe. From 1999 to 2012, Mr. Marchenko founded of a number of real estate development firms in Eastern Europe, specializing in the commercial and residential sub-sectors, including Eurostroy and TCS Joint Stock Company (“TCS”). TCS specializes in real estate development construction as well as extraction and processing of non-metallic materials for construction.

John Stanfield, CPA, has significant experience with U.S. GAAP, finance, operations, and taxation demonstrated over several years and several billion dollars of enterprise value in the private equity and alternative asset industry. He is the founder of Stanfield & Associates, LLC, a boutique consulting and full-service public accounting firm concentrated on outsourced Chief Financial Officer services for special purpose acquisition corporations, private equity fund managers, and family offices in the United States and internationally. Prior to founding Stanfield & Associates, LLC, Mr. Stanfield held audit positions at RSM US and Ernst & Young, LLP.

Emily King is the founder of Prospector, a new search engine for the mining industry, which she founded in February 2020, and is CEO of Global Venture Consulting, which Ms. King founded in 2013. Global Venture Consulting (GV) is a consulting firm specializing in bringing natural resources and technology solutions to emerging and frontier markets. Since 2013, GV has worked with clients and partners to accelerate innovation and incorporate disruptive technology into the collection and interpretation of data. Prior to founding Global Venture Consulting and Prospector, from 2010 to 2013, Ms. King was the Director of Natural Resources for an economic development task force in the U.S. Department of Defense. In this role, Ms. King oversaw a mineral resource exploration and investment group for the Pentagon, in partnership with the Afghanistan Government and the U.S. Geological Survey. Her team conducted exploration on fifteen mineral deposits throughout Afghanistan and tendered four copper and gold exploration assets. For her leadership of this program, Ms. King was awarded the Secretary of Defense Medal for Outstanding Public Service and the Global War on Terrorism Award. Ms. King holds and has held leadership positions in industry organizations and at the board level, including Women in Mining USA, Director at VVC Exploration, Fellow at New America, Board Member of World Trade Center Kabul and the Afghanistan Mining Think Tank. In 2020, Ms. King was awarded the Medal of Merit from the American Mining Hall of Fame.

Dr. Ralph Welpe joined Julius Baer in December 2017 and was Head of Strategic Client Management until leaving in December 2020. Since then, Dr. Welpe has been advising Time Partners Limited, a specialist merchant banking firm focusing on global private markets. Since 2015, Dr. Welpe also holds a position as Co-Founder and Chairman of iAlpha AG based in Switzerland and United Kingdom — a private community of international professional investors. In addition, since 2015, Dr. Welpe has advised several start-ups on expansion strategies and how to connect with financial institutions and ultra-high-net-worth individuals. Dr. Welpe also advised an ultra-high-net-worth family office on establishing a multi-generational Family Office. Prior to the above, Dr. Welpe had 15 years of extensive work experience in the banking sector with Deutsche Bank, where he started in the M&A and Corporate Finance division in 2004 and by 2007 became Chief of Staff of Asia Pacific. He also served in Deutsche Bank as UK Regional Management in 2009 and became the Head of Corporates & Entrepreneurs Senior Relationship Management in 2010.

Matthew T. Mrozinski is a Managing Director and Partner at Chardan, a full service investment bank headquartered in New York. Since June 2015, Mr. Mrozinski has been the global head of mergers and acquisitions for Chardan where he oversees the coordination and execution of the firm’s merger and acquisition advisory and associated capital formation services focusing on small and medium-sized businesses. From 1998 until 2000, Mr. Mrozinski was an associate in the investment banking division at TD Securities (USA) a wholly-owned subsidiary of TD Bank. From 2000 until 2003, he was an associate in the mergers and acquisitions group at JPMorgan in New York and Hong Kong. Mr. Mrozinski was a Vice President of acquisitions and capital formation for Colony Capital based in Hong Kong from 2003 until 2006 and was responsible for transactions in value exceeding $2 billion, including the acquisition and disposition of the Swissotel and Raffles Hotel chains. From 2006 until 2010, Mr. Mrozinski was a Managing Director of Deutsche Bank Real Estate, Gaming and Lodging Investment Banking group for Asia (excluding Japan) based in Hong Kong, where he led a team of investment bankers originating and executing advisory and capital markets transactions valued in excess of $4 billion throughout Asia, UK and the US. From 2010 until 2014, he was a Managing Director of Citibank’s Real Estate, Gaming and Lodging Investment Banking Group for Asia (excluding Japan) based in Hong Kong where Mr. Mrozinski led a team of investment bankers across Asia originating and executing advisory and capital market transactions in excess of $2 billion.

Number, Terms of Office and Appointment of Directors and Officers

Our board of directors consists of five members, three of whom are deemed “independent” under SEC and Nasdaq rules. Our directors and the structure of the board will change if the Business Combination is consummated See the section entitled “Organizational Documents Proposals” and “Director Election Proposal” for more details.

Our officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Our board of directors is authorized to appoint persons to the offices set forth in our Existing Bylaws as it deems appropriate. Our Existing Bylaws provide that our directors may elect a chairman of the Board, and that our officers may consist of chief executive officer, president, chief financial officer, vice president(s), secretary, treasurer and such other officers as may be determined by the board of directors.

Director Independence

Nasdaq listing standards require that within one year of the listing of our securities on the Nasdaq Global Market we have at least three independent directors and that a majority of our board of directors be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which, in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Our board of directors has determined that Ms. King, Dr. Welpe and Mr. Mrozinski are each an “independent director” as defined in the Nasdaq listing standards and applicable SEC rules. Our independent directors will have regularly scheduled meetings at which only independent directors are present. We will only enter into transactions with our officers and directors and their respective affiliates that are on terms no less favorable to us than could be obtained from independent parties. Any related-party transactions must be approved by our audit committee and a majority of disinterested directors.

Committees of the Board of Directors

We have two standing committees: an audit committee and a compensation committee. Each committee operates under a charter that has been approved by our board of directors and has the composition and responsibilities described below. Subject to phase-in rules and a limited exception, Nasdaq rules and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors, and Nasdaq rules require that the compensation committee of a listed company be comprised solely of independent directors.

Audit Committee

We established an audit committee of the board of directors, which consists of Emily King, Dr. Ralph Welpe and Matthew T. Mrozinski. Dr. Ralph Welpe serves as chairman of the audit committee. Under the Nasdaq listing standards and applicable SEC rules, we are required to have at least three members of the audit committee, all of whom must be independent, subject to certain phase-in provisions which we are not taking advantage of. Emily King, Dr. Ralph Welpe and Matthew T. Mrozinski meet the independent director standard under Nasdaq listing standards and under Rule 10-A-3(b)(1) of the Exchange Act.

Each member of the audit committee is financially literate and our board of directors has determined that Mr. Mrozinski qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

We have adopted an audit committee charter, which details the principal functions of the audit committee, including:

•        meeting with our independent registered public accounting firm regarding, among other issues, audits, and adequacy of our accounting and control systems;

•        monitoring the independence of the registered public accounting firm;

•        verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

•        inquiring and discussing with management our compliance with applicable laws and regulations;

•        pre-approving all audit services and permitted non-audit services to be performed by our registered public accounting firm, including the fees and terms of the services to be performed;

•        appointing or replacing the registered public accounting firm;

•        determining the compensation and oversight of the work of the registered public accounting firm (including resolution of disagreements between management and the registered public accounting firm regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

•        establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies;

•        monitoring compliance on a quarterly basis with the terms of this offering and, if any noncompliance is identified, immediately taking all action necessary to rectify such noncompliance or otherwise causing compliance with the terms of this offering; and

•        reviewing and approving all payments made to our existing stockholders, executive officers or directors and their respective affiliates. Any payments made to members of our audit committee will be reviewed and approved by our board of directors, with the interested director or directors abstaining from such review and approval.

Financial Experts on Audit Committee

The board of directors has determined that Mr. Mrozinski qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

Guidelines for Selecting Director Nominees

The guidelines for selecting nominees, which are specified in the nominating committee charter, generally provide that persons to be nominated:

•        should have demonstrated notable or significant achievements in business, education or public service;

•        should possess the requisite intelligence, education and experience to make a significant contribution to the board of directors and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and

•        should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the stockholders.

Director Nominations

We do not have a standing nominating committee, though we intend to form a corporate governance and nominating committee as and when required to do so by law or Nasdaq rules. In accordance with Rule 5605(e)(2) of the Nasdaq rules, a majority of the independent directors may recommend a director nominee for selection by the board of directors. The board of directors believes that the independent directors can satisfactorily carry out the responsibility of properly selecting or approving director nominees without the formation of a standing nominating committee. Ms. King, Dr. Welpe and Mr. Mrozinski will participate in the consideration and recommendation of director nominees. In accordance with Rule 5605(e)(1)(A) of the Nasdaq rules, all such directors are independent. As there is no standing nominating committee, we do not have a nominating committee charter in place.

The board of directors will also consider director candidates recommended for nomination by our stockholders during such times as they are seeking proposed nominees to stand for election at the next annual meeting of stockholders (or, if applicable, a Special Meeting of stockholders). Our stockholders that wish to nominate a director for election to the Board should follow the procedures set forth in our bylaws.

We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the board of directors considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our stockholders.

Compensation Committee

We established a compensation committee of the board of directors, which consists of Emily King, Dr. Ralph Welpe and Matthew T. Mrozinski. Matthew T. Mrozinski serves as chairman of the compensation committee. Under the Nasdaq listing standards and applicable SEC rules, we are required to have at least two members of the compensation committee, all of whom must be independent, subject to certain phase-in provisions which we are not taking advantage of. Emily King, Dr. Ralph Welpe and Matthew T. Mrozinski meet the independent director standard under Nasdaq listing standards applicable to members of the compensation committee.

Our compensation committee charter details the principal functions of the compensation committee, including:

•        reviewing and approving on an annual basis the corporate goals and objectives relevant to our chief executive officer’s compensation, evaluating our chief executive officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our chief executive officer’s based on such evaluation;

•        reviewing and approving the compensation of all of our other Section 16 executive officers;

•        reviewing our executive compensation policies and plans;

•        implementing and administering our incentive compensation equity-based remuneration plans;

•        assisting management in complying with our proxy statement and annual report disclosure requirements;

•        approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our executive officers and employees;

•        producing a report on executive compensation to be included in our annual proxy statement; and

•        reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The compensation committee charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Compensation Committee Interlocks and Insider Participation

None of our officers currently serves, or in the past year has served as a member of the compensation committee of any other entity that has one or more executive officers serving on our board of directors. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors of any other entity that has one or more executive officers serving on our compensation committee.

Code of Ethics

We adopted a code of ethics that applies to all of our executive officers, directors, and employees. The code of ethics codifies the business and ethical principles that govern all aspects of our business.

Executive Officer and Director Compensation

No executive officer has received any cash compensation for services rendered to us. No compensation or fees of any kind, including finder’s and consulting fees and other similar fees, will be paid by us to our insiders or any of the members of our management team, for services rendered prior to or in connection with the completion of the Business Combination. However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf including those related to the Business Combination. There have not been any material out-of-pocket expenses subject to reimbursement and we do not anticipate any such expenses prior to Closing.

After the completion of the Business Combination, members of our management team who remain with us may be paid consulting, management or other fees from the combined company. It is unlikely the amount of such compensation will be known at the time of a stockholder meeting held to consider the proposed Business Combination, because the directors of the post-combination business will be responsible for determining officer and director compensation.

Legal Proceedings

None.

Periodic Reporting and Audited Financial Statements

WTMA has registered its securities under the Exchange Act and has reporting obligations, including the requirement to file annual and quarterly reports with the SEC. In accordance with the requirements of the Exchange Act, WTMA’s annual reports contain financial statements audited and reported on by WTMA’s independent registered public accounting firm. WTMA has filed with the SEC its Annual Report on Form 10-K, as amended, covering the year ended December 31, 2021.

WTMA’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Unless the context otherwise requires, all references in this section to “we,” “us,” “our,” the “Company” or “WTMA” refer to WTMA prior to the consummation of the Business Combination. The following discussion and analysis of WTMA’s financial condition and results of operations should be read in conjunction with WTMA’s consolidated financial statements and notes to those statements included in this proxy statement/prospectus. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties. WTMA’s actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors. Please see “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” in this proxy statement/prospectus.

Overview

We are a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more target businesses. We intend to effectuate our business combination using cash from the proceeds of our initial public offering and the sale of the placement units that occurred simultaneously with the completion of our IPO, our capital stock, debt or a combination of cash, stock and debt.

We expect to continue to incur significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to complete a business combination will be successful.

Results of Operations

We have neither engaged in any operations nor generated any operating revenues to date. Our only activities for the nine months ended September 30, 2022 were in connection with the search for a prospective initial Business Combination. We do not expect to generate any operating revenues until after the completion of our initial Business Combination, at the earliest. We expect to generate non-operating income in the form of interest income from the proceeds of the IPO placed in the trust account. We expect that we will incur increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses in connection with searching for, and completing, a Business Combination.

For the three and nine months ended September 30, 2022, we had a net loss of $816,133 and $1,594,068, respectively, which primarily consists of operating expenses of $1,062,557 and $1,852,616 and accrual of Delaware franchise taxes of $50,000 and $150,000, and provision for income taxes of $52,582, offset by interest and dividend earned on marketable securities held in the trust account in total of $349,006 and $461,130.

For the three months ended September 30, 2021 and for the period from May 27, 2021 (inception) through September 30, 2021, we had a net loss of $30 and $1,030, respectively, which primarily consists of operating expenses.

Liquidity and Capital Resources

On December 30, 2021, the Company consummated the IPO of 7,500,000 units (“Units”), each Unit containing one share of common stock (the “public stock”) and one right to receive 1/10 of one share of common stock upon the consummation of the Business Combination (the “public rights”), generating gross proceeds of $75,000,000, which is discussed in Note 3.

Simultaneously with the closing of the IPO, the Company consummated the sale of 347,500 private placement units (“Private Placement Units”) at a price of $10.00 per Private Placement Unit in a private placement to the Company’s sponsor, Welsbach Acquisition Holdings LLC (the “Sponsor”) generating gross proceeds of $3,745,000 which is described in Note 4.

The Company granted the underwriters a 45-day option to purchase up to 1,125,000 Units to cover Over-allotment, if any. On January 14, 2022, the underwriters partially exercised the option and purchased 227,686 additional Units (the “Over-allotment Units”), generating gross proceeds of $2,276,860.

Upon the closing of the Over-allotment on January 14, 2022, the Company consummated a private sale of an additional 4,554 Private Placement Units at a price of $10.00 per Private Placement Unit, generating gross proceeds of $45,540. As of January 14, 2022, a total of $77,276,860 of the net proceeds from the IPO (including the Over-allotment Units) and the sale of Private Placement Units has been placed in the trust account. As the over-allotment option was only partially exercised, 224,328 shares of Common stock purchased by the Initial Stockholders have been forfeited for no consideration.

Offering costs for the IPO amounted to $4,663,218, consisting of $1,500,000 of underwriting fees, $2,625,000 of deferred underwriting fees payable (which are held in the trust account) and $538,218 of other costs.

$2,704,690 of deferred underwriting fee payable is contingent upon the consummation of a Business Combination by December 30, 2022, subject to the terms of the underwriting agreement.

For the period ended September 30, 2022, cash used in operating activities was $764,603. Net cash used in investing activities was $3,049,628 and net cash provided by financing activities was $3,049,631 mainly reflecting the proceeds of our IPO and subsequent deposit into the trust account.

As of September 30, 2022, we had cash and marketable securities held in the trust account of $78,510,772. We intend to use substantially all of the funds held in the trust account, including any amounts representing interest earned on the trust account (less income taxes payable), to complete our business combination. To the extent that our capital stock or debt is used, in whole or in part, as consideration to complete our Business Combination, the remaining proceeds held in the trust account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.

As of September 30, 2022, we had cash of $436,356 outside of the trust account. We have used and intend to continue to use the funds held outside the trust account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a business combination.

We monitor the adequacy of our working capital in order to meet the expenditures required for operating our business prior to our initial business combination. However, if our estimates of the costs of identifying a target business, undertaking in-depth due diligence and negotiating an initial business combination are less than the actual amount necessary to do so, we may have insufficient funds available to operate our business prior to our business combination. Moreover, we may need to obtain additional financing either to complete our Business Combination or because we become obligated to redeem a significant number of our public stock upon completion of our business combination, in which case we may issue additional securities or incur debt in connection with such business combination. If we are unable to complete our initial Business Combination because we do not have sufficient funds available to us, we will be forced to cease operations and liquidate the trust account.

We do not believe we will need to raise additional funds in order to meet the expenditures required for operating our business. However, if our estimate of the costs of identifying a target business, undertaking in-depth due diligence and negotiating a Business Combination are less than the actual amount necessary to do so, we may have insufficient funds available to operate our business prior to our Business Combination. Moreover, we may need to obtain additional financing either to complete our Business Combination or because we become obligated to redeem a significant number of our public stock upon consummation of our Business Combination, in which case we may issue additional securities or incur debt in connection with such Business Combination.

Off-Balance Sheet Arrangements

We have no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of September 30, 2022. We do not participate in transactions that create relationships with entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Contractual obligations

We do not have any long-term debt, capital lease obligations or operating lease obligations.

The underwriters were paid a cash underwriting discount of $0.20 per Unit on the offering, or $1,545,537 in the aggregate at the closing of the IPO and the over-allotment option. In addition, the underwriters are entitled to a deferred underwriting commissions of $0.35 per unit, or $2,704,690 from the closing of the IPO.

The Company issued a promissory note in the principal amount of $772,769 to the Sponsor. The promissory note bears no interest and shall be payable upon the earlier to occur of (i) upon consummation of the Company’s initial business combination out of the proceeds of the Trust Account released to the Company’s or (ii) at the Sponsor’s discretion, converted, in full or in part, upon consummation of the Company’s business combination into additional private units at a price of $10.00 per unit.

Common Stock Subject to Possible Redemption

We account for our common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features Redemption Rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. Our common stock features certain Redemption Rights that are considered to be outside of our control and subject to occurrence of uncertain future events. Accordingly, common stock subject to possible redemption is presented as temporary equity, outside of the stockholders’ equity section of our balance sheets. The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable common stock to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable common stock are affected by charges against additional paid in capital and accumulated deficit.

Net Loss per Share of Common Stock

Net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period, excluding shares of common stock subject to forfeiture by the Sponsor. At September 30, 2022, the Company did not have any dilutive securities and/or other contracts that could, potentially, be exercised or converted into shares of common stock and then share in the earnings of the Company. As a result, diluted loss per share is the same as basic loss per share for the period presented.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

Factors That May Adversely Affect Our Results of Operations

Our results of operations and our ability to complete an initial business combination may be adversely affected by various factors that could cause economic uncertainty and volatility in the financial markets, many of which are beyond our control. Our business could be impacted by, among other things, downturns in the financial markets or in economic conditions, increases in oil prices, inflation, increases in interest rates, supply chain disruptions, declines in consumer confidence and spending, the ongoing effects of the COVID-19 pandemic, including resurgences and the emergence of new variants, and geopolitical instability, such as the military conflict in the Ukraine. We cannot at this time fully predict the likelihood of one or more of the above events, their duration or magnitude or the extent to which they may negatively impact our business and our ability to complete an initial business combination.

JOBS Act

On April 5, 2012, the JOBS Act was signed into law. The JOBS Act contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We will qualify as an “emerging growth company” and under the JOBS Act will be allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We are electing to delay the adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As such, our financial statements may not be comparable to companies that comply with public company effective dates.

Additionally, we are in the process of evaluating the benefits of relying on the other reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company,” we choose to rely on such exemptions we may not be required to, among other things, (i) provide an auditor’s attestation report on our system of internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis) and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of executive compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of our IPO or until we are no longer an “emerging growth company,” whichever is earlier.

Critical Accounting Policies

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates.

Related Party Transactions

Founder Shares

On June 25, 2021, the Sponsor purchased 1,437,500 shares (the “Founder Shares”) of the Company’s Class B common stock, par value $0.0001 for an aggregate price of $25,000. On October 13, 2021, the Company effected an exchange of each such Class B shares for 1.5 shares of the Company’s common stock, resulting in the Sponsor holding an aggregate of 2,156,250 Founder Shares. The Company no longer has Class B common stock authorized. The Initial Stockholders had agreed to forfeit up to 281,250 Founder Shares to the extent that the over-allotment option is not exercised in full by the underwriters. On January 14, 2022, the Sponsor forfeited 224,328 Founder Shares for no consideration, due to the underwriters’ exercise of the over-allotment option in part.

The Founder Shares were placed into an escrow account maintained in New York, New York by Continental Stock Transfer & Trust Company, acting as escrow agent. Subject to certain limited exceptions, 50% of these shares will not be transferred, assigned, sold or released from escrow until the earlier of (i) six months after the date of the consummation of a Business Combination and (ii) the date on which the closing price of our common stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after our Business Combination and the remaining 50% of the Founder Shares will not be transferred, assigned, sold or released from escrow until six months after the date of the consummation of a Business Combination, or earlier, in either case, if, subsequent to a Business Combination, we complete a liquidation, merger, stock exchange or other similar transaction, which results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Promissory Note — Related Party

On June 25, 2021, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the IPO pursuant to a promissory note (the “Note”). This loan was non-interest bearing and was payable at the consummation of the IPO. As of September 30, 2022, and December 31, 2021, there was no amount payable against the Note and no amounts have been drawn against the Note.

Due to Affiliates

On December 31, 2021, the Sponsor funded $79,673 in excess of $3,475,000 aggregate purchase price of the Private Placement Units. On January 14, 2022, the Sponsor funded $179,463 in excess of the $45,540 aggregate purchase price of the Private Placement Units sold in conjunction with the exercise of the over-allotment option (for an aggregate of $259,136 in excess purchase price). As of September 30, 2022, an amount of $129,573 has been paid and the remaining $199,163 will be repaid from Company’s operating account as soon as practicable.

Related Party Loans

In addition, in order to finance transaction costs in connection with a Business Combination, certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the trust account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the trust account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the trust account to repay the Working Capital Loans but no proceeds held in the trust account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into units of the post Business Combination entity at a price of $10.00 per unit. These units would be identical to the Private Placement Units. As of September 30, 2022, there were no Working Capital Loans outstanding.

Convertible Promissory Note — Related Party

On September 30, 2022, the Company issued a promissory note in the principal amount of $772,769 to the Sponsor in connection with the extension of the period of time for the Company to complete a business combination (“Promissory Note”). The Promissory Note bears no interest and shall be payable upon the earlier to occur of (i) upon consummation of the Company’s initial business combination out of the proceeds of the Trust Account released to the Company’s or (ii) at the Sponsor’s discretion, converted, in full or in part, upon consummation of the Company’s business combination into additional private units at a price of $10.00 per unit. As of September 30, 2022, there was a $772,769 balance outstanding under the Promissory Note.

Support Services

Commencing on December 27, 2021, the Company entered into an agreement to pay the Sponsor $10,000 per month for the use of office space and administrative support services. The sponsor agreed to waive such fees for the months of April, May, June and September 2022, and as such, the Company has recorded no administrative service fees for those months. For the three and nine months ended September 30, 2022, $20,000 and $50,000 has been expensed related to the agreement.

Commencing on December 27, 2021, the Company entered into an agreement to pay an entity affiliated with its Chief Financial Officer approximately $6,500 per quarter for accounting services. For the three and nine months ended September 30, 2022, $6,500 and $19,500 has been incurred under this agreement.

Quantitative and Qualitative Disclosures about Market Risk

We are a smaller reporting company as defined by Rule 12b-2 of the Exchange Act and are not required to provide the information otherwise required under this item.

INFORMATION ABOUT WAVETECH

Unless otherwise noted or the context otherwise requires, all references in this section to the “Company,” “we,” “us” or “our” refer to the business of WaveTech and its subsidiaries prior to the consummation of the Business Combination, which will be the business of New WaveTech and its subsidiaries following the consummation of the Business Combination. For more detail, please see “WaveTech’s Management Discussion and Analysis of Financial Condition and Results of Operations — Key Performance Indicators.”

Overview

WaveTech is a next-generation provider of technologically-advanced battery enhancement, treatment and monitoring solutions for high-usage battery and energy storage device users and manufacturers. Its proprietary core technology, Crystal Control Technology® (“CCT®”), has been proven to substantially improve battery performance, increase energy throughput and extend battery life. While WaveTech is not itself a battery manufacturer, it has assembled a portfolio of battery enhancement, treatment and monitoring products based upon its CCT® technology that can be applied to a wide range of battery types and battery chemistries. WaveTech’s product solutions are complemented by a broad suite of services, including technical support, systems design and integration, and sophisticated research and development programs. While WaveTech competes globally on the basis of its innovative technology, the breadth of its product offerings and its high-quality cost-effective customer solutions, its primary focus has been on the North American battery infrastructure and service market. WaveTech believes it is in a unique position to rapidly increase its near-term sales as it is among the few providers of battery and storage device equipment and services.

WaveTech believes its principal competitive advantage is the ability of its technologies to upgrade battery network performance and to monitor critical energy backup systems to increase cost-efficiency, visibility and security. WaveTech’s principal focus has been on the development of products for battery life extension, data-analytics and site monitoring. However, it also has in development technologies and products that it believes will assist with the automation of energy storage operations. WaveTech’s services and technologies address a broad range of battery energy storage applications within telecommunications, data centers, uninterruptible power supply (UPS), and other sectors.

WaveTech’s principal focus has been on the development and patenting of systems that improve lead acid battery efficiency and deliver an extended lifecycle, increased lifetime energy throughput and reduction of both charging times and associated expense. In addition to its core proprietary CCT® technology, WaveTech also has developed a Battery Monitoring System (“BMS”) that provides critical performance data feedback achieved through internet connectivity that provides end users with greater control over their energy storage products and networks. WaveTech’s CCT® technology is in principle chemistry agnostic, and therefore its application across other battery chemistries is covered by WaveTech’s existing patents.

WaveTech has been initially targeting customers with existing energy storage applications, predominantly in the telecommunication, data center and utility segments. WaveTech believes these customers benefit from significant cost savings of up to 50% off direct and indirect (such as maintenance and energy costs) battery costs and have more visibility and real time information available to them about their networks. In addition, these customers are able to take advantage of the high-quality services that WaveTech delivers.

WaveTech’s Highlights

•        WaveTech competes in the niche market of lead acid battery performance, focusing on the growing lead acid battery global market that is projected by Inkwood Research, a leading industry research firm, to grow at a compound annual growth rate of 12.90% to $121.28 billion in the period 2022-2030. WaveTech believes it has only limited competition in its segment of this market.

•        WaveTech uses retrofittable, scalable technologies to improve and monitor existing battery systems. It currently markets its proprietary battery life extension technology, as well as its proprietary battery monitoring technology that can be customized to automate much of the operation and servicing of such infrastructure in the telecommunications industry.

•        Based on its extensive external and internal testing and calculations, WaveTech believes its patented CCT® doubles a battery’s life cycle, triples its energy throughput over a battery’s lifetime, and results in up to a 67% reduction in a battery’s CO2 emissions. It also reduces battery charging time by up to 50%, which reduces the stress on the equipment and the amount of the required maintenance. In addition, this technology improves battery stability, providing protection against deep discharge and undercharge and making it less sensitive to extreme temperature variation.

•        In WaveTech’s research and development pipeline are multiple disruptive technologies that it believes will improve battery performance and be applicable to the entire battery lifecycle, including battery production, use, maintenance and recovery. WaveTech’s technology is battery chemistry agnostic, meaning it can in principle be applied to other battery chemistries, including lithium-ion chemistry. WaveTech is currently in the process of making this adaptation.

•        WaveTech has in-house experts with decades of experience in material science, engineering, production and software. Its intellectual property is in the form of a patent family that has been approved in 87 countries. WaveTech’s technology has captured the attention of world-class companies in the global energy management and automation technologies sector and the battery manufacturing sector, as well as the Tier 1 telecom segment and the Tier 2 service provider segment.

•        WaveTech has multiple revenue streams, including from the sale of its existing products as described herein, from sales of battery testing and research and development projects for existing battery users or battery manufacturers, from licensing of its products or methods and from the development or adaptation of technologies for larger customers.

WaveTech’s Strategy

Under the leadership of its senior management team, WaveTech intends to provide a best-in-class suite of comprehensive battery enhancement and monitoring solutions to its customers across different industries. While organic growth will be its primary focus in driving its business forward, WaveTech expects that acquisitions and select teaming and partnering arrangements with other companies will play a strategic role in strengthening its existing product and service lines and providing cross-selling opportunities. Key elements of WaveTech’s strategy include:

•        Best-in-class customer experience.    WaveTech’s value proposition is to deliver products that are effective and reliable in providing cost savings in the energy infrastructures of its customers. WaveTech’s services also provide customers solid, worry-free foundational infrastructures on which businesses can build fast, reliable, cost-efficient communications, data services, security and process control systems that support their core revenue-generating business model.

•        Competitive pricing and structured recurring revenue streams.    The solutions WaveTech offers significantly reduce the operating and capital expenditures related to the energy infrastructure. The technology is offered (i) through a model whereby the customer makes no upfront payment and the savings generated by WaveTech’s technology and services are split 50/50 over a typical contract term of six to eight years, (ii) via licensing, subscription or upfront payment, or (iii) a combination of those payment methodologies. While there are competing technologies that help customers with certain of cost savings that WaveTech can generate, WaveTech is not aware of any competitor that offers the combination of battery and software enhancement technologies and customer cost savings that WaveTech’s technology and services offer. WaveTech believes the benefits provided to, and the cost savings achieved by, customers will result in a predictable and increasing revenue stream for many years. While WaveTech expects to streamline and adjust its operating models as its products and services become more fully accepted in the marketplace, it expects to increase its revenue over the longer-term with a plan for one-time sales opportunities and a suite of licensing or subscription purchasing alternatives.

•        Grow market share worldwide.    WaveTech intends to capitalize on its market leadership in the lead acid battery performance enhancement space globally. WaveTech has existing customers and strategic partners in the Americas, Europe, the Middle East and Asia Pacific. It intends to expand further within these regions and to add customers and strategic partners in other regions, including Africa and Australia.

•        Two parallel strategies for market penetration.    WaveTech will continue to pursue strategic partnerships with local or international corporations that have extensive networks and client bases in certain regions. In addition, WaveTech will also continue its direct-to-client marketing efforts whereby its specialized sales team will approach large corporate clients directly. WaveTech currently is partnering with a global energy management and automation technologies company and with the largest battery maker in Latin America. Its significant customers also include a Tier 1 telecommunications company in Malaysia and service providers in the U.S.

•        Ramp up manufacturing.    WaveTech has been manufacturing products in-house and intends to continue to increase in-house production capacity. In addition, WaveTech is also exploring the possibility of outsourcing manufacturing to a German or other manufacturer in the future. The consideration of determining whether to outsource the manufacturing would be lower cost of production due to specialization and closer proximity to WaveTech’s clients.

•        Expand product offerings and research and development programs.    WaveTech intends to continue to distinguish itself from other battery enhancement companies by its full and comprehensive offering of battery solutions and its high-technology approach to product development. WaveTech will continue to invest in research and development to develop additional components of its battery enhancement product offerings and remains committed to providing its customers and partners with best-in-class battery enhancing products and site-monitoring system services. A current focus of WaveTech’s research and development program is new battery production (formation) technologies and battery recovery technology. In 2023, WaveTech plans to expand its current research and development facility into a mid-size first-class battery testing and research and development center that covers additional battery chemistries.

•        Building track record.    WaveTech is continuing to create a track record by providing its CCT® and BMS products or services to small-to-medium-sized U.S. companies that operate private and high-security networks in order to have a solid foundation to address large multinational companies.

•        Expanding applications to other battery chemistries.    After achieving success in its development and marketing of products and services for lead acid batteries, WaveTech is currently continuing its research and development efforts on lithium-ion batteries. From preliminary testing, WaveTech’s CCT® has also been determined to benefit the performance of lithium-ion batteries. Future product marketing efforts into the lithium-ion segment of the battery market will depend on the timing and outcome of additional testing and the results of its on-going product development efforts relating to the adaptation of its technology to lithium iron phosphate (LFP) batteries.

•        Grow Revenues and Market Share through Selective Acquisitions.    WaveTech plans to acquire private companies or technologies that will enhance its earnings and allow it to offer complementary products and services or expand its geographic and industry reach. WaveTech believes such acquisitions will help it to accelerate its revenue growth, leverage its existing strengths and help it to capture and retain more work in-house as a prime contractor for its customers, thereby contributing to its profitability. It also believes that increased scale will enable it to bid and take on larger contracts.

Industry Background

According to Inkwood Research’s Global Battery Market Forecast 2022 – 2030, the global battery market in 2021 was valued at $111.86 billion and is projected to reach $423.9 billion by 2030, growing at a compound annual growth rate (CAGR) of 16.68% throughout the forecasted period. In addition, the report also forecasted that (1) the lead acid battery market is expected to grow at a CAGR of 12.90% to $121.28 billion in the period from 2022-2030 and (2) the lithium-ion battery market is expected to grow at a CAGR of 19.49% to $257.19 billion in the period 2022-2030.

Inkwood Research’s Global Battery Market Forecast 2022 – 2030 also estimated that the lead acid battery segment accounted for 38.3%, the second largest share, of the global battery market in 2021 as a result of growing applications in uninterrupted power supply, automotive, telecommunications, transport vehicles, and other electric utilities.

According to Bloomberg NEF’s 2021 Energy Storage Outlook, it is projected that energy storage installations around the world will multiply exponentially over the next 10 years, from a modest 17GW/34GWh deployed in 2021 to 358GW/1,028GWh by 2030. This represents a 21-fold increase, or a 35.6% CAGR, of stationary energy storage capacity over the next 10 years. Such increase in energy storage is also predicted to require over $262 billion of investment. This is driven by a fundamental transition developing in the power system, which includes:

•        Global expansion of renewable energy;

•        Global transition towards EV automotive; and

•        Regulatory and market drive.

The use of stationary energy includes:

•        Grid-related utilities;

•        Residential energy storage;

•        Commercial or industrial energy storage;

•        EV Charging infrastructures;

•        Long-duration energy storage; and

•        Industrial and military use, such as Uninterruptible Power Supply (UPS), data centers, telecom backup power, air conditioning, hydrogen refueling stations, and motive (heavy equipment).

The outlook for a significantly increased demand for energy storage has caused governments, entrepreneurs and the private sector to seek solutions to fulfill such demand. This includes efforts to secure battery metals to manufacture more batteries, efforts to recycle spent batteries, new innovation in lithium-ion battery technology, and new innovation beyond lithium-ion batteries. Such efforts are required to meet growing energy storage demand; however, historically, performance enhancement in the lead acid battery segment, one of the dominant chemistries in existing installed global energy storage, was not part of the solution to improve the capacity, efficiency and utility of existing installed global energy storage.

Improving the performance of existing installed energy storage is perhaps one of the most sustainable ways of fulfilling the global energy storage demand as it requires no new materials and minimum manufacturing. Moreover, despite the rapid development and adoption of lithium-ion batteries, ultimately one battery chemistry will not suffice to meet the global energy storage demand. As a result, lead acid batteries will remain one of the key battery chemistries due to the lower cost and more mature technology behind this chemistry, as well as the configurability and scalability of this chemistry.

Lead acid batteries are typically used by telecom, data center, UPS, utilities, renewables, oil and gas, battery manufacturing, battery recycling, automotive, healthcare and chemical companies. The following are the principal benefits of lead acid batteries:

•        The lowest carbon footprint battery technology in use today, which is expected to remain so well into the foreseeable future;

•        Remains one of the safest and most mature battery chemistries;

•        The most recycled battery chemistry as it has one of the lowest recycling costs;

•        Raw materials used in production are readily available and inexpensive compared to other battery chemistries; and

•        Easily configurable and easily scalable.

WaveTech believes these characteristics, together with the size of the lead acid battery market, present a significant opportunity for the addition of performance enhancement technologies to the lead acid batteries business.

Technology Applications

WaveTech and its subsidiaries have spent over $38 million since inception on the development of its CCT® applications, and CCT® serves as the bedrock of WaveTech’s portfolio of battery enhancing technologies. The CCT® has already been patented in 87 countries with additional patent applications under review. As CCT® is chemistry agnostic, its application across lead acid and other battery chemistries is covered by WaveTech’s existing patents.

Based on its extensive external and internal testing and calculations, WaveTech believes its technologies and solutions produce the following sustainable results:

•        Up to 2x increased battery life cycle;

•        Up to 3x increased energy throughput over a battery’s lifetime;

•        Optimized battery charging — reducing charge time up to 50%;

•        Higher voltage stability;

•        Improved mechanical stability, tolerance to vibrations, and protection against deep discharge and undercharge;

•        Affects the entire life cycle of the battery, from production, through use, to 2nd life;

•        Up to 75% fewer maintenance visits and predictive maintenance;

•        Up to 67% reduction in CO2 emissions;

•        Up to 30% less energy consumption;

•        Up to 50% less generator fuel cost; and

•        Up to 50% less battery replacement.

WaveTech’s Products

Battery Enhancement and Treatment (BEAT®) based on CCT®

When applied to a battery, CCT® is a combination of a new charge method with a specialized device for its application that manipulates the electrochemical processes in the battery by imposing modulated voltage pulses over the charge current during charging. This method reduces the growth of lead sulphate crystals in the negative plate and accelerates lead dioxide particle formation and growth in the positive plate, which delivers the following transformative results on performance:

•        Up to a 100% increase in the lifespan of the battery;

•        Higher capacity through each cycle;

•        Up to tripling of life-time energy throughput (longer life plus improved degradation curve);

•        Reduced charging times of up to 50%;

•        Higher charge acceptance and lower energy consumption;

•        Reduced heat evolution during charge;

•        Reduced sensitivity to temperature variations;

•        Less water loss and maintenance;

•        Significantly improved efficiency across extreme temperatures (-40°C to +50°C / -40°F to +122°F);

•        Greater stability at deep discharge and undercharge; and

•        Restoration of aged batteries.

The CCT® is applied in the marketplace via WaveTech’s proprietary BEAT® hardware units (pictured below), which are attached to the outside of the subject battery for usage.

WaveTech believes this product leads to significantly lower replacement costs, greater reliability and ultimately, lower operational costs. In addition, WaveTech’s hardware solution can be retrofitted to existing systems, which has been effective in smoothing the path to its adoption.

Battery Monitoring System (BMS)

WaveTech has also developed a proprietary Battery Monitoring System (“BMS”) that monitors critical aspects of a battery’s performance and maintenance, including voltage, current levels and charge time. The BMS not only monitors batteries, but it can also be adapted for an individual customer to provide on-site monitoring of other equipment with a digital interface on a customer’s network to provide the customer essential operational and maintenance information. This information and data give network operators greater control over many aspects of their networks by providing them real-time monitoring of site conditions, such as cooling systems, diesel generator usage and other utilities, allows for benchmarking of site operations costs and may be used for real-time analysis to provide insight and data for budgeting future costs.

WaveTech’s battery monitoring solution can also be adapted for a customer to be used to conduct remote controls over batteries and suitable equipment that is connected for testing and fault reset. In addition, WaveTech’s solution can be adapted to provide proactive maintenance analysis and reporting that will further enhance the BMS to become a Site Management System (SMS) benefit in field practices. Operations and monitoring can then run with up to zero percent autonomy that reduces the need for manual maintenance to be performed on batteries. The BMS is also being enhanced as a “smart” platform that can learn from site usage analysis and correlations to constantly optimize site performance. It is expected that, once fully developed and implemented, the BMS will reliably forecast future battery and network scenarios in order to increase functionality and keep the system up and running.

The software analysis from the application of WaveTech’s BMS in site monitoring and automation can be integrated with existing monitoring equipment on site, which should reduce the cost to the operator of obtaining meaningful feedback from its monitored data.

Last 12 hours
Refresh every 5m
DISCHAR
Cycle time left
9.04
hour
Room Temp.
24 °C
Heatsink Temp.
39 °C
Reference Site
Site A
Site B
Site C
Site D
Site E
Alerts
10.86 V
11.54 V
10.54 V
11.41 V
12.02 V
11.25 V

WaveTech’s Services

In addition to providing its software and hardware solutions, WaveTech provides design, procurement, installation, testing, certification and maintenance services for critical power and structured cabling systems. When combined, these services provide solid, worry-free foundational infrastructures on which businesses can build fast, reliable, cost-efficient communication, data services, security, and process control systems that support their core revenue generating business model. With WaveTech’s ability to integrate a wide range of products into its solutions, it is able to serve customers in a vast range of market segments, including data centers, telecommunications, cable, utility, manufacturing, distribution, security, education and housing. Deployments include new buildouts from the site construction stage to legacy infrastructure upgrades, all of which are tailored to individual customer needs using industry-leading materials and tested with Tier 1 test equipment.

For critical power systems, a client’s typical service solutions include integrating these components together into a high-reliability, redundant and scalable system that delivers continuous power to the customer’s critical systems without fail. For structured cabling systems, typical service solutions include the delivery and installation of copper and fiber optic cable; cable management; the delivery and installation of cabinets, under-floor systems, antenna systems, camera systems, video projection devices, paging, and phone systems; and directional boring. WaveTech believes these broad services combine to provide its customers with a single, cohesive solution provider with superior service.

Research & Development and Products Under Development

Because the industries in which WaveTech competes are characterized by rapid technological advances, WaveTech’s ability to compete successfully depends heavily upon its ability to ensure a continual and timely flow of competitive products, services and technologies to the marketplace. WaveTech continues to develop new technologies to enhance existing products and services and plans to expand the range of its offerings through research and development (“R&D”), licensing of intellectual property and acquisition of third-party businesses and technology. WaveTech anticipates that it will continue to make significant expenditures for R&D as it seeks to provide new innovative products and services. Its R&D costs are expensed as incurred. R&D costs were $0.86 million in the nine months ended September 30, 2022 and $1.8 million and $0.43 million in the years ended December 31, 2021 and 2020, respectively.

WaveTech plans to bring several new products to the market that effect, in combination with the existing products, the entire lifecycle of batteries from production to 2nd life usage, as follows:

Significant energy savings during battery production (formation), & increased battery quality
Unique recovery of failed batteries / 2nd life for Lead Acid Batteries
Remote and real-time battery monitoring & State of Health diagnostics
Automated operations
Increased battery capacity
Extended battery life

CCT® Battery Formation

Phase One is now complete of a new CCT® battery formation procedure (the “formatting” phase of battery manufacturing) that shortens battery formation time, reduces energy use and enhances the power performance and cycle-life. This product is expected to be a significant cost-savings solution for manufacturers and to reduce costs to end-users when such savings are passed along for battery replacement. WaveTech believes this technology is covered by its existing patents. The first prototype has been developed and produced, and the system is expected to be tested by a large battery manufacturer during the first quarter of 2023. Commercial production and initial sales efforts are expected to commence during 2023.

CCT® Battery Recovery

WaveTech has developed a new patentable CCT® procedure that recovers a battery’s preliminary capacity loss. Successfully-restored battery capacity extends the use of the battery substantially (some “dead batteries” have regained 100% of their capacity) and allows for a secondary use of the batteries.

Demonstration is ongoing for a large international customer, and the first commercial product adapted for smaller lead acid battery sizes is expected to be ready for commercialization in the first quarter of 2023. Once introduced into the marketplace, this product is expected to be adapted for larger batteries.

CCT® for Lithium-Ion Battery Platform

CCT® has been determined to benefit the performance of lithium-ion batteries. Initial optimization work will focus on lithium iron phosphate (LFP) batteries. Once that technology has been successfully developed and implemented, WaveTech believes this technology can be further introduced to other participants in the lithium-ion batteries and applications market. Expected benefits for lithium-ion batteries are increased charge acceptance, increased capacity retention, increased cycle life and shortened charge time.

The basic feasibility study for this technology has established that it can be beneficial for lithium batteries, and preliminary testing is ongoing. WaveTech believes continuing product development for this technology will take from 12 to 24 months, depending on available funding and the results achieved from its testing.

CCT® Family of Battery Materials

WaveTech has developed a new CCT® family of additives to further increase capacity and prolong battery life. Preliminary testing has determined that the application of WaveTech’s BEAT® and its newly developed additives in combination have an “exponential effect” on efficiency at minimum additional cost. The additives can be included during battery manufacturing, during battery maintenance or during battery capacity recovery procedures. A patent application has recently been filed in the United States with respect to the use of these additives during battery production and battery recovery.

CCT® Battery Device for Real Time State of Charge and State of Health

WaveTech is developing a new CCT® device that uses an enhanced BEAT® technology to obtain an accurate measurement of real-time battery state-of-charge (SOC) and state-of-health (SOH). This unique electrochemical method makes possible a convenient battery SOC and SOH evaluation at any time of operation. The information received from this determination aids in the decisions of how to better charge and discharge a battery and when to recover or replace a battery. This device also can be used in the quality control of the production of batteries and during quality control of the batteries when they are in use, and as a method of quickly determining whether a battery is recoverable or not. This device has already been integrated as a component of WaveTech’s battery recovery system, but is also being developed for use as a stand-alone battery test product. The first prototype of this unit is expected to be completed in the first quarter of 2023. This device is usable for lead acid batteries and, in WaveTech’s view, lithium batteries as well. A patent application is in preparation.

CCT® BEAT® Enhanced Optimization

WaveTech is conducting studies to improve and optimize the effects of BEAT®s, including studies on how to obtain further improvements on lead acid batteries in combination with other enhancements. A new and improved version of BEAT® is expected to be ready first half of 2024.

CCT® Meets Industry 4.0

CCT® joins the Fourth Industrial Revolution (Industry 4.0) as CCT® 4.0 with the ongoing automation of traditional manufacturing and industrial practices, using modern smart technology and internet of things (IoT) to self-monitor, analyze and diagnose issues independently.

The NEW Battery 4.0: Where the integration of these technology advancements leads us…

The simultaneous integration of all these technologies into a battery and battery lid comprised of the BEAT®, the device for Real Time State of Charge and State of Health (that gives a detailed “health description” of the battery), and a communication device powered by the software under development results is the NEW Battery 4.0 that lives substantially longer, provides accurate and real time information on the condition of the battery, communicates with the charger to “order” the best charge algorithm it can get depending on present conditions and also communicates with the owner or battery end user. The NEW Battery 4.0 is expected to have some capability to be “self-healing” in that it will be able to restore itself and regain capacity without human intervention.

Each of the integrated components mentioned in the battery lid are separate innovations that are individually representable in many other product groups and user areas. The conclusion period has not been determined.

Battery-Powered Energy Storage Systems

As global energy demands continue to increase, it is expected that much of the increased energy production will come from renewable energy sources that will supplement traditional energy sources, such as coal, nuclear and hydroelectric. These production increases will dramatically increase the need for more efficient energy distribution, and both centralized and decentralized energy grids will have to be expanded or developed, which will increase the need for short-term energy storage and release to guaranty the stability of those grids. To help meet this demand, WaveTech has been exploring and studying the feasibility of increased use of battery-powered energy storage systems. However, in its initial findings, WaveTech has learned that to increase the commercial usage of battery-powered storage systems, it needs better batteries, a better understanding of battery conditions, new methods and tools to improve the conditions of batteries at any time during operation, and automated operation and servicing of the systems.

WaveTech has preliminarily determined that better batteries would result in 15-30% energy savings in production, a shorter production time, and have up to 17-35% more capacity and up to 40% longer service life. The new tools would include a State of Health device that would give new and accurate information of battery condition at any time of battery operation. WaveTech’s CCT® could double battery life and increase usable energy, reduce charge time up to 50%, and make batteries operate better in cold and warm temperatures.

This again gives WaveTech an opportunity to have control over a better charge method which could ensure that the right charge is given at all times and double battery life. WaveTech’s recovery system could recover lost capacity, further increase battery life and maintain batteries at their capacity. Automating the operation and servicing of the system will result in a dynamic battery-powered storage system that could compete with other existing systems at a lower cost per kilowatt hour, with an automated green solution with few battery replacements during the design life of the storage system.

Suppliers

WaveTech currently purchases, and WaveTech expects that any contract manufacturing partners it may engage in the future will purchase, a wide variety of raw materials for the manufacture of WaveTech’s battery enhancement products, including (i) mechanical and electrical components, (ii) aluminum, steel, copper and metal alloy products and (iii) plastic materials. Such raw materials and components are generally available throughout the world and are purchased domestically when possible from a variety of suppliers. WaveTech generally is not dependent upon, nor does it expect to become dependent on, any single source for raw materials or components, and does not anticipate any difficulties in obtaining raw materials or components necessary for the production of its products. WaveTech does not currently have any major supply contracts.

Marketing

WaveTech has identified the telecommunications, motive, data center, uninterruptible power supply (UPS) and utility communications segments as the most promising markets for its current product and service offerings and is initially targeting its products to customers in those market segments. As network operators within those industries can significantly reduce their operating costs and increase their operational capabilities by using WaveTech’s CCT® technology and site management and automation solutions, WaveTech is targeting network professionals for its initial marketing efforts. In an effort to increase its product recognition in the marketplace and to create an initial base of customers that it can engage for product feedback and verifications, WaveTech has initially targeted smaller revenue-producing network operators in its markets, while also conducting proof of concept projects with major companies. Its principal market focus in these markets is the adoption of its systems by an international Tier 1 network operator, as telecommunications is the segment that would experience the greatest savings from using WaveTech’s solution based on its in-site diligence and internal assessment. To complete field validations with strategic customers, WaveTech expects its next phase to directly target approximately 50 global mobile network operators. WaveTech recently entered into its first contract with a Tier 1 telecom operator and the first deployment of its products has been completed.

In marketing its products, WaveTech’s unique value proposition is that its products and services improve existing sites (transmitters) and networks by upgrading battery-powered backup capacity and automating large portions of the operation of the site. There is typically no need to replace any existing equipment. WaveTech’s internal analysis estimates that a typical client savings in $/kWh is as follows:

The following examples, based on WaveTech’s internal analysis, demonstrate the potential average annual savings that WaveTech believes a telecom customer could realize by its application of WaveTech’s technology before factoring in the customer’s WaveTech product acquisition costs, which could vary depending on the pricing methodology the customer and WaveTech agree to utilize:

1.      A telecom customer with 12,000 on-grid sites would expect to achieve, on average, aggregate annual savings of $1,725 per site (from $5,275 reduced to $3,550), aggregate annual savings of $20,700,000 for all sites, and aggregate savings of $124,200,000 throughout a six-year contract period. WaveTech’s technology is also expected to extend the typical average battery life span from three years to six years.

2.      The same telecom customer with 460 off-grid sites would expect to achieve, on average, aggregate annual savings of $29,533 per site (from $35,490 to $5,957), aggregate annual savings of $13,600,000 for all sites, and aggregate savings of $81,500,000 throughout a six-year contract period. WaveTech’s technology is also expected to extend the typical average battery life span from three years to six years.

When adapted to an individual customer, WaveTech believes its products also are beneficial for the environment, with up to a 67% reduction in CO2 emissions, up to 50% less battery replacement, up to 50% less fuel cost, up to 75% fewer maintenance visits and approximately 30% less energy consumption.

When approaching a potential customer, WaveTech typically targets the customer sites within every network that currently produce the highest annual expense to the customer. These typically are off-grid, bad-grid and mission critical sites. These site categories represent less than 20% of all sites but have nearly the same total annual cost as the combined remaining 80% of sites that are connected and run-on sufficient grid energy. There are approximately 389,000 identified network sites that operate off-grid with low efficiency (China and the U.S. excluded), and that have a total average annual cost of $12.8 billion to upkeep and maintain. These sites are designed to have suitable power delivery with atypical solutions, including batteries and generators, as well as alternative energy resources such as solar and wind.

The more remote the site is, the more resources are needed to prevent site visits for the provision of power to the site, to reduce maintenance visits, to replace batteries and to refuel generators. Even the sites with solar power require generators to work much longer hours due to increased energy demand of the site. The cost of battery purchase and replacement, as well as increased usage of generators to power the site, has forced operators to purchase batteries as a backup to the generator. While solar energy applications are becoming less expensive, the investment for upgrading sites to new technologies, such as 5G, overshadows the high operational cost that is endured over years by the use of inefficient resources. This prevents additional investment to alternative energy resources and hinders the increase of efficient power management.

The power backup needs of operators, and the density increase in networks, have forced network operators to seek practical solutions to reduce their investment without creating the bigger risk of failure that emerges today. Off-grid sites in particular have been one of the largest costs to maintaining uptime for operators. As a result, sites have been stacked with batteries year after year or have generators running constantly, even if there are solar panels to provide energy. The intended design and the current usage of sites do not match, which has more than doubled the cost of uptime for a typical site.

To reach potential customers, WaveTech intends to implement two parallel strategies:

•        Direct-to-client by which marketing and sales are undertaken directly via the WaveTech sales team; or

•        Through strategic partnerships by which WaveTech partners with local companies that have outstanding relationships in their respective countries or with C-level management of international corporations.

In some cases, potential customers are approached by existing contacts, industry experts or local partners. In addition, WaveTech creates public awareness by visiting and exhibiting at trade fairs, building up social media and via press releases and articles in industry trade journals and magazines.

Customers and Sales Orders

WaveTech has existing customers and strategic partners in the Americas, Europe, the Middle East and Asia Pacific for its BEAT® product or certain component parts of that product. While WaveTech is still in the early stages of its marketing programs, as of September 30, 2022, there were more than 10,000 BEAT® devices in operation. In addition, there are more than 30 large enterprises that are currently, or have been, testing the BEAT® product and no potential customer has rejected the technology to this point.

In the first stage of WaveTech’s marketing program, potential customers are offered the opportunity to observe the benefits of WaveTech’s CCT® technology by applying the technology to their own lead acid batteries to observe the reduction of battery capacity over time and the improved battery performance relative to the potential customer’s un-treated batteries. The criteria for a successful test are agreed to in advance. Generally, batteries of different ages and conditions are tested at between three to ten sites for periods of three to six months. Key performance criteria tested include battery aging rates (average loss of battery capacity per month); battery backup time; generator work hours and fuel consumption; and battery charging efficiency. The sites for the testing are selected based upon established criteria so that they represent the majority of sites in the potential customer’s network and are in the project scope in terms of configuration, battery conditions, climate, maintenance needs and grid sufficiency. All sites are analyzed individually for battery performance before and after installing BEAT® units to determine if the mutually-established metrics of a successful test have been met.

During the nine-month period ended September 30, 2022 and each of the years ended December 31, 2021 and 2020, WaveTech’s largest customer accounted for over 70% of WaveTech’s total revenues. No other customer accounted for 10% of more of WaveTech’s total revenues during such periods. WaveTech has a master service agreement with such customer to provide design, installation and maintenance services for structured cabling systems in multiple locations across North America. However, ongoing purchase orders under this agreement are issued on a project-by-project basis and there is no minimum amount of services that such customer is required to purchase under its services agreement with WaveTech. Such agreement is also terminable by either party upon sixty days prior notice, or upon five days prior notice upon a material breach by the non-terminating party, subject to certain exceptions.

For WaveTech’s core technology products, WaveTech made its first commercial installation with a Malaysian Tier 1 telecom operator in the third quarter of 2022, and it is engaged with customers in the initial deployment stage in the United States, India, Pakistan and Nigeria.

WaveTech is currently in discussions under a memorandum of understanding (“MOU”) with a Fortune Global 500 leading energy management firm that is a market leader in the uninterruptible power and energy storage markets. Multiple test programs are currently on-going and are near completion after approximately 18 months. WaveTech is currently developing with this company a growing number of projects, including deep materials science studies, the development of new methods to test and condition batteries, and the integration of WaveTech’s battery recovery system to revitalize batteries. WaveTech believes it can monetize its current programs with this company in a number of ways, including by licensing hardware, software and method IP for integration into this company’s products, by leasing WaveTech’s battery recovery system and by selling WaveTech’s material science, testing and consulting services.

WaveTech is also currently in discussions on a strategic level under an MOU with one of the largest battery manufacturers in South America. Under this MOU, WaveTech initially will demonstrate the effectiveness of its battery production technologies, which will test quicker production time, energy savings, and improved battery production using WaveTech’s products on this company’s batteries. This step under the MOU is scheduled to be completed by the fourth quarter of this year. This MOU also contemplates commercial cooperation and joint research and development for this company to become a global leader in the energy storage space.

WaveTech is also currently in discussions on a strategic level under an MOU with a complete energy-efficient solutions provider. This company is a complete telecom infrastructure solutions provider combining telecom services expertise with several thousand specialists across the Middle East, Africa and Southeast Asia.

These MOUs and the other MOUs to which WaveTech is a party are not commitments to purchase any of WaveTech’s products or services and there can be no assurance that any such commitments or purchase orders will arise out of WaveTech’s MOUs or that any revenues will be generated by WaveTech therefrom.

WaveTech expects the percentage of its service revenues relative to its total revenues to decline over time as it continues to ramp up its marketing efforts for its battery enhancement and monitoring products and to add additional enhancement and monitoring products to its product mix.

While WaveTech is operating outside the U.S., its sales to date have typically been invoiced to U.S.-based affiliates of its foreign customers. WaveTech plans to increase its sales outside the U.S. and is currently negotiating contracts with several foreign companies.

Client Acquisition Process

During its client acquisition process, WaveTech typically obtains a substantial agreement in the form of MOU with the prospective customer. Each MOU typically takes four to six months to draft, negotiate and execute and is usually 10 pages or longer with detailed steps from scoping to testing to contract. The steps are typically broken down into:

1.      Scoping Customer Solution (three to four months): this step includes identifying the scope of solution required by and to be provided to prospective customers. In this stage, WaveTech is currently in discussions with:

a.      One of the largest African telecom infrastructure companies;

b.      a U.S. Fortune 100 energy company;

c.      a Norwegian-based company focused on infrastructure, oil and gas and renewable energy;

d.      one of the largest telecom companies in Norway;

e.      one of the largest telecom carriers in Indonesia; and

f.       one of the largest telecom companies with a global presence.

2.      Proof of Concept and Benchmarking (three to six months): this step includes testing and benchmarking of WaveTech’s solution for prospective customers. In this stage, WaveTech is currently in discussions with:

a.      A company in energy infrastructure with a global presence;

b.      a large Indian telecom services company;

c.      a large Caribbean-based telecom network;

d.      one of the largest banks in the U.S.;

e.      one of the largest battery manufacturers in South America; and

f.       a power and telecom solutions provider in Africa and Southeast Asia.

3.      Initial Deployment: once proof of concept is completed and the prospective customer is satisfied, then WaveTech and the prospective client will carry out the initial deployment. In this stage, WaveTech is currently in discussions with:

a.      One of the largest telecom companies in Malaysia;

b.      a U.S.-based company providing security solutions for energy systems and data centers; and

c.      a U.S.-based company in critical energy systems solutions.

Examples of this client acquisition process include:

1.      WaveTech’s engagement with a Tier 1 telecom operator.

2.      WaveTech’s engagement with a small-to-medium business (SMB) customer.

Competition

The battery technology market is highly competitive and rapidly evolving, and WaveTech competes with a number domestic and international companies in its markets, many of which have substantially greater financial and other resources than WaveTech has. The principal competitive factors upon which WaveTech competes include performance, rapid innovation, breadth of product line, availability, product reliability, reputation, level of integration and cost, related services, multi-sourcing and selling price.

WaveTech believes it is well positioned to compete in both the U.S. and Germany, the two most active and economically-desirable markets for next generation battery technology. In those markets, there are approximately 30 companies that focus on battery technology while not actually manufacturing batteries. To WaveTech’s knowledge, of those companies, there are currently none that can compete in terms of product performance with WaveTech’s technologies for lead acid batteries. However, there are a number of indirect competitors that focus on enhancement technologies for different battery chemistries, such as lithium-ion, nickel zinc and fuel cells. WaveTech believes its technology is scientifically indicated to potentially work on other battery chemistries, but its research and product development are still in an early stage.

WaveTech is not aware of any other company that can deliver all of the benefits of its CCT®-based technologies. However, companies that offer next-generation battery technologies that could be deemed to be in indirect competition include the following:

•        There are dozens of manufacturers offering State of Charge (SOC) sensors, most of which say they can also evaluate State of Health (SOH). Those inexpensive devices use battery voltage, temperature and, in some cases, current to evaluate SOH. WaveTech believes the principle of operation of those SOC sensors is inferior to WaveTech’s, and the accuracy is not high.

There are also dozens of manufacturers using electric signals applied to the battery to address battery issues such as sulfation. The electric signals those manufacturers are using are fundamentally different than the CCT® signal, and WaveTech believes their performance is lower.

•        Servato Corp., a New Orleans-based battery technology company, is investigating doubling telecom and stationary battery service life by using an improved charge mode, an alternative to floating.

Intellectual Property

WaveTech’s success and ability to compete depend substantially upon its core technology and intellectual property rights. WaveTech generally relies on patent, trademark and copyright laws, trade secret protection and confidentiality agreements to protect its intellectual property rights. In addition, it generally requires employees and consultants to execute appropriate nondisclosure and proprietary rights agreements. These agreements acknowledge WaveTech’s exclusive ownership of intellectual property developed for it and require that all proprietary information remain confidential.

WaveTech files patent applications in the United States and, when appropriate, certain other countries for inventions that it considers significant. WaveTech holds a U.S. method patent for its pioneering CCT® technology that expires in 2032. This patent covers all battery chemistries to which the CCT® method applies (lead acid, lithium-ion and others) and it is not limited to a particular product or packaging method. As of September 30, 2022, WaveTech’s patent for this technology had been approved in 87 countries. WaveTech also holds a series of product and method patents in the U.S. for its BEAT® products and a design patent for such products under the laws of Germany. The oldest of these patents expires in 2032. Additional patent applications for these products are pending. WaveTech also continues to acquire patents through acquisitions or direct prosecution efforts and engage in licensing transactions to secure the right to use third parties’ patents. WaveTech’s patent rights and the products made and sold under its patents, taken as a whole, are a significant element of its business.

In addition to patents, WaveTech also possesses other intellectual property, including trademarks, know-how, trade secrets, design rights, copyrights and internet domain rights. WaveTech controls access to and use of its software, technology and other proprietary information through internal and external controls, including contractual protections with employees, contractors, customers and partners. Its software is protected by U.S. and international copyright, patent and trade secret laws. Despite WaveTech’s efforts to protect its software, technology and other proprietary information, unauthorized parties may still copy or otherwise obtain and use its software, technology and other proprietary information. In addition, WaveTech has expanded, and expects to continue to expand, its international operations, and effective patent, copyright, trademark and trade secret protection may not be available or may be limited in foreign countries.

Companies in the industry in which WaveTech operates frequently are sued or receive informal claims of patent infringement or infringement of other intellectual property rights. WaveTech may receive such claims from companies, including from competitors and customers, some of which have substantially more resources and have been developing relevant technology similar to WaveTech’s. As, and if, it becomes more successful, WaveTech believes that competitors will be more likely to try to develop products that are similar to its products and that may infringe on WaveTech’s proprietary rights. It may also be more likely that competitors or other third parties will claim that WaveTech’s products infringe their proprietary rights. Successful claims of infringement by a third-party, if any, could result in significant penalties or injunctions that could prevent WaveTech from selling some of its products in certain markets, result in settlements or judgments that require payment of significant royalties or damages or require WaveTech to expend time and money to develop non-infringing products. While WaveTech cannot assure that it does not currently infringe, or that it will not in the future infringe, upon any third-party patents or other proprietary rights, it can assure that it will not do so and has never done so intentionally.

Subsidiaries

WaveTech Group, Inc., the Delaware holding company, has no operational business and is the parent company of various subsidiaries including ownership of: 100% of T N S, Inc., an Illinois-based company; 100% of WaveTech Americas, Inc., a Pennsylvania-based company; and 91% of WaveTech GmbH, a German-based company. The balance of the shares in WaveTech GmbH belong to CEO Dag Arild Valand (approximately 8%) and a few smaller shareholders (totaling approximately 1%). WaveTech GmbH owns 100% of German-based WaveTech International GmbH and has a liaison office in Istanbul, Turkey. In addition, WaveTech GmbH owns 100% of Wave Tech Bulgaria, based in Sofia, Bulgaria, where the Company’s R&D facility is located. The intellectual property rights are held with WaveTech GmbH.

Human Capital Resources

As of September 30, 2022, WaveTech had a total of 52 employees, of which five were employed in corporate and administrative capacities, 13 in research and development, 17 in software and hardware development and production, ten in operations and seven in finance and administration. None of WaveTech’s employees is covered by a collective bargaining agreement, and WaveTech considers its relationship with its employees to be good.

WaveTech offers employees fringe benefits such as 401(k) plans, medical insurance, dental insurance and vision insurance. In addition, WaveTech offers personal leave of absence, family and sick leave, paid holidays and paid vacation. Sales employees are eligible for a commission bonus. WaveTech plans to establish individual bonus plans, commission plans and a stock incentive plan, subject to board and management approval.

WaveTech also strives to maintain an inclusive environment free from discrimination of any kind, including sexual or other discriminatory harassment. It provides training for its employees covering harassment, discrimination and unconscious bias. Its employees have multiple avenues available through which inappropriate behavior can be reported, and its policies require all reports of inappropriate behavior to be promptly investigated with appropriate action taken.

Properties

Owned Properties

WaveTech’s research and development facility is located in Sofia, Bulgaria. This 14,600-square-foot facility contains offices and testing labs in 8,770 square feet and was purchased in 2022 by WaveTech Bulgaria, a subsidiary of WaveTech GmbH.

Leased Properties

WaveTech’s European headquarters are located in Rheinbach, Germany, in 3,358 square feet of office space that was leased on March 1, 2022 under an initial two-year lease that will automatically renew if not terminated by either party.

WaveTech’s U.S. headquarters are located in Exton, Pennsylvania, in 8,572 square feet of leased mixed office and warehouse space. This lease terminates in March 2026.

WaveTech leases a production facility in Pulheim, Germany, in a facility that contains 14,000 square feet of production space and 3,500 square feet of storage and office space. The lease terminates in June 2028. It also leases an office/warehouse space in Des Plaines, Illinois under a lease that expires in September 2023.

Government Regulation

As WaveTech’s customers operate around the world and, to a limited degree, WaveTech relies upon non-U.S. manufacturers to make its products, its business and ability to successfully compete for business in its industry may become dependent upon global supply, manufacturing and customer relationships that are affected by the trade and tariff policies of each country in which it operates. Increased tariffs on parts and components imposed by the countries in which WaveTech’s product components may be sourced can increase its production costs, and increased tariffs imposed by the countries in which its products are sold can increase the cost of its products to its customers.

Certain of WaveTech’s products and services are subject to export controls, including the Export Administration Regulations of the U.S. Department of Commerce and economic and trade sanctions regulations administered by the Office of Foreign Assets Controls of the U.S. Treasury Department, and similar laws and regulations that apply in other jurisdictions in which WaveTech distributes or sells its products and services. Export control and economic sanctions laws and regulations include restrictions and prohibitions on the sale or supply of certain products and services and on the transfer of parts, components and related technical information and know-how to certain countries, regions, governments, persons and entities. U.S. regulators may also impose new restrictions on previously non-controlled emerging or foundational items and technologies for which exports to countries such as China are deemed to present undesirable national security risks. Even without such legislative or regulatory action, WaveTech would be prohibited from exporting its products to any foreign recipient if WaveTech has knowledge that a violation of U.S. export regulations has occurred, is about to occur or is intended to occur in connection with the item. Different countries may implement their own export control regulatory systems, which can affect the flow of parts, components, finished products and related technologies throughout the supply chain to and from suppliers, manufacturers, distributors and customers.

In addition, various countries regulate imports of certain products through permitting, licensing and transaction review procedures, and may enact laws that could limit WaveTech’s ability to produce or distribute its products or the ability of WaveTech’s customers to produce or distribute products into which WaveTech’s products are incorporated. The exportation, re-exportation, transfers within foreign countries and importation of WaveTech’s products and the parts, components and technologies necessary to manufacture its products, including by its partners, must comply with these laws and regulations.

WaveTech is also subject to various domestic and international anti-corruption laws, such as the U.S. Foreign Corrupt Practices Act and similar anti-bribery and anti-kickback laws and regulations in other places where it does business. These laws and regulations generally prohibit companies and their intermediaries from offering or making improper payments to governmental, political and certain international organization officials for the purpose of obtaining, retaining or directing business. WaveTech’s exposure for violating these laws and regulations increases as its international presence expands and as it increases sales and operations in foreign jurisdictions.

In addition, WaveTech is subject to, or is expected to facilitate its customers’ compliance with, environmental, health and safety laws and regulations in each of the jurisdictions in which it operates or sells its products. These laws and regulations govern, among other things, the handling and disposal of hazardous substances and wastes, employee health and safety and the use of hazardous materials in, and the recycling of, its products.

Executive Officers and Directors

The following table sets forth the names and ages of the members of WaveTech’s board of directors and its executive officers and the positions held by each. WaveTech’s board of directors elects its executive officers annually by majority vote. Each director’s term continues until his or her successor is elected or qualified at the next annual meeting, unless such director earlier resigns or is removed.

Name	Age	Position(s)
Executive Officers
Dag Arild Valand	55	Chief Executive Officer and Director
Aasmund Erlandsen	62	Chief Operating Officer
Silas Poel	38	Chief Financial Officer and Director
Boris Monahov	68	Chief Scientific Officer
Matthew Fitzgerald	56	Chief Technology Officer
John W. Rood	62	Vice President, Corporate Secretary and Director

Non-Executive Director
Brynjar Nielsen Meling	55	Director

The following is information about the experience and attributes of the members of WaveTech’s board of directors and senior executive officers as of the date of this proxy statement/prospectus. The experience and attributes of WaveTech’s directors discussed below provide the reasons that these individuals were selected for board membership, as well as why they continue to serve in such positions.

Executive Officers

Dag Arild Valand has served as Chief Executive Officer since he established the company in August 2020. Prior to founding WaveTech, Mr. Valand was Chief Executive Officer and co-founder of WaveTech AS, organized under the laws of Norway in 2003, and of WaveTech GmbH, organized by WaveTech AS in 2013 to effect a cross-border merger into Germany. Mr. Valand has served as WaveTech’s Chairman of the Board of Directors since October 2020. WaveTech was formed by Mr. Valand in 2020 to acquire the stock of WaveTech GmbH and establish the company’s presence in the U.S. Mr. Valand has a background in his family’s civil engineering business with over 25 years of international experience in the battery industry. He became a part owner of the family business at the age of 19, after which he was instrumental to its growth and successful sale. Mr. Valand is a successful entrepreneur and has extensive experience in managing and growing companies. WaveTech believes he is well qualified to serve on WaveTech’s Board due to his extensive international management experience and his knowledge in the battery industry, as well as his operational and historical expertise gained from leading WaveTech for the last 18 years.

Aasmund Erlandsen joined WaveTech as Chief Operating Officer in May 2021, when former Chief Operating Officer, Silas Poel, transitioned into his new role as WaveTech’s Chief Financial Officer. Prior to joining WaveTech, from March 2017 to November 2020, Mr. Erlandsen served as Managing Director and later as Director of Business Development of RelyOn Nutec, a safety and competence training provider. From November 2020 until he joined WaveTech in May 2021, Mr. Erlandsen served as a management consultant. Mr. Erlandsen has an extensive global career, holding executive positions in industry-leading companies, including national, independent, and service companies. He has held positions akin to his role at WaveTech, including Chief Operating Officer at Sevan Drilling ASA, a Norwegian Drilling Contractor, Vice President of Operations Assurance at Transocean Inc., an international Drilling Contractor, and, prior to that, Managing Director at Transocean Norway. He also has held management positions in Norwegian and international companies, including DNO and Equinor, and he was a co-founder and Chief Operating Officer of Fram Drilling AS, a Norwegian Drilling Contractor. Mr. Erlandsen is a proven and successful international operator of companies and was, among others, responsible for revenues in excess of $1 billion and raised funding for a more than $1 billion offshore rig building project. Erlandsen has a BSc in petroleum engineering from the University in Stavanger, Norway and a Master of Management from BI Norwegian Business School.

Silas Poel transitioned into the role of Chief Financial Officer of WaveTech as of May 1, 2021, prior to which he had served as WaveTech’s Chief Operating Officer since October, 2015. Mr. Poel has served as a director of WaveTech since October 2020. Prior to joining WaveTech, Mr. Poel co-founded and ran an investment firm providing services to Asian and European families. Prior to co-founding the investment office, he worked as Executive Consultant for a Munich-based family & investment office and supported a Switzerland-based private equity fund as an industry expert. Mr. Poel has a background in taxation and business administration and is a Certified IFRS Accountant. He brings broad international experience in the clean technology industry, having established and developed a number of companies in the industry. Mr. Poel has an extensive network and experience in the investment industry. He has successfully invested in companies predominantly in the energy space and helped investors to successfully acquire companies in Europe. Mr. Poel has a Bachelor Professional degree (CCI) in accounting.

Dr. Boris Monahov joined WaveTech in 2020. Dr. Monahov, age 67, brings 40 years of experience in battery science, technology, manufacturing and international R&D project management to the Company. He is the author of over 90 articles in international battery journals, a member of the International Lead Association, and a former program manager of the Advanced Lead Acid Battery Consortium, USA. Dr. Monahov individually holds three patents and is a winner of the Gaston Planté medal for contribution to lead acid batteries. He is in charge of battery research and directs the team at the Company’s research center in Sofia, Bulgaria. Dr. Monahov is a well-known and respected scientist in the battery world and has an extensive understanding about batteries and an extensive network of battery manufacturers and, accordingly, provides fundamental expertise useful to the Company’s business.

Matthew Fitzgerald joined WaveTech in 2020. He has most recently served for seven years as Principal Engineer and Founder of Matthew S. Fitzgerald Contracting where he consulted Critical Power Systems firms in sales, operations, manufacturing, and product development programs. Prior to that, Matthew contributed to the energy storage and power conversion industry for four years as Director of USA Operations and Director of Engineering for Rectifier Technologies, Pacific while living in Melbourne, Australia and traveling throughout Asia and the USA; and for six years as Director of Product Development for C&D Technologies in the USA with a focus in the telecommunications, utility, and data center industries. Matthew has 38 years of experience as an engineer and company executive focused on the development, manufacture, and technical sales of critical systems products. Throughout his career, he led international, multi-disciplinary teams to develop next-generation technologies, including battery monitoring, lithium-ion and lead acid battery management systems, remote site monitoring, system automation, energy storage, and high-efficiency power conversion and distribution systems. A former officer in the United States Army Reserve, and School Board Director, he has a BS in Computer Engineering from The Pennsylvania State University.

John W. Rood joined the WaveTech board of directors upon its formation in 2020 and also serves as Vice President and Corporate Secretary. Mr. Rood served as a strategic business consultant for WaveTech’s subsidiary, WaveTech GmbH, from 2005 until 2020. He is a graduate of Evangel University and studied physics and astronomy at Case Institute of Technology and the University of Arizona. From 1985 to 2011, Mr. Rood lived and worked in France and Belgium. He specializes his work in merger and acquisitions, valuation, intellectual property, financial, scientific and market analysis, and investor relations. Mr. Rood’s highly-technical business experience enables him to offer valuable insights to WaveTech in his various roles.

Non-Employee Director

Brynjar Nielsen Meling is a lawyer and has been on WaveTech’s board of directors since October 2020 but has played a vital role in WaveTech since its inception. WaveTech’s predecessor was formed as WaveTech AS in 2003 in Brynjar’s law office in Stavanger. He has been one of Dag Arild Valand’s partners during the 20 years WaveTech and its predecessors have been in business. Mr. Meling graduated in 1994 with a Master’s degree in law from the University of Oslo. At the time Brynjar completed the study, the study also included education in social economics and accounting. He immediately started working as a lawyer and in 1997 established his own law firm, which is now one of Norway’s largest wholly owned law firms. He is also a well-known public debater who is often seen on national television. WaveTech believes Mr. Meling accordingly enhances WaveTech’s Board in a unique and resourceful fashion, and he continues to provide a business-oriented perspective to the Board.

Family Relationships

There are no family relationships among any of our executive officers or directors.

Involvement in Certain Legal Proceedings

To the best of our knowledge, except as described above, none of our directors or executive officers has, during the past ten years:

•        been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offences);

•        had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

•        been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

•        been found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

•        been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

•        been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

WAVETECH’S MANAGEMENT’S DISCUSSION AND
ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Unless the context requires otherwise, references to “WaveTech,” “we,” “us,” “our” and “the Company” in this section are to the business and operations of WaveTech Group, Inc. and its consolidated subsidiaries prior to the Business Combination. The following discussion and analysis of WaveTech’s financial condition and results of operations should be read together with its consolidated financial statements and related notes appearing elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements reflecting WaveTech’s current expectations and involves risks and uncertainties. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “intend,” “potential” or “continue” or the negative of these terms or other comparable terminology. Such statements, include but are not limited to statements regarding our expectations as to future financial performance, expense levels, liquidity sources, the capabilities and performance of our technology and products and planned changes, timing of new product releases, WaveTech’s business strategies, including anticipated trends, growth and developments in markets in which WaveTech targets, the anticipated market adoption of WaveTech’s current and future products, performance in operations, including component supply management, product quality and customer service, risks related to the ongoing COVID-19 pandemic and the anticipated benefits and risks relating to WaveTech’s recent acquisitions. WaveTech’s actual results and the timing of events may differ materially from those discussed in its forward-looking statements as a result of various factors, including those discussed below and those discussed under the captions “Cautionary Statements Regarding Forward Looking Statements” and “Risk Factors” in this proxy statement/prospectus.

Business Overview

WaveTech is a next-generation provider of technologically advanced battery enhancement, treatment and monitoring solutions for high-usage battery and energy storage device users and manufacturers. Its proprietary core technology, Crystal Control Technology® (“CCT®”), has been proven to substantially improve battery performance, increase energy throughput and extend battery life. While WaveTech is not itself a battery manufacturer, it has assembled a portfolio of battery enhancement, treatment and monitoring products based upon its CCT® technology that can be applied to a wide range of battery types and battery chemistries. WaveTech’s product solutions are complemented by a broad suite of services, including technical support, systems design and integration, and sophisticated research and development programs. While WaveTech competes globally on the basis of its innovative technology, the breadth of its product offerings and its high-quality cost-effective customer solutions, its primary focus has been on the North American battery infrastructure and service market. WaveTech believes it is in a unique position to rapidly increase its near-term sales as it is among the few providers of battery and storage device equipment and services.

WaveTech believes its principal competitive advantage is the ability of its technologies to upgrade battery network performance and to monitor critical energy backup systems to increase cost-efficiency, visibility and security. WaveTech’s principal focus has been on the development of products for battery life extension, data-analytics and site monitoring. However, it also has in development technologies and products that it believes will assist with the automation of energy storage operations. WaveTech’s services and technologies address a broad range of battery and energy storage applications within telecommunications, data centers, uninterruptible power supply (UPS), and other sectors.

WaveTech’s principal focus has been on the development and patenting of systems that improve lead acid battery efficiency and deliver an extended lifecycle, increased lifetime energy throughput and reduction of both charging times and associated expense. In addition to its core proprietary CCT® technology, WaveTech also has developed a Battery Monitoring System (“BMS”) that provides critical performance data feedback achieved through internet connectivity that provides end users with greater control over their energy storage products and networks. WaveTech’s CCT® technology is in principle chemistry agnostic, and therefore its application across other battery chemistries is covered by WaveTech’s existing patents.

WaveTech has been initially targeting customers with existing energy storage applications, predominantly in the telecommunication, data center and utility segments. WaveTech believes these customers benefit from significant cost savings of up to 50% off direct and indirect (such as maintenance and energy costs) battery costs and have more visibility and real time information available to them about their networks. In addition, these customers are able to take advantage of the high-quality services that WaveTech delivers.

Key Factors Affecting WaveTech’s Performance

WaveTech believes its future success will be dependent on several factors, including those discussed below. While these areas represent opportunities for WaveTech, they also represent challenges and risks that WaveTech must successfully address in order to continue the growth of its business and improve its results of operations.

Technology and Product Innovation

WaveTech’s financial performance is driven by its development and sales of new products with innovative technologies. Its ability to develop innovative technologies has been and will continue to be dependent on its dedicated research team. As part of WaveTech’s efforts to develop innovative technologies, its research and development and product development teams in Pennsylvania and in Sofia, Bulgaria have developed, or are in the process of developing, many new innovations, a number of which are being incorporated into its existing and new product offerings and are expected to be launched commercially in 2023 and within the next few years.

WaveTech expects to bring several new products to the market that will, either individually or in combination with WaveTech’s existing products, effect the entire lifecycle of batteries from production to second-life usage. A summary description of WaveTech’s research and development efforts and certain of WaveTech’s technologies and products in development are discussed in this proxy statement/prospectus under the caption “Information About WaveTech — Research & Development and Products Under Development.”

Market Demand

The energy storage market is demanding more efficient energy storage solutions with better management of operation and risk. The initial demand is to preserve the available capacity of batteries (investment already made) and to recover lost capacity of the batteries that have been used for some time in an application.

In addition, the market participants are seeking a better understanding of the costs of maintaining their energy storage systems, particularly in remote locations, and the costs to their organizations of energy storage system downtime. Battery and energy storage users are seeking to employ risk management strategies for their lead acid battery storage systems to avoid manual maintenance, service and downtime of the system itself. Market segments that employ mission-critical applications of lead acid battery energy storage systems place more value on assessing the real-time condition of the batteries in order to decide when battery replacement is required. In is such applications, the cost of batteries is less important when compared to the risk of revenue loss caused by down time of the system. Having a digitalized battery management and monitoring system is essential to overcoming down time risk.

The motive market is demanding more efficient batteries that could at least reach a life span similar to the amortization period for batteries, improving customer satisfaction by avoiding downtime is key for increasing service revenues as well as sales revenues.

The telecom market is demanding longer and more reliable service life for standby batteries and more energy throughput from cyclic batteries.

Manufacturing Capacity

WaveTech’s growth depends on its ability to meet anticipated demand for its products. In order to meet demand, WaveTech will need to increase its manufacturing capacity. Currently, WaveTech produces its technology products (BEAT and BMS) in-house at its production facility in Pulheim, near Cologne, Germany. WaveTech has capacity to manufacture 40,000 – 45,000 units annually. WaveTech sources and orders the components from suppliers worldwide and then assembles the products at its production facility. Presently, WaveTech’s production capacity is sufficient for its current sales, but in the second half of 2023, WaveTech expects to outsource the majority of its production to a third-party contract manufacturer that previously has manufactured products for WaveTech. WaveTech’s planned capacity expansion will require certain capital expenditures and will require a corresponding expansion of its supporting infrastructure, further development of its sales and marketing team, an expansion of its customer base and strengthened quality control. WaveTech believes this capacity expansion will be carried out in a measured manner based on WaveTech’s ongoing assessment of the medium- and long-term demand for its technology solutions.

Sales Geographic Mix

WaveTech has operations in many regions of the world. In the U.S., WaveTech sell both its core technology solutions through its WaveTech Americas, Inc. subsidiary as well as offering services through its T N S, Inc. subsidiary. WaveTech’s initial telecom customers are located in Asia and Africa. As the application of its technology products are especially favorable in high-temperature, remote areas, WaveTech believes that much of its near-term growth will come from those regions. For many of its customers, WaveTech offers the opportunity for significant cost savings combined with a higher degree of control and less need for maintenance. Those dynamics are of particular importance for customers with more remote energy storage infrastructures, which typically have higher operating costs. For those customers, WaveTech believes the greater the savings the customer can achieve, the higher the profit margins WaveTech can achieve.

Manufacturing Costs

WaveTech’s profitability may also be affected by its ability to effectively manage its manufacturing costs. WaveTech’s manufacturing costs are affected by fluctuations in the price of electronic components, and it has recently seen that both the prices and the delivery times of its components have increased. If component prices increase, WaveTech will have to offset those higher costs either through price increases to its customers or through productivity improvements. WaveTech’s ability to control its electronic component costs is also dependent on its ability to negotiate with its suppliers for a better price and its ability to source components from reliable suppliers in a cost-efficient manner. In addition, WaveTech expects that an increase in its sales volume will enable it to lower its manufacturing costs through economies of scale, but this is dependent upon the availability of volume pricing in the global markets for both production and components, over which WaveTech has no control.

Regulatory Landscape

Outside of the U.S. and Europe, WaveTech frequently operates in regions with developing countries where the business environment may be challenging. One way of ensuring that WaveTech operates in a safe and compliant manner is for WaveTech to make alliances with vetted local partners that WaveTech believes will comply with local laws and regulations. As part of its strategy, in entering into new markets, particularly in those that are known to have more challenging operating environments, WaveTech intends initially to work with local partners in an effort to reduce its regulatory risk.

Key Operating KPI’s

WaveTech’s key performance indicators when analyzing its operational results are primarily monthly financial results that contain:

•        Gross margin and EBITDA, in each case broken down per operating unit and then consolidated on group level

•        Payback time per sales

•        Contract duration

•        Recurring revenue vs. upfront sales ratio

•        Total recurring revenue per period

•        Total non-recurring revenue per period

•        Total net new revenue per period

•        Annual recurring revenue run rate

•        Monthly recurring revenue run rate.

COVID-19 Update

WaveTech is actively monitoring, evaluating and responding to developments relating to the COVID-19 pandemic, which has resulted in, and is expected to continue to result in, prolonged time from initial customer contact, through field validation to commercial installations. The extent of the impact of COVID-19 on WaveTech’s operational and financial performance will depend on developments, including the duration and spread of the virus and its variants, impact on WaveTech’s end-customers’ spending, volume of sales, impact on WaveTech’s partners, suppliers and employees, and actions that may be taken by governmental authorities. The extended use of video conferencing is used instead of sales visits, and customer follow up is taking other shapes and forms presently. WaveTech relies more on its local service partners instead of its own operations staff to install products and render services. Given the dynamic nature of these circumstances, the full impact of COVID-19 and other macroeconomic factors on WaveTech’s ongoing business, results of operations and overall financial performance cannot be reasonably estimated at this time. Further information relating to the risks and uncertainties related to the ongoing COVID-19 pandemic may be found in the “Risk Factors” section of this proxy statement/prospectus.

Components of Results of Operations

Revenue

To date, WaveTech has primarily generated most of its net revenues from sales of its installation services and has generated only limited revenues from the sale of its principal products, including its core BEAT and BMS solutions, which have only recently been introduced in many markets and are still being tested or evaluated by many prospective customers.

WaveTech’s revenues are affected by changes in the volume and average selling prices of its cable services and BEAT and BMS solutions, supply and demand, sales incentives, and competitive product offerings. Its revenue growth will be dependent on its ability to compete effectively in the marketplace by remaining cost competitive, developing and introducing new products and services that meet the changing technology and performance requirements of its customers, the diversification and expansion of its revenue base, and its ability to market its products in a manner that increases awareness for its battery technology solutions that differentiate WaveTech in the marketplace.

Cost of Revenues and Gross Margin

Cost of revenues is comprised primarily of the cost to purchase products used for WaveTech’s installation services and to produce the electronic products WaveTech is offering in the marketplace, including BEAT and BMS, and installation labor cost. WaveTech’s product costs are impacted by both material and labor costs.

At present, WaveTech is producing its technology products in-house, so it has control over its internal labor costs. However, the electronic components and other materials used in the production of products or installation work may vary based on market fluctuations.

WaveTech’s gross profit may vary from quarter to quarter and is primarily affected by the timing of projects and fluctuations in material costs as described above.

Operating expenses

Operating expenses consist of research and development, sales and marketing, general and administrative and depreciation and amortization expenses.

The research and development expenses are mainly driven by the personnel costs of WaveTech’s research and development staff. In addition, research and development expense is affected by non-capitalized costs, which consist primarily of the cost of batteries, test products and testing material and instrument consumables.

General and administrative expenses consist primarily of personnel costs and the costs of legal, accounting and outsourced services. In addition, these expenses include office rental costs.

Sales and marketing expenses consists of personnel costs as well as customer-visit travel costs and costs related to the participation in exhibitions and conferences. Over the past two years, the COVID19 pandemic has resulted in generally less travel costs.

Depreciation and amortization expenses primarily relate to the depreciation of fixed assets and the amortization of WaveTech’s intangible assets. WaveTech leases all of its office and manufacturing and storage facilities other than the research facilities in Sofia, Bulgaria that it acquired in mid-2022.

Other (income) expenses

Other (income) and expense consists of changes in the fair value of earnout liability, changes in the fair value of convertible notes with a related party, changes in the fair value of warrant liabilities, interest expense, interest income, the (gain) loss on foreign currency translations, losses on the conversion of convertible notes and other income.

WaveTech’s earnout liability was initially recorded in conjunction with its acquisition in 2021 of its WaveTech Americas Inc. subsidiary. Changes in the fair value of the earnout liability represent potential obligations to issue additional common stock based on that subsidiary’s achievement of certain future revenue milestones.

In 2020, WaveTech issued convertible notes to affiliates of its Chief Executive Officer to evidence working capital loans made by those entities. Changes in the fair value of such convertible notes are recognized as change in fair value of convertible note with related party in the Consolidated Statements of Operations.

In 2020, WaveTech also issued warrants to MAH Holdings, LLC (“MAH”), an affiliate of its Chief Executive Officer. Changes in the fair value of the warrants are recognized as change in fair value of warrant liabilities in the Consolidated Statements of Operations.

Interest expense relates to interest due on convertible notes and other debt instruments.

Interest income relates to interest-bearing marketable securities and money market accounts.

WaveTech’s reporting currency is the U.S. dollar and its records are maintained in U.S. dollars. Assets and liabilities, including any amounts due or receivable from foreign entities, are translated into the reporting currency using the exchange rates in effect on the consolidated balance sheet dates. Equity accounts are translated at historical rates, except for the change in retained earnings during the year, which is the result of the income statement translation process.

In 2021, the majority of the holders of WaveTech’s convertible notes converted their notes into shares of common stock. A loss on conversion was recorded in 2021.

Other income relates to income from disposal of items of noncurrent assets and from reversal of write-downs of items of fixed assets.

Provision for Income Taxes

WaveTech is subject to income taxes in the countries in which it sells its products. Historically, WaveTech has primarily been subject to taxation in the U.S. and Europe because a majority of its product sales have been made to customers in those regions. As WaveTech has expanded the sale of its products to customers located outside the U.S. and Europe, it has become subject to taxation based on the foreign statutory rates in the countries in which those sales took place. As sales in foreign jurisdictions increase in the future, WaveTech’s effective tax rate may fluctuate accordingly. WaveTech regularly assesses its ability to realize deferred tax assets based on the weight of all available evidence, including such factors as the history of recent earnings and expected future taxable income on a jurisdiction-by-jurisdiction basis.

Summary Consolidated Statements of Operations

Year ended December 31, 2021 compared to year ended December 31, 2020

The following table sets forth a summary of WaveTech’s consolidated statements of operations for the periods presented (in US $):

	Years ended December 31,		Change
	2021	2020	Dollars	Percentage
Revenue	$8,372,835	$3,129,713	$5,243,122	168%
Cost of revenue	(4,305,277)	(2,007,419)	(2,297,858)	114%
Gross margin	4,067,558	1,122,294	2,945,264	262%

Operating expenses:
Research and development	1,879,326	426,668	1,452,658	340%
General and administrative	5,593,886	3,834,337	1,759,549	46%
Depreciation and amortization	1,168,234	968,596	199,638	21%
Total operating expenses	8,641,446	5,229,601	3,411,845	65%
Loss from operations	(4,573,888)	(4,107,307)	(466,581)	(11)%

Other (income) expenses:
Change in fair value of earnout liability	(48,444)	(31,097)	(17,347)	56%
Change in fair value of convertible note with related party	1,369,805	10,792,660	(9,422,855)	(87)%
Change in fair value of warrant liabilities	1,141,505	9,599,946	(8,458,441)	88%
Change in fair value of embedded derivatives	415,063	(9,109)	424,172	4657%
Interest expense	1,385,978	25,443	1,360,535	(5347)%
Interest income	(64,202)	(231,678)	167,476	(72)%
(Gain) loss on foreign currency translation	(396,720)	85,424	(482,144)	(564)%
Loss on conversion of convertible notes	193,281	—	193,281	100%
Other expenses	(10,612)	—	(10,612)	—%
Other income	(581,318)	41,323	(622,641)	1507%
Total other expenses	3,404,336	20,272,912	(16,868,576)	83%
Loss before tax	$(7,978,224)	$(24,380,219)	$16,401,995	67%
Provision for income taxes	338,430	488,568	(150,138)	31%
Net loss	$(7,639,794)	$(23,891,651)	$16,251,857	68%

Net Revenues

Net revenues increased by 168% or $5.24 million in the year ended December 31, 2021, as compared to the same period in 2020, driven primarily by increased installation services revenues and product sales from WaveTech’s subsidiaries in the U.S. and Europe. The net revenues from sales in the U.S. during the 2021 period increased by 91% as compared to the prior year period and the increase in the net sales in Europe during the 2021 period increased by 9% as compared to the prior year period. The installation services increase in net revenues was due to expansion into several new states in the U. S. and larger projects that were won and completed. WaveTech also delivered equipment packages that included sales of custom Uninterruptable Power Systems to a security and access control systems integrator, which included WaveTech’s CCT and BMS technologies.

Cost of Revenues and Gross Margin

Cost of revenues increased by 114% or $2.30 million in the year ended December 31, 2021, as compared to the same period in 2020, primarily due to the increased volume of products and services sold.

Gross margin increased by 262% for the year ended December 31, 2021, as compared to the same period in 2020. The increase in gross margin was primarily attributable to the larger volumes sold and more favorable prices.

Research and development expenses

Research and development expense increased to $1.88 million in the year ended December 31, 2021, as compared to $0.43 million in the same period in 2020. The increase was primarily related to the operating expenses for WaveTech’s research and development facilities in Sofia, Bulgaria, and the costs of the associated consumables and personnel. WaveTech believes the amount of its research and development expenses may fluctuate from period to period due to the differing levels and stages of its development activities.

General and administrative expenses

General and administrative expense increased by 46% or $1.8 million in the year ended December 31, 2021, as compared to the same period in 2020. The increase was primarily due to the increase in staff as WaveTech increased its employee count from 26 employees at December 31, 2020 to 53 employees at December 31, 2021.

Depreciation and amortization

Depreciation and amortization expense was $1.17 million in the year ended December 31, 2021, as compared to $0.97 million the same period in 2020. The increase was primarily due to the amortization of intangibles. For its acquired subsidiaries, WaveTech Americas, Inc. and WaveTech International Inc., the amortization of intangibles commenced upon acquisition in mid-2020 so such amortization expense was not realized for the full year.

Other income (expense), Net

Change in fair value of earnout liability

The change in the fair value of the earnout liability for the year ended December 31, 2021 totaled $0.05 million. This was compared to the change in the fair value of the earnout liability for the year ended December 31, 2020 of $0.03 million. The earnout liability arose out of WaveTech’s acquisition of WaveTech Americas Inc. and was based on that entity achieving certain revenue and EBITDA milestones.

Change in fair value of convertible note with related party

For the year ended December 31, 2021, WaveTech recorded a loss of $1.37 million related to the change in the fair value of convertible notes with related parties, as compared to a loss of $10.79 million for the year ended December 31, 2020. The decrease of $9.42 million related primarily to the significant loss recognized on the issuance of the convertible notes in 2020.

Change in fair value of warrant liability

For the year ended December 31, 2021, WaveTech recorded a loss of $1.14 million related to the change in the fair value of convertible notes with related parties, as compared to a loss of $9.6 million for the year ended December 31, 2020. The decrease of $8.46 million related primarily to the significant loss recognized on the issuance of the warrants in 2020.

Interest expense

There was insignificant cash interest expense for the years ended December 31, 2021 and 2020. Non-cash interest expense amounted to $1.39 million and $0.03 million for the years ended December 31, 2021 and 2020, respectively. The increase in non-cash interest expense primarily related to the accrued interest on the convertible notes issued during the year ended December 31, 2021.

Interest income

For the year ended December 31, 2021, WaveTech recorded $0.06 million of interest income compared to $0.23 million for the year ended December 31, 2020. The decrease of $0.17 million related primarily to lower balances and declines in interest rates in 2021 on WaveTech’s interest-bearing marketable securities and money market accounts.

(Gain)/loss on foreign currency translation

Gain on foreign currency translation for the year ended December 31, 2021 totaled $0.40 million and the loss for the year ended December 31 2020 totaled $0.09 million. Gain on foreign currency translation in the year ended December 31, 2021 and 2020 primarily related to fluctuations in the Euro compared to the U.S. Dollar.

Loss on conversion of convertible notes

For the year ended December 31, 2021, WaveTech recorded a loss of $0.19 million on the conversion of convertible notes. No such conversion took place in the year ended December 31, 2020.

Other income

Other income for the year ended December 31, 2021 and 2020 totaled $0.58 million and $0.04 million, respectively. Other income in the year ended December 31, 2021 resulted primarily from the disposition of a portion of the business of WaveTech International GmbH. Other income in the year ended December 31, 2020 primarily related to the forgiveness of the Paycheck Protection Program loans made to WaveTech Americas, Inc. and T N S, Inc. and backed by the U.S. Small Business Administration.

Provision for income taxes

Provision for income tax benefit for the year ended December 31, 2021 and 2020 totaled $0.34 million and $0.49 million, respectively. Provision for income taxes in each of the years ended December 31, 2021 and 2020 was caused by the reduction of deferred taxes of WaveTech GmbH.

Nine-month period ended September 30, 2022 compared to nine month period ended September 30, 2021

The following table sets forth a summary of WaveTech’s consolidated statements of operations for the periods presented (in US $):

	Nine months ended September 30,		Change
	2022	2021	Dollars	Percentage
Revenue	$8,049,626	$6,898,480	$1,151,146	17%
Cost of revenue	4,480,399	4,455,564	24,835	1%
Gross margin	3,569,227	2,442,916	1,126,311	46%

Operating expenses:
Research and development	862,628	373,812	488,816	131%
General and administrative	5,301,814	3,965,190	1,336,624	34%
Depreciation and amortization	982,934	872,872	110,062	13%
Total operating expenses	7,147,376	5,211,874	1,935,502	37%
Loss from operations	(3,578,149)	(2,768,958)	(809,191)	(29)%

Other (income) expenses:
Change in fair value of earnout liability	—	(48,444)	$48,444	(100)%
Interest expense	783,964	607,460	$176,504	29%
Interest income	(7,045)	—	$(7,045)	(100)%
Change in fair value of convertible note with related party	2,571,917	1,152,320	$1,419,597	(123)%
Change in fair value of warrant liabilities	2,143,263	960,267	$1,182,996	(123)%
Change in fair value of embedded derivatives	817,958	286,348	$531,610	186%
(Gain) loss on foreign currency translation	552,431	124,295	$428,136	344%
Other expenses	4,313	—	$4,313	100%
Other income	(91,091)	(119,907)	$28,816	24%
Total other expenses	6,775,710	2,962,339	3,813,371	(129)%
Loss before tax	(10,353,859)	(5,731,297)	(4,622,562)	(81)%
Provision for income tax (expense) benefit	(13,390)	42,891	(56,281)	131%
Net loss	(10,367,249)	(5,688,406)	(4,678,843)	(82)%

Net Revenues

Net revenues increased by 17% or $1.15 million in the nine months ended September 30, 2022, as compared to the same period in 2021, as WaveTech was able to maintain the number and scope of the contracts it won for installation services during the 2022 period. Business growth in the U.S. and International regions resulted in a 91% and 9% increase in net revenues in the nine months ended September 30, 2022 and 2021, respectively, as compared to the same period in the prior year.

Cost of Revenues and Gross Margin

Cost of revenues increased by 1% or $0.02 million in the nine months ended September 30, 2022, as compared to the same period in 2021, primarily due to the higher net revenues and higher (17%) gross revenue.

Gross margin increased by 46% for the nine months ended September 30, 2022, as compared to the same period in 2021. The increase in gross margin was primarily attributable to stable product costs and effect of better contract terms.

Research and Development

Research and development expense increased by 131% or $0.49 million in the nine months ended September 30, 2022, as compared to the same period in 2021. The increase primarily related to WaveTech’s research and development facility in Sofia, Bulgaria and the costs of the associated consumables and personnel. WaveTech believes the amount of its research and development expenses may fluctuate from period to period due to the differing levels and stages of its development activities.

General and Administrative

General and administrative expense increased by 34% or $1.34 million in the nine months ended September 30, 2022, as compared to the same period in 2021. The increase was primarily due to the increase in the number of employees, the additional office locations and increased investor-related costs in the 2022 period.

Depreciation and Amortization

Depreciation and amortization expense increased by 13% or $0.11 million in the nine months ended September 30, 2022, as compared to the same period in 2021. Historically, this expense related primarily to the amortization of intangible assets. The increase in the 2022 period resulted primarily from the amortization of assets related to the research facility in Sofia, Bulgaria, which was leased in early 2021 and was acquired in March 2022 and was not depreciated for the full 2021 period.

Other Income (Expense), Net

Change in fair value of earnout liability

There was no gain on the changes in fair value of the earnout liability for the nine months ended September 30, 2022, relative to the gain on contingent consideration of $0.05 million for the nine months ended September 30, 2021. Gain on the change in contingent consideration for the nine months ended September 30, 2021 was related to the WaveTech Americas, Inc. earnout, which was based on that entity achieving certain revenue and EBITDA milestones.

Change in fair value of convertible note with related party

For the nine months ended September 30, 2022, WaveTech recorded a loss of $2.57 million related to the change in fair value of convertible notes with related parties, as compared to a loss of $1.15 million for same period in 2021. The increase of $1.42 million related primarily to loss on remeasurement of the notes.

Change in fair value of warrant liability

For the nine months ended September 30, 2022, WaveTech recorded a loss of $2.14 million related to the change in the fair value of warrant liability, as compared to a loss of $0.96 million for the same period in 2021. The increase of $1.18 million related primarily to loss on the remeasurement of the warrants in 2022.

Change in fair value of embedded derivatives

For the nine months ended September 30, 2022, WaveTech recorded a loss of $0.82 million related to the change in fair value of embedded derivatives, as compared to a loss of $0.29 million for same period in 2021. The increase of $0.53 million related primarily to loss on remeasurement of the derivatives.

Interest expense

There was no cash interest expense for the nine months ended September 30, 2022 and 2021. Non-cash interest expense amounted to $0.78 million and $0.61 million for the nine months ended September 30, 2022 and 2021, respectively. The non-cash interest expense primarily related to the accrued interest on the convertible notes outstanding during such periods.

Income taxes (expense) benefit

There is an income tax expense of $0.01 million and an income tax benefit of $0.04 million for the nine months ended September 30, 2022 and 2021, respectively. The income tax expense relates primarily to the tax expenses in Germany, offset by a release of deferred tax liability related to intangible asset amortization with the Company’s Germany location. The Company’s effective tax rate of 0.13% and (0.75)% for the nine months ended September 30, 2022 and 2021 varies from the statutory rate as a result of the impact of non-deductible permanent differences related to changes in fair value of notes in addition to changes in valuation allowance related to net operating losses.

(Gain)/loss on foreign currency translation

Loss on foreign currency translation for the nine months ended September 30, 2022 and 2021 totaled $0.55 million and $0.12 million, respectively. Loss on foreign currency translation in the nine months ended September 30, 2022 related primarily to the significant depreciation of the Euro relative to the U.S. Dollar during such period. Loss on foreign currency translation in the nine months ended September 30, 2021 primarily related to fluctuations of the Euro, relative to the U.S. Dollar.

Other income

Other income for the nine months ended September 30, 2022 and 2021 totaled $0.09 million and $0.12 million, respectively. Other income in the nine months ended September 30, 2022 primarily included smaller financial income. Other income in the nine months ended September 30, 2021 primarily related to the forgiveness of the PPP loan of TNS.

Provision for income taxes

The provision for income taxes for the nine months ended September 30, 2022 and 2021 totaled an expense of $0.01 million and a benefit of $0.04 million, respectively. The provision for income taxes for each period was caused by the reduction of deferred taxes of WaveTech GmbH.

Liquidity and Capital Resources

Sources of Liquidity

As of September 30, 2022, WaveTech had $3.30 million in working capital, including cash and cash equivalents of $1.54 million, of which approximately $0.81 million was held in the U.S. (Germany: $0.73 million). As of December 31, 2021, WaveTech had $3.82 million in working capital, including cash and cash equivalents of $2.49 million, of which approximately $1.10 million was held in Germany. As of December 31, 2020, WaveTech had $2.84 million in working capital, including cash and cash equivalents of $2.34 million, of which approximately $1.49 million was held in the U.S. WaveTech’s cash and cash equivalents primarily consist of cash in bank accounts in the U.S. and Germany with the remainder held in various foreign subsidiaries. WaveTech considers amounts held outside of Germany and the U.S. to be accessible and has provided for the estimated German and U.S. income tax liability associated with its foreign earnings.

WaveTech believes it has sufficient sources of funding to meet its business requirements for the next 12 months assuming that it continues to raise new funds in the longer term. Its cash and cash equivalents decreased by $0.95 million in the nine months ended September 30, 2022 primarily due to its increased spending on research and development and higher operating expenses for personnel and its relocation to new offices in Germany. WaveTech’s cash and cash equivalents increased by $0.15 million in the year ended December 31, 2021 primarily due to its successful raise of new capital and its increased gross revenues, which were sufficient to cover the expenses of WaveTech’s expansion. WaveTech’s cash and cash equivalents increased by $1.13 million in the year ended December 31, 2020 primarily due to the issuance of convertible debt.

WaveTech’s total indebtedness increased by $5.91 million in the nine months ended September 30, 2022, primarily due to the issuance and fair value adjustments of $3.77 million on convertible notes and fair value adjustment of $2.14 million on warrants. Its indebtedness increased by $2.54 million in the year ended December 31, 2021, primarily due to the issuance of an additional $5.26 million aggregate principal amount of convertible notes. Total indebtedness increased by $16.5 million in the year ended December 31, 2020, primarily due to the issuance of $2.87 million aggregate principal amount of convertible notes and $9.60 million of warrants.

In assessing the Company’s ability to continue as a going concern, the Company monitors and analyzes its cash and its ability to generate sufficient cash flow in the future to support its operating and capital expenditure commitments. As of September 30, 2022, the Company had $1,542,919 in cash and cash equivalents and a working capital deficit of $2,478,105.

The Company’s material cash requirements consist of working capital to make investments in line with its business strategy, including funding research, further development of its technology and products, and expenses related to the commercialization of its products, which consist primarily of, without limitation, employee related expenses, product development activities, research materials and lab supplies, facility related expenses including rent and maintenance, insurance costs, audit costs, consultants and legal fees.

The Company expects to finance future cash needs through the consummation of the business combination transaction with Welsbach Technology Metals Acquisition Corp. described in Note 17, of which there can be no assurance. The Company also expects to finance future cash needs through public or private equity offerings, debt financings, or business development transactions. For the nine months ended September 30, 2022, the Company has raised approximately $4,559,717 in gross proceeds through debt and equity issuances. If adequate funds are not available, the Company may be required to delay, reduce the scope of or eliminate research and development programs, reduce operating expenses, or obtain funds through arrangements with related parties or others. The Company feels if necessary it can take these actions quickly to reduce cash requirements and raise cash with related parties or others.

The recurring operating losses, and negative operating cash flows, are triggers that indicated substantial doubt about the Company’s ability to continue as a going concern. Management has a plan in place, which would include a reduction in research and development expenses and capital expenditures, as well as a representation from the chief executive officer that he will not call the approximately $2,700,000 liability owed to him, if needed. The Company believes that cash on hand and its plans will provide sufficient liquidity to fund operations for at least one year after the date the financial statements are issued. There is no assurance that future funding will be available if and when required or at terms acceptable to the Company. This projection is based on the Company’s current expectations regarding product sales and servicwe, cost structure, cash burn rate and other operating assumptions.

WaveTech expects that its principal short-term (over the next 12 months) and long-term needs for cash relating to its operations will be to fund its research and development and product development activities and to fund its increased sales and marketing activities, which are required to meet its sales forecasts. WaveTech also expects to add additional accounting and administrative staff to support its expected increased marketing and sales activities and the costs associated with becoming a public company in the U.S.

WaveTech plans to fund such cash requirements from its existing cash and cash equivalents on hand, from cash generated from operations, from the cash proceeds that it expects to receive from the sale of the Convertible Notes and from the cash proceeds of the trust account that are released upon consummation of the Business Combination, which WaveTech expects to be at least $25 million. WaveTech anticipates that its future capital funding may come from the debt market. WaveTech’s ability to obtain this or any additional financing that it may choose to, or need to, obtain will depend on, among other things, its development efforts, business plans, operating performance and the condition of the capital markets at the time WaveTech seeks financing.

Contractual Obligations and Commitments

	Payments due by period (as of December 31, 2021)
	Total	Next 12 months	Beyond 12 months
	(In thousands)
Operating leases	$1,191,552	$249,005	$942,547
Notes due 2022 principal and interest	2,806,205	1,122	2,805,083
Notes due 2023 principal and interest	1,364,703	3,009	1,361,694
Total	$5,362,460	$253,136	$5,109,324

See Note 11, Commitments and Contingencies, of the notes to WaveTech’s condensed consolidated financial statements for the years ended December 31, 2021 and 2020 included elsewhere in this proxy statement/prospectus for further discussion of WaveTech’s commitments and contingencies.

Cash from operations could be affected by various risks and uncertainties, including, but not limited to, the effects of COVID-19 and other risk factors discussed in the section entitled “Risk Factors” included in this proxy statement/prospectus. WaveTech believes that its cash flow from operations, together with its existing cash, cash equivalents and marketable securities, the proceeds of the Convertible Notes and the cash it receives from the trust account upon consummation of the Merger will be sufficient to meet its anticipated cash needs for at least the next 12 months and thereafter for the foreseeable future. WaveTech’s future capital requirements will depend on many factors including its growth rate, the timing and extent of spending to support its development efforts, the expansion of its sales and marketing activities, the introduction of new and enhanced products, the costs to acquire or invest in complementary businesses and technologies, the costs to ensure access to adequate manufacturing capacity, the continuing market acceptance of its products and macroeconomic events such as the impacts of COVID-19. WaveTech may also choose to seek additional equity or debt financing. In the event that additional financing is required from outside sources, WaveTech may not be able to raise it on terms acceptable to it or at all. If WaveTech is unable to raise additional capital when desired, its business, operating results and financial condition may be adversely affected.

Cash Flows

The following table summarizes our cash flows for the periods presented (in US $):

	Years ended December 31,
	2021	2020
Net cash used in operating activities	$(4,877,260)	$(1,300,325)
Net cash used in investing activities	(115,251)	(2,041,182)
Net cash provided by financing activities	4,944,386	5,091,098
Effect of exchange rate fluctuations on cash and cash equivalents	199,773	(614,916)
Net increase (decrease) in cash	$151,648	$1,134,675
	Nine months ended September 30,
	2022	2021
Net cash used in operating activities	$(5,079,274)	$(2,855,213)
Net cash (used in) provided by investing activities	(1,574,113)	61,624
Net cash provided by financing activities	4,559,717	3,381,187
Effect of exchange rate fluctuations on cash and cash equivalents	1,146,643	(50,706)
Net (decrease) increase in cash	$(947,027)	$536,892

Cash Flows from Operating Activities

Cash flows used in operating activities consisted of WaveTech’s net income adjusted for certain non-cash reconciling items, such as change in the fair value of investments, deferred income taxes, loss on conversion of Notes due 2022, depreciation and amortization, adjustment to reclass cash gain on settlement of debt securities to investing activities and changes in our operating assets and liabilities.

Net cash used in operating activities increased by approximately $2.22 million for the nine months ended September 30, 2022 compared to the same period in 2021, primarily due to its increased spending on research and development and higher operating expenses for personnel and WaveTech’s relocation to new offices in Germany.

Net cash used in operating activities increased by approximately $3.58 million for the year ended December 31, 2021 compared to year ended December 31, 2020, primarily due to increased sales, the operating expenses for the WaveTech’s research and development facility in Sofia, Bulgaria and the related increase in personnel and material cost and the expansion to new offices in Germany, as well as due to increases of management and sales personnel.

Cash Flows from Investing Activities

For the nine months ended September 30, 2022, net cash used in investing activities was approximately $1.57, primarily driven by the purchase of the building in research and development facilities in Bulgaria in March 2022, which facilities had previously been leased.

During the year ended December 31, 2021, investing activities used $0.12 million of cash, primarily resulting from the purchase of property, plant, and equipment of $0.17 million.

During the year ended December 31, 2020, investing activities used $2.04 million of cash, primarily resulting from the acquisition of WaveTech GmbH and T N S, Inc. of $1.85 million, purchase of property, plant and equipment of $0.18 million and the purchase of other assets of $0.01 million.

Cash Flows from Financing Activities

For the nine months ended September 30, 2022, net cash provided by financing activities of approximately $4.56 million was primarily from reduced proceeds on issuance of related party debt in 2022, relative to 2021 period (approx. $130k), and proceeds on issuance of common stock in 2022, with no equivalents during 2021 period (approx. $260k).

During the year ended December 31, 2021, financing activities provided $4.94 million of cash, primarily resulting from $4.69 million of proceeds from issuance of convertible loans, $0.25 million of proceeds from issuance of common stock.

During the year ended December 31, 2020, financing activities provided $5.09 million of cash, primarily resulting from $2.87 million of proceeds from issuance of convertible loans, $1.83 million of proceeds from loans payable, $0.27 million of proceeds from issuance of treasury stock.

Critical Accounting Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of sales (or revenues) and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that estimates made as of the date of the financial statements could change in the near term due to one or more future events. Accordingly, the actual results could differ significantly from those estimates. Significant accounting estimates reflected in WaveTech’s consolidated financial statements include, but are not limited to, revenue recognition, estimates of impairment of long-lived assets, allowance for doubtful accounts, recognition, recognition and measurement of income tax assets, recognition and measurement of embedded derivatives associated with convertible debt and the valuation of net assets acquired.

Revenue Recognition

The Financial Accounting Standards Board (“FASB”) issued new guidance that created Topic 606, Revenue from Contracts with Customers, in the Accounting Standards Codification (“ASC”). Topic 606 requires the recognition of revenue when promised goods and services are transferred to customers in an amount that reflects the consideration to which an entity expects to be entitled for those goods or services. The new guidance also added Subtopic 340-40, Other Assets and Deferred Costs — Contracts with Customers, to the ASC to require the deferral of incremental costs of obtaining a contract with a customer. The requirements of ASC 606 were adopted as of January 1, 2020, utilizing the modified retrospective method of transition, with no impact to WaveTech’s financial position and results of operations. The new guidance was applied using the practical expedient provided in Topic 606 that allows the guidance to be applied only to contracts that were not complete as of January 1, 2020. Adoption of the new guidance resulted in changes to accounting policies for revenue recognition and deferred costs.

WaveTech has in the last years derived its revenues primarily from the design, installation and maintenance of structured cabling systems. Revenue is recognized from fixed-price and modified fixed-price construction contracts using the cost-to-cost input method. WaveTech also derives its revenues from the engineering, sales, installation and maintenance of critical power systems. Revenues are recognized when control of these products or services are transferred to their customers, in an amount that reflects the consideration WaveTech expects to be entitled to in exchange for those products or services.

Revenue from contracts with customers are not recorded until WaveTech has the approval and commitment from the parties, the rights of the parties are identified, payment terms are established, the contract has commercial substance and collectability of the consideration is probable. WaveTech also evaluates the following indicators, among others, when determining whether it is acting as a principal in the transaction (and therefore whether to record revenue on a gross basis): (i) whether WaveTech is primarily responsible for fulfilling the promise to provide the specified good or service, (ii) whether WaveTech has the inventory risk before the specified good or service has been transferred to a customer or after transfer of control to the customer and (iii) whether WaveTech has the discretion to establish the price for the specified good or service. If the terms of a transaction do not indicate that WaveTech is acting as a principal in the transaction, then WaveTech is acting as an agent in the transaction and therefore, the associated revenue is recognized on a net basis (that is revenue net of costs).

Revenue is recognized once control passes to the customer. The following indicators are evaluated in determining when control has passed to the customer: (i) whether WaveTech has a right to payment for the product or service, (ii) whether the customer has legal title to the product, (iii) whether WaveTech has transferred physical possession of the product to the customer, (iv) whether the customer has the significant risk and rewards of ownership of the product and (v) whether the customer has accepted the product. WaveTech’s products can be delivered to customers in a variety of ways, including (i) physical shipment from WaveTech’s warehouse, (ii) via drop-shipment by the vendor or supplier or (iii) via electronic delivery of keys for software licenses. WaveTech’s shipping terms typically allow for WaveTech to recognize revenue when the product is shipped to the customer’s location. When an arrangement contains more than one performance obligation, WaveTech will allocate the transaction price to each performance obligation on a relative standalone selling price basis. WaveTech utilizes the observable price of goods and services when they are sold separately to similar customers in order to estimate standalone selling price.

Performance Obligations and Significant Judgements

Structured Cabling

WaveTech recognizes revenues from structured cabling fixed-price and modified fixed-price construction contracts using the cost-to-cost input method, which measures progress toward completion based on the percentage of cost incurred to date to estimated total cost for each contract. That method is used because management considers total cost to be the best available measure of progress on contracts. Because of inherent uncertainties in estimating costs, it is at least reasonably possible that estimates used will change in the near term. Payment is due over time in instalments, based on project phases as specified in the contract, with a final payment due at the time the jobs are complete, and the property is ready for use and the customer accepts the property.

Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs, and depreciation. Costs of inefficiencies or wasted resources (material or labor) are excluded when measuring progress and are expensed as incurred. Selling, general, and administrative costs are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, and estimated profitability may result in revisions to costs and income, which are generally recognized in the period in which the revisions are determined. Changes in estimated job profitability resulting from variable consideration (such as incentives for completing a contract early or on time, penalties for not completing a contract on time, claims for which WaveTech has enforceable rights, or contract modifications/change orders in which the scope of modification has been approved, but the price has not been determined or approved) are accounted for as changes in estimates in the current period, but limited to an amount that will not result in a significant reversal of revenue in future periods.

The contract liability represents billings in excess of revenues recognized.

Critical Power Systems

WaveTech’s terms of sales vary depending on the product and service provided, but WaveTech transfers control and records revenue upon delivery and installation of the products.

WaveTech does not have any significant financing components as payment is received at or shortly after the products are sold. Costs incurred to obtain a contract will be expensed as incurred when the amortization period is less than one year. WaveTech considers all shipping and handling to be fulfilment activities and not a separate performance obligation. Shipping and handling costs are recorded as cost of sales.

WaveTech recognizes a contract liability, “customer deposits”, for customer payments received prior to delivery and installation. Upon completion of delivery and installation, the contract liability is reversed, and revenue is recognized.

Inventory

Inventories, which consist primarily of raw materials and finished goods, are valued at the lower of cost and net realizable value. The need for an inventory obsolescence reserve is based on an evaluation of slow-moving or obsolete inventory. No obsolescence reserve was deemed necessary at September 30, 2022 or at December 31, 2021 or 2020.

Fair Value of Financial Instruments

In accordance with ASC 820 (Topic 820, Fair Value Measurements and Disclosures), WaveTech uses a three-level hierarchy for fair value measurements of certain assets and liabilities for financial reporting purposes that distinguishes between market participant assumptions developed from market data obtained from outside sources (observable inputs) and its own assumptions about market participant assumptions developed from the best information available to us in the circumstances (unobservable inputs). The fair value hierarchy is divided into three levels based on the source of inputs as follows:

a.      Level 1 — inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets;

b.      Level 2 — inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability other than quoted prices, either directly or indirectly including inputs in markets that are not considered to be active; and

c.      Level 3 — inputs to the valuation methodology are unobservable and significant to the fair value measurement.

Categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

Business Combinations

WaveTech accounts for business combinations in accordance with the ASC Topic 805, Business Combinations. Accordingly, identifiable tangible and intangible assets acquired and liabilities assumed are recorded at their estimated fair values, the excess of the purchase consideration over the fair values of net assets acquired is recorded as goodwill, and transaction costs are expensed as incurred.

Intangible Assets

Definite-lived and indefinite-lived intangible assets arising from business combinations include primarily intellectual property, customer relationships, trade secrets and developed technology. Definite-lived intangible assets are amortized over the estimated period during which the asset is expected to contribute directly or indirectly to future cash flows. Intangible assets that are considered to be indefinite-lived are not amortized.

Income Taxes

Income taxes are accounted for under the asset and liability method pursuant to ASC Topic 740, Income Taxes (“ASC 740”), whereby deferred tax assets and liabilities are recognized for the expected future consequences attributable to the differences between the financial statement carrying amounts and the tax basis of assets and liabilities. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in the period of the change. Further, deferred tax assets are recognized for the expected realization of available net operating loss and tax credit carryforwards. A valuation allowance is recorded on gross deferred tax assets when it is “more likely than not” that such asset will not be realized. When evaluating the realizability of deferred tax assets, all evidence, both positive and negative, is evaluated. Items considered in this analysis include the ability to carry back losses, the reversal of temporary differences, tax planning strategies, and expectations of future earnings. WaveTech reviews its deferred tax assets on a quarterly basis to determine if a valuation allowance is required based upon these factors. Changes in WaveTech’s assessment of the need for a valuation allowance could give rise to a change in such allowance, potentially resulting in additional expense or benefit in the period of change.

WaveTech’s income tax provision or benefit includes U.S. federal, state and local income taxes and is based on pre-tax income or loss. In determining the annual effective income tax rate, WaveTech analyzed various factors, including its annual earnings and taxing jurisdictions in which the earnings were generated, the impact of state and local income taxes, and its ability to use tax credits and net operating loss carryforwards.

Under ASC 740, the amount of tax benefit to be recognized is the amount of benefit that is “more likely than not” to be sustained upon examination. WaveTech analyzes its tax filing positions in all of the U.S. federal, state, local, and foreign tax jurisdictions where it is required to file income tax returns, as well as for all open tax years in these jurisdictions. If, based on this analysis, WaveTech determines that uncertainties in tax positions exist, a liability is established in the consolidated financial statements. WaveTech recognizes accrued interest and penalties related to unrecognized tax positions in the provision for income taxes.

WaveTech’s income tax returns are subject to examination by federal and state authorities in accordance with prescribed statutes.

Foreign Currency Exchange Risk

WaveTech operates and conducts business in foreign countries where its foreign entities use the local currency as their respective functional currency and, as a result, is exposed to movements in foreign currency exchange rates. More specifically, WaveTech faces foreign currency exposure primarily from the effect of fluctuating exchange rates on payables and receivables relating to transactions that are denominated in European Euros (€). These payables and receivables primarily arise from sales to customers and intercompany transactions. WaveTech also faces currency exposure that arises from translating the results of its European operations, including sales and marketing and research and development expenses, to the U.S. dollar at exchange rates that have fluctuated from the beginning of a reporting period.

The effect of a hypothetical 10% adverse change in foreign exchange rates on monetary assets and liabilities in June 2022 would not be material to WaveTech’s financial condition or results of operations. To date, foreign currency transaction gains and losses and exchange rate fluctuations have not been material to WaveTech’s financial statements, and WaveTech has not engaged in any foreign currency hedging transactions.

WaveTech does not enter into derivative financial instruments for trading or speculative purposes. It did not enter into any foreign currency forward contracts during the six months ended June 2022 or the years ended December 31, 2021 and 2020. Any foreign currency forward contracts entered in the future are accounted for as derivatives whereby the fair value of the contracts is reported as other current assets or current liabilities, and gains and losses resulting from changes in the fair value are reported in other income (expense), net, in the accompanying consolidated statements of operations.

Credit Risk

Financial instruments that subject WaveTech to concentrations of credit risk consist primarily of cash, cash equivalents, marketable securities, and accounts receivable. We maintain a substantial portion of our cash balances in non-interest-bearing and interest-bearing marketable securities and money market accounts. WaveTech’s net revenues are primarily concentrated among a limited number of customers. WaveTech monitors the financial condition of its customers and perform credit evaluations whenever considered necessary and maintain an allowance for doubtful accounts for estimated potential credit losses.

Interest Rate Risk

WaveTech had cash and cash equivalents of $1.54 million, $2.49 million and $2.34 million as of September 30, 2022, December 31, 2021 and December 31, 2020, respectively, consisting of money market accounts. Such interest-earning instruments carry a degree of interest rate risk, but the risk is limited due to the duration of WaveTech’s short-term investments. To date, fluctuations in interest income have not been significant. WaveTech does not enter into investments for trading or speculative purposes and has not used any derivative financial instruments to manage its interest rate risk exposure. WaveTech has not been exposed to, nor does it anticipate being exposed to, material risks due to changes in interest rates.

The primary objective of WaveTech’s investment activities is to preserve principal while maximizing income without significantly increasing risk. Because WaveTech’s cash equivalents have a short maturity, its portfolio’s fair value is relatively insensitive to interest rate changes. WaveTech does not believe that an increase or decrease in interest rates of 100 basis points would have a material effect on its operating results or financial condition. In future periods, WaveTech will continue to evaluate its investment policy in order to ensure that it continues to meet its overall objectives.

MANAGEMENT OF NEW WAVETECH FOLLOWING THE BUSINESS COMBINATION

The following sets forth certain information, as of [•], 2022, concerning the persons who are expected to serve as directors and executive officers of New WaveTech following the consummation of the Business Combination and assuming the election of the nominees at the Special Meeting as set forth in “Director Election Proposal.”

Name	Age	Position
Dag Arild Valand	55	Chief Executive Officer and Director
Silas Poel	38	Chief Financial Officer and Director
Aasmund Erlandsen	62	Chief Operating Officer
Boris Monahov	68	Chief Scientific Officer
Matthew Fitzgerald	56	Chief Technology Officer
Christopher Clower	56	Director

Executive Officers

Dag Arild Valand has served as Chief Executive Officer since he established WaveTech in August 2020. Prior to founding WaveTech, Mr. Valand was Chief Executive Officer and co-founder of WaveTech AS, organized under the laws of Norway in 2003, and of WaveTech GmbH, organized by WaveTech AS in 2013 to effect a cross-border merger into Germany. Mr. Valand has served as WaveTech’s Chairman of the Board of Directors since October 2020. WaveTech was formed by Mr. Valand in 2020 to acquire the stock of WaveTech GmbH and establish the company’s presence in the U.S. Mr. Valand has a background in his family’s civil engineering business with over 25 years of international experience in the battery industry. He became a part owner of the family business at the age of 19, after which he was instrumental to its growth and successful sale. Mr. Valand is a successful entrepreneur and has extensive experience in managing and growing companies. WaveTech believes he is well qualified to serve on WaveTech’s Board due to his extensive international management experience and his knowledge in the battery industry, as well as his operational and historical expertise gained from leading WaveTech for the last 18 years.

Silas Poel transitioned into the role of Chief Financial Officer of WaveTech as of May 1, 2021, prior to which he had served as WaveTech’s Chief Operating Officer since October, 2015. Mr. Poel has served as a director of WaveTech since October 2020. Prior to joining WaveTech, Mr. Poel co-founded and ran an investment firm providing services to Asian and European families. Prior to co-founding the investment office, he worked as Executive Consultant for a Munich-based family & investment office and supported a Switzerland-based private equity fund as an industry expert. Mr. Poel has a background in taxation and business administration and is a Certified IFRS Accountant. He brings broad international experience in the clean technology industry, having established and developed a number of companies in the industry. Mr. Poel has an extensive network and experience in the investment industry. He has successfully invested in companies predominantly in the energy space and helped investors to successfully acquire companies in Europe. Mr. Poel has a Bachelor Professional degree (CCI) in Accounting.

Aasmund Erlandsen joined WaveTech as Chief Operating Officer in May 2021, when former Chief Operating Officer, Silas Poel, transitioned into his new role as WaveTech’s Chief Financial Officer. Prior to joining WaveTech, from March 2017 to November 2020, Mr. Erlandsen served as Managing Director and later as Director of Business Development of RelyOn Nutec, a safety and competence training provider. From November 2020 until he joined WaveTech in May 2021 Mr. Erlandsen served as a management consultant. Mr. Erlandsen has an extensive global career, holding executive positions in industry-leading companies, including national, independent, and service companies. He has held positions akin to his role at WaveTech, including Chief Operating Officer at Sevan Drilling ASA, a Norwegian Drilling Contractor, Vice President of Operations Assurance at Transocean Inc., an international Drilling Contractor, and, prior to that, Managing Director at Transocean Norway. He also has held management positions in Norwegian and international companies, including DNO and Equinor, and he was a co-founder and Chief Operating Officer of Fram Drilling AS, a Norwegian Drilling Contractor. Mr. Erlandsen is a proven and successful international operator of companies and was, among others, responsible for revenues in excess of $1 billion and raised funding for a more than $1 billion offshore rig building project. Erlandsen has a BSc in petroleum engineering from the University in Stavanger, Norway and a Master of Management from BI Norwegian Business School.

Dr. Boris Monahov joined WaveTech in 2020. Dr. Monahov, age 67, brings 40 years of experience in battery science, technology, manufacturing and international R&D project management to the Company. He is the author of over 90 articles in international battery journals, a member of the International Lead Association, and a former program manager of the Advanced Lead Acid Battery Consortium, USA. Dr. Monahov individually holds three patents and is a winner of the Gaston Planté medal for contribution to lead acid batteries. He is in charge of battery research and directs the team at the Company’s research center in Sofia, Bulgaria. Dr. Monahov is a well-known and respected scientist in the battery world and has an extensive understanding about batteries and an extensive network of battery manufacturers and, accordingly, provides fundamental expertise useful to the Company’s business.

Matthew Fitzgerald joined WaveTech in 2020. He has most recently served for seven years as Principal Engineer and Founder of Matthew S. Fitzgerald Contracting where he consulted Critical Power Systems firms in sales, operations, manufacturing, and product development programs. Prior to that, Matthew contributed to the energy storage and power conversion industry for four years as Director of USA Operations and Director of Engineering for Rectifier Technologies, Pacific while living in Melbourne, Australia and traveling throughout Asia and the USA; and for six years as Director of Product Development for C&D Technologies in the USA with a focus in the telecommunications, utility, and data center industries. Matthew has 38 years of experience as an engineer and company executive focused on the development, manufacture, and technical sales of critical systems products. Throughout his career, he led international, multi-disciplinary teams to develop next-generation technologies, including battery monitoring, lithium-ion and lead acid battery management systems, remote site monitoring, system automation, energy storage, and high-efficiency power conversion and distribution systems. A former officer in the United States Army Reserve, and School Board Director, he has a BS in Computer Engineering from The Pennsylvania State University.

John W. Rood joined the WaveTech board of directors upon its formation in 2020 and also serves as Vice President and Corporate Secretary. Mr. Rood served as a strategic business consultant for WaveTech’s subsidiary, WaveTech GmbH, from 2005 until 2020. He is a graduate of Evangel University and studied physics and astronomy at Case Institute of Technology and the University of Arizona. From 1985 to 2011, Mr. Rood lived and worked in France and Belgium. He specializes his work in merger and acquisitions, valuation, intellectual property, financial, scientific and market analysis, and investor relations. Mr. Rood’s highly-technical business experience enables him to offer valuable insights to WaveTech in his various roles.

Directors

Upon the consummation of the Business Combination, the initial size of New WaveTech’s board of directors will be seven directors, each of whom will be voted upon by WTMA’s stockholders at the Special Meeting. In addition to Mr. Valand and Mr. Poel, New WaveTech’s director nominees are:

Christopher Clower is an executive director and COO of Welsbach Holdings Pte Ltd since March 2021. Mr. Clower also sits as an independent director on a number of boards in Southeast Asia. Since 2014, Mr. Clower has been an independent director of Malacca Trust Pte Ltd, a holding company in Singapore which is the majority owner of one of the leading asset management firms in Indonesia as measured by assets under management. Also, since 2014, Mr. Clower has been an independent commissioner on the board of PT Batavia Prosperindo Finance Tbk, an Indonesia consumer finance company listed on the Indonesia Stock Exchange. From 2010 to 2014, Mr. Clower was an independent advisor and principal investor of his own capital. From 2008 to 2010, Mr. Clower co-founded, built and sold PT Manoor Bulatn Lestari, an Indonesian resource company and achieved 30x MOIC in two years for himself and his investors. Prior to this, Mr. Clower was Managing Director and Head of Corporate Finance in Merrill Lynch for Southeast Asia. From 1998 to 2009, Mr. Clower worked at Merrill Lynch and raised over $4 billion of capital in the resources space. Mr. Clower also worked at Deutsche Bank from 1997 to 1998, at Bankers Trust from 1994 to 1997, and at Crane Nuclear Valves from 1991 to 1994. Prior to working in the finance industry, Mr. Clower was an intelligence officer for the United States Air Force, serving at Clark Air Base in the Philippines with the 90th Tactical Fighter Squadron.

Corporate Governance

Composition of the Board of Directors

When considering whether directors and director nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable New WaveTech’s board of directors to satisfy its oversight responsibilities effectively in light of its business and structure, the board of directors expects to focus primarily on each person’s background and experience as reflected in the information discussed in each of the directors’ individual biographies set forth above in order to provide an appropriate mix of experience and skills relevant to the size and nature of its business.

Director Independence

As a result of New WaveTech’s Common Stock being listed on Nasdaq following consummation of the Business Combination, it will be required to comply with the applicable rules of such exchange in determining whether a director is independent. Prior to the completion of this Business Combination, the parties undertook a review of the independence of the individuals named above and have determined that each of [•] qualifies as “independent” as defined under the applicable Nasdaq rules.

Committees of the Board of Directors

New WaveTech’s board of directors will direct the management of its business and affairs, as provided by Delaware law, and will conduct its business through meetings of the board of directors and standing committees. New WaveTech will have a standing audit committee, compensation committee, and nominating and corporate governance committee, each of which will operate under a written charter.

In addition, from time to time, special committees may be established under the direction of the board of directors when the board deems it necessary or advisable to address specific issues. Following the Business Combination, current copies of New WaveTech’s committee charters will be posted on its website, as required by applicable SEC and Nasdaq rules. The information on or available through any of such website is not deemed incorporated in this proxy statement/prospectus and does not form part of this proxy statement/prospectus.

Audit Committee

Upon the Closing, New WaveTech’s audit committee will consist of [•] with [•] serving as the chair of the committee. The board of directors is expected to determine that each of these individuals meets the independence requirements of the Sarbanes-Oxley Act of 2002, as amended, or the Sarbanes-Oxley Act, Rule 10A-3 under the Exchange Act and the applicable listing standards of Nasdaq. Each member of New WaveTech’s audit committee can read and understand fundamental financial statements in accordance with Nasdaq audit committee requirements. In arriving at this determination, the board of directors will examine each audit committee member’s scope of experience and the nature of their prior and/or current employment.

The board of directors is expected to determine that [•] qualifies as an audit committee financial expert within the meaning of SEC regulations and meets the financial sophistication requirements of the rules. In making this determination, the board will consider [•]’s formal education and previous and current experience in financial and accounting roles. Both New WaveTech’s independent registered public accounting firm and management periodically will meet privately with New WaveTech’s audit committee.

The audit committee’s responsibilities will include, among other things:

•        appointing, compensating, retaining, evaluating, terminating and overseeing New WaveTech’s independent registered public accounting firm;

•        discussing with New WaveTech’s independent registered public accounting firm their independence from management;

•        reviewing with New WaveTech’s independent registered public accounting firm the scope and results of their audit;

•        pre-approving all audit and permissible non-audit services to be performed by New WaveTech’s independent registered public accounting firm;

•        overseeing the financial reporting process and discussing with management and New WaveTech’s independent registered public accounting firm the interim and annual financial statements that New WaveTech files with the SEC;

•        reviewing and monitoring New WaveTech’s accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements;

•        reviewing related party transactions; and

•        establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters.

Compensation Committee

Upon the Closing, New WaveTech’s compensation committee will consist of [•] with [•] serving as chair of the committee. The board of directors is expected to determine that each of these individuals is “independent” as defined under the applicable listing standards of Nasdaq and SEC rules and regulations.

The compensation committee’s responsibilities include, among other things:

•        reviewing and approving, either alone or together with the other independent members of the board of directors, the compensation of New WaveTech’s Chief Executive Officer and our other executive officers;

•        reviewing and recommending to our board of directors the compensation of New WaveTech’s non-employee directors;

•        selecting compensation consultants and advisors and assessing whether there are any conflicts of interest with any of the committee’s compensation advisors; and

•        reviewing any equity plans proposed to be adopted by New WaveTech.

Nominating and Corporate Governance Committee

Upon the Closing, New WaveTech’s nominating and corporate governance committee will consist of [•] with [•] serving as chair of the committee. The board of directors is expected to determine that each of these individuals is “independent” as defined under the applicable listing standards of Nasdaq and SEC rules and regulations.

The nominating and corporate governance committee’s responsibilities include, among other things:

•        identifying individuals qualified to become members of New WaveTech’s board of directors, consistent with criteria approved by New WaveTech’s board of directors;

•        recommending to New WaveTech’s board of directors the nominees for election to New WaveTech’s board of directors at annual meetings of New WaveTech’s stockholders;

•        overseeing an evaluation of New WaveTech’s board of directors and its committees; and

•        developing and recommending to New WaveTech’s board of directors a set of corporate governance guidelines.

Code of Ethics

New WaveTech will have a code of ethics that applies to all of its executive officers, directors and employees, including its principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. The code of ethics will be available on New WaveTech’s website, [•]. New WaveTech intends to make any legally required disclosures regarding amendments to, or waivers of, provisions of its code of ethics on its website rather than by filing a Current Report on Form 8-K. The information on or available through any of such website is not deemed incorporated in this proxy statement/prospectus and does not form part of this proxy statement/prospectus.

Compensation Committee Interlocks and Insider Participation

None of New WaveTech’s executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity, other than WaveTech, that has one or more executive officers serving as a member of New WaveTech’s board of directors.

Limitation on Liability and Indemnification of Directors and Officers

New WaveTech’s Proposed Charter, which will be effective upon consummation of the Business Combination, will limit a director’s liability to the fullest extent permitted under the DGCL. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:

•        for any transaction from which the director derives an improper personal benefit;

•        for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•        for any unlawful payment of dividends or redemption of shares; or

•        for any breach of a director’s duty of loyalty to the corporation or its stockholders.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Delaware law and the Proposed Bylaws provide that New WaveTech will, in certain situations, indemnify its directors and officers and may indemnify other employees and other agents, to the fullest extent permitted by law. Any indemnified person is also entitled, subject to certain limitations, to advancement, direct payment, or reimbursement of reasonable expenses (including attorneys’ fees and disbursements) in advance of the final disposition of the proceeding.

In addition, New WaveTech will enter into separate indemnification agreements with its directors and officers. These agreements, among other things, require New WaveTech to indemnify its directors and officers for certain expenses, including attorneys’ fees, judgments, fines, and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of its directors or officers or any other company or enterprise to which the person provides services at its request.

New WaveTech plans to maintain a directors’ and officers’ insurance policy pursuant to which its directors and officers are insured against liability for actions taken in their capacities as directors and officers. We believe these provisions in New WaveTech’s Proposed Charter, Proposed Bylaws and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or control persons, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table provides for the year ended December 31, 2021 certain summary information concerning compensation awarded to, earned by or paid to the individuals who served as WaveTech’s principal executive officer at any time during fiscal 2021 and WaveTech’s four other executive officers in fiscal 2021. These individuals are referred to in this proxy statement/prospectus as WaveTech’s “named executive officers.”

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Dag Arild Valand	2021	$131,041	$2,472	—	—	—	—	$133,513
Chief Executive Officer
Silas Poel	2021	128,767	—	—	—	—	—	128,767
Chief Financial Officer(1)
Aasmund Erlandsen	2021	84,194	—	—	—	—	—	84,194
Chief Operating Officer(2)
Dr. Boris Monahov	2021	212,494	—	—	—	—	—	212,494
Chief Scientific Officer
Matthew Fitzgerald	2021	141,923	—	—	—	—	—	141,923
Chief Technology Officer

____________

(1)      Mr. Poel assumed the office of Chief Financial Officer on May 1, 2021, prior to which time in 2021 Mr. Poel served as WaveTech’s Chief Operating Officer.

(2)      Mr. Erlandsen joined WaveTech as its Chief Operating Officer on May 1, 2021.

Emerging Growth Company Status

WaveTech is an “emerging growth company,” as defined in the JOBS Act. As an emerging growth company, it is exempt from certain requirements related to executive compensation, including the requirements to hold a nonbinding advisory vote on executive compensation and to provide information relating to the ratio of total compensation of its President and Chief Executive Officer to the median of the annual total compensation of all of its employees, each as required by the Investor Protection and Securities Reform Act of 2010, which is part of the Dodd-Frank Act.

Employment Agreements

On July 7, 2014, WaveTech GmbH entered into an executive employment agreement with Mr. Valand, WaveTech’s Chief Executive Officer. The agreement continues until terminated by WaveTech GmbH or by Mr. Valand. Pursuant to the terms of the agreement, Mr. Valand is to be paid an initial annual base salary of €132,522 and is entitled to be provided with a company vehicle, which entitlement Mr. Valand has waived.

Mr. Valand’s employment agreement provides that he may be terminated by the shareholders of WaveTech GmbH at a shareholders’ meeting, and such termination would be effective upon Mr. Valand’s receipt of the declaration of dismissal. The shareholders of WaveTech GmbH may also terminate Mr. Valand without notice for good cause, which is not defined in the agreement.

Mr. Valand’s employment agreement includes non-competition provisions prohibiting Mr. Valand, for two years after termination of his employment, from working for a competing company within 100km of WaveTech GmbH without the consent of WaveTech GmbH. Mr. Valand is also prohibited from starting a competing business without WaveTech GmbH’s consent.

WaveTech GmbH shall pay Mr. Valand all compensation to which he is entitled up through the date of termination, subject to any other rights or remedies of WaveTech GmbH under law, and thereafter all obligations of WaveTech GmbH under the agreement cease.

Equity Compensation Plan Information

The following table provides information as of December 31, 2021, regarding WaveTech’s compensation plans under which equity securities are authorized for issuance:

Plan category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)	(b)	(c)
Equity compensation plan approved by security holders	508,766	—	491,234
Equity compensation plans not approved by security holders	—	—	—
Total	508,766		491,234

WaveTech Group, Inc. 2022 Incentive Compensation Plan

On May 31, 2022, the WaveTech board of directors adopted and WaveTech stockholders approved the WaveTech Group, Inc. 2022 Incentive Compensation Plan (the “2022 Plan”). The 2022 Plan provided for the grant of restricted stock and restricted stock units to employees, directors and consultants of WaveTech. Upon the Closing, the 2022 Plan will be terminated as of immediately before the New WaveTech KEAP becomes effective, and no additional awards will be granted under the 2022 Plan. However, the 2022 Plan will continue to govern the terms and conditions of the outstanding awards previously granted under the 2022 Plan if any awards under the 2022 Plan remain outstanding.

As of October 31, 2022, 508,766 restricted stock units were outstanding under the 2022 Plan.

Authorized Shares.    Subject to the adjustment provisions contained in the 2022 Plan, the maximum aggregate number of shares of Common Stock that may be subject to awards and sold under the 2022 Plan is 1,000,000. Shares granted under the 2022 Plan may be authorized but unissued, or reacquired shares of Common Stock.

If restricted stock or restricted stock units are forfeited to or repurchased by WaveTech due to failure to vest, the forfeited or repurchased shares will become available for future grant or sale under the 2022 Plan (unless the 2022 Plan has terminated). With respect to stock appreciation rights, only the net shares actually issued will cease to be available under the 2022 Plan and all remaining shares under stock appreciation rights will remain available for future grant or sale under the 2022 Plan (unless the 2022 Plan has terminated). Shares used to pay the exercise price of an award or satisfy the tax withholding obligations related to an award will become available for future grant or sale under the 2022 Plan. To the extent an award is paid out in cash rather than shares, such cash payment will not result in a reduction in the number of shares available for issuance under the 2022 Plan.

Plan Administration.    The WaveTech board of directors or one or more committees appointed by the WaveTech board of directors administers the 2022 Plan. Different committees may administer the 2022 Plan with respect to different service providers. Subject to the provisions of the 2022 Plan, the administrator has the power to administer the 2022 Plan and make all determinations deemed necessary or advisable for administering the 2022 Plan, including the power to determine the fair market value of Common Stock, select the service providers to whom awards may be granted, determine the number of shares covered by each award, approve forms of award agreements for use under the 2022 Plan, determine the terms and conditions of awards (such as any vesting acceleration or waiver or forfeiture restrictions and any restriction or limitation regarding any award or the shares relating to the award), construe and interpret the terms of the 2022 Plan and awards granted under it, prescribe, amend and rescind rules relating to the 2022 Plan (including relating to sub-plans), modify, or amend each award, such as the discretionary authority to allow a participant to defer the receipt of payment of cash or the delivery of shares that would otherwise be due to such participant under an award. The administrator also has the authority to institute an exchange program by which outstanding awards may be surrendered or cancelled in exchange for awards of the same type (which may have different terms), awards of a different type, and/or cash, by which participants would have the opportunity to transfer outstanding awards to a financial institution or other person or entity selected by the administrator. The administrator’s decisions, interpretations, and other actions are final and binding on all participants.

Non-Transferability of Awards.    Unless the administrator provides otherwise, the 2022 Plan generally does not allow for the transfer of awards (other than by will or the laws of descent or distribution), and only the recipient of an award may exercise an award during his or her lifetime.

Certain Adjustments.    In the event of certain changes in the Company’s capitalization, to prevent diminution or enlargement of the benefits or potential benefits available under the 2022 Plan, the administrator will adjust the number and class of shares that may be delivered under the 2022 Plan and/or the number, class, and price of shares covered by each outstanding award.

Dissolution or Liquidation.    In the event of the Company’s proposed liquidation or dissolution, the administrator will notify participants before the effective date of such transaction, and to the extent not exercised, all awards will terminate immediately before the consummation of such proposed transaction, unless the liquidation or dissolution is part of a restructuring where WaveTech and its business is rolled into and acquired by one of its affiliates, in which case an award may be treated as described in the “Merger or Change in Control of WaveTech” section below as if the transaction were a merger of WaveTech with or into one of its affiliates.

Merger or Change in Control of WaveTech.    The 2022 Plan provides that in the event of a merger or change in control of WaveTech, each as described under the 2022 Plan, each outstanding award will be treated as the administrator determines, without a participant’s consent. The administrator may provide that awards granted under the 2022 Plan will be assumed or substituted by substantially equivalent awards, be terminated immediately before the merger or change in control, become vested or payable and be terminated in connection with the merger or change in control, be terminated in exchange for cash or other property, be continued by the Company if it is the surviving company subject to the limitations set forth in the 2022 Plan, or any combination of the above. The administrator is not required to treat all awards, all awards held by a participant, or all awards of the same type similarly.

If a successor corporation does not continue, assume or substitute for any outstanding award, then the participant will fully vest in all of his or her outstanding stock appreciation rights, all restrictions on restricted stock and restricted stock units will lapse, and for awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met. If a stock appreciation right is not assumed or substituted in the event of a change in control, the administrator will notify the participant in writing or electronically that such stock appreciation right will be exercisable for a period of time determined by the administrator in its sole discretion and the stock appreciation right will terminate upon the expiration of such period.

Amendment; Termination.    As noted above, the 2022 Plan will be terminated as of immediately before the 2022 Plan becoming effective, and no additional awards will be granted under the 2022 Plan. However, the 2022 Plan will continue to govern the terms and conditions of the outstanding awards previously granted under the 2022 Plan.

Outstanding Equity Awards at December 31, 2021

At December 31, 2021, WaveTech’s named executive officers did not hold any outstanding equity awards granted by WaveTech.

Pension Benefits

WaveTech’s named executive officers did not participate in, or otherwise receive any benefits under, any pension or retirement plan sponsored by WaveTech during the year ended December 31, 2021.

Nonqualified Deferred Compensation

WaveTech’s named executive officers did not participate in, or earn any benefits under, a nonqualified deferred compensation plan sponsored by WaveTech during the year ended December 31, 2021.

DIRECTOR COMPENSATION

WaveTech does not maintain a non-employee director compensation program and no non-employee director of WaveTech was compensated in such capacity during the year ended December 31, 2021. WaveTech’s board of directors will be responsible for reviewing and approving any changes to the directors’ compensation arrangements. However, all directors will be reimbursed for their reasonable out-of-pocket expenses incurred while serving as directors.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information regarding (i) the beneficial ownership of WTMA Common Stock, par value $0.0001 per share, as of November 1, 2022 (including the public stock, public rights, the Founder Shares, and the shares underlying the private placement units) and (ii) the expected beneficial ownership of shares of New WaveTech Common Stock immediately following consummation of the Business Combination (assuming a “no redemption” scenario and assuming a “maximum redemption” scenario as described below) by:

•        each person who is known to be the beneficial owner of more than 5% of the shares of WTMA Common Stock or is expected to be the beneficial owner of more than 5% of the shares of New WaveTech Common Stock post-Business Combination;

•        each of WTMA’s current executive officers and directors;

•        each person who will become an executive officer or director of New WaveTech;

•        all executive officers and directors of WTMA pre-Business Combination, as a group; and

•        all executive officers and directors of New WaveTech post-Business Combination, as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security or the right to acquire such power within 60 days.

The beneficial ownership of WTMA Common Stock pre-Business Combination is based on 10,011,662 shares of WTMA Common Stock issued and outstanding as of November 1, 2022, which includes an aggregate of 7,727,686 shares of public stock, 1,931,922 Founder Shares, and 352,054 shares underlying the private placement units outstanding as of such date.

The expected beneficial ownership of New WaveTech Common Stock immediately post-Business Combination has been determined based on the following scenarios:

•        a “no redemption” scenario where no WTMA public shareholders exercise their redemption rights in connection with the Business Combination and there will be an aggregate of 26,319,636 shares of WTMA Common Stock (including 1,931,922 Founder Shares and 352,054 shares underlying the private placement units) issued and outstanding immediately prior to the Closing, including (a) 500,000 shares of New WaveTech Common Stock issued in connection with conversion of the Convertible Notes, and (b) 807,974 shares of New WaveTech Common Stock issued in connection with conversion of the outstanding WTMA Rights, which will have been converted into shares of New WaveTech Common Stock upon Closing; and

•        a “maximum redemption” scenario where 100% of WTMA’s public stock is redeemed in connection with the Business Combination and there will be an aggregate of 21,791,950 shares of WTMA Common Stock (including 1,931,922 Founder Shares and 352,054 shares underlying the private placement units) issued and outstanding immediately prior to the Closing, including (a) 3,400,000 shares of New WaveTech Common Stock issued in connection with the PIPE Investment, (b) 500,000 shares of New WaveTech Common Stock issued in connection with conversion of the Convertible Notes, and (c) 807,974 shares of New WaveTech Common Stock issued in connection with conversion of the outstanding WTMA Rights, which will have been converted into shares of New WaveTech Common Stock upon Closing.

•        an Exchange Ratio of 0.8946, based on the conversion of euro-denominated Series A Convertible Notes at an exchange rate of 0.977 euros per U.S. dollar.

Based on the foregoing, immediately post-Business Combination, (i) assuming a “no redemption” scenario, there will be an aggregate of 26,319,636 issued and outstanding shares of New WaveTech common stock and (ii) assuming “maximum” redemption scenario, there will be an aggregate of 21,991,950 issued and outstanding shares of New WaveTech common stock.

The beneficial ownership information below excludes (i) the shares expected to be issued or reserved under the New WaveTech Key Executive Alignment Program and (ii) the Earnout Shares.

Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them.

The information in the table below for pre-Business Combination WTMA Common Stock does not include shares underlying the WTMA Rights held or to be held by WTMA’s officers or the Sponsor because these securities are not exercisable within 60 days of this proxy statement/prospectus and are contingent upon the occurrence of the Closing.

	Pre-Business Combination		Post-Business Combination
	Common Stock of WTMA		Assuming No Redemption		Assuming Maximum Redemption
Name and Address of Beneficial Owner(1)	Number of Shares	% of Shares	Number of Shares of New WaveTech Common Stock	% of New WaveTech Common Stock	Number of Shares of New WaveTech Common Stock	% of New WaveTech Common Stock
5% Holders of WTMA
Welsbach Acquisition Holdings LLC(2),(8)(9)	2,192,212	21.9%	2,227,417	8.5%	2,227,417	10.21%
MMCAP International Inc. SPC(3),(8)	650,000	6.5%	715,000	2.7%	65,000	* %
Saba Capital Management, L.P.(4),(8)	600,000	6.0%	660,000	2.5%	60,000	* %
Ari Glass(5),(8)	625,000	6.2%	687,500	2.6%	62,500	* %
Polar Asset Management Partners Inc.(6),(8)	525,000	5.2%	577,500	2.2%	52,500	* %
ATW SPAC Management LLC(7),(8)	625,000	6.2%	687,500	2.6%	62,500	* %

Directors and/or Executive Officers of WTMA
Daniel Mamadou(2),(8)(9)	2,192,212	21.9%	2,227,417	8.5%	2,227,417	10.1%
Christopher Clower(2),(8)(9)	2,192,212	21.9%	2,227,417	8.5%	2,227,417	10.21%
John Stanfield	5,000	* %	5,000	* %	5,000	* %
Dr. Ralph Welpe	12,500	* %	12,500	* %	12,500	* %
Emily King	12,500	* %	12,500	* %	12,500	* %
Matthew Mrozinski	12,500	* %	12,500	* %	12,500	* %
Sergey Marchenko	3,164	* %	3,164	* %	3,164	* %
All WTMA directors and executive officers as a group (7 individuals)	2,237,876	22.4%	2,273,081	8.6%	2,273,081	10.63%

5% Holders of New WaveTech
Welsbach Acquisition Holdings LLC(2),(8)	2,192,212	21.9%	2,227,417	8.5%	2,227,417	10.1%
Mission Alliance Holdings AS(10)	—	—	2,643,778	10.0%	2,643,778	12.0%
Jasmin Ventures GmbH(11)	—	—	1,162,997	4.4%	1,162,997	5.3%

Directors and Executive Officers of New WaveTech after the Business Combination
Dag A. Valand(12)	—	—	2,644,673	10.0%	2,644,673	12.0%
Silas Poel(11)	—	—	1,162,997	4.4%	1,162,997	5.3%
Christopher Clower(2),(8)(9)	2,192,212	21.9%	2,227,417	8.5%	2,227,417	10.1%
John W. Rood	—	—	288,182	1.1%	288,182	1.3%
Matthew Fitzgerald	—	—	134,192	* %	134,192	* %
Aasmund Erlandsen	—	—	97,469	* %	97,469	* %
Boris Monahov	—	—	—	—	—	—
All New WaveTech directors and executive officers as a group (7 individuals)	2,192,212	21.9%	6,554,930	24.9%	6,554,930	29.8%

____________

*        Less than one percent.

(1)      Unless otherwise noted, the business address of our Sponsor and each of the directors and executive officers of WTMA is c/o Welsbach Technology Metals Acquisition Corp., 160 S Craig Place, Lombard, IL 60148, United States of America. Unless otherwise noted, the business address of each of the executive officers and directors of New WaveTech is c/o WaveTech Group, Inc., Egermannstraße 1, 53359 Rheinbach, Germany.

(2)      Welsbach Acquisition Holdings LLC is the record holder of the shares reported herein. Daniel Mamadou and Christopher Clower are the managing members of Welsbach Acquisition Holdings LLC. Each of Mr. Mamadou and Mr. Clower has voting and investment discretion with respect to the common stock held of record by Welsbach Acquisition Holdings LLC. Mr. Mamadou and Mr. Clower disclaim any beneficial ownership of the shares held by Welsbach Acquisition Holdings LLC, except to the extent of their pecuniary interest therein.

(3)      According to a Schedule 13G/A filed on February 9, 2022, MMCAP International Inc. SPC and MM Asset Management Inc. acquired 650,000 WTMA Units. The business address for MMCAP International Inc. SPC is c/o Mourant Governance Services (Cayman) Limited, 94 Solaris Avenue, Camana Bay, P.O. Box 1348, Grand Cayman, KY1-1108, Cayman Islands, and the business address for MM Asset Management Inc. is 161 Bay Street, TD Canada Trust Tower Ste 2240, Toronto, ON M5J 2S1 Canada.

(4)      According to a Schedule 13G filed on January 7, 2022, Saba Capital Management, L.P., Boaz R. Weinstein, and Saba Capital Management GP, LLC acquired 600,000 shares of WTMA Common Stock. The above table assumes an equivalent number of Public Rights were held as of the time of the filing. The business address for each of the reporting persons is 405 Lexington Avenue, 58th Floor, New York, New York 10174.

(5)      According to a Schedule 13G filed on February 4, 2022, Boothbay Fund Management, LLC, Boothbay Absolute Return Strategies LP, and Ari Glass acquired 625,000 WTMA Units. The securities are held by one or more private funds (the “Funds”), which are managed by Boothbay Fund Management, LLC, a Delaware limited liability company (the “Adviser”). Ari Glass is the Managing Member of the Adviser. Certain subadvisors (“Subadvisors”) have been delegated the authority to act on behalf of the Funds, including exclusive authority to vote and/or direct the disposition of certain securities held by the Fund, and such securities may be reported in regulatory filings made by such Subadvisors. The business address for each of the reporting persons is 140 East 45th Street, 14th Floor, New York, NY 10017.

(6)      According to a Schedule 13G filed on February 11, 2022, Polar Asset Management Partners Inc. acquired 525,000 shares of WTMA Common Stock. The above table assumes an equivalent number of Public Rights were held as of the time of the filing. The business address of the reporting person is 16 York Street, Suite 2900, Toronto, ON, Canada M5J 0E6.

(7)      According to a Schedule 13G filed on February 14, 2022, ATW SPAC Management LLC and Antonio Ruiz-Gimenez acquired 625,000 shares of WTMA Common Stock. The above table assumes an equivalent number of Public Rights were held as of the time of the filing. The shares are held by one or more separately managed accounts managed by ATW SPAC Management LLC, a Delaware limited liability company (the “Adviser”), which has been delegated exclusive authority to vote and/or direct the disposition of such Units held by such separately managed accounts, which are sub-accounts of one or more pooled investment vehicles (the “Funds”) managed by a Delaware limited liability company. Antonio Ruiz-Gimenez is the Managing Member of the Adviser. The business address for each of the reporting persons is 7969 NW 2nd Street, #401, Miami, Florida 33126.

(8)      In post-business combination scenario, figures include rights that converts into shares with 10 rights to 1 share ratio upon business combination.

(9)      Represents 1,931,922 Founder Shares initially held by the Sponsor, minus the transfer of an aggregate of 91,764 Founder Shares to certain of our officers, directors, and advisors, plus 352,054 shares underlying private placement units purchased by the Sponsor. The Founder Shares are identical to the public stock in all respects, except that the Founder Shares do not have Redemption Rights.

(10)    Mission Alliance Holdings, AS (“Mission Alliance”) is the record holder of the shares reported herein. Mr. Valand is the sole owner of Mission Alliance and has sole voting dispositive power over the shares held by Mission Alliance. The address of Mission Alliance is c/o WaveTech Group, Inc, Egermannstrabe1, 53359 Rheinbach, Germany.

(11)    Represents 1,162,997 shares held by Jasmin Ventures GmbH, a limited liability company wholly-owned by Mr. Poel, the address of which is c/o WaveTech Group, Inc, Egermannstrabe1, 53359 Rheinbach, Germany. Mr. Poel has sole voting dispositive power over the shares held by Jasmin Ventures GmbH.

(12)    Represents 895 shares of New WaveTech Common Stock following the conversion of 1,000 existing WaveTech Series A Preference Shares held by MAH Holdings, LLC (“MAH”) and 2,643,778 shares of New WaveTech Common Stock following the conversion of 2,955,220 shares of existing WaveTech Common Stock held by Mission Alliance, each of which is wholly-owned by Mr. Valand. Mr. Valand has sole voting dispositive power over the shares held by MAH and Mission Alliance. The address of each of MAH and Mission Alliance is c/o WaveTech Group, Inc, Egermannstrabe1, 53359 Rheinbach, Germany.

(13)    Represents shares held by Jasmin Ventures GmbH, a limited liability company wholly-owned by Mr. Poel, the address of which is c/o WaveTech Group, Inc, Egermannstrabe1, 53359 Rheinbach, Germany. Mr. Poel has sole voting dispositive power over the shares held by Jasmin Ventures GmbH.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Welsbach Technology Metals Acquisition Corp.

Founder Shares

On June 25, 2021, the Sponsor purchased 1,437,500 shares (the “Founder Shares”) of WTMA’s Class B common stock, par value $0.0001 for an aggregate price of $25,000. On October 13, 2021, WTMA effected an exchange of each such Class B shares for 1.5 WTMA Common Stock, resulting in the Sponsor holding an aggregate of 2,156,250 Founder Shares. WTMA no longer has Class B stock. The WTMA Founder Holders forfeited 224,328 Founder Shares as the over-allotment option was not exercised in full by the underwriters.

The Founder Shares were placed into an escrow account maintained in New York, New York by Continental Stock Transfer & Trust Company, acting as escrow agent. Subject to certain limited exceptions, 50% of these shares will not be transferred, assigned, sold or released from escrow until the earlier of (i) six months after the date of the consummation of a Business Combination and (ii) the date on which the closing price of WTMA Common Stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after a Business Combination and the remaining 50% of the Founder Shares will not be transferred, assigned, sold or released from escrow until six months after the date of the consummation of a Business Combination, or earlier, in either case, if, subsequent to a Business Combination, WTMA completes a liquidation, merger, stock exchange or other similar transaction which results in all of WTMA Stockholders having the right to exchange their WTMA Common Stock for cash, securities or other property.

Promissory Note — Related Party

On June 25, 2021, the Sponsor agreed to loan WTMA an aggregate of up to $300,000 to cover expenses related to WTMA’s initial public offering pursuant to a promissory note. This loan was non-interest bearing and was payable at the consummation of WTMA’s initial public offering. As of September 30, 2022, and December 31, 2021, there was no amount payable against the promissory note and no amounts have been drawn against the promissory note.

Due to Affiliates

On December 31, 2021, the Sponsor funded $79,673 in excess of $3,475,000 aggregate purchase price of the Private Placement Units. On January 14, 2022, the Sponsor funded $179,463 in excess of the $45,540 aggregate purchase price of the Private Placement Units sold in conjunction with the exercise of the over-allotment option (for an aggregate of $259,136 in excess purchase price). As of September 30, 2022, an amount of $129,573 has been paid and the remaining $199,163 will be repaid from Company’s operating account as soon as practicable.

Support Services

Commencing on December 27, 2021, WTMA entered into an agreement to pay the Sponsor $10,000 per month for the use of office space and administrative support services. The sponsor agreed to waive such fees for the months of April, May, June and September 2022, and as such, the Company has recorded no administrative service fees for those months. For the three and nine months ended September 30, 2022, $20,000 and $50,000 has been expensed related to the agreement.

Commencing on December 27, 2021, WTMA entered into an agreement to pay an entity affiliated with its Chief Financial Officer approximately $6,500 per quarter for accounting services. For the three and nine months ended September 30, 2022, $6,500 and $19,500 has been incurred under this agreement.

Related Party Loans and Indemnification

In order to finance transaction costs in connection with a Business Combination, certain of WTMA’s officers and directors may, but are not obligated to, loan WTMA funds as may be required (the “Working Capital Loans”). If WTMA completes a Business Combination, WTMA would repay the Working Capital Loans out of the proceeds of the trust account released to WTMA. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the trust account. In the event that a Business Combination does not close, WTMA may use a portion of proceeds held outside the trust account to repay the Working Capital Loans but no proceeds held in the trust account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into units of the post Business Combination entity at a price of $10.00 per unit. These units would be identical to the Private Placement Units. As of September 30, 2022, there were no Working Capital Loans outstanding.

Convertible Promissory Note — Related Party

On September 30, 2022, the Company issued a promissory note in the principal amount of $772,769 to the Sponsor in connection with the extension of period of time for the Company to complete a business combination (“Promissory Note”). The Promissory Note bears no interest and shall be payable upon the earlier to occur of (i) upon consummation of the Company’s initial business combination out of the proceeds of the Trust Account released to the Company’s or (ii) at the Sponsor’s discretion, converted, in full or in part, upon consummation of the Company’s business combination into additional private units at a price of $10.00 per unit. As of September 30, 2022, there was a $772,769 balance outstanding under the Promissory Note.

Other Relationships

If any of WTMA’s officers or directors becomes aware of a business combination opportunity which is suitable for an entity to which he or she has then-current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such opportunity to such entity, subject to their fiduciary duties under Delaware law. WTMA may, at its option, pursue an affiliated joint acquisition opportunity with an entity to which an officer or director has a fiduciary or contractual obligation.

After the closing of the Business Combination, members of WTMA’s management team who remain with WaveTech may be paid consulting, management or other fees from WaveTech with any and all amounts being fully disclosed to its stockholders, to the extent then known, in the proxy solicitation or tender off materials, as applicable, furnished to its stockholders.

Other Material Interests Relating to the Business Combination

No compensation of any kind, including finder’s and consulting fees, will be paid to the Sponsor, officers and directors, or their respective affiliates, for services rendered prior to or in connection with the completion of an initial Business Combination. However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on WTMA’s behalf such as identifying potential target businesses and performing due diligence on suitable Business Combinations. WTMA’s audit committee will review on a quarterly basis all payments that were made to the Sponsor, officers, directors or their affiliates and will determine which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on WTMA’s behalf.

WTMA Policies and Procedures for Related Party Transactions

WTMA’s code of ethics requires it to avoid, wherever possible, all related party transactions that could result in actual or potential conflicts of interests, except under guidelines approved by the board of directors (or the audit committee). Related-party transactions are defined as transactions in which (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (2) WTMA or any of its subsidiaries is a participant, and (3) any (a) executive officer, director or nominee for election as a director, (b) greater than 5% beneficial owner of WTMA Common Stock, or (c) immediate family member, of the persons referred to in clauses (a) and (b), has or will have a direct or indirect material interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity). A conflict of interest situation can arise when a person takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest may also arise if a person, or a member of his or her family, receives improper personal benefits as a result of his or her position. WTMA also requires each of its directors and executive officers to complete a directors’ and officers’

questionnaire that elicits information about related party transactions. These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

WaveTech

A “related party transaction” is any actual or proposed transaction, arrangement or relationship or series of similar transactions, arrangements or relationships, including those involving indebtedness not in the ordinary course of business, to which WaveTech or its subsidiaries were or are a party, or in which WaveTech or its subsidiaries were or are a participant, in which the amount involved exceeded or exceeds the lesser of (i) $120,000 or (ii) one percent of the average of WaveTech’s total assets at year-end for the last two completed fiscal years and in which any related party had or will have a direct or indirect material interest. A “related party” includes:

•        any person who is, or at any time during the applicable period was, one of WaveTech’s executive officers or one of its directors;

•        any person who beneficially owns more than 5% of the shares of WaveTech’s capital stock;

•        any immediate family member of any of the foregoing; or

•        any entity in which any of the foregoing is a partner or principal or in a similar position or in which such person has a 10% or greater beneficial ownership interest.

WaveTech does not have a formal written policy for the review and approval of transactions with related parties. Its unwritten policy with regard to transactions with related persons is that all material transactions are to be reviewed by the entire Board for any possible conflicts of interest. The Board is responsible for review, approval, or ratification of “related-person transactions” involving WaveTech and related persons.

With the exception of the compensation arrangements for WaveTech’s named executive officers, which are describe above, and the transactions set forth below, WaveTech was not a party to any related party transactions during the year ended December 31, 2021 or since December 31, 2021, and there are no currently proposed related-party transaction that is under consideration by WaveTech.

Dag Arild Valand, WaveTech’s Chairman and Chief Executive Officer, is affiliated with Mission Alliance Holding AS (“Mission Alliance”), which has made several loans to WaveTech and its subsidiaries, as follows: pursuant to the following contracts:

•        On September 15, 2022, Mission Alliance made a loan to WaveTech GmbH, a subsidiary of WaveTech, in the principal amount of NOK 680.954,98, which loan is payable on demand and does not bear interest. WaveTech has not made any payments on this loan and the full principal amount remains outstanding.

•        On May 31, 2022, Mission Alliance made a loan to INN Consult EOOD, a subsidiary of WaveTech, in the principal amount of €431.687,21, which loan is payable on demand and bears interest at the rate of 2.75% per annum. WaveTech has not made any payments on this loan and the full principal amount remains outstanding.

•        On March 21, 2022, Mission Alliance made a loan to INN Consult EOOD in the principal amount of €39.860,32, which loan is payable on demand and bears interest at the rate of 2.75% per annum. WaveTech has not made any payments on this loan and the full principal amount remains outstanding.

•        On June 21, 2021, Mission Alliance made a loan to WaveTech GmbH in the principal amount of €200.000, which loan is payable on demand and bears interest at the rate of 5% per annum. WaveTech has not made any payments on this loan and the full principal amount remains outstanding.

DESCRIPTION OF WTMA SECURITIES

The following summary of the material terms of WTMA’s securities following the Business Combination is not intended to be a complete summary of the rights and preferences of such securities. The descriptions below are qualified by reference to the actual text of the Proposed Charter. We urge you to read our Proposed Charter in its entirety for a complete description of the rights and preferences of WTMA’s securities following the Business Combination. The Proposed Charter is described in “The Organizational Documents Proposals” and the full text of the Proposed Charter is attached as Annex B to this proxy statement/prospectus.

Authorized and Outstanding Stock

WTMA is authorized to issue 100,000,000 shares of common stock with a par value $0.0001 per share and 1,000,000 shares of preferred stock with a par value $0.0001 per share. As of the Record Date, [•] WTMA Common Stock are outstanding, held by shareholders of record and no shares of preferred stock are outstanding.

WTMA Rights

Each WTMA Unit consists of one share of WTMA Common Stock and one public right. Each public right entitles the holder to receive one-tenth of one share of WTMA Common Stock.

WTMA Common Stock

WTMA’s stockholders of record are entitled to one vote for each WTMA Common Stock held on all matters to be voted on by stockholders. In connection with any vote held to approve an initial business combination, the Sponsor, as well as WTMA’s directors and officers, have agreed to vote their respective Founder Shares and any other WTMA Common Stock held by them in favor of the Business Combination.

Pursuant to the WTMA Charter, if WTMA does not complete a business combination by the WTMA Liquidation Date, it will trigger WTMA’s automatic winding up, liquidation and dissolution, unless WTMA submits and its stockholders approve an extension. The Sponsor and the directors and officers of WTMA have agreed to waive their rights to share in any distribution from the trust account with respect to WTMA Common Stock held by them upon WTMA’s winding up, liquidation and dissolution. No consideration was received by such persons in respect of such waiver.

WTMA’s stockholders have no preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the shares, except that public stockholders have the right to have their shares redeemed for cash if they vote on the Business Combination, properly demand Redemption of their shares as described in this proxy statement/prospectus and the Business Combination is completed. Public stockholders who redeem their shares still have the right to exercise the rights that they received as part of the WTMA Units.

For additional information with respect to the Redemption Rights of WTMA Stockholders, see the section entitled “Questions and Answers — Q. Do I have Redemption Rights” beginning on page 12 of this proxy statement/prospectus.

Preference Shares

The WTMA Charter authorizes the issuance of 1,000,000 shares of preferred stock, with such designation, rights and preferences as may be determined from time to time by the WTMA Board. Accordingly, the WTMA Board is empowered, without shareholder approval, to issue shares of preferred stock with dividend, liquidation, redemption, voting or other rights which could adversely affect the voting power or other rights of the holders of common stock. However, the underwriting agreement for the IPO prohibits it, prior to a business combination, from issuing shares of preferred stock which participate in any manner in the proceeds of the trust account, or which vote as a class with the WTMA Common Stock on a business combination. WTMA may issue some or all of the shares of preferred stock to effect a business combination, but is not issuing any shares of preferred stock in connection with the Business Combination. In addition, the shares of preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control of WTMA. Although WTMA does not currently intend to issue any shares of preferred stock, it cannot assure you that it will not do so in the future.

Rights

As of the Record Date, 8,079,740 WTMA Rights issued and outstanding, consisting of 7,727,686 public rights and 352,054 private rights. Each holder of a Right will receive one-tenth of one New WaveTech Common Stock upon consummation of WTMA’s initial business combination. In the event WTMA will not be the surviving company upon completion of its initial business combination, each holder of a WTMA Right will be required to affirmatively convert the WTMA Rights in order to receive the one-tenth (1/10) of a share underlying each WTMA Right upon consummation of the business combination. WTMA will not issue fractional shares in connection with an exchange of WTMA Rights. If, upon conversion of the WTMA Rights, a holder would be entitled to receive a fractional interest in a share, WTMA will round down to the nearest whole number of the number of shares to be issued to holder. Accordingly, unless a holder is separating a multiple of ten WTMA Units, such holder’s WTMA Rights may expire worthless. If WTMA is unable to complete an initial business combination within the required time period and WTMA redeems the public stock for the funds held in the trust account, holders of WTMA Rights will not receive any of such funds for their WTMA Rights and the WTMA Rights will expire worthless.

Dividends

WTMA has not paid any cash dividends on the WTMA Common Stock to date and does not intend to pay cash dividends prior to the Business Combination. The payment of cash dividends in the future, including after the Business Combination, will be dependent upon WaveTech’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the Business Combination. The payment of any dividends subsequent to the Business Combination will be within the discretion of the board of WaveTech.

Transfer Agent and Rights Agent

The Transfer Agent for WTMA Common Stock and rights agent for WTMA Rights is Continental Stock Transfer & Trust Company, One State Street, 30th Floor, New York, NY 10004.

Listing of WTMA’s Securities

WTMA Units, WTMA Common Stock and WTMA Rights are listed on Nasdaq under the symbols “WTMAU,” “WTMA” and “WTMAR”, respectively. At the Closing, the WTMA Units will separate into their component securities. WTMA cannot assure you that the Company’s securities will continue to be listed on Nasdaq as the Company might not in the future meet certain continued listing standards.

WTMA Charter

The WTMA Charter contains provisions designed to provide certain rights and protections to its shareholders prior to the completion of a Business Combination. The following are the material rights and protections contained in the WTMA Charter:

•        the right of public stockholders to exercise Redemption Rights and redeem or have repurchased their shares in lieu of participating in a proposed business combination;

•        a prohibition against completing a business combination unless WTMA has net tangible assets of at least $5,000,001 upon consummation of such business combination;

•        a requirement that if WTMA seeks stockholder approval of any business combination, the affirmative vote must be obtained of the holders of a majority of the outstanding WTMA Common Stock, who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting (it being noted that WTMA is seeking to have the Merger Agreement Proposal approved by the affirmative vote of the holders of a majority of the issued and outstanding WTMA Common Stock, who, being present in person or by proxy and entitled to vote at the Special Meeting, vote at the Special Meeting);

•        a requirement that directors may call general meetings on their own accord;

•        a prohibition, prior to a business combination, against WTMA issuing (a) any WTMA Common Stock or (b) any other securities which participate in or are otherwise entitled in any manner to any of the proceeds in the trust account or which vote as a class with the public stock on a business combination; and

•        a limitation on shareholders’ rights to receive a portion of the trust account.

The DGCL permits a Delaware corporation to amend its charter with the approval of the affirmative vote of the holders of a majority of the issued and outstanding WTMA Common Stock, who, as of the Record Date being present in person or by proxy and entitled to vote at a general meeting, vote at the general meeting. A corporation’s charter may specify that the approval of a higher majority is required but, provided the approval of the required majority is obtained, any Delaware corporation may amend its charter regardless of whether its charter provides otherwise. Accordingly, although WTMA could amend any of the provisions relating to its structure and business plan which are contained in the WTMA Charter, WTMA views all of these provisions as binding obligations to its shareholders and neither WTMA, nor its officers or directors, will take any action to amend or waive any of these provisions prior to the completion of an initial business combination

WTMA SHARES ELIGIBLE FOR FUTURE SALE

Business Combination Shares

Upon the consummation of the Business Combination at the Closing on the Closing Date, New WaveTech will have, based on the assumptions set out elsewhere in this proxy statement/prospectus, up to [•] New WaveTech Common Stock issued and outstanding. All of the New WaveTech Common Stock issued to the WTMA Stockholders in connection with the Business Combination will be freely transferable by persons other than by the WTMA Founder Holders or WTMA’s, New WaveTech’s or WaveTech’s affiliates without restriction or further registration under the Securities Act. Additionally, the WaveTech shareholders (including holders of WaveTech Convertible Instruments) will receive [•] New WaveTech Common Stock, all of which are subject to a six-month lock-up period immediately after the consummation of the Business Combination at the Closing on the Closing Date. This lock-up arrangement mitigates the risk that sales of substantial amounts of the New WaveTech Common Stock in the public market could adversely affect prevailing market prices of the New WaveTech Common Stock. Prior to the Business Combination, there has been no public market for New WaveTech Common Stock. New WaveTech has applied for listing of the New WaveTech Common Stock on NASDAQ, but there can be no assurance that a regular trading market will develop in the New WaveTech Common Stock.

Lock-up Provisions

Concurrently with the signing of the Merger Agreement, the WaveTech Shareholders, and the WTMA Founder Holders have agreed, pursuant respectively to the Company Shareholder Support and Lock-up Agreement and the Sponsor Support and Lock-up Agreement, not to, other than within limited exceptions, for specified periods of time after the consummation of the Business Combination at the Closing on the Closing Date, transfer any New WaveTech Common Stock or other securities convertible into or exercisable or exchangeable for New WaveTech Common Stock, with certain customary exceptions. The transfer restrictions set out in the Sponsor Support and Lock-up Agreement apply to WTMA Rights that convert into WTMA Common Stock in accordance with the Merger Agreement.

As a result of these lock-up provisions, additional securities of New WaveTech will be eligible for resale as follows:

•        Six (6)-months after the consummation of the Business Combination at the Closing on the Closing Date, the WTMA Founder Holders can freely transfer their New WaveTech Common Stock; and

•        Six (6)-months after the consummation of the Business Combination at the Closing on the Closing Date, the WaveTech Shareholders can freely transfer their New WaveTech Common Stock.

For additional information, see the section entitled “Merger Agreement Proposal — Related Agreements — Lock-Up Agreement.”

Registration Rights

Pursuant to the Registration Rights Agreement, the Sponsor, certain other directors and officers of WTMA and WaveTech, and related parties will have customary registration rights, including demand and piggy-back rights, subject to cooperation and cut-back provisions with respect to the shares of New WaveTech Common Stock held by such parties following the consummation of the Business Combination. For additional information, see the section entitled “Merger Agreement Proposal — Related Agreements — Registration Rights Agreement.”

Rule 144

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted WTMA Common Stock for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of WTMA at the time of, or at any time during the three months preceding, a sale and (ii) WTMA is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as WTMA was required to file reports) preceding the sale.

Persons who have beneficially owned restricted WTMA Common Stock for at least six months but who are affiliates of WTMA at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•        1% of the total number of WTMA Common Stock then outstanding; or

•        the average weekly reported trading volume of WTMA Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates of WTMA under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about WTMA.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•        the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•        the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•        the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•        at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, the Sponsor will be able to sell their Founder Shares and New WaveTech Common Stock received upon conversion of the private placement units, as applicable, pursuant to Rule 144 without registration one year after WTMA has completed its initial business combination.

WTMA anticipates that following the consummation of the Business Combination, New WaveTech will no longer be a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

ADDITIONAL INFORMATION

Submission of Stockholder Proposals

The WTMA Board is aware of no other matter that may be brought before the Special Meeting. Only business that is specified in the notice of Special Meeting to stockholders may be transacted at the Special Meeting.

Future Stockholder Proposals

For any proposal to be considered for inclusion in our proxy statement for our 2023 annual meeting of stockholders, it must be submitted in writing and comply with the requirements of Rule 14a-8 under the Exchange Act. Such proposals must be received by New WaveTech at its principal executive offices at [•], within a reasonable time before New WaveTech begins to print and send its proxy materials for the annual meeting.

In addition, the Proposed Bylaws, which will be effective upon the consummation of the Business Combination, establish an advance notice procedure for stockholders who wish to present a nomination or proposal before an annual meeting of stockholders. The Proposed Bylaws provide that the only business that may be conducted at an annual meeting of stockholders is business that is (i) specified in the notice of such meeting (or any supplement or amendment thereto) given by or at the direction of New WaveTech’s board of directors, (ii) otherwise properly brought before such meeting by or at the direction of New WaveTech’s board of directors or the chairperson of the board, or (iii) otherwise properly brought before such meeting by a stockholder present in person who (A) (1) was a record owner of shares of New WaveTech both at the time of giving the notice and at the time of such meeting, (2) is entitled to vote at such meeting, and (3) has complied with notice procedures specified in the Proposed Bylaws in all applicable respects or (B) properly made such proposal in accordance with Rule 14a-8 under the Exchange Act. To be timely for New WaveTech’s annual meeting of stockholders, New WaveTech’s secretary must receive the written notice at New WaveTech’s principal executive offices:

•        not earlier than the 90th day;

•        not later than the 120th day; and

•        before the one-year anniversary of the preceding year’s annual meeting.

In the event that no annual meeting was held in the previous year or New WaveTech holds its annual meeting of stockholders more than more than 30 days before or more than 60 days after the one-year anniversary of a preceding year’s annual meeting, notice of a stockholder nomination or proposal must be not later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made. Pursuant to the Proposed Bylaws, [•], is deemed to be the date of the prior annual meeting.

Accordingly, for New WaveTech’s 2023 annual meeting, assuming the meeting is held on [•], 2023, notice of a nomination or proposal must be delivered to New WaveTech no later than [•], and no earlier than [•]. Nominations and proposals also must satisfy other requirements set forth in the Proposed Bylaws.

STOCKHOLDER COMMUNICATIONS

Stockholders and interested parties may communicate with the WTMA Board, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of Welsbach Technology Metals Acquisition Corp., 160 S Craig Place, Lombard, Illinois 60148. Following the Business Combination, such communications should be sent in care of New WaveTech, [•]. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.

LEGAL MATTERS

WTMA is being represented by Cooley LLP with respect to certain legal matters as to United States federal securities. WaveTech is being represented by Pryor Cashman LLP with respect to certain legal matters as to United States federal securities and New York State law.

The validity of the shares of WTMA Common Stock to be issued in connection with the Business Combination will be passed upon by Cooley LLP.

EXPERTS

The financial statements of Welsbach Technology Metals Acquisition Corp. as of December 31, 2021 and for the period from May 27, 2021 (inception) through December 31, 2021 included in this proxy statement/prospectus have been audited by UHY LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of WaveTech Group, Inc. as of December 31, 2021 and December 31, 2020 and for each of the two years in the period ended December 31, 2021, included in this proxy statement/prospectus, have been audited by UHY LLP, independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS

Pursuant to the rules of the SEC, WTMA and services that it employs to deliver communications to its stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of each of WTMA’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2021, to stockholders and this proxy statement/prospectus. Upon written or oral request, WTMA will deliver a separate copy of the annual report to stockholders or proxy statement to any stockholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents. Stockholders receiving multiple copies of such documents may likewise request that WTMA deliver single copies of such documents in the future. Stockholders may notify WTMA of their requests by calling or writing WTMA at its principal executive offices at 160 S Craig Place, Lombard, Illinois 60148 or (217) 615-1216. Following the Business Combination, such requests should be made by calling [•] or writing New WaveTech at [•].

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

WTMA has filed a registration statement on Form S-4 to register the issuance of securities described elsewhere in this proxy statement/prospectus. This proxy statement/prospectus is a part of that registration statement.

WTMA files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on WTMA, including this proxy statement/prospectus as well as the accompanying Annual Report on Form 10-K, as amended, for the year ended December 31, 2021, at the SEC website containing reports, proxy statements and other information at: http://www.sec.gov.

If you could like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination or the proposals to be presented at the Special Meeting, you should contact us in telephone or writing:

Daniel Mamadou, Chief Executive Officer and Chairman of the Board of Directors
Welsbach Technology Metals Acquisition Corp.
160 S Craig Place
Lombard, Illinois 60148
Tel: (217) 615-1216

You may also obtain additional copies of this proxy statement/consent solicitation statement/prospectus by requesting them in writing or by telephone from our proxy solicitation agent at the following address and telephone number:

[•]
[•]
Individuals call toll-free: [•]
Banks and Brokerage Firms, please call: [•]
Email: [•]

If you are a WTMA stockholder and would like to request documents, please do so by [•], 2023, or five (5) business days prior to the Special Meeting, in order to receive them before the Special Meeting. If you request any documents from us, such documents will be mailed to you by first class mail, or another equally prompt means.

All information contained or incorporated by reference in this proxy statement/prospectus, as well as the accompanying Annual Report on Form 10-K, as amended, for the year ended December 31, 2021, relating to WTMA has been supplied by WTMA, and all such information relating to WaveTech has been supplied by WaveTech. Information provided by either WTMA or WaveTech does not constitute any representation, estimate or projection of any other party.

Neither WTMA nor WaveTech has authorized anyone to give any information or make any representation about the Business Combination or their companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that have been incorporated in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

INDEX TO FINANCIAL STATEMENTS

WAVETECH FINANCIAL STATEMENTS

Unaudited Financial Statements of WaveTech Group, Inc. as of and for the Nine Months Ended September 30, 2022

Audited Financial Statements of WaveTech Group, Inc. as of and for each of the Years Ended December 31, 2021 and 2020

WTMA FINANCIAL STATEMENTS

Unaudited Financial Statements of Welsbach Technology Metals Acquisition Corp. as of and for the
nine months ended September 30, 2022

Page
Condensed Balance Sheets as of September 30, 2022 (unaudited) and December 31, 2021	F-69
Condensed Statements of Operations for the three and nine months ended September 30, 2022 (unaudited) and the period May 27, 2021 (inception) through September 30, 2021 (unaudited)	F-70

Condensed Statements of Changes in Stockholders’ (deficit) equity for the three and nine months ended September 30, 2022, for the three months ended September 30, 2021 and the period May 27, 2021 (inception) through September 30, 2021 (unaudited)

F-71
Condensed Statements of Cash Flows for the nine months ended September 30, 2022 and the period May 27, 2021 (inception) through September 30, 2021 (unaudited)	F-72
Notes to Condensed Financial Statements (Unaudited)	F-73

Audited Financial Statements of Welsbach Technology Metals Acquisition Corp. as of and for the
period May 27, 2021 (inception) to December 31, 2021

WaveTech Group, Inc. and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2022	December 31, 2021 Restated
	(Unaudited)	(Audited)
ASSETS
Current assets:
Cash and cash equivalents	$1,542,919	$2,489,946
Accounts receivable, net	658,016	62,781
Inventory	497,423	235,272
Prepaid expenses and other current assets	599,688	1,030,064
Total current assets	3,298,046	3,818,063
Property, plant, and equipment, net	1,841,752	642,219
Goodwill	2,673,247	2,773,788
Intangible assets, net	7,445,514	9,312,125
Right-of-use assets	798,586	911,708
Other assets	1,258	9,722
Total assets	$16,058,403	$17,467,625

LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$1,019,968	$997,541
Accrued expenses and other current liabilities	536,612	889,880
Contract liability	134,555	1,202,145
Loans payable with related party	2,749,025	2,579,713
Lease liabilities, current	184,247	154,670
Convertible notes, current	1,151,744	—
Total current liabilities	5,776,151	5,823,949
Convertible notes	1,826,058	688,545
Convertible note with related party	15,371,331	12,741,509
Warrant liabilities	12,884,714	10,741,451
Deferred tax liability	2,076,130	2,513,519
Bifurcated embedded derivative liabilities	3,892,510	915,070
Lease liabilities, long-term	626,701	759,931
Other long-term liabilities	127,535	132,720
Total liabilities	42,581,130	34,316,694

Commitments and contingencies (Note 13)
Mezzanine equity:
Series A preferred stock, $0.01 par value, 10,000,000 shares authorized, 1,000 shares issued and outstanding at September 30, 2022 and December 31, 2021	6,850	6,850

Stockholders’ deficit:
Common stock, $0.01 par value, 30,000,0000 shares authorized, 11,847,736 and 11,689,797 shares issued and outstanding at September 30, 2022 and December 31, 2021, respectively	118,477	116,898
Additional paid-in capital	31,316,232	31,056,199
Accumulated other comprehensive income	477,434	45,455
Accumulated deficit	(55,467,597)	(45,623,820)
Total stockholders’ deficit	(23,555,454)	(14,405,268)
Noncontrolling interests in subsidiaries	(2,974,123)	(2,450,651)
Total deficit	(26,529,577)	(16,855,919)
Total liabilities, mezzanine equity, and stockholders’ deficit	$16,058,403	$17,467,625

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

WAVETECH GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	For the nine months ended September 30,
	2022	2021
Revenue	$8,049,626	$6,898,480
Cost of revenue	4,480,399	4,455,564
Gross margin	3,569,227	2,442,916

Operating expenses:
Research and development	862,628	373,812
General and administrative	5,301,814	3,965,190
Depreciation and amortization	982,934	872,872
Total operating expenses	7,147,376	5,211,874
Loss from operations	(3,578,149)	(2,768,958)

Other (income) expenses:
Change in fair value of earnout liability	—	(48,444)
Interest expense	783,964	607,460
Interest income	(7,045)	—
Change in fair value of convertible note with related party	2,571,917	1,152,320
Change in fair value of warrant liabilities	2,143,263	960,267
Change in fair value of embedded derivatives	817,958	286,348
Loss on foreign currency transactions	552,431	124,295
Other expenses	4,313	—
Other income	(91,091)	(119,907)
Total other expenses	6,775,710	2,962,339
Loss before tax	(10,353,859)	(5,731,297)
Income tax (expense) benefit	(13,390)	42,891
Net loss	(10,367,249)	(5,688,406)
Less: Loss attributable to non-controlling interest, net of tax of $0	(523,472)	(385,905)
Net loss attributable to common stockholders	$(9,843,777)	$(5,302,501)

Other comprehensive income:
Change in foreign currency translation adjustment	431,979	472,855
Comprehensive loss	$(10,799,228)	$(6,161,261)

Loss per share:
Basic and diluted	$(0.83)	$(0.49)

Weighted average common shares outstanding:
Basic and diluted	11,800,380	10,857,764

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

WAVETECH GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT
(Unaudited)

	Series A Preferred Stock		Common Stock		Additional Paid-in-Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Stockholders’ Equity (Deficit)	Noncontrolling Interests in Subsidiaries	Total Equity (Deficit)
	Shares	Amount	Shares	Amount
Restated Balance – December 31, 2020	1,000	$6,850	10,802,176	$108,022	$24,416,541	$(216,259)	$(38,503,645)	$(14,195,341)	$(1,931,032)	$(16,126,373)
Issuance of common stock	—	—	252,000	2,520	247,460	—	—	249,980	—	249,980
Acquisition of WaveTech International GmbH	—	—	—	—	1,219,398	—	—	1,219,398	—	1,219,398
Foreign currency translation adjustment	—	—	—		—	472,855	—	472,855	—	472,855
Net loss	—	—	—	—	—	—	(5,302,501)	(5,302,501)	(385,905)	(5,688,406)
Balance – September 30, 2021	1,000	$6,850	11,054,176	$110,542	$25,883,399	$256,596	$(43,806,146)	$(17,555,609)	$(2,316,937)	$(19,872,546)
	Series A Preferred Stock		Common Stock		Additional Paid-in-Capital	Accumulated Other Comprehensive Income	Accumulated Deficit	Total Stockholders’ Equity (Deficit)	Noncontrolling Interests in Subsidiaries	Total Equity (Deficit)
	Shares	Amount	Shares	Amount
Restated Balance – December 31, 2021	1,000	$6,850	11,689,797	$116,898	$31,056,199	$45,455	$(45,623,820)	$(14,405,268)	$(2,450,651)	$(16,855,919)
Issuance of common stock	—	—	157,939	1,579	260,033	—	—	261,612	—	261,612
Foreign currency translation adjustment	—	—	—	—	—	431,979	—	431,979	—	431,979
Net loss	—	—	—	—	—	—	(9,843,777)	(9,843,777)	(523,472)	(10,367,249)
Balance – September 30, 2022	1,000	$6,850	11,847,736	$118,477	$31,316,232	$477,434	$(55,467,597)	$(23,555,454)	$(2,974,123)	$(26,529,577)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

WAVETECH GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the nine months ended September 30,
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(10,367,249)	$(5,688,406)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	211,792	30,516
Amortization of intangible assets	771,142	842,356
Amortization of debt discount and issuance costs	585,149	446,795
Amortization of right-of-use assets	229,257	108,318
Noncash interest expense	97,863	159,120
Change in deferred tax liability	(98,416)	(192,912)
Change in fair value of convertible notes with related party	2,571,917	1,152,320
Change in fair value of warrant liabilities	2,143,263	960,267
Change in fair value of earnout liability	—	(48,444)
Change in fair value of embedded derivatives	817,958	286,348
Changes in operating assets and liabilities:
Accounts receivable, net	(595,235)	(798,293)
Inventory	(262,151)	3,204
Prepaid expenses and other assets	438,840	(202,044)
Accounts payable	22,427	(609,697)
Accrued expenses and other current liabilities	(353,268)	567,433
Contract liabilities	(1,067,590)	497,496
Operating lease liabilities	(219,788)	(106,184)
Other long-term liabilities	(5,185)	(263,406)
Net cash used in operating activities	(5,079,274)	(2,855,213)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, plant, and equipment	(1,574,113)	(7,889)
Acquisition of WaveTech International GmbH, net of cash acquired	—	69,513
Net cash (used in) provided by investing activities	(1,574,113)	61,624

CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of convertible notes	(89,029)	(248,868)
Proceeds from issuance of convertible notes, net of issuance costs	4,217,822	3,280,807
Proceeds from issuance of loans payable with related party	169,312	99,268
Proceeds from issuance of common stock	261,612	249,980
Net cash provided by financing activities	4,559,717	3,381,187

Effect of exchange rate fluctuations on cash and cash equivalents	1,146,643	(50,706)

Net (decrease) increase in cash	(947,027)	536,892
Cash at beginning of period	2,489,946	2,338,298
Cash at end of period	$1,542,919	$2,875,190
Supplemental disclosure of cash flow information:
Noncash investing and financing activities:
ROU assets obtained in exchange for lease obligations	$116,135	$964,857

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

WAVETECH GROUP, INC. AND SUBSIDIARIES
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. Organization

The Business

WaveTech Group, Inc. (the “Company” or “WaveTech”) was incorporated in Delaware on August 28, 2020. WaveTech develops next-generation battery-enhancing technologies, with a substantial impact on all aspects of batteries, from production, use, and maintenance to their eventual recycling and replacement. Crystal Control Technology®® (CCT®) is the Company’s core technology that dramatically improves battery performance. The Company’s focus is to combine deep scientific expertise with hardware and software to remove the limitations of batteries. The Company is comprised of five subsidiaries, with offices in the U.S., Germany, Bulgaria, and Turkey.

On October 31, 2022, WaveTech entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Welsbach Technology Metals Acquisition Corp. (“WTMA”), a blank check company incorporated as a Delaware corporation and formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities, and WTMA Merger Subsidiary Corp., a Delaware corporation and a direct wholly owned subsidiary of WTMA ( “Merger Sub”). The Merger Agreement provides that, among other things and upon the terms and subject to the conditions of the Merger Agreement at the closing of the transactions contemplated by the Merger Agreement (the “Closing”), and in accordance with the Delaware General Corporation Law, Merger Sub will merge with and into WaveTech, the separate corporate existence of Merger Sub will cease and WaveTech shall continue as the surviving corporation and a wholly owned subsidiary of WTMA (the “Merger”). As a result of the Merger, among other things, all outstanding shares of capital stock of WaveTech (after giving effect to the WaveTech Preferred Conversion) (other than (A) treasury shares, (B) dissenting shares and (C) shares of capital stock of WaveTech subject to stock awards) will be canceled and converted into the right to receive newly issued shares of common stock, par value $0.0001 per share, of WTMA (the “WTMA Common Stock”) determined based on a pre-money enterprise valuation of WaveTech of $150.0 million and a $10.00 price per share of WTMA Common Stock.

On September 30, 2020, the Company acquired T N S (defined below) and GmbH (defined below) from a third party. The Company concluded this transaction was a reverse acquisition and therefore, assets and liabilities were carried forward with their pre-combination carrying amount. The Company acquired GmbH and T N S as a group of assets, under common control, in a single transaction and concluded GmbH as the accounting acquirer in the transaction. This transaction was considered to be a capital transaction of the legal acquiree, equivalent to the issuance of shares for the net monetary assets of the acquirer, accompanied by a reorganization. The acquisition was accounted for consistent with a reorganization of entities under common control in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 805 — Business Combinations (“ASC 805”). The financial information for all periods in the financial statements presented prior to the transaction are presented on a consolidated basis for all periods upon which the entities are under common control. Refer to Note 4 for additional information on the business acquisition. The outstanding shares of the Company have been retroactively restated for all prior periods presented.

These condensed consolidated financial statements, include those of WaveTech group entities, TNS Inc., WaveTech Americas, WaveTech GmbH, WaveTech International GmbH and WaveTech Bulgaria.

T N S, Inc. (“T N S”):

T N S is a communications contractor that specializes in the design, installation and maintenance of structured cabling systems.

WaveTech Americas, Inc. (“Americas”) formerly known as Southern Power Systems (“SPS”) (acquired November 19, 2020):

WaveTech Americas is principally engaged in the engineering, sales, installation and maintenance of critical power systems.

WAVETECH GROUP, INC. AND SUBSIDIARIES
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. Organization (cont.)

WaveTech GmbH (“GmbH”):

A Germany company, and holding company of two wholly owned subsidiaries: WaveTech International GmbH and WaveTech Bulgaria. WaveTech GmbH is a next generation energy company that holds all of the Company’s intellectual property rights as well as provides management and operational support for the Company.

WaveTech International GmbH (“International GmbH”) formerly known as nugun GmbH (acquired May 28, 2021):

International GmbH primary purpose is for the manufacturing, selling and developing of electronic and electrechnical products. Sales are provided to subsidiaries of the Company as well as to third party customers outside North America.

WaveTech Bulgaria (acquired November 29, 2021):

INN Consult EOOD (“WaveTech Bulgaria”) performs the Company’s research and development activities.

COVID-19

The novel strain of coronavirus (“COVID-19”) continues to significantly impact local, regional, and global economies, businesses, supply chains, production and sales across a range of industries. The extent of its impact on the Company’s operational and financial performance is uncertain and difficult to predict and the Company remains cautious about the global recovery.

To protect the health and safety of the Company’s employees, the Company’s daily execution has evolved into a largely virtual model. However, WaveTech has found ways to continue to engage with and assist customers and partners as they work to navigate the current environment. The Company will continue to monitor the current environment and may take further actions that may be required by federal, state or local authorities or that the Company determines to be in the interests for employees, customers, and partners.

Restatement

Subsequent to the issuance of the Company’s condensed consolidated financial statements as of and for the six months ended June 30, 2022 and 2021 and the consolidated financial statements as of and for the year ended December 31, 2022 and 2021 (the “previously issued financial statements”), a material error was identified with respect to the amounts presented as Accumulated Deficit and Noncontrolling Interest in Subsidiaries on the Balance Sheet and Statement of Changes in Stockholders’ Deficit. The error did not impact the Statement of Operations, Statement of Cash Flows or any other financial statement disclosure. Management evaluated the quantitative and qualitative impact of this accounting error and concluded it was material to the Company’s previously issued financial statements. Management has restated these financial statements to correct for this error in these consolidated financial statements and related disclosures included herein, as of the earliest period presented. Correction of this error involved decreasing Accumulated Deficit by $1,113,794, as of January 1, 2020, and increasing Noncontrolling Interest in Subsidiaries for the same amount as of this date. This accounting error had no effect on the Company’s previously reported revenues, operating loss or per share amounts.

WAVETECH GROUP, INC. AND SUBSIDIARIES
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. Organization (cont.)

The following tables summarize the impact of this accounting error on the Company’s previously issued financial statements, for all periods previously presented:

	As previously reported 06/30/2022	Adjustment 06/30/2022	As restated 06/30/2022
Balance Sheet
Accumulated Deficit	(52,496,129)	1,113,794	(51,382,335)
Total stockholders’ deficit	(20,891,998)	1,113,794	(19,778,204)
Non-controlling interest	(1,638,019)	(1,113,794)	(2,751,813)
Statement of Changes in Stockholders’ Deficit
Accumulated Deficit	(52,496,129)	1,113,794	(51,382,335)
Total stockholders’ deficit	(20,891,998)	1,113,794	(19,778,204)
Non-controlling interest	(1,638,019)	(1,113,794)	(2,751,813)
	As previously reported 12/31/2021	Adjustment 12/31/2021	As restated 12/31/2021
Balance Sheet
Accumulated Deficit	(46,737,614)	1,113,794	(45,623,820)
Total stockholders’ deficit	(15,519,062)	1,113,794	(14,405,268)
Non-controlling interest	(1,336,857)	(1,113,794)	(2,450,651)
Statement of Changes in Stockholders’ Deficit
Accumulated Deficit	(46,737,614)	1,113,794	(45,623,820)
Total stockholders’ deficit	(15,519,062)	1,113,794	(14,405,268)
Non-controlling interest	(1,336,857)	(1,113,794)	(2,450,651)
	As previously reported 06/30/2021	Adjustment 06/30/2021	As restated 06/30/2021
Statement of Changes in Stockholders’ Deficit
Accumulated Deficit	(43,918,409)	1,113,794	(42,804,615)
Total stockholders’ deficit	(18,035,757)	1,113,794	(16,921,963)
Non-controlling interest	(1,053,396)	(1,113,794)	(2,167,190)
	As previously reported 12/31/2020	Adjustment 12/31/2020	As restated 12/31/2020
Statement of Changes in Stockholders’ Deficit
Accumulated Deficit	(39,617,439)	1,113,794	(38,503,645)
Total stockholders’ deficit	(15,309,135)	1,113,794	(14,195,341)
Non-controlling interest	(817,238)	(1,113,794)	(1,931,032)

2. Liquidity

For the nine months ended September 30, 2022, the Company had a loss from operations of $3,578,149 and net cash used in operating activities of $5,079,274. As of September 30, 2022, the Company has an accumulated deficit of $55,467,597. The Company is in a high growth stage and has incurred losses and experienced negative cash flows from operations in each year. Historically, the Company’s primary sources of liquidity have been cash and

WAVETECH GROUP, INC. AND SUBSIDIARIES
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

2. Liquidity (cont.)

cash equivalents, cash flows from operations (when available) and cash flows from financing activities, including funding under convertible note agreements. From time to time, the Company may also choose to access the debt and equity markets to fund acquisitions to diversify its capital sources.

In assessing the Company’s ability to continue as a going concern, the Company monitors and analyzes its cash and its ability to generate sufficient cash flow in the future to support its operating and capital expenditure commitments. As of September 30, 2022, the Company had $1,542,919 in cash and cash equivalents and a working capital deficit of $2,478,105.

The Company’s material cash requirements consist of working capital to make investments in line with its business strategy, including funding research, further development of its technology and products, and expenses related to the commercialization of its products, which consist primarily of, without limitation, employee related expenses, product development activities, research materials and lab supplies, facility related expenses including rent and maintenance, insurance costs, audit costs, consultants and legal fees.

The Company expects to finance future cash needs through the consummation of the business combination transaction with Welsbach Technology Metals Acquisition Corp. described in Note 17, of which there can be no assurance. The Company also expects to finance future cash needs through public or private equity offerings, debt financings, or business development transactions. For the nine months ended September 30, 2022, the Company has raised approximately $4,559,717 in gross proceeds through debt and equity issuances. If adequate funds are not available, the Company may be required to delay, reduce the scope of or eliminate research and development programs, reduce operating expenses, or obtain funds through arrangements with related parties or others. The Company feels if necessary it can take these actions quickly to reduce cash requirements and raise cash with related parties or others.

The recurring operating losses, and negative operating cash flows, are triggers that indicated substantial doubt about the Company’s ability to continue as a going concern. Management has a plan in place, which would include a reduction in research and development expenses and capital expenditures, as well as a representation from the chief executive officer that he will not call the approximately $2,700,000 liability owed to him, if needed. The Company believes that cash on hand and its plans will provide sufficient liquidity to fund operations for at least one year after the date the financial statements are issued. There is no assurance that future funding will be available if and when required or at terms acceptable to the Company. This projection is based on the Company’s current expectations regarding product sales and service, cost structure, cash burn rate and other operating assumptions.

The unaudited condensed consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the ordinary course of business. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might result from the outcome of the uncertainties described above.

Risk and Uncertainties

The Company’s business and operations are sensitive to general business and economic conditions worldwide. These conditions include short-term and long-term interest rates, inflation, fluctuations in debt and equity capital markets and the general condition of the world economy. A host of factors beyond the Company’s control could cause fluctuations in these conditions. Adverse developments in these general business and economic conditions could have a material adverse effect on the Company’s financial condition and the results of its operations. In addition, the Company will compete with many companies that currently have extensive and well-funded projects, marketing and sales operations. The Company may be unable to compete successfully against these companies. The Company’s industry is characterized by rapid changes in technology and market demands. As a result, the Company’s products, services, or expertise may become obsolete or unmarketable. The Company’s future success will depend on its ability to adapt to technological advances, anticipate customer and market demands, and enhance its current technology under development.

WAVETECH GROUP, INC. AND SUBSIDIARIES
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

3. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”), for interim financial information and the rules and regulations of the Securities and Exchange Commission (“SEC”). Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Interim results for the nine months ended September 30, 2022 are not necessarily indicative of the results for the full year ending December 31, 2022. These interim unaudited condensed consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements and notes for the years ended December 31, 2021 and 2020.

Unless otherwise indicated, all references to “$” are to United States dollars, and all references to “EUR” are the EURO. The Company’s reporting currency is U.S. dollars.

Principles of Consolidation

The accompanying unaudited condensed consolidated financial statements include the accounts of WaveTech as well as its wholly-owned subsidiaries. The Company consolidates all entities over which the Company has the power to govern the financial and operating policies and therefore exercises control, and upon which the Company has a controlling financial interest. The existence and effect of both current voting rights and potential voting rights that are currently exercisable or convertible are considered when assessing whether control of an entity is exercised. The subsidiaries are consolidated from the date at which the Company obtains control and are de-consolidated from the date at which control ceases. All intercompany balances and transactions have been eliminated. Accounting policies of the subsidiary has been changed where necessary to ensure consistency with the policies adopted by the Company.

Emerging Growth Company

The Company will be an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, (the “Securities Act”), as modified by the Jumpstart our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b) (1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. Private companies are those companies that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised, it adopts the new or revised standard at the time private companies adopt the new or revised standard. Therefore, the Company’s financial statements may not be comparable to certain public companies.

WAVETECH GROUP, INC. AND SUBSIDIARIES
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

3. Summary of Significant Accounting Policies (cont.)

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of sales (or revenues) and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that estimates made as of the date of the financial statements could change in the near term due to one or more future events. Accordingly, the actual results could differ significantly from those estimates. Significant accounting estimates reflected in the Company’s unaudited condensed consolidated financial statements include, but are not limited to, revenue recognition, estimates of impairment on long-lived assets, allowance for doubtful accounts, recognition and measurement of income tax assets, recognition and measurement of warrants and convertible notes with related party, including the associated embedded derivatives, recognition and measurement of protective put provision, and the valuation of net assets acquired in business combinations.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. As of September 30, 2022, the Company does not have any restricted cash.

Inventories

Inventories, which consist primarily of raw materials and finished goods, are valued at the lower of cost and net realizable value. The need for an inventory obsolescence reserve is based on an evaluation of slow-moving or obsolete inventory. No obsolescence reserve was deemed necessary at September 30, 2022 and December 31, 2021.

	September 30, 2022	December 31, 2021
Raw materials	$395,120	$145,843
Finished goods	102,303	89,429
	$497,423	$235,272

Impairment of long-lived assets

The Company reviews its long-lived assets for impairment whenever events or circumstances exist that indicate the carrying amount of an asset or asset group may not be recoverable. Goodwill is tested for impairment annually, as of December 31, or more frequently if indicators of impairment exist. The recoverability of long-lived assets is measured by a comparison of the carrying amount of the asset or asset group to the future undiscounted cash flows expected to be generated by that asset group. If the asset or asset group is considered to be impaired, an impairment loss is recorded to adjust the carrying amounts to the estimated fair value. The excess of the carrying value of the reporting unit over the estimated fair value was first allocated to the intangibles and then to goodwill. Fair value was determined using the income approach.

Warrants

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in ASC 480 (Topic 480, Distinguishing Liabilities from Equity) and ASC 815 Derivatives and Hedging. The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to our own common shares and whether the warrant holders could

WAVETECH GROUP, INC. AND SUBSIDIARIES
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

3. Summary of Significant Accounting Policies (cont.)

potentially require “net cash settlement” in a circumstance outside of our control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded as a liability at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss in the Company’s unaudited condensed consolidated statements of operations.

Revenue Recognition

The Company derives its revenues primarily from the design, installation and maintenance of structured cabling systems. Revenue is recognized from fixed-price and modified fixed-price construction contracts using the cost-to-cost input method. The Company also derives its revenues from the engineering, sales, installation and maintenance of critical power systems. Revenues are recognized when control of these products or services are transferred to their customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those products or services.

Revenue from contracts with customers are not recorded until the Company has the approval and commitment from the parties, the rights of the parties are identified, payment terms are established, the contract has commercial substance and collectability of the consideration is probable. The Company also evaluates the following indicators, amongst others, when determining whether it is acting as a principal in the transaction (and therefore whether to record revenue on a gross basis): (i) whether the Company is primarily responsible for fulfilling the promise to provide the specified good or service, (ii) whether the Company has the inventory risk before the specified good or service has been transferred to a customer or after transfer of control to the customer and (iii) whether the Company has the discretion to establish the price for the specified good or service. If the terms of a transaction do not indicate that the Company is acting as a principal in the transaction, then the Company is acting as an agent in the transaction and therefore, the associated revenue is recognized on a net basis (that is revenue net of costs).

Revenue is recognized once control passes to the customer. The following indicators are evaluated in determining when control has passed to the customer: (i) whether the Company has a right to payment for the product or service, (ii) whether the customer has legal title to the product, (iii) whether the Company has transferred physical possession of the product to the customer, (iv) whether the customer has the significant risk and rewards of ownership of the product and (v) whether the customer has accepted the product. The Company’s products can be delivered to customers in a variety of ways, including (i) physical shipment from the Company’s warehouse, (ii) via drop-shipment by the vendor or supplier or (iii) via electronic delivery of keys for software licenses. The Company’s shipping terms typically allow for the Company to recognize revenue when the product is shipped to the customer’s location. When an arrangement contains more than one performance obligation, the Company will allocate the transaction price to each performance obligation on a relative standalone selling price basis. The Company utilizes the observable price of goods and services when they are sold separately to similar customers in order to estimate standalone selling price.

Disaggregation of Revenue from Contracts with Customers

Individual structured cabling design, installation and maintenance jobs represent a single performance obligation that is satisfied over time. Individual critical power systems sales, installation and maintenance jobs represent a single performance obligation that is satisfied at a point in time.

WAVETECH GROUP, INC. AND SUBSIDIARIES
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

3. Summary of Significant Accounting Policies (cont.)

Performance Obligations and Significant Judgements

Structured Cabling

The Company recognizes revenues from structured cabling fixed-price and modified fixed-price construction contracts using the cost-to-cost input method, which measures progress toward completion based on the percentage of cost incurred to date to estimated total cost for each contract. That method is used because management considers total cost to be the best available measure of progress on contracts. Because of inherent uncertainties in estimating costs, it is at least reasonably possible that estimates used will change in the near term. Payment is due over time in installments, based on project phases as specified in the contract, with a final payment due at the time the jobs are complete and the property is ready for use and the customer accepts the property.

Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs, and depreciation. Costs of inefficiencies or wasted resources (material or labor) are excluded when measuring progress and are expensed as incurred. Selling, general, and administrative costs are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined.

The contract liability balance represents billings in excess of revenues recognized.

Critical Power Systems

The Company’s terms of sales vary depending on the product and service provided, but the Company transfers control and records revenue upon delivery and installation of the products.

The Company does not have any significant financing components as payment is received at or shortly after the products are sold. Costs incurred to obtain a contract will be expensed as incurred when the amortization period is less than one year. The Company considers all shipping and handling to be fulfillment activities and not a separate performance obligation. Shipping and handling costs are recorded as cost of sales.

The Company recognizes a contract liability, “customer deposits”, for customer payments received prior to delivery and installation. Upon completion of delivery and installation, the contract liability is reversed and revenue is recognized.

Concentration of Business and Credit Risk

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist primarily of cash and trade receivables. Cash held by the Company, in financial institutions, regularly exceeds the federally insured limit of $250,000. At September 30, 2022 and December 31, 2021, cash balances held with a financial institution exceeded the federally insured limit. However, management does not believe it is exposed to significant credit risk due to the financial strength of the depository institutions in which the cash is held. The Company has no financial instruments with off-balance sheet risk of loss.

At September 30, 2022 and December 31, 2021, respectively, two and one customers accounted for 10% or more of accounts receivable, with these customers representing approximately 86% and 24% of the total accounts receivable balances as of September 30, 2022 and December 31, 2021, respectively. Total revenues from these customers amounted to $6,179,567 and $6,595,096 for the nine months ended September 30, 2022 and 2021, respectively. At September 30, 2022 and December 31, 2021, respectively, four and three suppliers accounted for 10% or more of accounts payable.

WAVETECH GROUP, INC. AND SUBSIDIARIES
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

3. Summary of Significant Accounting Policies (cont.)

Derivative Financial Instruments

The Company evaluates all its financial instruments to determine if such instruments contain features that qualify as embedded derivatives. Embedded derivatives must be separately measured from the host contract if all the requirements for bifurcation are met. The assessment of the conditions surrounding the bifurcation of embedded derivatives depends on the nature of the host contract. Bifurcated embedded derivatives are recognized at fair value, with changes in fair value recognized in the statement of operations each period.

Foreign Operations and Foreign Currency

The Company’s reporting currency is the U.S. dollar and the Company’s records are maintained in U.S. dollars. Assets and liabilities, including any amounts due or receivable from foreign entities, are translated into the reporting currency using the exchange rates in effect on the consolidated balance sheet dates. Equity accounts are translated at historical rates, except for the change in retained earnings during the year, which is the result of the income statement translation process. Any revenues or expenses that are billed in foreign currency are converted at the average rates of exchange prevailing during each period. Realized and unrealized foreign currency exchange gains and losses arising from transactions denominated in currencies other than the U.S. dollar are reflected in earnings. The cumulative translation adjustments associated with the net assets of foreign subsidiaries are recorded in accumulated other comprehensive income (loss) in the accompanying unaudited condensed consolidated statements of changes in stockholders’ deficit.

Operations outside the United States include divisions in Germany and Bulgaria. The Company also transacts these business in other foreign countries. Foreign operations are subject to risks inherent in operating under different legal systems and various political and economic environments. Among the risks are changes in existing tax laws, possible limitations on foreign investment and income repatriation, government price or foreign exchange controls, and restrictions on currency exchange.

Income Taxes

There is an income tax expense of $13,390 and benefit of $42,891 for the nine months ended September 30, 2022 and 2021, respectively. The income tax expense relates primarily to current tax expenses within the Company’s Germany location offset by the release of deferred tax liability related to intangible asset amortization within the Company’s Germany location. The Company’s effective tax rate of 0.13% and (0.75)% for the nine months ended September 30, 2022 and 2021, respectively, varies from the statutory rate as a result of the impact of the non-deductible permanent differences related to changes in fair value of notes in addition to changes in valuation allowance related to net operating losses.

Loss Per Share

Basic loss per share of common stock is computed by dividing net loss attributable to common stockholders by the weighted average number of shares of common stock outstanding for the period. Diluted earnings per share excludes, when applicable, the potential impact of stock options, common stock warrant shares, and other dilutive instruments because their effect would be anti-dilutive in the periods in which we incur a net loss.

The following outstanding shares of common stock equivalents were excluded from the computation of the diluted net loss per share attributable to common stock for the periods in which a net loss is presented because their effect would have been anti-dilutive.

	September 30, 2022	September 30, 2021
Common stock warrants	1,635,116	1,464,662
Restricted stock units	208,766	—

WAVETECH GROUP, INC. AND SUBSIDIARIES
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

3. Summary of Significant Accounting Policies (cont.)

The Company has contingently issuable shares which would be included in the computation of diluted earnings per share in future periods if the performance conditions have been satisfied and if the amounts would be dilutive. Such shares include the conversion of Series A preferred shares into 1,000 common shares and 208,766 restricted stock units.

Share-based Compensation

The value of services received from employees in exchange for an award of an equity instrument is measured based on the grant-date fair value of the award. Such value is recognized as a non-cash expense on a straight-line basis over the minimum period the individual provides services, which is typically the vesting period of the award with the exception of awards with graded vesting that contain an internal performance measure where each tranche is recognized on a straight-line basis over its vesting period subject to the probability of meeting the performance requirements and adjusted for the number of shares expected to be earned. Awards generally vest twenty-five percent on the first anniversary of the vesting commencement date and an additional six and one-quarter percent each quarter thereafter or upon completion of stated performance conditions. As share-based compensation expense is based on awards ultimately expected to vest, forfeitures are recorded when they occur.

Recently Issued Accounting Pronouncements

As an emerging growth company, the Company will have the option of adopting new accounting pronouncements on a delayed basis and has opted to take advantage of this option. As a result, the Company has been adopting new accounting standards based on the timeline for adoption afforded to privately held companies, unless it chooses to early adopt a new accounting standard.

In May 2021, the FASB issued ASU 2021-04, Issuer’s Accounting for Certain Modifications or Exchanges of Freestanding Equity Classified Written Call Options (“ASU 2021-04”), which introduces a new way for companies to account for warrants either as stock compensation or derivatives. Under the new guidance, if the modification does not change the instrument’s classification as equity, the company accounts for the modification as an exchange of the original instrument for a new instrument. In general, if the fair value of the “new” instrument is greater than the fair value of the “original” instrument, the excess is recognized based on the substance of the transaction, as if the issuer has paid cash. The effective date of the standard is for interim and annual reporting periods beginning after December 15, 2021 for all entities, and early adoption is permitted. The Company adopted ASU 2021-04 effective January 1, 2022. The adoption of ASU 2021-04 did not have a material impact on the Company’s financial statement presentation or disclosures.

In November 2021, the FASB issued ASU 2021-10, Government Assistance (Topic 832), Disclosures by Business Entities About Government Assistance (“ASU 2021-10”), which provides guidance on disclosing government assistance. Under the new guidance, the Company is required to disclose, (1) the types of assistance, (2) an entity’s accounting for the assistance, and (3) the effect of the assistance on the entity’s financial statements. The effective date of the standard is for annual periods beginning after December 15, 2021. The Company adopted ASU 2021-10 effective January 1, 2022. The adoption of ASU 2021-10 did not have a material impact on the Company’s financial statement presentation or disclosures.

Recently Issued Accounting Standards Not Yet Adopted

In June 2016, the FASB issued ASU No. 2016-13, Accounting for Credit Losses (Topic 326) (“ASU 2016-13”), which requires the use of an “expected loss” model on certain types of financial instruments. ASU 2016-13 also amends the impairment model for available-for-sale debt securities and requires estimated credit losses to be recorded as allowances instead of reductions to amortized cost of the securities. ASU 2016-13 is effective for annual periods beginning after December 15, 2022, including interim periods within those annual periods. Early adoption is permitted, including adoption in an interim period. The Company has not yet determined the effect that ASU 2016-13 will have on its consolidated financial statement presentation or disclosures.

WAVETECH GROUP, INC. AND SUBSIDIARIES
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

3. Summary of Significant Accounting Policies (cont.)

In October 2021, the FASB issued ASU 2021-08, Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers (“ASU 2021-08”), which addresses diversity in practice related to the accounting for revenue contracts with customers acquired in a business combination. Under the new guidance, the acquirer is required to apply Topic 606 to recognize and measure contract assets and contract liabilities in a business combination. The effective date of the standard is for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. The Company has not yet determined the effect that ASU 2021-08 will have on its consolidated financial statement presentation or disclosures.

The Company does not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on the Company’s consolidated balance sheets, statements of changes in stockholders’ equity (deficit), statements of operations and statements of cash flows.

4. Business Combinations

Acquisition of WaveTech GmbH and TNS, Inc.

On September 30, 2020, WaveTech Group, Inc. (“WaveTech”, “Purchaser”), in connection with the Stock Purchase Agreement entered into on September 30, 2020, acquired a majority interest (approximately 90.3286%) in WaveTech GmbH and 100% ownership interest in TNS, Inc. (“TNS”) from Spectrum Global Systems, Inc. (“Spectrum”, “Seller”). The Purchase Price consisted of cash totaling $2,178,155 and 5,897,994 shares of WaveTech common stock. The shares of WaveTech common stock were delivered to the Seller, who in turn, delivered the shares to the stockholders of WaveTech GmbH. This transaction resulted in the existing shareholders of WaveTech GmbH acquiring control of WaveTech; therefore, the transaction was accounted for as a reverse acquisition of WaveTech GmbH and TNS. These two entities were under the common control of the Seller prior to the transaction, and WaveTech acquired the entities as a group, with WaveTech GmbH representing the accounting acquirer for financial reporting purposes. Accordingly, the assets and liabilities of WaveTech GmbH and TNS are recorded at their pre-combination carrying amounts in the consolidated financial statements.

Acquisition of WaveTech International GmbH

On May 28, 2021, WaveTech GmbH (“Purchaser”), in connection with the Stock Exchange Agreement entered into on April 29, 2021, acquired a 100% interest in nugun GmbH (the “WaveTech International Acquisition”). nugun GmbH subsequently changed its name to WaveTech International GmbH (“WaveTech International”). In exchange for a Purchase Price of 1,188,656 Euros (USD: $1,449,445) a total of 111,541 shares of WaveTech Group, Inc. common stock. Therefore, the assumed fair value of this portion of the Purchase Price is 1,000,000 Euro (USD: $1,219,398). In addition, the remaining portion of the Purchase Price represents WaveTech GmbH’s assumption of WaveTech International’s debt totaling 188,656 Euros (USD: $230,047).

The goodwill of 643,884 Euros (USD: $785,151) arising from the WaveTech International Acquisition consists of synergies and economies of scale expected from combined operations of the two entities.

The WaveTech International Acquisition is being accounted for as a business combination in accordance with ASC 805. The Company has determined fair values of the assets acquired and liabilities assumed in the WaveTech International Acquisition.

WAVETECH GROUP, INC. AND SUBSIDIARIES
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

4. Business Combinations (cont.)

The following table summarizes the purchase price allocations relating to the WaveTech International Acquisition as of May 28, 2021:

Description	Fair Value (in Euros)	Fair Value (in USD)
Assets acquired:
Cash	€6,579	$8,022
Accounts receivable	36,302	44,267
Inventory	139,349	169,922
Other current assets	19,480	23,754
Property and equipment	83,141	101,382
Other assets	19,449	23,716
Customer relationships	214,000	260,951
Developed technology	74,000	90,235
Goodwill	643,884	785,152
Total assets acquired	1,236,184	1,507,401

Liabilities assumed:
Accounts payable	45,254	55,183
Accrued expenses and other liabilities	2,274	2,773
Total liabilities assumed	47,528	57,956

Estimated fair value of net assets acquired attributable to the Company	€1,188,656	$1,449,445

Fair value of shares issued as consideration	1,000,000	1,219,398
Fair value of debt assumed	188,656	230,047
Total purchase price	€1,188,656	$1,449,445

The goodwill represents the excess fair value after the allocation to the identifiable net assets. The calculated goodwill is not deductible for tax purposes.

The acquired customer relationship intangible asset fair value was determined using the Multi Period Excess Earnings method. The acquired developed technology intangible asset fair value was determined using the Relief from Royalty method.

The acquired intangible assets will be amortized over a useful life of ten years.

Acquisition-related costs incurred by the Company were immaterial.

5. Revenue

Revenue disaggregated according to the timing of transfer of goods or services (e.g., at a point in time and over time) for the nine months ended September 30, 2022 and 2021, were as follows:

Timing of revenue recognition	September 30, 2022	September 30, 2021
Revenues recognized at a point in time	$706,676	$687,036
Revenues recognized over time	7,342,950	6,211,444
	$8,049,626	$6,898,480

WAVETECH GROUP, INC. AND SUBSIDIARIES
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

5. Revenue (cont.)

Revenue disaggregated according to the geographical location of customers for the nine months ended September 30, 2022 and 2021, were as follows:

Revenue by geographic location of customers	September 30, 2022	September 30, 2021
North America	$7,712,653	$6,661,051
Europe	336,973	237,429
	$8,049,626	$6,898,480

The Company recorded sales to one unaffiliated customer for the nine months ended September 30, 2022 and 2021, totaling $6,109,542 and $6,595,096, respectively. These sales represented 76% and 96% of total WaveTech sales for the nine months ended September 30, 2022 and 2021, respectively.

6. Property, Plant, and Equipment, Net

Property and equipment consisted of the following:

	September 30, 2022	December 31, 2021
Land and buildings	$1,161,703	$—
Machinery and equipment	599,864	531,190
Office equipment and furniture	370,616	232,030
Vehicles	56,191	94,017
Computers	27,137	19,796
Other property, plant, and equipment	26,089	30,264
Less: accumulated depreciation	(399,848)	(265,078)
Total property, plant, and equipment, net	$1,841,752	$642,219

Buildings, machinery and equipment, office equipment and furniture, vehicles and computer are depreciated on the straight-line basis over their estimated useful lives (25 years for buildings, 3 to 7 years for machinery, furniture and equipment, 5 years for vehicles, 3 years for computers). Leasehold improvements and capital lease assets are depreciated on the straight-line basis over the lesser of their estimated useful lives and the life of the respective lease.

Depreciation expense was $211,792 and $30,516 for the nine months ended September 30, 2022 and 2021, respectively.

7. Goodwill

The goodwill of the acquired companies is primarily related to expected improvements in technology performance and functionality, as well as sales growth from future product and service offerings and new customers, together with certain intangible assets that do not qualify for separate recognition. The goodwill of the acquired companies is generally not deductible for tax purposes. The following summarizes our goodwill activity in 2022 and 2021:

Goodwill – December 31, 2020	$2,044,948
New acquisitions	785,151
Foreign currency translation adjustments	(56,311)
Goodwill – December 31, 2021	$2,773,788
Foreign currency translation adjustments	(100,541)
Goodwill – September 30, 2022	$2,673,247

WAVETECH GROUP, INC. AND SUBSIDIARIES
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

7. Goodwill (cont.)

The Company notes that as of September 30, 2022 and December 31, 2021, the aggregate goodwill balance of $2,673,247 and $2,773,788, respectively, were allocated to a reporting unit with a negative carrying amount of net assets. As of December 31, 2021, the date of the last quantitative impairment test, the estimated fair value exceeded the carrying value by approximately 92% for the one identified reporting unit. The Company considered any impairment triggers as of September 30, 2022 and noted no events or circumstances that would indicate that it was more likely than not that the fair value of the reporting unit is below its carrying amount.

8. Intangible Assets

Acquired identifiable intangible assets are valued primarily by using a discounted cash flow method.

The Company’s intangible assets consisted of the following:

	September 30, 2022			December 31, 2021
	Acquired intangibles, Gross	Accumulated Amortization	Acquired Intangibles, Net	Acquired intangibles, Gross	Accumulated Amortization	Acquired Intangibles, Net
Finite-lived intangible assets(1):
Intellectual property	$14,315,005	$(7,974,656)	$6,340,349	$15,526,615	$(7,457,958)	$8,068,657
Customer relationships	1,031,827	(181,578)	850,249	1,065,404	(109,885)	955,519
Trade secrets	236,000	(44,016)	191,984	236,000	(26,316)	209,684
Developed technology and other	73,073	(10,141)	62,932	84,768	(6,503)	78,265
Total finite-lived intangible assets	$15,655,905	$(8,210,391)	$7,445,514	$16,912,787	$(7,600,662)	$9,312,125
September 30, 2022 Weighted Average Life Remaining
Finite-lived intangible assets(1):
Intellectual property	6.6
Customer relationships	8.2
Trade secrets	8.1
Developed technology and other	8.7

____________

(1)      Finite-lived intangible assets have estimated useful lives of ten to fifteen years, and are being amortized to operating expenses on a straight-line basis.

Amortization expense for acquired finite-lived intangibles was $771,142 and $842,356, and for the nine months ended September 30, 2022 and 2021, respectively.

WAVETECH GROUP, INC. AND SUBSIDIARIES
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

9. Accrued and Other Current Liabilities

Accrued and other current liabilities consisted of the following at the dates indicated:

	September 30, 2022	December 31, 2021
Advances from customers	$—	$419,504
Income taxes payable	75,309	13,143
Accrued employee expenses	—	41,078
Other loans payable, current	56,752	209,926
Other current liabilities	236,056	197,210
Other accrued expenses	168,495	9,019
Total accrued and other current liabilities	$536,612	$889,880

10. Contract liability

The contract liability balance has been calculated as follows:

	September 30, 2022	December 31, 2021
Cost incurred on uncompleted contracts (incl. applicable profit margin)	$—	$—
Less: Amounts billed and collected to date	134,555	1,202,145
Contract liability	$(134,555)	$(1,202,145)

11. Convertible Notes Payable

Convertible Notes with Related Party

On October 2, 2020, the Company entered into a Second Secured Convertible Promissory Note with the Company’s CEO’s single member LLC (the “Holder”) whereby the Holder provided an aggregate principal of $500,000 to the Company (the “Related Party Note”). Principal is payable on the third anniversary from the date of issuance of the Related Party Note. Interest on the outstanding principal accrues at a rate of 0.18% per annum and is payable quarterly on each January 1, April 1, July 1, October 1 and at maturity. The Related Party Note can be converted at the Holder’s option at any time prior to the repayment of principal into 12% of Common Stock Deemed Outstanding (as defined in the agreement). The Holder can also accelerate repayment of the unpaid principal and interest upon an Event of Default (as defined in the agreement).

Due to certain embedded features within the Related Party Notes, the Company elected to account for the Related Party Notes and the embedded features at fair value at inception. Subsequent changes in fair value are recorded as a component of other income (loss) in the Consolidated Statements of Operations.

Discount to the principal amount is included in the carrying value of the Related Party Note. During 2020, the Company recorded a debt discount of $227,273 upon issuance of the Related Party Note. Interest expense on the Related Party Note totaled $57,905, which was comprised of $57,232 for the amortization of the debt discount and $673 for contractual interest, and $30,571, which was comprised of $30,125 for the amortization of debt discount and $446 for contractual interest, for the nine months ended September 30, 2022 and 2021, respectively.

As of September 30, 2022, the Related Party Note principal of $500,000 and accrued interest of $1,795, disclosed as part of Loan Payable with Related Party, remains outstanding.

8% Convertible Notes

Between November 2020 and September 2022, WaveTech GmbH issued 8% Convertible Notes (the “8% Notes”) as part of expanding its business activities which mature on December 31, 2022, if not sooner paid or converted and become immediately due at the option of the holder, in the event of a liquidation or insolvency.

WAVETECH GROUP, INC. AND SUBSIDIARIES
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

11. Convertible Notes Payable (cont.)

The 8% Notes are automatically convertible into shares of WaveTech GmbH or an affiliated company upon consummation of the next financing round at a conversion price equal to eighty (80%) percent of the per share price of the shares issued in the next financing round. Certain of the 8% Notes also have an additional stock purchase right upon conversion whereby the investor could receive additional shares worth 125 percent of the nominal amount of half the note plus interest, which reflects a 20% discount to the value of the granted shares.

The embedded conversion put feature upon the next financing round and the additional stock purchase right upon conversion are not clearly and closely related to the debt host instrument and as such, are required to be bifurcated as a compound derivative liability with subsequent changes in fair value recognized in the Consolidated Statements of Operations. The aggregate fair value of the bifurcated derivative liability for the 8% Notes issued during the nine months ended September 30, 2022 and the year ended December 31, 2021 was determined to be $425,078 and $2,213,662, respectively, at the dates of issuance utilizing the with and without method which uses the probability weighted difference between the scenarios with the derivative and the plain vanilla maturity scenario without a derivative. The aggregate debt issuance costs related to the 8% Notes issued during the nine months ended September 30, 2022 and the year ended December 31, 2021 was $181,181 and $481,169, respectively, which were capitalized as debt discount and are amortized to interest expense over the contractual life of the 8% Notes.

Discounts to the principal amount is included in the carrying value of the 8% Notes. During the nine months ended September 30, 2022 and the year ended December 31, 2021, the Company recorded an aggregate debt discount of $606,259 and $2,694,831 upon issuance of the 8% Notes. Interest expense on the 8% Notes totaled $204,051, which was comprised of $179,238 for the amortization of the debt discount and issuance costs and $24,813 for contractual interest, and $114,431, which was comprised of $78,879 for the amortization of the debt discount and $35,552 for contractual interest, for the nine months ended September 30, 2022 and 2021, respectively.

On November 30, 2021, the majority of the outstanding principal and accrued interest related to the 8% Notes totaling $5,168,920 converted into 635,621 shares of the Company’s Common Stock. As of September 30, 2022, 8% Notes principal of $272,822 and accrued interest of $3,002 remains outstanding.

4% Convertible Notes

Between August 2021 and September 2022, the Company issued 4% Convertible Notes (the “4% Notes”) as part of expanding its business activities. The 4% Notes mature on December 31, 2023, if not sooner paid or converted. 4% The Notes become immediately due at the option of the holder, in the event of a liquidation or insolvency.

The 4% Notes are automatically convertible into shares of WaveTech GmbH or an affiliated company upon consummation of the next financing round at a conversion price equal to eighty (80%) percent for certain notes and fifty (50%) percent for certain other notes of the per share price of the shares issued in the next financing round. The embedded conversion put feature upon the next financing round is not clearly and closely related to the debt host instrument and as such, is required to be bifurcated as a derivative liability with subsequent changes in fair value recognized in the Consolidated Statement of Operations. The aggregate fair value of the bifurcated derivative liability for the 4% Notes issued during the nine months ended September 30, 2022 and the year ended December 31, 2021 was determined to be $1,321,955 and $547,582, respectively, at the dates of issuance utilizing the with and without method which uses the probability weighted difference between the scenarios with the derivative and the plain vanilla maturity scenario without a derivative. The aggregate debt issuance costs related to the 4% Notes issued during the nine months ended September 30, 2022 and the year ended December 31, 2021 was $231,501 and $87,167, respectively, which were capitalized as debt discount and are amortized to interest expense over the contractual life of the 4% Notes.

Discounts to the principal amount is included in the carrying value of the 4% Notes. During the nine months ended September 30, 2022 and the year ended December 31, 2021, the Company recorded an aggregate debt discount of $1,553,456 and $634,749 upon issuance of the 4% Notes. Interest expense on the 4% Notes totaled

WAVETECH GROUP, INC. AND SUBSIDIARIES
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

11. Convertible Notes Payable (cont.)

$371,140, which was comprised of $304,249 for the amortization of the debt discount and issuance costs and $66,891 for contractual interest for the nine months ended September 30, 2022 and $0 for the nine months ended September 30, 2021.

Series 1 Convertible Notes

Between January and September 2022, the Company issued a series of Convertible Promissory Notes to various investors for aggregate principal of $740,000 (the “Series 1 Notes”). The Series 1 Notes mature two years after the date of issuance if not sooner paid or converted. Interest accrues at a rate of 4% per annum and is payable at maturity. The Series 1 Notes can be prepaid upon the approval of holders of in excess of fifty percent (50%) of the aggregate principal amount of the Series 1 Notes. The Series 1 Notes can be converted upon a Corporate Transaction (as defined in the agreement) or on or after the Maturity Date into the number shares of the Company’s common stock based on a valuation cap of $110.0 million.

The Series 1 Notes are also automatically convertible into Equity Securities (as defined in the agreement) upon consummation of a Next Equity Financing (as defined in the agreement) at a conversion price equal to eighty (80%) percent of the per share price of the Equity Securities issued in the Next Equity Financing. The embedded conversion feature upon a Next Equity Financing is not clearly and closely related to the debt host instrument and is therefore bifurcated and assigned a probability of being affected and measured at fair value. Subsequent changes in fair value of this bifurcated derivative liability will be recognized in the Consolidated Statement of Operations. The fair value of the bifurcated derivative liability was determined to be $412,449 at the date of issuance utilizing the with and without method which uses the probability weighted difference between the scenarios with the derivative and the plain vanilla maturity scenario without a derivative.

Discounts to the principal amounts are included in the carrying value of the Series 1 Notes. During 2022, the Company recorded a debt discount of $412,449 upon issuance of the Series 1 Notes. Interest expense on the Series 1 Notes totaled $53,055, which was comprised of $44,429 for the amortization of the debt discount and $8,626 for contractual interest for the nine months ended September 30, 2022.

The following table presents the Company’s convertible note balances and activity as of September 30, 2022:

	2020 and Prior GmbH Convertible Notes	2021 GmbH Convertible Notes	2022 GmbH Convertible Notes	WTG Series 1 Convertible Notes	Convertible Notes with Related Party	Total
Balance December 31, 2021	$273,785	$414,760	$—	$—	$12,741,509	$13,430,054
Convertible note advances	—	—	3,890,504	740,000	—	4,630,504
Convertible note repayments	(89,029)	—	—	—	—	(89,029)
Debt discount and issuance costs	—	—	(2,216,155)	(433,699)	—	(2,649,854)
Amortization of debt discount and costs	—	119,900	363,588	44,429	57,232	585,149
Accrued interest during period	—	26,138	62,426	8,626	673	97,863
Foreign currency translation	(14,767)	(44,824)	(167,880)	—	—	(227,471)
Fair value adjustment	—	—	—	—	2,571,917	2,571,917
Balance September 30, 2022	$169,989	$515,974	$1,932,483	$359,356	$15,371,331	$18,349,133

WAVETECH GROUP, INC. AND SUBSIDIARIES
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

11. Convertible Notes Payable (cont.)

The following table presents the Company’s convertible note balances and activity as of September 30, 2021:

	2019 and Prior GmbH Convertible Notes	2020 GmbH Convertible Notes	2021 GmbH Convertible Notes	Convertible Notes with Related Party	Total
Balance December 31, 2020	$559,929	$224,431	$—	$11,306,762	$12,091,122
Convertible note advances	—	—	3,746,710	—	3,746,710
Convertible note repayments	(248,868)	—	—	—	(248,868)
Debt discount and issuance costs	—	—	(2,318,839)	—	(2,318,839)
Amortization of debt discount and costs	—	123,256	276,892	46,647	446,795
Accrued interest during period	—	51,557	106,890	673	159,120
Foreign currency translation	(42,200)	(54,163)	(245,777)	—	(342,140)
Fair value adjustment	—	—	—	1,152,320	1,152,320
Balance September 30, 2021	$268,861	$345,081	$1,565,876	$12,506,402	$14,686,220

The following table presents the Company’s convertible note maturities:

Maturities of convertible notes payable
Year ending December 31,
2022 (remaining)	$1,986,060
2023	3,895,810
2024	740,000
Total principal due	6,621,870
Plus accrued interest	101,994
Total convertible notes payable due	6,723,864
Fair value adjustments	14,631,658
Debt discount, net	(2,778,918)
Foreign currency translation	(227,471)
Total convertible notes balance	$18,349,133

12. Share-Based Compensation

The Company has share-based incentive awards outstanding to its eligible employees and non-employees under an equity incentive plan: (i) the 2022 Long-Term Incentive Plan (the “2022 Plan”). Awards granted under the 2022 Plan may be in the form of restricted stock, restricted stock units and other forms of share-based incentives, including performance restricted stock units, stock appreciation rights and deferred stock rights. At the annual shareholders meeting on April 28, 2022, the Company’s shareholders approved 1,000,000 total number of shares that may be issued under the 2022 Plan. During the nine months ended September 30, 2022, the Company granted 208,766 restricted stock units (RSUs) subject to performance based vesting. The RSUs will vest upon the first to occur of (i) the initial public offering by the Company of its securities, (ii) the closing of a merger, consolidation, or similar form of business combination between the Company and a publicly traded special purpose acquisition company, or (iii) a Change in Control (as defined in the 2022 Plan) of the Company. As of September 30, 2022, there are 791,234 shares were available for future grants.

WAVETECH GROUP, INC. AND SUBSIDIARIES
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

12. Share-Based Compensation (cont.)

Issuance of Restricted Stock Units

The Company’s activity in restricted stock units was as follows for the nine months ended September 30, 2022:

	Number of shares	Weighted average fair value
Non-vested at December 31, 2021	—	$—
Granted	208,766	7.31
Forfeited	—	—
Vested	—	—
Non-vested at September 30, 2022	208,766	$7.31

For the nine months ended September 30, 2022, the Company recorded $0 in stock-based compensation expense related to restricted stock units. As of September 30, 2022, the Company determined it was not probable that the performance conditions outlined in the restricted stock agreement would be achieved, and therefore, the Company did not record any stock based compensation. As of September 30, 2022, the Company had unamortized stock-based compensation costs related to performance restricted stock units of $1,526,079 which will be recognized when the performance conditions are deemed probable and upon achievement of specified milestones.

13. Commitments and Contingencies

Legal Proceedings

From time to time, the Company may be involved in various legal proceedings and claims in the ordinary course of business. As of September 30, 2022, and through the filing date of this report, the Company does not believe the resolution of any legal proceedings or claims of which it is aware or any potential actions will have a material effect on its financial position, results of operations or cash flows.

Leases

The Company has operating leases for its real estate and office equipment across multiple states and countries. The operating leases have remaining lease terms ranging from 3.5 years to 5.75 years as of September 30, 2022.

The Company’s leases may include renewal options and rent escalation clauses. The Company is typically required to make fixed minimum rent payments relating to its right to use an underlying leased asset.

The Company determines if an arrangement is a lease at inception and classifies its leases at commencement. Operating leases are presented as right-of-use (“ROU”) assets and the corresponding lease liabilities are included in operating lease liabilities, current and operating lease liabilities on the Company’s consolidated balance sheets. ROU assets represent the Company’s right to use an underlying asset, and lease liabilities represent the Company’s obligation for lease payments in exchange for the ability to use the asset for the duration of the lease term. The Company does not recognize short term leases that have a term of twelve months or less as ROU assets or lease liabilities.

ROU assets and lease liabilities are recognized at commencement date and determined using the present value of the future minimum lease payments over the lease term. The Company uses an incremental borrowing rate based on estimated rate of interest for collateralized borrowing since the Company’s leases do not include an implicit interest rate. The estimated incremental borrowing rate considers market data, actual lease economic environment, and actual lease term at commencement date. The lease term may include options to extend when it is reasonably certain that the Company will exercise that option. The Company recognizes lease expense on a straight-line basis over the lease term.

WAVETECH GROUP, INC. AND SUBSIDIARIES
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

13. Commitments and Contingencies (cont.)

The lease agreements generally do not provide an implicit borrowing rate. Therefore, the Company determined the incremental borrowing rate for each lease using its estimated borrowing rate, adjusted for various factors including level of collateralization, term and currency to align with the terms of the lease.

Leases with an initial term of twelve months or less are not recorded on the balance sheet. There are no material residual guarantees associated with any of the Company’s leases, and there are no significant restrictions or covenants included in the Company’s lease agreements. Certain leases include variable payments related to common area maintenance and property taxes, which are billed by the landlord, as is customary with these types of charges for office space. These payments are not included in lease expense.

The components of lease expense, which are included in selling, general and administrative expense, are as follows:

	September 30, 2022	September 30, 2021
Components of lease expense:
Operating lease cost	$197,550	$140,187
Total lease cost	$197,550	$140,187
	September 30, 2022	December 31, 2021
Weighted-average remaining lease term:
Operating leases (in years)	4.40	6.00
	September 30, 2022	December 31, 2021
Weighted-average remaining discount rate:
Operating leases	4.39%	10.02%

As previously discussed, the Company adopted Topic 842 by applying the guidance at adoption date, January 1, 2020. Future minimum lease payment under non-cancellable lease as of September 30, 2022 are as follows:

Maturities of lease liabilities	Operating Leases
Three months ending December 31, 2022	$63,451
Year ending December 31,
2023	251,091
2024	240,942
2025	201,450
2026	118,041
2027	90,010
2028 and thereafter	45,005
Total undiscounted cash flows	1,009,990
Less discounting	(199,042)
Present value of lease liabilities	$810,948

WAVETECH GROUP, INC. AND SUBSIDIARIES
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

14. Equity

Series A Preferred Stock

On August 28, 2020, the Board of Directors of the Corporation (the “Board”) adopted a resolution creating a series of 1,000 shares of preferred stock designated as Series A Preferred Stock (the “Series A Preferred Stock”), which were issued to the CEO of the Company, who represents a related party. The Series A Preferred Stock has a par value of $0.01 per share and shall be voted together with the shares of Common Stock of the Company and any other series of preferred stock then outstanding, and not as a separate class, such that the aggregate voting power of the Series A Preferred Stock is equal to fifty-one percent (51%) of the total voting power of the Company. Further, the Series A Preferred Stock can be redeemed in cash for $0.01 per share for all or any portion of the shares upon an up-listing event which would not be considered to be within the Company’s control. As such, the Series A Preferred Stock was classified as mezzanine equity and initially measured at fair value.

This was a transaction between related parties and was determined not to be at arm’s length. The sale of the Series A Preferred Stock was part of a forced transaction in order to secure funding. The unit of account represented by the transaction price is the same as the unit of account for the Series A Preferred Stock measured at fair value; and the market in which the sales of the Series A Preferred Stock took place was not the principal market for the transaction.

On September 25, 2020, the Company amended the Certificate of Designation for the Series A Preferred Stock to add additional restrictions around selling, trading and transferring more than one percent (1%) of the issued and outstanding Common Stock of the Company.

Warrants

On October 2, 2020, in conjunction with the issuance of the Second Secured Note, the Company issued ten warrants (each, a “Warrant” and collectively, the “Warrants”) to MAH Holdings LLC (“MAH LLC”) to purchase shares of the Common Stock of the Company at a purchase price of $100,000 per Warrant. The Warrants are exercisable at any time or from time to time after the Conversion Date (as defined in the agreement) of the Second Secured Notes until the third anniversary of the Conversion Date. The Warrants will be converted into 1% of the Common Stock Deemed Outstanding (as defined below). Each warrant is exercisable into 1% of common stock outstanding, for an aggregate of 10% of common stock outstanding.

The Warrants were determined to be within the scope of ASC 480 as they represent obligations that will be settled in a variable number of shares in which the monetary value is fixed at inception and not based upon changes in the fair value of the Company’s common stock. As such, the Company recorded the Warrants at fair value with subsequent changes in fair value recognized in earnings. The grant date fair value of the Warrants was determined to be $9,599,946 at the date of issuance.

15. Fair Value Measurements

Fair value measurements discussed herein are based upon certain market assumptions and pertinent information available to management as of and during the nine months ended September 30, 2022 and the year ended December 31, 2021. The carrying amount of accounts payable approximated fair value as they are short term in nature.

Fair Value on a Recurring Basis

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at each reporting period. The estimated fair value of the convertible note with related party, warrant liabilities and bifurcated embedded derivative liabilities represent Level 3 measurements. The following

WAVETECH GROUP, INC. AND SUBSIDIARIES
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

15. Fair Value Measurements (cont.)

table presents information about the Company’s liabilities that are measured at fair value on a recurring basis at September 30, 2022 and December 31, 2021, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	September 30, 2022	December 31, 2021
Liabilities:
Convertible note with related party	3	$15,371,331	$12,741,509
Warrant liabilities	3	$12,884,714	$10,741,451
Bifurcated embedded derivative liabilities	3	$3,892,510	$915,070

Convertible Note with Related Party

The Company utilizes a combination of scenario-based methods and Black-Scholes option pricing models to determine the average share count outstanding at conversion and the simulated price per share for the Company as of the valuation date. Key inputs into these models included the timing and probability of the identified scenarios, and for Black-Scholes option pricing models used for notes that included a valuation cap, equity values, risk-free rate and volatility.

The following table sets forth a summary of the changes in the fair value of the convertible note with related party, which is a Level 3 financial liability that is measured at fair value on a recurring basis:

Fair Value
Balance as of December 31, 2021	$12,741,509
Loss upon re-measurement	2,571,917
Amortization of debt discount	57,232
Accrued interest	673
Balance as of September 30, 2022	$15,371,331

Warrant Liabilities

The fair value of the warrant liabilities were estimated using a Monte Carlo simulation to determine the number of shares outstanding at the date of exercise multiplied by the simulated price per share for the Company as of the valuation date.

A reconciliation of warrant liabilities is included below:

Fair Value
Balance as of December 31, 2021	$10,741,451
Loss upon re-measurement	2,143,263
Balance as of September 30, 2022	$12,884,714

WAVETECH GROUP, INC. AND SUBSIDIARIES
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

15. Fair Value Measurements (cont.)

Bifurcated Embedded Derivative Liabilities

The fair value of the protective put option was determined using a Black Scholes option pricing model.

The following table sets forth a summary of the changes in the fair value the bifurcated embedded derivatives associated with our Convertible Notes, which are Level 3 financial liabilities that are measured at fair value on a recurring basis:

Fair Value
Balance on December 31, 2021	$915,070
Additions pursuant to convertible note issuances with bifurcated derivatives	2,159,482
Change in fair value of embedded derivatives	817,958
Balance on September 30, 2022	$3,892,510

16. Related Party Transactions

The CEO and Founder of the Company is a major shareholder in the Company. Therefore, services rendered are deemed to be a related party transaction. He serves the company on a full-time basis and has an employment agreement with the Company and received compensation of EURO €99,692 (USD $106,112) and EURO €99,392 (USD $118,913) during the nine months ended September 30, 2022 and 2021, respectively. The services are ongoing.

MAH Holdings, LLC and Mission Alliance Holding AS are related companies of the Company’s CEO and Founder. The Company’s CEO is the single member of MAH Holdings, LLC.

In May 2022, the Company, through its subsidiary, WaveTech Bulgaria, entered into a loan agreement with related party, Mission Alliance Holdings AS, for an aggregate principal of EURO €471,548 (approximately USD $506,045). Interest accrues at a rate of 2.75% per annum and is payable annually on November 31. The term of the loan is five years.

In September 2022, the Company, through its subsidiary, WaveTech GmbH, entered into a loan agreement with Mission Alliance Holdings AS, for an aggregate principal of Norwegian Krone 680,955kr (approximately USD $63,095). Interest accrues at a rate of 0% per annum and is payable on December 31, 2022. The term of the loan is 3.5 months.

Included in loans payable with related party were a total of $2,749,025 and $2,683,137 due to the above related party as of September 30, 2022 and December 31, 2021, respectively.

Further, included in convertible note with related party were $500,000 and $500,000 due to the above related party as of September 30, 2022 and December 31, 2021, respectively.

Convertible Notes

On August 28, 2020 and October 2, 2020, the Company entered into a Secured Note Second Secured Note, respectively, with MAH Holdings, LLC and Mission Alliance Holding AS, respectively (refer to Note 12 — Convertible Notes Payable for more detail). These notes remained outstanding as of September 30, 2022.

Warrants

On October 2, 2020, in conjunction with the issuance of the Second Secure Note, the Company issued ten warrants to MAH Holdings LLC (secured note lender from August 28, 2020) to purchase shares of the common stock of the Company at a purchase price of $100,000 per Warrant (refer to Note 15 — Equity for more detail). These warrants remained outstanding as of September 30, 2022.

WAVETECH GROUP, INC. AND SUBSIDIARIES
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

16. Related Party Transactions (cont.)

Preferred Stock

On August 28, 2020, in conjunction with the Company entering into the Secured Note with MAH Holdings, LLC, the Board of Directors of the Corporation (the “Board”) adopted a resolution creating a series of 1,000 shares of preferred stock designated as Series A Preferred Stock, which were issued to MAH Holdings, LLC (refer to Note 15 — Equity for more detail).

License Agreement

In September 2021, WaveTech, as licensor, entered into a perpetual, exclusive and irrevocable worldwide license agreement with the CEO and other related parties of the entity, to transfer license to any and all of the rights to the Company’s developed “Synthetic Proton Conductive Additives for Electrolyte Lead-Acid Batteries” patented intellectual property (the “Innovation”), in exchange for an agreed upon licensor royalty of 10%, to be levied on the gross revenues from the commercialization of the Innovation. No license or royalty revenues were recognized for the nine months ended September 30, 2022 or the year ended December 31, 2021, respectively.

17. Subsequent Events

Merger Agreement

On October 31, 2022, WaveTech entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Welsbach Technology Metals Acquisition Corp. (“WTMA”), a blank check company incorporated as a Delaware corporation and formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities, and WTMA Merger Subsidiary Corp., a Delaware corporation and a direct wholly owned subsidiary of WTMA ( “Merger Sub”). The Merger Agreement provides that, among other things and upon the terms and subject to the conditions of the Merger Agreement at the closing of the transactions contemplated by the Merger Agreement (the “Closing”), and in accordance with the Delaware General Corporation Law, Merger Sub will merge with and into WaveTech, the separate corporate existence of Merger Sub will cease and WaveTech shall continue as the surviving corporation and a wholly owned subsidiary of WTMA (the “Merger”). As a result of the Merger, among other things, all outstanding shares of capital stock of WaveTech (after giving effect to the WaveTech Preferred Conversion) (other than (A) treasury shares, (B) dissenting shares and (C) shares of capital stock of WaveTech subject to stock awards) will be canceled and converted into the right to receive newly issued shares of common stock, par value $0.0001 per share, of WTMA (the “WTMA Common Stock”) determined based on a pre-money enterprise valuation of WaveTech of $150.0 million and a $10.00 price per share of WTMA Common Stock.

Issuance of Series 1 convertible promissory notes

In October 2022, the Company issued a series of Convertible Promissory Notes to various investors for aggregate principal of $297,500 (further “Series 1 Notes”). The Series 1 Notes mature two years after the date of issuance (the “Maturity Date”) if not sooner paid or converted. Interest accrues at a rate of 4% per annum and convert into equity on the Maturity Date. The Series 1 Notes can be prepaid upon the approval of holders of in excess of fifty percent (50%) of the aggregate principal amount of the Series 1 Notes. The Series 1 Notes can be converted upon a Corporate Transaction (as defined in the agreement) or on or after the Maturity Date into the number shares of the Company’s Common Stock based on a valuation cap of $110.0 million.

The Series 1 Notes are also automatically convertible into Equity Securities (as defined in the agreement) upon consummation of a Next Equity Financing (as defined in the agreement) at a conversion price equal to eighty (80%) percent of the per share price of the Equity Securities issued in the Next Equity Financing.

WAVETECH GROUP, INC. AND SUBSIDIARIES
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

17. Subsequent Events (cont.)

Issuance of Series 2 convertible promissory notes

In October 2022, the Company issued a series of Convertible Promissory Notes to various investors for aggregate principal of EURO €460,231 (approximately USD $452,487) (the “Series 2 Notes”). The Series 2 Notes mature two years after the date of issuance (the “Maturity Date”) if not sooner paid or converted. Interest accrues at a rate of 4% per annum and converts into equity on the Maturity Date. The Series 2 Notes can be converted upon a Corporate Transaction (as defined in the agreement) or on or after the Maturity Date into the number shares of the Company’s Common Stock. EURO €119,202 (approximately USD $117,196) of the Series 2 Notes converts with a 20% discount with no valuation cap, and EURO €341,029 (approximately USD $335,291) converts with a 20% discount with a valuation cap of $120 million.

The Series 2 Notes are also automatically convertible into Equity Securities (as defined in the agreement) upon consummation of a Next Equity Financing (as defined in the agreement).

Issuance of convertible promissory notes

In October 2022, the Company issued Convertible Promissory Notes, to various investors for aggregate principal of $670,000. These Notes mature two years after the date of issuance (the “Maturity Date”) if not sooner paid or converted. Interest accrues at a rate of 4% per annum and is convertible into equity on the Maturity Date. These Notes can be prepaid upon the approval of holders of in excess of fifty percent (50%) of the aggregate principal amount of the Notes. The Notes can be converted upon a Corporate Transaction (as defined in the agreement) or on or after the Maturity Date into the number shares of the Company’s Common Stock based on a valuation cap of $110.0 million. The Notes converted in October 2022.

Issuance of restricted stock units

For the period subsequent to September 30, 2022, the Company has granted an aggregate of 300,000 restricted stock awards. The vesting conditions are consistent with the performance metrics of previously granted awards. The Company estimates the total grant date fair value related to these awards to be approximately $2,192,421.

Issuance of common stock

In October 2022, the Company issued 1,974,463 shares of common stock, of which 1,902,299 were issued to related parties, to convertible note holders, on conversion of convertible promissory notes. A further 1,379,620 shares of common stock were issued, of which 661,638 were to related parties, also in October 2022, related to the redemption of warrants.

Cancellation of common stock held in escrow

In October 2022, 42,678 shares of issued common stock, which had been held in escrow since 2020, were cancelled by the Company.

Conversion of notes

On November 30, 2022, convertible notes, previously issued for aggregate proceeds of €1,790,414, were converted into 300,655 shares of common stock.

Series 1 Convertible Note Amendments

In October 2022, the Company amended its outstanding Series 1 Notes to add a substantive conversion feature. In accordance with ASC 470-50-40-10, the Company will treat the original Series 1 Notes as extinguished, recognize any gain or loss on extinguishment in the fourth quarter of 2022, and the amended Series 1 Notes as new debt.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of WaveTech Group, Inc.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of WaveTech Group, Inc. (the “Company”) as of December 31, 2021 and 2020, and the related consolidated statements of operations, changes in stockholders’ deficit, and cash flows for each of the years in the two-year period ended December 31, 2021, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has sustained continued operating losses that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters have alleviated the substantial doubt about the Company’s ability to continue as a going concern which are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Restatement of Previously Issued Balance Sheet and Statement of Changes in Stockholders’ Equity (Deficit)

As discussed in Note 1, the Company corrected the allocation of noncontrolling interest in subsidiaries and total shareholders’ deficit as of December 31, 2021, 2020 and 2019.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ UHY LLP

We have served as the Company’s auditor since 2022.

New York, New York

December 22, 2022

WaveTech Group, Inc.
CONSOLIDATED BALANCE SHEETS

	December 31,
	2021 Restated	2020 Restated
ASSETS
Current assets:
Cash and cash equivalents	$2,489,946	$2,338,298
Accounts receivable, net	62,781	245,679
Inventory	235,272	61,080
Prepaid expenses and other current assets	1,030,064	194,246
Total current assets	3,818,063	2,839,303
Property, plant, and equipment, net	642,219	63,895
Goodwill	2,773,788	2,044,948
Intangible assets, net	9,312,125	10,670,638
Right-of-use assets	911,708	48,918
Other assets	9,722	13,722
Total assets	$17,467,625	$15,681,424

LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$997,541	$1,733,137
Accrued expenses and other current liabilities	889,880	383,899
Contract liability	1,202,145	1,472,257
Loans payable with related party	2,579,713	2,520,053
Lease liabilities, current	154,670	47,370
Total current liabilities	5,823,949	6,156,716
Convertible notes	688,545	723,221
Convertible note with related party	12,741,509	11,306,762
Warrant liabilities	10,741,451	9,599,946
Deferred tax liability	2,513,519	3,121,004
Bifurcated embedded derivative liabilities	915,070	675,924
Earnout liability	—	48,444
Lease liabilities, long-term	759,931	1,073
Other long-term liabilities	132,720	167,857
Total liabilities	$34,316,694	$31,800,947
Commitments and contingent liabilities (see Note 14)	—	—

Mezzanine Equity:
Series A preferred stock, $0.01 par value, 10,000,000 shares authorized, 1,000 shares issued and outstanding at December 31, 2021 and 2020	6,850	6,850
Stockholders’ deficit
Common stock, $0.01 par value, 30,000,0000 shares authorized, 11,689,797 and 10,802,176 shares issued and outstanding at December 31, 2021 and 2020, respectively	116,898	108,022
Additional paid-in capital	31,056,199	24,416,541
Accumulated other comprehensive income (loss)	45,455	(216,259)
Accumulated deficit	(45,623,820)	(38,503,645)
Total stockholders’ deficit	(14,405,268)	(14,195,341)
Noncontrolling interests in subsidiaries	(2,450,651)	(1,931,032)
Total deficit	(16,855,919)	(16,126,373)
Total liabilities, mezzanine equity, and stockholders’ deficit	$17,467,625	$15,681,424

The accompanying notes are an integral part of these audited consolidated financial statements.

WAVETECH GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Years ended December 31,
	2021 Restated	2020 Restated
Revenue	$8,372,835	$3,129,713
Cost of revenue	4,305,277	2,007,419
Gross margin	4,067,558	1,122,294

Operating expenses:
Research and development	1,879,326	426,668
General and administrative	5,593,886	3,834,337
Depreciation and amortization	1,168,234	968,596
Total operating expenses	8,641,446	5,229,601
Loss from operations	(4,573,888)	(4,107,307)

Other (income) expenses:
Change in fair value of earnout liability	(48,444)	(31,097)
Change in fair value of convertible note with related party	1,369,805	10,792,660
Change in fair value of warrant liabilities	1,141,505	9,599,946
Change in fair value of embedded derivatives	415,063	(9,109)
Interest expense	1,385,978	25,443
Interest income	(64,202)	(231,678)
(Gain) loss on foreign currency translation	(396,720)	85,424
Loss on conversion of convertible notes	193,281	—
Other expenses	(10,612)	—
Other income	(581,318)	41,323
Total other expenses	3,404,336	20,272,912
Loss before tax	(7,978,224)	(24,380,219)
Income tax benefit	338,430	488,568
Net loss	(7,639,794)	(23,891,651)
Less: Loss income attributable to non-controlling interest, net of tax of $0	(519,619)	(325,568)
Loss attributable to common stockholders	$(7,120,175)	$(23,566,083)

Other comprehensive income:
Change in foreign currency translation adjustment	261,714	(226,678)
Comprehensive loss	$(7,901,508)	$(23,664,973)

Loss per share:
Basic and diluted	$(0.65)	$(3.14)

Weighted average common shares outstanding:
Basic and diluted	11,032,890	7,506,228

The accompanying notes are an integral part of these audited consolidated financial statements.

WAVETECH GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the years ended December 31,
	2021 Restated	2020 Restated
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(7,639,794)	$(23,891,651)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	105,966	159,112
Amortization of intangible assets	1,062,268	809,484
Amortization of debt discount and issuance costs	678,083	18,719
Amortization of right-of-use assets	116,210	149
Noncash interest expense	223,497	3,521
Loss on conversion of convertible notes	193,281	—
Change in fair value of convertible notes with related party	1,369,805	10,792,660
Change in fair value of warrant liabilities	1,141,505	9,599,946
Change in fair value of earnout liability	(48,444)	(31,097)
Change in fair value of embedded derivatives	415,063	(9,109)
Changes in operating assets and liabilities:
Accounts receivable, net	277,856	266,077
Inventory	(14,775)	175,573
Prepaid expenses and other current assets	(791,540)	195,996
Accounts payable	(787,068)	492,561
Accrued expenses and other current liabilities	60,980	(801,975)
Contract liabilities	(270,112)	1,123,701
Deferred tax liability	(607,485)	(203,333)
Operating lease liabilities	(112,842)	(659)
Other long-term liabilities	(249,714)	—
Net cash used in operating activities	(4,877,260)	(1,300,325)
CASH FLOWS FROM INVESTING ACTIVITIES
Sale of other assets	4,000	—
Purchase of other assets	—	(13,722)
Purchase of property, plant, and equipment	(168,987)	(181,229)
Acquisition of WaveTech GmbH and TNS	—	(1,850,877)
Acquisition of Southern Power Systems, net of cash received	—	4,646
Acquisition of WaveTech International GmbH, net of cash received	82,650	—
Acquisition of WaveTech Bulgaria	(32,914)	—
Net cash used in investing activities	(115,251)	(2,041,182)
CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of convertible notes	(227,480)	(85,763)
Proceeds from issuance of convertible notes, net of issuance costs	4,688,529	849,838
Proceeds from issuance of loans payable with related party	233,357	1,832,581
Proceeds from issuance of convertible notes with related party	—	2,021,746
Proceeds from notes payable	—	167,857
Proceeds from issuance of Series A preferred stock	—	1,000
Proceeds from issuance of common stock	249,980	32,585
Proceeds from issuance of GmbH shares	—	—
Proceeds from issuance of GmbH treasury stock	—	271,254
Net cash provided by financing activities	4,944,386	5,091,098
Effect of exchange rate fluctuations on cash and cash equivalents	199,773	(614,916)
Net increase in cash	151,648	1,134,675
Cash at beginning of period	2,338,298	1,203,623
Cash at end of period	$2,489,946	$2,338,298
Supplemental disclosure of cash flow information:
Noncash investing and financing activities:
Issuance of common stock upon conversion of convertible notes payable	$5,185,987	$6,276,580
ROU assets obtained in exchange for lease obligations	$1,012,626	$90,504

The accompanying notes are an integral part of these audited consolidated financial statements.

WAVETECH GROUP, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

	Series A Preferred Stock		Common Stock		Treasury Stock		Additional Paid-in-Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Stockholders’ Deficit	Noncontrolling Interests in Subsidiaries	Total Equity (Deficit)
	Shares	Amount	Shares	Amount	Shares	Amount
As previously reported – December 31, 2019	—	$—	4,990,253	$4,990,253	(15,400)	$(17,282)	$12,050,098	$10,419	$(16,051,356)	$982,132	$(491,670)	$490,462
Correction of error	—	—	—	—	—	—	—	—	1,113,794	1,113,794	(1,113,794)	—
Restated Balance – December 31, 2019	—	$—	4,990,253	$4,990,253	(15,400)	$(17,282)	$12,050,098	$10,419	$(14,937,562)	$2,095,926	$(1,605,464)	$490,462
Capital increase by GmbH shareholder through conversion of notes	—	—	309,150	309,150	—	—	5,467,430	—	—	5,776,580	—	5,776,580
Resale of GmbH shares	—	—	—	—	15,400	17,282	253,972	—	—	271,254	—	271,254
Equity component of convertible notes	—	—	—	—	—	—	171,952	—	—	171,952	—	171,952
Recapitalization of GmbH shares upon incorporation of WaveTech	—	—	(5,299,403)	(5,299,403)	—	—	5,299,403	—	—	—	—	—
Issuance of Series A preferred stock	1,000	6,850	—	—	—	—	—	—	—	—	—	—
Issuance of common stock	—	—	3,258,540	32,585	—	—	—	—	—	32,585	—	32,585
Shares issued for acquisition of WaveTech GmbH and TNS	—	—	6,713,163	67,132	—	—	(1,918,009)	—	—	(1,850,877)	—	(1,850,877)
Common stock issued to acquire Southern Power Systems	—	—	210,780	2,108	—	—	2,597,892	—	—	2,600,000	—	2,600,000
Common stock issued for conversion of convertible note with related party	—	—	619,693	6,197	—	—	493,803	—	—	500,000	—	500,000
Foreign currency translation adjustment	—	—	—	—	—	—	—	(226,678)	—	(226,678)	—	(226,678)
Net loss	—	—	—	—	—	—	—	—	(23,566,083)	(23,566,083)	(325,568)	(23,891,651)
Restated Balance – December 31, 2020	1,000	$6,850	10,802,176	$108,022	—	$—	$24,416,541	$(216,259)	$(38,503,645)	$(14,195,341)	$(1,931,032)	$(16,126,373)
Issuance of common stock	—	—	252,000	2,520	—	—	247,460	—	—	249,980	—	249,980
Common stock issued for conversion of convertible notes	—	—	635,621	6,356	—	—	5,179,631	—	—	5,185,987	—	5,185,987
Acquisition of WaveTech International GmbH	—	—	—	—	—	—	1,212,567	—	—	1,212,567	—	1,212,567
Foreign currency translation adjustment	—	—	—	—	—	—	—	261,714	—	261,714	—	261,714
Net loss	—	—	—	—	—	—	—	—	(7,120,175)	(7,120,175)	(519,619)	(7,639,794)
Restated Balance – December 31, 2021	1,000	$6,850	11,689,797	$116,898	—	$—	$31,056,199	$45,455	$(45,623,820)	$(14,405,268)	$(2,450,651)	$(16,855,919)

The accompanying notes are an integral part of these audited consolidated financial statements.

WAVETECH GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Organization

The Business

WaveTech Group, Inc. (the “Company” or “Wavetech”) was incorporated in Delaware on August 28, 2020. WaveTech develops next-generation battery-enhancing technologies, with a substantial impact on all aspects of batteries, from production, use, and maintenance to their eventual recycling and replacement. Crystal Control Technology® (CCT®) is the Company’s core technology that dramatically improves battery performance. The Company’s focus is to combine deep scientific expertise with hardware and software to remove the limitations of batteries. The Company is comprised of five subsidiaries, with offices in the U.S., Germany, Bulgaria, and Turkey.

On September 30, 2020, the Company acquired T N S (defined below) and GmbH (defined below) from a third party. The Company concluded this transaction as a reverse acquisition and therefore, assets and liabilities were carried forward with their pre-combination carrying amount. The Company acquired GmbH and T N S as a group of assets, under common control, in a single transaction and concluded GmbH as the accounting acquirer in the transaction. This transaction was considered to be a capital transaction of the legal acquiree, equivalent to the issuance of shares for the net monetary assets of the acquirer, accompanied by a reorganization. The acquisition was accounted for consistent with a reorganization of entities under common control in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 805 — Business Combinations (“ASC 805”). The financial information for all periods in the financial statements presented prior to the transaction are presented on a consolidated basis for all periods upon which the entities are under common control. Refer to Note 4 for additional information on the business acquisition. The outstanding shares of the Company have been retroactively restated for all prior periods presented.

These consolidated financial statements, include those of WaveTech group entities, TNS Inc., WaveTech Americas, WaveTech GmbH, WaveTech International GmbH and WaveTech Bulgaria.

T N S, Inc. (“T N S”):

T N S is a communications contractor that specializes in the design, installation and maintenance of structured cabling systems.

WaveTech Americas, Inc. (“Americas”) formerly known as Southern Power Systems (“SPS”) (acquired November 19, 2020):

WaveTech Americas is principally engaged in the engineering, sales, installation and maintenance of critical power systems.

WaveTech GmbH (“GmbH”):

A Germany company, and holding company of two wholly owned subsidiaries: WaveTech International GmbH and WaveTech Bulgaria. WaveTech GmbH is a next generation energy company that holds all of the Company’s intellectual property rights as well as provides management and operational support for the Company.

WaveTech International GmbH (“International GmbH”) formerly known as nugun GmbH (acquired May 28, 2021):

International GmbH primary purpose is for the manufacturing, selling and developing of electronic and electotechnical products. Sales are provided to subsidiaries of the Company as well as to third party customers outside North America.

WaveTech Bulgaria (acquired November 29, 2021):

INN Consult EOOD (“WaveTech Bulgaria”) performs the Company’s research and development activities.

WAVETECH GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Organization (cont.)

COVID-19

The novel strain of coronavirus (“COVID-19”) continues to significantly impact local, regional, and global economies, businesses, supply chains, production and sales across a range of industries. The extent of its impact on the Company’s operational and financial performance is uncertain and difficult to predict and the Company remains cautious about the global recovery.

To protect the health and safety of the Company’s employees, the Company’s daily execution has evolved into a largely virtual model. However, WaveTech has found ways to continue to engage with and assist customers and partners as they work to navigate the current environment. The Company will continue to monitor the current environment and may take further actions that may be required by federal, state or local authorities or that the Company determines to be in the interests for employees, customers, and partners.

Restatement

Subsequent to the issuance of the Company’s consolidated financial statements as of December 31, 2021 and 2020 and for the years then ended (the “previously issued financial statements”), a material error was identified with respect to the amounts presented as Accumulated Deficit and Noncontrolling Interest in Subsidiaries on the Balance Sheet and Statement of Changes in Stockholders’ Deficit. The error did not impact the Statement of Operations, Statement of Cash Flows or any other financial statement disclosure. Management evaluated the quantitative and qualitative impact of this accounting error and concluded it was material to the Company’s previously issued financial statements. Management has restated these financial statements to correct for this error in these consolidated financial statements and related disclosures included herein, as of the earliest period presented. Correction of this error involved decreasing Accumulated Deficit by $1,113,794, as of January 1, 2020, and increasing Noncontrolling Interest in Subsidiaries for the same amount as of this date. This accounting error had no effect on the Company’s previously reported revenues, operating loss or per share amounts.

The following tables summarize the impact of this accounting error on the Company’s previously issued financial statements, for all periods presented:

	As previously reported 12/31/2021	Adjustment 12/31/2021	As restated 12/31/2021
Balance Sheet
Accumulated Deficit	$(46,737,614)	$1,113,794	$(45,623,820)
Total stockholders’ deficit	(15,519,062)	1,113,794	(14,405,268)
Non-controlling interest	(1,336,857)	(1,113,794)	(2,450,651)
Statement of Changes in Stockholders’ Deficit
Accumulated Deficit	(46,737,614)	1,113,794	(45,623,820)
Total stockholders’ deficit	(15,519,062)	1,113,794	(14,405,268)
Non-controlling interest	(1,336,857)	(1,113,794)	(2,450,651)
	As previously reported 12/31/2020	Adjustment 12/31/2020	As restated 12/31/2020
Balance Sheet
Accumulated Deficit	$(39,617,439)	$1,113,794	$(38,503,645)
Total stockholders’ deficit	(15,309,135)	1,113,794	(14,195,341)
Non-controlling interest	(817,238)	(1,113,794)	(1,931,032)
Statement of Changes in Stockholders’ Deficit
Accumulated Deficit	(39,617,439)	1,113,794	(38,503,645)
Total stockholders’ deficit	(15,309,135)	1,113,794	(14,195,341)
Non-controlling interest	(817,238)	(1,113,794)	(1,931,032)

WAVETECH GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Organization (cont.)

	As previously reported 12/31/2019	Adjustment 12/31/2019	As restated 12/31/2019
Statement of Changes in Stockholders’ Deficit
Accumulated Deficit	$(16,051,356)	$1,113,794	$(14,937,562)
Total stockholders’ deficit	982,132	1,113,794	2,095,926
Non-controlling interest	(491,670)	(1,113,794)	(1,605,464)

2. Liquidity

For the year ended December 31, 2021, the Company had a loss from operations of $4,573,888 and net cash used in operating activities of $4,877,260. As of December 31, 2021, the Company has an accumulated deficit of $45,623,820. The Company is in a high growth stage and has incurred losses and experienced negative cash flows from operations in each year. Historically, the Company’s primary sources of liquidity have been cash and cash equivalents, cash flows from operations (when available) and cash flows from financing activities, including funding under convertible note agreements. From time to time, the Company may also choose to access the debt and equity markets to fund acquisitions to diversify its capital sources.

In assessing the Company’s ability to continue as a going concern, the Company monitors and analyzes its cash and its ability to generate sufficient cash flow in the future to support its operating and capital expenditure commitments. As of December 31, 2021, the Company had $2,489,946 in cash and cash equivalents and working capital deficit of $2,005,886.

The Company’s material cash requirements consist of working capital to make investments in line with its business strategy, including funding research, further development of its technology and products, and expenses related to the commercialization of its products, which consist primarily of, without limitation, employee related expenses, product development activities, research materials and lab supplies, facility related expenses including rent and maintenance, insurance costs, audit costs, consultants and legal fees. The Company’s current working capital resources are sufficient to fund these material cash requirements for the next twelve months.

The Company expects to finance future cash needs through the consummation of the business combination transaction with Welsbach Technology Metals Acquisition Corp. described in Note 17, of which there can be no assurance. The Company also expects to finance future cash needs through public or private equity offerings, debt financings, or business development transactions. For the year ended December 31, 2021, the Company has raised approximately $5,171,866 in gross proceeds through debt and equity issuances. If adequate funds are not available, the Company may be required to delay, reduce the scope of or eliminate research and development programs, reduce operating expenses, or obtain funds through arrangements with related parties or others. The Company feels if necessary it can take these actions quickly to reduce cash requirements and raise cash with related parties or others.

The recurring operating losses, and negative operating cash flows, are triggers that may indicate substantial doubt about the Company’s ability to continue as a going concern. Management has a plan in place, which would include a reduction in research and development expenses and capital expenditures, as well as a representation from the chief executive officer that he will not call the approximately $2.7 million liability owed to him, if needed. The Company believes that cash on hand and its plans will provide sufficient liquidity to fund operations for at least one year after the date the financial statements are issued. There is no assurance that future funding will be available if and when required or at terms acceptable to the Company. This projection is based on the Company’s current expectations regarding product sales and service, cost structure, cash burn rate and other operating assumptions.

The consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the ordinary course of business. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might result from the outcome of the uncertainties described above.

WAVETECH GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. Liquidity (cont.)

Risk and Uncertainties

The Company’s business and operations are sensitive to general business and economic conditions worldwide. These conditions include short-term and long-term interest rates, inflation, fluctuations in debt and equity capital markets and the general condition of the world economy. A host of factors beyond the Company’s control could cause fluctuations in these conditions. Adverse developments in these general business and economic conditions could have a material adverse effect on the Company’s financial condition and the results of its operations. In addition, the Company will compete with many companies that currently have extensive and well-funded projects, marketing and sales operations. The Company may be unable to compete successfully against these companies. The Company’s industry is characterized by rapid changes in technology and market demands. As a result, the Company’s products, services, or expertise may become obsolete or unmarketable. The Company’s future success will depend on its ability to adapt to technological advances, anticipate customer and market demands, and enhance its current technology under development.

3. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”). Unless otherwise indicated, all references to “$” are to United States dollars, and all references to “EUR” are the EURO. The Company’s reporting currency is U.S. dollars.

Principles of Consolidation

The accompanying audited consolidated financial statements include the accounts of WaveTech as well as its subsidiaries. The Company consolidates all entities over which the Company has the power to govern the financial and operating policies and therefore exercises control, and upon which the Company has a controlling financial interest. The existence and effect of both current voting rights and potential voting rights that are currently exercisable or convertible are considered when assessing whether control of an entity is exercised. The subsidiaries are consolidated from the date at which the Company obtains control and are de-consolidated from the date at which control ceases. All intercompany balances and transactions have been eliminated. Accounting policies of the subsidiaries have been changed where necessary to ensure consistency with the policies adopted by the Company.

In the opinion of management, all necessary adjustments (consisting of normal recurring adjustments, intercompany adjustments, reclassifications and non-recurring adjustments) have been recorded to present fairly our financial position as of December 31, 2021 and 2020, and the results of operations, and cash flows for the years ended December 31, 2021 and 2020.

Emerging Growth Company

The Company will be an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, (the “Securities Act”), as modified by the Jumpstart our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b) (1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. Private companies are those companies that have not had a Securities

WAVETECH GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. Summary of Significant Accounting Policies (cont.)

Act registration statement declared effective or do not have a class of securities registered under the Exchange Act. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised, it adopts the new or revised standard at the time private companies adopt the new or revised standard. Therefore, the Company’s financial statements may not be comparable to certain public companies.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of sales (or revenues) and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that estimates made as of the date of the financial statements could change in the near term due to one or more future events. Accordingly, the actual results could differ significantly from those estimates. Significant accounting estimates reflected in the Company’s consolidated financial statements include, but are not limited to, revenue recognition, estimates of impairment on long-lived assets, allowance for doubtful accounts, recognition and measurement of income tax assets, recognition and measurement of warrants and convertible notes with related party, including the associated embedded derivatives, recognition and measurement of contingent earnout liabilities and protective put provision, and the valuation of net assets acquired in business combinations.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. As of December 31, 2021 and 2020, the Company does not have any restricted cash.

Accounts Receivable

Accounts receivable consist of balances due from customers. In determining collectability, historical trends are evaluated, and specific customer issues are reviewed on a periodic basis to arrive at appropriate allowances. Depending on the customer, payment is due within 30 days after the customer receives an invoice. When all collection efforts have been exhausted, the accounts are written off. Historically, the Company has not suffered significant losses with respect to its accounts receivables. As of December 31, 2021 and 2020, the Company has recorded an allowance for doubtful accounts of $9,817 and $9,817, respectively, as the Company does not expect to collect on these amounts due to the Company.

Inventories

Inventories, which consist primarily of raw materials and finished goods, are valued at the lower of cost and net realizable value. The Company states inventory utilizing the first-in, first-out method. The need for an inventory obsolescence reserve is based on an evaluation of slow-moving or obsolete inventory. No obsolescence reserve was deemed necessary at December 31, 2021 or December 31, 2020.

	December 31, 2021	December 31, 2020
Raw materials	$145,843	$61,080
Finished goods	89,429	—
	$235,272	$61,080

WAVETECH GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. Summary of Significant Accounting Policies (cont.)

Property, plant and equipment

Property, plant and equipment are recorded at cost and presented net of accumulated depreciation. Major additions and betterments are capitalized while maintenance and repairs, which do not improve or extend the life of the respective assets, are expensed. Property and equipment are depreciated on the straight-line basis over their estimated useful lives. Machinery and equipment, office equipment and furniture, vehicles and computer are depreciated on the straight-line basis over their estimated useful lives (3 to 7 years for machinery, furniture and equipment, 5 years for vehicles, 3 years for computers). Leasehold improvements and capital lease assets are depreciated on the straight-line basis over the lesser of their estimated useful lives and the life of the respective lease.

Goodwill

Goodwill represents the excess of the purchase price over the fair value of the net identifiable assets acquired in a business combination. Goodwill is reviewed for impairment at least annually, in December, or more frequently if a triggering event occurs between impairment testing dates. As of December 31, 2021, the Company had one operating segment, which was deemed to be its reporting unit, for the purposes of evaluating goodwill impairment.

The Company’s impairment assessment begins with a qualitative assessment to determine whether it is more likely than not that the fair value of the reporting unit is less than its carrying value. Qualitative factors may include, macroeconomic conditions, industry and market considerations, cost factors, and other relevant entity and Company specific events. If, based on the qualitative test, the Company determines that it is “more likely than not” that the fair value of a reporting unit is less than its carrying value, then we evaluate goodwill for impairment by comparing the fair value of each of our reporting unit to its respective carrying value, including its goodwill. If it is determined that it is “not likely” that the fair value of the reporting unit is less than its carrying value, then no further testing is required.

The selection and assessment of qualitative factors used to determine whether it is more likely than not that the fair value of a reporting unit exceeds the carrying value involves significant judgment and estimates. Fair values may be determined using a combination of both income and market-based approaches.

Intangible assets

Definite-lived and indefinite-lived intangible assets arising from business combinations include primarily intellectual property, customer relationships, trade secrets and developed technology. Definite-lived intangible assets are amortized over the estimated period during which the asset is expected to contribute directly or indirectly to future cash flows. Intangible assets that are considered to be indefinite-lived are not amortized.

Impairment of long-lived assets

The Company reviews its long-lived assets for impairment whenever events or circumstances exist that indicate the carrying amount of an asset or asset group may not be recoverable. The recoverability of long-lived assets is measured by a comparison of the carrying amount of the asset or asset group to the future undiscounted cash flows expected to be generated by that asset group. If the asset or asset group is considered to be impaired, an impairment loss is recorded to adjust the carrying amounts to the estimated fair value. The excess of the carrying value of the reporting unit over the estimated fair value was first allocated to the intangibles and then to goodwill. Fair value was determined using the income approach.

Deferred Financing Fees and Debt Discount

Deferred financing fees, which are debt issuance costs that qualify for deferral in connection with the issuance of new debt or the modification of existing debt facilities, are amortized over the term of the related debt using the effective interest method. Debt discounts are also amortized using the effective interest method, unless the interest

WAVETECH GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. Summary of Significant Accounting Policies (cont.)

method approximates the straight-line method. Amortization of such costs are included in interest expense, while the unamortized balances of deferred financing fees and debt discount are presented as reductions of the carrying value of the related debt.

Warrants

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in ASC 480 (Topic 480, Distinguishing Liabilities from Equity) and ASC 815 Derivatives and Hedging. The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to our own common shares and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of our control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded as a liability at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss in the Company’s consolidated statements of operations.

Revenue Recognition

The Financial Accounting Standards Board (“FASB”) issued new guidance that created ASC 606, Revenue from Contracts with Customers (“ASC 606”, in the Accounting Standards Codification (“ASC”). ASC 606 requires the recognition of revenue when promised goods and services are transferred to customers in an amount that reflects the consideration to which an entity expects to be entitled for those goods or services. The new guidance also added Subtopic ASC 340-40, Other Assets and Deferred Costs — Contracts with Customers (“ASC 340”), to the ASC to require the deferral of incremental costs of obtaining a contract with a customer. The requirements of ASC 606 were adopted as of January 1, 2020, utilizing the modified retrospective method of transition, with no impact to the Company’s financial position and results of operations. The new guidance was applied using the practical expedient provided in Topic 606 that allows the guidance to be applied only to contracts that were not complete as of January 1, 2020. Adoption of the new guidance resulted in changes to accounting policies for revenue recognition and deferred costs.

The Company derives its revenues primarily from the design, installation and maintenance of structured cabling systems. Revenue is recognized from fixed-price and modified fixed-price construction contracts using the cost-to-cost input method. The Company also derives its revenues from the engineering, sales, installation and maintenance of critical power systems. Revenues are recognized when control of these products or services are transferred to their customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those products or services.

Revenue from contracts with customers are not recorded until the Company has the approval and commitment from the parties, the rights of the parties are identified, payment terms are established, the contract has commercial substance and collectability of the consideration is probable. The Company also evaluates the following indicators, amongst others, when determining whether it is acting as a principal in the transaction (and therefore whether to record revenue on a gross basis): (i) whether the Company is primarily responsible for fulfilling the promise to provide the specified good or service, (ii) whether the Company has the inventory risk before the specified good or service has been transferred to a customer or after transfer of control to the customer and (iii) whether the Company has the discretion to establish the price for the specified good or service. If the terms of a transaction do not indicate that the Company is acting as a principal in the transaction, then the Company is acting as an agent in the transaction and therefore, the associated revenue is recognized on a net basis (that is revenue net of costs).

WAVETECH GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. Summary of Significant Accounting Policies (cont.)

Revenue is recognized once control passes to the customer. The following indicators are evaluated in determining when control has passed to the customer: (i) whether the Company has a right to payment for the product or service, (ii) whether the customer has legal title to the product, (iii) whether the Company has transferred physical possession of the product to the customer, (iv) whether the customer has the significant risk and rewards of ownership of the product and (v) whether the customer has accepted the product. The Company’s products can be delivered to customers in a variety of ways, including (i) physical shipment from the Company’s warehouse, (ii) via drop-shipment by the vendor or supplier or (iii) via electronic delivery of keys for software licenses. The Company’s shipping terms typically allow for the Company to recognize revenue when the product is shipped to the customer’s location. When an arrangement contains more than one performance obligation, the Company will allocate the transaction price to each performance obligation on a relative standalone selling price basis. The Company utilizes the observable price of goods and services when they are sold separately to similar customers in order to estimate standalone selling price.

Disaggregation of Revenue from Contracts with Customers

Individual structured cabling design, installation and maintenance jobs represent a single performance obligation that is satisfied over time. Individual critical power systems sales, installation and maintenance jobs represent a single performance obligation that is satisfied at a point in time.

Performance Obligations and Significant Judgements

Structured Cabling

The Company recognizes revenues from structured cabling fixed-price and modified fixed-price construction contracts using the cost-to-cost input method, which measures progress toward completion based on the percentage of cost incurred to date to estimated total cost for each contract. That method is used because management considers total cost to be the best available measure of progress on contracts. Because of inherent uncertainties in estimating costs, it is at least reasonably possible that estimates used will change in the near term. Payment is due over time in installments, based on project phases as specified in the contract, with a final payment due at the time the jobs are complete and the property is ready for use and the customer accepts the property.

Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs, and depreciation. Costs of inefficiencies or wasted resources (material or labor) are excluded when measuring progress and are expensed as incurred. Selling, general, and administrative costs are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined.

The contract asset, “costs and estimated earnings in excess of billings on uncompleted contracts,” represents revenues recognized in excess of amounts billed. The contract liability, “billings in excess of costs and estimated earnings on uncompleted contracts,” represents billings in excess of revenues recognized.

Critical Power Systems

The Company’s terms of sales vary depending on the product and service provided, but the Company transfers control and records revenue upon delivery and installation of the products.

The Company does not have any significant financing components as payment is received at or shortly after the products are sold. Costs incurred to obtain a contract will be expensed as incurred when the amortization period is less than one year. The Company considers all shipping and handling to be fulfillment activities and not a separate performance obligation. Shipping and handling costs are recorded as cost of sales.

The Company recognizes a contract liability, “customer deposits”, for customer payments received prior to delivery and installation. Upon completion of delivery and installation, the contract liability is reversed and revenue is recognized.

WAVETECH GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. Summary of Significant Accounting Policies (cont.)

Practical Expedients and Exemptions

The Company has applied the practical expedient under ASC 340-40-25-4 in order to recognize the incremental costs of obtaining a contract as an expense when incurred if the amortization period of the asset that the entity otherwise would have recognized is one year or less.

The Company does not account for shipping and handling costs as a separate performance obligation, and instead accounts for these costs as fulfillment costs under ASC 606-10-25-18A, as the shipping and handling activities are performed before the customer obtains control of the good.

Research and Development

The Company incurs research and development costs of products for battery life extension, data analytics and site monitoring. The Company will continue to invest in research and development to develop additional components of its battery enhancement product offerings and remains committed to providing its customers and partners with best-in-class battery enhancing products and site-monitoring system services. Such research and development costs, software development costs, and any new product development costs, are expensed as incurred, and include personnel-related costs, depreciation related to engineering and test equipment, allocated costs of facilities and information technology, outside services and consultant costs, supplies, software tools and product certification.

Software developed for internal use is capitalized. Capitalization ceases and amortization starts when the software is ready for its intended use.

Comprehensive income (loss)

Comprehensive income (loss) of all periods presented is comprised primarily of net loss and foreign currency translation adjustments.

Business Combinations

The Company accounts for business combinations in accordance with FASB ASC 805 (“ASC 805”), Business Combinations. Accordingly, identifiable tangible and intangible assets acquired and liabilities assumed are recorded at their estimated fair values, the excess of the purchase consideration over the fair values of net assets acquired is recorded as goodwill, and transaction costs are expensed as incurred.

Segment Reporting

The Company determines its reporting units in accordance with FASB ASC 280, Segment Reporting (“ASC 280”). The Company evaluates a reporting segment by first identifying its operating segments under ASC 280. The Company then evaluates each operating segment to determine if it includes one or more components that constitute a business. If there are components within an operating segment that meet the definition of a business, the Company evaluates those components to determine if they must be aggregated into one or more reporting units. If applicable, when determining if it is appropriate to aggregate different operating segments, the Company determines if the segments are economically similar and, if so, the operating segments are aggregated. The Company has one operating segment and therefore one reporting segment. Management reviews its business as a consolidated segment, using financial and other information rendered meaningful only by the fact that such information is presented and reviewed in the aggregate.

Concentration of Business and Credit Risk

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist primarily of cash and trade receivables. Cash held by the Company, in financial institutions, regularly exceeds the federally insured limit of $250,000. At December 31, 2021 and 2020, cash balances held with a financial institution exceeded

WAVETECH GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. Summary of Significant Accounting Policies (cont.)

the federally insured limit. However, management does not believe it is exposed to significant credit risk due to the financial strength of the depository institutions in which the cash is held. The Company has no financial instruments with off-balance sheet risk of loss.

At December 31, 2021 and 2020, respectively, one and two customers accounted for 10% or more of accounts receivable, with these customers representing approximately 24% and 76% of the total accounts receivable balances as of December 31, 2021 and 2020, respectively. Total revenues from these customers amounted to $7,010,962 and $3,098,416 for the years ended December 31, 2021 and 2020, respectively. At December 31, 2021 and 2020, respectively, three and one suppliers accounted for 10% or more of accounts payable.

Derivative Financial Instruments

The Company evaluates all its financial instruments to determine if such instruments contain features that qualify as embedded derivatives. Embedded derivatives must be separately measured from the host contract if all the requirements for bifurcation are met. The assessment of the conditions surrounding the bifurcation of embedded derivatives depends on the nature of the host contract. Bifurcated embedded derivatives are recognized at fair value, with changes in fair value recognized in the statement of operations each period.

Fair Value of Financial Instruments

In accordance with FASB ASC 820 Fair Value Measurements and Disclosures, the Company uses a three-level hierarchy for fair value measurements of certain assets and liabilities for financial reporting purposes that distinguishes between market participant assumptions developed from market data obtained from outside sources (observable inputs) and our own assumptions about market participant assumptions developed from the best information available to us in the circumstances (unobservable inputs). The fair value hierarchy is divided into three levels based on the source of inputs as follows:

a.      Level 1 — inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets;

b.      Level 2 — inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability other than quoted prices, either directly or indirectly including inputs in markets that are not considered to be active; and

c.      Level 3 — inputs to the valuation methodology are unobservable and significant to the fair value measurement.

Categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The Company believes the carrying amounts of our cash equivalents, accounts receivable, other current assets, other assets, accounts payable, accrued expenses, and other current liabilities approximated their fair values as of December 31, 2021 and 2020 due to their short-term nature. The Company carries a substantial portion of its long-term liabilities at fair value (see Note 16 for fair value information). For the remaining long-term liabilities, the estimated fair value approximates its carrying value, as the interest rate is in line with the market interest rates for this type of debt.

Fair Value Option

The Company elects to account for certain of its convertible promissory notes, which meet the required criteria, at fair value at inception. Subsequent changes in fair value are recorded as a component of other (income) expense in the consolidated statements of operations. As a result of electing the fair value option, direct costs and fees related to the convertible promissory notes are expensed as incurred.

WAVETECH GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. Summary of Significant Accounting Policies (cont.)

Foreign Operations and Foreign Currency

The Company’s reporting currency is the U.S. dollar and the Company’s records are maintained in US dollars. Assets and liabilities, including any amounts due or receivable from foreign entities, are translated into the reporting currency using the exchange rates in effect on the consolidated balance sheet dates. Equity accounts are translated at historical rates, except for the change in retained earnings during the year, which is the result of the income statement translation process. Any revenues or expenses that are billed in foreign currency are converted at the average rates of exchange prevailing during each period. Realized and unrealized foreign currency exchange gains and losses arising from transactions denominated in currencies other than the U.S dollar are reflected in earnings. The cumulative translation adjustments associated with the net assets of foreign subsidiaries are recorded in accumulated other comprehensive income (loss) in the accompanying consolidated statements of changes in stockholders’ equity/(deficit).

Operations outside the United States include divisions in Germany and Bulgaria. The Company also transacts these business in other foreign countries. Foreign operations are subject to risks inherent in operating under different legal systems and various political and economic environments. Among the risks are changes in existing tax laws, possible limitations on foreign investment and income repatriation, government price or foreign exchange controls, and restrictions on currency exchange.

Income Taxes

Income taxes are accounted for under the asset and liability method pursuant to FASB ASC Topic 740, Income Taxes (“ASC 740”), whereby deferred tax assets and liabilities are recognized for the expected future consequences attributable to the differences between the financial statement carrying amounts and the tax basis of assets and liabilities. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in the period of the change. Further, deferred tax assets are recognized for the expected realization of available net operating loss and tax credit carryforwards. A valuation allowance is recorded on gross deferred tax assets when it is “more likely than not” that such asset will not be realized. When evaluating the realizability of deferred tax assets, all evidence, both positive and negative, is evaluated. Items considered in this analysis include the ability to carry back losses, the reversal of temporary differences, tax planning strategies, and expectations of future earnings. The Company reviews its deferred tax assets on a quarterly basis to determine if a valuation allowance is required based upon these factors. Changes in the Company’s assessment of the need for a valuation allowance could give rise to a change in such allowance, potentially resulting in additional expense or benefit in the period of change.

The Company’s income tax provision or benefit includes U.S. federal, state and local, and foreign income taxes and is based on pre-tax income or loss. In determining the annual effective income tax rate, the Company analyzed various factors, including its annual earnings and taxing jurisdictions in which the earnings were generated, the impact of state and local income taxes, and its ability to use tax credits and net operating loss carryforwards.

Under ASC 740, the amount of tax benefit to be recognized is the amount of benefit that is “more likely than not” to be sustained upon examination. The Company analyzes its tax filing positions in all of the U.S. federal, state, local, and foreign tax jurisdictions where it is required to file income tax returns, as well as for all open tax years in these jurisdictions. If, based on this analysis, the Company determines that uncertainties in tax positions exist, a liability is established in the consolidated financial statements. The Company recognizes accrued interest and penalties related to unrecognized tax positions in the provision for income taxes.

Loss Per Share

Basic loss per share of common stock is computed by dividing net loss attributable to common stockholders by the weighted average number of shares of common stock outstanding for the period. Diluted earnings per share excludes, when applicable, the potential impact of stock options, common stock warrant shares, and other dilutive instruments because their effect would be anti-dilutive in the periods in which we incur a net loss.

WAVETECH GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. Summary of Significant Accounting Policies (cont.)

The following outstanding shares of common stock equivalents were excluded from the computation of the diluted net loss per share attributable to common stock for the periods in which a net loss is presented because their effect would have been anti-dilutive.

	Year ended December 31,
	2021	2020
Common stock warrants	1,556,732	1,401,452

Leases

The Company’s lease arrangements relate primarily to office space. The Company’s leases may include renewal options and rent escalation clauses. The Company is typically required to make fixed minimum rent payments relating to its right to use an underlying leased asset.

The Company determines if an arrangement is a lease at inception and classifies its leases at commencement. Operating leases are presented as right-of-use (“ROU”) assets and the corresponding lease liabilities are included in operating lease liabilities, current and operating lease liabilities on the Company’s consolidated balance sheets. ROU assets represent the Company’s right to use an underlying asset, and lease liabilities represent the Company’s obligation for lease payments in exchange for the ability to use the asset for the duration of the lease term. The Company does not recognize short term leases that have a term of twelve months or less as ROU assets or lease liabilities.

ROU assets and lease liabilities are recognized at commencement date and determined using the present value of the future minimum lease payments over the lease term. The Company uses an incremental borrowing rate based on estimated rate of interest for collateralized borrowing since the Company’s leases do not include an implicit interest rate. The estimated incremental borrowing rate considers market data, actual lease economic environment, and actual lease term at commencement date. The lease term may include options to extend when it is reasonably certain that the Company will exercise that option. The Company recognizes lease expense on a straight-line basis over the lease term.

The Company has lease agreements which contain both lease and non-lease components, which it has not elected to account for as a single lease component. As such, minimum lease payments exclude fixed payments for non-lease components within a lease agreement, in addition to excluding variable lease payments not dependent on an index or rate, such as common area maintenance, operating expenses, utilities, or other costs that are subject to fluctuation from period to period.

Recently Issued Accounting Standards

As the Company will be an emerging growth company, it has the option of adopting new accounting pronouncements on a delayed basis and has opted to take advantage of this option. As a result, the Company has been adopting new accounting standards based on the timeline for adoption afforded to privately held companies, unless it chooses to early adopt a new accounting standard.

Recently Issued Accounting Standards Adopted

In May 2014, the FASB issued Accounting Standard Updates (“ASU”) 2014-09, Revenue from Contracts with Customers (ASC 606) (“ASU 2014-09”). ASU 2014-09 requires revenue recognition to depict the transfer of goods or services to customers in an amount that reflects the consideration that a company expects to be entitled to in exchange for the goods or services. To achieve this principle, a company must apply five steps including identifying the contract with a customer, identifying the performance obligations in the contract, determining the transaction price, allocating the transaction price to the performance obligations, and recognizing revenue when (or as) the company satisfies the performance obligations. Additional quantitative and qualitative disclosure to enhance the understanding about the nature, amount, timing, and uncertainty of revenue and cash flows is also required. ASU 2014-09 is effective for fiscal years beginning after December 15, 2018 for non-public companies, and for interim periods within those years beginning after December 15, 2019.

WAVETECH GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. Summary of Significant Accounting Policies (cont.)

The Company adopted ASU 2014-09 effective January 1, 2020, using the modified retrospective method of transition, with no impact to the Company’s financial position and results of operations. The new guidance was applied using the practical expedient provided in ASU 2014-09 that allows the guidance to be applied only to contracts that were not complete as of January 1, 2020. Adoption of the new guidance resulted in changes to accounting policies for revenue recognition and deferred costs.

In February 2016, the FASB issued ASU 2016-02, Leases (ASC 842) (“ASU 2016-02”), which supersedes the current accounting for leases and while retaining two distinct types of leases, finance and operating, (i) requires lessees to record a right of use asset and a related liability for the rights and obligations associated with a lease, regardless of lease classification, and recognize lease expense in a manner similar to current accounting, (ii) eliminates most real estate specific lease provisions, and (iii) aligns many of the underlying lessor model principles with those in the new revenue standard. Leases with a term of 12 months or less will be accounted for similar to existing guidance for operating leases.

The Company adopted ASU 2016-02 effective January 1, 2020 using a modified retrospective approach. In connection with the adoption, the Company elected to utilize the modified retrospective presentation whereby the Company recorded a cumulative-effect adjustment in retained earnings as of the effective date and reflect the application of ASC 842 in all periods presented. In addition, the Company elected the transition package of three practical expedients permitted within the standard, which eliminates the requirements to reassess prior conclusions about lease identification, lease classification and initial direct costs. Further, the Company adopted a short-term lease exception policy, permitting the Company to not apply the recognition requirements of this standard to short-term leases (i.e. leases with terms of 12 months or less). On January 1, 2020, the Company recorded lease liabilities and corresponding right-of-use assets of $73,587 for operating leases, respectively, based on the present value of the remaining minimum rental payments for existing leases upon adoption of the new lease standard.

In January 2017, the FASB issued ASU No. 2017-04, Intangibles — Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment (“ASU 2017-04”), which aims to simplify the subsequent measurement of goodwill by eliminating Step 2 from the goodwill impairment test. Under ASU 2017-04, goodwill impairment will be measured as the amount by which the carrying value exceeds the fair value. The loss recognized should not exceed the total amount of goodwill allocated to the reporting unit. Further to this, ASU 2017-04 includes a new requirement to disclose the amount of goodwill allocated to reporting units with zero or negative carrying amounts and the segment in which the reporting unit is included. ASU 2017-04 is effective for annual and interim reporting periods beginning after December 15, 2021. Early adoption is permitted. The Company prospectively adopted ASU 2017-04 effective January 1, 2021. The adoption of ASU 2017-04 did not have an impact on the Company’s consolidated financial statement presentation or disclosures, outside of those matters disclosed per Note 8.

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (“ASU 2019-12”). The purpose of ASU 2019-12 is to continue the FASB’s Simplification Initiative to reduce complexity in accounting standards. The amendments in ASU 2019-12 simplify the accounting for income taxes by removing certain exceptions related to the incremental approach for intraperiod tax allocation, the requirement to recognize or derecognize deferred tax liabilities related to equity method investments that are also foreign subsidiaries, and the methodology for calculating income taxes in an interim period. In addition to removing these exceptions, ASU 2019-12 also clarifies and simplifies other aspects of the accounting for income taxes. The Company adopted ASU 2019-12, using the prospectively transition approach, effective January 1, 2021. The adoption of ASU 2019-12 did not have a material impact on the Company’s consolidated financial statement presentation or disclosures.

In August 2020, the FASB issued ASU 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”) to simplify the accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective for fiscal years beginning after

WAVETECH GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. Summary of Significant Accounting Policies (cont.)

December 15, 2021 and should be applied on a full or modified retrospective basis. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. The Company adopted ASU 2020-06 effective January 1, 2021. The adoption of ASU 2020-06 did not have a material impact on the Company’s financial statement presentation or disclosures.

Recently Issued Accounting Standards Not Yet Adopted

In June 2016, the FASB issued ASU No. 2016-13, Accounting for Credit Losses (Topic 326) (“ASU 2016-13”), which requires the use of an “expected loss” model on certain types of financial instruments. ASU 2016-13 also amends the impairment model for available-for-sale debt securities and requires estimated credit losses to be recorded as allowances instead of reductions to amortized cost of the securities. ASU 2016-13 is effective for annual periods beginning after December 15, 2022, including interim periods within those annual periods. Early adoption is permitted, including adoption in an interim period. The Company has not yet determined the effect that ASU 2016-13 will have on its consolidated financial statement presentation or disclosures.

In May 2021, the FASB issued ASU 2021-04, Issuer’s Accounting for Certain Modifications or Exchanges of Freestanding Equity Classified Written Call Options (“ASU 2021-04”), which introduces a new way for companies to account for warrants either as stock compensation or derivatives. Under the new guidance, if the modification does not change the instrument’s classification as equity, the company accounts for the modification as an exchange of the original instrument for a new instrument. In general, if the fair value of the “new” instrument is greater than the fair value of the “original” instrument, the excess is recognized based on the substance of the transaction, as if the issuer has paid cash. The effective date of the standard is for interim and annual reporting periods beginning after December 15, 2021 for all entities, and early adoption is permitted. The Company is currently evaluating the impact of the new guidance and does not expect the adoption of this guidance will have a material impact on its consolidated financial statement presentation or disclosures.

In October 2021, the FASB issued ASU 2021-08, Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers (“ASU 2021-08”), which addresses diversity in practice related to the accounting for revenue contracts with customers acquired in a business combination. Under the new guidance, the acquirer is required to apply Topic 606 to recognize and measure contract assets and contract liabilities in a business combination. The effective date of the standard is for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. The Company has not yet determined the effect that ASU 2021-08 will have on its consolidated financial statement presentation or disclosures.

In November 2021, the FASB issued ASU 2021-10, Government Assistance (Topic 832), Disclosures by Business Entities About Government Assistance (“ASU 2021-10”), which provides guidance on disclosing government assistance. Under the new guidance, the Company is required to disclose, (1) the types of assistance, (2) an entity’s accounting for the assistance, and (3) the effect of the assistance on the entity’s financial statements. The effective date of the standard is for annual periods beginning after December 15, 2021. The Company is currently evaluating the impact of the new guidance and does not expect the adoption of this guidance will have a material impact on its consolidated financial statement presentation or disclosures.

The Company does not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on the Company’s consolidated balance sheets, statements of changes in stockholders’ equity (deficit), statements of operations and statements of cash flows.

4. Business Combinations

Acquisition of WaveTech GmbH and TNS, Inc.

On September 30, 2020, WaveTech Group, Inc. (“WaveTech”, “Purchaser”), in connection with the Stock Purchase Agreement entered into on September 30, 2020, acquired a majority interest (approximately 90.3286%) in WaveTech GmbH and 100% ownership interest in TNS, Inc. (“TNS”) from Spectrum Global Systems, Inc. (“Spectrum”, “Seller”). The Purchase Price consisted of cash totaling $2,178,155 and 5,897,994 shares of WaveTech common stock. The shares of WaveTech common stock were delivered to the Seller, who in turn, delivered the shares

WAVETECH GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4. Business Combinations (cont.)

to the stockholders of WaveTech GmbH. This transaction resulted in the existing shareholders of WaveTech GmbH acquiring control of WaveTech; therefore, the transaction was accounted for as a reverse acquisition of WaveTech GmbH and TNS. These two entities were under the common control of the Seller prior to the transaction, and WaveTech acquired the entities as a group, with WaveTech GmbH representing the accounting acquirer for financial reporting purposes. Accordingly, the assets and liabilities of WaveTech GmbH and TNS are recorded at their pre-combination carrying amounts in the consolidated financial statements. Furthermore, the results of operations for the year 2020 are reported as though the transaction occurred at the beginning of the year — January 1, 2020.

Acquisition of WaveTech Americas

On November 19, 2020, WaveTech Group, Inc. (“Purchaser” or “WTG”), in connection with the Stock Exchange Agreement entered into on November 19, 2020, acquired a 100% interest in WaveTech Americas (“Americas”) formerly known as Southern Power Systems (“SPS”) (the “Americas Acquisition”) in exchange for a Purchase Price of $2,965,628, which consists of 210,780 shares of WTG common stock and contingent consideration in the form of an earnout and a protective put option.

The earnout represents potential obligations for the Company to issue up to an additional $1,000,000 in Company common stock based on the achievement of certain future revenue milestones. The fair value of the earnout liability was determined to be $79,541 using a Monte-Carlo simulation.

The protective put option represents potential obligations for the Company to issue additional common stock in the event of an initial public offering of the Company so that the fair value of the WTG common stock held by the sellers of SPS equals at least $2,600,000 after such issuance of additional common stock. The fair value of the protective put option was determined to be $284,553 using a Black Scholes option pricing model.

The goodwill of $2,044,948 arising from the Americas Acquisition consists of synergies and economies of scale expected from combined operations of the two entities.

The Americas Acquisition is being accounted for as a business combination in accordance with ASC 805. The Company has determined fair values of the assets acquired and liabilities assumed in the Americas Acquisition.

The following table summarizes the purchase price allocations relating to the Americas Acquisition:

Description	Fair Value
Assets acquired:
Cash	$6,145
Accounts receivable	270,535
Deposits	3,000
Property and equipment	1,527
Customer relationships	822,000
Trade secrets	236,000
Goodwill	2,044,948
Total assets acquired	3,384,155

Liabilities assumed:
Accounts payable	418,527
Total liabilities assumed	418,527
Estimated fair value of net assets acquired attributable to the Company	$2,965,628

Fair value of shares issued as consideration	$2,600,000
Fair value of contingent consideration	79,541
Fair value of put protection embedded derivative	284,553
Fair value of liabilities assumed	1,534
Total purchase price	$2,965,628

WAVETECH GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4. Business Combinations (cont.)

The goodwill represents the excess fair value after the allocation to the identifiable net assets. The calculated goodwill is not deductible for tax purposes.

The acquired customer relationship intangible asset fair value was determined using the Multi Period Excess Earnings method. The acquired developed technology intangible asset fair value was determined using the Relief from Royalty method.

The acquired intangible assets will be amortized over a useful life of ten years.

Included in revenue and loss before tax for the year ended December 31, 2021 were amounts attributable to WaveTech America of $659,607 and $1,486,688, respectively.

Acquisition-related costs incurred by the Company were immaterial.

Acquisition of WaveTech International GmbH

On May 28, 2021, WaveTech GmbH (“Purchaser”), in connection with the Stock Exchange Agreement entered into on April 29, 2021, acquired a 100% interest in nugun GmbH (the “WaveTech International Acquisition”). nugun GmbH subsequently changed its name to WaveTech International GmbH (“WaveTech International”). In exchange for a Purchase Price of 1,188,656 Euros (USD: $1,449,445) a total of 47,097 shares of WaveTech GmbH common stock, which, at the holder’s option, can be exchanged for 111,541 shares of WaveTech Group, Inc. common stock. Therefore, the assumed fair value of this portion of the Purchase Price is 1 million Euro (USD: $1,219,398). In addition, the remaining portion of the Purchase Price represents WaveTech GmbH’s assumption of WaveTech International’s debt totaling 188,656 Euros (USD: $230,047).

The goodwill of 643,884 Euros (USD: $785,151) arising from the WaveTech International Acquisition consists of synergies and economies of scale expected from combined operations of the two entities.

The WaveTech International Acquisition is being accounted for as a business combination in accordance with ASC 805. The Company has determined preliminary fair values of the assets acquired and liabilities assumed in the WaveTech International Acquisition. These values are subject to change as we perform additional reviews of our assumptions utilized.

The following table summarizes the preliminary purchase price allocations relating to the WaveTech International Acquisition as of May 28, 2021:

Description	Fair Value (in Euros)	Fair Value (in USD)
Assets acquired:
Cash	€6,579	$8,022
Accounts receivable	36,302	44,267
Inventory	139,349	169,922
Other current assets	19,480	23,754
Property and equipment	83,141	101,382
Other assets	19,449	23,716
Customer relationships	214,000	260,951
Developed technology	74,000	90,235
Goodwill	643,884	785,151
Total assets acquired	€1,236,184	$1,507,400

Liabilities assumed:
Accounts payable	€45,254	$55,183
Accrued expenses and other liabilities	2,274	2,773
Total liabilities assumed	€47,528	$57,956
Estimated fair value of net assets acquired attributable to the Company	€1,188,656	$1,449,444

Fair value of shares issued as consideration	€1,000,000	$1,219,398
Fair value of debt assumed	188,656	230,047
Total purchase price	€1,188,656	$1,449,445

WAVETECH GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4. Business Combinations (cont.)

The goodwill represents the excess fair value after the allocation to the identifiable net assets. The calculated goodwill is not deductible for tax purposes.

The acquired customer relationship intangible asset fair value was determined using the Multi Period Excess Earnings method. The acquired developed technology intangible asset fair value was determined using the Relief from Royalty method.

The acquired intangible assets will be amortized over a useful life of ten years.

Included in revenue and loss before tax for the year ended December 31, 2021 were amounts attributable to WaveTech International GmbH of $523,733 and $260,028, respectively.

Acquisition-related costs incurred by the Company were immaterial.

5. Revenue

Revenue disaggregated according to the timing of transfer of goods or services (e.g., at a point in time and over time) for 2021 and 2020, were as follows:

Timing of revenue recognition	December 31, 2021	December 31, 2020
Revenues recognized at a point in time	$967,667	$90,750
Revenues recognized over time	7,405,168	3,038,963
	$8,372,835	$3,129,713

Revenue disaggregated according to the geographical location of customers for 2021 and 2020, were as follows:

Revenue by geographic location of customers	December 31, 2021	December 31, 2020
North America	$7,918,603	$3,129,713
Europe	454,232	—
	$8,372,835	$3,129,713

The Company recorded sales to one unaffiliated customer for the years ended December 31, 2021 and 2020, totaling $7,010,962 and $3,098,416, respectively. These sales represented 84% and 99% of total WaveTech sales for the years ended December 31, 2021 and 2020, respectively.

6. Prepaid Expenses and Other Current Assets

Prepaid and other current assets consisted of the following at the dates indicated:

	December 31, 2021	December 31, 2020
Prepaid construction expenses	$723,795	$—
Prepaid supplier expenses	110,435	—
Other prepaid expenses	21,011	28,885
Other current assets	174,823	165,361
Total prepaid expenses and other current assets	$1,030,064	$194,246

WAVETECH GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7. Property, Plant, and Equipment, Net

Property and equipment consisted of the following:

	December 31, 2021	December 31, 2020
Machinery and equipment	$531,190	$54,547
Office equipment and furniture	232,030	74,443
Vehicles	94,017	94,017
Computers	19,796	—
Other property, plant, and equipment	30,264	—
Less: accumulated depreciation	(265,078)	(159,112)
Total property, plant, and equipment, net	$642,219	$63,895

Depreciation expense was $105,966 and $159,112 for the years ended December 31, 2021 and 2020, respectively.

8. Goodwill

The goodwill of the acquired companies is primarily related to expected improvements in technology performance and functionality, as well as sales growth from future product and service offerings and new customers, together with certain intangible assets that do not qualify for separate recognition. The goodwill of the acquired companies is generally not deductible for tax purposes. The following summarizes our goodwill activity in 2021 and 2020:

Goodwill
Goodwill – January 1, 2020	$—
New acquisitions	2,044,948
Foreign currency translation adjustments	—
Goodwill – December 31, 2020	$2,044,948
New acquisitions	785,151
Foreign currency translation adjustments	(56,311)
Goodwill – December 31, 2021	$2,773,788

The Company notes that as of December 31, 2021 and 2020, the aggregate goodwill balance of $2,773,788 and $2,044,948, respectively, were allocated to a reporting unit with a negative carrying amount of net assets.

9. Intangible Assets

Acquired identifiable intangible assets are valued at the acquisition date primarily by using discounted cash flows.

The Company’s intangible assets consisted of the following:

	December 31,
	2021			2020
	Acquired intangibles, gross	Accumulated Amortization	Acquired Intangibles, Net	Acquired intangibles, gross	Accumulated Amortization	Acquired Intangibles, Net
Finite-lived intangible assets(1):
Intellectual property	$15,526,615	$(7,457,958)	$8,068,657	$16,450,757	$(6,825,944)	$9,624,813
Customer relationships	1,065,404	(109,885)	955,519	822,000	(9,459)	812,541
Trade secrets	236,000	(26,316)	209,684	236,000	(2,716)	233,284
Developed technology and other	84,768	(6,503)	78,265	—	—	—
Total finite-lived intangible assets	$16,912,787	$(7,600,662)	$9,312,125	$17,508,757	$(6,838,119)	$10,670,638

WAVETECH GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9. Intangible Assets (cont.)

2021 Weighted Average Life Remaining
Finite-lived intangible assets(1):
Intellectual property	7.8
Customer relationships	9.0
Trade secrets	8.9
Developed technology and other	9.4

____________

(1)      Finite-lived intangible assets have estimated useful lives of ten to fifteen years, and are being amortized to operating expenses on a straight-line basis.

Amortization expense for acquired finite-lived intangibles was $1,062,268, and $809,484 in 2021 and 2020, respectively.

Expected future amortization expense of acquired finite-lived intangible assets as of December 31, 2021 is as follows:

Year Ended December 31,
2022	$1,173,725
2023	1,173,725
2024	1,173,725
2025	1,173,725
2026	1,173,725
Thereafter	3,443,500
$9,312,125

10. Accrued and Other Current Liabilities

Accrued and other current liabilities consisted of the following at the dates indicated:

	December 31, 2021	December 31, 2020
Advances from customers	$419,504	$—
Other current liabilities	197,210	167,867
Accrued employee expenses	41,078	200,956
Income taxes payable	13,143	—
Other loans payable	209,926	—
Other accrued expenses	9,019	15,076
Total accrued and other current liabilities	$889,880	$383,899

11. Contract liability

The contract liability balance has been calculated as follows:

	December 31, 2021	December 31, 2020
Cost incurred on uncompleted contracts (incl. applicable profit margin)	$—	$1,017,733
Less: Amounts billed and collected to date	1,202,145	2,489,990
Contract liability	$(1,202,145)	$(1,472,257)

WAVETECH GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12. Convertible Notes Payable

Convertible Notes with Related Party

On August 28, 2020, and October 2, 2020, the Company entered into a Secured Convertible Promissory Note (“Secured Note”) and a Second Secured Convertible Promissory Note (“Second Secure Note”), respectively, with the Company’s CEO’s single member LLC, respectively, (the “Holder”) whereby the Holder provided an aggregate principal of $1,000,000 ($500,000 per note) to the Company (collectively, the “Related Party Notes”). Principal is payable on the third anniversary from the date of issuance of the Related Party Notes (“Maturity”). Interest on the outstanding principal accrues at a rate of 0.18% per annum and is payable quarterly on each January 1, April 1, July 1, October 1 and at Maturity. The Related Party Notes can be converted at the Holder’s option at any time prior to the repayment of principal into 6% of the Common Stock Deemed Outstanding (as defined in the agreement) for the Secured Note and 12% of Common Stock Deemed Outstanding (as defined in the agreements) for the Second Secured Note. The Holder can also accelerate repayment of the unpaid principal and interest upon an Event of Default (as defined in the agreements).

Due to certain embedded features within the Related Party Notes, the Company elected to account for the Related Party Notes and the embedded features at fair value at inception. Subsequent changes in fair value are recorded as a component of other income (loss) in the Consolidated Statements of Operations. The Company recognized a loss upon issuance of $10,792,660 which is reflected in ‘Change in fair value of convertible note with related party’ on the Consolidated Statements of Operations for the year ended December 31, 2020.

Discounts to the principal amount is included in the carrying value of the Related Party Notes. During 2020, the Company recorded a debt discount of $227,273 upon issuance of the Related Party Notes. Interest expense on the Related Party Notes totaled $64,942, which was comprised of $64,042 for the amortization of the debt discount and $900 for contractual interest, and $14,102, which was comprised of $13,880 for the amortization of debt discount and $222 for contractual interest, for the years ended December 31, 2021 and 2020, respectively.

On October 1, 2020, the outstanding principal and accrued interest related to the Secured Note, totaling $500,000 converted into 619,693 shares the Company’s Common Stock pursuant to the close of the Spectrum Global Solutions Inc. Stock Purchase Agreement. As of December 31, 2021, the Second Secured Note principal of $500,000 and accrued interest of $1,122 remains outstanding.

8% Convertible Notes

Between November 2020 and June 2021, WaveTech GmbH issued 8% Convertible Notes (the “8% Notes”) as part of expanding its business activities which mature on December 31, 2022, if not sooner paid or converted and become immediately due at the option of the holder, in the event of a liquidation or insolvency.

The 8% Notes are automatically convertible into shares of WaveTech GmbH or an affiliated company upon consummation of the next financing round at a conversion price equal to eighty (80%) percent of the per share price of the shares issued in the next financing round. Certain of the 8% Notes also have an additional stock purchase right upon conversion whereby the investor could receive additional shares worth 125 percent of the nominal amount of half the note plus interest, which reflects a 20% discount to the value of the granted shares.

The embedded conversion put feature upon the next financing round and the additional stock purchase right upon conversion are not clearly and closely related to the debt host instrument and as such, are required to be bifurcated as a compound derivative liability with subsequent changes in fair value recognized in the Consolidated Statements of Operations. The aggregate fair value of the bifurcated derivative liability for the 8% Notes issued

WAVETECH GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12. Convertible Notes Payable (cont.)

during the years ended December 31, 2021 and 2020 was determined to be $2,213,662 and $400,480, respectively, at the dates of issuance utilizing the with and without method which uses the probability weighted difference between the scenarios with the derivative and the plain vanilla maturity scenario without a derivative. The aggregate debt issuance costs related to the 8% Notes issued during the years ended December 31, 2021 and 2020 was $481,169 and $127,659, respectively, which were capitalized as debt discount and are amortized to interest expense over the contractual life of the 8% Notes.

Discounts to the principal amount are included in the carrying value of the 8% Notes. During the years ended December 31, 2021 and 2020, the Company recorded an aggregate debt discount of $2,694,831 and $528,139 upon issuance of the 8% Notes. Interest expense on the 8% Notes totaled $820,313, which was comprised of $599,825 for the amortization of the debt discount and issuance costs and $220,488 for contractual interest, and $7,688, which was comprised of $4,839 for the amortization of debt discount and issuance costs and $2,849 for contractual interest, for the years ended December 31, 2021 and 2020, respectively.

On November 30, 2021, the majority of the outstanding principal and accrued interest related to the 8% Notes totaling $5,168,920 converted into 635,621 shares of the Company’s Common Stock. Certain 8% Notes issued subsequent to December 31, 2021 remain outstanding. The Company recognized a loss on extinguishment for the difference between the carrying value of the convertible notes, unamortized debt discount, and the value of the embedded put option and the fair value of the common shares issued of $193,281 during the year ended December 31, 2021.

4% Convertible Notes

Between August and December 2021, the Company issued 4% Convertible Notes (the “4% Notes”) as part of expanding its business activities. The 4% Notes mature on December 31, 2023, if not sooner paid or converted. 4% The Notes become immediately due at the option of the holder, in the event of a liquidation or insolvency.

The 4% Notes are automatically convertible into shares of WaveTech GmbH or an affiliated company upon consummation of the next financing round at a conversion price equal to eighty (80%) percent for certain notes and fifty (50%) percent for certain other notes of the per share price of the shares issued in the next financing round. The embedded conversion put feature upon the next financing round is not clearly and closely related to the debt host instrument and as such, is required to be bifurcated as a derivative liability with subsequent changes in fair value recognized in the Consolidated Statement of Operations. The aggregate fair value of the bifurcated derivative liability for the 4% Notes issued during the year ended December 31, 2021 was determined to be $547,582 at the dates of issuance utilizing the with and without method which uses the probability weighted difference between the scenarios with the derivative and the plain vanilla maturity scenario without a derivative. The aggregate debt issuance costs related to the 4% Notes issued during the years ended December 31, 2021 was $87,167, which were capitalized as debt discount and are amortized to interest expense over the contractual life of the 4% Notes.

Discounts to the principal amount is included in the carrying value of the 4% Notes. During the year ended December 31, 2021, the Company recorded an aggregate debt discount of $634,749 upon issuance of the 4% Notes. Interest expense on the 4% Notes totaled $16,325, which was comprised of $13,316 for the amortization of the debt discount and issuance costs and $3,009 for contractual interest for the year ended December 31, 2021.

WAVETECH GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12. Convertible Notes Payable (cont.)

The following table presents the Company’s convertible note balances and activity as of December 31, 2020 and December 31, 2021:

	2019 and Prior GmbH Convertible Notes	2020 GmbH Convertible Notes	2021 GmbH Convertible Notes	Convertible Notes with Related Party	Total
Balance December 31, 2019	$5,211,689	$—	$—	$—	$5,211,689
Convertible note advances	1,021,746	849,838	—	1,000,000	2,871,584
Convertible note repayments	(85,763)	—	—	—	(85,763)
Convertible notes converted into shares	(5,776,580)	—	—	(500,000)	(6,276,580)
Debt discount and issuance costs	—	(528,139)	—	—	(528,139)
Amortization of debt discount and costs	—	4,839	—	13,880	18,719
Accrued interest during period	450	2,849	—	222	3,521
Interest paid during the period	(241,900)	—	—	—	(241,900)
Foreign currency translation	325,711	(61,519)	—	—	264,192
Fair value adjustment	—	—	—	10,792,660	10,792,660
Balance December 31, 2020	$455,353	$267,868	$—	$11,306,762	$12,029,983
Convertible note advances	—	—	5,256,865	—	5,256,865
Convertible note repayments	(227,480)	—	—	—	(227,480)
Convertible notes converted into shares	(17,067)	(849,838)	(4,319,082)	—	(5,185,987)
Debt discount and issuance costs	—	—	(3,329,580)	—	(3,329,580)
Amortization of debt discount and costs	—	159,774	453,367	64,042	677,183
Elimination of unamortized debt discount upon conversion	—	363,526	2,254,780	—	2,618,306
Accrued interest during period	—	63,077	160,420	900	224,397
Accrued interest converted to shares	—	(65,926)	(157,417)	—	(223,343)
Foreign currency translation	62,979	61,519	95,407	—	219,905
Fair value adjustment	—	—	—	1,369,805	1,369,805
Balance December 31, 2021	$273,785	$—	$414,760	$12,741,509	$13,430,054

The following table presents the Company’s convertible note maturities:

Maturities of convertible notes payable
Year ending December 31,
2022	$225,370
2023	1,361,694
2024	—
Total principal due	$1,587,064
Plus accrued interest	4,131
Total convertible notes payable due	$1,591,195
Fair value adjustments	12,162,465
Debt discount, net	(543,511)
Foreign currency translation	219,905
Total convertible notes balance	$13,430,054

WAVETECH GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13. Paycheck Protection Program Loan

In response to the coronavirus (COVID-19) outbreak in 2020, the U.S. Federal Government enacted the Coronavirus Aid Relief, and Economic Security Act (the “CARES Act”) that, among other economic stimulus measures, established the Paycheck Protection Program (“PPP”) to provide small business loans.

In May 2020, the Company, through two of its wholly owned subsidiaries, received a total of $172,858 in loan funding from the Paycheck Protection Program (the “PPP Loan”), established pursuant to the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) and administered by the U.S. Small Business Administration (“SBA”). The term of the PPP Loans was two years. To the extent the loan amount is not forgiven under the PPP Loan, the Company is obligated to make equal monthly payments of principal and interest, beginning seven months from the date of the PPP Loan note, until the maturity date. The PPP Loan amount may be eligible for forgiveness in the event that (1) at least 75% of the PPP Loan proceeds are used to cover payroll costs and the remainder is used for mortgage interest, rent and utility costs over the eight-week period after the PPP Loan is made, and (2) the number of employees and compensation levels are generally maintained. Forgiveness of the PPP Loan is dependent on the Company having initially qualified for the PPP Loan and qualifying for the forgiveness of such PPP Loan based on future adherence to the forgiveness criteria. The Company used the entire PPP Loan for qualifying payroll expenses and filed for loan forgiveness on December 30, 2020.

The Company received full forgiveness of all outstanding principal and accrued and unpaid interest on the PPP Loan as of February 11, 2021. The forgiveness of the PPP Loan qualified for debt extinguishment in accordance with ASC 470-50, Debt Modifications and Extinguishments, and as a result, the outstanding principal and accrued and unpaid interest was written off in the amount of approximately $200,000, and the Company recorded a gain on extinguishment for the year ended December 31, 2021.

14. Commitments and Contingencies

Legal Proceedings

From time to time, the Company may be involved in various legal proceedings and claims in the ordinary course of business. As of December 31, 2021, and through the filing date of this report, the Company does not believe the resolution of any legal proceedings or claims of which it is aware or any potential actions will have a material effect on its financial position, results of operations or cash flows.

Leases

The Company has operating leases for its real estate and office equipment across multiple states and countries. The operating leases have remaining lease terms ranging from 1.5 years to 6.5 years as of December 31, 2021.

The lease agreements generally do not provide an implicit borrowing rate. Therefore, the Company determined the incremental borrowing rate for each lease using its estimated borrowing rate, adjusted for various factors including level of collateralization, term and currency to align with the terms of the lease.

Leases with an initial term of twelve months or less are not recorded on the balance sheet. There are no material residual guarantees associated with any of the Company’s leases, and there are no significant restrictions or covenants included in the Company’s lease agreements. Certain leases include variable payments related to common area maintenance and property taxes, which are billed by the landlord, as is customary with these types of charges for office space. These payments are not included in lease expense.

WAVETECH GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

14. Commitments and Contingencies (cont.)

The components of lease expense, which are included in selling, general and administrative expense, are as follows:

	2021	2020
Components of lease expense:
Operating lease cost	$208,870	$51,117
Short-term lease cost	—	—
Total lease cost	$208,870	$51,117
	2021	2020
Supplemental balance sheet information:
Operating leases:
Operating lease right-of-use assets	$911,708	$48,918
Operating lease liability, current	154,670	47,370
Operating lease liability, long-term	759,931	1,073
Total operating lease liabilities	$914,601	$48,443
	2021	2020
Weighted-average remaining lease term:
Operating leases (in years)	5.00	1.00
	2021	2020
Weighted-average remaining discount rate:
Operating leases	10.0%	11.8%

As previously discussed, the Company adopted Topic 842 by applying the guidance at adoption date, January 1, 2020. As required, the following disclosure is provided for periods prior to adoption, which continue to be presented in accordance with ASC 840. Future minimum lease payment under non-cancellable lease as of December 31, 2021 are as follows:

Maturities of lease liabilities	Operating Leases
Year ending December 31,
2022	$249,005
2023	224,495
2024	213,135
2025	215,853
2026	132,444
2027 and thereafter	156,620
Total undiscounted cash flows	1,191,552
Less discounting	(276,951)
Present value of lease liabilities	$914,601

WAVETECH GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

15. Equity

Series A Preferred Stock

On August 28, 2020, the Board of Directors of the Corporation (the “Board”) adopted a resolution creating a series of 1,000 shares of preferred stock designated as Series A Preferred Stock (the “Series A Preferred Stock”), which were issued to the CEO of the Company, who represents a related party. The Series A Preferred Stock has a par value of $0.01 per share and shall be voted together with the shares of Common Stock of the Company and any other series of preferred stock then outstanding, and not as a separate class, such that the aggregate voting power of the Series A Preferred Stock is equal to fifty-one percent (51%) of the total voting power of the Company. Further, the Series A Preferred Stock can be redeemed for cash all or any portion of the shares upon an up-listing event which would not be considered to be within the Company’s control. As such, the Series A Preferred Stock was classified as mezzanine equity and initially measured at fair value.

This was a transaction between related parties and was determined not to be at arm’s length. The sale of the Series A Preferred Stock was part of a forced transaction in order to secure funding. The unit of account represented by the transaction price is the same as the unit of account for the Series A Preferred Stock measured at fair value; and the market in which the sales of the Series A Preferred Stock took place was not the principal market for the transaction.

On September 25, 2020, the Company amended the Certificate of Designation for the Series A Preferred Stock to add additional restrictions around selling, trading and transferring more than one percent (1%) of the issued and outstanding Common Stock of the Company.

Warrants

On October 2, 2020, in conjunction with the issuance of the Second Secured Note, the Company issued ten warrants (each, a “Warrant” and collectively, the “Warrants”) to MAH Holdings LLC (“MAH LLC”) to purchase shares of the Common Stock of the Company at a purchase price of $100,000 per Warrant. The Warrants are exercisable at any time or from time to time after the Conversion Date (as defined in the agreement) of the Second Secured Notes until the third anniversary of the Conversion Date. The Warrants will be converted into 1% of the Common Stock Deemed Outstanding (as defined below). Each warrant is exercisable into 1% of common stock outstanding, for an aggregate of 10% of common stock outstanding.

The Warrants were determined to be within the scope of ASC 480 as they represent obligations that will be settled in a variable number of shares in which the monetary value is fixed at inception and not based upon changes in the fair value of the Company’s common stock. As such, the Company recorded the Warrants at fair value with subsequent changes in fair value recognized in earnings. The grant date fair value of the Warrants was determined to be $9,599,946 at the date of issuance and is reflected within Warrant Liability on the Consolidated Balance Sheets.

16. Fair Value Measurements

Fair value measurements discussed herein are based upon certain market assumptions and pertinent information available to management as of and during years ended December 31, 2021 and 2020. The carrying amount of accounts payable approximated fair value as they are short term in nature.

Fair Value on a Recurring Basis

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually. The estimated fair value of the convertible note with related party, warrant liabilities, bifurcated embedded derivative liabilities and earnout liability represent Level 3 measurements. The

WAVETECH GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

16. Fair Value Measurements (cont.)

following table presents information about the Company’s liabilities that are measured at fair value on a recurring basis at December 31, 2021 and December 31, 2020, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	December 31, 2021	December 31, 2020
Liabilities:
Convertible note with related party	3	$12,741,509	$11,306,762
Warrant liabilities	3	$10,741,451	$9,599,946
Bifurcated embedded derivative liabilities	3	$915,070	$675,924
Earnout liability	3	$—	$48,444

Convertible Note with Related Party

The Company utilizes a combination of scenario-based methods and Black-Scholes option pricing models to determine the average share count outstanding at conversion and the simulated price per share for the Company as of the valuation date. Key inputs into these models included the timing and probability of the identified scenarios, and for Black-Scholes option pricing models used for notes that included a valuation cap, equity values, risk-free rate and volatility.

The following table sets forth a summary of the changes in the fair value of the convertible note with related party, which is a Level 3 financial liability that is measured at fair value on a recurring basis:

Fair Value
Balance as of December 31, 2019	$—
Additions pursuant to convertible note	11,292,660
Amortization of debt discount	13,880
Accrued interest	222
Balance as of December 31, 2020	$11,306,762
Loss upon re-measurement	1,369,805
Amortization of debt discount	64,042
Accrued interest	900
Balance as of December 31, 2021	$12,741,509

Warrant Liabilities

The fair value of the warrant liabilities were estimated using a Monte Carlo simulation to determine the number of shares outstanding at the date of exercise multiplied by the simulated price per share for the Company as of the valuation date.

A reconciliation of warrant liabilities is included below:

Fair Value
Balance as of December 31, 2019	$—
Additions pursuant to warrant issuance	9,599,946
Balance as of December 31, 2020	$9,599,946
Loss upon re-measurement	1,141,505
Balance as of December 31, 2021	$10,741,451

Earnout Liability

The fair value of the earnout liability at December 31, 2020 has been estimated using a Monte Carlo simulation with significant inputs that are not observable in the market and thus represents a Level 3 fair value measurement as defined in ASC 820. The Monte Carlo simulation incorporates Level 3 inputs including estimated

WAVETECH GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

16. Fair Value Measurements (cont.)

discount rates that we believe market participants would consider relevant in pricing and the projected timing and amount of cash flows, which are estimated and developed, considering the uncertainties associated with the obligations. The earnout liability expired in November 2021.

A reconciliation of the earnout liability is included below:

Fair Value
Balance as of December 31, 2019	$—
Additions pursuant to SPS acquisition	79,541
Gain upon re-measurement	(31,097)
Balance as of December 31, 2020	$48,444
Gain upon re-measurement	(48,444)
Balance as of December 31, 2021	$—

Bifurcated Embedded Derivative Liabilities

The fair value of the protective put option was determined using a Black Scholes option pricing model.

The following table sets forth a summary of the changes in the fair value the bifurcated embedded derivatives associated with our Convertible Notes, which are Level 3 financial liabilities that are measured at fair value on a recurring basis:

Fair Value
Balance on December 31, 2019	$—
Additions pursuant to convertible note issuances with bifurcated derivatives	400,480
Additions pursuant to SPS acquisition	284,553
Change in fair value of embedded derivatives	(9,109)
Balance on December 31, 2020	$675,924
Additions pursuant to convertible note issuances with bifurcated derivatives	2,761,244
Change in fair value of embedded derivatives	415,063
Less: conversion of convertible notes with bifurcated embedded derivatives	(2,937,161)
Balance on December 31, 2021	$915,070

17. Income Taxes

The domestic and foreign components of net loss before income taxes are as follows for the years ended December 31, 2021 and 2020.

	For the Years Ended December 31,
	2021	2020
Domestic	$(2,251,204)	$(20,548,775)
Foreign	$(5,727,020)	$(3,831,444)
Loss before income taxes	$(7,978,224)	$(24,380,219)

WAVETECH GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

17. Income Taxes (cont.)

The current and deferred components of the income tax provision are as follows:

	For the Year Ended December 31,
	2021	2020
Current:
Federal	$9,531	$—
State	3,280	—
Foreign	256,244	(261,817)
Total current expense	269,055	(261,817)
Deferred:
Federal	—	(23,418)
State	—	—
Foreign	(607,485)	(203,333)
Total deferred expense	(607,485)	(226,751)
Income tax benefit	$(338,430)	$(488,568)

The provision (benefit) for income taxes differs from the amount computed by applying the U.S. statutory federal tax rate to income tax as follows:

	At December 31,
	2021		2020
U.S. federal income tax at statutory rate	$(1,693,746)	21.0%	$(5,119,845)	21.0%
Permanent differences	500,773	(6.2)%	4,298,763	(17.6)%
State and local taxes, net of federal taxes	4,542	(0.1)%	(7,842)	—%
Foreign operations	(698,291)	8.7%	(460,157)	—%
Foreign dividends and earnings	25,291	(0.3)%	—	—%
Deferred rate changes	(407)	—%	35,981	(0.2)%
Valuation allowance	4,071	(0.1)%	23,837	(0.1)%
Other	1,519,337	(18.8)%	740,695	(3.0)%
Income tax benefit	$(338,430)	4.2%	$(488,568)	0.1%

The effective income tax rate was approximately 4.2% for the year ended December 31, 2021, compared to 0.1% for the year ended December 31, 2020. The effective tax rate differed from the statutory rate primarily driven by the impact of the non-deductible permanent differences related to changes in fair value of notes in addition to changes in valuation allowance related to net operating losses.

Deferred income tax attributes resulting from differences between financial accounting amounts and income tax basis of assets and liabilities are as follows:

	At December 31,
	2021	2020
Deferred tax assets (liabilities):
Net operating loss carryforwards	$63,992	$34,197
Allowance for doubtful accounts	2,700	2,673
Intangible assets	(2,553,472)	(3,133,603)
Fixed assets	—	(486)
Right-of-use asset	(118,817)	(5,686)
Lease liability	119,985	5,738
Accrued expenses	—	—
Gross deferred tax assets (liabilities)	(2,485,612)	(3,097,167)
Less valuation allowance	(27,907)	(23,837)
Deferred tax assets (liabilities), net	$(2,513,519)	$(3,121,004)

WAVETECH GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

17. Income Taxes (cont.)

As of December 31, 2021, the Company did not have federal net operating loss carry forwards (NOLs). In addition, as of December 31, 2021, the Company had state and foreign NOLs of $956,106 and $191,892, respectively. The state NOLs expire at various times through 2031, while the foreign NOLs do not expire.

In assessing the ability to realize deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. Valuation allowances are provided when management believes the Company’s deferred tax assets are not recoverable based on future reversals of existing taxable temporary differences, taxable income in prior carryback year(s) if carryback is permitted under the tax law, and an assessment of estimated future taxable income, exclusive of reversing temporary differences and carryforwards, that incorporates ongoing, prudent and feasible tax planning strategies. The Company assessed the available positive and negative evidence to estimate whether sufficient future taxable income will be generated to permit use of the existing deferred tax assets in each of its operating jurisdictions. At December 31, 2021 and 2020, the Company has a valuation allowance of $27,907 and $23,837, respectively, primarily against certain NOLs and other specific deferred tax assets. The net increase in the valuation allowance of $4,070 is primarily attributable to net operating losses. Except for those deferred tax assets subject to the valuation allowance, management believes that it will realize all deferred tax assets as a result of sufficient future taxable income in each tax jurisdiction in which the Company has deferred tax assets. The Company has operations in the Germany that began in 2003 and in Bulgaria that began in 2021 carried out through subsidiaries. The amount of the deferred tax asset considered realizable could be adjusted if estimates of future taxable income during the carryforward period are increased or if objective negative evidence in the form of cumulative losses is no longer present and additional weight is given to subjective evidence such as our projections for growth.

The Company has elected to recognize tax on Global Intangible Low Taxed Income (“GILTI”) as a period expense in the year the tax is incurred. GILTI expense is included in Non-U.S. dividends and earnings taxable in the U.S. above.

The Company is subject to taxation in the U.S. and certain state and local jurisdictions as well as in Germany and the Bulgaria. As of December 31, 2021 and 2020, the Company’s tax years 2020 through 2021 are generally subject to examination by the tax authorities. As of December 31, 2021 and 2020, the Company does not expect any material changes in its tax provision related to any outstanding current examinations. Developments with respect to such examinations are monitored on an ongoing basis and adjustments to tax liabilities are made as appropriate.

The Company reports income tax-related interest and penalties relating to uncertain tax positions, if applicable, as a component of Income tax provision, net. For the years ended December 31, 2021 and 2020, no material amounts were recorded. The Company has no unrecognized tax benefits for the years ended December 31, 2021 and 2020.

18. Related Party Transactions

The CEO and Founder of the Company is a major shareholder in the Company. Therefore, services rendered are deemed to be a related party transaction. He serves the company on a full-time basis and has an employment agreement with the Company and received compensation of €133,644 (USD $158,101) and €132,937 (USD $151,748) during years ended December 31, 2021 and 2020, respectively. The services are ongoing.

Included in loans payable with related party were €2,268,079 (USD $2,579,713) and €2,062,912 (USD $2,520,053) due to the above related party as of December 31, 2021 and December 31, 2020, respectively.

Further, included in convertible note with related party were $500,000 and $500,000 due to the above related party as of December 31, 2021 and December 31, 2020, respectively.

MAH Holdings, LLC and Mission Alliance Holding AS are related companies of the Company’s CEO and Founder. The Company’s CEO is the single member of MAH Holdings, LLC and Mission Alliance Holdings AS.

WAVETECH GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

18. Related Party Transactions (cont.)

Convertible Notes

On August 28, 2020 and October 2, 2020, the Company entered into a Secured Note Second Secured Note, respectively, with MAH Holdings, LLC and Mission Alliance Holding AS, respectively (refer to Note 12 — Convertible Notes Payable for more detail).

Warrants

On October 2, 2020, in conjunction with the issuance of the Second Secure Note, the Company issued ten warrants to MAH Holdings LLC (secured note lender from August 28, 2020) to purchase shares of the common stock of the Company at a purchase price of $100,000 per Warrant (refer to Note 15 — Equity for more detail).

Preferred Stock

On August 28, 2020, in conjunction with the Company entering into the Secured Note with MAH Holdings, LLC, the Board of Directors of the Corporation (the “Board”) adopted a resolution creating a series of 1,000 shares of preferred stock designated as Series A Preferred Stock, which were issued to MAH Holdings, LLC (refer to Note 15 — Equity for more detail).

Loans Payable with Related Party

The CEO of the Company has made various loans to WaveTech GmbH over the years from Mission Alliance Holdings AS resulting in receivables against WaveTech GmbH (collateral provider) of approximately $2,579,713 (loan claim) as of December 31, 2021. While no formal agreement exists, all loans to the Company have been intended by both parties to be repaid.

License Agreement

In September 2021, WaveTech, as licensor, entered into a perpetual, exclusive and irrevocable worldwide license agreement with the CEO and other related parties of the entity, to transfer license to any and all of the rights to the Company’s developed “Synthetic Proton Conductive Additives for Electrolyte Lead-Acid Batteries” patented intellectual property (the “Innovation”), in exchange for an agreed upon licensor royalty of 10%, to be levied on the gross revenues from the commercialization of the Innovation. No license or royalty revenues were recognized for the years ended December 31, 2021 and 2020, respectively.

19. Subsequent Events

Merger Agreement

On October 31, 2022, WaveTech entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Welsbach Technology Metals Acquisition Corp. (“WTMA”), a blank check company incorporated as a Delaware corporation and formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities, and WTMA Merger Subsidiary Corp., a Delaware corporation and a direct wholly owned subsidiary of WTMA ( “Merger Sub”). The Merger Agreement provides that, among other things and upon the terms and subject to the conditions of the Merger Agreement at the closing of the transactions contemplated by the Merger Agreement (the “Closing”), and in accordance with the Delaware General Corporation Law, Merger Sub will merge with and into WaveTech, the separate corporate existence of Merger Sub will cease and WaveTech shall continue as the surviving corporation and a wholly owned subsidiary of WTMA (the “Merger”). As a result of the Merger, among other things, all outstanding shares of capital stock of WaveTech (after giving effect to the WaveTech Preferred Conversion) (other than (A) treasury shares, (B) dissenting shares and (C) shares of capital stock of WaveTech subject to stock awards) will be canceled and converted into the right to receive newly issued shares of common stock, par value $0.0001 per share, of WTMA (the “WTMA Common Stock”) determined based on a pre-money enterprise valuation of WaveTech of $150.0 million and a $10.00 price per share of WTMA Common Stock.

WAVETECH GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

19. Subsequent Events (cont.)

Loan payable to related party

In May 2022, the Company, through its subsidiary, WaveTech Bulgaria, entered into a loan agreement with related party, Mission Alliance Holdings AS, for an aggregate principal of EURO 471,548 (approximately USD $506,045). Interest accrues at a rate of 2.75% per annum and is payable annually on November 31. The term of the loan is five years.

In September 2022, the Company, through its subsidiary, WaveTech GmbH, entered into a loan agreement with related party, Mission Alliance Holdings AS, for an aggregate principal of Norwegian Krone (NOK) 680,955 (approximately USD $62,630). Interest accrues at a rate of 0% per annum and is payable on December 31, 2022. The term of the loan is 3.5 months.

Issuance of Series 1 convertible promissory notes

Between January and October 2022, the Company issued a series of Convertible Promissory Notes to various investors for aggregate principal of $1,037,500 (the “Series 1 Notes”). The Series 1 Notes mature two years after the date of issuance (the “Maturity Date”) if not sooner paid or converted. Interest accrues at a rate of 4% per annum and converts into equity on the Maturity Date. The Series 1 Notes can be prepaid upon the approval of holders of in excess of fifty percent (50%) of the aggregate principal amount of the Series 1 Notes. The Series 1 Notes can be converted upon a Corporate Transaction (as defined in the agreement) or on or after the Maturity Date into the number shares of the Company’s Common Stock based on a valuation cap of $110.0 million.

The Series 1 Notes are also automatically convertible into Equity Securities (as defined in the agreement) upon consummation of a Next Equity Financing (as defined in the agreement) at a conversion price equal to eighty (80%) percent of the per share price of the Equity Securities issued in the Next Equity Financing.

Issuance of Series 2 convertible promissory notes

Between January and October 2022, the Company issued a series of Convertible Promissory Notes to various investors for aggregate principal of €3,870,196 (approximately USD $4,088,862) (the “Series 2 Notes”). The Series 2 Notes mature two years after the date of issuance (the “Maturity Date”) if not sooner paid or converted. Interest accrues at a rate of 4% per annum and converts into equity on the Maturity Date. The Series 2 Notes can be converted upon a Corporate Transaction (as defined in the agreement) or on or after the Maturity Date into the number shares of the Company’s Common Stock. €1,730,754 (approximately USD $1,828,542) of the Series 2 Notes converts with a 20% discount with no valuation cap, €1,790,414 (approximately USD $1,891,572) converts with a 20% discount with a valuation cap of $120 million, and €349,028 (approximately USD $368,748) converts with a 50% discount with no valuation cap.

The Series 2 Notes are also automatically convertible into Equity Securities (as defined in the agreement) upon consummation of a Next Equity Financing (as defined in the agreement).

Issuance of convertible promissory notes

In October 2022, the Company issued Convertible Promissory Notes, to various investors for aggregate principal of $670,000. These Notes mature two years after the date of issuance (the “Maturity Date”) if not sooner paid or converted. Interest accrues at a rate of 4% per annum and is convertible into equity on the Maturity Date. These Notes can be prepaid upon the approval of holders of in excess of fifty percent (50%) of the aggregate principal amount of the Notes. The Notes can be converted upon a Corporate Transaction (as defined in the agreement) or on or after the Maturity Date into the number shares of the Company’s Common Stock based on a valuation cap of $110.0 million. The Notes converted in October 2022.

WAVETECH GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

19. Subsequent Events (cont.)

Issuance of restricted stock units

The Company has share-based incentive awards outstanding to its eligible employees and non-employees under one equity incentive plans: (i) the 2022 Long-Term Incentive Plan (the “2022 Plan”). Awards granted under the 2022 Plan may be in the form of restricted stock, restricted stock units and other forms of share-based incentives, including performance restricted stock units, stock appreciation rights and deferred stock rights. At the annual shareholders meeting on April 28, 2022, the Company’s shareholders approved 1,000,000 total number of shares that may be issued under the 2022 Plan.

For the period subsequent to December 31, 2021, the Company has granted an aggregate of 508,766 restricted stock units (“RSU”). The RSUs vesting conditions based on are consistent with the performance metrics of previously granted awards. The Company estimates the total grant date fair value related to these awards to be approximately $3,750,000.

Issuance of common stock

In March 2022, the Company issued 157,939 shares of common stock, for aggregate principal of $261,613, all to existing shareholders.

In October 2022, the Company issued 1,974,463 shares of common stock, of which 1,902,299 were issued to related parties, to convertible note holders, on conversion of convertible promissory notes. A further 1,379,620 shares of common stock were issued, of which 661,638 were to related parties, also in October 2022, related to the redemption of warrants.

Cancellation of common stock held in escrow

In October 2022, 42,678 shares of issued common stock, which had been held in escrow since 2020, were cancelled by the Company.

WELSBACH TECHNOLOGY METALS ACQUISITION CORP.
CONDENSED BALANCE SHEETS

	September 30, 2022	December 31, 2021
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash	$436,356	$1,200,956
Prepaid expenses and other assets	12,417	332,633
Total current assets	448,773	1,533,589
Investment held in Trust Account	78,510,772	75,000,011
TOTAL ASSETS	$78,959,545	$76,533,600

LIABILITIES, REDEEMABLE COMMON STOCK, AND STOCKHOLDERS’ DEFICIT

CURRENT LIABILITIES
Accounts payable	$727,668	$—
Due to affiliates	199,163	79,673
Franchise tax payable	131,392	60,750
Income taxes payable	52,582	—
Convertible promissory note – related party	772,769	—
Total current liabilities	1,883,574	140,423
Deferred underwriting fee payable	2,704,690	2,625,000
TOTAL LIABILITIES	4,588,264	2,765,423

COMMITMENTS AND CONTINGENCIES (NOTE 6)
REDEEMABLE COMMON STOCK
Common Stock subject to possible redemption, $0.0001 par value, 7,727,686 and 7,500,000 shares at redemption value of $10.00 per share at September 30, 2022, and December 31, 2021, respectively	78,260,036	75,000,000

STOCKHOLDERS’ DEFICIT
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding at September 30, 2022, and December 31, 2021.	—	—
Common stock; $0.0001 par value; 100,000,000 shares authorized; 2,283,976 and 2,503,750 shares issued and outstanding at September 30, 2022, and December 31, 2021, respectively	228	250
Accumulated deficit	(3,888,983)	(1,232,073)

Total stockholders’ deficit	(3,888,755)	(1,231,823)
TOTAL LIABILITIES, REDEEMABLE COMMON STOCK, AND STOCKHOLDERS’ DEFICIT	$78,959,545	$76,533,600

The accompanying notes are an integral part of these unaudited condensed financial statements

WELSBACH TECHNOLOGY METALS ACQUISITION CORP.
CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30, 2022	For the period from May 27, 2021 (inception) to September 30, 2021
	2022	2021
OPERATING EXPENSES
General and administrative	$1,062,557	$30	$1,852,616	$1,030
Franchise tax	50,000	—	150,000	—
Loss from operations	1,112,557	30	2,002,616	1,030

Other income:
Interest income from investments held in Trust Account	349,006	—	461,130	—
Other income	349,006	—	461,130	—
Loss before provision for income taxes	(763,551)	(30)	(1,541,486)	(1,030)
Provision for income taxes	(52,582)	—	(52,582)	—
Net loss	$(816,133)	$(30)	$(1,594,068)	$(1,030)

Weighted average shares outstanding of common stock – redemption feature	7,727,686	—	7,716,804	—
Basic and diluted net loss per share of common stock – redemption feature	$(0.08)	$—	$(0.16)	$—

Weighted average shares outstanding of common stock – no redemption feature	2,227,054	1,437,500	2,013,230	1,437,500
Basic and diluted net loss per share of common stock – no redemption feature	$(0.08)	$(0.00)	$(0.16)	$(0.00)

The accompanying notes are an integral part of these unaudited condensed financial statements

WELSBACH TECHNOLOGY METALS ACQUISITION CORP.
CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT) (UNAUDITED)

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2022

	Common stock		Additional paid-in capital	Accumulated deficit	Total Stockholders’ Deficit
	Shares	Amount
Balance, December 31, 2021	2,503,750	$250	$—	$(1,232,073)	$(1,231,823)
Sale of private placement units to the sponsor	4,554	—	45,540	—	45,540
Proceeds from the exercise of over-allotment option allocated to public rights (net of offering costs)	—	—	73,142	—	73,142
Forfeiture of shares by Sponsor to the extent the over-allotment option was not exercised in full	(224,328)	(22)	22	—	—
Accretion for redeemable common stock to redemption value	—	—	(118,704)	(79,666)	(198,370)
Net loss	—	—	—	(569,282)	(569,282)
Balance, March 31, 2022	2,283,976	228	—	(1,881,021)	(1,880,793)
Net loss	—	—	—	(208,653)	(208,653)
Balance, June 30, 2022	2,283,976	228	—	(2,089,674)	(2,089,446)
Accretion of redeemable common stock to redemption value	—	—	—	(983,176)	(983,176)
Net loss	—	—	—	(816,133)	(816,133)
Balance, September 30, 2022	2,283,976	$228	$—	$(3,888,983)	$(3,888,755)

FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2021 AND
FOR THE PERIOD FROM MAY 27, 2021 (INCEPTION) THROUGH SEPTEMBER 30, 2021

	Common stock		Additional paid-in capital	Accumulated deficit	Total stockholders’ equity
	Shares	Amount
Balance, May 27, 2021 (inception)	—	$—	$—	$—	$—
Common stock issued to Sponsor	1,437,500	144	24,856	—	25,000
Net loss	—	—	—	(1,000)	(1,000)
Balance, June 30, 2021	1,437,500	$144	$24,856	$(1,000)	$24,000
Net loss	—	—	—	(30)	(30)
Balance, September 30, 2021	1,437,500	$144	$24,856	$(1,030)	$23,970

The accompanying notes are an integral part of these unaudited condensed financial statements

WELSBACH TECHNOLOGY METALS ACQUISITION CORP.
CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)

	For the nine months ended September 30, 2022	For the period May 27, 2021 (inception) to September 30, 2021
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(1,594,068)	$(1,030)
Adjustments to reconcile net loss to net cash used in operating activities:
Income on investments held in Trust Account	(461,133)	—
Changes in operating assets and liabilities:
Prepaid expenses and other assets	320,216	—
Due to affiliates	119,490	—
Accounts payable	727,668	1,000
Franchise tax payable	70,642	—
Income taxes payable	52,582	—
Net cash used in operating activities	(764,603)	(30)

CASH FLOWS FROM INVESTING ACTIVITIES
Cash deposited to Trust Account	(3,049,628)	—
Net cash used in investing activities	(3,049,628)	—

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from exercise of over-allotment option	2,276,860	—
Proceeds from sale of private units to sponsor	45,540	—
Payment of offering costs	(45,538)	—
Proceeds from convertible promissory note – related party	772,769	—
Proceeds from notes payable – related party	—	25,100
Net cash provided by financing activities	3,049,631	25,100

NET CHANGE IN CASH	(764,600)	25,070

CASH, BEGINNING OF PERIOD	1,200,956	—

CASH, END OF PERIOD	$436,356	$25,070

Supplemental disclosure on noncash activities:
Deferred underwriting commission payable	$79,690	$—
Deferred offering costs paid by note payable – related party	$—	$62,500
Deferred offering cost paid by the Sponsor in exchange for the issuance of common stock	$—	$25,000

The accompanying notes are an integral part of these unaudited condensed financial statements

WELSBACH TECHNOLOGY METALS ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS (UNAUDITED)
SEPTEMBER 30, 2022

Note 1 — Description of Organization and Business Operations and Liquidity

Welsbach Technology Metals Acquisition Corp. (the “Company”) was incorporated in Delaware on May 27, 2021. The Company is a blank check company formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities (the “Business Combination”).

The Company is not limited to a particular industry or geographic region for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of September 30, 2022, the Company had not commenced any operations. All activity through September 30, 2022, relates to the Company’s formation and Initial Public Offering (“IPO”), which is described below and, since the offering, the search for a prospective Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income earned on investments from the proceeds derived from the IPO. The registration statement for the Company’s IPO was declared effective on December 27, 2021. On December 30, 2021, the Company consummated the IPO of 7,500,000 units (“Units”), each Unit containing one share of common stock (the “Public Shares”) and one right to receive 1/10 of one share of common stock upon the consummation of the Business Combination (the “Public Rights”), at $10.00 per Unit generating gross proceeds of $75,000,000, which is discussed in Note 3. The Company has selected December 31 as its fiscal year end.

Simultaneously with the closing of the IPO, the Company consummated the sale of 347,500 private placement units (“Private Placement Units”) at a price of $10.00 per Private Placement Unit in a private placement to the Company’s sponsor, Welsbach Acquisition Holdings LLC (the “Sponsor”) generating gross proceeds of $3,475,000, which is described in Note 4.

The Company granted the underwriters a 45-day option to purchase up to 1,125,000 Units to cover Over-allotment, if any. On January 14, 2022, the underwriters partially exercised the option (the “Over-allotment”) and purchased 227,686 additional Units (the “Over-allotment Units”), generating gross proceeds of $2,276,860.

Upon the closing of the Over-allotment on January 14, 2022, the Company consummated a private sale of an additional 4,554 Private Placement Units at a price of $10.00 per Private Placement Unit, generating gross proceeds of $45,540. As of January 14, 2022, a total of $77,276,860 of the net proceeds from the IPO (including the Over-allotment Units) and the sale of Private Placement Units has been placed in the Trust Account. As the over-allotment option was only partially exercised, 224,328 shares of common stock purchased by the Initial Stockholders (as defined below) have been forfeited for no consideration.

Offering costs for the IPO and underwriters’ partial exercise of the over-allotment option amounted to $4,788,445, consisting of $1,545,537 of underwriting fees, $2,704,690 of deferred underwriting fees payable (which are held in the Trust Account (defined below)) and $538,218 of other costs. As described in Note 6, the $2,704,690 of deferred underwriting fee payable is contingent upon the consummation of a Business Combination by September 30, 2022, subject to the terms of the underwriting agreement entered into in connection with the IPO (the “Underwriting Agreement”).

Following the closing of the IPO, $75,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the IPO and the Private Placement Units was placed in a trust account (“Trust Account”). The amounts placed in the Trust Account will be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of paragraphs (d)(2), (d)(3) and (d)(4) of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account, as described below.

WELSBACH TECHNOLOGY METALS ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS (UNAUDITED)
SEPTEMBER 30, 2022

Note 1 — Description of Organization and Business Operations and Liquidity (cont.)

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the IPO and the sale of the Private Placement Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the assets held in the Trust Account excluding the amounts due under the business combination marketing agreement and taxes payable on income earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance the Company will be able to successfully effect a Business Combination.

The Company will provide the holders of the outstanding Public Shares (the “Public Stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per Public Share, plus any pro rata interest then in the Trust Account, net of taxes payable).

All of the Public Shares contain a redemption feature, which allows for the redemption of such Public Shares in connection with the Company’s liquidation, if there is a stockholder vote or tender offer in connection with the Company’s Business Combination and in connection with certain amendments to the Company’s amended and restated certificate of incorporation. In accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity” (“ASC 480”) Subtopic 10-S99, redemption provisions not solely within the control of a company require common stock subject to redemption to be classified outside of permanent equity. Given that the Public Shares will be issued with other freestanding instruments (i.e., Public Rights as defined in Note 3), the initial carrying value of the Public Shares classified as temporary equity will be the allocated proceeds determined in accordance with ASC 470-20 “Debt with Conversion and other Options”. The Public Shares are subject to ASC 480-10-S99. If it is probable that the equity instrument will become redeemable, the Company has the option to either (i) accrete changes in the redemption value over the period from the date of issuance (or from the date that it becomes probable that the instrument will become redeemable, if later) to the earliest redemption date of the instrument or (ii) recognize changes in the redemption value immediately as they occur and adjust the carrying amount of the instrument to equal the redemption value at the end of each reporting period. The Company has elected to recognize the changes immediately. While redemptions cannot cause the Company’s net tangible assets to fall below $5,000,001, the Public Shares are redeemable and are classified as such on the balance sheet until such date that a redemption event takes place.

Redemptions of the Company’s Public Shares may be subject to the satisfaction of conditions, including minimum cash conditions, pursuant to an agreement relating to the Company’s Business Combination. If the Company seeks stockholder approval of the Business Combination, the Company will proceed with a Business Combination if a majority of the shares voted are voted in favor of the Business Combination, or such other vote as required by law or stock exchange rule. If a stockholder vote is not required by applicable law or stock exchange listing requirements and the Company does not decide to hold a stockholder vote for business or other reasons, the Company will, pursuant to its Certificate of Incorporation, conduct the redemptions pursuant to the tender offer rules of the Securities Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by applicable law or stock exchange listing requirements, or the Company decides to obtain stockholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with

WELSBACH TECHNOLOGY METALS ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS (UNAUDITED)
SEPTEMBER 30, 2022

Note 1 — Description of Organization and Business Operations and Liquidity (cont.)

a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the IPO in favor of approving a Business Combination. Additionally, each Public Stockholder may elect to redeem their Public Shares without voting, and if they do vote, irrespective of whether they vote for or against the proposed transaction.

Notwithstanding the foregoing, the Certificate of Incorporation provides that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 20% or more of the Public Shares sold in the IPO, without the prior consent of the Company.

The Company’s Sponsor, officers and directors and other holders of Founders Shares (the “Initial Stockholders”) have agreed not to propose an amendment to the Certificate of Incorporation that would affect the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the Public Stockholders with the opportunity to redeem their shares of Common Stock in conjunction with any such amendment.

If the Company is unable to complete a Business Combination by September 30, 2022, 9 months following the consummation of the Company’s IPO, or 12 or 15 months following the IPO if the deadline is extended, as the Sponsor or its affiliates or designees may, but are not obligated to, extend the period of time to consummate a Business Combination two times by an additional three months, provided that, pursuant to the terms of the Company’s Certificate of Incorporation and the trust agreement, the Sponsor or its affiliates or designees, upon five days’ advance notice prior to the applicable deadline, deposit into the Trust Account $862,500 ($0.10 per share in either case, or an aggregate of $1,500,000 (or up to $1,725,000 if the over-allotment option is exercised in full)), on or prior to the date of the applicable deadline, from the closing of the IPO (“Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay the Company’s franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

The period of time for the Company to complete a business combination under its amended and restated certificate of incorporation has been extended (the “Extension”) for a period of 3 months from September 30, 2022 to December 30, 2022 upon the deposit of $ $772,769 into the Trust Account on September 27, 2022 in accordance with the Company’s amended and restated certificate of incorporation.

The Initial Stockholders have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Initial Stockholders should acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to its deferred underwriting fees (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period, and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00 per shares held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any

WELSBACH TECHNOLOGY METALS ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS (UNAUDITED)
SEPTEMBER 30, 2022

Note 1 — Description of Organization and Business Operations and Liquidity (cont.)

claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Risks and Uncertainties

Management continues to evaluate the impacts of the COVID-19 pandemic and the military conflict in Ukraine on the financial markets and on the industry, and has concluded that while it is reasonably possible that the pandemic and the conflict could have an effect on the Company’s financial position, results of its operations and the Company’s ability to consummate a Business Combination, the specific impacts are not readily determinable as of the date of the financial statements. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases of stock by publicly traded U.S. domestic corporations and certain U.S. domestic subsidiaries of publicly traded foreign corporations occurring on or after January 1, 2023. The excise tax is imposed on the repurchasing corporation itself, not its shareholders from which shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax.

Any redemption or other repurchase that occurs after December 31, 2022, in connection with a Business Combination, extension vote or otherwise, may be subject to the excise tax. Whether and to what extent the Company would be subject to the excise tax in connection with a Business Combination, extension vote or otherwise would depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the Business Combination, extension or otherwise, (ii) the structure of a Business Combination, (iii) the nature and amount of any “PIPE” or other equity issuances in connection with a Business Combination (or otherwise issued not in connection with a Business Combination but issued within the same taxable year of a Business Combination) and (iv) the content of regulations and other guidance from the Treasury. In addition, because the excise tax would be payable by the Company and not by the redeeming holder, the mechanics of any required payment of the excise tax have not been determined. The foregoing could cause a reduction in the cash available on hand to complete a Business Combination and in the Company’s ability to complete a Business Combination.

Going Concern, Liquidity and Capital Resources

As of September 30, 2022, the Company had a cash balance of $436,356 and a working capital deficit of $1,434,801. Further, the Company has incurred and expects to continue to incur significant costs in pursuit of its financing and acquisition plans. The Company has no revenue, and its business plan is dependent on the completion

WELSBACH TECHNOLOGY METALS ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS (UNAUDITED)
SEPTEMBER 30, 2022

Note 1 — Description of Organization and Business Operations and Liquidity (cont.)

of a Business Combination within the Combination Period. If the Company is unable to compete a Business Combination within the Combination Period, it must liquidate. These conditions raise substantial doubt about the Company’s ability to continue as a going concern within a reasonable period of time, which is considered to be one year from the issuance date of the financial statements.

Until the consummation of a Business Combination, the Company will be using funds held outside of the Trust Account for paying existing accounts payable, identifying and evaluating prospective acquisition candidates, performing business due diligence on prospective target businesses, traveling to and from the offices, plants or similar locations of prospective target businesses, reviewing corporate documents and material agreements of prospective target businesses, selecting the target business to acquire and structuring, negotiating and consummating the business combination. If the Company’s estimates of the costs of identifying a target business, undertaking in-depth due diligence, and negotiating a Business Combination are less than the actual amount necessary to do so, the Company may have insufficient funds available to operate its business prior to a Business Combination.

These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern one year from the date the financial statements are issued. The financial statements do not include any adjustments that might result from its inability to consummate a Business Combination or its inability to continue as a going concern.

Note 2 — Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements of the Company are presented in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented. The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K, as filed with the SEC on March 25, 2022. The interim results for the three and nine months ended September 30, 2022 presented are not necessarily indicative of the results to be expected for the year ending December 31, 2022 or for any future interim periods.

Emerging Growth Company

The Company is an emerging growth company as defined in Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), which exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised, and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

WELSBACH TECHNOLOGY METALS ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS (UNAUDITED)
SEPTEMBER 30, 2022

Note 2 — Summary of Significant Accounting Policies (cont.)

This may make comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Making estimates requires management to exercise significant judgment. Such estimates may be subject to change as more current information becomes available and accordingly the actual results could differ significantly from those estimates. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of September 30, 2022 and December 31, 2021.

Investments Held in Trust Account

At September 30, 2022 and December 31, 2021, substantially all of the assets held in the Trust Account were held in U.S. Treasury securities. The Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of investments held in Trust Account are included in interest income from investments held in Trust Account in the accompanying statements of operations. The estimated fair values of investments held in Trust Account are determined using available market information.

Offering Costs associated with the IPO and over-allotment

Offering costs consist principally of legal, accounting, underwriting fees and other costs directly related to the IPO. Offering costs of the IPO amounted to $4,663,218, which was charged against additional paid-in capital and common stock subject to redemption upon the completion of the IPO. Subsequently, additional offering cost of $125,227 was incurred with the Over-allotment in January 2022 and was also charged against additional paid-in capital and common stock subject to redemption in January 2022.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Corporation limit. As of September 30, 2022, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such account.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under the ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.

WELSBACH TECHNOLOGY METALS ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS (UNAUDITED)
SEPTEMBER 30, 2022

Note 2 — Summary of Significant Accounting Policies (cont.)

Income Taxes

The Company accounts for income taxes under ASC 740, “Income Taxes.” ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the unaudited condensed financial statements and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized. As of September 30, 2022 and December 31, 2021, the Company’s deferred tax asset had a full valuation allowance recorded against it.

The Company’s effective tax rate was 6.89% and 0.00% for the three months ended September 30, 2022 and 2021, respectively, and 3.41% and 0.00% for the nine months ended September 30, 2022 and for the period from May 27, 2021 (inception) through September 30, 2021, respectively. The effective tax rate differs from the statutory tax rate of 21% for the three months ended September 30, 2022 and 2021 and for the nine months ended September 30, 2022 and for the period from May 27, 2021 (inception) through September 30, 2021, primarily due to the valuation allowance on the deferred tax assets .

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition.

The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of September, 2022 and December 31, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company has identified the United States as its only “major” tax jurisdiction. The Company is subject to income taxation by major taxing authorities since inception. These examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal and state tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Common Stock Subject to Possible Redemption

The Company accounts for its common stock subject to possible redemption in accordance with the guidance in ASC 480. Shares of common stock subject to mandatory redemption (if any) are classified as a liability instrument and are measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s Public Shares sold in the IPO feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, on September 30, 2022, 7,727,686 shares of common stock subject to possible redemption is presented as temporary equity, outside of the stockholders’ deficit section of the Company’s balance sheet.

Immediately upon the closing of the IPO, the Company recognized the accretion from the initial book value to redemption amount value. This method would view the end of the reporting period as if it were also the redemption date for the security. The change in the carrying value of redeemable shares of common stock resulted in charges against additional paid-in capital and accumulated deficit.

WELSBACH TECHNOLOGY METALS ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS (UNAUDITED)
SEPTEMBER 30, 2022

Note 2 — Summary of Significant Accounting Policiesy (cont.)

The shares of common stock reflected on the balance sheet are reconciled on the following table:

	September 30, 2022	December 31, 2021
Gross proceeds	$77,276,860	$75,000,000
Less:
Fair value of Public Rights at issuance	(2,627,413)	(2,550,000)
Public shares issuance costs	(4,626,437)	(4,505,480)
Plus: Accretion of carrying value to redemption value	8,237,026	7,055,480
Redeemable ordinary shares subject to possible redemption	$78,260,036	$75,000,000

Net Loss per Common Share

The Company computes earnings (loss) per share in accordance with ASC 260-10-45 “Earnings per Share”, which requires presentation of both basic and diluted earnings per share on the face of the statement of operations. The Company’s public common shares have a redemption right, which differ from the common shares that the sponsors hold. Accordingly, the Company has effectively two classes of shares, which are referred to as public common shares and Founder Shares. Income and losses are shared pro rata between the two classes of shares. Basic earnings (loss) per share is computed by dividing net earnings (loss) available to common stockholders by the weighted average number of outstanding common shares during the period.

Diluted loss per share gives effect to all dilutive potential common shares outstanding during the period. Dilutive earnings (loss) per share excludes all potential common shares if their effect is anti-dilutive. The Company has excluded the Rights from the calculation of diluted loss per share because the Rights are contingent upon the occurrence of future events and any impact would be anti-dilutive. As a result, diluted net loss per share is the same as basic net loss per share for the nine months ended September 30, 2022. The table below presents a reconciliation of the numerator and denominator used to compute basic and diluted net income (loss) per common share.

	Three Months Ended September 30, 2022		Three Months Ended September 30, 2021		Nine Months Ended September 30, 2022		For the Period from May 27, 2021 (Inception) through September 30, 2021
	Class A	Class B	Class A	Class B	Class A	Class B	Class A	Class B
Basic and diluted net loss per common share
Numerator:
Allocation of net loss	$(633,549)	$(182,584)	$—	$(30)	$(1,264,241)	$(329,827)	$—	$(1,030)
Denominator:
Basic and diluted weighted average shares outstanding	7,727,686	2,227,054	—	1,437,500	7,716,804	2,013,230	—	1,437,500

Basic and diluted net loss per common share	$(0.08)	$(0.08)	$—	$0.00	$(0.16)	$(0.16)	$—	$0.00

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements for the nine months period ended September 30, 2022.

WELSBACH TECHNOLOGY METALS ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS (UNAUDITED)
SEPTEMBER 30, 2022

Note 3 — Initial Public Offering and Over-Allotment

Pursuant to the IPO, the Company sold 7,500,000 Units at a price of $10.00 per Unit. Each Unit consists of one share of common stock and one right to receive one-tenth (1/10) of a share of common stock upon consummation of a Business Combination (each, a “Public Right”).

The Company granted the underwriters a 45-day option to purchase up to 1,125,000 Units to cover Over-allotment, if any. On January 14, 2022, the underwriters partially exercised the option and purchased 227,686 additional Units (the “Over-allotment Units”).

Note 4 — Private Placement

On December 27, 2021, simultaneously with the consummation of the IPO, the Company consummated the issuance and sale (“Private Placement”) of 347,500 Private Placement Units in a private placement transaction at a price of $10.00 per Private Placement Unit, generating gross proceeds of $3,475,000. Each Private Placement Unit consists of one share of common stock and one right to receive one-tenth (1/10) of a share of common stock upon consummation of a Business Combination.

On January 14, 2022, the Company consummated the sale of an additional 4,554 Private Placement Units, at $10.00 per Private Placement Unit for an aggregate purchase price of $45,540.

A portion of the proceeds from the Private Placement Units were added to the proceeds from the IPO to be held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Units will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law), and the Private Placement Units will be worthless.

Note 5 — Related Party Transactions

Founder Shares

On June 25, 2021, the Sponsor purchased 1,437,500 shares (the “Founder Shares”) of the Company’s Class B common stock, par value $0.0001 for an aggregate price of $25,000. On October 13, 2021, the Company effected an exchange of each such Class B shares for 1.5 shares of the Company’s common stock, resulting in the Sponsor holding an aggregate of 2,156,250 Founder Shares. The Company no longer has Class B common stock authorized. The Initial Stockholders had agreed to forfeit up to 281,250 Founder Shares to the extent that the over-allotment option is not exercised in full by the underwriters. On January 14, 2022, the Sponsor forfeited 224,328 Founder Shares for no consideration, due to the underwriters exercise of the over-allotment option in part.

The Founder Shares were placed into an escrow account maintained in New York, New York by Continental Stock Transfer & Trust Company, acting as escrow agent. Subject to certain limited exceptions, 50% of these shares will not be transferred, assigned, sold or released from escrow until the earlier of (i) six months after the date of the consummation of a Business Combination and (ii) the date on which the closing price of our common stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after our Business Combination and the remaining 50% of the Founder Shares will not be transferred, assigned, sold or released from escrow until six months after the date of the consummation of a Business Combination, or earlier, in either case, if, subsequent to a Business Combination, we complete a liquidation, merger, stock exchange or other similar transaction, which results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Promissory Note — Related Party

On June 25, 2021, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the IPO pursuant to a promissory note (the “Note”). This loan was non-interest bearing and was payable at the consummation of the IPO. As of September 30, 2022, and December 31, 2021, there was no amount payable against the Note and no amounts have been drawn against the Note.

WELSBACH TECHNOLOGY METALS ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS (UNAUDITED)
SEPTEMBER 30, 2022

Note 5 — Related Party Transactions (cont.)

Due to Affiliates

On December 31, 2021, the Sponsor funded $79,673 in excess of $3,475,000 aggregate purchase price of the Private Placement Units. On January 14, 2022, the Sponsor funded $179,463 in excess of the $45,540 aggregate purchase price of the Private Placement Units sold in conjunction with the exercise of the over-allotment option (for an aggregate of $259,136 in excess purchase price). As of September 30, 2022, an amount of $129,573 has been paid and the remaining $199,163 will be repaid from Company’s operating account as soon as practicable.

Related Party Loans

In addition, in order to finance transaction costs in connection with a Business Combination, certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into units of the post Business Combination entity at a price of $10.00 per unit. These units would be identical to the Private Placement Units. As of September 30, 2022, there were no Working Capital Loans outstanding.

Convertible Promissory Note — Related Party

On September 30, 2022, the Company issued a promissory note in the principal amount of $772,769 to the Sponsor in connection with the Extension (Note 1) (“Promissory Note”). The Promissory Note bears no interest and shall be payable upon the earlier to occur of (i) upon consummation of the Company’s initial business combination out of the proceeds of the Trust Account released to the Company’s or (ii) at the Sponsor’s discretion, converted, in full or in part, upon consummation of the Company’s business combination into additional private units at a price of $10.00 per unit (the “Conversion”). As of September 30, 2022, there was a $772,769 balance outstanding under the Promissory Note.

Support Services

Commencing on December 27, 2021, the Company entered into an agreement to pay the Sponsor $10,000 per month for the use of office space and administrative support services. The sponsor agreed to waive such fees for the months of April, May, June and September 2022, and as such, the Company has recorded no administrative service fees for those months. For the three and nine months ended September 30, 2022, $20,000 and $50,000 has been expensed related to the agreement.

Commencing on December 27, 2021, the Company entered into an agreement to pay an entity affiliated with its Chief Financial Officer approximately $6,500 per quarter for accounting services. For the three and nine months ended September 30, 2022, $6,500 and $19,500 has been incurred under this agreement.

WELSBACH TECHNOLOGY METALS ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS (UNAUDITED)
SEPTEMBER 30, 2022

Note 6 — Commitments and Contingencies

Registration Rights

The holders of Founder Shares, Private Placement Units and units that may be issued upon conversion of Working Capital Loans, if any, will be entitled to registration rights pursuant to a registration rights agreement to be signed on or before the date of the prospectus for the IPO. These holders will be entitled to certain demand and “piggyback” registration rights. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until the termination of the applicable lock-up period for the securities to be registered. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option to purchase up to 1,125,000 additional Units to cover over-allotments at the Initial Public Offering price, less the underwriting discounts and commissions. On January 14, 2022, the underwriters purchased an additional 227,686 Units at an offering price of $10.00 per Unit, generating additional gross proceeds of $2,276,860 to the Company. In February 2022, the remaining portion of the underwriters’ over-allotment option expired.

The underwriters were paid a cash underwriting fee of $0.20 per Unit, or $1,545,537 in the aggregate. In addition, $0.35 per Unit, or $2,704,690 in the aggregate will be payable to the underwriters for deferred underwriting commissions, which will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the Underwriting Agreement.

Note 7 — Stockholders’ Deficit

Recapitalization — On June 25, 2021, the Sponsor purchased 1,437,500 shares of Class B common stock for an aggregate purchase price of $25,000. On October 13, 2021, the Company effected an exchange of each such share of Class B common stock for 1.5 shares of our common stock, resulting in the Sponsor holding an aggregate of 2,156,250 founder shares. The Company no longer has Class B common stock authorized.

Common stock — The Company is authorized to issue 100,000,000 shares of common stock with a par value of $0.0001 per share. As of December 31, 2021, there were 2,503,750 shares of Common Stock outstanding (excluding 7,500,000 shares of Common Stock subject to possible redemption). As of September 30, 2022, there were 2,283,976 shares of common stock outstanding (excluding 7,727,686 shares of common stock subject to possible redemption).

Note 8 — Fair Value Measurements

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:

Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

WELSBACH TECHNOLOGY METALS ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS (UNAUDITED)
SEPTEMBER 30, 2022

Note 8 — Fair Value Measurements (cont.)

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

At September 30, 2022, the assets held in the Trust Account were held in treasury funds. All of the Company’s investments held in the Trust Account are classified as trading securities

The following table presents information about the Company’s liabilities that are measured at fair value on a recurring basis at September 30, 2022 (unaudited) and December 31, 2021 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value.

September 30, 2022

	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Cash and U.S. Treasury Securities	$78,510,772	—	—

December 31, 2021

	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Cash and U.S. Treasury Securities	$75,000,011	—	—

Note 9 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the unaudited condensed financial statements were issued. Based upon this review, other than as described below, the Company did not identify any other subsequent events that would have required adjustment or disclosure in the condensed financial statements.

On October 19, 2022, the Company formed WTMA Merger Subsidiary Corp., as a direct and wholly owned subsidiary of the Company incorporated in Delaware to be the Merger Sub under the Merger Agreement entered into by the Company on October 31, 2022.

Merger Agreement

On October 31, 2022, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, WTMA Merger Subsidiary Corp., a Delaware corporation and a direct wholly owned subsidiary of the Company ( “Merger Sub”), and WaveTech Group, Inc., a Delaware corporation ( “WaveTech” or the “Target”).

WELSBACH TECHNOLOGY METALS ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS (UNAUDITED)
SEPTEMBER 30, 2022

Note 9 — Subsequent Events (cont.)

The Merger & Consideration

The Merger Agreement provides that, among other things and upon the terms and subject to the conditions thereof, the following transactions will occur (together with the other agreements and transactions contemplated by the Merger Agreement, the “Business Combination”):

(i)     prior to the effective time of the Merger, each share of the Series A preferred stock of WaveTech, par value $0.01 per share (the “WaveTech Preferred Stock”) will be converted into one share of common stock of WaveTech, par value $0.01 per share (the “WaveTech Common Stock”) (such conversion, the “WaveTech Preferred Conversion”);

(ii)    at the closing of the transactions contemplated by the Merger Agreement (the “Closing”), upon the terms and subject to the conditions of the Merger Agreement and in accordance with the Delaware General Corporation Law, as amended (the “DGCL”), Merger Sub will merge with and into WaveTech, the separate corporate existence of Merger Sub will cease and WaveTech will continue as the surviving corporation and a wholly owned subsidiary of WTMA (the “Merger”);

(iii)   as a result of the Merger, among other things, all outstanding shares of capital stock of WaveTech (after giving effect to the WaveTech Preferred Conversion) (other than (A) treasury shares, (B) dissenting shares and (C) shares of capital stock of WaveTech subject to stock awards) will be canceled and converted into the right to receive newly issued shares of common stock, par value $0.0001 per share, of the Company (the “WTMA Common Stock”) determined based on a pre-money enterprise valuation of WaveTech of $150.0 million and a $10.00 price per share of the WTMA Common Stock; and

(iv)   the Company will immediately be renamed WaveTech Group Inc.

Registration Rights Agreement

At the closing of the Business Combination, the Sponsor and certain other investors party thereto (collectively, the “Holders”) will enter into a registration rights agreement (the “Registration Rights Agreement”) with the Company, pursuant to which, among other things, (i) the Company’s existing registrant rights agreement will be terminated, (ii) the Company will file with the SEC a registration statement on Form S-1 registering the resale, pursuant to Rule 415 under the Securities Act, of certain shares of the Company Common Stock and certain other equity securities of the Company held by the Holders as soon as practicable, but in any event within thirty (30) days after the Closing; (iii) the Holders will be entitled to certain demand registration rights in connection with an underwritten shelf takedown offering, in each case subject to certain limitations set forth in the Registration Rights Agreement; and (iv) the Holders have certain piggy-back registration rights, in each case subject to certain limitations set forth in the Registration Rights Agreement.

The foregoing summary of the Registration Rights Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the form of the Registration Rights Agreement, a copy was filed as Exhibit 10.1 to the Current Report on Form 8-K filed with the SEC November 1, 2022 and incorporated by reference herein.

Sponsor Support and Lock-up Agreement

On October 31, 2022, the Company and WaveTech entered into a Sponsor Support and Lock-up Agreement (the “Sponsor Support and Lock-up Agreement”), with the Sponsor and the persons set forth on this Agreement (together with the Sponsor, the “Sponsors”), pursuant to which the Sponsors agreed to, among other things, (i) vote in favor of the Merger Agreement and the transactions contemplated thereby, in each case, subject to the terms and conditions contemplated by the Sponsor Support and Lock-up Agreement and (ii) vote against and withhold consent with respect to any merger, purchase of all or substantially all of the Company’s assets or other business combination transaction (other than the Merger Agreement and the Business Combination).

WELSBACH TECHNOLOGY METALS ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS (UNAUDITED)
SEPTEMBER 30, 2022

Note 9 — Subsequent Events (cont.)

Under the Sponsor Support and Lock-up Agreement, the Sponsors also agreed not to, without the prior written consent of WaveTech and the board of directors of the Company (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, file (or participate in the filing of) a registration statement with the SEC (other than the Form S-4) or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any shares of the Company Common Stock owned by such Sponsor immediately after the Closing (the “Subject Sponsor Shares”), (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Subject Sponsor Shares owned by such Sponsor or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii), in each case, until the earlier of (a) 180 days after the Closing and (b) the date on which the closing price per share of the Company Common Stock equals or exceeds $12.50 (subject to adjustment) for any twenty (20) Trading Days (as defined in the Sponsor Support and Lock-up Agreement) within any thirty (30) consecutive Trading Day period.

The foregoing summary of the Sponsor Support and Lock-up Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the Sponsor Support and Lock-up Agreement, a copy was filed as Exhibit 10.2 to the Current Report on Form 8-K filed with the SEC November 1, 2022 and incorporated by reference herein.

Shareholder Support and Lock-up Agreement

On October 31, 2022, the Company and the Sponsor entered into a Shareholder Support and Lock-up Agreement (the “Shareholder Support and Lock-up Agreement”), with WaveTech and certain stockholders of WaveTech (the “Company Stockholders”). Pursuant to the Shareholder Support and Lock-up Agreement, the Company Stockholders agreed to, among other things, provide written consent or vote at any called meeting with respect to the outstanding shares of WaveTech capital stock held by the Company Stockholders adopting the Merger Agreement and related transactions and approving the Business Combination.

Under the Shareholder Support and Lock-up Agreement, the Company Stockholders also agreed not to, without the prior written consent of WaveTech and the board of directors of the Company (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, file (or participate in the filing of) a registration statement with the SEC (other than the Form S-4) or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any shares of the Company Common Stock owned by such Company Stockholder immediately after the Closing (the “Subject Stockholder Shares”), (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Subject Stockholder Shares owned by such Company Stockholder or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii), in each case, until the earlier of (a) 180 days after the Closing and (b) the date on which the closing price per share of the Company Common Stock equals or exceeds $12.50 (subject to adjustment) for any twenty (20) Trading Days within any thirty (30) consecutive Trading Day period.

The foregoing summary of the Shareholder Support and Lock-up Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the Shareholder Support and Lock-up Agreement, a copy was filed as Exhibit 10.3 to the Current Report on Form 8-K filed with the SEC November 1, 2022 and incorporated by reference herein.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Shareholders of Welsbach Technology Metals Acquisition Corp.

Opinion on the Financial Statement

We have audited the accompanying balance sheet of Welsbach Technology Metals Acquisition Corp. (the Company) as of December 31, 2021, and the statements of operations, changes in stockholders’ deficit and cash flows for the period May 27, 2021 (inception) to December 31, 2021, and the related notes (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021, and the results of its operations and cash flows for the period May 27, 2021 (inception) to December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has no revenue, its business plan is dependent on the completion of a business combination and the Company must liquidate if the business combination is not consummated within nine months. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans regarding these matters are also described in Note 1 to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

The financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statement. We believe that our audit provides a reasonable basis for our opinion.

/s/ UHY LLP

We have served as the Company’s auditor since 2021.

New York, New York

March 24, 2022

WELSBACH TECHNOLOGY METALS ACQUISITION CORP.
BALANCE SHEET

December 31, 2021
ASSETS
CURRENT ASSETS
Cash	$1,200,956
Prepaid expenses and other assets	332,633
Total current assets	1,533,589
Investment held in Trust Account	75,000,011
TOTAL ASSETS	$76,533,600
LIABILITIES, REDEEMABLE COMMON STOCK, AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES
Due to affiliates	$79,673
Franchise tax payable	60,750
Total current liabilities	140,423
Deferred underwriting fee payable	2,625,000
TOTAL LIABILITIES	2,765,423
COMMITMENTS AND CONTINGENCIES (Note 6)
REDEEMABLE COMMON STOCK
Common Stock subject to possible redemption, $0.0001 par value, 7,500,000 shares at redemption value of $10.00 per share.	75,000,000
STOCKHOLDERS’ DEFICIT
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding	—
Common stock; $0.0001 par value; 100,000,000 shares authorized; 2,503,750 shares issued and outstanding	250
Additional paid-in capital
Accumulated deficit	(1,232,073)
TOTAL STOCKHOLDERS’ DEFICIT	(1,231,823)
TOTAL LIABILITIES, REDEEMABLE COMMON STOCK, AND STOCKHOLDERS’ DEFICIT	$76,533,600

This number includes up to 281,250 shares of common stock subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters (see Note 4).

The accompanying notes are an integral part of these financial statements

WELSBACH TECHNOLOGY METALS ACQUISITION CORP.

STATEMENT OF OPERATIONS

FOR THE PERIOD OF MAY 27, 2021 (INCEPTION) TO DECEMBER 31, 2021

OPERATING EXPENSES
General and administrative	$7,865
Franchise Tax	60,750
Total expenses	68,615
OTHER INCOME
Income on investments held in Trust Account	$11
Total other income	11
NET LOSS	$(68,604)
Weighted average shares outstanding of Common stock	1,785,218
Basic and diluted net income per share, Common stock	$(0.04)

The accompanying notes are an integral part of these financial statements

WELSBACH TECHNOLOGY METALS ACQUISITION CORP.

STATEMENT OF CHANGES IN STOCKHOLDER’S DEFICIT

FOR THE PERIOD OF MAY 27, 2021 (INCEPTION) TO DECEMBER 31, 2021

	Common stock			Additional paid-in capital	Total Accumulated deficit	Stockholders’ deficit
	Amount	Shares	Amount
Balance, Inception	$—	—	$—	$—	$—	$—
Issuance of common stock to Sponsor		2,156,250	216	24,784		25,000
Sale of Private Units to insiders	35	347,500	34	3,474,965	—	3,475,000
Proceeds from Initial Public Offering Costs allocated to Public Units (net of offering costs)	—	—	—	2,392,261	—	2,392,261
Accretion for redeemable common stock to redemption value	—	—	—	(5,892,011)	(1,163,469)	(7,055,480)
Net loss	—	—	—	—	(68,604)	(68,604)
Balance, December 31, 2021	$35	2,503,750	$250	$—	$(1,232,073)	$(1,231,823)

The accompanying notes are an integral part of these financial statements

WELSBACH TECHNOLOGY METALS ACQUISITION CORP.

STATEMENT OF CASH FLOW

FOR THE PERIOD OF MAY 27, 2021 (INCEPTION) TO DECEMBER 31, 2021

CASH FLOWS FROM OPERATING ACTIVITIES
Net Loss	$(68,604)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest income on investments held in Trust Account	(11)
Changes in operating assets and liabilities:
Prepaid expenses and other assets	(332,633)
Due to affiliates	79,673
Franchise tax payable	60,750
Net cash flows used in operating activities	(260,825)
CASH FLOWS FROM INVESTING ACTIVITIES
Cash deposited to Trust Account	(75,000,000)
Net cash flows paid in investing activities	(75,000,000)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from Initial public offering	73,500,000
Proceeds from sale of private units	3,475,000
Proceeds from issuance of common stock to Sponsor	25,000
Payment of offering costs	(538,219)
Net cash flows provided by financing activities	76,461,781
NET CHANGE IN CASH	1,200,956
CASH, BEGINNING OF PERIOD	—
CASH, END OF PERIOD	$1,200,956
Supplemental disclosure of noncash activities:
Initial value of Class A common stock subject to possible redemption	$75,000,000
Deferred underwriting commissions payable charged to additional paid in capital	$2,625,000
Accretion for redeemable common stock to redemption value	$7,121,726

The accompanying notes are an integral part of these financial statements

WELSBACH TECHNOLOGY METALS ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2021

Note 1 — Description of Organization and Business Operations and Liquidity

Welsbach Technology Metals Acquisition Corp. (the “Company”) was incorporated in Delaware on May 27, 2021. The Company is a blank check company formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities (the “Business Combination”).

The Company is not limited to a particular industry or geographic region for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of December 31, 2021, the Company had not commenced any operations. All activity through December 31, 2021, relates to the Company’s formation and Initial Public Offering (“IPO”), which is described below and, since the offering, the search for a prospective Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income earned on investments from the proceeds derived from the IPO. The registration statement for the Company’s IPO was declared effective on December 27, 2021. On December 31, 2021, the Company consummated the IPO of 7,500,000 units (“Units”) with respect to the common stock included in the Units being offered (the “Public Shares”) at $10.00 per Unit generating gross proceeds of $75,000,000, which is discussed in Note 3. The Company has selected December 31 as its fiscal year end.

Simultaneously with the closing of the IPO, the Company consummated the sale of 347,500 private placement units (“Private Placement Units”) at a price of $10.00 per Private Placement Unit in a private placement to the Company’s sponsor, Welsbach Acquisition Holdings LLC (the “Sponsor”) generating gross proceeds of $3,745,000 which is described in Note 4.

The Company granted the underwriters a 45-day option to purchase up to 1,125,000 Units to cover Over-allotment, if any. On January 14, 2022, the underwriters partially exercised the option and purchased 227,686 additional Units (the “Over-allotment Units”), generating gross proceeds of $2,276,860.

Upon the closing of the Over-allotment on January 14, 2022, the Company consummated a private sale of an additional 4,554 Private Placement Units at a price of $10.00 per Private Placement Unit, generating gross proceeds of $45,540. As of January 14, 2022, a total of $77,276,860 of the net proceeds from the IPO (including the Over-allotment Units) and the sale of Private Placement Units has been placed in the Trust Account. As the over-allotment option was only partially exercised, 224,328 shares of Common stock purchased by the initial shareholders have been forfeited for no consideration.

Offering costs for the IPO and underwriters’ partial exercise of the over-allotment option (subsequent to December 31, 2021) amounted to $4,788,445, consisting of $1,545,537 of underwriting fees, $2,704,690 of deferred underwriting fees payable (which are held in the Trust Account (defined below)) and $538,218 of other costs. As described in Note 6, the $2,704,690 of deferred underwriting fee payable is contingent upon the consummation of a Business Combination by September 30, 2022, subject to the terms of the underwriting agreement.

Following the closing of the IPO, $75,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the IPO and the Private Placement Units was placed in a trust account (“Trust Account”). The amounts placed in the Trust Account will be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of paragraphs (d)(2), (d)(3) and (d)(4) of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account, as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the IPO and the sale of the Private Placement Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will

WELSBACH TECHNOLOGY METALS ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2021

Note 1 — Description of Organization and Business Operations and Liquidity (cont.)

be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the assets held in the Trust Account excluding the amounts due under the business combination marketing agreement and taxes payable on income earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance the Company will be able to successfully effect a Business Combination.

The Company will provide the holders of the outstanding Public Shares (the “Public Stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per Public Share, plus any pro rata interest then in the Trust Account, net of taxes payable).

All of the Public Shares contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation, if there is a stockholder vote or tender offer in connection with the Company’s Business Combination and in connection with certain amendments to the Company’s amended and restated certificate of incorporation. In accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity” (“ASC 480”) Subtopic 10-S99, redemption provisions not solely within the control of a company require common stock subject to redemption to be classified outside of permanent equity. Given that the Public Shares will be issued with other freestanding instruments (i.e., Public Rights as defined in Note 3), the initial carrying value of the Public Shares classified as temporary equity will be the allocated proceeds determined in accordance with ASC 470-20 “Debt with Conversion and other Options”. The Public Shares are subject to ASC 480-10-S99. If it is probable that the equity instrument will become redeemable, the Company has the option to either (i) accrete changes in the redemption value over the period from the date of issuance (or from the date that it becomes probable that the instrument will become redeemable, if later) to the earliest redemption date of the instrument or (ii) recognize changes in the redemption value immediately as they occur and adjust the carrying amount of the instrument to equal the redemption value at the end of each reporting period. The Company has elected to recognize the changes immediately. While redemptions cannot cause the Company’s net tangible assets to fall below $5,000,001, the Public Shares are redeemable and are classified as such on the balance sheet until such date that a redemption event takes place.

Redemptions of the Company’s Public Shares may be subject to the satisfaction of conditions, including minimum cash conditions, pursuant to an agreement relating to the Company’s Business Combination. If the Company seeks stockholder approval of the Business Combination, the Company will proceed with a Business Combination if a majority of the shares voted are voted in favor of the Business Combination, or such other vote as required by law or stock exchange rule. If a stockholder vote is not required by applicable law or stock exchange listing requirements and the Company does not decide to hold a stockholder vote for business or other reasons, the Company will, pursuant to its Certificate of Incorporation, conduct the redemptions pursuant to the tender offer rules of the Securities Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by applicable law or stock exchange listing requirements, or the Company decides to obtain stockholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the IPO in favor of approving a Business Combination. Additionally, each Public Stockholder may elect to redeem their Public Shares without voting, and if they do vote, irrespective of whether they vote for or against the proposed transaction.

WELSBACH TECHNOLOGY METALS ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2021

Note 1 — Description of Organization and Business Operations and Liquidity (cont.)

Notwithstanding the foregoing, the Certificate of Incorporation provides that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 20% or more of the Public Shares sold in the IPO, without the prior consent of the Company.

The Company’s Sponsor, officers and directors (the “Initial Stockholders”) have agreed not to propose an amendment to the Certificate of Incorporation that would affect the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the Public Stockholders with the opportunity to redeem their shares of Common Stock in conjunction with any such amendment.

If the Company is unable to complete a Business Combination by September 30, 2022, 9 months, or up to 15 months as the Sponsor or its affiliates or designees may, but are not obligated to, extend the period of time to consummate a Business Combination two times by an additional three months, provided that, pursuant to the terms of the Company’s Certificate of Incorporation and the trust agreement, the Sponsor or its affiliates or designees, upon five days’ advance notice prior to the applicable deadline, deposit into the Trust Account $862,500 ($0.10 per share in either case, or an aggregate of $1,500,000 (or up to $1,725,000 if the over-allotment option is exercised in full)), on or prior to the date of the applicable deadline, from the closing of the IPO (“Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay the Company’s franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

The Initial Stockholders have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Initial Stockholders should acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to its business combination marketing agreement fee (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period, and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00 per shares held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except the

WELSBACH TECHNOLOGY METALS ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2021

Note 1 — Description of Organization and Business Operations and Liquidity (cont.)

Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Risks and Uncertainties

In March 2020, the World Health Organization declared the outbreak of a novel coronavirus (“COVID-19”) as a pandemic which continues to spread throughout the United States and the world. As of the date the financial statement was issued, there was considerable uncertainty around the expected duration of this pandemic. Management is continuing to evaluate the impact of the COVID-19 pandemic and the Company has concluded that while it is reasonably possible that COVID-19 could have a negative effect on identifying a target company for a Business Combination, the specific impact is not readily determinable as of the date of this financial statement. The financial statement does not include any adjustments that might result from the outcome of this uncertainty.

Liquidity and Capital Resources

As of December 30, 2021, the Company had a cash balance of $1,200,956 and a working capital surplus of $1,393,166. Further, the Company has incurred and expects to continue to incur significant costs in pursuit of its financing and acquisition plans. The Company has no revenue, and its business plan is dependent on the completion of a Business Combination within the Combination Period. If the Company is unable to compete a Business Combination within the Combination Period, it must liquidate. These conditions raise substantial doubt about the Company’s ability to continue as a going concern within a reasonable period of time, which is considered to be one year from the issuance date of the financial statement.

Until the consummation of a Business Combination, the Company will be using funds held outside of the Trust Account for paying existing accounts payable, identifying and evaluating prospective acquisition candidates, performing business due diligence on prospective target businesses, traveling to and from the offices, plants or similar locations of prospective target businesses, reviewing corporate documents and material agreements of prospective target businesses, selecting the target business to acquire and structuring, negotiating and consummating the business combination. If the Company’s estimates of the costs of identifying a target business, undertaking in-depth due diligence and negotiating a Business Combination are less than the actual amount necessary to do so, the Company may have insufficient funds available to operate its business prior to a Business Combination.

These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern one year from the date the financial statement is issued. The financial statement does not include any adjustments that might result from its inability to consummate a Business Combination or its inability to continue as a going concern.

Note 2 — Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging Growth Company

The Company is an emerging growth company as defined in Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), which exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under

WELSBACH TECHNOLOGY METALS ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2021

Note 2 — Summary of Significant Accounting Policies (cont.)

the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised, and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Making estimates requires management to exercise significant judgment. Such estimates may be subject to change as more current information becomes available and accordingly the actual results could differ significantly from those estimates. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2021.

Investments Held in Trust Account

At December 31, 2021, substantially all of the assets held in the Trust Account were held in U.S. Treasury securities. The Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of investments held in Trust Account are included in interest earned on marketable securities held in Trust Account in the accompanying statement of operations. The estimated fair values of investments held in Trust Account are determined using available market information.

Offering Costs associated with the IPO and overallotment

Offering costs consist principally of legal, accounting, underwriting fees and other costs directly related to the IPO. Offering costs of the IPO amounted to $4,663,218 which was charged against additional paid-in capital upon the completion of the IPO. Subsequently, additional offering cost of $125,227 was incurred with the Overallotment in January 2022 and was also charged against additional paid-in capital in January 2022.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Corporation limit. As of December 31, 2021, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such account.

WELSBACH TECHNOLOGY METALS ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2021

Note 2 — Summary of Significant Accounting Policies (cont.)

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under the (“FASB”) ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.

Income Taxes

The Company complies with the accounting and reporting requirements of ASC 740, “Income Taxes,” (“ASC 740”) which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of December 31, 2021. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties for the period from May 27, 2021 (date of inception) to December 31, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

The provision for income taxes was deemed to be de minimis for the period May 27, 2021 (inception) through December 31, 2021.

Class A Common Stock Subject to Possible Redemption

The Company accounts for its common stock subject to possible redemption in accordance with the guidance in ASC 480. Shares of common stock subject to mandatory redemption (if any) is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s Public Shares sold in the IPO feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, on December 31, 2021, 7,500,000 shares of common stock subject to possible redemption is presented as temporary equity, outside of the stockholders’ deficit section of the Company’s balance sheet.

Immediately upon the closing of the IPO, the Company recognized the accretion from the initial book value to redemption amount value. This method would view the end of the reporting period as if it were also the redemption date for the security. The change in the carrying value of redeemable shares of common stock resulted in charges against additional paid-in capital and accumulated deficit.

WELSBACH TECHNOLOGY METALS ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2021

Note 2 — Summary of Significant Accounting Policies (cont.)

As of December 31, 2021, the shares of common stock reflected on the balance sheet are reconciled on the following table:
Gross proceeds	$75,000,000
Less:
Fair value of Public Rights at issuance	(2,550,000)
Public Shares issuance costs	(4,505,480)
Plus:
Accretion of carrying value to redemption value	7,055,480
Common stock subject to possible redemption	$75,000,000

Net Loss per Common Share

The Company has class of shares, which are referred to as Common Stock (the “Founder Shares”). At December 31, 2021, no Public Units or Private Placement Units have been exercised. As a result, diluted net income per common stock is the same as basic net income per common stock for the period. The table below presents a reconciliation of the numerator and denominator used to compute basic and diluted net loss per share for each class of stock.
Basic and diluted net loss per share:	For the period May 27, 2021 to December 31, 2021 Common Stock
Numerator:
Allocation of net loss, including accretion of temporary equity	$(68,604)
Denominator:
Weighted average shares outstanding	1,785,218
Basic and diluted net loss per share	$(0.04)

Recent Accounting Pronouncements

In August 2020, the FASB issued ASU No. 2020-06, Debt — debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception, and it simplifies the diluted earnings per share calculation in certain areas. The Company adopted ASU 2020-06 on May 27, 2021 (inception).

Management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

Note 3 — Initial Public Offering and Over-Allotment

Pursuant to the IPO, the Company sold 7,500,000 Units at a price of $10.00 per Unit. Each Unit consists of one share of common stock and one right to receive one-tenth (1/10) of a share of common stock upon consummation of a Business Combination. (each, a “Public Right”).

The Company granted the underwriters a 45-day option to purchase up to 1,125,000 Units to cover Over-allotment, if any. On January 14, 2022, the underwriters partially exercised the option and purchased 227,686 additional Units (the “Over-allotment Units”).

WELSBACH TECHNOLOGY METALS ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2021

Note 4 — Private Placement

On December 27, 2021, simultaneously with the consummation of the IPO the Company consummated the issuance and sale (“Private Placement”) of 347,500 Private Placement Units in a private placement transaction at a price of $10.00 per Private Placement Unit, generating gross proceeds of $3,475,000. Each Private Placement Unit consists of one share of common stock and one right to receive one-tenth (1/10) of a share of common stock upon consummation of a Business Combination.

On January 14, 2021, the Company consummated the sale of an additional 22,500 Private Placement Units, at $10.00 per Private Placement Unit for an aggregate purchase price of $45,540.

A portion of the proceeds from the Private Placement Units were added to the proceeds from the IPO to be held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Units will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law), and the Private Placement Units will be worthless.

Note 5 — Related Party Transactions

Founder Shares

On June 25, 2021, the Sponsor purchased 1,437,500 shares (the “Founder Shares”) of the Company’s Class B common stock, par value $0.0001 for an aggregate price of $25,000. On October 13, 2021, the Company effected an exchange of each such Class B shares for 1.5 shares of the Company’s common stock, resulting in our Sponsor holding an aggregate of 2,156,250 Founder Shares. The Company no longer has Class B stock. The Initial Stockholders have agreed to forfeit up to 281,250 Founder Shares to the extent that the over-allotment option is not exercised in full by the underwriters. Subsequent to year end, the Founders forfeited 224,328 Founder Shares.

The Founder Shares were placed into an escrow account maintained in New York, New York by Continental Stock Transfer & Trust Company, acting as escrow agent. Subject to certain limited exceptions, 50% of these shares will not be transferred, assigned, sold or released from escrow until the earlier of (i) six months after the date of the consummation of a Business Combination and (ii) the date on which the closing price of our common stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after our Business Combination and the remaining 50% of the Founder Shares will not be transferred, assigned, sold or released from escrow until six months after the date of the consummation of a Business Combination, or earlier, in either case, if, subsequent to a Business Combination, we complete a liquidation, merger, stock exchange or other similar transaction which results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Promissory Note — Related Party

On June 25, 2021, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the IPO pursuant to a promissory note (the “Note”). This loan was non-interest bearing and was payable at the consummation of the IPO. As of December 31, 2021, there was no amount payable against the Note.

Due to Affiliates

On December 31, 2021, the Sponsor funded $79,673 in excess of $3,475,000 aggregate purchase price of the Private Placement Units. This amount will be repaid from Company’s operating account as soon as practicable.

Related Party Loans

In addition, in order to finance transaction costs in connection with a Business Combination, certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital.

WELSBACH TECHNOLOGY METALS ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2021

Note 5 — Related Party Transactions (cont.)

Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into units of the post Business Combination entity at a price of $10.00 per unit. These units would be identical to the Private Placement Units. As of December 31, 2021, there were no Working Capital Loans outstanding.

Support Services

The Company intends to pay the Sponsor a fee of approximately $10,000 per month following the consummation of the IPO until the earlier of the consummation of the Business Combination or liquidation for the use of office space and administrative support services. As of December 31, 2021, no amounts have been paid under this arrangement.

The Company intends to pay an entity affiliated with its Chief Financial Officer approximately $6,500 per quarter for accounting services following the consummation of the IPO until the earlier of the consummation of the Business Combination or liquidation. As of December 31, 2021, no amount has been paid under this arrangement.

Note 6 — Commitments and Contingencies

Registration Rights

The holders of Founder Shares, Private Placement Units and units that may be issued upon conversion of Working Capital Loans, if any, will be entitled to registration rights pursuant to a registration rights agreement to be signed on or before the date of the prospectus for the IPO. These holders will be entitled to certain demand and “piggyback” registration rights. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until the termination of the applicable lock-up period for the securities to be registered. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option from the final prospectus relating to the IPO to purchase up to 1,125,000 additional Units to cover over-allotments, if any, at the IPO price less the underwriting discounts and commissions.

The underwriters were paid a cash underwriting discount of $0.20 per Unit on the offering not including the Units issued with the underwriter’s exercise of their over-allotment option, or $1,500,000 in the aggregate at the closing of the IPO. In addition, the underwriters are entitled to a deferred underwriting commissions of $0.35 per unit, or $2,625,000 from the closing of the IPO. The total deferred fee of $2,625,000 deferred until Business Combination. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely if the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Note 7 — Stockholders’ Equity

Recapitalization — On June 25, 2021, our sponsor purchased 1,437,500 shares of Class B common stock for an aggregate purchase price of $25,000. On October 13, 2021, the Company effected an exchange of each such share of Class B common stock for 1.5 shares of our common stock, resulting in our sponsor holding an aggregate of 2,156,250 founder shares. The Company no longer has Class B stock.

WELSBACH TECHNOLOGY METALS ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2021

Note 7 — Stockholders’ Equity (cont.)

Common stock — The Company is authorized to issue 100,000,000 shares of common stock with a par value of $0.0001 per share. As of December 31, 2021, there were 2,503,750 shares of common stock outstanding (excluding 7,500,000 shares of common stock subject to possible redemption).

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per shares with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. For the period presented, there were no shares of preferred stock issued or outstanding.

Rights — Except in cases where the Company is not the surviving company in a Business Combination, each holder of a Public Right will automatically receive one-tenth of one share of common stock upon consummation of a Business Combination, even if the holder of a Public Right converted all shares held by him, her or it in connection with a Business Combination or an amendment to the Company’s Amended and Restated Certificate of Incorporation with respect to its pre-business combination activities. In the event that the Company will not be the surviving company upon completion of a Business Combination, each holder of a Public Right will be required to affirmatively convert his, her or its rights in order to receive the one-tenth of a share underlying each Public Right upon consummation of the Business Combination.

The Company will not issue fractional shares in connection with an exchange of Public Rights. Fractional shares will either be rounded down to the nearest whole share or otherwise addressed in accordance with the applicable provisions of the Delaware General Corporation Law. As a result, the holders of the Public Rights must hold rights in multiples of 10 in order to receive shares for all of the holders’ rights upon closing of a Business Combination.

Note 8 — Fair Value Measurements

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to  minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:
Level 1:

Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

At December 31, 2021, the assets held in the Trust Account were held in treasury funds. All of the Company’s investments held in the Trust Account are classified as trading securities.

WELSBACH TECHNOLOGY METALS ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2021

Note 8 — Fair Value Measurements (cont.)

The following table presents information about the Company’s liabilities that are measured at fair value on a recurring basis at December 31, 2021 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value.
	Level	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Cash, and U.S. Treasury Securities	1	$75,000,011	—	—

Note 9 — Subsequent Events

The Company has evaluated subsequent events through the date these financial statements were available for issuance and determined that there were no subsequent events that would require adjustment or disclosure.

On January 14, 2022, the underwriters partially exercised the Over-allotment option and purchased 227,686 additional Units (the “Over-allotment Units”), generating gross proceeds of $2,276,860. Upon the closing of the Over-allotment on January 14, 2022, the Company consummated a private sale of an additional 4,554 Private Placement Units at a price of $10.00 per Private Placement Unit, generating gross proceeds of $45,540. Additional offering cost of $125,227 was incurred with the Overallotment in January 2022 and was also charged against additional paid-in capital in January 2022. In connection with the partial exercise of the Over-allotment option, the Initial Stockholders forfeited 224,328 Founder Shares.

(2)    Financial Statement Schedules

All financial statement schedules are omitted because they are not applicable or the amounts are immaterial and not required, or the required information is presented in the financial statements and notes beginning on F-1 on this Report.

(3)    Exhibits

We hereby file as part of this Report the exhibits listed in the attached Exhibit Index. Exhibits which are incorporated herein by reference can be inspected on the SEC website at www.sec.gov.

Annex A

AGREEMENT AND PLAN OF MERGER

by and among

WELSBACH TECHNOLOGY METALS ACQUISITION CORP.

WTMA MERGER SUBSIDIARY CORP.,

and

WAVETECH GROUP, INC.

dated as of October 31, 2022

Annex A-i

Annex A-ii

Exhibits
Exhibit A	Form of Registration Rights Agreement
Exhibit B	Form of Amended and Restated Certificate of Incorporation of Acquiror
Exhibit C	Form of Amended and Restated Bylaws of Acquiror

Annex A-iii

AGREEMENT AND PLAN OF MERGER

This Agreement And Plan Of Merger, dated as of October 31, 2022 (this “Agreement”), is made and entered into by and among Welsbach Technology Metals Acquisition Corp., a Delaware corporation (“Acquiror”), WTMA Merger Subsidiary Corp., a Delaware corporation and a direct wholly owned subsidiary of Acquiror (“Merger Sub”) and WaveTech Group, Inc., a Delaware corporation (the “Company”).

RECITALS

Whereas, Acquiror is a blank check company incorporated as a Delaware corporation and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses;

Whereas, upon the terms and subject to the conditions of this Agreement, and in accordance with the Delaware General Corporation Law, as amended (the “DGCL”), (x) Merger Sub will merge with and into the Company, the separate corporate existence of Merger Sub will cease and the Company will be the surviving corporation and a wholly owned subsidiary of Acquiror (the “Merger”) and (y) Acquiror will change its name to “WaveTech Group, Inc.”;

Whereas, prior to the Effective Time (as defined below), each share of Company Preferred Stock (as defined below) will be converted into one share of Company Common Stock (as defined below) (the “Company Preferred Conversion”);

Whereas, upon the Effective Time and following the Company Preferred Conversion, all shares of the Company Capital Stock (as defined below) and Company Awards (as defined below) will be converted into the right to receive (in the case of the Company Awards, if and to the extent earned and subject to their respective terms) the Aggregate Merger Consideration as set forth in this Agreement;

Whereas, each of the parties hereto intends that, for United States federal income tax purposes (and, to the extent applicable, for state and local tax purposes), the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations, to which each of Acquiror and the Company are to be parties under Section 368(b) of the Code, and this Agreement is intended to constitute a “plan of reorganization” within the meaning of Section 368 of the Code and the Treasury Regulations;

Whereas, the Board of Directors of the Company has (i) approved this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby, (ii) declared it advisable for the Company to enter into this Agreement and the other documents contemplated hereby and (iii) recommended the approval of this Agreement by the Company’s stockholders;

Whereas, the Board of Directors of Acquiror has (i) determined that it is advisable for Acquiror to enter into this Agreement and the documents contemplated hereby, (ii) approved the execution and delivery of this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby, and (iii) recommended the adoption and approval of this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby by the Acquiror Stockholders;

Whereas, Acquiror, as sole stockholder of Merger Sub, has approved and adopted this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby;

Whereas, in furtherance of the Merger and in accordance with the terms hereof, Acquiror shall provide an opportunity to its stockholders to have their outstanding shares of Acquiror Common Stock (as defined below) redeemed on the terms and subject to the conditions set forth in this Agreement and Acquiror’s Governing Documents (as defined below) in connection with obtaining the Acquiror Stockholder Approval (as defined below);

Whereas, as a condition and inducement to Acquiror’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Requisite Company Stockholders (as defined below) have each executed and delivered to Acquiror a Company Holders Support and Lock-Up Agreement (as defined below) pursuant to which the Requisite Company Stockholders have agreed, among other things, (i) to vote (whether pursuant to a duly convened meeting of the stockholders of the Company or pursuant to an action by written consent of the stockholders of the Company) in favor of the adoption and approval, promptly following the time at which the Registration Statement shall have been declared effective and delivered or otherwise made available to stockholders, of this Agreement and the other documents contemplated hereby and the transactions

Annex A-1

contemplated hereby and thereby, and (ii) not to sell, transfer, convey or assign any Acquiror Common Shares until after the six (6) month anniversary of the Closing Date, subject to the terms and conditions of the Company Holders Support and Lock-Up Agreement;

Whereas, as a condition and inducement to the Company’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Sponsor and each of its stockholders named therein has executed and delivered to the Company the Sponsor Support and Lock-Up Agreement (as defined below) pursuant to which the Sponsor and each of its stockholders named therein has agreed to, among other things, (i) vote to adopt and approve this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby, and (ii) not to sell, transfer, convey or assign any Acquiror Common Shares until after the six (6) month anniversary of the Closing Date, subject to the terms and conditions of the Sponsor Support and Lock-Up Agreement;

WHEREAS, after the date hereof, Acquiror may enter into PIPE Subscription Agreements (as defined below) with PIPE Investors (as defined below) pursuant to which, and on the terms and subject to the conditions of which (being acceptable to the Company), such PIPE Investors agree to purchase from Acquiror shares of Acquiror Common Stock in an aggregate purchase price to be determined by Acquiror and the Company, such purchases to be consummated prior to or substantially concurrently with the Closing;

WHEREAS, after the date hereof, the Company may enter into Company Convertible Notes Subscription Agreements (as defined below) with Company Convertible Notes Investors (as defined below) pursuant to which, and on the terms and subject to the conditions of which (being acceptable to the Acquiror), such Company Convertible Notes Investors agree to purchase the Series B Company Convertible Notes in the aggregate principal amount of up to $15,000,000 or such other amount to be agreed by the Company and the Acquiror, such purchases to be consummated prior to the Closing; and

Whereas, at the Closing, Acquiror, the Sponsor, the Major Company Stockholders (as defined below), the PIPE Investors and certain of their respective Affiliates, as applicable, shall enter into a Registration Rights Agreement (the “Registration Rights Agreement”) in the form attached hereto as Exhibit A (with such changes as may be agreed in writing by Acquiror and the Company), which shall be effective as of the Closing.

Now, Therefore, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, Acquiror, Merger Sub and the Company agree as follows:

ARTICLE I
CERTAIN DEFINITIONS

Section 1.1 Definitions. As used herein, the following terms shall have the following meanings:

“Acquiror” has the meaning specified in the Preamble hereto.

“Acquiror Common Share” means a share of Acquiror Common Stock.

“Acquiror Common Stock” means the common stock of Acquiror.

“Acquiror Cure Period” has the meaning specified in Section 10.1(h).

“Acquiror Disclosure Letter” has the meaning specified in the introduction to Article V.

“Acquiror Financial Statements” has the meaning specified in Section 5.6(d).

“Acquiror Indemnified Parties” has the meaning specified in Section 7.7(a).

“Acquiror Modification in Recommendation” has the meaning specified in Section 8.2(b).

“Acquiror Rights” mean (i) the 352,054 issued and outstanding rights underlying private units of Acquiror to acquire one-tenth of one Acquiror Common Share issued by Acquiror in connection with the initial public offering of Acquiror (including in the partial exercise by Chardan Capital Markets, LLC of its overallotment option) to the Sponsor; and (ii) the 7,727,686 issued and outstanding rights to acquire one-tenth of one Acquiror Common Share and which, along with the Acquiror Common Shares, comprised the Acquiror Units sold in the initial public offering of Acquiror (including in the partial exercise by Chardan Capital Markets, LLC of its overallotment option).

Annex A-2

“Acquiror SEC Filings” has the meaning specified in Section 5.5.

“Acquiror Securities” has the meaning specified in Section 5.12(a).

“Acquiror Share Redemption” means the election of an eligible (as determined in accordance with Acquiror’s Governing Documents) holder of Acquiror Common Stock to redeem all or a portion of the shares of Acquiror Common Stock held by such holder at a per-share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the Trust Account (including any interest earned on the funds held in the Trust Account) (as determined in accordance with Acquiror’s Governing Documents) in connection with the Transaction Proposals.

“Acquiror Share Redemption Amount” means the aggregate amount payable with respect to all Acquiror Share Redemptions.

“Acquiror Share Value” means $10.00 with respect to each Acquiror Common Share.

“Acquiror Stockholder Approval” means the approval of those Transaction Proposals identified in clauses (A) through (I) of Section 8.2(b), in each case, by an affirmative vote of the holders of at least a majority of the outstanding shares of Acquiror Common Stock, present and entitled to vote (as determined in accordance with Acquiror’s Governing Documents) at a stockholders’ meeting duly called by the Board of Directors of Acquiror and held for such purpose.

“Acquiror Stockholders” means the stockholders of Acquiror as of immediately prior to the Effective Time.

“Acquiror Stockholders’ Meeting” has the meaning specified in Section 8.2(b).

“Acquiror Unit” means units consisting of one Acquiror Common Share and one right to acquire one-tenth of one Acquiror Common Share sold in the initial public offering of Acquiror.

“Acquisition Proposal” means, with respect to the Company and its Subsidiaries, other than the transactions contemplated hereby, any inquiry, offer or proposal relating to: (a) any acquisition or purchase, direct or indirect, of (i) 5% or more of the consolidated assets of the Company and its Subsidiaries or (ii) 5% or more of any class of equity or voting securities of (x) the Company or (y) one or more Subsidiaries of the Company holding assets constituting, individually or in the aggregate, 5% or more of the consolidated assets of the Company and its Subsidiaries; (b) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Person beneficially owning 5% or more of any class of equity or voting securities of (i) the Company or (ii) one or more Subsidiaries of the Company holding assets constituting, individually or in the aggregate, 5% or more of the consolidated assets of the Company and its Subsidiaries; or (c) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the sale or disposition of (i) the Company or (ii) one or more Subsidiaries of the Company holding assets constituting, individually or in the aggregate, 5% or more of the consolidated assets of the Company and its Subsidiaries.

“Action” means any claim, complaint, action, suit, audit, examination, assessment, arbitration, mediation or inquiry, or any proceeding or investigation, by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Affiliate Agreements” has the meaning specified in Section 4.12(a)(vii).

“Aggregate Fully Diluted Company Common Shares” means all of the shares of Company Common Stock issued or issuable immediately prior to the Effective Time with respect to any all options, warrants, rights, or other securities (including debt instruments) to purchase, convert or exchange into shares of Company Common Stock, determined using the treasury stock method, including, without duplication, (a) the aggregate number of shares of Company Common Stock that are (i) issued and outstanding immediately prior to the Effective Time or (ii) issuable upon, or subject to, the settlement of Company Options (whether or not then vested or exercisable), Restricted Stock Unit Awards, and Series A Company Convertible Notes, in each case, that are outstanding immediately prior to the Effective Time after giving effect to the Company Preferred Conversion, minus (b) the Treasury Shares outstanding immediately prior to the Effective Time.

Annex A-3

“Aggregate Merger Consideration” means 15 million Acquiror Common Shares. For the avoidance of doubt, the agreed pre-money valuation of the Company is equivalent to the Aggregate Merger Consideration multiplied by the Acquiror Share Value, being $150.0 million.

“Agreement” has the meaning specified in the Preamble hereto.

“Agreement End Date” has the meaning specified in Section 10.1(f).

“Amended and Restated Certificate of Incorporation” means the amended and restated certificate of incorporation of the Acquiror from and after the Effective Time.

“Ancillary Agreements” has the meaning specified in Section 11.10.

“Anti-Bribery Laws” means the anti-bribery provisions of the Foreign Corrupt Practices Act of 1977, as amended, and all other applicable anti-corruption and bribery Laws (including the U.K. Bribery Act 2010, and any rules or regulations promulgated thereunder or other Laws of other countries implementing the OECD Convention on Combating Bribery of Foreign Officials).

“Anti-Money Laundering Laws” means applicable Laws related to money laundering, including the U.S. Currency and Foreign Transaction Reporting Act of 1970, as amended (also known as the Bank Secrecy Act), the U.S. Money Laundering Control Act of 1986, as amended, the U.K. Proceeds of Crime Act 2002, and any other applicable Law related to money laundering of any jurisdictions in which the Company conducts business, including any anti-racketeering laws involving money laundering or bribery as a racketeering act.

“Applicable Earnout Percentage” means, with respect to each Qualified Stockholder, the quotient of (A) the number of Acquiror Common Shares issued or issuable to such Qualified Stockholder in the Merger in respect of all of the shares of Company Common Shares, Company Convertible Notes or a Restricted Stock Unit Award held by such Qualified Stockholder immediately prior to the Effective Time, divided by (B) the total number of Acquiror Common Shares issued or issuable to all of the Qualified Stockholders in the Merger in respect of all of the shares of Company Common Shares, Company Convertible Notes or a Restricted Stock Unit Award held by all of the Qualified Stockholders immediately prior to the Effective Time.

“Available Cash” has the meaning specified in Section 7.2(a).

“Business Combination” has the meaning set forth in Article Fifth of the Amended and Restated Certificate of Incorporation of Acquiror as in effect on the date hereof.

“Business Combination Proposal” means any offer, inquiry, proposal or indication of interest (whether written or oral, binding or non-binding, and other than an offer, inquiry, proposal or indication of interest with respect to the transactions contemplated hereby), relating to a Business Combination.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“Closing” has the meaning specified in Section 2.3(a).

“Closing Date” has the meaning specified in Section 2.3(a).

“Closing Price” means, for each Trading Day, the closing price (based on such Trading Day) of Acquiror Common Shares on the principal securities exchange or securities market on which Acquiror Common Shares are then traded, as reported by Bloomberg, L.P. or, if not reported by Bloomberg, L.P., in another authoritative source mutually selected by Acquiror and the Company.

“Code” has the meaning specified in the Recitals hereto.

“Company” has the meaning specified in the Preamble hereto.

“Company Award” shall mean a Company Option or a Restricted Stock Unit Award.

“Company Benefit Plan” has the meaning specified in Section 4.13(a).

“Company Capital Stock” means the shares of the Company Common Stock and the Company Preferred Stock.

Annex A-4

“Company Common Shares” means shares of Company Common Stock.

“Company Common Stock” means the common stock of the Company.

“Company Convertible Note Investment” means the purchase of Series B Company Convertible Notes pursuant to the Company Convertible Note Subscription Agreements.

“Company Convertible Note Investors” means those certain investors participating in the Company Convertible Note Investment pursuant to the Company Convertible Note Subscription Agreements.

“Company Convertible Note Subscription Agreements” means the subscription agreements to be entered into by the Company, on terms and conditions acceptable to the Acquiror, after the date hereof and prior to Closing, pursuant to which the Company Convertible Note Investment will be consummated.

“Company Convertible Notes” means the Series A Company Convertible Notes and Series B Company Convertible Notes (if any).

“Company Cure Period” has the meaning specified in Section 10.1(e).

“Company Disclosure Letter” has the meaning specified in the introduction to Article IV.

“Company Fundamental Representations” means the representations and warranties made pursuant to the first and second sentences of Section 4.1 (Company Organization), the first and second sentences of Section 4.2 (Subsidiaries), Section 4.3 (Due Authorization.), Section 4.6 (Capitalization of the Company.), Section 4.7 (Capitalization of Subsidiaries.), and Section 4.16 (Brokers’ Fees) and Section 4.32 (Related Party Transactions).

“Company Holders Support and Lock-Up Agreement” means that certain Company Holders Support and Lock-Up Agreement, dated as of the date hereof, by and among each of the Requisite Company Stockholders, Acquiror, Sponsor and the Company, as amended or modified from time to time.

“Company Incentive Plan” means the WaveTech Group, Inc. Incentive Compensation Plan, as amended from time to time.

“Company Indemnified Parties” has the meaning specified in Section 7.7(a).

“Company Material Adverse Effect” means any event, state of facts, development, circumstance, occurrence or effect (collectively, “Events”) that (i) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole or (ii) does or would reasonably be expected to, individually or in the aggregate, prevent the ability of the Company to consummate the Merger; provided, however, that, solely in the case of the foregoing clause (i), in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: (a) any change in applicable Laws or GAAP or any interpretation thereof following the date of this Agreement, (b) any change in interest rates or economic, political, business or financial market conditions generally, (c) the taking of any action required by this Agreement (other than any action required to be taken pursuant to Section 6.1), (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), pandemic or change in climate, (e) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, (f) any failure of the Company to meet any projections or forecasts (provided that clause (f) shall not prevent a determination that any Event not otherwise excluded from this definition of Company Material Adverse Effect underlying such failure to meet projections or forecasts has resulted in a Company Material Adverse Effect), (g) any Events generally applicable to the industries or markets in which the Company and its Subsidiaries operate (including increases in the cost of products, supplies, materials or other goods purchased from third party suppliers), (h) the announcement of this Agreement and consummation of the transactions contemplated hereby, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on relationships, contractual or otherwise, with any landlords, customers, suppliers, distributors, partners or employees of the Company and its Subsidiaries (it being understood that this clause (h) shall be disregarded for purposes of the representation and warranty set forth in Section 4.4and the condition to Closing with respect thereto), (i) any matter set forth on the Company Disclosure Letter to the extent that the adverse effect of such matter is reasonably apparent on the face of the disclosure, or (j) any action

Annex A-5

taken by, or at the request of, Acquiror or Merger Sub or taken or not taken by the Company as required by this Agreement, it being understood and agreed that any underlying Event related to such request for consent may be taken into account, to the extent not otherwise excluded pursuant to this definition; provided, further, that any Event referred to in clauses (a), (b), (d), (e) or (g) above may be taken into account in determining if a Company Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on the business, assets, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which the Company and its Subsidiaries conduct their respective operations (which shall include the battery technology industry generally), but only to the extent of the incremental disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which the Company and its Subsidiaries conduct their respective operations.

“Company Modification in Recommendation” has the meaning specified in Section 8.2(c).

“Company Option” means an option held by a WaveTech GmbH shareholder to put the common shares of WaveTech GmbH to the Company in exchange for shares of Company Common Stock.

“Company Preferred Conversion” has the meaning specified in the Recitals hereto.

“Company Preferred Stock” means the Company’s Series A Preferred Stock as defined and described in the Company’s Governing Documents on the date hereof.

“Company Real Property” means any of the Leased Real Property and, to the extent applicable, any real property owned by the Company or any of its Subsidiaries.

“Company Registered Intellectual Property” has the meaning specified in Section 4.21(a).

“Company Stockholder Approvals” means the approval of this Agreement and the transactions contemplated hereby, including the Merger and the transactions contemplated thereby, by the affirmative vote or written consent of the holders of at least a majority of the voting power of the outstanding Company Capital Stock voting as a single class pursuant to the terms and subject to the conditions of the Company’s Governing Documents and applicable Law.

“Company Transaction Expenses” means the following out-of-pocket fees and expenses paid or payable by the Company or any of its Subsidiaries (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the transactions contemplated hereby: (i) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants (including PCAOB audit fees) and other advisors and service providers, (ii) change-in-control payments, transaction bonuses, retention payments, severance or similar compensatory payments payable by the Company or any of its Subsidiaries to any current or former employee (including any amounts due under any consulting agreement with any such former employee), independent contractor, officer, or director of the Company or any of its Subsidiaries as a result of the transactions contemplated hereby (and not tied to any subsequent event or condition, such as a termination of employment) and the employer level payroll Taxes attributable to such payments, (iii) any and all filing fees payable by the Company or any of its Subsidiaries to any Governmental Authorities in connection with the transactions contemplated hereby, and (iv) amounts owing or that may become owed, payable or otherwise due, directly or indirectly, by the Company or any of its Subsidiaries to any Affiliate of the Company or any of its Subsidiaries in connection with the consummation of the transactions contemplated hereby, including fees, costs and expenses related to the termination of any Affiliate Agreement; provided, however, except as expressly provided herein, Company Transaction Expenses shall not include Taxes other than Transfer Taxes.

“Confidentiality Agreement” has the meaning specified in Section 11.10.

“Constituent Corporations” has the meaning specified in Section 2.1(a).

“Contracts” means any legally binding contracts, agreements, subcontracts, leases, subleases, licenses and purchase orders.

“Cooley” has the meaning specified in Section 11.18(a).

“Copyleft License” means any license that requires, as a condition of use, modification and/or distribution of software subject to such license, that such software subject to such license, or other software incorporated into, derived from, or used or distributed with such software subject to such license (i) in the case of software, be

Annex A-6

made available or distributed in a form other than binary (e.g., source code form), (ii) be licensed for the purpose of preparing derivative works, (iii) be licensed under terms that allow the Company’s or any Subsidiary of the Company’s products or portions thereof or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than by operation of Law) or (iv) be redistributable at no license fee. Copyleft Licenses include the GNU General Public License, the GNU Lesser General Public License, the Mozilla Public License, the Common Development and Distribution License, the Eclipse Public License and all Creative Commons “sharealike” licenses.

“D&O Indemnified Parties” has the meaning specified in Section 7.7(a).

“Deducted Company Transaction Expenses Amount” means an amount equal to the lesser of (a) Company Transaction Expenses that constitute Unpaid Company Transaction Expenses, excluding any Company Transaction Expenses incurred by the Company that required the consent of Acquiror pursuant to Section 6.1(e)(ii) and (b) the amount set forth on Section 7.2(a) of the Company Disclosure Letter.

“DGCL” has the meaning specified in the Recitals hereto.

“Disclosure Letter” means, as applicable, the Company Disclosure Letter or the Acquiror Disclosure Letter.

“Dissenting Shares” has the meaning specified in Section 3.5.

“Dollars” or “$” means lawful money of the United States.

“EBITDARD Reference Amount” means for the applicable fiscal year, using results and expenses taken from the audited financial statements of Acquiror, including but not limited to the Company and its Affiliates, on a consolidated basis, the following calculation: income before provision for income taxes, plus interest expense, less interest income, plus depreciation and amortization, plus research and development expenses, plus any expenses arising solely from the Merger charged to income in such fiscal year, including but not limited to filing fees borne by the Company with respect to the Registration Statement. In addition, any Acquiror or Merger Sub expenses incurred prior to or at the Closing that are included in Acquiror’s 2022 income statement will be excluded for purposes of EBITDARD Reference Amount calculation. For the purposes of calculating EBITDARD Reference Amount for the fiscal year of Acquiror ending December 31, 2023, EBITDARD Reference Amount shall be calculated after giving pro forma effect to the Merger as if the Merger was consummated on the first day of such fiscal year.

“Effective Time” has the meaning specified in Section 2.3(b).

“Environmental Laws” means any and all applicable Laws relating to Hazardous Materials, pollution, or the protection or management of the environment or natural resources, or protection of human health (with respect to exposure to Hazardous Materials).

“ERISA” has the meaning specified in Section 4.13(a).

“ERISA Affiliate” means any Affiliate or business, whether or not incorporated, that together with the Company would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning specified in Section 3.2(a).

“Exchange Ratio” means the quotient obtained by dividing (a) the number of shares constituting the Aggregate Merger Consideration, by (b) the number of Aggregate Fully Diluted Company Common Shares.

“Export Approvals” has the meaning specified in Section 4.27(a).

“Financial Statements” has the meaning specified in Section 4.8(a).

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation are its certificate of incorporation and by-laws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation and the “Governing Documents” of an exempted company are its memorandum and articles of association.

Annex A-7

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.

“Governmental Authorization” has the meaning specified in Section 4.5.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“H1 Financial Statements” has the meaning specified in Section 6.3(b).

“Hazardous Material” means any (i) pollutant, contaminant, chemical, (ii) industrial, solid, liquid or gaseous toxic or hazardous substance, material or waste, (iii) petroleum or any fraction or product thereof, (iv) asbestos or asbestos-containing material, (v) polychlorinated biphenyl, (vi) chlorofluorocarbons, and (vii) other substance, material or waste, in each case, which are regulated under any Environmental Law or as to which liability may be imposed pursuant to Environmental Law.

“Indebtedness” means with respect to any Person, without duplication, any obligations, contingent or otherwise, in respect of (a) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest and any per diem interest accruals, (b) the principal and interest components of capitalized lease obligations under GAAP, (c) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments (solely to the extent such amounts have actually been drawn), (d) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes and similar instruments, (e) the termination value of interest rate protection agreements and currency obligation swaps, hedges or similar arrangements (without duplication of other indebtedness supported or guaranteed thereby), (f) the principal component of all obligations to pay the deferred and unpaid purchase price of property and equipment which have been delivered, including “earn outs” and “seller notes” and (g) breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the consummation of the transactions contemplated hereby in respect of any of the items in the foregoing clauses (a) through (f), and (h) all Indebtedness of another Person referred to in clauses (a) through (g) above guaranteed directly or indirectly, jointly or severally.

“Intellectual Property” means any rights in or to the following, throughout the world, including all U.S. and foreign: (i) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof; (ii) registered and unregistered trademarks, logos, service marks, trade dress and trade names, slogans, pending applications therefor, and internet domain names, together with the goodwill of the Company or any of its Subsidiaries or their respective businesses symbolized by or associated with any of the foregoing; (iii) registered and unregistered copyrights, and applications for registration of copyright, including such corresponding rights in software and other works of authorship; and (iv) trade secrets, know-how, processes, and other confidential information or proprietary rights.

“Interim Period” has the meaning specified in Section 6.1.

“International Trade Laws” means all Laws relating to the import, export, re-export, deemed export, deemed re-export, or transfer of information, data, goods, and technology, including but not limited to the Export Administration Regulations administered by the United States Department of Commerce, the International Traffic in Arms Regulations administered by the United States Department of State, customs and import Laws administered by United States Customs and Border Protection, any other export or import controls administered by an agency of the United States government, the anti-boycott regulations administered by the United States Department of Commerce and the United States Department of the Treasury, and other Laws adopted by Governmental Authorities of other countries relating to the same subject matter as the United States Laws described above.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IRS” means the Internal Revenue Service.

“JOBS Act” has the meaning specified in Section 5.6(a).

“Key Executive Alignment Program” has the meaning specified in Section 7.1(a).

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“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Leased Real Property” means all real property leased, licensed, subleased or otherwise used or occupied by the Company or any of its Subsidiaries.

“Legal Proceeding” has the meaning specified in Section 4.10.

“Letter of Transmittal” has the meaning specified in Section 3.2(b).

“Licenses” means any approvals, authorizations, consents, licenses, registrations, permits or certificates of a Governmental Authority.

“Lien” means all liens, mortgages, deeds of trust, pledges, hypothecations, encumbrances, security interests, adverse claim, options, restrictions, claims or other liens of any kind whether consensual, statutory or otherwise.

“Major Company Stockholder” means each of the holders of Company Capital Stock set forth on Section 8.2(a)(v) of the Company Disclosure Letter.

“Merger” has the meaning specified in the Recitals hereto.

“Merger Certificate” has the meaning specified in Section 2.1(a).

“Merger Sub” has the meaning specified in the Preamble hereto.

“Merger Sub Capital Stock” means the shares of the common stock of Merger Sub.

“Minimum Available Cash Amount” has the meaning specified in Section 7.2(a).

“Multiemployer Plan” has the meaning specified in Section 4.13(c).

“Nasdaq” means the Nasdaq Capital Market.

“Offer Documents” has the meaning specified in Section 8.2(a)(i).

“Open Source License” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including any license approved by the Open Source Initiative or any Creative Commons license.

“Open Source Licenses” shall include Copyleft Licenses.

“Open Source Materials” means any software subject to an Open Source License.

“Permitted Liens” means (i) mechanic’s, materialmen’s and similar Liens arising in the ordinary course of business with respect to any amounts (A) not yet due and payable or which are being contested in good faith through appropriate proceedings and (B) for which adequate accruals or reserves have been established in accordance with GAAP, (ii) Liens for Taxes (A) not yet due and payable or (B) which are being contested in good faith through appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP, (iii) with respect to any Leased Real Property (A) the interests and rights of the respective lessors with respect thereto, including any statutory landlord liens and any Lien thereon and (B) any Lien permitted under a Real Property Lease, (iv) zoning, building, entitlement and other land use and environmental regulations promulgated by any Governmental Authority that do not materially interfere with the current use or planned use of, or materially impair the value of, such specific affected Company Real Property, (v) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business consistent with past practice, (vi) other Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money in connection with workers’ compensation, unemployment insurance or other types of social security, and (vii) Liens that do not, individually or in the aggregate, materially and adversely affect, or materially disrupt, the ordinary course operation of the businesses of the Company and its Subsidiaries, taken as a whole; provided that if such Liens affect any Company Real Property, only to the extent such Liens do not materially disrupt the ordinary course operation of such specific Company Real Property.

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“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind.

“PIPE Investment” means the purchase of shares of Acquiror Common Stock (including any preferred or other securities convertible into Acquiror Common Stock or preferred stock of the Acquiror) pursuant to the PIPE Subscription Agreements or any subscription agreement entered into pursuant to Section 7.2(b).

“PIPE Investment Amount” means the aggregate gross purchase price received by Acquiror prior to or substantially concurrently with Closing for the shares in the PIPE Investment.

“PIPE Investors” means those certain investors participating in the PIPE Investment pursuant to the PIPE Subscription Agreements.

“PIPE Subscription Agreements” means the subscription agreements to be entered into by the Acquiror, on terms and conditions acceptable to the Company, after the date hereof and prior to Closing, pursuant to which the PIPE Investment will be consummated.

“Prospectus” has the meaning specified in Section 11.1.

“Proxy Statement” has the meaning specified in Section 8.2(a)(i).

“Proxy Statement/Registration Statement” has the meaning specified in Section 8.2(a)(i).

“Qualified Stockholder” means after giving effect to the Company Preferred Conversion, as of any date of determination, any holder of Company Common Stock, Company Convertible Notes or a Restricted Stock Unit Award as of immediately prior to the Effective Time.

“Real Property Leases” has the meaning specified in Section 4.20(a)(ii).

“Registration Rights Agreement” has the meaning specified in the Recitals hereto.

“Registration Statement” means the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by Acquiror under the Securities Act with respect to the Registration Statement Securities.

“Registration Statement Securities” has the meaning specified in Section 8.2(a)(i).

“Requisite Company Stockholders” means each of the holders of Company Capital Stock set forth on Section 8.2(c)(i) of the Company Disclosure Letter.

“Restricted Stock Unit Award” means an award of restricted stock units based on shares of Company Common Stock (whether to be settled in cash or shares), granted under the Company Incentive Plan.

“Revenue Reference Amount” means, for any fiscal year, the consolidated net revenues of Acquiror for such fiscal year determined in accordance with GAAP and as set forth on the audited consolidated financial statements of Acquiror for such fiscal year as included in the Annual Report on Form 10-K of Acquiror for such fiscal year; provided, however, that for the purposes of calculating Revenue Reference Amount for the fiscal year of Acquiror ending December 31, 2023, Revenue Reference Amount shall be calculated after giving pro forma effect to the Merger as if the Merger was consummated on the first day of such fiscal year.

“Sanctioned Country” means at any time, a country or territory which is itself the subject or target of any country-wide or territory-wide Sanctions Laws (at the time of this Agreement, the Crimea region, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means (i) any Person identified in any sanctions-related list of designated Persons maintained by (a) the United States Department of the Treasury’s Office of Foreign Assets Control, the United States Department of Commerce, Bureau of Industry and Security, or the United States Department of State; (b) Her Majesty’s Treasury of the United Kingdom; (c) any committee of the United Nations Security Council; or (d) the European Union; (ii) any Person located, organized, or resident in, organized in, or a Governmental Authority or government instrumentality of, any Sanctioned Country; and (iii) any Person directly or indirectly owned or controlled by, or acting for the benefit or on behalf of, a Person described in clause (i) or (ii), either individually or in the aggregate.

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“Sanctions Laws” means those trade, economic and financial sanctions Laws administered, enacted or enforced from time to time by (i) the United States (including the Department of the Treasury’s Office of Foreign Assets Control), (ii) the European Union and enforced by its member states, (iii) the United Nations, or (iv) Her Majesty’s Treasury of the United Kingdom.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Series A Company Convertible Notes” means the convertible promissory notes, dated between August 31, 2021 and October 4, 2022, of the Company in the aggregate principal amount of $1,057,500 and €4,926,995.89 outstanding on the date of this Agreement.

“Series B Company Convertible Notes” means the convertible promissory notes of the Company to be issued by the Company in the aggregate principal amount of up to $15,000,000, or such other amount to be agreed by the Company and Acquiror, pursuant to the terms of the Company Convertible Note Subscription Agreements after the date of this Agreement and prior to the Closing.

“Sponsor” means Welsbach Acquisition Holdings LLC, a Delaware limited liability company.

“Sponsor Support and Lock-Up Agreement” means that certain Sponsor Support and Lock-Up Agreement, dated as of the date hereof, by and among the Sponsor, the other parties listed on Schedule A of such agreement, Acquiror and the Company, as amended or modified from time to time.

“Subsidiary” means, with respect to a Person, a corporation or other entity of which more than 50% of the voting power of the equity securities or equity interests is owned, directly or indirectly, by such Person.

“Surviving Corporation” has the meaning specified in Section 2.1(b).

“Tax Return” means any return, declaration, report, statement, information statement or other document filed or required to be filed with any Governmental Authority with respect to Taxes, including any claims for refunds of Taxes, any information returns and any schedules, attachments, amendments or supplements of any of the foregoing.

“Taxes” means any and all federal, state, local, foreign or other taxes imposed by any Governmental Authority, including all income, gross receipts, license, payroll, recapture, net worth, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, governmental charges, duties, levies and other similar charges imposed by a Governmental Authority in the nature of a tax, alternative or add-on minimum, or estimated taxes, and including any interest, penalty, or addition thereto.

“Terminating Acquiror Breach” has the meaning specified in Section 10.1(h).

“Terminating Company Breach” has the meaning specified in Section 10.1(e).

“Title IV Plan” has the meaning specified in Section 4.13(c).

“Top Vendors” has the meaning specified in Section 4.29(a).

“Trading Day” means any day on which Acquiror Common Shares are tradeable on the principal securities exchange or securities market on which Acquiror Common Shares are then traded.

“Transaction Proposals” has the meaning specified in Section 8.2(b).

“Transfer Taxes” has the meaning specified in Section 8.4.

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury (whether in final, proposed or temporary form), as the same may be amended from time to time.

“Treasury Share” has the meaning specified in Section 3.1(a)

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“Trust Account” has the meaning specified in Section 11.1.

“Trust Agreement” has the meaning specified in Section 5.8.

“Trust Amount” has the meaning specified in Section 7.2(a).

“Trustee” has the meaning specified in Section 5.8.

“Unpaid Acquiror Expenses” has the meaning specified in Section 2.4(c).

“Unpaid Company Transaction Expenses” has the meaning specified in Section 2.4(c).

“Updated Financial Statements” has the meaning specified in Section 6.3(a).

“Working Capital Loans” means any loan made to Acquiror by any of the Sponsor, an Affiliate of the Sponsor, or any of Acquiror’s officers or directors, and evidenced by a promissory note, for the purpose of financing costs incurred in connection with a Business Combination.

“Written Consent” has the meaning specified in Section 8.2(c).

“WTMA Group” has the meaning specified in Section 11.18(a).

Section 1.2 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the word “including” shall mean “including, without limitation” and (vi) the word “or” shall be disjunctive but not exclusive.

(b) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

(d) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(e) The term “actual fraud” means, with respect to a party to this Agreement, an actual and intentional fraud with respect to the making of the representations and warranties pursuant to Article IV or Article V (as applicable); provided, that such actual and intentional fraud of such Person shall only be deemed to exist if any of the individuals included on Section 1.3 of the Company Disclosure Letter (in the case of the Company) or Section 1.3 of the Acquiror Disclosure Letter (in the case of Acquiror) had actual knowledge or would have had actual knowledge in the exercise of a reasonable inquiry of their respective direct reports that the representations and warranties made by such Person pursuant to, in the case of the Company, Article IV as qualified by the Company Disclosure Letter, or, in the case of Acquiror, Article V as qualified by the Acquiror Disclosure Letter, were actually breached when made, with the express intention that the other party to this Agreement rely thereon to its detriment.

Section 1.3 Knowledge. As used herein, (i) the phrase “to the knowledge” of the Company shall mean the knowledge of the individuals identified on Section 1.3 of the Company Disclosure Letter and (ii) the phrase “to the knowledge” of Acquiror shall mean the knowledge of the individuals identified on Section 1.3 of the Acquiror Disclosure Letter, in each case, as such individuals would have acquired in the exercise of a reasonable inquiry of direct reports.

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ARTICLE II
THE MERGER; CLOSING

Section 2.1 The Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement, Acquiror, Merger Sub and the Company (Merger Sub and the Company sometimes being referred to herein as the “Constituent Corporations”) shall cause Merger Sub to be merged with and into the Company, with the Company being the surviving corporation in the Merger. The Merger shall be consummated in accordance with this Agreement and shall be evidenced by a certificate of merger with respect to the Merger (as so filed, the “Merger Certificate”), executed by the Constituent Corporations in accordance with the relevant provisions of the DGCL, such Merger to be effective as of the Effective Time.

(b) Upon consummation of the Merger, the separate corporate existence of Merger Sub shall cease and the Company, as the surviving corporation of the Merger (hereinafter referred to for the periods at and after the Effective Time as the “Surviving Corporation”), shall continue its corporate existence under the DGCL, as a wholly owned subsidiary of Acquiror.

Section 2.2 Effects of the Merger. At and after the Effective Time, the Surviving Corporation shall thereupon and thereafter possess all of the rights, privileges, powers and franchises, of a public as well as a private nature, of the Constituent Corporations, and shall become subject to all the restrictions, disabilities and duties of each of the Constituent Corporations; and all rights, privileges, powers and franchises of each Constituent Corporation, and all property, real, personal and mixed, and all debts due to each such Constituent Corporation, on whatever account, shall become vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall become thereafter the property of the Surviving Corporation as they are of the Constituent Corporations; and the title to any real property vested by deed or otherwise or any other interest in real estate vested by any instrument or otherwise in either of such Constituent Corporations shall not revert or become in any way impaired by reason of the Merger; but all Liens upon any property of a Constituent Corporation shall thereafter attach to the Surviving Corporation and shall be enforceable against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it; all of the foregoing in accordance with the applicable provisions of the DGCL.

Section 2.3 Closing; Effective Time.

(a) In accordance with the terms and subject to the conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place remotely by electronic exchange of documents on the date which is two (2) Business Days after the first date on which all conditions set forth in Article IX shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or such other time and place as Acquiror and the Company may mutually agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date”.

(b) Subject to the satisfaction or waiver of all of the conditions set forth in Article IX of this Agreement, and provided this Agreement has not theretofore been terminated pursuant to its terms, Acquiror, Merger Sub, and the Company shall cause the Merger Certificate to be executed and duly submitted for filing with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL. The Merger shall become effective at the time when the Merger Certificate has been accepted for filing by the Secretary of State of the State of Delaware, or at such later time as may be agreed by Acquiror and the Company in writing and specified in each of the Merger Certificate (the “Effective Time”).

Section 2.4 Closing Deliverables.

(a) At the Closing, the Company will deliver or cause to be delivered:

(i) to Acquiror, a certificate signed by an officer of the Company, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.2(a), Section 9.2(b) and Section 9.2(c) have been fulfilled;

(ii) to Acquiror, the written resignations of all of the directors of the Company (other than any such Persons identified as initial directors of the Surviving Corporation, in accordance with Section 2.6), effective as of the Effective Time;

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(iii) to Acquiror, the Registration Rights Agreement, duly executed by the Major Company Stockholders who have elected to execute the Registration Rights Agreement; and

(iv) (1) an original signed statement from the Company, that the Company is not, and has not been at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation”, as defined in Section 897(c)(2) of the Code, conforming to the requirements of Treasury Regulations Section 1.1445-2(c)(3) and 1.897-2(h) and reasonably satisfactory to Acquiror, and (2) an original signed notice to be delivered to the IRS in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2), together with written authorization for Acquiror to deliver such notice to the IRS on behalf of the Company following the Closing, each dated as of the Closing Date, duly executed by an authorized officer of the Company, and in form and substance reasonably satisfactory to Acquiror.

(b) At the Closing, Acquiror will deliver or cause to be delivered:

(i) to the Exchange Agent, the Aggregate Merger Consideration for further distribution to the Company’s stockholders pursuant to Section 3.2;

(ii) to the Company, a certificate signed by an officer of Acquiror, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.3(a) and Section 9.3(b) have been fulfilled;

(iii) to the Company, the Registration Rights Agreement, duly executed by duly authorized representatives of Acquiror and the Sponsor; and

(iv) to the Company, the written resignations of all of the directors and officers of Acquiror and Merger Sub (other than those Persons identified as the initial directors and officers, respectively, of Acquiror after the Effective Time, in accordance with the provisions of Section 2.6 and Section 7.6), effective as of the Effective Time.

(c) At the Closing, Acquiror shall pay or cause to be paid by wire transfer of immediately available funds, (i) all accrued and unpaid transaction expenses of Acquiror and those incurred, accrued, paid or payable by Acquiror’s Affiliates on Acquiror’s behalf which shall include, without duplication, (x) Indebtedness of Acquiror permitted by Section 7.5(a)(vi), but for the avoidance of doubt excluding any additional PIPE Investments pursuant to Section 7.2(c), (whether or not Indebtedness or discounts), (y) out-of-pocket and unpaid legal fees, costs and expenses incurred by Acquiror (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the transactions contemplated hereby, and (z) any unpaid fees incurred by Acquiror or Sponsor in connection with the initial public offering of Acquiror (and partial exercise of its over-allotment option in connection therewith) and owed to Chardan Capital Markets, LLC or fees incurred by Acquiror or Sponsor in connection with the PIPE Investment, in each case as set forth on a written statement to be delivered to the Company not less than two (2) Business Days prior to the Closing Date (the amounts in this clause (i), the “Unpaid Acquiror Expenses”) and (ii) all accrued and unpaid Company Transaction Expenses as set forth on a written statement to be delivered to Acquiror by or on behalf of the Company not less than two (2) Business Days prior to the Closing Date (“Unpaid Company Transaction Expenses”), which shall include the respective amounts and wire transfer instructions for the payment thereof, together with corresponding invoices for the foregoing; provided, that any Unpaid Company Transaction Expenses due to current or former employees, independent contractors, officers, or directors of the Company or any of its Subsidiaries shall be paid to the Company for further payment to such employee, independent contractor, officer or director through the Company’s payroll.

Section 2.5 Governing Documents.

(a) The certificate of incorporation and bylaws of the Company in effect immediately prior to the Effective Time (and for the avoidance of doubt, in form and substance reasonably acceptable to Acquiror), shall be the certificate of incorporation and bylaws of the Surviving Corporation until thereafter amended as provided therein and under the DGCL.

(b) The certificate of incorporation and bylaws of Acquiror as of immediately prior to the Effective Time (which shall be in substantially the forms attached as Exhibits B and C hereto (with such changes as may be agreed in writing by Acquiror and the Company)), respectively, shall be the certificate of incorporation and bylaws of Acquiror from and after the Effective Time, until thereafter amended as provided therein and under the DGCL.

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Section 2.6 Directors and Officers.

(a) The (i) officers of the Company as of immediately prior to the Effective Time shall be the officers of the Surviving Corporation from and after the Effective Time, and (ii) the directors of the Company as of immediately after the Effective Time shall be the directors of the Surviving Corporation from and after the Effective Time, in each case, each to hold office in accordance with the Governing Documents of the Surviving Corporation.

(b) The parties shall take all actions necessary to ensure that, from and after the Effective Time, the Persons identified as the initial post-Closing directors and officers of Acquiror in accordance with the provisions of Section 7.6 shall be the directors and officers (and in the case of such officers, holding such positions as are set forth on Section 2.6(b) of the Company Disclosure Letter), respectively, of Acquiror, each to hold office in accordance with the Governing Documents of Acquiror.

Section 2.7 Tax Free Reorganization Matters. The parties hereto intend that, for United States federal income tax purposes (and, to the extent applicable, for state and local income tax purposes), the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations to which each of Acquiror and the Company are to be parties under Section 368(b) of the Code and the Treasury Regulations and this Agreement is intended to be, and is adopted as, a plan of reorganization for purposes of Sections 354, 361 and the 368 of the Code and within the meaning of Treasury Regulations Section 1.368-2(g). None of the parties knows of any fact or circumstance (without conducting independent inquiry or diligence of the other relevant party), or has taken or will take any action, if such fact, circumstance or action would be reasonably expected to cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code and the Treasury Regulations. The Merger shall be reported by the parties for all Tax purposes in accordance with the foregoing, unless otherwise required by a Governmental Authority as a result of a “determination” within the meaning of Section 1313(a) of the Code. The parties shall reasonably cooperate with each other and their respective counsel to document and support the Tax treatment of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code, including providing factual support letters. In the event the SEC requires a tax opinion regarding the qualification of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code, Acquiror and the Company shall each use reasonable best efforts to execute and deliver customary tax representation letters to the applicable tax advisor in form and substance reasonably satisfactory to such advisor and shall use reasonable best efforts to cause their respective tax advisors to deliver such an opinion.

Section 2.8 Earnout.

(a) If (x) as determined from the Annual Report on Form 10-K for the fiscal year ending December 31, 2023 for Acquiror filed with the SEC, (i) Acquiror’s Revenue Reference Amount for the year ended December 31, 2023 is equal to or greater than $23.7 million and (ii) Acquiror’s total EBITDARD Reference Amount for the year ended December 31, 2023 is equal to or greater than $(350,000), in each case excluding any results attributable to businesses acquired after the date of this Agreement, (y) if any Acquiror Common Stock has been issued subsequent to Closing in connection with any acquisition, (i) the Revenue Reference Amount per Acquiror Common Share for the year ended December 31, 2023, calculated on the basis of the number of Acquiror Common Shares outstanding immediately following the Closing plus the number of shares of Acquiror Common Stock issued subsequent to Closing in connection with any acquisition, is equal to or greater than the Revenue Reference Amount per Acquiror Common Share implied by $23.7 million and the number of Acquiror Common Shares outstanding immediately following Closing, and (ii) the EBITDARD Reference Amount per Acquiror Common Share for the year ended December 31, 2023, calculated on the basis of the number of Acquiror Common Shares outstanding immediately following the Closing plus the number of shares of Acquiror Common Stock issued subsequent to Closing in connection with any acquisition, is equal to or greater than the EBITDARD Reference Amount per Acquiror Common Share implied by $(350,000) and the number of Acquiror Common Shares outstanding immediately following Closing, or (z) at any time during the period following the Effective Time to December 31, 2023, the Closing Price per Acquiror Common Share is equal to or exceeds $12.50 for any twenty (20) Trading Days within any thirty (30) consecutive Trading Day period, Acquiror shall promptly issue to each Qualified Stockholder, a number of Acquiror Common Shares equal to the product of (1) the Applicable Earnout Percentage, multiplied by (2) 3,750,000.

(b) If (x) as determined from the Annual Report on Form 10-K for the fiscal year ending December 31, 2024 for Acquiror filed with the SEC (i) Acquiror’s Revenue Reference Amount for the year ended December 31, 2024 is equal to or greater than $54.8 million and (ii) Acquiror’s total EBITDARD Reference Amount for the year ended December 31, 2024 is equal to or greater than $16.9 million, in each case excluding any results

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attributable to businesses acquired after the date of this Agreement, (y) if any Acquiror Common Stock has been issued subsequent to Closing in connection with any acquisition, (i) the Revenue Reference Amount per Acquiror Common Share for the year ended December 31, 2024, calculated on the basis of the number of Acquiror Common Shares outstanding immediately following the Closing plus the number of shares of Acquiror Common Stock issued subsequent to Closing in connection with any acquisition, is equal to or greater than the Revenue Reference Amount per Acquiror Common Share implied by $54.8 million and the number of Acquiror Common Shares outstanding immediately following Closing, and (ii) the EBITDARD Reference Amount per Acquiror Common Share for the year ended December 31, 2024, calculated on the basis of the number of Acquiror Common Shares outstanding immediately following the Closing plus the number of shares of Acquiror Common Stock issued subsequent to Closing in connection with any acquisition, is equal to or greater than the EBITDARD Reference Amount per Acquiror Common Share implied by $16.9 million and the number of Acquiror Common Shares outstanding immediately following Closing, or (z) at any time during the period from January 1, 2024 to December 31, 2024, the Closing Price per Acquiror Common Share is equal to or exceeds $15.00 for any twenty (20) Trading Days within any thirty (30) consecutive Trading Day period, Acquiror shall promptly issue to each Qualified Stockholder, a number of Acquiror Common Shares equal to the product of (1) the Applicable Earnout Percentage, multiplied by (2) 3,750,000.

(c) If, at any time following the Effective Time to December 31, 2026, the Closing Price per Acquiror Common Share is equal to or exceeds $20.00 for any twenty (20) Trading Days within any thirty (30) consecutive Trading Day period, Acquiror shall promptly issue to each Qualified Stockholder, a number of Acquiror Common Shares equal to the product of (1) the Applicable Earnout Percentage, multiplied by (2) 5,000,000.

(d) If, at any time following the Effective Time to December 31, 2028, the Closing Price per Acquiror Common Share is equal to or exceeds $30.00 for any twenty (20) Trading Days within any thirty (30) consecutive Trading Day period, Acquiror shall promptly issue to each Qualified Stockholder, a number of Acquiror Common Shares equal to the product of (1) the Applicable Earnout Percentage, multiplied by (2) 5,000,000.

(e) For the avoidance of doubt, the number of shares of Acquiror Common Shares to be issued by the Acquiror to a Qualified Stockholder on any date of issuance pursuant to clauses (a) through (d) above shall be rounded down to the nearest whole share and no fractional shares of Acquiror Common Shares shall be issued.

(f) For the avoidance of doubt, the Qualified Stockholder shall be entitled to receive the shares of Acquiror Common Stock described in the foregoing provisions of this Section 2.8 only upon the occurrence of the events within the respective time periods contained herein.

(g) The Acquiror Common Stock price targets set forth in the foregoing provisions of this Section 2.8 and the number of shares of Acquiror Common Stock issuable pursuant thereto shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combinations, exchanges of shares or other like changes or transactions with respect to the Acquiror Common Stock occurring on or after the Closing (other than the transactions contemplated by this Agreement).

(h) Any issuance of Acquiror Common Shares under this Section 2.8 shall be treated as comprised of two components, respectively, a principal component and an interest component, the amounts of which shall be determined as provided in Reg. §1.483-4(b) example (2) using the 3-month test rate of interest provided for in Reg. §1.1274-4(a)(1)(ii) employing the semi-annual compounding period. As to each such issuance of Acquiror Common Shares under this Section 2.8, such Acquiror Common Shares representing the principal component (with a value equal to the principal component) and Acquiror Common Shares representing the interest component (with a value equal to the interest component) shall be represented by separate share certificates.

ARTICLE III
EFFECTS OF THE MERGER ON THE COMPANY
CAPITAL STOCK, COMPANY CONVERTIBLE NOTES AND EQUITY AWARDS

Section 3.1 Conversion of Securities.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of any holder of Company Common Stock, each share of Company Common Stock (after giving effect to the Company Preferred Conversion), in each case, that is issued and outstanding immediately prior to the Effective Time (other than (i) any shares of Company Common Stock subject to Company Awards (which shall be respectively subject to Section 3.3), (ii) any shares of Company Common Stock held in the treasury of the Company, which treasury shares shall be

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canceled as part of the Merger and shall not constitute “Company Capital Stock” hereunder (each such share, a “Treasury Share”), and (iii) any shares of Company Common Stock held by stockholders of the Company who have perfected and not withdrawn a demand for appraisal rights pursuant to the applicable provisions of the DGCL), shall be canceled and converted into the right to receive the applicable portion of the Aggregate Merger Consideration as determined pursuant to Section 3.1(c).

(b) At the Effective Time, by virtue of the Merger and without any action on the part of Acquiror or Merger Sub, each share of Merger Sub Capital Stock shall be converted into a share of common stock of the Surviving Corporation.

(c) Each holder of shares of Company Common Stock as of immediately prior to the Effective Time (other than in respect of (x) Treasury Shares, (y) Dissenting Shares, and (z) any shares of Company Common Stock subject to Company Awards (which shall be subject to Section 3.3)) shall be entitled to receive a portion of the Aggregate Merger Consideration equal to (i) the Exchange Ratio, multiplied by (ii) the number of shares of Company Common Stock held by such holder as of immediately prior to the Effective Time, with fractional shares rounded down to the nearest whole share.

(d) Notwithstanding anything in this Agreement to the contrary, no fractional shares of Acquiror Common Stock shall be issued in the Merger.

Section 3.2 Exchange Procedures

(a) Prior to the Closing, Acquiror shall appoint an exchange agent reasonably acceptable to the Company (the “Exchange Agent”) to act as the agent for the purpose of paying the Aggregate Merger Consideration to the Company’s stockholders. At or before the Effective Time, Acquiror shall deposit with the Exchange Agent the number of shares of Acquiror Common Stock equal to the portion of the Aggregate Merger Consideration to be paid in shares of Acquiror Common Stock.

(b) Reasonably promptly after the Effective Time, Acquiror shall send or shall cause the Exchange Agent to send, to each record holder of shares of Company Common Stock as of immediately prior to the Effective Time, whose Company Common Stock was converted pursuant to Section 3.1(a) into the right to receive a portion of the Aggregate Merger Consideration, a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and the risk of loss and title shall pass, only upon proper transfer of each share to the Exchange Agent, and which letter of transmittal will be in customary form and have such other provisions as Acquiror may reasonably specify) for use in such exchange (each, a “Letter of Transmittal”).

(c) Each holder of shares of Company Common Stock that have been converted into the right to receive a portion of the Aggregate Merger Consideration, pursuant to Section 3.1(a), shall be entitled to receive such portion of the Aggregate Merger Consideration, upon receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request), together with a duly completed and validly executed Letter of Transmittal and such other documents as may reasonably be requested by the Exchange Agent. No interest shall be paid or accrued upon the transfer of any share.

(d) Promptly following the date that is one (1) year after the Effective Time, Acquiror shall instruct the Exchange Agent to deliver to Acquiror all documents in its possession relating to the transactions contemplated hereby, and the Exchange Agent’s duties shall terminate. Thereafter, any portion of the Aggregate Merger Consideration that remains unclaimed shall be returned to Acquiror, and any Person that was a holder of shares of Company Common Stock as of immediately prior to the Effective Time that has not exchanged such shares of Company Common Stock for an applicable portion of the Aggregate Merger Consideration in accordance with this Section 3.2 prior to the date that is one (1) year after the Effective Time, may transfer such shares of Company Common Stock to Acquiror and (subject to applicable abandoned property, escheat and similar Laws) receive in consideration therefor, and Acquiror shall promptly deliver, such applicable portion of the Aggregate Merger Consideration without any interest thereupon. None of Acquiror, Merger Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any of the Aggregate Merger Consideration delivered to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar Laws. If any such shares have not been transferred immediately prior to such date on which any amounts payable pursuant to this Article III would otherwise escheat to or become the property of any Governmental Authority, any such amounts shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

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Section 3.3 Treatment of Company Convertible Notes and Restricted Stock Unit Awards.

(a) [Reserved.]

(b) As of the Effective Time, each Restricted Stock Unit Award that is outstanding immediately prior to the Effective Time shall be converted into the right to receive such number of shares of Acquiror Common Stock as is equal to the product of (i) the number of Company Common Shares subject to such Restricted Stock Unit Award immediately prior to the Effective Time, multiplied by (ii) the Exchange Ratio, with any fractional shares rounded down to the nearest whole share.

(c) As of the Effective Time, (x) each Series A Company Convertible Note that is outstanding immediately prior to the Effective Time shall be converted into the right to receive such number of shares of Acquiror Common Stock determined in accordance with such Company Convertible Note as is equal to (i) the number of shares of Company Common Stock issuable upon conversion of such Series A Company Convertible Notes in accordance with their terms immediately prior to the Effective Time, divided by (ii) the Exchange Ratio, with any fractional shares rounded down to the nearest whole share, and (y) each Series B Company Convertible Note outstanding immediately prior to the Effective Time shall be converted into the right to receive such number of shares of Acquiror Common Stock as set forth in the Company Convertible Note Subscription Agreements.

(d) The Company shall take all necessary actions to effect the treatment of Restricted Stock Unit Awards pursuant to Section 3.3(b) in accordance with the Company Incentive Plan and the applicable award agreements and to ensure that no Restricted Stock Unit Award may be exercised prior to the effective date of an applicable Form S-8 (or other applicable form, including Form S-1, Form S-3 or S-4) of Acquiror. The Board of Directors of the Company shall amend the Company Incentive Plan and take all other necessary actions, effective as of immediately prior to the Closing, in order to (i) cancel the remaining unallocated share reserve under the Company Incentive Plan and provide that shares in respect of Company Awards that for any reason become re-eligible for future issuance, shall be cancelled, and (ii) provide that no new Company Awards will be granted under the Company Incentive Plan.

Section 3.4 Withholding. Notwithstanding any other provision to this Agreement, Acquiror, the Company and the Exchange Agent, as applicable, shall be entitled to deduct and withhold from any amount payable pursuant to this Agreement such Taxes that are required to be deducted and withheld from such amounts under the Code or any other applicable Law (as reasonably determined by Acquiror, the Company, or the Exchange Agent, respectively). To the extent that any amounts are so deducted and withheld, such deducted and withheld amounts shall be (i) timely remitted to the appropriate Governmental Authority and (ii) treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Acquiror, the Company and the Exchange Agent, as applicable, shall use commercially reasonable efforts to reduce or eliminate any such withholding including by requesting any appropriate Tax forms, including IRS Form W-9 or the appropriate IRS Form W-8, as applicable.

Section 3.5 Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who is entitled to demand and has properly exercised appraisal rights of such shares in accordance with Section 262 of the DGCL (such shares of Company Common Stock being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise waives, withdraws, or loses such holder’s appraisal rights under the DGCL with respect to such shares) shall not be converted into a right to receive a portion of the Aggregate Merger Consideration (including, for the avoidance of doubt, any Acquiror Common Shares issuable in accordance with Section 2.8), but instead shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if, after the Effective Time, such holder fails to perfect, waives, withdraws, or loses such holder’s right to appraisal pursuant to Section 262 of the DGCL, or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such shares of Company Common Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the Aggregate Merger Consideration in accordance with Section 3.1 (including, for the avoidance of doubt, any Acquiror Common Shares issuable in accordance with Section 2.8) without interest thereon, upon transfer of such shares. The Company shall provide Acquiror prompt written notice of any demands received by the Company for appraisal of shares of Company Common Stock, any waiver or withdrawal of any such demand, and any other demand, notice, or instrument delivered to the Company prior to the Effective Time that relates to such demand. Except with the prior written consent of Acquiror (which consent shall not be unreasonably conditioned, withheld, delayed or denied), the Company shall not make any payment with respect to, or settle, or offer to settle, any such demands.

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ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure letter delivered to Acquiror and Merger Sub by the Company on the date of this Agreement (the “Company Disclosure Letter”) (each section of which, subject to Section 11.9, qualifies the correspondingly numbered and lettered representations in this Article IV), the Company represents and warrants to Acquiror and Merger Sub as follows:

Section 4.1 Company Organization. The Company has been duly formed or organized and is validly existing under the Laws of its jurisdiction of incorporation or organization, and has the requisite company or corporate power, as applicable, and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. The Governing Documents of the Company, as amended to the date of this Agreement and as previously made available by or on behalf of the Company to Acquiror, are true, correct and complete. The Company is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not be material to the business of the Company and its Subsidiaries, taken as a whole.

Section 4.2 Subsidiaries. A complete list of each Subsidiary of the Company and its jurisdiction of incorporation, formation or organization, as applicable, is set forth on Section 4.2 of the Company Disclosure Letter. The Subsidiaries of the Company have been duly formed or organized and are validly existing under the Laws of their jurisdiction of incorporation or organization and have the requisite power and authority to own, lease or operate all of their respective properties and assets and to conduct their respective businesses as they are now being conducted. True, correct and complete copies of the Governing Documents of the Company’s Subsidiaries, in each case, as amended to the date of this Agreement, have been previously made available to Acquiror by or on behalf of the Company. Each Subsidiary of the Company is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.3 Due Authorization.

(a) Other than the Company Stockholder Approvals, the Company has all requisite corporate power and authority to execute and deliver this Agreement and the other documents to which it is a party contemplated hereby and (subject to the approvals described in Section 4.5) to consummate the transactions contemplated hereby and thereby and to perform all of its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other documents to which the Company is a party contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by the Board of Directors of the Company, and no other corporate proceeding on the part of the Company is necessary to authorize this Agreement and the other documents to which the Company is a party contemplated hereby. This Agreement has been, and on or prior to the Closing, the other documents to which the Company is a party contemplated hereby will be, duly and validly executed and delivered by the Company and this Agreement constitutes, and on or prior to the Closing, the other documents to which the Company is a party contemplated hereby will constitute, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) On or prior to the date of this Agreement, the Board of Directors of the Company has duly adopted resolutions (i) determining that this Agreement and the other documents to which the Company is a party contemplated hereby and the transactions contemplated hereby and thereby are advisable and fair to, and in the best interests of, the Company and its stockholders, as applicable, and (ii) authorizing and approving the execution, delivery and performance by the Company of this Agreement and the other documents to which the Company is a party contemplated hereby and the transactions contemplated hereby and thereby. No other corporate action is required on the part of the Company or any of its stockholders to enter into this Agreement or the documents to which the Company is a party contemplated hereby or to approve the Merger other than the Company Stockholder Approvals.

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Section 4.4 No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 4.5 and except as set forth on Section 4.4 of the Company Disclosure Letter, the execution and delivery by the Company of this Agreement and the documents to which the Company is a party contemplated hereby and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of, or result in the breach of, or default under the Governing Documents of the Company, (b) violate or conflict with any provision of, or result in the breach of, or default under any Law or Governmental Order applicable to the Company or any of the Company’s Subsidiaries, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract of the type described in Section 4.12(a) to which the Company or any of the Company’s Subsidiaries is a party or by which the Company or any of the Company’s Subsidiaries may be bound, or terminate or result in the termination of any such foregoing Contract or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of the Company’s Subsidiaries, except, in the case of clauses (c) and (d), to the extent that the occurrence of the foregoing would not (i) have, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Company to enter into and perform their obligations under this Agreement or (ii) be material to the business of the Company and its Subsidiaries, taken as a whole.

Section 4.5 Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of Acquiror contained in this Agreement, no consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority (each, a “Governmental Authorization”) is required on the part of the Company or its Subsidiaries with respect to the Company’s execution or delivery of this Agreement or the consummation by the Company of the transactions contemplated hereby, except for (i) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Company to perform or comply with on a timely basis any material obligation of the Company under this Agreement or to consummate the transactions contemplated hereby or be material to the business of the Company and its Subsidiaries, taken as a whole and (ii) the filing of the Merger Certificate in accordance with the DGCL.

Section 4.6 Capitalization of the Company.

(a) As of the date of this Agreement, the authorized capital stock of the Company consists of (x) 30,000,000 shares of Company Common Stock, and (y) 10,000,000 shares of preferred stock, par value $0.01 per share, of which 1,000 shares have been designated as Company Preferred Stock. All of the issued and outstanding shares of Company Capital Stock (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance in all material respects with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) the Governing Documents of the Company and (2) any other applicable Contracts governing the issuance of such securities; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of the Company or any Contract to which the Company is a party or otherwise bound; and (iv) are free and clear of any Liens. All shares of Company Common Stock are uncertificated, book-entry shares.

(b) Except as otherwise set forth in this Section 4.6 or on Section 4.6(b) of the Company Disclosure Letter, the Company has not granted any outstanding subscriptions, options, stock appreciation rights, warrants, rights or other securities (including debt securities) convertible into or exchangeable or exercisable for shares of Company Capital Stock, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or other equity interests, or for the repurchase or redemption of shares or other equity interests of the Company or the value of which is determined by reference to shares or other equity interests of the Company, and there are no voting trusts, proxies or agreements of any kind which may obligate the Company to issue, purchase, register for sale, redeem or otherwise acquire any shares of Company Capital Stock.

Section 4.7 Capitalization of Subsidiaries.

(a) The outstanding shares of capital stock or equity interests of each of the Company’s Subsidiaries (i) have been duly authorized and validly issued, are, to the extent applicable, fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state

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securities Laws, and all requirements set forth in (1) the Governing Documents of each such Subsidiary, and (2) any other applicable Contracts governing the issuance of such securities; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of each such Subsidiary or any Contract to which each such Subsidiary is a party or otherwise bound; and (iv) are free and clear of any Liens.

(b) Except as set forth on Section 4.7(b) of the Company Disclosure Letter, the Company owns of record and beneficially all the issued and outstanding shares of capital stock or equity interests of such Subsidiaries free and clear of any Liens other than Permitted Liens, and neither the Company nor any of its Subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any other corporation, partnership, joint venture or business association or other entity.

(c) Except as set forth on Section 4.7(c) of the Company Disclosure Letter, there are no outstanding subscriptions, options, warrants, rights or other securities (including debt securities) exercisable or exchangeable for any capital stock of such Subsidiaries, or any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or other equity interests, or for the repurchase or redemption of shares or other equity interests of such Subsidiaries or the value of which is determined by reference to shares or other equity interests of the Subsidiaries, and there are no voting trusts, proxies or agreements of any kind which may obligate any Subsidiary of the Company to issue, purchase, register for sale, redeem or otherwise acquire any of its capital stock.

Section 4.8 Financial Statements.

(a) Attached as Section 4.8(a) of the Company Disclosure Letter are: true and complete copies of the preliminary draft unaudited consolidated balance sheets and statements of operations of the Company and its Subsidiaries as of and for the years ended December 31, 2021 and December 31, 2020.

(b) Except as set forth on Section 4.8(b) of the Company Disclosure Letter, the Financial Statements and, when delivered, the H1 Financial Statements (i) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations, their consolidated incomes, their consolidated changes in stockholders’ equity and their consolidated cash flows for the respective periods then ended (subject, in the case of the H1 Financial Statements, to normal year-end adjustments and the absence of footnotes), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and, in the case of the H1 Financial Statements, the absence of footnotes or the inclusion of limited footnotes), (iii) were prepared from, and are in accordance in all material respects with, the books and records of the Company and its consolidated Subsidiaries and (iv) when delivered by the Company for inclusion in the Registration Statement for filing with the SEC following the date of this Agreement in accordance with Section 6.3, will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant, in effect as of the respective dates thereof. The books and records of the Company have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

(c) The Company has established and maintains a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of financial statements of the Company and its consolidated Subsidiaries for external purposes in accordance with GAAP, except where the failure to do so would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) There are no outstanding loans or other extensions of credit made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company. Neither the Company nor any of its Subsidiaries has taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(e) Neither the Company (including, to the knowledge of the Company, any employee thereof) nor, to the knowledge of the Company, any independent auditor of the Company has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the

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Company, (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (iii) any claim or allegation regarding any of the foregoing.

Section 4.9 No Undisclosed Liabilities. Except as set forth on Section 4.9 of the Company Disclosure Letter, there is no other liability, debt (including Indebtedness) or obligation of, or claim or judgment against, the Company or any of the Company’s Subsidiaries (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), except for liabilities, debts, obligations, claims or judgments (a) reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the most recent balance sheet included in the Financial Statements (as the Financial Statements exist as of the date of this Agreement) in the ordinary course of business, consistent with past practice, of the Company and its Subsidiaries, or (c) which will be satisfied, discharged or paid off prior to or at the Closing.

Section 4.10 Litigation and Proceedings. Except as set forth on Section 4.10 of the Company Disclosure Letter, (a) there are no pending or, to the knowledge of the Company, threatened, lawsuits, actions, suits, judgments, claims, proceedings or any other Actions (including any investigations or inquiries initiated, pending or, to the knowledge of the Company, threatened by any Governmental Authority), or other proceedings at law or in equity (each, a “Legal Proceeding” and collectively, “Legal Proceedings”), against the Company or any of the Company’s Subsidiaries or their respective properties or assets; and (b) there is no outstanding Governmental Order imposed upon the Company or any of the Company’s Subsidiaries; nor are any properties or assets of the Company or any of the Company’s Subsidiaries’ respective businesses bound or subject to any Governmental Order, except, in each case, as would not be, or would not reasonably be expected to be, material to the business of the Company and its Subsidiaries, taken as a whole.

Section 4.11 Legal Compliance.

(a) Each of the Company and its Subsidiaries is in compliance with all applicable Laws that are material to the operation of the business of the Company or any of its Subsidiaries, in all material respects.

(b) For the past five (5) years, none of the Company or any of its Subsidiaries has received any written notice of, or been charged with, the violation of any Laws, except where such violation has not been material to the business of the Company and its Subsidiaries, taken as a whole.

(c) The Company and its Subsidiaries maintain a program of policies, procedures and internal controls reasonably designed and implemented to provide reasonable assurance that violation of applicable Law by any of the Company’s or its Subsidiaries’ directors, officers, employees or its or their respective agents, representatives or other Persons, acting on behalf of the Company or any of the Company’s Subsidiaries, will be prevented, detected and deterred.

Section 4.12 Contracts; No Defaults.

(a) Section 4.12(a) of the Company Disclosure Letter contains a listing of all Contracts described in clauses (i) through (xv) below to which, as of the date of this Agreement, the Company or any of the Company’s Subsidiaries is a party or by which they are bound, other than a Company Benefit Plan. True, correct and complete copies of the Contracts listed on Section 4.12(a) of the Company Disclosure Letter have previously been delivered to or made available to Acquiror or its agents or representatives, together with all amendments thereto.

(i) Any Contract with any of the Top Vendors (other than purchase orders, invoices, statements of work and non-disclosure or similar agreements entered into in the ordinary course of business consistent with past practice that do not contain any material terms relating to the Contract underlying the applicable Top Vendor’s relationship with the Company or any of its Subsidiaries);

(ii) Any Contract with any of the Top Customers (as defined below) (other than purchase orders, invoices, statements of work and non-disclosure or similar agreements entered into in the ordinary course of business consistent with past practice that do not contain any material terms relating to the Contract underlying the applicable Top Customer’s relationship with the Company or any of its Subsidiaries);

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(iii) Each note, debenture, other evidence of Indebtedness, guarantee, loan, credit or financing agreement or instrument or other Contract for money borrowed by the Company or any of the Company’s Subsidiaries, including any agreement or commitment for future loans, credit or financing, in each case, in excess of $100,000;

(iv) Each Contract for the acquisition of any Person or any business unit thereof or the disposition of any material assets of the Company or any of its Subsidiaries in the last five (5) years, in each case, involving payments in excess of $100,000 other than Contracts (A) in which the applicable acquisition or disposition has been consummated and there are no material obligations ongoing, or (B) between the Company and its wholly owned Subsidiaries;

(v) Each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract that provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any real or personal property that involves aggregate payments in excess of $100,000 in any calendar year;

(vi) Each Contract involving the formation of a (A) joint venture, (B) partnership, or (C) limited liability company (excluding, in the case of clauses (B) and (C), any wholly owned Subsidiary of the Company);

(vii) Contracts (other than employment agreements, employee confidentiality and invention assignment agreements, equity or incentive equity documents and Governing Documents) between the Company and its Subsidiaries, on the one hand, and Affiliates of the Company or any of the Company’s Subsidiaries (other than the Company or any of the Company’s Subsidiaries), the officers and managers (or equivalents) of the Company or any of the Company’s Subsidiaries, the members or stockholders of the Company or any of the Company’s Subsidiaries, any employee of the Company or any of the Company’s Subsidiaries or a member of the immediate family of the foregoing Persons, on the other hand (collectively, “Affiliate Agreements”);

(viii) Employment Contracts with each current executive, officer, director or management-level employee of the Company or its Subsidiaries;

(ix) Contracts with any employee, advisor, independent contractor, or consultant of the Company or any of the Company’s Subsidiaries or with any other Person that provide for change in control, severance, transaction bonus, retention, or similar payments or benefits contingent upon, accelerated by, or triggered by the consummation of the transactions contemplated hereby;

(x) Contracts containing covenants of the Company or any of the Company’s Subsidiaries (A) prohibiting or limiting the right of the Company or any of the Company’s Subsidiaries to engage in or compete with any Person in any line of business in any material respect or (B) prohibiting or restricting the Company’s and the Company’s Subsidiaries’ ability to conduct their business with any Person in any geographic area in any material respect;

(xi) Any collective bargaining or similar labor-related agreement or Contract between the Company or any of the Company’s Subsidiaries, on one hand, and any labor union, works council, or other body representing employees of the Company or any of the Company’s Subsidiaries, on the other hand;

(xii) Each Contract (including license agreements, coexistence agreements, and agreements with covenants not to sue, but not including non-disclosure agreements, contractor services agreements, consulting services agreements, incidental trademark licenses incident to marketing, printing or advertising Contracts) pursuant to which the Company or any of the Company’s Subsidiaries (i) grants to a third Person the right to use material Intellectual Property of the Company and its Subsidiaries or (ii) is granted by a third Person the right to use Intellectual Property that is material to the business of the Company and its Subsidiaries (other than Contracts granting nonexclusive rights to use commercially available off-the-shelf software and Open Source Licenses);

(xiii) Each Contract requiring capital expenditures by the Company or any of the Company’s Subsidiaries after the date of this Agreement in an amount in excess of $100,000 in any calendar year;

(xiv) Any Contract that (A) grants to any third Person any “most favored nation rights” or (B) grants to any third Person price guarantees for a period greater than one (1) year from the date of this Agreement and requires aggregate future payments to the Company and its Subsidiaries in excess of $100,000 in any calendar year;

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(xv) Contracts granting to any Person (other than the Company or its Subsidiaries) a right of first refusal, first offer or similar preferential right to purchase or acquire equity interests in the Company or any of the Company’s Subsidiaries;

(xvi) Contracts with respect to any bonuses, fees or other amounts payable upon the consummation of the transactions contemplated hereby; and

(xvii) Any outstanding written commitment to enter into any Contract of the type described in subsections (i) through (xiv) of this Section 4.12(a).

(b) Except for any Contract that will terminate upon the expiration of the stated term thereof prior to the Closing Date, all of the Contracts listed pursuant to Section 4.12(a) in the Company Disclosure Letter are (i) in full force and effect and (ii) represent the legal, valid and binding obligations of the Company or the Subsidiary of the Company party thereto and, to the knowledge of the Company, represent the legal, valid and binding obligations of the counterparties thereto. Except, in each case, where the occurrence of such breach or default or failure to perform would not be material to the business of the Company and its Subsidiaries, taken as a whole, (x) the Company and its Subsidiaries have performed in all material respects all respective obligations required to be performed by them to date under such Contracts listed pursuant to Section 4.12(a) and neither the Company, the Company’s Subsidiaries, nor, to the knowledge of the Company, any other party thereto is in breach of or default under any such Contract, (y) during the last twelve (12) months, neither the Company nor any of its Subsidiaries has received any written claim or written notice of termination or breach of or default under any such Contract, and (z) to the knowledge of the Company, no event has occurred which individually or together with other events, would reasonably be expected to result in a breach of or a default under any such Contract by the Company or its Subsidiaries or, to the knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both).

Section 4.13 Company Benefit Plans.

(a) Section 4.13(a) of the Company Disclosure Letter sets forth a complete list, as of the date hereof, of each material Company Benefit Plan. For purposes of this Agreement, a “Company Benefit Plan” means an “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, (“ERISA”) or any other plan, policy, program or agreement (including any employment, bonus, incentive or deferred compensation, employee loan, note or pledge agreement, equity or equity-based compensation, severance, retention, supplemental retirement, change in control or similar plan, policy, program or agreement) providing compensation or other benefits to any current or former director, officer, individual consultant, worker or employee, which are maintained, sponsored or contributed to by the Company or any of the Company’s Subsidiaries, or to which the Company or any of the Company’s Subsidiaries is a party or has or may have any liability, and in each case whether or not (i) subject to the Laws of the United States, (ii) in writing or (iii) funded, but excluding in each case any statutory plan, program or arrangement that is maintained by any Governmental Authority. With respect to each material Company Benefit Plan, the Company has made available to Acquiror, to the extent applicable, true, complete and correct copies of (A) such Company Benefit Plan (or, if not written a written summary of its material terms) and all plan documents, trust agreements, insurance Contracts or other funding vehicles and all amendments thereto, (B) the most recent summary plan description, including any summary of material modifications, (C) the most recent annual report (Form 5500 series) filed with the IRS with respect to such Company Benefit Plan, (D) the most recent actuarial report or other financial statement relating to such Company Benefit Plan, and (E) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Company Benefit Plan and any pending request for such a determination letter.

(b) Except as set forth on Section 4.13(b) of the Company Disclosure Letter, (i) each Company Benefit Plan has been operated and administered in compliance in all material respects with its terms and all applicable Laws, including, if applicable, ERISA and the Code, except where the failure to comply would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole; (ii) in all material respects, all contributions required to be made with respect to any Company Benefit Plan on or before the date hereof have been made and all obligations in respect of each Company Benefit Plan as of the date hereof have been accrued and reflected in the Company’s financial statements to the extent required by GAAP; (iii) each Company Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS as to its qualification or may rely upon an opinion letter for a prototype plan and, to the knowledge of the Company, no fact or event has occurred that would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan.

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(c) No Company Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”) or other pension plan that is subject to Title IV of ERISA (“Title IV Plan”), and neither the Company nor any of its ERISA Affiliates, if any, has sponsored or contributed to, been required to contribute to, or had any actual or contingent liability under, a Multiemployer Plan or Title IV Plan at any time within the previous six (6) years. Neither the Company nor any of its ERISA Affiliates, if any, has incurred any withdrawal liability under Section 4201 of ERISA that has not been fully satisfied.

(d) With respect to each Company Benefit Plan, no material actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened, and to the knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to any such actions, suits or claims.

(e) No Company Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company or any Subsidiary for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable Law, (ii) death benefits under any “pension plan,” or (iii) benefits the full cost of which is borne by the current or former employee (or his or her beneficiary).

(f) Except as set forth on Section 4.13(f) of the Company Disclosure Letter, the consummation of the transactions contemplated hereby will not, either alone or in combination with another event (such as termination following the consummation of the transactions contemplated hereby), (i) entitle any current or former employee, officer or other service provider of the Company or any Subsidiary of the Company to any severance pay or any other compensation or benefits payable or to be provided by the Company or any Subsidiary of the Company, (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation or benefits due any such employee, officer or other individual service provider by the Company or a Subsidiary of the Company, or (iii) accelerate the vesting and/or settlement of any Company Award. The consummation of the transactions contemplated hereby will not, either alone or in combination with another event, result in any “excess parachute payment” under Section 280G of the Code. No Company Benefit Plan provides for a Tax gross-up, make whole or similar payment with respect to the Taxes imposed under Sections 409A or 4999 of the Code.

(g) The Company has made available to Acquiror, accurate and complete copies of (i) the Company Incentive Plan, (ii) the forms of standard award agreement under the Company Incentive Plan, (iii) copies of any award agreements that materially deviate from such forms and (iv) a list of all outstanding equity and equity-based awards granted under any Company Incentive Plan, together with the material terms thereof (including but not limited to grant date, exercise price, vesting terms, form of award, expiration date, and number of shares underlying such award).

(h) Each Company Benefit Plan that constitutes a nonqualified deferred compensation plan subject to Section 409A of the Code has been administered and operated, in all material respects, in compliance with the provisions of Section 409A of the Code and the Treasury Regulations thereunder, and no additional Tax under Section 409A(a)(1)(B) of the Code has been or could reasonably be expected to be incurred by a participant in any such Company Benefit Plan.

Section 4.14 Labor Relations; Employees.

(a) Except as set forth on Section 4.14(a) of the Company Disclosure Letter, (i) neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, or any similar agreement with any labor union, works council, or employee representative organization, (ii) no such agreement is being negotiated by the Company or any of the Company’s Subsidiaries, and (iii) no labor union, works council, or any other employee representative body has requested or, to the knowledge of the Company, has sought to represent any of the employees of the Company or its Subsidiaries. To the knowledge of the Company, there has been no labor organization activity involving any employees, workers, or independent contractors of the Company or any of its Subsidiaries. There is not currently any pending, nor to the knowledge of the Company, threatened or reasonably anticipated: (A) strike, slowdown, work stoppage, lockout or other material labor dispute against or affecting the Company or any Subsidiary of the Company; (B) unfair labor practice charge or complaint the Company or any Subsidiary of the Company before the National Labor Relations Board or any other similar Governmental Authority; or (C) complaint, grievance, or arbitration arising out of any collective bargaining agreement, or any similar agreement with any labor union, works council, or employee representative organization. No notice, consent or consultation obligations with any labor union, works council, or employee representative organization will be a condition precedent to, or required or triggered by, the execution of this Agreement or the consummation of the transactions contemplated hereby.

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(b) Each of the Company and its Subsidiaries are, and have been for the past five (5) years, in compliance in all material respects with all applicable Laws respecting labor and employment including, but not limited to, all Laws respecting terms and conditions of employment, health and safety, wages and hours, holiday pay and the calculation of holiday pay, working time, employee classification (with respect to both exempt vs. non-exempt status and employee vs. independent contractor and worker status), child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity and equal pay, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues and unemployment insurance, except where the failure to comply would not reasonably be expected to be, individually or in the aggregate, material to the business of the Company and its Subsidiaries.

(c) There are not currently any pending, nor to the knowledge of the Company, threatened or reasonably anticipated Legal Proceedings or other Actions before any Governmental Authority or arbitrator by or on behalf of any current or former applicant, employee, worker, consultant, or independent contractor of the Company or its Subsidiaries, any labor union, works council, or employee representative organization, or any other Person in connection with the employment or engagement of any current, prospective, or former applicant, employee, worker, consultant, or independent contractor of the Company or otherwise alleging breach of any express or implied Contract of employment, violation of any applicable Law governing employment and employment practices, or other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(d) To the knowledge of the Company, no present or former employee, worker or independent contractor of the Company or any of the Company’s Subsidiaries’ is in material violation of (i) any restrictive covenant, nondisclosure obligation or fiduciary duty to the Company or any of the Company’s Subsidiaries or (ii) any restrictive covenant or nondisclosure obligation to a former employer or engager of any such individual relating to (A) the right of any such individual to work for or provide services to the Company or any of the Company’s Subsidiaries’ or (B) the knowledge or use of trade secrets or proprietary information.

(e) Neither the Company nor any of the Company’s Subsidiaries is party to a settlement agreement with a current or former officer, employee or independent contractor of the Company or any of the Company’s Subsidiaries that involves allegations relating to sexual harassment, sexual misconduct or discrimination by either (i) an officer of the Company or any of the Company’s Subsidiaries or (ii) an employee of the Company or any of the Company’s Subsidiaries. No allegations of sexual harassment, sexual misconduct or discrimination have been made against (i) an officer of the Company or any of the Company’s Subsidiaries or (ii) an employee of the Company or any of the Company’s Subsidiaries at the level of Vice President or above.

(f) In the past five (5) years, the Company and its Subsidiaries have not taken any actions that did or would reasonably be expected to require notification under the Worker Adjustment Notification and Retraining Act or similar foreign, federal, or state law requiring advance notice to employees of termination of employment. The Company, taken as a whole with its Subsidiaries, has sufficient employees to operate the business of the Company and its Subsidiaries as currently conducted.

Section 4.15 Taxes.

(a) All material Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been timely filed (taking into account any applicable extensions), all such Tax Returns (taking into account all amendments thereto) are true, complete and accurate in all material respects and all material Taxes due and payable (whether or not shown on any Tax Return) have been paid, other than Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(b) The Company and each of its Subsidiaries have withheld from amounts owing to any employee, creditor or other Person all material Taxes required by Law to be withheld, paid over to the proper Governmental Authority in a timely manner all such withheld amounts required to have been so paid over and otherwise complied in all material respects with all applicable withholding and related reporting requirements.

(c) There are no Liens for any material Taxes (other than Permitted Liens) upon the property or assets of the Company or any of its Subsidiaries.

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(d) No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Authority against the Company or any of its Subsidiaries that remains unresolved or unpaid except for claims, assessments, deficiencies or proposed adjustments being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(e) There are no material Tax audits or other examinations by a Governmental Authority of the Company or any of its Subsidiaries presently in progress, and there are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any material Taxes of the Company or any of its Subsidiaries.

(f) Neither the Company nor any of its Subsidiaries has made a request for an advance tax ruling, request for technical advice, a request for a change of any method of accounting or any similar request that is in progress or pending with any Governmental Authority with respect to any Taxes that would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(g) Neither the Company nor any of its Subsidiaries is a party to any Tax indemnification or Tax sharing or similar agreement (other than any such agreement solely between the Company and its existing Subsidiaries and customary commercial Contracts not primarily related to Taxes).

(h) Neither the Company nor any of its Subsidiaries has been a party to any transaction treated by the parties as a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(i) Neither the Company nor any of its Subsidiaries (i) is liable for Taxes of any other Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Tax Law or as a transferee or successor or by Contract (other than customary commercial Contracts not primarily related to Taxes) or (ii) has ever been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes, other than a group the common parent of which was or is the Company. The Company and its Subsidiaries are in material compliance with all applicable transfer pricing Laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology among the Company and its Subsidiaries.

(j) No written claim has been made in the past three (3) years by any Governmental Authority where the Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.

(k) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(l) Except as set forth in Section 4.15(l) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has, or has ever had, a permanent establishment in any country other than the country of its organization, or is, or has ever been, subject to income Tax on a net basis in a jurisdiction outside the country of its organization.

(m) Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation 1.6011-4(b)(2).

(n) Neither the Company nor any of its Subsidiaries will be required to include any material amount in taxable income, exclude any material item of deduction or loss from taxable income, or make any adjustment under Section 481 of the Code (or any similar provision of state, local or foreign Law) for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) installment sale, excess loss account or deferred intercompany transaction described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law) or open transaction disposition made prior to the Closing, (ii) prepaid amount received or deferred revenue recognized prior to the Closing, (iii) change in method of accounting for a taxable period ending on or prior to the Closing Date, (iv) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed prior to the Closing, or (v) by reason of Section 965(a) of the Code or election pursuant to Section 965(h) of the Code (or any similar provision of state, local or foreign Law), and to the knowledge of the Company, the IRS has not proposed any such adjustment or change in accounting method.

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(o) The Company is and always has been properly classified as a domestic corporation taxable under subchapter C of the Code for U.S. federal income Tax purposes.

(p) The Company has not taken any action, nor to the knowledge of the Company or any of its Subsidiaries are there any facts or circumstances, that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations.

Section 4.16 Brokers’ Fees. Except as set forth on Section 4.16 of the Company Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby based upon arrangements made by the Company, any of the Company’s Subsidiaries’ or any of their Affiliates for which Acquiror, the Company or any of the Company’s Subsidiaries has any obligation.

Section 4.17 Insurance. Section 4.17 of the Company Disclosure Letter contains a list of, as of the date hereof, all material policies or binders of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance held by, or for the benefit of, the Company or any of the Company’s Subsidiaries as of the date of this Agreement. True, correct and complete copies of such insurance policies as in effect as of the date hereof have previously been made available to Acquiror. All such policies are in full force and effect, all premiums due have been paid, and no notice of cancellation or termination has been received by the Company or any of the Company’s Subsidiaries with respect to any such policy. Except as disclosed on Section 4.17 of the Company Disclosure Letter, no insurer has denied or disputed coverage of any material claim under an insurance policy during the last twelve (12) months.

Section 4.18 Licenses. The Company and its Subsidiaries have obtained, and maintain, all of the material Licenses reasonably required to permit the Company and its Subsidiaries to acquire, originate, own, operate, use and maintain their assets in the manner in which they are now operated and maintained and to conduct the business of the Company and its Subsidiaries as currently conducted. Each material License held by the Company or any of the Company’s Subsidiaries is in full force and effect. Neither the Company nor any of its Subsidiaries (a) is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a material default or violation) in any material respect of any term, condition or provision of any material License to which it is a party, (b) is or has been the subject of any pending or threatened Action by a Governmental Authority seeking the revocation, suspension, termination, modification, or impairment of any material License; or (c) has received any notice that any Governmental Authority that has issued any material License intends to cancel, terminate, or not renew any such material License, except to the extent such material License may be amended, replaced, or reissued as a result of and as necessary to reflect the transactions contemplated hereby, or as otherwise disclosed in Section 4.4 of the Company Disclosure Letter, provided such amendment, replacement, or reissuance does not materially adversely affect the continuous conduct of the business of the Company and its Subsidiaries as currently conducted from and after Closing. Section 4.18 of the Company Disclosure Letter sets forth a true, correct and complete list of material Licenses held by the Company or its Subsidiaries.

Section 4.19 Equipment and Other Tangible Property. The Company or one of its Subsidiaries owns and has good title to, and has the legal and beneficial ownership of or a valid leasehold interest in or right to use by license or otherwise, all material machinery, equipment and other tangible property reflected on the books of the Company and its Subsidiaries as owned by the Company or one of its Subsidiaries, free and clear of all Liens other than Permitted Liens. All material personal property and leased personal property assets of the Company and its Subsidiaries are structurally sound and in good operating condition and repair (ordinary wear and tear expected) and are suitable for their present use.

Section 4.20 Real Property.

(a) Section 4.20(a) of the Company Disclosure Letter sets forth a true, correct and complete list as of the date of this Agreement of all Leased Real Property and all Real Property Leases (as hereinafter defined) pertaining to such Leased Real Property, including the name(s) of the Company or Subsidiary party to such Real Property Lease, and the current monthly base rent or fees for such Real Property Lease. Except as disclosed in Section 4.20(a) of the Company Disclosure Letter, each of the Real Property Leases is in full force and effect, and is a valid and binding obligation of the Company or one of its Subsidiaries, as applicable. With respect to each parcel of Leased Real Property:

(i) The Company or one of its Subsidiaries holds a good, marketable and valid leasehold estate in such Leased Real Property, free and clear of all Liens, except for Permitted Liens.

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(ii) The Company has delivered to Acquiror true, correct and complete copies of all leases, lease guaranties, subleases, licenses, agreements for the leasing, use or occupancy of, or otherwise granting a right in and to the Leased Real Property to which the Company or any of its Subsidiaries is a party, including all amendments, terminations and modifications thereof (collectively, the “Real Property Leases”), and none of such Real Property Leases have been amended, modified or terminated in any respect, except to the extent that such modifications have been disclosed by the copies delivered to Acquiror. There are no oral leases, licenses or other agreements with respect to any Leased Real Property.

(iii) The Company and its Subsidiaries’, as applicable, possession and quiet enjoyment of the Leased Real Property under such Real Property Leases has not been materially disturbed and, to the knowledge of the Company, there are no material disputes with respect to such Real Property Leases.

(iv) Except as disclosed in Section 4.20(a) of the Company Disclosure Letter, as of the date of this Agreement, no party, other than the Company or its Subsidiaries, has any right to use or occupy the Leased Real Property or any portion thereof.

(v) Neither the Company nor any of its Subsidiaries has knowledge of, nor has received any written notice of, any default or breach under any of the Real Property Leases.

(vi) Neither the Company nor any of its Subsidiaries have received written notice of any current condemnation proceeding or proposed similar Action or agreement for taking in lieu of condemnation with respect to any portion of the Leased Real Property.

(b) None of the Company or any of its Subsidiaries owns or has ever owned an interest in any real property.

Section 4.21 Intellectual Property.

(a) Section 4.21(a) of the Company Disclosure Letter lists each item of Intellectual Property that is registered and applied-for with a Governmental Authority and is owned by the Company or any of the Company’s Subsidiaries as of the date of this Agreement, whether applied for or registered in the United States or internationally as of the date of this Agreement (“Company Registered Intellectual Property”). The Company or one of the Company’s Subsidiaries is the sole and exclusive beneficial and record owner of all of the items of Company Registered Intellectual Property, and, to the knowledge of the Company, all such Company Registered Intellectual Property is subsisting and (excluding any pending applications, abandoned applications, or expired patents included in the Company Registered Intellectual Property) is valid and enforceable.

(b) Except as would not be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company or one of its Subsidiaries owns, free and clear of all Liens (other than Permitted Liens), or has a valid right to use, all Intellectual Property reasonably necessary for the continued conduct of the business of the Company and its Subsidiaries in substantially the same manner as such business has been operated during the twelve (12) months prior to the date hereof, provided that the foregoing shall not be deemed a representation or warranty regarding non-infringement, validity or enforceability of Intellectual Property.

(c) To the knowledge of the Company, the Company and its Subsidiaries have not, within the five (5) years preceding the date of this Agreement, infringed upon, misappropriated or otherwise violated and are not infringing upon, misappropriating or otherwise violating any Intellectual Property of any third Person. There is no action pending to which the Company or such Subsidiary of the Company is a named party, or to the knowledge of the Company, that is threatened in writing, alleging the Company’s or such Subsidiaries’ infringement, misappropriation or other violation of any Intellectual Property of any third Person and there has not been, within the twelve (12) months preceding the date of this Agreement, any such action brought or threatened in writing.

(d) Except as set forth on Section 4.21(d) of the Company Disclosure Letter, to the knowledge of the Company, (i) no Person is infringing upon, misappropriating or otherwise violating any material Intellectual Property of the Company or any of the Company’s Subsidiaries in any material respect, and (ii) the Company and its Subsidiaries have not sent to any Person within the five (5) years preceding the date of this Agreement any written notice, charge, complaint, claim or other written assertion against such third Person claiming infringement or violation by or misappropriation of any Intellectual Property of the Company or any of the Company’s Subsidiaries.

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(e) The Company and its Subsidiaries take commercially reasonable measures to protect the confidentiality of trade secrets included in their Intellectual Property that are material to the business of the Company and its Subsidiaries. To the knowledge of the Company, there has not been any material unauthorized disclosure of or unauthorized access to any trade secrets of the Company or any of the Company’s Subsidiaries to or by any Person in a manner that has resulted or may result in the misappropriation of, or loss of trade secret or other rights in and to such information.

(f) No government funding, nor any facilities of a university, college, other educational institution or research center, was used in the development of the Intellectual Property owned by the Company or any of the Company’s Subsidiaries and used in connection with the business.

(g) With respect to the software used or held for use in the business of the Company and its Subsidiaries, to the knowledge of the Company, no such software contains any undisclosed or hidden device or feature designed to disrupt, disable, or otherwise impair the functioning of any software or any “back door,” “time bomb”, “Trojan horse,” “worm,” “drop dead device,” or other malicious code or routines that permit unauthorized access or the unauthorized disablement or erasure of such or other software or information or data (or any parts thereof) of the Company or its Subsidiaries or customers of the Company and its Subsidiaries.

(h) The Company’s and its Subsidiaries’ use and distribution of (i) software developed by the Company or any Subsidiary, and (ii) Open Source Materials, is in material compliance with all Open Source Licenses applicable thereto. None of the Company or any Subsidiary of the Company has used any Open Source Materials in a manner that requires any software or Intellectual Property owned by the Company or any of the Company’s Subsidiaries, to be subject to Copyleft Licenses.

Section 4.22 Privacy and Cybersecurity.

(a) The Company and its Subsidiaries maintain and are in compliance in all material respects with, and during the five (5) years preceding the date of this Agreement have maintained and been in compliance in all material respects with, (i) all applicable Laws relating to the privacy and/or security of personal information, (ii) the Company’s and its Subsidiaries’ posted or publicly facing privacy policies, and (iii) the Company’s and its Subsidiaries’ contractual obligations concerning cybersecurity, data security and the security of the Company’s and each of its Subsidiaries’ information technology systems, in each case of (i)-(iii) above, other than any non-compliance that, individually or in the aggregate, has not been and would not reasonably be expected to be material to the Company and its Subsidiaries. There are no Actions by any Person (including any Governmental Authority) pending to which the Company or any of the Company’s Subsidiaries is a named party or, to the knowledge of the Company, threatened in writing against the Company or its Subsidiaries alleging a violation of any third Person’s privacy or personal information rights.

(b) During the five (5) years preceding the date of this Agreement (i) to the knowledge of the Company, there have been, no material breaches of the security of the information technology systems of the Company and its Subsidiaries, and (ii) there have been no disruptions in any information technology systems that materially adversely affected the Company’s and its Subsidiaries’ business or operations. The Company and its Subsidiaries take commercially reasonable and legally compliant measures designed to protect confidential, sensitive or personally identifiable information in its possession or control against unauthorized access, use, modification, disclosure or other misuse, including through administrative, technical and physical safeguards. To the knowledge of the Company, neither the Company nor any Subsidiary of the Company has (A) experienced any incident in which such information was stolen or improperly accessed, including in connection with a breach of security, or (B) received any written notice or complaint from any Person with respect to any of the foregoing, nor has any such notice or complaint been threatened in writing against the Company or any of the Company’s Subsidiaries.

Section 4.23 Environmental Matters.

(a) The Company and its Subsidiaries are and, except for matters which have been fully resolved, have been in material compliance with all Environmental Laws.

(b) To the knowledge of the Company and each of its Subsidiaries, neither the Company nor any Subsidiary is considered the “owner” or “operator” of any real property pursuant to applicable Environmental Laws, except for the Company Real Property. There has been no release of any Hazardous Materials by the Company

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or its Subsidiaries (i) at, in, on or under any Leased Real Property or in connection with the Company’s and its Subsidiaries’ operations off-site of the Leased Real Property or (ii) to the knowledge of the Company, at, in, on or under any formerly owned or Leased Real Property during the time that the Company owned or leased such property or at any other location where Hazardous Materials generated by the Company or any of the Company’s Subsidiaries have been transported to, sent, placed or disposed of.

(c) Neither the Company nor its Subsidiaries are subject to any current Governmental Order relating to any material non-compliance with Environmental Laws by the Company or its Subsidiaries or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials.

(d) No material Legal Proceeding is pending or, to the knowledge of the Company, threatened with respect to the Company’s and its Subsidiaries’ compliance with or liability under Environmental Laws, and, to the knowledge of the Company, there are no facts or circumstances which could reasonably be expected to form the basis of such a Legal Proceeding.

(e) The Company has made available to Acquiror all material environmental reports, assessments, audits and inspections and any material communications or notices from or to any Governmental Authority concerning any material non-compliance of the Company or any of the Company’s Subsidiaries with, or liability of the Company or any of the Company’s Subsidiaries under, Environmental Law.

Section 4.24 Absence of Changes. From December 31, 2021, (a) there has not been any Company Material Adverse Effect, (b) the Company and its Subsidiaries have conducted their business only in the ordinary course of business consistent with past practice and (c) none of the Company or any of its Subsidiaries has taken (or failed to take) any action that, if taken (or failed to be taken) after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 6.1.

Section 4.25 Anti-Corruption Compliance.

(a) For the past five (5) years, neither the Company’s nor any of its Subsidiaries’ directors or officers, nor, to the knowledge of the Company, any managers, employees, agent or third-party representative of the Company acting on behalf of the Company or any of the Company’s Subsidiaries, has offered or given anything of value to: (i) any official or employee of a Governmental Authority, any political party or official thereof, or any candidate for political office or (ii) any other Person, in any such case while knowing that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any official or employee of a Governmental Authority or candidate for political office, in each case in violation of the Anti-Bribery Laws.

(b) Each of the Company and its Subsidiaries has instituted and maintains policies and procedures reasonably designed to ensure compliance in all material respects with the Anti-Bribery Laws.

(c) To the knowledge of the Company, there are no current or pending internal investigations, third party investigations (including by any Governmental Authority), legal, regulatory, or administrative proceedings, whistleblower complaints or reports against the Company or any of the Company’s Subsidiaries, or internal or external audits alleging (i) any unlawful payments, contributions, gifts, entertainment, bribes, rebates, kickbacks, financial or other advantages or (ii) any other violation of any Anti-Bribery Laws related to the Company or any of the Company’s Subsidiaries.

Section 4.26 Anti-Money Laundering Compliance.

(a) Neither the Company nor, any of its Subsidiaries, directors, officers, managers, employees, nor, to the knowledge of the Company, agents or third-party representatives (in their capacities as such) has engaged in a transaction that involves the proceeds of crime in violation of any Anti-Money Laundering Laws.

(b) There are no current or pending or, to the knowledge of the Company, threatened in writing, legal, regulatory, or administrative proceedings, filings, Governmental Orders, or, to the knowledge of the Company, governmental investigations, alleging any violations of any Anti-Money Laundering Laws by the Company or any of its Subsidiaries or any of their respective directors, officers, managers, or employees (in their capacities as such), except as would not reasonably be expected to have a Company Material Adverse Effect.

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Section 4.27 Sanctions and International Trade Compliance.

(a) The Company and its Subsidiaries as well as its directors and officers, and to the knowledge of the Company, its managers, employees, agents and third-party representatives (i) are, and have been for the past five (5) years, in compliance in all material respects with all International Trade Laws and Sanctions Laws, and (ii) have obtained all required licenses, consents, notices, waivers, approvals, orders, registrations, declarations, or other authorizations from, and have made any material filings with, any applicable Governmental Authority for the import, export, re-export, deemed export, deemed re-export, or transfer required under the International Trade Laws and Sanctions Laws (the “Export Approvals”). There are no pending or, to the knowledge of the Company, threatened, claims, complaints, charges, investigations, regulatory or administrative proceedings, voluntary disclosures or Legal Proceedings against the Company or any of the Company’s Subsidiaries related to any International Trade Laws or Sanctions Laws or any Export Approvals.

(b) Neither the Company nor any of its Subsidiaries nor any of their respective directors or officers, nor to the knowledge of the Company, any of the Company’s or its Subsidiaries’ respective managers, employees, agents or representatives or other Persons acting on behalf of the Company or any of the Company’s Subsidiaries, is or has been during the past five (5) years (i) a Sanctioned Person or (ii) transacting business directly or knowingly indirectly, or otherwise engaging in dealings, with or for the benefit of, any Sanctioned Person or in any Sanctioned Country in violation of Sanctions Laws.

Section 4.28 Information Supplied. None of the information supplied or to be supplied by the Company or any of the Company’s Subsidiaries specifically in writing for inclusion in the Registration Statement will, at the date on which the Proxy Statement/Registration Statement is first mailed to the Acquiror Stockholders or at the time of the Acquiror Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.29 Vendors and Customers.

(a) Section 4.29(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, the top ten (10) vendors based on the aggregate Dollar value of the Company’s and its Subsidiaries’ transaction volume with such counterparty during the trailing twelve months for the period ending December 31, 2021 (the “Top Vendors”).

(b) Except as set forth on Section 4.29(b) of the Company Disclosure Letter, none of the Top Vendors has informed in writing any of the Company or any of the Company’s Subsidiaries that it will, or, to the knowledge of the Company, has threatened to, terminate, cancel, or materially limit or materially and adversely modify any of its existing business with the Company or any of the Company’s Subsidiaries (other than due to the expiration of an existing contractual arrangement), and to the knowledge of the Company, none of the Top Vendors is otherwise involved in or threatening a material dispute against the Company or its Subsidiaries or their respective businesses.

(c) Section 4.29(c) of the Company Disclosure Letter sets forth, as of the date of this Agreement, the top twenty (20) customers based on the aggregate Dollar value of the Company’s and its Subsidiaries’ transaction volume with such counterparty during the trailing twelve months for the period ending December 31, 2021 (the “Top Customers”).

(d) Except as set forth on Section 4.29(d) of the Company Disclosure Letter, none of the Top Customers has informed in writing any of the Company or any of the Company’s Subsidiaries that it will, or, to the knowledge of the Company, has threatened to, terminate, cancel, or materially limit or materially and adversely modify any of its existing business with the Company or any of the Company’s Subsidiaries (other than due to the expiration of an existing contractual arrangement), and to the knowledge of the Company, none of the Top Customers is otherwise involved in or threatening a material dispute against the Company or its Subsidiaries or their respective businesses.

Section 4.30 Government Contracts. The Company is not party to: (i) any Contract, including an individual task order, delivery order, purchase order, basic ordering agreement, letter Contract or blanket purchase agreement between the Company or any of its Subsidiaries, on one hand, and any Governmental Authority, on the other hand, or (ii) any subcontract or other Contract by which the Company or one of its Subsidiaries has agreed to provide

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goods or services through a prime contractor directly to a Governmental Authority that is expressly identified in such subcontract or other Contract as the ultimate consumer of such goods or services. None of the Company or any of its Subsidiaries has provided any offer, bid, quotation or proposal to sell products made or services provided by the Company or any of its Subsidiaries that, if accepted or awarded, would lead to any Contract or subcontract of the type described by the foregoing sentence.

Section 4.31 Sufficiency of Assets. Except as would not be expected to be material to the Company and its Subsidiaries, taken as a whole, the tangible and intangible assets owned, licensed or leased by the Company and its Subsidiaries constitute all of the assets reasonably necessary for the continued conduct of the business of the Company and its Subsidiaries after the Closing in the ordinary course of business consistent with past practice.

Section 4.32 Related Party Transactions. Except for employment relationships and the payment of compensation, benefits and expense reimbursements and advances in the ordinary course of business, no director, officer or other Affiliate of the Company or any of its Subsidiaries, or any immediate family of any of the foregoing, to the Company’s knowledge, has or has had, directly or indirectly: (a) any economic interest in any Person that has furnished or sold, or furnishes or sells, services or products that the Company or any of its Subsidiaries furnishes or sells, or proposes to furnish or sell; (b) any economic interest in any person that purchases from or sells or furnishes to, the Company or any of its Subsidiaries, any goods or services; (c) any beneficial interest in any Contract of the type described in Section 4.12(a); or (d) any contractual or other arrangement with the Company or any of its Subsidiaries, other than customary indemnity arrangements; provided, however, that ownership of no more than five percent (5%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any person” for purposes of this Section 4.32. The Company and the Company Subsidiaries have not, during the past five (5) years, (i) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company, or (ii) materially modified any term of any such extension or maintenance of credit.

Section 4.33 No Additional Representation or Warranties. Except as provided in and this Article IV, neither the Company nor any of its Affiliates, nor any of their respective directors, managers, officers, employees, equityholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to Acquiror or Merger Sub or their Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to Acquiror or Merger Sub or their Affiliates.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB

Except as set forth in (i) other than with respect to the representations or warranties in Sections 5.8, 5.12 or 5.15, in the case of Acquiror, any Acquiror SEC Filings filed or submitted on or prior to the date hereof (excluding (a) any disclosures in any risk factors section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimer and other disclosures that are generally cautionary, predictive or forward-looking in nature and (b) any exhibits or other documents appended thereto), or (ii) in the case of Acquiror and Merger Sub, in the disclosure letter delivered by Acquiror and Merger Sub to the Company (the “Acquiror Disclosure Letter”) on the date of this Agreement (each section of which, subject to Section 11.9, qualifies the correspondingly numbered and lettered representations in this Article V), Acquiror and Merger Sub represent and warrant to the Company as follows:

Section 5.1 Company Organization. Each of Acquiror and Merger Sub has been duly incorporated, organized or formed and is validly existing as a corporation or exempted company in good standing (or equivalent status, to the extent that such concept exists) under the Laws of its jurisdiction of incorporation, organization or formation, and has the requisite company power and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. The copies of Acquiror’s Governing Documents and the Governing Documents of Merger Sub, in each case, as amended to the date of this Agreement, previously delivered by Acquiror to the Company, are true, correct and complete. Merger Sub has no assets or operations other than those required to effect the transactions contemplated hereby. All of the equity interests of Merger Sub are held directly by Acquiror. Each of Acquiror and Merger Sub is duly licensed or qualified and in good standing as a foreign corporation or company in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not reasonably be expected to be, individually or in the aggregate, material to Acquiror.

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Section 5.2 Due Authorization.

(a) Each of Acquiror and Merger Sub has all requisite corporate power and authority to (a) execute and deliver this Agreement and the documents contemplated hereby, and (b) consummate the transactions contemplated hereby and thereby and perform all obligations to be performed by it hereunder and thereunder. The execution and delivery of this Agreement and the documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been (i) duly and validly authorized and approved by the Board of Directors of Acquiror and by Acquiror as the sole stockholder of Merger Sub and (ii) determined by the Board of Directors of Acquiror as advisable to Acquiror and the Acquiror Stockholders and recommended for approval by the Acquiror Stockholders. No other company proceeding on the part of Acquiror or Merger Sub is necessary to authorize this Agreement and the documents contemplated hereby (other than the Acquiror Stockholder Approval). This Agreement has been, and at or prior to the Closing, the other documents contemplated hereby will be, duly and validly executed and delivered by each of Acquiror and Merger Sub, and this Agreement constitutes, and at or prior to the Closing, the other documents contemplated hereby will constitute, a legal, valid and binding obligation of each of Acquiror and Merger Sub, enforceable against Acquiror and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) Assuming that a quorum (as determined pursuant to Acquiror’s Governing Documents) is present, each of those Transaction Proposals identified in clauses (A) through (I) of Section 8.2(b) shall require approval by an affirmative vote of the holders of at least a majority of the outstanding Acquiror Common Shares present and entitled to vote (as determined in accordance with Acquiror’s Governing Documents) at a stockholders’ meeting duly called by the Board of Directors of Acquiror and held for such purposes, and such approvals are the only approvals of Acquiror Stockholders necessary in connection with the execution and delivery of this Agreement by the Acquiror and Merger Sub and the consummation of the transaction contemplated hereby.

(c) At a meeting duly called and held, the Board of Directors of Acquiror has unanimously approved the transactions contemplated by this Agreement as a Business Combination.

Section 5.3 No Conflict. Subject to the Acquiror Stockholder Approval, the execution and delivery of this Agreement by Acquiror and Merger Sub and the other documents contemplated hereby by Acquiror and Merger Sub and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of, or result in the breach of or default under the Governing Documents of Acquiror or Merger Sub, (b) violate or conflict with any provision of, or result in the breach of, or default under any applicable Law or Governmental Order applicable to Acquiror or Merger Sub, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract to which Acquiror or Merger Sub is a party or by which Acquiror or Merger Sub may be bound, or terminate or result in the termination of any such Contract or (d) result in the creation of any Lien upon any of the properties or assets of Acquiror or Merger Sub, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing would not (i) have, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Acquiror or Merger Sub to enter into and perform their obligations under this Agreement or (ii) be material to Acquiror.

Section 5.4 Litigation and Proceedings. As of the date hereof, there are no pending or, to the knowledge of Acquiror, threatened Legal Proceedings against Acquiror or Merger Sub, their respective properties or assets, or, to the knowledge of Acquiror, any of their respective directors, managers, officers or employees (in their capacity as such). There are no investigations or other inquiries pending or, to the knowledge of Acquiror, threatened by any Governmental Authority, against Acquiror or Merger Sub, their respective properties or assets, or, to the knowledge of Acquiror, any of their respective directors, managers, officers or employees (in their capacity as such). There is no outstanding Governmental Order imposed upon Acquiror or Merger Sub, nor are any assets of Acquiror’s or Merger Sub’s respective businesses bound or subject to any Governmental Order the violation of which would, individually or in the aggregate, reasonably be expected to be material to Acquiror. As of the date hereof, each of Acquiror and Merger Sub is in compliance with all applicable Laws in all material respects. Acquiror and Merger Sub have not received any written notice of or been charged with the violation of any Laws, except where such violation has not been, individually or in the aggregate, material to Acquiror.

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Section 5.5 SEC Filings. Acquiror has timely filed or furnished all statements, prospectuses, registration statements, forms, reports and documents required to be filed by it with the SEC since December 31, 2021, pursuant to the Exchange Act or the Securities Act (collectively, as they have been amended since the time of their filing through the date hereof, the “Acquiror SEC Filings”). Each of the Acquiror SEC Filings, as of the respective date of its filing, and as of the date of any amendment, complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder applicable to the Acquiror SEC Filings. As of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), the Acquiror SEC Filings did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Acquiror SEC Filings. To the knowledge of Acquiror, none of the Acquiror SEC Filings filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 5.6 Internal Controls; Listing; Financial Statements.

(a) Except as not required in reliance on exemptions from various reporting requirements by virtue of Acquiror’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), Acquiror has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Acquiror, including its consolidated Subsidiaries, if any, is made known to Acquiror’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. Such disclosure controls and procedures are effective in timely alerting Acquiror’s principal executive officer and principal financial officer to material information required to be included in Acquiror’s periodic reports required under the Exchange Act. Since December 31, 2021, Acquiror has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Acquiror’s financial reporting and the preparation of Acquiror Financial Statements for external purposes in accordance with GAAP.

(b) Each director and executive officer of Acquiror has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(c) Since December 31, 2021, Acquiror has complied in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq. The Acquiror Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed for trading on Nasdaq. There is no Legal Proceeding pending or, to the knowledge of Acquiror, threatened against Acquiror by Nasdaq or the SEC with respect to any intention by such entity to deregister the Acquiror Common Stock or prohibit or terminate the listing of Acquiror Common Stock on Nasdaq.

(d) The Acquiror SEC Filings contain true and complete copies of the audited balance sheet as of December 31, 2021, and statement of operations, cash flow and stockholders’ equity of Acquiror for the period from May 27, 2021 (inception) through December 31, 2021, together with the auditor’s reports thereon (the “Acquiror Financial Statements”). Except as disclosed in the Acquiror SEC Filings, the Acquiror Financial Statements (i) fairly present in all material respects the financial position of Acquiror, as at the respective dates thereof, and the results of operations and consolidated cash flows for the respective periods then ended, (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), and (iii) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof. The books and records of Acquiror have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

(e) There are no outstanding loans or other extensions of credit made by Acquiror to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Acquiror. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

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(f) Neither Acquiror (including any employee thereof) nor Acquiror’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Acquiror, (ii) any fraud, whether or not material, that involves Acquiror’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Acquiror or (iii) any claim or allegation regarding any of the foregoing.

Section 5.7 Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of the Company contained in this Agreement, no consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority or other Person is required on the part of Acquiror or Merger Sub with respect to Acquiror’s or Merger Sub’s execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except for as otherwise disclosed on Section 5.7 of the Acquiror Disclosure Letter.

Section 5.8 Trust Account. As of the date of this Agreement, Acquiror has at least $78.0 million in the Trust Account, such monies invested in United States government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act pursuant to the Investment Management Trust Agreement, dated as of December 27, 2021 (the “Trust Agreement”), between Acquiror and Continental Stock Transfer & Trust Company, as trustee (the “Trustee”). There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Acquiror SEC Filings to be inaccurate or that would entitle any Person (other than stockholders of Acquiror holding Acquiror Common Shares sold in Acquiror’s initial public offering who shall have elected to redeem their shares of Acquiror Common Stock pursuant to Acquiror’s Governing Documents and the underwriters of Acquiror’s initial public offering with respect to deferred underwriting commissions) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released other than to pay Taxes and payments with respect to all Acquiror Share Redemptions. There are no claims or proceedings pending or, to the knowledge of Acquiror, threatened with respect to the Trust Account. Acquiror has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the Effective Time, the obligations of Acquiror to dissolve or liquidate pursuant to Acquiror’s Governing Documents shall terminate, and as of the Effective Time, Acquiror shall have no obligation whatsoever pursuant to Acquiror’s Governing Documents to dissolve and liquidate the assets of Acquiror by reason of the consummation of the transactions contemplated hereby. To Acquiror’s knowledge, as of the date hereof, following the Effective Time, no Acquiror Stockholder shall be entitled to receive any amount from the Trust Account except to the extent such Acquiror Stockholder is exercising an Acquiror Share Redemption. As of the date hereof, assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its obligations hereunder, to the knowledge of Acquiror, there are no conditions to the use of funds in the Trust Account which will not be satisfied or funds available in the Trust Account (other than pursuant to the Acquiror Share Redemption) which will not be available to Acquiror and Merger Sub on the Closing Date.

Section 5.9 Investment Company Act; JOBS Act. Acquiror is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. Acquiror constitutes an “emerging growth company” within the meaning of the JOBS Act.

Section 5.10 Absence of Changes. Since December 31, 2021, (a) there has not been any event or occurrence that has had, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Acquiror or Merger Sub to enter into and perform their obligations under this Agreement, (b) except as set forth in Section 5.10 of the Acquiror Disclosure Letter, Acquiror and Merger Sub have conducted their business only in the ordinary course of business consistent with past practice and (c) neither Acquiror nor Merger Sub has taken (or failed to take) any action that, if taken (or failed to be taken) after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 7.5.

Section 5.11 No Undisclosed Liabilities. Except for any fees and expenses payable by Acquiror or Merger Sub as a result of or in connection with the consummation of the transactions contemplated hereby, there is no liability, debt or obligation of or claim or judgment against Acquiror or Merger Sub (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), except for liabilities and obligations (i) reflected or reserved for on the financial statements or disclosed in the

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notes thereto included in Acquiror SEC Filings, (ii) that have arisen since the date of the most recent balance sheet included in the Acquiror SEC Filings in the ordinary course of business of Acquiror and Merger Sub, or (iii) which would not be, or would not reasonably be expected to be, material to Acquiror.

Section 5.12 Capitalization of Acquiror

(a) As of the date of this Agreement, the authorized share capital of Acquiror consists of (i) 100,000,000 shares of Acquiror Common Stock, 10,011,662 of which are issued and outstanding as of the date of this Agreement and (ii) 1,000,000 shares of Acquiror preferred stock, of which no shares are issued and outstanding as of the date of this Agreement ((i) and (ii) together, the “Acquiror Securities”). The foregoing represents all of the issued and outstanding Acquiror Securities as of the date of this Agreement. All issued and outstanding Acquiror Securities (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) Acquiror’s Governing Documents, and (2) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, Acquiror’s Governing Documents or any Contract to which Acquiror is a party or otherwise bound.

(b) As of the date of this Agreement, the outstanding Acquiror Rights will automatically convert at the time of the Merger into an aggregate of 807,974 shares of Acquiror Common Stock. All outstanding Acquiror Rights (i) have been duly authorized and validly issued and constitute valid and binding obligations of Acquiror, enforceable against Acquiror in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) Acquiror’s Governing Documents and (2) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, Acquiror’s Governing Documents or any Contract to which Acquiror is a party or otherwise bound.

(c) Except for the Acquiror Rights or as set forth in Section 5.12(c) of the Acquiror Disclosure Letter, Acquiror has not granted any outstanding options, stock appreciation rights, warrants, rights or other securities convertible into or exchangeable or exercisable for Acquiror Securities, or any other commitments or agreements providing for the issuance of additional shares, the sale of treasury shares, for the repurchase or redemption of any Acquiror Securities or the value of which is determined by reference to the Acquiror Securities, and there are no Contracts of any kind which may obligate Acquiror to issue, purchase, redeem or otherwise acquire any of its Acquiror Securities.

(d) The Aggregate Merger Consideration and the Acquiror Common Shares, when issued in accordance with the terms hereof, shall be duly authorized and validly issued, fully paid and non-assessable and issued in compliance with all applicable state and federal securities Laws and not subject to, and not issued in violation of, any Lien, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, Acquiror’s Governing Documents, or any Contract to which Acquiror is a party or otherwise bound.

(e) Acquiror has no Subsidiaries apart from Merger Sub, and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated. Acquiror is not party to any Contract that obligates Acquiror to invest money in, loan money to or make any capital contribution to any other Person.

Section 5.13 Brokers’ Fees. Except fees described on Section 5.13 of the Acquiror Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby based upon arrangements made by Acquiror or any of its Affiliates.

Section 5.14 Indebtedness. Neither Acquiror nor Merger Sub have any Indebtedness (other than in connection with an extension to consummate a business combination pursuant to the Trust Agreement).

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Section 5.15 Taxes.

(a) All material Tax Returns required to be filed by or with respect to Acquiror or Merger Sub have been timely filed (taking into account any applicable extensions), all such Tax Returns (taking into account all amendments thereto) are true, complete and accurate in all material respects and all material Taxes due and payable (whether or not shown on any Tax Return) have been paid, other than Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(b) The Acquiror and Merger Sub have withheld from amounts owing to any employee, creditor or other Person all material Taxes required by Law to be withheld, paid over to the proper Governmental Authority in a timely manner all such withheld amounts required to have been so paid over and otherwise complied in all material respects with all applicable withholding and related reporting requirements.

(c) There are no Liens for Taxes (other than Permitted Liens) upon the property or assets of Acquiror or Merger Sub.

(d) No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Authority against Acquiror or Merger Sub that remains unresolved or unpaid except for claims, assessments, deficiencies or proposed adjustments being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(e) There are no material Tax audits or other examinations of Acquiror presently in progress, and there are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any material Taxes of Acquiror or Merger Sub.

(f) Neither Acquiror nor Merger Sub has made a request for an advance tax ruling, request for technical advice, a request for a change of any method of accounting or any similar request that is in progress or pending with any Governmental Authority with respect to any Taxes that would reasonably be expected to be material to Acquiror and Merger Sub, taken as a whole.

(g) Neither the Acquiror nor Merger Sub is a party to any Tax indemnification or Tax sharing or similar agreement (other than any such agreement solely between the Acquiror and/or Merger Sub and customary commercial Contracts not primarily related to Taxes).

(h) Neither the Acquiror nor Merger Sub has been a party to any transaction treated by the parties as a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(i) Neither the Acquiror nor Merger Sub (i) is liable for Taxes of any other Person (other than the Acquiror or Merger Sub) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Tax Law or as a transferee or successor or by contract (other than customary commercial Contracts not primarily related to Taxes) or (ii) has ever been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes.

(j) No written claim has been made by any Governmental Authority where the Acquiror does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.

(k) The Acquiror has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(l) The Acquiror has never had a permanent establishment in any country other than the country of its organization, nor is, or has ever been, subject to income Tax in a jurisdiction outside the country of its organization.

(m) Neither Acquiror nor Merger Sub has participated in a “listed transaction” within the meaning of Treasury Regulation 1.6011-4(b)(2).

(n) Neither the Acquiror nor Merger Sub will be required to include any material amount in taxable income, exclude any material item of deduction or loss from taxable income, or make any adjustment under Section 481 of the Code (or any similar provision of state, local or foreign Law) for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) installment sale, excess loss account or deferred intercompany

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transaction described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law) or open transaction disposition made prior to the Closing, (ii) prepaid amount received or deferred revenue recognized prior to the Closing, (iii) change in method of accounting for a taxable period ending on or prior to the Closing Date, (iv) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed prior to the Closing, or (v) by reason of Section 965(a) of the Code or election pursuant to Section 965(h) of the Code (or any similar provision of state, local or foreign Law), and to the knowledge of Acquiror, the IRS has not proposed any such adjustment or change in accounting method.

(o) The Acquiror is and always has been properly classified as a domestic corporation taxable under subchapter C of the Code for U.S. federal income Tax purposes and has had comparable status under the Laws of any other jurisdiction in which it was required to file any Tax Return at the time it was required to file such Tax Return.

(p) Acquiror and Merger Sub have not taken any action, nor to the knowledge of Acquiror are there any facts or circumstances, that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations.

Section 5.16 Business Activities.

(a) Since formation, neither Acquiror or Merger Sub have conducted any business activities other than activities related to Acquiror’s initial public offering or directed toward the accomplishment of a Business Combination. Except as set forth in Acquiror’s Governing Documents or as otherwise contemplated by this Agreement or the Ancillary Agreements and the transactions contemplated hereby and thereby, there is no agreement, commitment, or Governmental Order binding upon Acquiror or Merger Sub or to which Acquiror or Merger Sub is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Acquiror or Merger Sub or any acquisition of property by Acquiror or Merger Sub or the conduct of business by Acquiror or Merger Sub as currently conducted or as contemplated to be conducted as of the Closing, other than such effects, individually or in the aggregate, which have not been and would not reasonably be expected to be material to Acquiror or Merger Sub.

(b) Except for Merger Sub and the transactions contemplated by this Agreement and the Ancillary Agreements, Acquiror does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, Acquiror has no material interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting, a Business Combination. Except for the transactions contemplated by this Agreement and the Ancillary Agreements, Merger Sub does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

(c) Merger Sub was formed solely for the purpose of effecting the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby and has no, and at all times prior to the Effective Time, except as expressly contemplated by this Agreement, the Ancillary Agreements and the other documents and transactions contemplated hereby and thereby, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.

(d) As of the date hereof and except for this Agreement, the Ancillary Agreements and the other documents and transactions contemplated hereby and thereby (including with respect to expenses and fees incurred in connection therewith), neither Acquiror nor Merger Sub are party to any Contract with any other Person that would require payments by Acquiror or any of its Subsidiaries after the date hereof in excess of $100,000 in the aggregate with respect to any individual Contract, other than Working Capital Loans. As of the date hereof, there are no amounts outstanding under any Working Capital Loans.

Section 5.17 Stock Market Quotation. As of the date hereof, (a) the Acquiror Common Shares are listed for trading on Nasdaq under the symbol “WTMA”; (b) the Acquiror Rights are listed for trading on Nasdaq under the symbol “WTMAR”; (c) and units of Acquiror are listed for trading on Nasdaq under the symbol “WTMAU”, in each case, as registered pursuant to Section 12(b) of the Exchange Act. Acquiror is in compliance with the rules of

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Nasdaq, as applicable, and there is no Action or proceeding pending or, to the knowledge of Acquiror, threatened against Acquiror by Nasdaq or the SEC with respect to any intention by such entity to deregister the Acquiror Common Stock or Acquiror Rights or terminate the listing of Acquiror Common Stock or Acquiror Rights on Nasdaq, as applicable. None of Acquiror, Merger Sub or their respective Affiliates has taken any action in an attempt to terminate the registration of the Acquiror Common Stock or Acquiror Rights under the Exchange Act.

Section 5.18 No Outside Reliance. Notwithstanding anything contained in this Article V or any other provision hereof, each of Acquiror and Merger Sub, and any of their respective directors, managers, officers, employees, equityholders, partners, members or representatives, acknowledge and agree that Acquiror has made its own investigation of the Company and that neither the Company nor any of its Affiliates, agents or representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given by the Company in Article IV, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company or its Subsidiaries. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Company Disclosure Letter or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by Acquiror or its representatives) or reviewed by Acquiror pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to Acquiror or any of its Affiliates, agents or representatives are not and will not be deemed to be representations or warranties of the Company, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article IV of this Agreement. Except as otherwise expressly set forth in this Agreement, Acquiror understands and agrees that any assets, properties and business of the Company and its Subsidiaries are furnished “as is”, “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article IV, with all faults and without any other representation or warranty of any nature whatsoever.

Section 5.19 No Additional Representation or Warranties. Except as provided in this Article V, neither Acquiror nor Merger Sub nor any their respective Affiliates, nor any of their respective directors, managers, officers, employees, stockholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to the Company or its Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to the Company or its Affiliates. Without limiting the foregoing, the Company acknowledges that the Company and its advisors, have made their own investigation of Acquiror, Merger Sub and their respective Subsidiaries and, except as provided in this Article V, are not relying on any representation or warranty whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of Acquiror, Merger Sub or any of their respective Subsidiaries, the prospects (financial or otherwise) or the viability or likelihood of success of the business of Acquiror, Merger Sub and their respective Subsidiaries as conducted after the Closing, as contained in any materials provided by Acquiror, Merger Sub or any of their Affiliates or any of their respective directors, officers, employees, stockholders, partners, members or representatives or otherwise.

ARTICLE VI
COVENANTS OF THE COMPANY

Section 6.1 Conduct of Business. From the date of this Agreement through the earlier of the Closing or valid termination of this Agreement pursuant to Article X (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, except as otherwise explicitly contemplated by this Agreement or the Ancillary Agreements or required by Law or as consented to by Acquiror in writing (which consent shall not to be unreasonably conditioned, withheld, delayed or denied), (i) operate the business of the Company in the ordinary course of business consistent with past practice and (ii) use commercially reasonable efforts to preserve intact the business organization of the Company and its Subsidiaries, keep available the services of the employees of the Company and its Subsidiaries and preserve intact the current business relationships of the Company and its Subsidiaries with customers, suppliers and other persons with which the Company or any of its Subsidiaries has significant business relations. Without limiting the generality of the foregoing, except as set forth on Section 6.1 of the Company Disclosure Letter or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), the Company shall not, and the Company shall cause its Subsidiaries not to, except as otherwise explicitly contemplated by this Agreement or the Ancillary Agreements or required by Law:

(a) change or amend the Governing Documents of the Company or any of the Company’s Subsidiaries or form or cause to be formed any new Subsidiary of the Company;

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(b) make or declare any dividend or distribution to the stockholders of the Company or make any other distributions in respect of any of the Company Capital Stock or equity interests;

(c) split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of the Company’s or any of its Subsidiaries’ capital stock or equity interests, except for any such transaction by a wholly owned Subsidiary of the Company that remains a wholly owned Subsidiary of the Company after consummation of such transaction;

(d) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, membership interests or other equity interests of the Company or its Subsidiaries, except for (i) the acquisition by the Company or any of its Subsidiaries of any shares of capital stock, membership interests or other equity interests (other than Company Awards) of the Company or its Subsidiaries in connection with the forfeiture or cancellation of such interests, (ii) transactions between the Company and any wholly owned Subsidiary of the Company or between wholly owned Subsidiaries of the Company, and (iii) the acquisition of shares of WaveTech GmbH upon exercise of the Company Options;

(e) (i) enter into, modify in any material respect or terminate (other than expiration in accordance with its terms) any Contract of a type required to be listed on Section 4.12(a) of the Company Disclosure Letter, in each case, other than in the ordinary course of business consistent with past practice or as required by Law or (ii) incur, authorize or otherwise become liable for any bonuses, fees or other amounts payable upon the consummation of the transactions contemplated hereby, other than fees payable to service providers in the ordinary course of business consistent with past practice;

(f) sell, assign, transfer, convey, lease or otherwise dispose of any material tangible assets or properties of the Company or its Subsidiaries, except for (i) dispositions of obsolete or worthless equipment (ii) transactions among the Company and its wholly owned Subsidiaries or among its wholly owned Subsidiaries and (iii) transactions in the ordinary course of business consistent with past practice;

(g) acquire, purchase, obtain, assume, or otherwise obtain, or sell, assign, or otherwise dispose of any fee simple ownership interest or leasehold estate in any real property (other than in the ordinary course of business consistent with past practice);

(h) except as otherwise required by Law, existing Company Benefit Plans or the Contracts listed on Section 4.12 of the Company Disclosure Letter, (i) grant any severance, retention, change in control or termination or similar pay, except in connection with the promotion, hiring or termination of employment of any employee of the Company or its Subsidiaries, (ii) make any change in the key management structure of the Company or any of the Company’s Subsidiaries, including the hiring of additional officers or the termination of existing officers, other than terminations for cause or due to death or disability, (iii) terminate, adopt, enter into or materially amend any Company Benefit Plan, (iv) increase the cash compensation or bonus opportunity of any employee, officer, director or other individual service provider, except in the ordinary course of business consistent with past practice, (v) establish any trust or take any other action to secure the payment of any compensation payable by the Company or any of the Company’s Subsidiaries or (vi) take any action to amend or waive any performance or vesting criteria or to accelerate the time of payment or vesting of any compensation or benefit payable by the Company or any of the Company’s Subsidiaries;

(i) acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof;

(j) (i) issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Subsidiary of the Company or otherwise incur or assume any Indebtedness, or (ii) guarantee any Indebtedness of another Person, the sum of (i) and (ii) not to be in excess of $750,000 in the aggregate, in each case, other than (x) in the ordinary course of business consistent with past practice, (y) as between the Company and its Subsidiaries and (z) the Series B Company Convertible Notes;

(k) (i) make or change any material election in respect of Taxes, (ii) amend, modify or otherwise change any filed material Tax Return, (iii) adopt or request permission of any taxing authority to change any accounting method in respect of material Taxes, (iv) enter into any closing agreement in respect of material Taxes

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or enter into any Tax sharing or similar agreement, (v) settle any claim or assessment in respect of material Taxes, (vi) surrender or allow to expire any right to claim a refund of material Taxes or (vii) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes or in respect to any material Tax attribute that would give rise to any claim or assessment of Taxes;

(l) take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations;

(m) issue any additional shares of Company Capital Stock or securities exercisable for or convertible into Company Capital Stock, other than (i) the issuance of Company Common Stock upon the exercise of any Company Option or the conversion of any Company Convertible Note, or (ii) the Series B Company Convertible Notes, or the grant any equity or equity-based compensation;

(n) adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or its Subsidiaries (other than the Merger);

(o) waive, release, settle, compromise or otherwise resolve any inquiry, investigation, claim, Action, litigation or other Legal Proceedings, except in the ordinary course of business consistent with past practice or where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than $250,000 in the aggregate;

(p) grant to, or agree to grant to, any Person rights to any Intellectual Property that is material to the Company and its Subsidiaries except in the ordinary course of business consistent with past practices, or dispose of, abandon or permit to lapse any rights to any Intellectual Property that is material to the Company and its Subsidiaries except for the expiration of Company Registered Intellectual Property in accordance with the applicable statutory term (or in the case of domain names, applicable registration period) or in the reasonable exercise of the Company’s or any of its Subsidiaries’ business judgment as to the costs and benefits of maintaining the item;

(q) disclose or agree to disclose to any Person (other than Acquiror or any of its representatives) any trade secret or any other material confidential or proprietary information, know-how or process of the Company or any of its Subsidiaries other than in the ordinary course of business consistent with past practice and pursuant to obligations to maintain the confidentiality thereof;

(r) make or commit to make capital expenditures other than in an amount not in excess of $100,000, in the aggregate;

(s) materially amend or change any of the Company’s or any Subsidiary’s accounting policies or procedures, other than reasonable and usual amendments in the ordinary course of business consistent with past practice or as required by a change in GAAP;

(t) manage the Company’s and its Subsidiaries’ working capital (including paying amounts payable in a timely manner when due and payable) in a manner other than in the ordinary course of business consistent with past practice;

(u) other than as required by applicable Law, enter into or extend any collective bargaining agreement or similar labor agreement or recognize or certify any labor union, labor organization, works council, or group of employees of the Company or its Subsidiaries as the bargaining representative for any employees of the Company or its Subsidiaries;

(v) terminate without replacement or fail to use reasonable efforts to maintain any License material to the conduct of the business of the Company and its Subsidiaries, taken as a whole;

(w) waive the restrictive covenant obligations of any Person to the Company or any of the Company’s Subsidiaries, except any such waiver that does not, and would not be reasonably likely to, individually or in the aggregate, materially and adversely affect, or materially disrupt, the ordinary course operation of the businesses of the Company and its Subsidiaries, taken as a whole;

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(x) (i) limit the right of the Company or any of the Company’s Subsidiaries to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any Person or (ii) grant any exclusive or similar rights to any Person;

(y) terminate without replacement or amend in a manner materially detrimental to the Company and its Subsidiaries, taken as a whole, any insurance policy insuring the business of the Company or any of the Company’s Subsidiaries; or

(z) enter into any agreement to do any action prohibited under this Section 6.1.

Section 6.2 Inspection. Subject to confidentiality obligations that may be applicable to information furnished to the Company or any of the Company’s Subsidiaries by third parties that may be in the Company’s or any of its Subsidiaries’ possession from time to time, and except for any information that is subject to attorney-client privilege (provided that, to the extent possible, the parties shall cooperate in good faith to permit disclosure of such information in a manner that preserves such privilege or compliance with such confidentiality obligation), and to the extent permitted by applicable Law, (a) the Company shall, and shall cause its Subsidiaries to, afford to Acquiror and its accountants, counsel and other representatives reasonable access during the Interim Period (including for the purpose of coordinating transition planning for employees), during normal business hours and with reasonable advance notice, in such manner as to not materially interfere with the ordinary course of business of the Company and its Subsidiaries, to all of their respective properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of the Company and its Subsidiaries, and shall furnish such representatives with all financial and operating data and other information concerning the affairs of the Company and its Subsidiaries as such representatives may reasonably request; provided, that such access shall not include any unreasonably invasive or intrusive investigations or other testing, sampling or analysis of any properties, facilities or equipment of the Company or its Subsidiaries without the prior written consent of the Company, and (b) the Company shall, and shall cause its Subsidiaries to, provide to Acquiror and, if applicable, its accountants, counsel or other representatives, (x) such information and such other materials and resources relating to any Legal Proceeding initiated, pending or threatened during the Interim Period, or to the compliance and risk management operations and activities of the Company and its Subsidiaries during the Interim Period, in each case, as Acquiror or such representative may reasonably request, (y) prompt written notice of any material status updates in connection with any such Legal Proceedings or otherwise relating to any compliance and risk management matters or decisions of the Company or its Subsidiaries, and (z) copies of any communications sent or received by the Company or its Subsidiaries in connection with such Legal Proceedings, matters and decisions (and, if any such communications occurred orally, the Company shall, and shall cause its Subsidiaries to, memorialize such communications in writing to Acquiror). All information obtained by Acquiror, Merger Sub or their respective representatives pursuant to this Section 6.2 shall be subject to the Confidentiality Agreement.

Section 6.3 Preparation and Delivery of Additional Company Financial Statements.

(a) The Company shall act in good faith to deliver to Acquiror, as soon as reasonably practicable following the date hereof, (i) audited consolidated balance sheets and statements of operations, comprehensive loss, stockholders’ equity and cash flows of the Company and its Subsidiaries as of and for the years ended December 31, 2021 and 2020, together with the auditor’s reports thereon, which comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC (including with respect to the standards and rules set forth by the Public Company Accounting Oversight Board), the Exchange Act and the Securities Act applicable to a registrant (the “Updated Financial Statements”).

(b) As soon as reasonably practicable, the Company shall deliver to Acquiror the unaudited condensed consolidated balance sheets and statements of operations and comprehensive loss, stockholders’ deficit, and cash flow of the Company and its Subsidiaries as of and for the six month period ended June 30, 2022 (the “H1 Financial Statements” and, together with the Updated Financial Statements, when delivered pursuant to Section 6.3(a), the “Financial Statements”), which comply with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant; provided, that upon delivery of such H1 Financial Statements, the representations and warranties set forth in Section 4.8 shall be deemed to apply to the H1 Financial Statements with the same force and effect as if made as of the date of this Agreement.

Section 6.4 Affiliate Agreements. Prior to the Closing, the Company shall cause all Affiliate Agreements, other than those set forth on Section 6.4 of the Company Disclosure Letter, to be terminated or settled effective as of or prior to the Closing without further liability to Acquiror, the Company or any of the Company’s Subsidiaries, in each case, except as otherwise set forth on Section 6.4 of the Company Disclosure Letter.

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Section 6.5 Acquisition Proposals. From the date hereof until the Closing Date or, if earlier, the termination of this Agreement in accordance with Article X, the Company shall not, and shall cause its Subsidiaries and its and their representatives not to, directly or indirectly, (i) initiate, engage in or otherwise participate in any discussions or negotiations with any Person with respect to, or provide any non-public information or data concerning the Company or any of the Company’s Subsidiaries to any Person relating to, any inquiry, offer or proposal that constitutes or could reasonably be expected to result in or lead to an Acquisition Proposal or afford to any Person access to the business, properties, assets or personnel of the Company or any of the Company’s Subsidiaries in connection with an offer or proposal that constitutes or could reasonably be expected to result in or lead to an Acquisition Proposal, (ii) enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to an Acquisition Proposal, (iii) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover laws of any state, (iv) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any offer or proposal that constitutes or could reasonably be expected to result in or lead to an Acquisition Proposal or (v) propose, resolve or agree to do any of the foregoing or otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make an Acquisition Proposal. From and after the date hereof, the Company shall, and shall instruct its officers and directors to, and the Company shall instruct and cause its representatives, its Subsidiaries and their respective representatives to, immediately cease and terminate all discussions and negotiations with any Persons that may be ongoing with respect to an Acquisition Proposal (other than Acquiror and its representatives).

Section 6.6 Company Convertible Note Subscriptions. Unless otherwise approved in writing by Acquiror (which approval shall not be unreasonably withheld, conditioned, delayed or denied), and except for any of the following actions that would not increase conditionality or impose any new obligation on the Company or Acquiror, reduce the subscription amount under any Company Convertible Note Subscription Agreement or reduce or impair the rights of the Company under any Company Convertible Note Subscription Agreement, the Company shall not permit any amendment or modification to be made to, any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacements of, any of the Company Convertible Note Subscription Agreements, in each case, other than any assignment or transfer contemplated therein or expressly permitted thereby (without any further amendment, modification or waiver to such assignment or transfer provision); provided, that, in the case of any such assignment or transfer, the initial party to such Company Convertible Note Subscription Agreement remains bound by its obligations with respect thereto in the event that the transferee or assignee, as applicable, does not comply with its obligations to consummate the purchase of Company Convertible Notes contemplated thereby. Subject to the immediately preceding sentence and in the event that all conditions in the Company Convertible Note Subscription Agreements have been satisfied, the Company shall use its reasonable best efforts to take, or to cause to be taken, all actions required, necessary or that it otherwise deems to be proper or advisable to consummate the transactions contemplated by the Company Convertible Note Subscription Agreements on the terms described therein, including using its reasonable best efforts to enforce its rights under the Company Convertible Note Subscription Agreements to cause the Company Convertible Note Investors to pay to (or as directed by) the Company the applicable purchase price under each Company Convertible Note Investor’s applicable Company Convertible Note Subscription Agreement in accordance with its terms.

Section 6.7 Disclosure Controls. Prior to the Closing, the Company will use its reasonable best efforts to establish and maintain disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures will be designed to ensure that material information (both financial and non-financial) relating to the Company (and the Acquiror, following the Closing), including its consolidated Subsidiaries, is made known to the Company’s (or the Acquiror’s, following the Closing) principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared.

ARTICLE VII
COVENANTS OF ACQUIROR

Section 7.1 Employee Matters.

(a) Equity Plan. Prior to the Closing Date, Acquiror shall approve and adopt an incentive equity plan (the “Key Executive Alignment Program”). Within two (2) Business Days following the expiration of the sixty (60) day period following the date Acquiror has filed current Form 10 information with the SEC reflecting its status as an entity that is not a shell company, Acquiror shall file an effective registration statement on Form S-8 (or other

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applicable form, including Form S-3) with respect to the Acquiror Common Stock issuable under the Key Executive Alignment Program, and Acquiror shall use reasonable best efforts to maintain the effectiveness of such registration statement(s) (and maintain the current status of the prospectus or prospectuses contained therein) for so long as awards granted pursuant to the Key Executive Alignment Program.

(b) No Third-Party Beneficiaries. Notwithstanding anything herein to the contrary, each of the parties to this Agreement acknowledges and agrees that all provisions contained in this Section 7.1 are included for the sole benefit of Acquiror and the Company, and that nothing in this Agreement, whether express or implied, (i) shall be construed to establish, amend, or modify any employee benefit plan, program, agreement or arrangement, (ii) shall limit the right of Acquiror, the Company or their respective Affiliates to amend, terminate or otherwise modify any Company Benefit Plan or other employee benefit plan, agreement or other arrangement following the Closing Date, or (iii) shall confer upon any Person who is not a party to this Agreement (including any equity holder, any current or former director, manager, officer, employee or independent contractor of the Company, or any participant in any Company Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), any right to continued or resumed employment or recall, any right to compensation or benefits, or any third-party beneficiary or other right of any kind or nature whatsoever.

Section 7.2 Trust Account Proceeds and Related Available Equity.

(a) If (i) the amount of cash available in the Trust Account after deducting the amount required to satisfy the Acquiror Share Redemption Amount, the Unpaid Acquiror Expenses and the Deducted Company Transaction Expenses Amount, in each case, as of the date of the written statement delivered pursuant to Section 2.4(c), (the “Trust Amount”), plus (ii) the PIPE Investment Amount actually received by Acquiror prior to or substantially concurrently with the Closing (including in connection with Section 7.2(b)), plus (iii) the aggregate gross proceeds received or will be received by Acquiror or the Company or any of their Subsidiaries pursuant to any agreement or arrangement entered into prior to or substantially concurrently with the Closing in connection with the issuance or other grant of any interests of Acquiror, the Company or any of their respective Subsidiaries, including for the avoidance of doubt, the Series B Company Convertible Notes (the sum of (i) through (iii), the “Available Cash”), is equal to or greater than $25,000,000 (the “Minimum Available Cash Amount”), then the condition set forth in Section 9.3(c) shall be satisfied.

(b) If the Available Cash is less than the Minimum Available Cash Amount after the Acquiror Share Redemptions, then, at or prior to the Closing, Acquiror shall, with the written consent of the Company, notwithstanding anything contained herein to the contrary, have the right (but not the obligation) to purchase or sell to any other person additional Acquiror Common Shares at a price per share not less than the Acquiror Share Value up to an amount that would result in the Available Cash being at least equal to the Minimum Available Cash Amount.

(c) In addition to the PIPE Investments contemplated by the Company and Acquiror pursuant to Section 7.2(b), subject to receipt of the written consent of the Company with respect to such additional PIPE Investments, Acquiror shall be permitted to enter into subscription agreements with a financing source or sources relating to additional PIPE Investments with respect to a private placement of Acquiror Common Shares, debt securities, convertible equity securities (including, for the avoidance of doubt, options and warrants) or preferred equity securities of Acquiror, which such subscription agreements shall, upon execution, be deemed PIPE Subscription Agreements.

(d) Upon satisfaction or waiver of the conditions set forth in Article IX and provision of notice thereof to the Trustee (which notice Acquiror shall provide to the Trustee in accordance with the terms of the Trust Agreement), (i) in accordance with and pursuant to the Trust Agreement, at the Closing, Acquiror (A) shall cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (B) shall use its reasonable best efforts to cause the Trustee to (1) pay as and when due all amounts payable to Acquiror Stockholders pursuant to the Acquiror Share Redemptions, and (2) pay all remaining amounts then available in the Trust Account to Acquiror for immediate use, subject to this Agreement and the Trust Agreement, and (ii) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 7.3 Listing. From the date hereof through the Effective Time, Acquiror shall ensure Acquiror remains listed as a public company on Nasdaq, and shall prepare and submit to Nasdaq a listing application, if required under Nasdaq rules, covering the shares of Acquiror Common Stock issuable in the Merger, and shall obtain approval for the listing of such shares of Acquiror Common Stock and the Company shall reasonably cooperate with Acquiror with respect to such listing.

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Section 7.4 No Solicitation by Acquiror. From the date hereof until the Closing Date or, if earlier, the termination of this Agreement in accordance with Article X, Acquiror shall not, and shall cause its Subsidiaries and its and their representatives not to, directly or indirectly, (i) make any proposal or offer that constitutes a Business Combination Proposal, (ii) initiate, solicit, engage in or otherwise participate in any discussions or negotiations with any Person with respect to any inquiry, offer or proposal that constitutes or could reasonably be expected to result in or lead to a Business Combination Proposal, (iii) enter into any acquisition agreement, business combination, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to a Business Combination Proposal, in each case, other than to or with the Company and its respective representatives or (iv) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any offer or proposal that constitutes or could reasonably be expected to result in or lead to a Business Combination Proposal. From and after the date hereof, Acquiror shall, and shall instruct its officers and directors to, and Acquiror shall instruct and cause its representatives, its Subsidiaries and their respective representatives to, immediately cease and terminate all discussions and negotiations with any Persons that may be ongoing with respect to a Business Combination Proposal (other than the Company and its representatives).

Section 7.5 Acquiror Conduct of Business.

(a) During the Interim Period, Acquiror shall, and shall cause Merger Sub to, except as otherwise explicitly contemplated by this Agreement or the Ancillary Agreements or required by Law or as consented to by the Company in writing (which shall not be unreasonably withheld, delayed or conditioned), operate its business in the ordinary course of business consistent with past practice. Without limiting the generality of the foregoing, except as consented to by the Company in writing (which shall not be unreasonably withheld, delayed or conditioned), Acquiror shall not, and Acquiror shall cause Merger Sub not to, except as otherwise contemplated by this Agreement (including as contemplated by the PIPE Investment) or the Ancillary Agreements or as required by Law:

(i) change, modify or amend the Trust Agreement or the Governing Documents of Acquiror or Merger Sub, except as contemplated by the Transaction Proposals;

(ii) (x) make or declare any dividend or distribution to the stockholders of Acquiror or make any other distributions in respect of any of Acquiror’s or Merger Sub Capital Stock, share capital or equity interests, (y) split, combine, reclassify or otherwise amend any terms of any shares or series of Acquiror’s or Merger Sub Capital Stock or equity interests, or (z) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, share capital or membership interests, warrants or other equity interests of Acquiror or Merger Sub, other than a redemption of shares of Acquiror Common Stock made as part of the Acquiror Share Redemptions;

(iii) (A) make or change any material election in respect of Taxes, (B) amend, modify or otherwise change any filed material Tax Return, (C) adopt or request permission of any taxing authority to change any accounting method in respect of material Taxes, (D) enter into any closing agreement in respect of material Taxes or enter into any Tax sharing or similar agreement, (E) settle any claim or assessment in respect of material Taxes, (F) surrender or allow to expire any right to claim a refund of material Taxes or (G) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes or in respect to any material Tax attribute that would give rise to any claim or assessment of Taxes;

(iv) take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations;

(v) other than as expressly required by the Sponsor Support and Lock-Up Agreement, enter into, renew or amend in any material respect, any transaction or Contract with an Affiliate of Acquiror or Merger Sub (including, for the avoidance of doubt, (x) the Sponsor and (y) any Person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);

(vi) incur or assume any Indebtedness or guarantee any Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Acquiror, other than the incurrence or issuance of (A) promissory notes issued pursuant to Article Fifth, Section G of the Amended and Restated Certificate of Incorporation of Acquiror, (B) the issuance of any convertible notes in connection with a PIPE Investment, (C) indebtedness to fund the ordinary course operations of Acquiror (which the parties agree

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shall include any Indebtedness in respect of any Working Capital Loan in amounts not to exceed $500,000 in the aggregate incurred in the ordinary course of business) or (D) indebtedness to fund professional services and any expenses related thereto (including customary printing, electronic filing and data room hosting expenses) incurred in connection with negotiation, execution or consummation of the transactions contemplated hereby;

(vii) (A) except in connection with any PIPE Investment previously consented to by the Company or pursuant to Section 7.2(b), issue any Acquiror Securities or securities exercisable for or convertible into Acquiror Securities, other than the issuance of the Aggregate Merger Consideration (other than pursuant to the exercise of any Acquiror Rights and unit purchase option issued to Chardan Capital Markets, LLC) or (B) grant any options, warrants or other equity-based awards with respect to Acquiror Securities not outstanding on the date hereof;

(viii) enter into any agreement to do any action prohibited under this Section 7.5.

(b) During the Interim Period, Acquiror shall, and shall cause its Subsidiaries (including Merger Sub) to comply with, and continue performing under, as applicable, Acquiror’s Governing Documents, the Trust Agreement and all other agreements or Contracts to which Acquiror or its Subsidiaries may be a party.

Section 7.6 Post-Closing Directors and Officers of Acquiror. Subject to the terms of the Acquiror’s Governing Documents, Acquiror shall take all such action within its power as may be necessary or appropriate such that immediately following the Effective Time:

(a) the Board of Directors of Acquiror shall consist of seven (7) directors, who shall initially include:

(i) four (4) director nominees designated by the Company and reasonably acceptable to Acquiror;

(ii) two (2) director nominees mutually agreed by Acquiror and the Company; and

(iii) one (1) director nominee to be designated by Acquiror and reasonably acceptable to the Company.

(b) (i) the class of directors serving in the term expiring on the first annual meeting of the stockholders of Acquiror falling after the Closing Date shall consist of one director nominee referred to in Section 7.6(a)(i) and one director nominee referred to in Section 7.6(a)(ii); (ii) the class of directors serving in the term expiring on the second annual meeting of the stockholders of Acquiror falling after the Closing Date shall consist of two director nominees referred to in Section 7.6(a)(i) and one director nominee referred to in Section 7.6(a)(ii); and (iii) the class of directors serving in the term expiring on the third annual meeting of the stockholders of Acquiror falling after the Closing Date shall consist of one director nominee referred to in Section 7.6(a)(i) and the director nominee referred to in Section 7.6(a)(iii);

(c) the Board of Directors of Acquiror shall have a majority of “independent” directors for the purposes of Nasdaq, each of whom shall serve in such capacity in accordance with the terms of the Acquiror’s Governing Documents following the Effective Time; and

(d) the initial officers of Acquiror shall be as set forth on Section 2.6 of the Company Disclosure Letter (which may be updated by the Company prior to Closing following written notice to Acquiror), who shall serve in such capacity in accordance with the terms of Acquiror’s Governing Documents following the Effective Time.

Section 7.7 Indemnification and Insurance.

(a) From and after the Effective Time, Acquiror agrees that it shall indemnify and hold harmless each present and former director and officer of the (x) Company and each of its Subsidiaries (in each case, solely to the extent acting in their capacity as such and to the extent such activities are related to the business of the Company being acquired under this Agreement) (the “Company Indemnified Parties”) and (y) Acquiror and each of its Subsidiaries (the “Acquiror Indemnified Parties” together with the Company Indemnified Parties, the “D&O Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Legal Proceeding, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company, Acquiror or their respective Subsidiaries, as the case may be, would have been permitted under applicable Law and its respective certificate of incorporation,

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certificate of formation, bylaws, limited liability company agreement or other organizational documents in effect on the date of this Agreement to indemnify such D&O Indemnified Parties (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, Acquiror shall, and shall cause its Subsidiaries to (i) maintain for a period of not less than six (6) years from the Effective Time provisions in its Governing Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of Acquiror’s and its Subsidiaries’ former and current officers, directors, employees, and agents that are no less favorable to those Persons than the provisions of the Governing Documents of the Company, Acquiror or their respective Subsidiaries, as applicable, in each case, as of the date of this Agreement, and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law. Acquiror shall assume, and be liable for, each of the covenants in this Section 7.7.

(b) The Company shall purchase, at or prior to the Closing, and both Acquiror and the Company shall maintain, or cause to be maintained, in effect for a period of six (6) years following the Effective Time, without lapses in coverage, a “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of the directors and officers of Acquiror (the “Acquiror Tail Policy”). The Acquiror Tail Policy shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the Persons covered thereby) the coverage provided under Acquiror’s current directors’ and officers’ liability insurance policies as of the date of this Agreement.

(c) The Company shall purchase, at or prior to the Closing, and shall maintain, or cause to be maintained, in effect for six (6) years following the Effective Time, without lapses in coverage, directors’ and officers’ liability insurance that provides coverage for the individual persons who are directors and officers of the Company as of the date of this Agreement (the “Company Coverage Obligation”). This Company Coverage Obligation can be fulfilled in one of two ways: (i) the annual renewal of a D&O insurance providing the aforementioned coverage (the “Annual Policy Option”), which policy may also provide coverage for the directors and officers of Acquiror, or (ii) through the purchase of a “tail policy” for the directors’ and officers’ liability insurance policies in effect for the directors and officers of the Company before the date of this Agreement. Should the Company choose the Annual Policy Option, and at any time between the date of the Closing and the six-year anniversary of the date of the Closing, the Company for any reason, does not renew the annually renewing directors’ and officers’ liability insurance policies, then the Company shall purchase a tail policy for this lapsing D&O insurance program, the duration of which shall be no less than the number of years equal to the remaining time period between the six-year anniversary of the date of the Closing and the number of years that had elapsed between date of the Closing and the lapsing of the annually renewing directors’ and officers’ liability insurance policies.

(d) Notwithstanding anything contained in this Agreement to the contrary, this Section 7.7 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on Acquiror and all successors and assigns of Acquiror. In the event that Acquiror or any of its successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Acquiror shall ensure that proper provision shall be made so that the successors and assigns of Acquiror shall succeed to the obligations set forth in this Section 7.7.

(e) On the Closing Date, Acquiror shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and Acquiror with the post-Closing directors and officers of Acquiror, which indemnification agreements shall continue to be effective following the Closing.

Section 7.8 Acquiror Public Filings. From the date hereof through the Effective Time, Acquiror will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.

Section 7.9 PIPE Subscriptions. Unless otherwise approved in writing by the Company, and except for any of the following actions that would not increase conditionality or impose any new obligation on the Company or Acquiror, reduce the subscription amount under any PIPE Subscription Agreement or reduce or impair the rights of Acquiror under any PIPE Subscription Agreement, Acquiror shall not permit any amendment or modification to be made to, any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacements of, any of the PIPE Subscription Agreements, in each case, other than any assignment or transfer contemplated therein or expressly permitted thereby (without any further

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amendment, modification or waiver to such assignment or transfer provision); provided, that, in the case of any such assignment or transfer, the initial party to such PIPE Subscription Agreement remains bound by its obligations with respect thereto in the event that the transferee or assignee, as applicable, does not comply with its obligations to consummate the purchase of shares of Acquiror Common Stock contemplated thereby. Subject to the immediately preceding sentence and in the event that all conditions in the PIPE Subscription Agreements have been satisfied, Acquiror shall use its reasonable best efforts to take, or to cause to be taken, all actions required, necessary or that it otherwise deems to be proper or advisable to consummate the transactions contemplated by the PIPE Subscription Agreements on the terms described therein, including using its reasonable best efforts to enforce its rights under the PIPE Subscription Agreements to cause the PIPE Investors to pay to (or as directed by) Acquiror the applicable purchase price under each PIPE Investor’s applicable PIPE Subscription Agreement in accordance with its terms.

Section 7.10 Stockholder Litigation. In the event that any litigation related to this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby is brought, or, to the knowledge of a party, threatened in writing, against a party or the Board of Directors of such party by any of such party’s stockholders prior to the Closing, such party shall promptly notify the other party of any such litigation and keep the other party reasonably informed with respect to the status thereof. Such party shall provide the other party the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of any such litigation, shall give due consideration to the other party’s advice with respect to such litigation and shall not settle any such litigation without prior written consent of the other party, such consent not to be unreasonably withheld, conditioned, delayed or denied.

ARTICLE VIII
JOINT COVENANTS

Section 8.1 Filings.

(a) Acquiror shall cooperate in good faith with Governmental Authorities and undertake promptly any and all action required to complete lawfully the transactions contemplated hereby as soon as practicable (but in any event prior to the Agreement End Date) and any and all action necessary or advisable to avoid, prevent, eliminate or remove the actual or threatened commencement of any proceeding in any forum by or on behalf of any Governmental Authority or the issuance of any Governmental Order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Merger, including, with the Company’s prior written consent (which consent shall not be unreasonably withheld, conditioned, delayed or denied), (i) proffering and consenting and/or agreeing to a Governmental Order or other agreement providing for (A) the sale, licensing or other disposition, or the holding separate, of particular assets, categories of assets or lines of business of the Company or Acquiror or (B) the termination, amendment or assignment of existing relationships and contractual rights and obligations of the Company or Acquiror and (ii) promptly effecting the disposition, licensing or holding separate of assets or lines of business or the termination, amendment or assignment of existing relationships and contractual rights, in each case, at such time as may be necessary to permit the lawful consummation of the transactions contemplated hereby on or prior to the Agreement End Date.

(b) With respect to each of the above filings, and any other requests, inquiries, Actions or other proceedings by or from Governmental Authorities, each of the Company and Acquiror shall (and, to the extent required, shall cause its controlled Affiliates to) (i) diligently and expeditiously defend and use reasonable best efforts to obtain any necessary clearance, approval, consent, or Governmental Authorization under Laws prescribed or enforceable by any Governmental Authority for the transactions contemplated by this Agreement and to resolve any objections as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement; and (ii) cooperate fully with each other in the defense of such matters. To the extent not prohibited by Law, the Company shall promptly furnish to Acquiror, and Acquiror shall promptly furnish to the Company, copies of any notices or written communications received by such party or any of its Affiliates from any third party or any Governmental Authority with respect to the transactions contemplated hereby, and each party shall permit counsel to the other parties an opportunity to review in advance, and each party shall consider in good faith the views of such counsel in connection with, any proposed written communications by such party and/or its Affiliates to any Governmental Authority concerning the transactions contemplated hereby; provided, that none of the parties shall enter into any agreement with any Governmental Authority without the written consent of the other parties. To the extent not prohibited by Law, the Company agrees to provide Acquiror and its counsel, and Acquiror agrees to provide the Company and its counsel, the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such party and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby.

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Section 8.2 Preparation of Proxy Statement/Registration Statement; Stockholders’ Meeting and Approvals.

(a) Registration Statement and Prospectus.

(i) As promptly as practicable after the execution of this Agreement, (x) Acquiror and the Company shall jointly prepare and Acquiror shall file with the SEC, mutually acceptable materials which shall include the proxy statement to be filed with the SEC as part of the Registration Statement and sent to the Acquiror Stockholders relating to the Acquiror Stockholders’ Meeting (such proxy statement, together with any amendments or supplements thereto, the “Proxy Statement”), and (y) Acquiror shall prepare (with the Company’s reasonable cooperation (including causing its Subsidiaries and representatives to cooperate)) and file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus (the “Proxy Statement/Registration Statement”), in connection with the registration under the Securities Act of the shares of Acquiror Common Stock that constitute the Aggregate Merger Consideration (collectively, the “Registration Statement Securities”). Each of Acquiror and the Company shall use its reasonable best efforts to cause the Proxy Statement/Registration Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the transactions contemplated hereby. Acquiror also agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated hereby, and the Company shall furnish all information concerning the Company, its Subsidiaries and any of their respective members or stockholders as may be reasonably requested in connection with any such action. Each of Acquiror and the Company agrees to furnish to the other party all information concerning itself, its Subsidiaries, officers, directors, managers, stockholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy Statement/Registration Statement, a Current Report on Form 8-K pursuant to the Exchange Act in connection with the transactions contemplated by this Agreement, or any other statement, filing, notice or application made by or on behalf of Acquiror, the Company or their respective Subsidiaries to any regulatory authority (including Nasdaq) in connection with the Merger and the other transactions contemplated hereby (the “Offer Documents”). Acquiror will cause the Proxy Statement/Registration Statement to be mailed to the Acquiror Stockholders in each case promptly after the Registration Statement is declared effective under the Securities Act.

(ii) To the extent not prohibited by Law, Acquiror will advise the Company, reasonably promptly after Acquiror receives notice thereof, of the time when the Proxy Statement/Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Acquiror Common Stock for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Proxy Statement/Registration Statement or for additional information. To the extent not prohibited by Law, the Company and their counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement/Registration Statement and any Offer Document each time before any such document is filed with the SEC, and Acquiror shall give reasonable and good faith consideration to any comments made by the Company and its counsel. To the extent not prohibited by Law, Acquiror shall provide the Company and their counsel with (i) any comments or other communications, whether written or oral, that Acquiror or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement/Registration Statement or Offer Documents promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the response of Acquiror to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with the Company or its counsel in any discussions or meetings with the SEC.

(iii) Each of Acquiror and the Company shall ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in (A) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at each time at which it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading or (B) the Proxy Statement will, at the date it is first mailed to the Acquiror Stockholders and at the time of the Acquiror Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(iv) If at any time prior to the Effective Time any information relating to the Company, Acquiror or any of their respective Subsidiaries, Affiliates, directors or officers is discovered by the Company or Acquiror, which is required to be set forth in an amendment or supplement to the Proxy Statement or the

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Registration Statement, so that neither of such documents would include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, with respect to the Proxy Statement, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the Acquiror Stockholders.

(v) The Registration Statement, to the extent permitted by applicable rules and regulations of the SEC, also will register the resale of the shares of Acquiror Common Stock that constitute the Aggregate Merger Consideration, other than certain equity securities issuable under the Key Executive Alignment Program that are based on Acquiror Common Stock and constitute a portion of the Aggregate Merger Consideration, which shall instead be registered pursuant to an effective registration statement on Form S-8 (or other applicable form, including Form S-1 or Form S-3) in accordance with Section 7.1(a).

(b) Acquiror Stockholder Approval. Acquiror shall as promptly as practicable after the Registration Statement is declared effective under the Securities Act, (i) cause the Proxy Statement to be disseminated to Acquiror Stockholders in compliance with applicable Law, (ii) duly (1) give notice of and (2) convene and hold a meeting of its stockholders (the “Acquiror Stockholders’ Meeting”) in accordance with Acquiror’s Governing Documents and Nasdaq Listing Rule 5620(b) for a date no later than thirty (30) Business Days following the date the Registration Statement is declared effective, and (iii) solicit proxies from the holders of Acquiror Common Stock to vote in favor of each of the Transaction Proposals. Acquiror shall, through its Board of Directors, recommend to its stockholders the (A) approval of the change of Acquiror’s name to “WaveTech Group, Inc.”, (B) amendment and restatement of Acquiror’s certificate of incorporation and bylaws, in the form attached as Exhibits B and C to this Agreement (with such changes as may be agreed in writing by Acquiror and the Company) (as may be subsequently amended by mutual written agreement of the Company and Acquiror at any time before the effectiveness of the Registration Statement), including any separate or unbundled proposals to implement the foregoing as are required by applicable Law or as the SEC (or staff member thereof) may indicate are necessary in its comments to the Registration Statement or correspondence related thereto, (C) the adoption and approval of this Agreement in accordance with applicable Law and exchange rules and regulations, (D) approval of the issuance of shares of Acquiror Common Stock in connection with the Merger, (E) approval of the adoption by Acquiror of the Key Executive Alignment Program, (F) the election of directors effective as of the Closing as contemplated by Section 7.6, (G) adoption and approval of any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Registration Statement or correspondence related thereto, (H) adoption and approval of any other proposals as reasonably agreed by Acquiror and the Company to be necessary or appropriate in connection with the transactions contemplated hereby, and (I) adjournment of the Acquiror Stockholders’ Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (A) through (I), together, the “Transaction Proposals”), and include such recommendation in the Proxy Statement. The Board of Directors of Acquiror shall not withdraw, amend, qualify or modify its recommendation to the stockholders of Acquiror that they vote in favor of the Transaction Proposals (a “Acquiror Modification in Recommendation”); provided, that if, at any time prior to obtaining the Acquiror Stockholder Approval, the board of directors of Acquiror determines in good faith, after consultation with its outside legal counsel, that the failure to make an Acquiror Modification in Recommendation would result in a breach of its fiduciary duties under applicable Law, Acquiror or the board of directors of Acquiror may, prior to obtaining the Acquiror Stockholder Approval, make an Acquiror Modification in Recommendation. To the fullest extent permitted by applicable Law, (x) Acquiror’s obligations to establish a record date for, duly call, give notice of, convene and hold the Acquiror Stockholders’ Meeting shall not be affected by any Acquiror Modification in Recommendation and (y) Acquiror agrees to establish a record date for, duly call, give notice of, convene and hold the Acquiror Stockholders’ Meeting and submit for approval the Transaction Proposals. Acquiror may only adjourn the Acquiror Stockholders’ Meeting (i) to solicit additional proxies for the purpose of obtaining the Acquiror Stockholder Approval, (ii) for the absence of a quorum and (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that Acquiror has determined in good faith after consultation with outside legal counsel is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by Acquiror Stockholders prior to the Acquiror Stockholders’ Meeting; provided, that the Acquiror Stockholders’ Meeting (x) may not be adjourned to a date that is more than fifteen (15) days after the date for which the Acquiror Stockholders’ Meeting was originally scheduled (excluding any adjournments required by applicable Law) and (y) shall not be held later than three (3) Business Days prior to the Agreement End Date.

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(c) Company Stockholder Approvals. Upon the terms set forth in this Agreement, the Company shall (i) use its reasonable best efforts to solicit and obtain the Company Stockholder Approvals in the form of an irrevocable written consent (the “Written Consent”) of each of the Requisite Company Stockholders (pursuant to the Company Holders Support and Lock-Up Agreement) promptly following the time at which the Registration Statement shall have been declared effective under the Securities Act and delivered or otherwise made available to stockholders, or (ii) in the event the Company is not able to obtain the Written Consent, the Company shall duly convene a meeting of the stockholders of the Company for the purpose of voting solely upon the adoption of this Agreement, the other agreements contemplated hereby and the transactions contemplated hereby and thereby, including the Merger, as soon as reasonably practicable after the Registration Statement is declared effective. If a meeting of the stockholders of the Company is required, the Company shall obtain the Company Stockholder Approvals at such meeting of the stockholders of the Company and shall take all other action necessary or advisable to secure the Company Stockholder Approvals as soon as reasonably practicable after the Registration Statement is declared effective. As promptly as practicable after the initial filing of the Registration Statement, the Company (with the assistance and cooperation of Acquiror as reasonably requested by the Company) shall, if required, prepare an information statement relating to the action to be taken by stockholders of the Company pursuant to the Written Consent or by vote at a such meeting of the stockholders of the Company (the “Consent Solicitation Statement”). As promptly as practicable after the date on which the Registration Statement becomes effective, the Company shall, if a meeting of the stockholders of the Company is required, deliver the Consent Solicitation Statement to its stockholders. The Company shall, through its Board of Directors, recommend to its stockholders (A) the adoption and approval of this Agreement in accordance with applicable Law, (B) the adoption and approval of any other proposals as reasonably agreed by Acquiror and the Company to be necessary or appropriate in connection with the transactions contemplated hereby and (C) in the event the Company is not able to obtain the Written Consent, adjournment of such meeting of the stockholders of the Company, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing, and include such recommendation in the Consent Solicitation Statement. The Board of Directors of the Company shall not withdraw, amend, qualify or modify its recommendation to the stockholders of the Company that they vote in favor of the Transaction Proposals (a “Company Modification in Recommendation”); provided, that if, at any time prior to obtaining the Company Stockholder Approval, the board of directors of Company determines in good faith, after consultation with its outside legal counsel, that the failure to make a Company Modification in Recommendation would result in a breach of its fiduciary duties under applicable Law, Company or the board of directors of Company may, prior to obtaining the Company Stockholder Approval, make a Company Modification in Recommendation. To the fullest extent permitted by applicable Law, the Company’s obligations to establish a record date for and obtain the Written Consent, or to establish a record date for, duly call, give notice of, convene and hold such a meeting of the stockholders of the Company, as appliable, shall not be affected by any Company Modification in Recommendation.

Section 8.3 Support of Transaction. Without limiting any covenant contained in Article VI or Article VII, Acquiror and the Company shall each, and each shall cause its Subsidiaries to, (a) use reasonable best efforts to obtain all material consents and approvals of third parties that any of Acquiror or the Company or their respective Affiliates are required to obtain in order to consummate the Merger, and (b) take such other action as may be reasonably necessary or as another party hereto may reasonably request to satisfy the conditions of Article IX or otherwise to comply with this Agreement and to consummate the transactions contemplated hereby as soon as practicable. Notwithstanding anything to the contrary contained herein, no action taken by the Company or Acquiror under this Section 8.3 will constitute a breach of Section 6.1 or Section 7.5, respectively.

Section 8.4 Tax Matters. All transfer, documentary, sales, use, real property, stamp, registration and other similar Taxes, fees and costs (including any associated penalties and interest) (“Transfer Taxes”) incurred by the Company in connection with this Agreement shall constitute Company Transaction Expenses. Acquiror shall file or cause to be filed all Tax Returns and other documentation with respect to Transfer Taxes.

Section 8.5 Section 16 Matters. Prior to the Effective Time, each of the Company and Acquiror shall take all such steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of the capital stock of the Company or acquisitions of Acquiror Common Shares (including, in each case, securities deliverable upon exercise, vesting or settlement of any derivative securities) resulting from the transactions contemplated hereby by each individual who may become subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with the transactions contemplated hereby to be exempt under Rule B-3 promulgated under the Exchange Act.

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Section 8.6 Cooperation; Consultation.

(a) Prior to Closing, each of the Company and Acquiror shall, and each of them shall cause its respective Subsidiaries (as applicable) and its and their officers, directors, managers, employees, consultants, counsel, accounts, agents and other representatives to, reasonably cooperate in a timely manner in connection with any financing arrangement the parties mutually agree to seek in connection with the transactions contemplated by this Agreement (it being understood and agreed that the consummation of any such financing by the Company or Acquiror shall be subject to the parties’ mutual agreement), including (if mutually agreed by the parties) (a) by providing such information and assistance as the other party may reasonably request, (b) granting such access to the other party and its representatives as may be reasonably necessary for their due diligence, and (c) participating in a reasonable number of meetings, presentations, road shows, drafting sessions, due diligence sessions with respect to such financing efforts (including direct contact between senior management and other representatives of the Company and its Subsidiaries at reasonable times and locations). All such cooperation, assistance and access shall be granted during normal business hours and shall be granted under conditions that shall not unreasonably interfere with the business and operations of the Company, Acquiror, or their respective auditors.

(b) The Company shall give prompt notice to Acquiror, and Acquiror shall give prompt notice to the Company, of any event which a party becomes aware of during the Interim Period, the occurrence, or non-occurrence of which causes or would reasonably be expected to cause any of the conditions set forth in Article IX to fail.

ARTICLE IX
CONDITIONS TO OBLIGATIONS

Section 9.1 Conditions to Obligations of Acquiror, Merger Sub, and the Company. The obligations of Acquiror, Merger Sub, and the Company to consummate, or cause to be consummated, the Merger is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by all of such parties:

(a) The Acquiror Stockholder Approval shall have been obtained;

(b) The Company Stockholder Approvals shall have been obtained;

(c) The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn;

(d) There shall not be in force any Governmental Order, statute, rule or regulation enjoining or prohibiting the consummation of the Merger; provided, that the Governmental Authority issuing such Governmental Order or enacting such statute, rule or regulation has jurisdiction over the parties hereto with respect to the transactions contemplated hereby; and

(e) The shares of Acquiror Common Stock to be issued in connection with the Merger shall have been approved for listing on Nasdaq.

Section 9.2 Conditions to Obligations of Acquiror and Merger Sub. The obligations of Acquiror and Merger Sub to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror and Merger Sub:

(a) (i) The representations and warranties of the Company contained in the first sentence of Section 4.6(a) shall be true and correct in all but de minimis respects as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all but de minimis respects at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement or the Ancillary Agreements, (ii) the Company Fundamental Representations (other than the first sentence of Section 4.6(a)) (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect and Company Material Adverse Effect or any similar qualification or exception) shall be true and correct in all material respects, in each case as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date, and (iii) each of the representations and warranties of the Company contained in this Agreement other than the Company Fundamental Representations (disregarding any qualifications and exceptions contained therein relating to

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materiality, material adverse effect and Company Material Adverse Effect or any similar qualification or exception) shall be true and correct as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for, in each case of this clause (iii), inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;

(b) Each of the covenants of the Company to be performed as of or prior to the Closing shall have been performed in all material respects; provided, that for purposes of this Section 9.2(b), a covenant of the Company shall only be deemed to have not been performed if the Company has materially breached such material covenant and failed to cure within ten (10) days after notice (or if earlier, the Agreement End Date);

(c) No Company Material Adverse Effect shall have occurred on or after the date of this Agreement; and

(d) The Company Options shall have been exercised in full by the holders thereof in exchange for Company Common Stock in accordance with their terms and all Company Options shall have ceased to be outstanding.

Section 9.3 Conditions to the Obligations of the Company. The obligation of the Company to consummate, or cause to be consummated, the Merger is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a) (i) The representations and warranties of Acquiror contained in Section 5.12 shall be true and correct in all but de minimis respects as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all but de minimis respects at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement and (ii) each of the representations and warranties of Acquiror contained in this Agreement (other than Section 5.12) (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception) shall be true and correct as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for, in each case of this clause (ii), inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Acquiror or Merger Sub to perform their obligations under this Agreement;

(b) Each of the covenants of Acquiror to be performed as of or prior to the Closing shall have been performed in all material respects; and

(c) The Available Cash shall be no less than the Minimum Available Cash Amount.

Section 9.4 Frustration of Conditions to Obligations. Neither the Acquiror nor the Company may rely on the failure of any condition set forth in this Article IX to be satisfied if such failure was caused by such party’s failure to act in good faith or to take such actions as may be necessary to cause the conditions of the other party hereto to be satisfied.

ARTICLE X
TERMINATION/EFFECTIVENESS

Section 10.1 Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned:

(a) by written consent of the Company and Acquiror;

(b) by the Company or Acquiror if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order or Law which has become final and nonappealable and has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger;

(c) by the Company or Acquiror if the Acquiror Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Acquiror Stockholders’ Meeting duly convened therefor or at any adjournment or postponement thereof;

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(d) by the Company if there has been an Acquiror Modification in Recommendation;

(e) by Acquiror if there has been a Company Modification in Recommendation;

(f) prior to the Closing, by written notice to the Company from Acquiror if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 9.2(a) or Section 9.2(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days after receipt by the Company of notice from Acquiror of such breach, but only as long as the Company continues to use its respective reasonable best efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, or (ii) the Closing has not occurred on or before March 31, 2023 (the “Agreement End Date”), unless Acquiror is in material breach hereof;

(g) by Acquiror if the Company Stockholder Approvals shall not have been obtained within five (5) Business Days after the Registration Statement has been declared effective by the SEC and delivered or otherwise made available to stockholders; or

(h) prior to the Closing, by written notice to Acquiror from the Company if (i) there is any breach of any representation, warranty, covenant or agreement on the part of Acquiror or Merger Sub set forth in this Agreement, such that the conditions specified in Section 9.3(a) and Section 9.3(b) would not be satisfied at the Closing (a “Terminating Acquiror Breach”), except that, if any such Terminating Acquiror Breach is curable by Acquiror through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days after receipt by Acquiror of notice from the Company of such breach, but only as long as Acquiror continues to exercise such reasonable best efforts to cure such Terminating Acquiror Breach (the “Acquiror Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Acquiror Breach is not cured within the Acquiror Cure Period or (ii) the Closing has not occurred on or before the Agreement End Date, unless the Company is in material breach hereof.

(i) by the Company if the Company has not sold and received the proceeds in the aggregate principal amount of at least $5,000,000 of Series B Company Convertible Notes on or prior to the later of (i) December 31, 2022 and (ii) the time at which the Registration Statement shall have been declared effective.

Section 10.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors or stockholders, other than liability of the Company, Acquiror or Merger Sub, as the case may be, for any willful and material breach of this Agreement occurring prior to such termination, except that the provisions of this Section 10.2 and Article XI and the Confidentiality Agreement shall survive any termination of this Agreement.

ARTICLE XI
MISCELLANEOUS

Section 11.1 Trust Account Waiver. The Company acknowledges that Acquiror is a blank check company with the powers and privileges to effect a Business Combination. The Company further acknowledges that, as described in the prospectus dated August 4, 2020 (the “Prospectus”) available at www.sec.gov, substantially all of Acquiror assets consist of the cash proceeds of Acquiror’s initial public offering and private placements of its securities and substantially all of those proceeds have been deposited in a the trust account for the benefit of Acquiror, certain of its public stockholders and the underwriters of Acquiror’s initial public offering (the “Trust Account”). The Company acknowledges that it has been advised by Acquiror that, except with respect to interest earned on the funds held in the Trust Account that may be released to Acquiror to pay its franchise Tax, income Tax and similar obligations, the Trust Agreement provides that cash in the Trust Account may be disbursed only (i) if Acquiror completes the transactions which constitute a Business Combination, then to those Persons and in such amounts as described in the Prospectus; (ii) if Acquiror fails to complete a Business Combination within the allotted time period and liquidates, subject to the terms of the Trust Agreement, to Acquiror in limited amounts to permit Acquiror to pay the costs and expenses of its liquidation and dissolution, and then to Acquiror’s public stockholders; and (iii) if Acquiror holds a stockholder vote to amend Acquiror’s Amended and Restated Certificate
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of Incorporation to modify the substance or timing of the obligation to redeem 100% of Acquiror Common Shares if Acquiror fails to complete a Business Combination within the allotted time period, then for the redemption of any Acquiror Common Shares properly tendered in connection with such vote. For and in consideration of Acquiror entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Company hereby irrevocably waives any right, title, interest or claim of any kind they have or may have in the future in or to any monies in the Trust Account and agree not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Agreement and any negotiations, Contracts or agreements with Acquiror; provided, that (x) nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim against Acquiror for legal relief against monies or other assets held outside the Trust Account, for specific performance or other equitable relief in connection with the consummation of the transactions (including a claim for Acquiror to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the Acquiror Share Redemptions) to the Company in accordance with the terms of this Agreement and the Trust Agreement) so long as such claim would not affect Acquiror’s ability to fulfill its obligation to effectuate the Acquiror Share Redemptions, or for actual fraud and (y) nothing herein shall serve to limit or prohibit any claims that the Company may have in the future against Acquiror’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds).

Section 11.2 Waiver. Any party to this Agreement may, at any time prior to the Closing, by action taken by its Board of Directors or other officers or Persons thereunto duly authorized, (a) extend the time for the performance of the obligations or acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties (of another party hereto) that are contained in this Agreement or (c) waive compliance by the other parties hereto with any of the agreements or conditions contained in this Agreement, but such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver.

Section 11.3 Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email prior to 6:00 p.m. local time of the recipient on a Business Day, or on the following Business Day if received after 6:00 p.m. or on a day that is not a Business Day, unless a bounce back or message delivery failure notification is received, addressed as follows:

(a) If to Acquiror or Merger Sub prior to the Closing, or to Acquiror after the Effective Time, to:

Welsbach Acquisition Holdings LLC
160 S Craig Place
Lombard, Illinois 60148
Attention:	Daniel Mamadou
Chris Clower
Email:	daniel.mamadou@wtmau.com
chris.clower@wtmau.com

with copies to (which shall not constitute notice):

Cooley LLP
55 Hudson Yards
New York, NY 10001-2157
Attention: David Silverman
Tim Pitrelli
Email:	dsilverman@cooley.com
tpitrelli@cooley.com

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(b) If to the Company prior to the Closing, or to the Surviving Corporation after the Effective Time, to:

WaveTech Group, Inc.
Egermannstraße 1
53359 Rheinbach
Deutschland
Attention:	Dag Arild Valand
Email:	d.valand@wavetech.com

with copies to (which shall not constitute notice):

Pryor Cashman, LLP
7 Times Square
New York, New York 10036
Attention:	M. Ali Panjwani, Esq.
Eric M. Hellige, Esq.
Email:	ali.panjwani@pryorcashman.com
ehellige@pryorcashman.com

or to such other address or addresses as the parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.

Section 11.4 Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties and any such transfer without prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

Section 11.5 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that the D&O Indemnified Parties and the past, present and future directors, managers, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 11.16.

Section 11.6 Expenses. Except as otherwise set forth in this Agreement, each party hereto shall be responsible for and pay its own expenses incurred in connection with this Agreement and the transactions contemplated hereby, including all fees of its legal counsel, financial advisers and accountants; provided, that if the Closing shall occur, Acquiror shall (x) pay or cause to be paid, the Unpaid Acquiror Expenses and Unpaid Company Transaction Expenses, and (y) pay or cause to be paid, any transaction expenses of Acquiror (including transaction expenses incurred, accrued, paid or payable by Acquiror’s Affiliates on Acquiror’s behalf), in each of case (x) and (y), in accordance with Section 2.4(c). For the avoidance of doubt, any payments to be made (or to cause to be made) by Acquiror pursuant to this Section 11.6 shall be paid upon consummation of the Merger and release of proceeds from the Trust Account.

Section 11.7 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 11.8 Headings; Counterparts; Electronic Delivery. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by email to counsel for the other parties of a counterpart executed by a party shall be deemed to meet the requirements of the previous sentence.

Section 11.9 Company and Acquiror Disclosure Letters. The Company Disclosure Letter and the Acquiror Disclosure Letter (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. All references herein to the Company Disclosure Letter and/or the Acquiror Disclosure Letter

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(including, in each case, any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the applicable Disclosure Letter, or any section thereof, with reference to any section of this Agreement or section of the applicable Disclosure Letter shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of applicable Disclosure Letter if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the applicable Disclosure Letter. Certain information set forth in the Disclosure Letters is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

Section 11.10 Entire Agreement. (i) This Agreement (together with the Company Disclosure Letter and the Acquiror Disclosure Letter), (ii) the Sponsor Support and Lock-Up Agreement and Company Holders Support and Lock-Up Agreement, and (iii) the Mutual Nondisclosure Agreement, dated as of January 17, 2022, between Acquiror and the Company or its Affiliate (the “Confidentiality Agreement”) (clause (ii), the “Ancillary Agreements”) constitute the entire agreement among the parties to this Agreement relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated hereby exist between such parties except as expressly set forth in this Agreement and the Ancillary Agreements.

Section 11.11 Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement.

Section 11.12 Publicity.

(a) All press releases or other public communications relating to the transactions contemplated hereby, and the method of the release for publication thereof, shall prior to the Closing be subject to the prior mutual approval of Acquiror and the Company, which approval shall not be unreasonably withheld, conditioned, delayed or denied by any party; provided, that no party shall be required to obtain consent pursuant to this Section 11.12(a) to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 11.12(a).

(b) The restriction in Section 11.12(a) shall not apply to the extent the public announcement is required by applicable securities Law, any Governmental Authority or stock exchange rule; provided, however, that in such an event, the party making the announcement shall use its commercially reasonable efforts to consult with the other party in advance as to its form, content and timing.

Section 11.13 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

Section 11.14 Jurisdiction; Waiver of Jury Trial.

(a) Any proceeding or Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties irrevocably (i) submits to the exclusive jurisdiction of each such court in any such proceeding or Action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the proceeding or Action shall be heard and determined only in any such court, and (iv) agrees not to bring any proceeding or Action arising out of or relating to this Agreement or the transactions

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contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action, suit or proceeding brought pursuant to this Section 11.14.

(b) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.15 Enforcement. The parties hereto agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

Section 11.16 Non-Recourse. Except (x) as otherwise contemplated by Article XI and (y) in the case of claims against a Person in respect of such Person’s actual fraud:

(a) Solely with respect to the Company, Acquiror and Merger Sub, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the Company, Acquiror and Merger Sub as named parties hereto; and

(b) except to the extent a party hereto (and then only to the extent of the specific obligations undertaken by such party hereto), (i) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of the Company, Acquiror or Merger Sub and (ii) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing (each of the foregoing, a “Nonparty Affiliate”) shall have any liability or obligation (whether in Contract, tort, equity or otherwise, or granted by statute whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Acquiror or Merger Sub under this Agreement for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby, and each party, on behalf of itself and its Affiliates, hereby irrevocably releases and forever discharges of the Nonparty Affiliates from any such liability or obligation.

Section 11.17 Non-Survival of Representations, Warranties and Covenants. Except (x) as otherwise contemplated by Section 10.2, or (y) in the case of claims against a Person in respect of such Person’s actual fraud, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and each such representation, warranty, covenant, obligation and other agreement and such rights shall terminate and expire upon the occurrence of the Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article XI.

Section 11.18 Conflicts and Privilege.

(a) Acquiror and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Corporation), hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (x) the Sponsor, the

Annex A-59

stockholders or holders of other equity interests of Acquiror or the Sponsor and/or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Surviving Corporation) (collectively, the “WTMA Group”), on the one hand, and (y) the Surviving Corporation and/or any member of the WaveTech Group, on the other hand, any legal counsel, including Cooley LLP (“Cooley”), that represented Acquiror and/or the Sponsor prior to the Closing may represent the Sponsor and/or any other member of the WTMA Group, in such dispute even though the interests of such Persons may be directly adverse to the Surviving Corporation, and even though such counsel may have represented Acquiror in a matter substantially related to such dispute, or may be handling ongoing matters for the Surviving Corporation and/or the Sponsor.

(b) Acquiror and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Corporation), further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby) between or among Acquiror, the Sponsor and/or any other member of the WTMA Group, on the one hand, and Cooley, on the other hand, (the “Privileged Deal Communications”) shall remain privileged after Closing the attorney/client privilege and the expectation of client confidence shall survive the Merger and belong to the WTMA Group after the Closing, and shall not pass to or be claimed or controlled by the Surviving Corporation; provided, that nothing contained herein shall be deemed to be a waiver by the Sponsor or any of its Affiliates of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party. Notwithstanding the foregoing, any privileged communications or information shared by the Company prior to the Closing with Acquiror or the Sponsor under a common interest agreement shall remain the privileged communications or information of the Surviving Corporation. To the extent that files or other materials maintained by Cooley constitute property of its clients, only Sponsor shall hold such property rights and Cooley shall have no duty to reveal or disclose any such files or other materials or any Privileged Deal Communications by reason of any attorney-client relationship between Cooley, on the one hand, and Acquiror, Merger Sub, or any member of the WTMA Group after the Closing, on the other hand so long as such files or other materials would be subject to a privilege or protection if they were being requested in a proceeding by an unrelated third party.

(c) Acquiror and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Corporation), hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (x) the stockholders or holders of other equity interests of the Company or any of its Subsidiaries and/or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Surviving Corporation) (collectively, the “WGI Group”), on the one hand, and (y) the Surviving Corporation and/or any member of the WGI Group, on the other hand, any legal counsel, including Pryor Cashman LLP (“Pryor Cashman”) that represented the Company prior to the Closing may represent any member of the WGI Group in such dispute even though the interests of such Persons may be directly adverse to the Surviving Corporation, and even though such counsel may have represented Acquiror and/or the Company in a matter substantially related to such dispute, or may be handling ongoing matters for the Surviving Corporation, further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby) between or among the Company and/or any member of the WGI Group, on the one hand, and Pryor Cashman, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Merger and belong to the WGI Group after the Closing, and shall not pass to or be claimed or controlled by the Surviving Corporation. Notwithstanding the foregoing, any privileged communications or information shared by Acquiror prior to the Closing with the Company under a common interest agreement shall remain the privileged communications or information of the Surviving Corporation.

[Remainder of page intentionally left blank]

Annex A-60

In Witness Whereof the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

Welsbach Technology Metals Acquisition Corp.
By:	/s/ Daniel Mamadou
	Name:	Daniel Mamadou
	Title:	Chief Executive Officer

WTMA Merger Subsidiary Corp.
By:	/s/ Christopher Clower
	Name:	Christopher Clower
	Title:	Director
WaveTech Group, Inc.
By:	/s/ Dag Arild Valand
	Name:	Dag Arild Valand
	Title:	Chief Executive Officer

Annex A-61

Annex B

FORM OF SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
WELSBACH TECHNOLOGY METALS ACQUISITION CORP.

Pursuant to Sections 242 and 245 of the
General Corporation Law of the State of Delaware

[•], 2023

Welsbach Technology Metals Acquisition Corp. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

1. The name of the Corporation is Welsbach Technology Metals Acquisition Corp. The original Certificate of Incorporation of the Corporation was filed with the office of the Secretary of State of the State of Delaware (the “Delaware Secretary”) on May 27, 2021. A Certificate of Amendment to Certificate of Incorporation was filed with the Delaware Secretary on October 11, 2021. The Amended and Restated Certificate of Incorporation of the Corporation was filed with the Delaware Secretary on December 27, 2021.

2. This Second Amended and Restated Certificate of Incorporation was duly adopted in accordance with Section 242 and Section 245 of the DGCL.

3. This Second Amended and Restated Certificate of Incorporation restates and integrates and further amends the Amended and Restated Certificate of Incorporation of the Corporation, as heretofore amended or supplemented.

4. The text of the Amended and Restated Certificate of Incorporation is hereby amended and restated to read in its entirety as set forth in Exhibit A attached hereto.

[Signature page follows]

Annex B-1

IN WITNESS WHEREOF, the Corporation has caused this Second Amended and Restated Certificate of Incorporation to be duly executed by an authorized officer this [•] day of [•], 2023.

WELSBACH TECHNOLOGY METALS ACQUISITION CORP.
By:
	Name:	Daniel Mamadou
	Title:	Chief Executive Officer

[Signature Page to Second Amended and Restated Certificate of Incorporation]

Annex B-2

Exhibit A

SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
WAVETECH GROUP INC.

ARTICLE I

The name of the corporation is WaveTech Group Inc. (the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, Delaware 19808, and the name of its registered agent at such address is Corporation Service Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”) as it now exists or may hereafter be amended and supplemented.

ARTICLE IV

The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of capital stock that the Corporation shall have authority to issue is 101,000,000. The total number of shares of Common Stock that the Corporation is authorized to issue is 100,000,000, having a par value of $0.0001 per share, and the total number of shares of Preferred Stock that the Corporation is authorized to issue is 1,000,000, having a par value of $0.0001 per share.

ARTICLE V

The designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation are as follows:

A. Common Stock.

1. General. The voting, dividend, liquidation and other rights and powers of the Common Stock are subject to and qualified by the rights, powers and preferences of any series of Preferred Stock as may be designated by the Board of Directors of the Corporation (the “Board of Directors”) and outstanding from time to time.

2. Voting. Except as otherwise provided herein or expressly required by law or this Second Amended and Restated Certificate of Incorporation (including any Certificate of Designation (as defined below)), the holders of the Common Stock shall exclusively possess all voting power with respect to the Corporation. Except as otherwise required by law or this Second Amended and Restated Certificate of Incorporation (including any Certificate of Designation), the holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders on which the holders of the Common Stock are entitled to vote. Except as otherwise required by law or this Second Amended and Restated Certificate of Incorporation (including any Certificate of Designation), at any annual or special meeting of the stockholders of the Corporation, holders of Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by law or this Second Amended and Restated Certificate of Incorporation (including any Certificate of Designation), holders of shares of any Common Stock shall not be entitled to vote on any amendment to this Second Amended and Restated Certificate of Incorporation (including any Certificate of Designation or amendment thereof) that relates solely to the rights, powers, preferences (or the qualifications, limitations or restrictions thereof) or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Second Amended and Restated Certificate of Incorporation (including any Certificate of Designation) or pursuant to the DGCL. The number of authorized shares of the Common Stock or Preferred Stock may be increased or decreased

Annex B-3

(but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any of the Common Stock or the Preferred Stock voting separately as a class shall be required therefor, unless a vote of any such holder is required pursuant to this Second Amended and Restated Certificate of Incorporation (including any Certificate of Designation).

3. Dividends. Subject to applicable law, the rights, if any, of the holders of any outstanding series of Preferred Stock, the holders of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board of Directors from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

4. Liquidation, Dissolution or Winding Up of the Corporation. Subject to applicable law, the rights, if any, of the holders of any outstanding series of Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.

5. Transfer Rights. Subject to applicable law, this Second Amended and Restated Certificate of Incorporation (including any Certificate of Designation) and any agreement as may be entered into from time to time amongst the stockholders, shares of Common Stock and the rights and obligations associated therewith shall be fully transferable to any transferee.

B. Preferred Stock.

1. Shares of Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the creation and issuance of such series adopted by the Board of Directors as hereinafter provided.

2. Preferred Stock may be issued from time to time in one or more series. The Board of Directors is expressly authorized, by adopting a resolution or resolutions providing for the issuance of the shares thereof and by filing a certificate of designation relating thereto in accordance with the DGCL (a “Certificate of Designation”), to provide, out of unissued shares of Preferred Stock that have not been designated as to series, for series of Preferred Stock and, with respect to each series, to determine and fix the number of shares of such series and such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, and to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series as shall be stated and expressed in such resolutions, all to the fullest extent now or hereafter permitted by the DGCL. Without limiting the generality of the foregoing, the resolution or resolutions providing for the creation and issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law and this Second Amended and Restated Certificate of Incorporation (including any Certificate of Designation). Except as otherwise required by law, holders of any series of Preferred Stock shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Second Amended and Restated Certificate of Incorporation (including any Certificate of Designation). Any shares of any series of Preferred Stock purchased, exchanged, converted or otherwise acquired by the Corporation, in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock, without designation as to series, and may be reissued as part of any series of Preferred Stock created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth in this Second Amended and Restated Certificate of Incorporation (including any Certificate of Designation) or in such resolution or resolutions.

3. Subject to the rights of any holders of any outstanding series of Preferred Stock, the number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

Annex B-4

ARTICLE VI

For the management of the business and for the conduct of the affairs of the Corporation it is further provided that:

A. Except as otherwise expressly provided by the DGCL or this Second Amended and Restated Certificate of Incorporation, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the Bylaws of the Corporation (as such Bylaws may be amended from time to time, the “Bylaws”).

B. The Board of Directors, other than those who may be elected by the holders of any class or series of Preferred Stock under specified circumstances, shall be divided into three classes: Class I, Class II and Class III. Each director shall serve for a term ending on the third annual meeting of stockholders following the annual meeting of stockholders at which such director was elected; provided, however, that the directors first elected, assigned or appointed to Class I shall serve for a term ending on the Corporation’s first annual meeting of stockholders following the effectiveness of this Second Amended and Restated Certificate of Incorporation; the directors first elected, assigned or appointed to Class II shall serve for a term ending on the Corporation’s second annual meeting of stockholders following the effectiveness of this Second Amended and Restated Certificate of Incorporation; and the directors first elected, assigned or appointed to Class III shall serve for a term ending on the Corporation’s third annual meeting of stockholders following the effectiveness of this Second Amended and Restated Certificate of Incorporation. The Board of Directors is authorized to assign members of the Board of Directors already in office to such classes as it may determine at the time the classification of the Board of Directors becomes effective. The foregoing notwithstanding, each director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s prior death, resignation, retirement, disqualification or other removal.

C. Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, the Board of Directors or any individual director may be removed from the Board of Directors at any time, but only for cause and only by the affirmative vote of the holders of at least two-thirds (66 and 2/3%) of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote at an election of directors.

D. Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, except as otherwise provided by law, any vacancies on the Board of Directors resulting from death, resignation, disqualification, retirement, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall be filled exclusively by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director (other than any directors elected by the separate vote of one or more outstanding series of Preferred Stock), and shall not be filled by the stockholders. Any director appointed in accordance with the preceding sentence shall hold office until the expiration of the term to which such director shall have been appointed or until his or her earlier death, resignation, retirement, disqualification, or removal.

E. Whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal and other features of such directorships shall be governed by the terms of this Second Amended and Restated Certificate of Incorporation (including any Certificate of Designation) and the Bylaws. Notwithstanding anything to the contrary in this Article VI, the number of directors that may be elected by the holders of any such series of Preferred Stock shall be in addition to the number fixed pursuant to paragraph A of this Article VI, and the total number of directors constituting the whole Board of Directors shall be automatically adjusted accordingly. Except as otherwise provided in the Certificate of Designation(s) in respect of one or more series of Preferred Stock, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such Certificate of Designation(s), the terms of office of all such additional directors elected by the holders of such series of Preferred Stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall automatically be reduced accordingly.

F. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws, subject to the power of the stockholders of the Corporation entitled to vote with respect thereto to adopt, amend or repeal the Bylaws. In addition to any vote of the holders of any class

Annex B-5

or series of stock of the Corporation required by applicable law or by this Second Amended and Restated Certificate of Incorporation (including any Certificate of Designation) or the Bylaws, the adoption, amendment or repeal of the Bylaws by the stockholders of the Corporation shall require the affirmative vote of the holders of at least two-thirds (66 and 2/3%) of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote with respect thereto.

G. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

ARTICLE VII

A. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of the stockholders of the Corporation, and shall not be taken by written consent in lieu of a meeting. Notwithstanding the foregoing, any action required or permitted to be taken by the holders of any series of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable Certificate of Designation relating to such series of Preferred Stock, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares of the relevant series of Preferred Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with the applicable provisions of the DGCL.

B. Subject to the special rights of the holders of one or more series of Preferred Stock, and to the requirements of applicable law, special meetings of the stockholders of the Corporation may be called for any purpose or purposes, at any time only by or at the direction of the Board of Directors, the Chairperson of the Board of Directors, the Executive Chairman of the Board of Directors, the Chief Executive Officer or a President, in each case, in accordance with the Bylaws, and shall not be called by any other person or persons. Any such special meeting so called may be postponed, rescheduled or cancelled by the Board of Directors or other person calling the meeting.

C. Advance notice of stockholder nominations for the election of directors and of other business proposed to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws. Any business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes identified in the notice of meeting.

ARTICLE VIII

No director of the Corporation shall have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL or other applicable law as the same exists or hereafter may be amended. Any amendment, repeal or modification of this Article VIII, or the adoption of any provision of this Second Amended and Restated Certificate of Incorporation inconsistent with this Article VIII, shall not adversely affect any right or protection of a director of the Corporation with respect to any act or omission occurring prior to such amendment, repeal, modification or adoption. If the DGCL or other applicable law is amended after approval by the stockholders of this Article VIII to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL or other applicable law as so amended.

ARTICLE IX

A. The Corporation shall indemnify, to the fullest extent authorized or permitted by applicable law, including Section 145 of the DGCL, as now or hereafter in effect, any person who is made or threatened to be made a party to or is otherwise involved (as a witness or otherwise) in any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (hereinafter, a “proceeding”), by reason of the fact that such person is or was a director or officer of the Corporation, against expenses (including attorneys’ fees), judgments, fines (including ERISA excise taxes or penalties) and amounts paid in settlement actually and reasonably incurred by him or her in connection with such proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives;

Annex B-6

provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify (or advance expenses to) any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person or in defending any counterclaim, cross-claim, affirmative defense, or like claim by the Corporation in such a proceeding unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors. The right to indemnification conferred by this Article IX shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition upon receipt by the Corporation of an undertaking by or on behalf of the director or officer receiving advancement to repay the amount advanced if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation under this Article IX. The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article IX to directors and officers of the Corporation. The rights to indemnification and to the advancement of expenses conferred in this Article IX shall not be exclusive of any other right which any person may have or hereafter acquire under this Second Amended and Restated Certificate of Incorporation, the Bylaws, any statute, agreement, vote of stockholders or disinterested directors or otherwise. Notwithstanding the foregoing provisions of this Article IX, no indemnification nor advancement of expenses will extend to any claims made by the Corporation’s officers and directors to cover any loss that such individuals may sustain as a result of such individuals’ agreement to pay debts and obligations to target businesses or vendors or other entities that are owed money by the Corporation for services rendered or contracted for or products sold to the Corporation. Any repeal or modification of this Article IX by the stockholders of the Corporation shall not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of the Corporation (collectively, the “Covered Persons”) existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

B. The Corporation hereby acknowledges that certain Covered Persons may have rights to indemnification and advancement of expenses (directly or through insurance obtained by any such entity) provided by one or more third parties (collectively, the “Other Indemnitors”), and which may include third parties for whom such Covered Person serves as a manager, member, officer, employee or agent. The Corporation hereby agrees and acknowledges that notwithstanding any such rights that a Covered Person may have with respect to any Other Indemnitor(s), (i) the Corporation is the indemnitor of first resort with respect to all Covered Persons and all obligations to indemnify and provide advancement of expenses to Covered Persons, (ii) the Corporation shall be required to indemnify and advance the full amount of expenses incurred by the Covered Persons, to the fullest extent required by law, the terms of this Second Amended and Restated Certificate of Incorporation, the Bylaws, any agreement to which the Corporation is a party, any vote of the stockholders or the Board of Directors, or otherwise, without regard to any rights the Covered Persons may have against the Other Indemnitors and (iii) to the fullest extent permitted by law, the Corporation irrevocably waives, relinquishes and releases the Other Indemnitors from any and all claims for contribution, subrogation or any other recovery of any kind in respect thereof. The Corporation further agrees that no advancement or payment by the Other Indemnitors with respect to any claim for which the Covered Persons have sought indemnification from the Corporation shall affect the foregoing, and the Other Indemnitors shall have a right of contribution and/or subrogation to the extent of any such advancement or payment to all of the rights of recovery of the Covered Persons against the Corporation. These rights shall be a contract right, and the Other Indemnitors are express third party beneficiaries of the terms of this paragraph. Notwithstanding anything to the contrary herein, the obligations of the Corporation under this paragraph shall only apply to Covered Persons in their capacity as Covered Persons.

ARTICLE X

A. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) and any appellate court thereof (the “Chosen Courts”) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on behalf of the Corporation, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer, employee, agent or stockholder of the Corporation to the Corporation or to the Corporation’s stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL, the Bylaws or this Second Amended and Restated Certificate of Incorporation (as any of the foregoing may be amended from time to time), (iv) any action, suit or proceeding as to which the DGCL confers jurisdiction on the Chancery Court, or (v) any action, suit or proceeding asserting a claim governed by the internal affairs doctrine, including, without limitation, any action to interpret, apply, enforce

Annex B-7

or determine the validity of this Second Amended and Restated Certificate of Incorporation or the Bylaws. If any action, suit or proceeding the subject matter of which is within the scope of the immediately preceding sentence is filed in a court other than the Chosen Courts (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have notice of and consented to (a) the personal jurisdiction of the Chosen Courts in connection with any action brought in any such court to enforce the provisions of the immediately preceding sentence and (b) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

B. Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended (and as may be further amended from time to time).

C. Notwithstanding the foregoing, the provisions of paragraph A of this Article X shall not apply to suits brought to enforce any liability or duty created by the Securities Exchange Act of 1934 or any other claim over which the federal courts of the United States have exclusive jurisdiction.

D. Any person or entity purchasing or otherwise acquiring or holding any interest in any security of the Corporation (including, but not limited to, shares of capital stock of the Corporation) shall be deemed to have notice of and consented to the provisions of this Article X. Failure to enforce the provisions contained in this Article X would cause the Corporation irreparable harm, and the Corporation shall be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions.

ARTICLE XI

A. Except as otherwise provided in this Second Amended and Restated Certificate of Incorporation, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Second Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation. Notwithstanding anything contained in this Second Amended and Restated Certificate of Incorporation to the contrary, in addition to any vote required by applicable law and any affirmative vote of the holders of any particular class or series of capital stock of the Corporation required by law or by this Second Amended and Restated Certificate of Incorporation or any Certificate of Designation filed with respect to a series of Preferred Stock, the following provisions in this Second Amended and Restated Certificate of Incorporation may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, only by the affirmative vote of the holders of at least two thirds (66 and 2/3%) of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class: Part B of Article V, Article VI, Article VII, Article VIII, Article IX, Article X and this Article XI.

B. If any provision or provisions of this Second Amended and Restated Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Second Amended and Restated Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Second Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby and (ii) to the fullest extent permitted by applicable law, the provisions of this Second Amended and Restated Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Second Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

* * * * *

Annex B-8

Annex C

Form of
Amended and Restated Bylaws
of
WaveTech Group Inc.
(a Delaware corporation)

Effective [            ], 2023

Annex C-i

Annex C-ii

Amended and Restated
Bylaws
of
WaveTech Group Inc.

_____________________________________________________________

Article I — Corporate Offices

1.1 Registered Office.

The address of the registered office of WaveTech Group Inc. (the “Corporation”) in the State of Delaware, and the name of its registered agent at such address, shall be as set forth in the Corporation’s certificate of incorporation, as the same may be amended and/or restated from time to time (the “Certificate of Incorporation”).

1.2 Other Offices.

The Corporation may have additional offices and places of business at any place or places, within or outside the State of Delaware, as the Corporation’s board of directors (the “Board”) may from time to time determine or as the affairs of the Corporation may require.

Article II — Meetings of Stockholders

2.1 Place of Meetings.

Meetings of stockholders shall be held at any place within or outside the State of Delaware, designated by the Board, provided that the Board may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the General Corporation Law of the State of Delaware (the “DGCL”). In the absence of any such designation or determination, stockholders’ meetings shall be held at the Corporation’s principal executive office.

2.2 Annual Meeting.

The Board shall designate the date and time of the annual meeting. At the annual meeting, directors shall be elected and other proper business properly brought before the meeting in accordance with Section 2.4 of these bylaws may be transacted. The Board may postpone or reschedule any previously scheduled annual meeting of stockholders.

2.3 Special Meeting.

Subject to the rights of the holders of any outstanding series of the preferred stock of the Corporation and to the requirements of applicable law, special meetings of the stockholders for any purpose or purposes may be called, postponed, rescheduled or cancelled only by the Chairman of the Board, or a Chief Executive Officer, or the Board pursuant to a resolution adopted by a majority of the Board, and may not be called by any other person. Special meetings shall be held at such place, either within or without the State of Delaware, and at such time and on such date as shall be determined by the Board and stated in the Corporation’s notice of the meeting, provided that the Board may in its sole discretion determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication pursuant to Section 211(a)(2) of the DGCL.

No business may be transacted at any special meeting of stockholders other than the business specified in the notice of such meeting.

2.4 Notice of Business to be Brought before a Meeting.

(i) At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business (other than the nominations of persons for election to the Board of Directors) must constitute a proper matter for stockholder action and must be (a) specified in a notice of meeting given by or at the direction of the Board of Directors or any duly authorized committee thereof, (b) if not specified in a notice of meeting, otherwise brought before the meeting by the Board of Directors or any duly authorized committee thereof, the Executive Chairman of the Board or Chairperson of the Board or (c) otherwise properly brought before the meeting by a stockholder present in person who (A) (1) was a record owner of shares of the Corporation both at the time of giving the notice provided for in this Section 2.4

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and at the time of the meeting, (2) is entitled to vote at the meeting, and (3) has complied with this Section 2.4 in all applicable respects or (B) properly made such proposal in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (as so amended and inclusive of such rules and regulations, the “Exchange Act”). The foregoing clause (c) shall be the exclusive means for a stockholder to propose business to be brought before an annual meeting of the stockholders. For purposes of this Section 2.4, “present in person” shall mean that the stockholder proposing that the business be brought before the annual meeting of the Corporation, or a qualified representative of such proposing stockholder, appear at such annual meeting. A “qualified representative” of such proposing stockholder shall be a duly authorized officer, manager or partner of such stockholder or any other person authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders. Stockholders seeking to nominate persons for election to the Board of Directors must comply with Section 2.5 and Section 2.6, and this Section 2.4 shall not be applicable to nominations except as expressly provided in Section 2.5 and Section 2.6.

(ii) Without qualification, for business to be properly brought before an annual meeting by a stockholder, the stockholder must (a) provide Timely Notice (as defined below) thereof in writing and in proper form to the Secretary of the Corporation and (b) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.4. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the Corporation not less than the close of business on the 90th day nor more than the opening of business on the 120th day prior to the one-year anniversary of the immediately preceding year’s annual meeting of the stockholders; provided, however, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered, or mailed and received, not earlier than the close of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day prior to such annual meeting or(y) the close of business on the 10th day following the day on which public disclosure of the date of such annual meeting was first made by the Corporation (such notice within such time periods, “Timely Notice”). In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period (or extend any time period) for the giving of Timely Notice as described above.

(iii) To be in proper form for purposes of this Section 2.4, a stockholder’s notice to the Secretary shall set forth:

(a) As to each Proposing Person (as defined below), (1) the name and record address of such Proposing Person (including, if applicable, the name and address that appear on the Corporation’s books and records) and the name and address of the beneficial owner, if any, on whose behalf the proposal is made; and (2) the class or series and number of shares of the Corporation that are, directly or indirectly, owned of record or beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by such Proposing Person, except that such Proposing Person shall in all events be deemed to beneficially own any shares of any class or series of the Corporation as to which such Proposing Person has a right to acquire beneficial ownership at any time in the future (the disclosures to be made pursuant to the foregoing clauses (1) and (2) are referred to as “Stockholder Information”);

(b) As to each Proposing Person, (1) the full notional amount of any securities that, directly or indirectly, underlie any “derivative security” (as such term is defined in Rule 16a-1(c) under the Exchange Act) that constitutes a “call equivalent position” (as such term is defined in Rule 16a-1(b) under the Exchange Act) (“Synthetic Equity Position”) and that is, directly or indirectly, held or maintained by such Proposing Person with respect to any shares of any class or series of shares of the Corporation; provided that, for the purposes of the definition of “Synthetic Equity Position,” the term “derivative security” shall also include any security or instrument that would not otherwise constitute a “derivative security” as a result of any feature that would make any conversion, exercise or similar right or privilege of such security or instrument becoming determinable only at some future date or upon the happening of a future occurrence, in which case the determination of the amount of securities into which such security or instrument would be convertible or exercisable shall be made assuming that such security or instrument is immediately convertible or exercisable at the time of such determination; and, provided, further, that any Proposing Person satisfying the requirements of Rule 13d-1(b)(1) under the Exchange Act (other than a Proposing Person that so satisfies Rule 13d-1(b)(1) under the Exchange Act solely by reason of Rule 13d-1(b)(1)(ii)(E)) shall not be deemed to hold or maintain the notional amount of any securities that underlie a Synthetic Equity Position held by such Proposing Person as a hedge with respect to a bona fide derivatives trade or position of such Proposing Person

Annex C-2

arising in the ordinary course of such Proposing Person’s business as a derivatives dealer, (2) any rights to dividends on the shares of any class or series of shares of the Corporation owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Corporation, (3) any material pending or threatened legal proceeding in which such Proposing Person is a party or material participant involving the Corporation or any of its officers or directors, or any affiliate of the Corporation, (4) any other material relationship between such Proposing Person, on the one hand, and the Corporation, or any of its officers or directors, or any affiliate of the Corporation, on the other hand, (5) any direct or indirect material interest in any material contract or agreement of such Proposing Person with the Corporation or any affiliate of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), (6) a representation that such Proposing Person is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business, (7) a representation that such Proposing Person intends or is part of a group which intends to deliver a proxy statement or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal or otherwise solicit proxies from stockholders in support of such proposal and (8) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act (the disclosures to be made pursuant to the foregoing clauses (1) through (8) are referred to as “Disclosable Interests”); provided, however, that Disclosable Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these bylaws on behalf of a beneficial owner; and

(c) As to each item of business that the Proposing Person proposes to bring before the annual meeting, (1) a brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any material interest in such business of each Proposing Person, (2) the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the bylaws of the Corporation, the language of the proposed amendment), and (3) a reasonably detailed description of all agreements, arrangements and understandings (x) between or among any of the Proposing Persons or (y) between or among any Proposing Person and any other record or beneficial holder(s) or persons(s) who have a right to acquire beneficial ownership at any time in the future of the shares of any class or series of the Corporation or any other person or entity (including their names) in connection with the proposal of such business by such stockholder; and (4) any other information relating to such item of business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act; provided, however, that the disclosures required by this paragraph (c) shall not include any disclosures with respect to any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these bylaws on behalf of a beneficial owner.

For purposes of this Section 2.4, the term “Proposing Person” shall mean (i) the stockholder providing the notice of business proposed to be brought before an annual meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the business proposed to be brought before the annual meeting is made, and (iii) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A) with such stockholder in such solicitation.

(iv) A Proposing Person shall update and supplement its notice to the Corporation of its intent to propose business at an annual meeting, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.4 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is 10 business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these bylaws shall not

Annex C-3

limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal, including by changing or adding matters, business or resolutions proposed to be brought before a meeting of the stockholders.

(v) Notwithstanding anything in these bylaws to the contrary, no business shall be conducted at an annual meeting that is not properly brought before the meeting in accordance with this Section 2.4. The presiding officer of the meeting shall, if the facts warrant, determine that the business was not properly brought before the meeting in accordance with this Section 2.4, and if he or she should so determine, he or she shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted. Without limiting the foregoing, in advance of any meeting of stockholders, the Board of Directors shall also have the power to determine whether any proposed business was made in accordance with the provisions of this Section 2.4.

(vi) This Section 2.4 is expressly intended to apply to any business proposed to be brought before an annual meeting of stockholders other than any proposal made in accordance with Rule 14a-8 under the Exchange Act and included in the Corporation’s proxy statement. In addition to the requirements of this Section 2.4 with respect to any business proposed to be brought before an annual meeting, each Proposing Person shall comply with all applicable requirements of the Exchange Act with respect to any such business. Nothing in this Section 2.4 shall be deemed to affect the rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

(vii) For purposes of these bylaws, “public disclosure” shall mean disclosure in a press release reported by a national news service, in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act or by such other means as is reasonably designed to inform the public or securityholders of the Corporation in general of such information including, without limitation, posting on the Corporation’s investor relations website.

2.5 Notice of Nominations for Election to the Board of Directors.

(i) Subject in all respects to the provisions of the Certificate of Incorporation, nominations of any person for election to the Board of Directors at an annual meeting or at a special meeting (but only if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling such special meeting) may be made at such meeting only (x) by or at the direction of the Board of Directors, including by any committee or persons authorized to do so by the Board of Directors or these bylaws, or (y) by a stockholder present in person (A) who was a record owner of shares of the Corporation both at the time of giving the notice provided for in this Section 2.5 and at the time of the meeting, (B) is entitled to vote at the meeting, and (C) has complied with this Section 2.5 and Section 2.6 as to such notice and nomination. For purposes of this Section 2.5, “present in person” shall mean that the stockholder proposing that the business be brought before the meeting of the Corporation, or a qualified representative of such stockholder, appear at such meeting. A “qualified representative” of such proposing stockholder shall be a duly authorized officer, manager or partner of such stockholder or any other person authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders. The foregoing clause (y) shall be the exclusive means for a stockholder to make any nomination of a person or persons for election to the Board of Directors at an annual meeting or special meeting.

(ii) Without qualification, for a stockholder to make any nomination of a person or persons for election to the Board of Directors at an annual meeting, the stockholder must (1) provide Timely Notice (as defined in Section 2.4) thereof in writing and in proper form to the Secretary of the Corporation, (2) provide the information, agreements and questionnaires with respect to such stockholder and its candidate for nomination as required to be set forth by this Section 2.5 and Section 2.7 and (3) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.5 and Section2.6.

(a) Without qualification, if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling a special meeting in accordance with the Certificate of Incorporation, then for a stockholder to make any nomination of a person or persons for election to the Board of Directors at a special meeting, the stockholder must (1) provide timely notice thereof in writing and in proper form to the Secretary of the Corporation at the principal executive offices of the Corporation, (2) provide the information

Annex C-4

with respect to such stockholder and its candidate for nomination as required by this Section 2.5 and Section 2.6 and (3) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.5. To be timely, a stockholder’s notice for nominations to be made at a special meeting must be delivered to, or mailed and received at, the principal executive offices of the Corporation not earlier than the close of business on the 120th day prior to such special meeting and not later than the later of (x) close of business on the 90th day prior to such special meeting or (y) the close of business on the 10th day following the day on which public disclosure (as defined in Section 2.4) of the date of such special meeting was first made.

(b) In no event shall any adjournment or postponement of an annual meeting or special meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice as described above.

(c) In no event may a Nominating Person provide Timely Notice with respect to a greater number of director candidates than are subject to election by shareholders at the applicable meeting. If the Corporation shall, subsequent to such notice, increase the number of directors subject to election at the meeting, such notice as to any additional nominees shall be due on the later of (1) the conclusion of the time period for Timely Notice, (2) the date set forth in Section 2.5(ii)(a), or (3) the tenth day following the date of public disclosure (as defined in Section 2.4) of such increase.

(iii) To be in proper form for purposes of this Section 2.5, a stockholder’s notice to the Secretary shall set forth:

(a) As to each Nominating Person (as defined below), the Stockholder Information (as defined in Section 2.4(iii)(a), except that for purposes of this Section 2.5 the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(iii)(a));

(b) As to each Nominating Person, any Disclosable Interests (as defined in Section 2.4(iii)(b), except that for purposes of this Section 2.5 the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(iii)(b) and the disclosure with respect to the business to be brought before the meeting in Section 2.4(iii)(b) shall be made with respect to the election of directors at the meeting); and

(c) As to each candidate whom a Nominating Person proposes to nominate for election as a director, (1) all information with respect to such candidate for nomination that would be required to be set forth in a stockholder’s notice pursuant to this Section 2.5 and Section 2.6 if such candidate for nomination were a Nominating Person, (2) all information relating to such candidate for nomination that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14(a) under the Exchange Act (including such candidate’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), (3) a description of any direct or indirect material interest in any material contract or agreement between or among any Nominating Person, on the one hand, and each candidate for nomination or his or her respective associates or any other participants in such solicitation, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such Nominating Person were the “registrant” for purposes of such rule and the candidate for nomination were a director or executive officer of such registrant (the disclosures to be made pursuant to the foregoing clauses (1) through (3) are referred to as “Nominee Information”), and (4) a completed and signed questionnaire, representation and agreement as provided in Section 2.6(i).

For purposes of this Section 2.5, the term “Nominating Person” shall mean (i) the stockholder providing the notice of the nomination proposed to be made at the meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the nomination proposed to be made at the meeting is made, and (iii) any other participant in such solicitation.

(iv) A stockholder providing notice of any nomination proposed to be made at a meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.5 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is 10 business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as

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of such record date), and not later than eight business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any nomination or to submit any new nomination.

(v) In addition to the requirements of this Section 2.5 with respect to any nomination proposed to be made at a meeting, each Nominating Person shall comply with all applicable requirements of the Exchange Act with respect to any such nominations.

2.6 Additional Requirements for Valid Nomination of Candidates to Serve as Director and, if Elected, to be Seated as Directors.

(i) To be eligible to be a candidate for election as a director of the Corporation at an annual or special meeting, a candidate must be nominated in the manner prescribed in Section 2.5 and the candidate for nomination, whether nominated by the Board of Directors or by a stockholder of record, must have previously delivered (in accordance with the time period prescribed for delivery in a notice to such candidate given by or on behalf of the Board of Directors) to the Secretary at the principal executive offices of the Corporation (a) a completed written questionnaire (in a form provided by the Corporation) with respect to the background, qualifications, stock ownership and independence of such proposed nominee, and such additional information with respect to such proposed nominee as would be required to be provided by the Corporation pursuant to Schedule 14A if such proposed nominee were a participant in the solicitation of proxies by the Corporation in connection with such annual or special meeting and (b) a written representation and agreement (in form provided by the Corporation) that such candidate for nomination (A) is not and, if elected as a director during his or her term of office, will not become a party to (1) any agreement, arrangement or understanding with, and has not given and will not give any commitment or assurance to, any person or entity as to how such proposed nominee, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) or (2) any Voting Commitment that could limit or interfere with such proposed nominee’s ability to comply, if elected as a director of the Corporation, with such proposed nominee’s fiduciary duties under applicable law, (B) is not, and will not become a party to, any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation or reimbursement for service as a director that has not been disclosed therein or to the Corporation, (C) if elected as a director of the Corporation, will comply with all applicable corporate governance, conflict of interest, confidentiality, stock ownership and trading and other policies and guidelines of the Corporation applicable to directors and in effect during such person’s term in office as a director (and, if requested by any candidate for nomination, the Secretary of the Corporation shall provide to such candidate for nomination all such policies and guidelines then in effect), (D) if elected as director of the Corporation, intends to serve the entire term until the next meeting at which such candidate would face re-election and (E) consents to being named as a nominee in the Corporation’s proxy statement pursuant to Rule 14a-4(d) under the Exchange Act and any associated proxy card of the Corporation and agrees to serve if elected as a director.

(ii) The Board of Directors may also require any proposed candidate for nomination as a Director to furnish such other information as may reasonably be requested by the Board of Directors in writing prior to the meeting of stockholders at which such candidate’s nomination is to be acted upon in order for the Board of Directors to determine the eligibility of such candidate for nomination to be an independent director of the Corporation in accordance with the Corporation’s Corporate Governance Guidelines.

(iii) A candidate for nomination as a director shall further update and supplement the materials delivered pursuant to this Section 2.6, if necessary, so that the information provided or required to be provided pursuant to this Section 2.6 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is 10 business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation (or any other office specified by the Corporation in any public announcement) not later than five business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight business days

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prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal, including by changing or adding nominees, matters, business or resolutions proposed to be brought before a meeting of the stockholders.

(iv) No candidate shall be eligible for nomination as a director of the Corporation unless such candidate for nomination and the Nominating Person seeking to place such candidate’s name in nomination has complied with Section 2.5 and this Section 2.6, as applicable. The presiding officer at the meeting shall, if the facts warrant, determine that a nomination was not properly made in accordance with Section 2.5 and this Section 2.6, and if he or she should so determine, he or she shall so declare such determination to the meeting, the defective nomination shall be disregarded and any ballots cast for the candidate in question (but in the case of any form of ballot listing other qualified nominees, only the ballots cast for the nominee in question) shall be void and of no force or effect.

(v) Notwithstanding anything in these bylaws to the contrary, no candidate for nomination shall be eligible to be seated as a director of the Corporation unless nominated and elected in accordance with Section 2.5 and this Section 2.6.

2.7 Notice of Stockholders’ Meetings.

Unless otherwise provided by law, the Certificate of Incorporation or these bylaws, the notice of any meeting of stockholders shall be sent or otherwise given in accordance with Section 8.1 of these bylaws not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting. The notice shall specify the place, if any, date and time of the meeting, the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called.

2.8 Quorum.

Unless otherwise provided by law, the Certificate of Incorporation or these bylaws, the holders of a majority in voting power of the stock issued and outstanding and entitled to vote, present in person, or by remote communication, if applicable, or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders. A quorum, once established at a meeting, shall not be broken by the withdrawal of enough votes to leave less than a quorum. If, however, a quorum is not present or represented at any meeting of the stockholders, then either (i) the person presiding over the meeting or (ii) a majority in voting power of the stockholders entitled to vote at the meeting, present in person, or by remote communication, if applicable, or represented by proxy, shall have power to recess the meeting or adjourn the meeting from time to time in the manner provided in Section 2.9 of these bylaws until a quorum is present or represented. At any recessed or adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed.

2.9 Adjourned Meeting; Notice.

When a meeting is adjourned to another time or place, unless these bylaws otherwise require, notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At any adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such meeting as of the record date so fixed for notice of such adjourned meeting.

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2.10 Conduct of Business.

The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the person presiding over the meeting. The Board may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board, the person presiding over any meeting of stockholders shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures (which need not be in writing) and to do all such acts as, in the judgment of such presiding person, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the person presiding over the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present (including, without limitation, rules and procedures for removal of disruptive persons from the meeting); (iii) limitations on attendance at or participation in the meeting to stockholders entitled to vote at the meeting, their duly authorized and constituted proxies or such other persons as the person presiding over the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. The presiding person at any meeting of stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting (including, without limitation, determinations with respect to the administration and/or interpretation of any of the rules, regulations or procedures of the meeting, whether adopted by the Board or prescribed by the person presiding over the meeting), shall, if the facts warrant, determine and declare to the meeting that a matter of business was not properly brought before the meeting and if such presiding person should so determine, such presiding person shall so declare to the meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered. Unless and to the extent determined by the Board or the person presiding over the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

2.11 Voting.

Except as may be otherwise provided in the Certificate of Incorporation or the DGCL, each stockholder shall be entitled to one vote for each share of capital stock held by such stockholder.

Except as otherwise provided in the Certificate of Incorporation, at all duly called or convened meetings of stockholders at which a quorum is present, for the election of directors, a plurality of the votes cast shall be sufficient to elect a director. Except as otherwise provided in the Certificate of Incorporation, these bylaws, the rules or regulations of any stock exchange applicable to the Corporation, or applicable law or pursuant to any regulation applicable to the Corporation or its securities, each other matter presented to the stockholders at a duly called or convened meeting at which a quorum is present shall be decided by the affirmative vote of the holders of a majority in voting power of the votes cast (excluding abstentions and broker non-votes) on such matter.

2.12 Record Date for Stockholder Meetings and Other Purposes.

In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall, unless otherwise required by law, not be more than 60 days nor less than 10 days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be the close of business on the day immediately preceding the day on which notice is first given, or, if notice is waived, at the close of business on the day immediately preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting; and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

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In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment or any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of capital stock, or for the purposes of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

2.13 Proxies.

Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy authorized by an instrument in writing or by a transmission permitted by law filed in accordance with the procedure established for the meeting, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212 of the DGCL. A proxy may be in the form of an electronic transmission that sets forth or is submitted with information from which it can be determined that the transmission was authorized by the stockholder.

2.14 List of Stockholders Entitled to Vote.

The Corporation shall prepare, at least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, that if the record date for determining the stockholders entitled to vote is less than 10 days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. The Corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of at least 10 days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the Corporation’s principal executive office. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. Such list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them. Except as otherwise provided by law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 2.14 or to vote in person or by proxy at any meeting of stockholders.

2.15 Inspectors of Election.

Before any meeting of stockholders, the Board may, and shall if required by law, shall appoint an inspector or inspectors of election to act at the meeting or its adjournment and make a written report thereof. The Board may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If any person appointed as inspector or any alternate fails to appear or fails or refuses to act, then the person presiding over the meeting shall appoint a person to fill that vacancy.

Such inspectors shall:

(i)    determine the number of shares outstanding and the voting power of each, the number of shares represented at the meeting and the validity of any proxies and ballots;

(ii)   count all votes or ballots;

(iii) count and tabulate all votes;

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(iv)  determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspector(s); and

(v)   certify its or their determination of the number of shares represented at the meeting and its or their count of all votes and ballots.

Each inspector, before entering upon the discharge of the duties of inspector, shall take and sign an oath faithfully to execute the duties of inspection with strict impartiality and according to the best of such inspector’s ability. Any report or certificate made by the inspectors of election is prima facie evidence of the facts stated therein. The inspectors of election may appoint such persons to assist them in performing their duties as they determine. If there is more than one inspector, the report of a majority shall be the report of the inspectors.

2.16 Delivery to the Corporation.

Whenever this Article II requires one or more persons (including a record or beneficial owner of stock) to deliver a document or information to the Corporation or any officer, employee or agent thereof (including any notice, request, questionnaire, revocation, representation or other document or agreement), such document or information shall be in writing exclusively (and not in an electronic transmission) and shall be delivered exclusively by hand (including, without limitation, overnight courier service) or by certified or registered mail, return receipt requested, and the Corporation shall not be required to accept delivery of any document not in such written form or so delivered. For the avoidance of doubt, the Corporation expressly opts out of Section 116 of the DGCL with respect to the delivery of information and documents to the Corporation required by this Article II.

Article III — Directors

3.1 Powers.

Except as otherwise provided by the Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board, which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these bylaws required to be exercised or done by the stockholders.

3.2 Number of Directors.

Subject to the Certificate of Incorporation, the total number of directors constituting the Board shall initially be seven directors and shall be determined from time to time by resolution of the Board. No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.

3.3 Chairperson of the Board; Vice Chairperson of the Board; Executive Chairman.

The Board may appoint, in its discretion, from its members a Chairperson of the Board and a Vice Chairperson of the Board, neither of whom need be an employee or officer of the Corporation. The Board may appoint, in its discretion, from its members an Executive Chairman who shall not be an employee or officer of the Corporation. If the Board appoints a Chairperson of the Board, such Chairperson shall perform such duties and possess such powers as are assigned by the Board. If the Board appoints an Executive Chairman, the Executive Chairman shall be delegated the primary responsibility for overseeing and advising the senior management of the Corporation and shall perform such other duties and possess such powers as are assigned by the Board; provided that notwithstanding anything to the contrary herein, the Executive Chairman shall not have charge over the non-delegable duties of the Board. If the Board of Directors appoints a Vice Chairperson of the Board, such Vice Chairperson shall perform such duties and possess such powers as are assigned by the Board. Unless otherwise provided by the Board of Directors, the Chairman of the Board or, in the Chairman’s absence, the Vice Chairman of the Board, if any, shall preside at all meetings of the Board of Directors.

3.4 Election, Qualification and Term of Office of Directors.

Except as provided in Section 3.5 of these bylaws, and subject to the Certificate of Incorporation, each director, including a director elected to fill a vacancy or newly created directorship, shall hold office until the expiration of the term of the class, if any, for which elected and until such director’s successor is elected and qualified or until such director’s earlier death, resignation, disqualification, retirement or removal in accordance with the Certificate of Incorporation and applicable law. Directors need not be stockholders. The Certificate of Incorporation or these bylaws may prescribe qualifications for directors.

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3.5 Resignation and Vacancies.

Any director may resign at any time upon notice given in writing or by electronic transmission to the Corporation. The resignation shall take effect at the time specified therein or upon the happening of an event specified therein, and if no time or event is specified, at the time of its receipt. When one or more directors so resigns and the resignation is effective at a future date or upon the happening of an event to occur on a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided in Section 3.4.

Unless otherwise provided in the Certificate of Incorporation or these bylaws, vacancies resulting from the death, resignation, disqualification, retirement or removal of any director, and newly created directorships resulting from any increase in the authorized number of directors shall be filled only by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director.

3.6 Place of Meetings; Meetings by Telephone.

The Board may hold meetings, both regular and special, either within or outside the State of Delaware.

Unless otherwise restricted by the Certificate of Incorporation or these bylaws, members of the Board, or any committee designated by the Board, may participate in a meeting of the Board, or any committee, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting pursuant to these bylaws shall constitute presence in person at the meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting was not lawfully called or convened.

3.7 Regular Meetings.

Regularly scheduled, periodic meetings of the Board may be held within or outside the State of Delaware and at such time and at such place as which has been designated by the Board and publicized among all directors, either orally or in writing, by telephone, including a voice-messaging system or other system designed to record and communicate messages, facsimile, or by electronic mail or other means of electronic transmission. No further notice shall be required for regular meetings of the Board.

3.8 Special Meetings; Notice.

Special meetings of the Board for any purpose or purposes may be called at any time by the Chairperson of the Board, the Executive Chairman of the Board, the Chief Executive Officer, a President, or the Secretary.

Notice of the time and place of special meetings shall be:

(i)    delivered personally by hand, by courier or by telephone;

(ii)   sent by United States first-class mail, postage prepaid;

(iii) sent by facsimile or electronic mail;

(iv)  sent by other means of electronic transmission; or

(v)   sent by a nationally recognized overnight delivery service,

directed to each director at that director’s address, telephone number, facsimile number or electronic mail address, or other address for electronic transmission, as the case may be, as shown on the Corporation’s records.

If the notice is (i) delivered personally by hand, by courier or by telephone, (ii) sent by facsimile or electronic mail, or (iii) sent by other means of electronic transmission, it shall be delivered or sent at least 24 hours before the time of the holding of the meeting. If the notice is sent by a nationally recognized overnight delivery service, at least two days before the time of the holding of the meeting. If the notice is sent by U.S. mail, it shall be deposited in the U.S. mail at least five days before the time of the holding of the meeting. Except as may be otherwise expressly provided by applicable law, the Certificate of Incorporation, or these bylaws, the notice or the waiver of notice need not specify the place of the meeting (if the meeting is to be held at the Corporation’s principal executive office) nor the purpose of the meeting.

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Any and all business that may be transacted at a regular meeting of the Board may be transacted at a special meeting. A special meeting may be held at any time without notice if all the directors are present or if those not present waive notice of the meeting in accordance with Section 7.13.

3.9 Quorum.

At all meetings of the Board, unless otherwise provided by the Certificate of Incorporation, a majority of the total number of directors shall constitute a quorum for the transaction of business. The vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board, except as may be otherwise specifically provided by statute, the Certificate of Incorporation or these bylaws. If a quorum is not present at any meeting of the Board, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

3.10 Board Action without a Meeting.

Unless otherwise restricted by the Certificate of Incorporation or these bylaws, any action required or permitted to be taken at any meeting of the Board, or of any committee thereof, may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission. After an action is taken, the consent or consents relating thereto shall be filed with the minutes of the proceedings of the Board, or the committee thereof, in the same paper or electronic form as the minutes are maintained. Such action by written consent or consent by electronic transmission shall have the same force and effect as a unanimous vote of the Board.

3.11 Fees and Compensation of Directors.

Unless otherwise restricted by the Certificate of Incorporation or these bylaws, the Board shall have the authority to fix the compensation, including fees and reimbursement of expenses, of directors for services to the Corporation in any capacity, subject to any applicable limit set forth in the Corporation’s equity compensation plan as in effect from time to time.

Article IV — Committees

4.1 Committees of Directors.

The Board may designate one or more committees, each committee to consist of one or more of the directors of the Corporation and shall have the power at any time to fill vacancies in, to change the membership of, or to dissolve any such committee. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board or in these bylaws, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it. However, no such committee shall have the power or authority to (i) approve or adopt, or recommend to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopt, amend or repeal any bylaw of the Corporation. Each committee shall keep regular minutes of its meetings and report the same to the Board when required by the resolution designating such committee. Meetings and Actions of Committees.

Meetings and actions of committees shall be governed by, and held and taken in accordance with, the provisions of:

(i)    Section 3.6 (Place of Meetings; Meetings by Telephone);

(ii)   Section 3.7 (Regular Meetings);

(iii) Section 3.8 (Special Meetings; Notice);

(iv)  Section 3.10 (Board Action without a Meeting); and

(v)   Section 7.13 (Waiver of Notice),

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with such changes in the context of those bylaws as are necessary to substitute the committee and its members for the Board and its members. However:

(i) the time of regular meetings of committees may be determined either by resolution of the Board or by resolution of the committee;

(ii) special meetings of committees may also be called by resolution of the Board or the chairperson of the applicable committee; and

(iii) the Board may adopt rules for the governance of any committee to override the provisions that would otherwise apply to the committee pursuant to this Section 4.2, provided that such rules do not violate the provisions of the Certificate of Incorporation or applicable law.

4.2 Subcommittees.

Unless otherwise provided in the Certificate of Incorporation, these bylaws, the resolutions of the Board designating the committee or the charter of such committee adopted by the Board, a committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee.

Article V — Officers

5.1 Officers.

The officers of the Corporation shall include a Chief Executive Officer, one or more Presidents and a Secretary. The Corporation may also have, at the discretion of the Board, a Chief Financial Officer, a Treasurer, one or more Vice Presidents, one or more Assistant Vice Presidents, one or more Assistant Treasurers, one or more Assistant Secretaries, and any such other officers as may be appointed in accordance with the provisions of these bylaws. Any number of offices may be held by the same person. No officer need be a stockholder or director of the Corporation.

5.2 Appointment of Officers.

The Board shall appoint the officers of the Corporation, except such officers as may be appointed in accordance with the provisions of Section 5.3 of these bylaws.

5.3 Subordinate Officers.

The Board may appoint, or empower the Chief Executive Officer or, in the absence of a Chief Executive Officer, a President, to appoint, such other officers and agents as the business of the Corporation may require. Each of such officers and agents shall hold office for such period, have such authority, and perform such duties as are provided in these bylaws or as the Board may from time to time determine.

5.4 Removal and Resignation of Officers.

Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by the Board or, except in the case of an officer chosen by the Board, by any officer upon whom such power of removal may be conferred by the Board.

Any officer may resign at any time by giving written notice to the Corporation. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice. Unless otherwise specified in the notice of resignation, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party.

5.5 Vacancies in Offices.

Any vacancy occurring in any office of the Corporation shall be filled as provided in Section 5.2 or Section 5.3, as applicable.

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5.6 Representation of Shares of Other Corporations.

The Chairperson of the Board, the Chief Executive Officer or a President of this Corporation, or any other person authorized by the Board, the Chief Executive Officer or a President, is authorized to vote, represent and exercise on behalf of this Corporation all rights incident to any and all shares or voting securities of any other corporation or other person standing in the name of this Corporation. The authority granted herein may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.

5.7 Chief Executive Officer.

The Chief Executive Officer shall, subject to the provisions of these by-laws, any employment agreement, any employee plan and the control of the Board of Directors, have general supervision, direction and control over the business of the Corporation and over its officers, employees and agents and shall have full authority to execute all documents and take all actions that the Corporation may legally take. The Chief Executive Officer shall perform all duties incident to the office of the Chief Executive Officer, and any other duties as may be from time to time assigned to the Chief Executive Officer by the Board of Directors, in each case subject to the control of the Board of Directors.

5.8 Other Officers.

All officers of the Corporation shall respectively have such authority and perform such duties in the management of the business of the Corporation as may be provided herein or designated from time to time by the Board and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board.

5.9 Compensation.

The compensation of the officers of the Corporation for their services as such shall be fixed from time to time by or at the direction of the Board. An officer of the Corporation shall not be prevented from receiving compensation by reason of the fact that he or she is also a director of the Corporation.

Article VI — Records

A stock ledger consisting of one or more records in which the names of all of the Corporation’s stockholders of record, the address and number of shares registered in the name of each such stockholder, and all issuances and transfers of stock of the Corporation shall be recorded in accordance with Section 224 of the DGCL and shall be administered by or on behalf of the Corporation. Any records administered by or on behalf of the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or by means of, or be in the form of, any information storage device, or method, or one or more electronic networks or databases (including one or more distributed electronic networks or databases), provided that the records so kept can be converted into clearly legible paper form within a reasonable time and, with respect to the stock ledger, that the records so kept (i) can be used to prepare the list of stockholders specified in Sections 219 and 220 of the DGCL, (ii) record the information specified in Sections 156, 159, 217(a) and 218 of the DGCL, and (iii) record transfers of stock as governed by Article 8 of the Uniform Commercial Code as adopted in the State of Delaware.

Article VII — General Matters

7.1 Execution of Corporate Contracts and Instruments.

The Board, except as otherwise provided in these bylaws, may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the Corporation; such authority may be general or confined to specific instances.

7.2 Stock Certificates.

The shares of the Corporation shall be represented by certificates, provided that the Board by resolution may provide that some or all of the shares of any class or series of stock of the Corporation shall be uncertificated. Certificates for the shares of stock, if any, shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of stock represented by a certificate shall be entitled to have a certificate signed by, or in the name of the Corporation by, any two officers authorized to sign stock certificates representing the number of shares registered in certificate form. The Executive Chairman, Chairperson or Vice Chairperson of the Board, Chief

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Executive Officer, a President, the Treasurer, any Assistant Treasurer, the Secretary or any Assistant Secretary of the Corporation shall be specifically authorized to sign stock certificates. Any or all of the signatures on the certificate may be a facsimile or other electronic means. In case any officer, transfer agent or registrar who has signed or whose facsimile or other electronic signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.

The Corporation may issue the whole or any part of its shares as partly paid and subject to call for the remainder of the consideration to be paid therefor. Upon the face or back of each stock certificate issued to represent any such partly paid shares, or upon the books and records of the Corporation in the case of uncertificated partly paid shares, the total amount of the consideration to be paid therefor and the amount paid thereon shall be stated. Upon the declaration of any dividend on fully paid shares, the Corporation shall declare a dividend upon partly paid shares of the same class, but only upon the basis of the percentage of the consideration actually paid thereon.

7.3 Special Designation of Certificates.

If the Corporation is authorized to issue more than one class of stock or more than one series of any class, then the powers, the designations, the preferences and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or on the back of the certificate that the Corporation shall issue to represent such class or series of stock (or, in the case of uncertificated shares, set forth in a notice provided pursuant to Section 151 of the DGCL); provided, however, that except as otherwise provided in Section 202 of the DGCL, in lieu of the foregoing requirements, there may be set forth on the face of back of the certificate that the Corporation shall issue to represent such class or series of stock (or, in the case of any uncertificated shares, included in the aforementioned notice) a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, the designations, the preferences and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

7.4 Lost Certificates.

Except as provided in this Section 7.4, no new certificates for shares shall be issued to replace a previously issued certificate unless the latter is surrendered to the Corporation and cancelled at the same time. The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

7.5 Shares Without Certificates

The Corporation may adopt a system of issuance, recordation and transfer of its shares of stock by electronic or other means not involving the issuance of certificates, provided the use of such system by the Corporation is permitted in accordance with applicable law.

7.6 Construction; Definitions.

Unless the context requires otherwise, the general provisions, rules of construction and definitions in the DGCL shall govern the construction of these bylaws. Without limiting the generality of this provision, the singular number includes the plural and the plural number includes the singular.

7.7 Dividends.

The Board, subject to any restrictions contained in either (i) the DGCL or (ii) the Certificate of Incorporation, may declare and pay dividends upon the shares of its capital stock. Dividends may be paid in cash, in property or in shares of the Corporation’s capital stock.

The Board may set apart, out of any of the funds of the Corporation available for dividends, a reserve or reserves for any proper purpose and may abolish any such reserve. Such purposes shall include but not be limited to equalizing dividends, repairing or maintaining any property of the Corporation, and meeting contingencies.

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7.8 Fiscal Year.

The fiscal year of the Corporation shall be the calendar year unless otherwise fixed by resolution of the Board, and may be changed by the Board.

7.9 Seal.

The Corporation may adopt a corporate seal, which shall be adopted and which may be altered by the Board. The Corporation may use the corporate seal by causing it or a facsimile or other electronic version thereof to be impressed or affixed or in any other manner reproduced.

7.10 Transfer of Stock.

Shares of stock of the Corporation shall be transferred on the books of the Corporation only by the holder of record thereof or by such holder’s attorney duly authorized in writing, upon surrender to the Corporation of the certificate or certificates representing such shares endorsed by the appropriate person or persons (or by delivery of duly executed instructions with respect to uncertificated shares), with such evidence of the authenticity of such endorsement or execution, transfer, authorization and other matters as the Corporation may reasonably require, and accompanied by all necessary stock transfer stamps. No transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing the names of the persons from and to whom it was transferred.

7.11 Stock Transfer Agreements.

The Corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes or series of stock of the Corporation to restrict the transfer of shares of stock of the Corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL or other applicable law.

7.12 Registered Stockholders.

The Corporation:

(i) shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends and to vote as such owner; and

(ii) shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Delaware.

7.13 Waiver of Notice.

Whenever notice is required to be given under any provision of the DGCL, the Certificate of Incorporation or these bylaws, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. All such waivers shall be kept with the books of the Corporation. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the Certificate of Incorporation or these bylaws.

7.14 Lock-up.

(i) Subject to Section 7.14(ii), the holders (the “Lock-up Holders”) of common stock of the Corporation issued as consideration pursuant to that certain Agreement and Plan of Merger entered into by and among the Corporation (formerly known as Welsbach Technology Metals Acquisition Corp.), WaveTech Group Inc., a Delaware corporation and wholly owned subsidiary of the Corporation (“Merger Sub”), and WaveTech Group, Inc. a Delaware corporation (the “Company”), dated as of October 31, 2022 (as amended from time to time, the “Merger Agreement”), which provides, among other things, for the merger of Merger Sub with and into the Company (the

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“Merger”) with the Company continuing as the surviving corporation of the Merger as a wholly owned subsidiary of the Corporation, may not, without the prior written consent of the Corporation:

(a) Transfer any Lock-up Shares until the end of the Lock-up Period;

(b) deposit any of the Lock-up Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect to any of the Lockup Shares that conflicts with any of the covenants or agreements set forth in this Section 7.14;

(c) enter into any swap, short sale, hedge or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Lock-up Shares; or

(d) make any demand for or exercise any right with respect to the registration of any shares of common stock of the Corporation or any security convertible into or exercisable or exchangeable for shares of common stock of the Corporation (collectively, the restrictions contained in paragraphs 7.14(i)(a) through (d) will hereinafter be referred to as the “Lock-up”).

(ii) Notwithstanding the provisions set forth in Section 7.14(i), during the Lock-Up Period the Lock-Up shall not apply to:

(a) the transfer of the Lock-up Shares: (1) if the Lock-up Holder or such Permitted Transferee is a natural person, (A) to any person related to the Lock-up Holder or such Permitted Transferee by blood or adoption (no more remote than first cousin) or by marriage or domestic partnership (a “Family Member”), or to a trust formed for the benefit of the Lock-up Holder or such Permitted Transferee or any of the Lock-up Holder’s or such Permitted Transferee’s Family Members, (B) to the Lock-up Holder’s or such Permitted Transferee’s estate, following the death of the Lock-up Holder or such Permitted Transferee, by will, intestacy or other operation of law, (C) by operation of law pursuant to a qualified domestic order or in connection with a divorce settlement or (D) to any partnership, corporation, limited liability company or other legal business entity which is controlled by the Lock-up Holder or such Permitted Transferee and/or by any such Family Member(s); (2) if the Lock-up Holder or such Permitted Transferee is a corporation, partnership or other business entity, (A) to another corporation, limited liability company, partnership or other business entity that is an affiliate (as defined under Rule 12b-2 of the Exchange Act) of the Lock-up Holder or such Permitted Transferee, including investment funds or other entities under common control with the Lock-up Holder or such Permitted Transferee, or (B) as a distribution or dividend to equity holders (including, without limitation, general or limited partners and members) of the Lock-up Holder or such Permitted Transferee (including upon the liquidation and dissolution of the Lock-up Holder pursuant to a plan of liquidation approved by the Lock-up Holder’s equity holders); or (3) if the Lock-up Holder or such Permitted Transferee is a trust, to any grantors or beneficiaries of the trust; provided, that in the case of any transfer or distribution pursuant to this clause (a), such transfer is not for value and each donee, heir, beneficiary or other transferee or distributee shall sign and deliver to the Lock-up Holder a lock-up agreement in the form of the lock-up agreement executed by the Lock-up Holder with respect to the Lock-up Shares that have been so transferred or distributed;

(b) the exercise of an option (including a net or cashless exercise of an option) to purchase shares of common stock of the Corporation, and any related transfer of shares of common stock of the Corporation to the Corporation for the purpose of paying the exercise price of such options or any related transfer of shares of common stock of the Corporation for paying taxes (including estimated taxes) due as a result of the exercise of such options (or the disposition to the Corporation of any shares of restricted stock granted pursuant to the terms of any employee benefit plan or restricted stock purchase agreement); provided, that for the avoidance of doubt, the underlying shares of common stock of the Corporation shall continue to be subject to the restrictions on transfer applicable to the Lock-up Shares;

(c) transfers for the net settlement of restricted stock units settled in shares of common stock of the Corporation to pay any tax withholding obligations; provided, that for the avoidance of doubt, the underlying shares of common stock of the Corporation shall continue to be subject to the restrictions on transfer applicable to the Lock-up Shares; or

(d) the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of common stock of the Corporation; provided, that such plan does not provide for any transfers of shares of common stock of the Corporation during the Lock-up Period; provided, further, that, with respect to each of (a), (b), (c) and (d) above, no filing by any party (including any donor, donee, transferor,

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transferee, distributor or distributee) under the Exchange Act (other than (i) a filing at any time on a Form 5 or (ii) a filing after the expiration of the Lock-up Period on a Schedule 13D or Schedule 13G (or Schedule 13D/A or Schedule 13G/A)), or other public announcement shall be required or shall be made voluntarily in connection with such transfer during the Lock-up Period (other than in respect of a required filing under the Exchange Act in connection with the exercise of an option to purchase shares of common stock of the Corporation following such individual’s termination of service relationship (including service as a director) with the Corporation that would otherwise expire during the Lock-up Period, provided that reasonable notice shall be provided to the Corporation prior to any such filing).

(iii) Notwithstanding the other provisions set forth in this Section 7.14, the Board may, in its sole discretion, determine to waive, amend, or repeal the Lock-up obligations set forth herein; provided, however, that this Section 7.14 shall not apply to fifty percent (50%) of the Lock-Up Shares held by the Lock-Up Holders if the Closing Price per share of the Corporation’s common stock equals or exceeds $12.50 for any twenty (20) Trading Days within any thirty (30) consecutive Trading Day period.

(iv) For purposes of this Section 7.14:

(a) the term “Lock-up Period” means the period beginning on the closing date of the Merger and ending on the date that is six (6) months following the closing date of the Merger;

(b) the term “Lock-up Shares” means the shares of the common stock of the Corporation issued to the Lock-up Holders pursuant to the Merger Agreement upon the closing of the Merger (together with any other equity securities of the Corporation the Lock-up Holder holds of record or beneficially as of the effective date of these bylaws; provided, however, that the Lock-up Shares shall not include any shares of common stock of the Corporation that the Lock-up Holders subscribe for and purchase from the Corporation in the private placement of the Corporation’s common stock at $10.00 per share which closed contemporaneously with the Merger);

(c) the term “Permitted Transferees” means, prior to the expiration of the Lock-up Period, any person or entity to whom such Lock-up Holder is permitted to transfer such shares of common stock prior to the expiration of the Lock-up Period pursuant to Section 7.14(ii);

(d) the term “Trading Day” means any day on which shares of the Corporation’s common stock is tradeable on the principal securities exchange or securities market on which the Corporation’s shares of common stock are then traded; and

(e) the term “Transfer” means to sell, assign, transfer (including by operation of law), place a lien on, pledge, hypothecate, grant an option to purchase, distribute, dispose of or otherwise encumber, any Lock-up Shares or otherwise enter into any contract, option or other arrangement or undertaking to do any of the foregoing.

7.15 Registration of Transfer.

The corporation shall refuse to register any transfer of shares of the corporation’s capital stock issued pursuant to an exemption from registration under Regulation S (“Regulation S”) under the Securities Act of 1933, as amended (the “Securities Act”), unless such transfer is made:

i. in accordance with the provisions of Regulation S;

ii. pursuant to registration under the Securities Act; or

iii. pursuant to an available exemption from registration.

Article VIII — Notice

8.1 Delivery of Notice; Notice by Electronic Transmission.

Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under any provisions of the DGCL, the Certificate of Incorporation, or these bylaws may be given in writing directed to the stockholder’s mailing address (or by electronic transmission directed to the stockholder’s electronic mail address, as applicable) as it appears on the records of the Corporation and shall be given (1) if mailed, when the notice is deposited in the U.S. mail, postage prepaid, (2) if delivered by courier

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service, the earlier of when the notice is received or left at such stockholder’s address or (3) if given by electronic mail, when directed to such stockholder’s electronic mail address unless the stockholder has notified the Corporation in writing or by electronic transmission of an objection to receiving notice by electronic mail. A notice by electronic mail must include a prominent legend that the communication is an important notice regarding the Corporation.

Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these bylaws shall be effective if given by a form of electronic transmission consented to by the stockholder to whom the notice is given. Any such consent shall be revocable by the stockholder by written notice or electronic transmission to the Corporation. Notwithstanding the provisions of this paragraph, the Corporation may give a notice by electronic mail in accordance with the first paragraph of this section without obtaining the consent required by this paragraph.

Any notice given pursuant to the preceding paragraph shall be deemed given:

(i) if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice;

(ii) if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and

(iii) if by any other form of electronic transmission, when directed to the stockholder.

Notwithstanding the foregoing, a notice may not be given by an electronic transmission (including electronic mail) from and after the time that (1) the Corporation is unable to deliver by such electronic transmission two consecutive notices given by the Corporation and (2) such inability becomes known to the Secretary or an Assistant Secretary of the Corporation or to the transfer agent, or other person responsible for the giving of notice, provided, however, the inadvertent failure to discover such inability shall not invalidate any meeting or other action.

An affidavit of the Secretary or an Assistant Secretary or of the transfer agent or other agent of the Corporation that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

Article IX — Indemnification

9.1 Power to Indemnify in Actions, Suits or Proceedings other than Those by or in the Right of the Corporation.

Subject to Section 9.3 and Section 9.11, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to or is otherwise involved (as a witness or otherwise) in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), by reason of the fact that such person is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

9.2 Power to Indemnify in Actions, Suits or Proceedings by or in the Right of the Corporation.

Subject to Section 9.3 and Section 9.11, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to or is otherwise involved (as a witness or otherwise) in any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation; except that no indemnification shall be

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made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity by the Corporation for such expenses which the Court of Chancery or such other court shall deem proper.

9.3 Authorization of Indemnification.

Any indemnification under this Article IX (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the present or former director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 9.1 or Section 9.2, as the case may be. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (iv) by the stockholders. Such determination shall be made, with respect to former directors and officers, by any person or persons having the authority to act on the matter on behalf of the Corporation. To the extent, however, that a present or former director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith, without the necessity of authorization in the specific case.

9.4 Good Faith Defined.

For purposes of any determination under Section 9.3, a person shall be deemed to have acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe such person’s conduct was unlawful, if such person’s action is based on the records or books of account of the Corporation or another enterprise, or on information supplied to such person by the officers of the Corporation or another enterprise in the course of their duties, or on the advice of legal counsel for the Corporation or another enterprise or on information or records given or reports made to the Corporation or another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Corporation or another enterprise. The provisions of this Section 9.4 shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standard of conduct set forth in Section 9.1 or 9.2, as the case may be.

9.5 Indemnification by a Court.

Notwithstanding any contrary determination in the specific case under Section 9.3, and notwithstanding the absence of any determination thereunder, any director or officer may apply to the Court of Chancery of the State of Delaware or any other court of competent jurisdiction in the State of Delaware for indemnification to the extent otherwise permissible under Section 9.1 or 9.2; provided, that if no determination has been made pursuant to Section 9.3, no such application shall be permitted unless and until thirty (30) days shall have elapsed from the date such director or officer shall have notified the Corporation in writing requesting such determination. The basis of such indemnification by a court shall be a determination by such court that indemnification of the director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 9.1 or Section 9.2, as the case may be. Neither a contrary determination in the specific case under Section 9.3 nor the absence of any determination thereunder shall be a defense to such application or create a presumption that the director or officer seeking indemnification has not met any applicable standard of conduct. Notice of any application for indemnification pursuant to this Article IX shall be given to the Corporation promptly upon the filing of such application. If successful, in whole or in part, the director or officer seeking indemnification shall also be entitled to be paid the expense of prosecuting such application.

9.6 Expenses Payable in Advance.

Subject to Section 9.11, expenses (including without limitation attorneys’ fees) incurred by a current or former director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding to which such person is a party or is threatened to be made a party or otherwise involved as a witness or otherwise by reason of the fact that such person is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or

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was serving at the request of the Corporation as a director, officer, employee or agent of another enterprise, shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such current or former director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized in this Article IX.

9.7 Nonexclusivity of Indemnification and Advancement of Expenses.

The indemnification and advancement of expenses provided by, or granted pursuant to, this Article IX shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Certificate of Incorporation, these bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action on another capacity while holding such office, it being the policy of the Corporation that indemnification of the persons specified in Section 9.1 or 9.2 shall be made to the fullest extent permitted by law. The provisions of this Article IX shall not be deemed to preclude the indemnification of any person who is not specified in Section 9.1 or Section 9.2 but whom the Corporation has the power or obligation to indemnify under the provisions of the DGCL, or otherwise.

9.8 Insurance.

The Corporation may purchase and maintain insurance on behalf of any person who is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power or the obligation to indemnify such person against such liability under the provisions of this Article IX.

9.9 Certain Definitions.

For purposes of this Article IX, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors or officers, so that any person who is or was a director or officer of such constituent corporation, or is or was a director or officer of such constituent corporation serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, shall stand in the same position under the provisions of this Article IX with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued. The term “another enterprise” as used in this Article IX shall mean any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise of which such person is or was serving at the request of the Corporation as a director, officer, employee or agent. For purposes of this Article IX, references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director or officer with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article IX.

9.10 Survival of Indemnification and Advancement of Expenses.

The indemnification and advancement of expenses provided by, or granted pursuant to, this Article IX shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

9.11 Limitation on Indemnification.

Notwithstanding anything contained in this Article IX to the contrary, except for proceedings to enforce rights to indemnification (which shall be governed by Section 9.5) or advancement of expenses (which shall be governed by Section 9.6), the Corporation shall not be obligated to indemnify any current or former director or officer (or his or her heirs, executors or personal or legal representatives) or advance expenses in connection with a proceeding (or part thereof) initiated by such person or in defending any counterclaim, cross-claim, affirmative defense, or like claim by the Corporation in such proceeding unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors of the Corporation.

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9.12 Indemnification of Employees and Agents.

The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article IX to directors and officers of the Corporation.

9.13 Primacy of Indemnification.

Notwithstanding that a director or officer (or, to the extent authorized pursuant to Section 9.12 from time to time, an employee or agent) of the Corporation (collectively, the “Covered Persons”) may have certain rights to indemnification, advancement of expenses and/or insurance provided by other persons (collectively, the “Other Indemnitors”), with respect to the rights to indemnification, advancement of expenses and/or insurance set forth herein, the Corporation: (i) shall be the indemnitor of first resort (i.e., its obligations to Covered Persons are primary and any obligation of the Other Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by Covered Persons are secondary); and (ii) shall be required to advance the full amount of expenses incurred by Covered Persons and shall be liable for the full amount of all liabilities, without regard to any rights Covered Persons may have against any of the Other Indemnitors. No advancement or payment by the Other Indemnitors on behalf of Covered Persons with respect to any claim for which Covered Persons have sought indemnification from the Corporation shall affect the immediately preceding sentence, and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of Covered Persons against the Corporation. Notwithstanding anything to the contrary herein, the obligations of the Corporation under this Section 9.13 shall only apply to Covered Persons in their capacity as Covered Persons.

Article X — Amendments

The Board is expressly empowered to adopt, amend or repeal the bylaws of the Corporation. The stockholders also shall have power to adopt, amend or repeal the bylaws of the Corporation; provided, however, that such action by stockholders shall require, in addition to any other vote required by the Certificate of Incorporation or applicable law, the affirmative vote of the holders of at least two-thirds of the voting power of all the then-outstanding shares of voting stock of the Corporation with the power to vote generally in an election of directors, voting together as a single class.

Article XI — Definitions

As used in these bylaws, unless the context otherwise requires, the following terms shall have the following meanings:

An “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, including the use of, or participation in, one or more electronic networks or databases (including one or more distributed electronic networks or databases), that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

An “electronic mail” means an electronic transmission directed to a unique electronic mail address (which electronic mail shall be deemed to include any files attached thereto and any information hyperlinked to a website if such electronic mail includes the contact information of an officer or agent of the Corporation who is available to assist with accessing such files and information).

An “electronic mail address” means a destination, commonly expressed as a string of characters, consisting of a unique user name or mailbox (commonly referred to as the “local part” of the address) and a reference to an internet domain (commonly referred to as the “domain part” of the address), whether or not displayed, to which electronic mail can be sent or delivered.

The term “person” means any individual, general partnership, limited partnership, limited liability company, corporation, trust, business trust, joint stock company, joint venture, unincorporated association, cooperative or association or any other legal entity or organization of whatever nature, and shall include any successor (by merger or otherwise) of such entity.

* * * * *

Adopted as of: [•], 2023

Last amended as of: N/A

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Annex D

Key Executive Alignment Program

[•]

Annex D-1

Annex E

REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement (this “Agreement”) is entered into as of the ___ day of __________, 2022, and made effective as of the Closing Date, by and among Welsbach Technology Metals Acquisition Corp., a Delaware corporation (“WTMA” or following the Closing Date, the “Company”), Welsbach Acquisition Holdings LLC, a Delaware limited liability company (the “Sponsor”), the PIPE Investors (as defined in the Business Combination Agreement) and the other undersigned parties listed under Sponsor Investors on Exhibit A hereto, (together with the Sponsor and the PIPE Investors, the “Sponsor Investors”) and the undersigned parties listed on Exhibit B hereto (the “WaveTech Investors”). The Sponsor Investors, the WaveTech Investors and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2 of this Agreement are each referred to herein as a “Holder” and collectively as the “Holders.”

RECITALS

Whereas, on the date hereof, the Company has entered into that certain Business Combination Agreement (the “Business Combination Agreement”), by and among WTMA, WTMA Merger Subsidiary Corp., a Delaware corporation, and WaveTech Group, Inc, a Delaware corporation.

Whereas, upon the closing of the transactions (the “Transactions”) contemplated by the Business Combination Agreement, the Sponsor Investors and WaveTech Investors, among others, shall own a certain number of Common Shares of the Company (the “Common Stock”).

Whereas, on December 27, 2021, WTMA and the Sponsor Investors entered into that certain Registration Rights Agreement (the “Existing Registration Rights Agreement”), pursuant to which WTMA granted the Sponsor Investors certain registration rights with respect to securities of WTMA.

Whereas, in connection with the execution of this Agreement, the Sponsor Investors, WTMA and Sponsor have agreed to terminate the Existing Registration Rights Agreement pursuant to the terms of the Sponsor Support and Lock-Up Agreement, entered into on the date hereof; and

Whereas, the Company/WTMA, the Sponsor Investors and the WaveTech Investors desire to enter into this Agreement in order to provide the Holders with registration rights with respect to the Registrable Securities (as defined herein) on the terms set forth herein.

Now, Therefore, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.      DEFINITIONS. The following capitalized terms used herein have the following meanings:

“Adverse Disclosure” means any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or Chief Financial Officer of the Company, after consultation with counsel to the Company, (a) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus in the light of the circumstances under which they were made) not misleading, (b) would not be required to be made at such time if the Registration Statement were not being filed, and (c) either (i) could reasonably be expected to have a material adverse effect on the Company’s ability to effect a material proposed acquisition, disposition, financing, reorganization, recapitalization or similar transaction or (ii) relates to information the accuracy of which has yet to be determined by the Company or which is the subject of an ongoing investigation or inquiry; provided that the Company takes all action as necessary to as expeditiously as possible make such determination and conclude such investigation or inquiry.

“Aggregate Blocking Period” has the meaning given in Section 2.4.

“Agreement” has the meaning given in the Preamble hereto.

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“Block Trade” means an offering and/or sale of Registrable Securities by any Holder on a block trade or underwritten basis (whether firm commitment or otherwise) without substantial marketing efforts prior to pricing, including, without limitation, a same day trade, overnight trade or similar transaction.

“Board” means the Board of Directors of the Company.

“Business Combination Agreement” has the meaning given in the Recitals hereto.

“Claims” shall have the meaning given in subsection 4.1.1.

“Closing Date” shall mean the date of this Agreement.

“Commission” means the Securities and Exchange Commission, or any other Federal agency then administering the Securities Act or the Exchange Act.

“Commission Guidance” means (i) any publicly-available written or oral guidance of the Commission staff, or any comments, requirements or requests of the Commission staff and (ii) the Securities Act.

“Common Stock” has the meaning given in the Recitals hereto.

“Company” has the meaning given in the Preamble hereto.

“Company Shelf Take Down Notice” shall have the meaning given in subsection 2.1.3.

“Demand Registration” has the meaning given in subsection 2.2.1.

“Demanding Holder” means, as applicable, (a) the applicable Holders making a written demand for the Registration of Registrable Securities pursuant to subsection 2.2.1 or (b) the applicable Holders making a written demand for a Shelf Underwritten Offering of Registrable Securities pursuant to subsection 2.1.3.

“Effectiveness Deadline” has the meaning given in subsection 2.1.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

“Existing Registration Rights Agreement” has the meaning given in the Recitals hereto.

“Form S-1 Shelf” has the meaning given in subsection 2.1.1.

“Form S-3 Shelf” has the meaning given in subsection 2.1.1.

“Holder” has the meaning given in the Preamble.

“WaveTech Investors” has the meaning given in the Preamble.

“Maximum Number of Securities” has the meaning given in subsection 2.2.4.

“Minimum Amount” has the meaning given in subsection 2.1.3.

“Misstatement” means an untrue statement of a material fact or an omission to state a material fact required to be stated therein, or necessary to make the statements therein (in the case of any Prospectus and any preliminary Prospectus, in the light of the circumstances under which they were made) not misleading.

“Piggy-back Registration” has the meaning given in subsection 2.3.1.

“Pro Rata” has the meaning given in Section 2.2.4.

“Prospectus” means the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” means (a) any outstanding share of Common Stock or any other equity security (including shares of Common Stock issued or issuable upon the exercise of any other equity security) of the Company held by a Holder as of the date of this Agreement or hereafter acquired by a Holder in connection

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with the Transactions, and (b) any other equity security of the Company issued or issuable with respect to any such share of Common Stock referred to in the foregoing clause (a) by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities when: (i) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (ii) such securities shall have been otherwise transferred, and new certificates or book entry positions for such securities not bearing (or book entry positions not subject to) a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (iii) such securities shall have ceased to be outstanding; or (iv) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” means a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” means the out-of-pocket expenses of a Registration, including, without limitation, the following:

(a) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the Common Stock is then listed;

(b) fees and expenses of compliance with securities or blue-sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(c) printing, messenger, telephone, delivery and road show or other marketing expenses;

(d) reasonable fees and disbursements of counsel for the Company;

(e) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(f) reasonable fees and expenses of one (1) legal counsel selected by either (i) the majority-in-interest of the Demanding Holders (and any local or foreign counsel) initiating a Demand Registration or Shelf Underwritten Offering (including, without limitation, a Block Trade), or (ii) of a majority-in-interest of participating Holders under Section 2.3 if the Registration was initiated by the Company for its own account or that of a Company stockholder other than pursuant to rights under this Agreement, in each case to be registered for offer and sale in the applicable Registration.

“Registration Statement” means any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Removed Shares” has the meaning given in Section 2.6.

“Requesting Holder” has the meaning given in subsection 2.2.1.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

“Shelf Take Down Notice” shall have the meaning given in subsection 2.1.3.

“Shelf Underwritten Offering” shall have the meaning given in subsection 2.1.3.

“Sponsor” shall have the meaning given in the Preamble.

“Sponsor Investors” has the meaning given in the Preamble hereto.

“Transactions” shall have the meaning given in the Recitals hereto.

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“Transfer” means to, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any interest owned by a person or any interest (including a beneficial interest) in, or the ownership, control or possession of, any interest owned by a person.

“Underwriter” means a securities dealer who purchases any Registrable Securities as principal in an underwritten offering and not as part of such dealer’s market-making activities.

“Underwritten Registration” or “Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

2.      REGISTRATION RIGHTS.

2.1 Shelf Registration.

2.1.1 The Company shall, as soon as practicable, but in any event within thirty (30) days after the Closing Date, file a Registration Statement under the Securities Act to permit the public resale of all the Registrable Securities held by the Holders from time to time as permitted by Rule 415 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect) on the terms and conditions specified in this subsection 2.1.1 and shall use its reasonable best efforts to cause such Registration Statement to be declared effective as soon as practicable after the filing thereof, but in no event later than sixty (60) days following the filing deadline (the “Effectiveness Deadline”); provided that the Effectiveness Deadline shall be extended to ninety (90) days after the filing deadline if the Registration Statement is reviewed by, and receives comments from, the Commission. The Registration Statement filed with the Commission pursuant to this subsection 2.1.1 shall be on a shelf registration statement on Form S-1 (a “Form S-1 Shelf”) or such other form of registration statement as is then available to effect a registration for resale of such Registrable Securities, covering such Registrable Securities, and shall contain a Prospectus in such form as to permit any Holder to sell such Registrable Securities pursuant to Rule 415 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect) at any time beginning on the effective date for such Registration Statement. A Registration Statement filed pursuant to this subsection 2.1.1 shall provide for the resale pursuant to any method or combination of methods legally available to, and requested by, the Holders. The Company shall use its best efforts to cause a Registration Statement filed pursuant to this subsection 2.1.1 to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another Registration Statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities. As soon as practicable following the effective date of a Registration Statement filed pursuant to this subsection 2.1.1, but in any event within one (1) business day of such date, the Company shall notify the Holders of the effectiveness of such Registration Statement. When effective, a Registration Statement filed pursuant to this subsection 2.1.1 (including the documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any Prospectus contained in such Registration Statement, in the light of the circumstances under which such statement is made).

2.1.2 The Company shall use its best efforts to convert the Form S-1 Shelf filed pursuant to subsection 2.1.1 to a shelf registration statement on Form S-3 (a “Form S-3 Shelf”) as promptly as practicable after the Company is eligible to use a Form S-3 Shelf and have the Form S-3 Shelf declared effective as promptly as practicable and to cause such Form S-3 Shelf to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another Registration Statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities.

2.1.3 At any time and from time to time following the effectiveness of the shelf registration statement required by subsection 2.1.1 or subsection 2.1.2, any Holder may request to sell all or a portion of their Registrable Securities in an underwritten offering that is registered pursuant to such shelf registration statement, including a Block Trade (a “Shelf Underwritten Offering”); provided that such Holder(s) reasonably expects to sell Registrable Securities yielding aggregate gross proceeds in excess of $15,000,000 from such Shelf Underwritten Offering (the “Minimum Amount”). All requests for a Shelf Underwritten Offering shall be made by giving written notice to the

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Company (the “Shelf Take Down Notice”). Each Shelf Takedown Notice shall specify the approximate number of Registrable Securities proposed to be sold in the Shelf Underwritten Offering and the expected price range (net of underwriting discounts and commissions) of such Shelf Underwritten Offering. Within three (3) days after receipt of any Shelf Take Down Notice, the Company shall give written notice of such requested Shelf Underwritten Offering to all other Holders of Registrable Securities (the “Company Shelf Takedown Notice”) and, subject to the provisions of subsection 2.2.4, shall include in such Shelf Underwritten Offering all Registrable Securities with respect to which the Company has received written requests for inclusion therein, within five (5) days after sending the Company Shelf Takedown Notice, or, in the case of a Block Trade, as provided in Section 2.5. The Company shall enter into an underwriting agreement in a form as is customary in Underwritten Offerings of securities by the Company with the managing Underwriter or Underwriters selected by the Holders after consultation with the Company and shall take all such other reasonable actions as are requested by the managing Underwriter or Underwriters in order to expedite or facilitate the disposition of such Registrable Securities. In connection with any Shelf Underwritten Offering contemplated by this subsection 2.1.3, subject to Section 3.3 and Article IV, the underwriting agreement into which each Holder and the Company shall enter shall contain such representations, covenants, indemnities and other rights and obligations as are customary in underwritten offerings of securities by the Company. Any Shelf Underwritten Offering effected pursuant to this subsection 2.1.3 shall be counted as a Registration for purposes of the limit on the number of Registrations that can be effected under Section 2.2 hereof.

2.2 Demand Registration.

2.2.1 Request for Registration. Subject to the provisions of subsection 2.2.5 and Sections 2.4 and 3.4 hereof, if at any time and from time to time on or after the date that is thirty (30) days after the Closing Date the Form S-1 Shelf or the Form S-3 Shelf is not effective under the Securities Act, then either of (a) Sponsor Investors holding at least a majority in interest of the then-outstanding number of Registrable Securities held by the Sponsor Investors (the “Sponsor Demanding Holders”), or (b) WaveTech Investors holding at least a majority in interest of the then-outstanding number of Registrable Securities held by the WaveTech Investors (the foregoing (a) and (b), individually or together, as applicable, the “Demanding Holders”), may make a written demand for Registration of all or part of their Registrable Securities on (i) Form S-1 or (ii) if available, Form S-3, which in the case of either clause (i) or (ii), may be a shelf registration statement filed pursuant to Rule 415 under the Securities Act, which written demand shall describe the amount and type of securities to be included in such Registration (which such Holders reasonably expect to sell in a transaction that will yield gross proceeds in excess of $15,000,000) and the intended method(s) of distribution thereof (such written demand a “Demand Registration”). The Company shall, promptly following the Company’s receipt of a Demand Registration, notify, in writing, all other Holders of Registrable Securities of such demand, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in a Registration pursuant to a Demand Registration (each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Registration, a “Requesting Holder”) shall so notify the Company, in writing, within five (5) days after the receipt by the Holder of the notice from the Company. For the avoidance of doubt, to the extent a Requesting Holder also separately possesses Demand Registration rights pursuant to this Section 2.2, but is not the Holder who exercises such Demand Registration rights, the exercise by such Requesting Holder of its rights pursuant to the foregoing sentence shall not count as the exercise by it of one of its Demand Registration rights. Upon receipt by the Company of any such written notification from a Requesting Holder(s) to the Company, subject to subsection 2.2.4 below, such Requesting Holder(s) shall be entitled to have their Registrable Securities included in a Registration pursuant to a Demand Registration and the Company shall effect, as soon thereafter as practicable, but not more than forty five (45) days immediately after the Company’s receipt of the Demand Registration, the Registration of all Registrable Securities requested by the Demanding Holders and Requesting Holders pursuant to such Demand Registration. The Company shall not be obligated to effect more than (1) an aggregate of two (2) Registrations pursuant to a Demand Registration or a Shelf Underwritten Offering initiated by the Sponsor Investors and (2) an aggregate of two (2) Registrations pursuant to a Demand Registration or a Shelf Underwritten Offering initiated by the WaveTech Investors, in each case under subsection 2.1.3 or this subsection 2.2.1 with respect to any or all Registrable Securities; provided, however, that a Registration shall not be counted for such purposes unless a Registration Statement that may be available at such time has become effective and all of the Registrable Securities requested by the Demanding Holders and the Requesting Holders to be registered on behalf of the Demanding Holders and the Requesting Holders in such Registration have been sold, in accordance with Section 3.1 of this Agreement.

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2.2.2 Effective Registration. Notwithstanding the provisions of subsection 2.2.1 above or any other part of this Agreement, a Registration pursuant to a Demand Registration shall not count as a Registration unless and until (a) the Registration Statement filed with the Commission with respect to a Registration pursuant to a Demand Registration has been declared effective by the Commission and (b) the Company has complied with all of its obligations under this Agreement with respect thereto; provided that if, after such Registration Statement has been declared effective, an offering of Registrable Securities in a Registration pursuant to a Demand Registration is subsequently interfered with by any stop order or injunction of the Commission, federal or state court or any other governmental agency, the Registration Statement with respect to such Registration shall be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) a majority-in-interest of the Demanding Holders initiating such Demand Registration thereafter affirmatively elect to continue with such Registration and accordingly notify the Company in writing, but in no event later than five (5) days after the removal, rescission or other termination of such stop order or injunction, of such election; provided, further, that the Company shall not be obligated or required to file another Registration Statement until the Registration Statement that has been previously filed with respect to a Registration pursuant to a Demand Registration by the same Holder becomes effective or is subsequently terminated.

2.2.3 Underwritten Offering. Subject to the provisions of subsection 2.2.4 and Sections 2.4 and 3.4 hereof, if a majority-in-interest of the Demanding Holders so advise the Company as part of their Demand Registration that the offering of the Registrable Securities pursuant to such Demand Registration shall be in the form of an Underwritten Offering, then the right of such Demanding Holder or Requesting Holder (if any) to include its Registrable Securities in such Registration shall be conditioned upon such Holder’s participation in such Underwritten Offering and the inclusion of such Holder’s Registrable Securities in such Underwritten Offering to the extent provided herein. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.2.3, subject to Section 3.3 and Section 4, shall enter into an underwriting agreement in customary form with the Company and the Underwriter(s) selected for such Underwritten Offering by the majority-in-interest of the Demanding Holders initiating the Demand Registration, which Underwriter(s) shall be reasonably satisfactory to the Company.

2.2.4 Reduction of Underwritten Offering. If a Demand Registration is to be an Underwritten Offering and the managing Underwriter or Underwriters, in good faith, advises the Company, the Demanding Holders and the Requesting Holders (if any) in writing that, in its opinion, the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other Common Stock or other equity securities that the Company desires to sell for its own account and the Common Stock, if any, as to which a Registration has been requested pursuant to separate written contractual piggy-back registration rights held by any other stockholders of the Company who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in such Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, as follows: (a) first, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata based on the total amount of Registrable Securities held by each such Demanding Holder and Requesting Holder (if any) (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Securities; (b) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (a), the Common Stock or other equity securities that the Company desires to sell for its own account, which can be sold without exceeding the Maximum Number of Securities; and (c) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (a) and (b), the Common Stock or other equity securities of other persons or entities that the Company is obligated to register in a Registration pursuant to separate written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Securities.

2.2.5 Demand Registration Withdrawal. A Demanding Holder or a Requesting Holder shall have the right to withdraw all or a portion of its Registrable Securities included in a Demand Registration pursuant to subsection 2.2.1 or a Shelf Underwritten Offering pursuant to subsection 2.1.3 for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of its intention to so withdraw at any time prior to (a) in the case of a Demand Registration not involving an Underwritten Offering, the effectiveness of the applicable Registration Statement or (b) in the case of any Demand Registration involving an Underwritten Offering or any Shelf Underwritten Offering, prior to the pricing of such Underwritten Offering or Shelf Underwritten

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Offering; provided, however, that upon withdrawal by a majority-in-interest of the Demanding Holders initiating a Demand Registration (or in the case of a Shelf Underwritten Offering, withdrawal of an amount of Registrable Securities included by the Holders in such Shelf Underwritten Offering, in their capacity as Demanding Holders, being less than the Minimum Amount), the Company shall cease all efforts to secure effectiveness of the applicable Registration Statement or complete the Underwritten Offering, as applicable. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Registration pursuant to a Demand Registration or a Shelf Underwritten Offering prior to and including its withdrawal under this subsection 2.2.5.

2.3 Piggy-back Registration.

2.3.1 Piggy-back Rights. If the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company including, without limitation, pursuant to Section 2.2 hereof), other than a Registration Statement (a) filed in connection with any employee stock option or other benefit plan, (b) for an exchange offer or offering of securities solely to the Company’s existing stockholders, (c) for an offering of debt that is convertible into equity securities of the Company, (d) for a dividend reinvestment plan, or (e) filed pursuant to subsection 2.1.1, then the Company shall give written notice of such proposed filing to all of the Holders of Registrable Securities as soon as practicable but not less than twenty (20) days (or, in the case of a Block Trade, three (3) business days) before the anticipated filing date of such Registration Statement, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution (including whether such registration will be pursuant to a shelf registration statement), and the proposed price and name of the proposed managing Underwriter or Underwriters, if any, in such offering, (B) such Holders’ rights under this Section 2.3 and (C) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within ten (10) days after receipt of such written notice (or in the case of a Block Trade, within two (2) business days) (such Registration a “Piggy-back Registration”). The Company shall, in good faith, cause such Registrable Securities identified in a Holder’s response noticed described in the foregoing sentence to be included in such Piggy-back Registration and shall use its best efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering, if any, to permit the Registrable Securities requested by the Holders pursuant to this subsection 2.3.1 to be included in a Piggy-back Registration on the same terms and conditions as any similar securities of the Company or Company stockholder(s) for whose account the Registration Statement is to be filed included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.3.1, subject to Section 3.3 and Section 4, shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company or Company stockholder(s) for whose account the Registration Statement is to be filed. For purposes of this Section 2.3, the filing by the Company of an automatic shelf registration statement for offerings pursuant to Rule 415(a) that omits information with respect to any specific offering pursuant to Rule 430B shall not trigger any notification or participation rights hereunder until such time as the Company amends or supplements such Registration Statement to include information with respect to a specific offering of Securities (and such amendment or supplement shall trigger the notice and participation rights provided for in this Section 2.3).

2.3.2 Reduction of Offering. If the managing Underwriter or Underwriters for a Piggy-back Registration that is to be an Underwritten Offering advises the Company and the Holders of Registrable Securities in writing that the dollar amount or number of shares of Common Stock or other equity securities which the Company desires to sell, taken together with shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, the Registrable Securities as to which registration has been requested under this Section 2.3, and the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to the written contractual piggy-back registration rights of other that persons or entities other than the Holders of Registrable Securities hereunder, exceeds the Maximum Number of Securities, then the Company shall include in any such registration:

a) If the Registration or registered offering is undertaken for the Company’s account: (A) first, the shares of Common Stock or other equity securities, that the Company desires to sell for its own account, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number

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of Securities has not been reached under the foregoing clause (A), the Registrable Securities of the Holders exercising their rights to register their Registrable Securities pursuant to Section 2.3.1, Pro Rata, that can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities, if any, as to which Registration has been requested pursuant to written contractual piggy-back registration rights of other stockholders of the Company that can be sold without exceeding the Maximum Number of Securities; and

b) If the Registration is a “demand” registration undertaken at the demand of persons or entities other than either the Holders of Registrable Securities, (A) first, the shares of Common Stock or other equity securities for the account of the demanding persons, other than the Holders of Registrable Securities, that can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.3.2, Pro Rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), collectively the Common Stock or other equity securities that the Company desires to sell for its own account, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), Common Stock or other equity securities for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities.

2.3.3 Piggy-back Registration Withdrawal. Any Holder of Registrable Securities shall have the right to withdraw all or any portion of its Registrable Securities in a Piggy-back Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw such Registrable Securities from such Piggy-back Registration prior to (a) in the case of a Piggy-back Registration not involving an Unwritten Offering or Shelf Underwritten Offering, the effectiveness of the applicable Registration Statement or (b), in the case of any Piggy-back Registration involving an Underwritten Offering or any Shelf Underwritten Offering, prior to the pricing of such Underwritten Offering or Shelf Underwritten Offering. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggy-back Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggy-back Registration prior to and including its withdrawal under this subsection 2.3.3.

2.3.4 Unlimited Piggy-back Registration Rights. For purposes of clarity, any Registration effected pursuant to Section 2.3 hereof shall not be counted as a Registration pursuant to a Demand Registration effected under Section 2.2 hereof or a Shelf Underwritten Offering effected under subsection 2.1.3.

2.4 Restrictions on Registration Rights. If (a) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a Company initiated Registration and provided that the Company has delivered written notice to the Holders prior to receipt of a Demand Registration pursuant to subsection 2.2.1 and it continues to actively employ, in good faith, all reasonable efforts to cause the applicable Registration Statement to become effective; (b) the Holders have requested an Underwritten Registration and the Company and the Holders are unable to obtain the commitment of underwriters to firmly underwrite the offer; or (c) in the good faith judgment of the Board such Registration would be seriously detrimental to the Company and the Board concludes as a result that it is essential to defer the filing of such Registration Statement at such time, then in each case the Company shall furnish to such Holders a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board it would be seriously detrimental to the Company for such Registration Statement to be filed in the near future and that it is therefore essential to defer the filing of such Registration Statement. In such event, the Company shall have the right to defer such filing for a period of not more than ninety (90) days; provided, however, that the Company shall not defer its obligation in this manner more than once in any twelve (12)-month period (the “Aggregate Blocking Period”).

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2.5 Block Trades. Notwithstanding any other provision of this Section 2, but subject to Sections 2.4 and 3.4, if the Holders desire to effect a Block Trade, then notwithstanding any other time periods in this Section 2, the Holders shall provide written notice to the Company at least five (5) business days prior to the date such Block Trade will commence. As expeditiously as possible, the Company shall use its reasonable best efforts to facilitate such Block Trade. The Holders shall use reasonable best efforts to work with the Company and the Underwriters (including by disclosing the maximum number of Registrable Securities proposed to be the subject of such Block Trade) in order to facilitate preparation of the Registration Statement, Prospectus and other offering documentation related to the Block Trade and any related due diligence and comfort procedures. In the event of a Block Trade, and after consultation with the Company, the Demanding Holders and the Requesting Holders (if any) shall determine the Maximum Number of Securities, the underwriter or underwriters and share price of such offering. Notwithstanding anything to the contrary in this Agreement, Section 2.3 shall not apply to a Block Trade initiated by a Demanding Holder pursuant to this Agreement. In any twelve (12) month period, the Company shall not be obligated to effect more than (x) three (3) Block Trade demanded by the Sponsor Investors and (y) three (3) Block Trade demanded by the WaveTech Investors. For the avoidance of doubt, any Block Trade effected pursuant to this Section 2.5 shall not be counted as a demand for an Underwritten Offering. The Demanding Holder in a Block Trade shall have the right to select the Underwriters for such Block Trade (which shall consist of one or more reputable nationally recognized investment banks).

2.6 Rule 415; Removal. If at any time the Commission takes the position that the offering of some or all of the Registrable Securities in a Registration Statement on Form S-3 filed pursuant to this Section 2 is not eligible to be made on a delayed or continuous basis under the provisions of Rule 415 under the Securities Act (provided, however, the Company shall be obligated to use diligent efforts to advocate with the Commission for the registration of all of the Registrable Securities in accordance with the Commission Guidance, including without limitation, Compliance and Disclosure Interpretation 612.09) or requires a Sponsor Investor or WaveTech Investor to be named as an “underwriter,” the Company shall (i) promptly notify each Holder of Registrable Securities thereof and (ii) use reasonable best efforts to persuade the SEC that the offering contemplated by such Registration Statement is a valid secondary offering and not an offering “by or on behalf of the issuer” as defined in Rule 415 and that none of the Sponsor Investors or WaveTech Investors is an “underwriter.” The Holders shall have the right to select one legal counsel designated by the Holders of a majority of the Registrable Securities subject to such Registration Statement to review and oversee any registration or matters pursuant to this Section 2.6, including participation in any meetings or discussions with the Commission regarding the Commission’s position and to comment on any written submission made to the Commission with respect thereto. No such written submission with respect to this matter shall be made to the Commission to which the applicable Holders’ counsel reasonably objects. In the event that, despite the Company’s reasonable best efforts and compliance with the terms of this Section 2.6, the Commission refuses to alter its position, the Company shall (i) remove from such Registration Statement such portion of the Registrable Securities (the “Removed Shares”) and/or (ii) agree to such restrictions and limitations on the registration and resale of the Registrable Securities as the Commission may require to assure the Company’s compliance with the requirements of Rule 415; provided, however, that the Company shall not agree to name any Sponsor Investor or WaveTech Investor as an “underwriter” in such Registration Statement without the prior written consent of such Sponsor Investor or WaveTech Investor. In the event of a share removal pursuant to this Section 2.6, the Company shall give the applicable Holders at least five (5) days prior written notice along with the calculations as to such Holder’s allotment. Any removal of shares of the Holders pursuant to this Section 2.6 shall first be applied to Holders other than the Sponsor Investors or WaveTech Investors with securities registered for resale under the applicable Registration Statement and thereafter allocated between the Sponsor Investors or WaveTech Investors on a Pro Rata basis based on the aggregate amount of Registrable Securities held by the Sponsor Investors or WaveTech Investors. In the event of a share removal of the Holders pursuant to this Section 2.6, the Company shall promptly register the resale of any Removed Shares pursuant to subsection 2.1.2 hereof and in no event shall the filing of such Registration Statement on Form S-1 or subsequent Registration Statement on Form S-3 filed pursuant to the terms of subsection 2.1.2 be counted as a Demand Registration hereunder. Until such time as the Company has registered all of the Removed Shares for resale pursuant to Rule 415 on an effective Registration Statement, the Company shall not be able to defer the filing of a Registration Statement pursuant to Section 2.4 hereof.

In the case of a Form S-1 Shelf filed to register the resale of Removed Shares, upon such date as the Company becomes eligible to register all of the Removed Shares for resale on a Form S-3 Shelf pursuant to the Commission Guidance and, if applicable, without a requirement that any of the Sponsor Investors or WaveTech Investors be named as an “underwriter” therein, the Company shall use its best efforts to file a Form S-3 Shelf as promptly as

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practicable to replace the applicable Form S-1 Shelf and have the Form S-3 Shelf declared effective as promptly as practicable and to cause such Form S-3 Shelf to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another Registration Statement is available, for the resale of all the Registrable Securities thereunder held by the applicable Holders until all such Registrable Securities have ceased to be Registrable Securities.

3.      COMPANY PROCEDURES.

3.1 General Procedures. If the Company is required to effect the Registration of Registrable Securities, the Company shall use its best efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as possible:

3.1.1 prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have been sold;

3.1.2 prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by the Holders or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

3.1.3 prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

3.1.4 prior to any public offering of Registrable Securities, but in any case no later than the effective date of the applicable Registration Statement, use its best efforts to (a) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and to keep such registration or qualification in effect for so long as such Registration Statement remains in effect and (b) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company or otherwise and do any and all other acts and things that may be necessary or advisable, in each case, to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5 cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed no later than the effective date of such Registration Statement;

3.1.6 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7 promptly furnish to each seller of Registrable Securities covered by such Registration Statement such number of conformed copies of such Registration Statement and of each such amendment and supplement thereto (in each case including all exhibits), such number of copies of the Prospectus contained in such Registration

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Statement (including each preliminary Prospectus and any summary Prospectus) and any other Prospectus filed under Rule 424 under the Securities Act, in conformity with the requirements of the Securities Act, and such other documents as such seller may reasonably request;

3.1.8 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of any request by the Commission that the Company amend or supplement such Registration Statement or Prospectus or the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or Prospectus the initiation or threatening of any proceeding for such purpose and promptly use its best efforts to amend or supplement such Registration Statement or Prospectus or prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued, as applicable;

3.1.9 advise each Holder of Registrable Securities covered by such Registration Statement, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any Prospectus forming a part of such registration statement has been filed;

3.1.10 at least two (2) business days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus, furnish a copy thereof to each seller of such Registrable Securities or its counsel, and not to file any such Registration Statement or Prospectus, or amendment or supplement thereto, to which any such Holder or Registrable Securities shall have reasonably objected on the grounds that such Registration Statement or Prospectus or supplement or amendment thereto, does not comply in all material respects with the requirements of the Securities Act or the rules and regulations thereunder;

3.1.11 notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event or the existence of any condition as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, or in the opinion of counsel for the Company it is necessary to supplement or amend such Prospectus to comply with law, and then to correct such Misstatement or include such information as is necessary to comply with law, in each case as set forth in Section 3.4 hereof, at the request of any such Holder promptly prepare and furnish to such Holder a reasonable number of copies of a supplement to or an amendment of such Prospectus as may be necessary so that, as thereafter delivered to the purchasers of such securities, such Prospectus shall not include a Misstatement or such Prospectus, as supplemented or amended, shall comply with law;

3.1.12 permit a representative of the Holders, the Underwriters, if any, and any attorney or accountant retained by such Holders or Underwriter to participate in the preparation of any Registration Statement, each such Prospectus included therein or filed with the Commission, and each amendment or supplement thereto, and will give each of them such access to its books and records and such opportunities to discuss the business, finances and accounts of the Company and its subsidiaries with its officers, directors and the independent public accountants who have certified its financial statements as shall be necessary, in the opinion of such Holders’ and such Underwriters’ respective counsel, to conduct a reasonable investigation within the meaning of the Securities Act, and will cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, however, that if requested by the Company, such representatives or Underwriters enter into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

3.1.13 obtain a “cold comfort” letter (including a bring-down letter dated as of the date the Registrable Securities are delivered for sale pursuant to such Registration) from the Company’s independent registered public accountants in the event of an Underwritten Offering, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders and any Underwriter;

3.1.14 on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion and negative assurance letter, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the Holders, the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Holders, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to a majority in interest of the participating Holders and any Underwriter;

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3.1.15 in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering;

3.1.16 otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the Commission, and to make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and the rules and regulations thereunder, including Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);

3.1.17 use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any Underwritten Offering; and

3.1.18 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, including causing the officers and directors of the Company to enter into customary “lock-up agreements,” in connection with such Registration.

3.2 Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

3.3 Participation in Underwritten Offering.

3.3.1 No person may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person (a) agrees to sell such person’s securities on the basis provided in any underwriting arrangements approved by the Company and (b) completes and executes all customary questionnaires, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.

3.3.2 The Company will use its commercially reasonable efforts to ensure that no Underwriter shall require any Holder to make any representations or warranties to or agreements with the Company or the Underwriters other than representations, warranties or agreements regarding such Holder and such Holder’s intended method of distribution and any other representation required by law, and if, despite the Company’s commercially reasonable efforts, an Underwriter requires any Holder to make additional representation or warranties to or agreements with such Underwriter, such Holder may elect not to participate in such Underwritten Offering (but shall not have any claims against the Company as a result of such election). Any liability of such Holder to any Underwriter or other person under such underwriting agreement shall be limited to an amount equal to the proceeds (net of expenses and underwriting discounts and commissions) that it derives from such registration.

3.4 Suspension of Sales; Adverse Disclosure. Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, or in the opinion of counsel for the Company it is necessary to supplement or amend such Prospectus to comply with law, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement or including the information counsel for the Company believes to be necessary to comply with law (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice such that the Registration Statement or Prospectus, as so amended or supplemented, as applicable, will not include a Misstatement and complies with law), or until it is advised in writing by the Company that the use of the Prospectus may be resumed. If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would require the Company to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event more than thirty (30) days, determined in good faith by the Board to be necessary for such purpose; provided, that each day of any such suspension pursuant to this Section 3.4 shall correspondingly decrease the Aggregate Blocking Period available

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to the Company during any twelve (12)-month period pursuant to Section 2.4 hereof. In the event the Company exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities. The Company shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.4.

3.5 Covenants of the Company. As long as any Holder shall own Registrable Securities, the Company hereby covenants and agrees:

3.5.1 Except as may be required by applicable law, the Company will not file any Registration Statement or Prospectus included therein with the Commission which refers to any Holder of Registrable Securities by name or otherwise without the prior written approval of such Holder, which may not be unreasonably withheld;

3.5.2 at all times while it shall be a reporting company under the Exchange Act, to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings that are not otherwise available through the website of the Commission. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission), including providing any legal opinions. Upon the written request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements; and

3.5.3 promptly following the effectiveness of the shelf registration statement required by subsection 2.1.1 (and in any event within three (3) business days from such effectiveness), upon written request by a Holder the Company shall cause the transfer agent to remove any restrictive legends (including any electronic transfer restrictions) from any Common Stock held by such Holder and provide or cause any customary opinions of counsel to be delivered to the transfer agent in connection with such removal. The Company shall be responsible for the fees of the transfer agent associated with such issuance. Such removal of restrictive legends and delivery of opinions of counsel may be conditioned on a pending sale pursuant to the shelf registration statement by such Holder, to the extent reasonably required by the transfer agent or counsel.

4.      INDEMNIFICATION AND CONTRIBUTION.

4.1 Indemnification.

4.1.1 The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers, directors, partners, stockholders or members, employees, agents, investment advisors and each person who controls such Holder (within the meaning of the Securities Act and Exchange Act) from and against all losses, claims, damages, liabilities and expenses (including attorneys’ fees), joint or several (or actions or proceedings, whether commenced or threatened, in respect thereof) (collectively, “Claims”), to which any such Holder or other persons may become subject, insofar as such Claims arise out of or are based on any untrue or alleged untrue statement of any material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, and the Company will reimburse such Holder or other person for any legal or any other expenses reasonably incurred by them in connection with investigating or defending any such Claim; except insofar as the Claim or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such filing in reliance upon and in conformity with information furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each person who controls such Underwriters (within the meaning of the Securities Act and Exchange Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

4.1.2 In connection with any Registration Statement in which a Holder of Registrable Securities is participating, the Company may require that, as a condition to including any Registrable Securities in any Registration Statement, the Company shall have received an undertaking reasonably satisfactory to it from such Holder, to indemnify the Company, its directors and officers and agents and each person who controls the

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Company (within the meaning of the Securities Act and Exchange Act) from and against any Claims, to which any the Company or such other persons may become subject, insofar as such Claims arise out of or are based on any untrue statement of any material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information furnished in writing by such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act and Exchange Act) to the same extent as provided in the foregoing with respect to indemnification of the Company and the Company shall use its commercially reasonable efforts to ensure that no Underwriter shall require any Holder of Registrable Securities to provide any indemnification other than that provided hereinabove in this subsection 4.1.2, and, if, despite the Company’s commercially reasonable efforts, an Underwriter requires any Holder of Registrable Securities to provide additional indemnification, such Holder may elect not to participate in such Underwritten Offering (but shall not have any claim against the Company as a result of such election).

4.1.3 Any person entitled to indemnification herein shall (a) give prompt written notice to the indemnifying party of any Claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (b) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such Claim, permit such indemnifying party to assume the defense of such Claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one (1) counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) and which settlement includes a statement or admission of fault or culpability on the part of such indemnified party or does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director, partners, stockholders or members, employees, agents, investment advisors or controlling person of such indemnified party and shall survive the Transfer of Registrable Securities.

4.1.5 If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any Claims, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such Claims (a) in such proportion as is appropriate to reflect the relative benefits received by the indemnifying party or parties on the one hand and the indemnified party or parties on the other hand from the offering of the Registrable Securities or (b) if the allocation provided by clause (a) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (a) above but also to reflect the relative fault of the indemnifying party or parties on the other hand in connection with the statements or omissions that resulted in such Claims, as well as any other relevant equitable considerations; provided, however, that the liability of any Holder or any director, officer, employee, agent, investment advisor or controlling person thereof under this subsection 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just

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and equitable if contribution pursuant to this subsection 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 4.1.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 4.1.5 from any person who was not guilty of such fraudulent misrepresentation.

4.1.6 The indemnification required by this Section 4.1 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or expense, loss, damage or liability is incurred.

5.      MISCELLANEOUS.

5.1 Other Registration Rights. The Company represents and warrants that no person, other than the Holders of the Registrable Securities, has any right to require the Company to register any shares of the Company’s capital stock for sale or to include shares of the Company’s capital stock in any registration filed by the Company for the sale of shares of capital stock for its own account or for the account of any other person. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

5.2 Assignment; No Third Party Beneficiaries.

5.2.1 This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part. Prior to the expiration of the lock-up pursuant to the Sponsor Support and Lock-up Agreement dated as of the date hereof (in respect of the Sponsor and such Sponsor Investor) and/or Shareholder Support and Lock-up Agreement dated as of the date hereof (in respect of the WaveTech Investors), as the case may be, no Holder may assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part, except in connection with transfer of Registrable Securities by such Holder where such transferee agrees to become bound by the transfer restrictions set forth in this Agreement. This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties, to the permitted assigns of the Holders or any other holders of Registrable Securities or of any assignee of the Holder or any other holders of Registrable Securities. This Agreement is not intended to confer any rights or benefits on any persons that are not party hereto other than as expressly set forth in Article 4 and this Section 5.2.

5.2.2 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (a) written notice of such assignment as provided in this Section 5.2 and (b) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any Transfer or assignment made other than as provided in this Section 5.2 shall be null and void.

5.3 Notices. Any notice or communication under this Agreement must be in writing and given by (a) delivery in person or by courier service providing evidence of delivery, or (b) transmission by hand delivery or electronic mail. Each notice or communication that is delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, to: Egermannstraße 1, 53359 Rheinbach, Deutschland, Attention: Dag Arild Valand, with a copy of Pryor Cashman LLP, 7 Times Square, New York, New York 10036, Attention: Ali Panjwani, Esq., and, if to any Holder, at such Holder’s address or email address as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 5.3.

5.4 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible that is valid and enforceable.

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5.5 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument. Delivery of a signed counterpart of this Agreement by facsimile or email/pdf transmission shall constitute valid and sufficient delivery thereof.

5.6 Entire Agreement. This Agreement (including all agreements entered into pursuant hereto and all certificates and instruments delivered pursuant hereto and thereto) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written.

5.7 Modifications and Amendments. No amendment, modification or termination of this Agreement shall be binding upon any party unless executed in writing by such party.

5.8 Titles and Headings. Titles and headings of sections of this Agreement are for convenience only and shall not affect the construction of any provision of this Agreement.

5.9 Waivers and Extensions. Any party to this Agreement may waive any right, breach or default which such party has the right to waive, provided that such waiver will not be effective against the waiving party unless it is in writing, is signed by such party, and specifically refers to this Agreement. Waivers may be made in advance or after the right waived has arisen or the breach or default waived has occurred. Any waiver may be conditional. No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof nor of any other agreement or provision herein contained. No waiver or extension of time for performance of any obligations or acts shall be deemed a waiver or extension of the time for performance of any other obligations or acts.

5.10 Remedies Cumulative. In the event that the Company fails to observe or perform any covenant or agreement to be observed or performed under this Agreement, the Holder or any other holder of Registrable Securities may proceed to protect and enforce its rights by suit in equity or action at law, whether for specific performance of any term contained in this Agreement or for an injunction against the breach of any such term or in aid of the exercise of any power granted in this Agreement or to enforce any other legal or equitable right, or to take any one or more of such actions, without being required to post a bond. None of the rights, powers or remedies conferred under this Agreement shall be mutually exclusive, and each such right, power or remedy shall be cumulative and in addition to any other right, power or remedy, whether conferred by this Agreement or now or hereafter available at law, in equity, by statute or otherwise.

5.11 Governing Law. This Agreement shall be governed by, interpreted under, and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed within the State of New York, without giving effect to any choice-of-law provisions thereof that would compel the application of the substantive laws of any other jurisdiction. The Company irrevocably submits to the nonexclusive jurisdiction of any New York State or United States Federal court sitting in The City of New York, Borough of Manhattan, over any suit, action or proceeding arising out of or relating to this Agreement. The Company irrevocably waives, to the fullest extent permitted by law, any objection that they may now or hereafter have to the laying of venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum.

5.12 Waiver of Trial by Jury. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT, COUNTERCLAIM OR OTHER PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY, OR THE ACTIONS OF THE INVESTOR IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Annex E-16

IN WITNESS WHEREOF, the parties have caused this Registration Rights Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

COMPANY:
WaveTech Group Inc.
By:	/s/ Dag Arild Valand
Name:	Dag Arild Valand
Title:	Chief Executive Officer

Annex E-17

EXHIBIT A

SPONSOR INVESTORS

Annex E-18

EXHIBIT B

WAVETECH INVESTORS

Annex E-19

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Indemnification of Directors and Officers.

Our Existing Charter provides that all of our directors, officers, employees and agents are entitled to be indemnified by us to the fullest extent permitted by Section 145 of the Delaware General Corporation Law.

Section 145 of the Delaware General Corporation Law concerning indemnification of officers, directors, employees and agents is set forth below.

“Section 145. Indemnification of officers, directors, employees and agents; insurance.

(a)     A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b)    A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c)     To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d)    Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e)     Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f)     The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. A right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation or a bylaw shall not be eliminated or impaired by an amendment to the certificate of incorporation or the bylaws after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

(g)    A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h)    For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i)     For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j)     The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k)    The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).”

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Paragraph B of Article Seventh of our Existing Charter provides:

“The Corporation, to the full extent permitted by Section 145 of the DGCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby.”

Item 20. Indemnification of directors and officers.

WTMA has entered into agreements with WTMA’s officers and directors to provide contractual indemnification in addition to the indemnification provided for in the Certificate of Incorporation. WTMA has purchased a policy of directors’ and officers’ liability insurance that insures WTMA’s officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against WTMA’s obligations to indemnify WTMA’s officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, WTMA has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21. Exhibits and Financial Statements Schedules.

(a)    Exhibits.

Exhibit Number	Description
2.1¥**

Agreement and Plan of Merger, dated as of October 31, 2022, by and among WTMA, Merger Sub and WaveTech (included as Annex A to the proxy statement/prospectus, which is part of this Registration Statement).

3.1**

Amended and Restated Certificate of Incorporation of WTMA, as currently in effect (incorporated by reference to Exhibit 3.1 to WTMA’s Current Report on Form 8-K filed with the SEC on December 30, 2021).

3.2**	Bylaws of WTMA, as currently in effect (incorporated by reference to Exhibit 3.4 to WTMA’s Registration Statement on Form S-1 (File No. 333-261467).
3.3**

Form of Second Amended and Restated Certificate of Incorporation of WTMA, to become effective immediately upon the completion of the business combination (included as Annex B to the proxy statement/prospectus, which is part of this Registration Statement).

3.4**

Form of Amended and Restated Bylaws of New WaveTech, to become effective immediately upon the completion of the business combination (included as Annex C to the proxy statement/prospectus, which is part of this Registration Statement).

4.1**	Specimen Unit Certificate of Welsbach Technology Metals Acquisition Corp. (incorporated by reference to Exhibit 4.1 to WTMA’s Registration Statement on Form S-1 (File No. 333-261467).
4.2**	Specimen Common Stock Certificate of WTMA (incorporated by reference to Exhibit 4.2 to WTMA’s Registration Statement on Form S-1 (File No. 333-261467).

Exhibit Number	Description
4.3**	Specimen Right Certificate of WTMA (incorporated by reference to Exhibit 4.3 to WTMA’s Registration Statement on Form S-1 (File No. 333-261467).
4.4**

Rights Agreement, dated December 27, 2021, between Welsbach Technology Metals Acquisition Corp. and Continental Stock Transfer & Trust Company, as right agent (incorporated by reference to Exhibit 4.1 to WTMA’s Current Report on Form 8-K filed with the SEC on December 30, 2021).

4.5***	Specimen Common Stock Certificate of New WaveTech.
4.6¥**	Form of Registration Rights Agreement (included as Annex E to the proxy statement/prospectus, which is a part of this Registration Statement).
4.7**	Form of Convertible Promissory Note of WaveTech denominated in U.S. Dollars.
4.8**	Form of Convertible Promissory Note of WaveTech denominated in Euro.
5.1***	Opinion of Cooley LLP.
8.1***	Tax Opinion of Pryor Cashman LLP.
10.1**	Form of Inside Letter Agreement among WTMA and WTMA’s Officers and Directors. (incorporated by reference to Exhibit 10.1 to WTMA’s Registration Statement on Form S-1 (File No. 333-261467).
10.2**

Investment Management Trust Agreement, dated December 27, 2021, between Continental Stock Transfer & Trust Company and the Registrant (incorporated by reference to Exhibit 10.2 to Welsbach Technology Metals Acquisition Corp.’s Current Report on Form 8-K filed with the SEC on December 30, 2021).

10.3**

Company Shareholder Support and Lock-up Agreement. (incorporated by reference to Exhibit 10.3 to Welsbach Technology Metals Acquisition Corp.’s Current Report on Form 8-K filed with the SEC on November 1, 2022).

10.4**	Sponsor Support and Lock-up Agreement. (incorporated by reference to Exhibit 10.2 to Welsbach Technology Metals Acquisition Corp.’s Current Report on Form 8-K filed with the SEC on November 1, 2022).
10.7**	Form of subscription agreement for the insiders for Private Units (incorporated by reference to Exhibit 10.6 to WTMA’s Registration Statement on Form S-1 (File No. 333-261467).
10.8**	Form of Indemnification Agreement of WTMA (incorporated by reference to Exhibit 10.5 to WTMA’s Registration Statement on Form S-1 (File No. 333-261467).
10.9***	Form of New WaveTech KEAP.
10.10***	Employment Agreement dated as of July 7, 2014 between Dag Arild Valand and WaveTech GmbH.
10.11*	Master Service Agreement dated August 2, 2022 between Telmet Solutions (T N S Inc.) and a significant customer.
21.1*	List of Subsidiaries of the Registrant.
23.1*	Consent of Independent Registered Public Accounting Firm of WTMA.
23.2*	Consent of Independent Registered Public Accounting Firm of WaveTech.
23.3***	Consent of Cooley LLP (included in Exhibit 5.1 hereto).
23.4***	Consent of Pryor Cashman LLP (included in Exhibit 8.1 hereto)
24.1**	Power of Attorney (included on the signature page of this Registration Statement).
99.1***	Form of Proxy Card for the Registrant’s Special Meeting.
99.2**	Consent of Dag Arild Valand to be named as a director.
99.3**	Consent of Silas Poel to be named as a director.
101.INS	Inline XBRL Instance Document.
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document.
101.SCH	Inline XBRL Taxonomy Extension Schema Document.
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB	Inline XBRL Taxonomy Extension Labels Linkbase Document.
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document.
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).
107**	Filing Fees

____________

*        Filed herewith.

**      Previously filed.

***    To be filed by amendment.

¥        Certain of the exhibits and schedules to this exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

Item 22. Undertakings.

1.      The undersigned Registrant hereby undertakes:

To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; and

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment that contains a form of prospectus will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, will be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

2.      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

3.      The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145 (c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

4.      The registrant undertakes that every prospectus: (1) that is filed pursuant to the immediately preceding paragraph, or (2) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

5.      The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

6.      The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Dubai, United Arab Emirates, on December 22, 2022.

WELSBACH TECHNOLOGY METALS ACQUISITION CORP.
By:	/s/ Daniel Mamadou
Name: Daniel Mamadou
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ Daniel Mamadou	Chief Executive Officer and Director	December 22, 2022
Daniel Mamadou	(Principal executive officer)
*	Chief Financial Officer	December 22, 2022
John Stanfield	(Principal financial and accounting officer)
/s/ Christopher Clower	Chief Operating Officer and Director	December 22, 2022
Christopher Clower
*	Director	December 22, 2022
Emily King
*	Director	December 22, 2022
Ralph Welpe
*	Director	December 22, 2022
Matthew T. Mrozinski
*By:	/s/ Daniel Mamadou
Daniel Mamadou
Attorney-in-Fact